SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.2 (File No. 333-229361)	☒
Post-Effective Amendment No. (File No. )	☐

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 75 (File No. 811-07623)	☒

(Check appropriate box or boxes)

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

(previously IDS Life of New York Variable Annuity Account)

(Exact Name of Registrant)

RiverSource Life Insurance Co. of New York

(previously IDS Life Insurance Company of New York)

(Name of Depositor)

20 Madison Avenue Extension, Albany, NY 12203

(Address of Depositor’s Principal Executive Offices) (Zip Code)

Depositor’s Telephone Number, including Area Code (612) 678-5337

Nicole D. Wood, 50605 Ameriprise Financial Center, Minneapolis, MN 55474

(Name and Address of Agent for Service)

Approximate date of proposed sale to the public: as soon as practicable following the effective date of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

PART A.

Rate Sheet Prospectus Supplement dated April 29, 2019
Product Name	Prospectus Form #/Date
RiverSource RAVA 5 ChoiceSM Variable Annuity	S- 6715 CA (4/19)
Rate Sheet prospectus Supplement
This Rate Sheet Prospectus Supplement (this “Supplement”) should be read and retained with your prospectus. This Supplement must be used in conjunction with the effective RiverSource RAVA 5 Choice Variable Annuity prospectus. If you need another copy of the prospectus, please call us at 1-800-862-7919. Historical rate sheet supplements will be reflected in an appendix to this prospectus. For additional information, you may consult your financial advisor or call us at 1-800-862-7919.
The Rate Sheet Prospectus Supplement has been filed with the Securities and Exchange Commission (the “SEC”) and is also available on the Edgar system at www.sec.gov (File No. 333 - 229361 for the RiverSource RAVA 5 Choice Variable Annuity).
We are issuing this Supplement to provide the:
•	Current rider fees for the SecureSource Core NY, SecureSource Core Plus NY, SecureSource 4 NY, and SecureSource 4 Plus NY optional benefit riders;
•	Lifetime Payment Percentages and Age Bands for the SecureSource Core NY, SecureSource Core Plus NY, SecureSource 4 NY, and SecureSource 4 Plus NY optional benefit riders;
•	Income Bonus Percentage for the SecureSource 4 NY and SecureSource 4 Plus NY optional benefit riders;
•	Annual Credit percentage and Annual Credit duration for the SecureSource Core NY, SecureSource Core Plus NY, SecureSource 4 NY, and SecureSource 4 Plus NY optional benefit riders;
•	Base Doubler age used to determine Base Doubler Date for the SecureSource Core Plus NY optional benefit rider;
•	Issue Ages for the SecureSource Core NY, SecureSource Core Plus NY, SecureSource 4 NY, and SecureSource 4 Plus NY optional benefit riders.
The rider fees, percentages, age bands, credit period and terms, listed below apply to applications signed on or after April 29, 2019. In order to get these terms, your application must be signed and in good order while this Rate Sheet Prospectus Supplement is in effect. Because we reserve the right to change these terms upon notice as provided below, if your application is not signed and in good order while this Rate Sheet Prospectus Supplement is in effect then you will receive the terms that are in effect on the date that you have a signed application in good order. The rider fees, percentages, age bands, credit period and terms, listed below will not change after your application is signed, except as provided in the prospectus (See “Charges – Optional Living Benefit Charges”; “SecureSource Core NY Rider – Lifetime Payment Percentage/Annual Credits; “SecureSource Core Plus NY Rider– Lifetime Payment Percentage/ Annual Credits/Base Doubler”; “SecureSource 4 NY Rider– Lifetime Payment Percentage /Annual Credits”; “SecureSource 4 Plus NY Rider– Lifetime Payment Percentage/Annual Credits/Base Doubler”).

The rider fees, percentages, age bands, credit period and terms listed in this Rate Sheet Prospectus Supplement are subject to change and can be superseded upon 14 days prior notice as provided below. We may periodically issue a new Rate Sheet Prospectus Supplement that may reflect different values than the previous Rate Sheet Prospectus Supplement. Please note that any superseding terms do not apply to applications that are already signed and received by us in good order. Changes to the rider fees, percentages, age bands, credit period or terms listed in this Rate Sheet Prospectus Supplement will be disclosed at least 14 days in advance in a new Rate Sheet Prospectus Supplement filed on Edgar at www.sec.gov (File No. 333 - 229361 for the RiverSource RAVA 5 Choice Variable Annuity).
RIDER FEES
Rider	Single Life Option	Joint Life Option
SecureSource Core NYSM	1.30%	1.40%
SecureSource Core Plus NYSM	1.40%	1.50%
SecureSource 4 NY®	1.00%	1.05%
SecureSource 4 Plus NY®	1.30%	1.35%
(Charged annually on the contract anniversary as a percentage of contract value or the Benefit Base, whichever is greater.)
LIFETIME PAYMENT PERCENTAGE
The Lifetime Payment Percentage is used to calculate the Current Annual Payment.
0

SecureSource Core NY Rider
Age Bands	Lifetime Payment Percentage – Single Life	Lifetime Payment Percentage – Joint Life
50-58	3.50%	N/A
59-64*	4.50%	4.20%
65-69	5.50%	5.20%
70-74	5.75%	5.45%
75-79	6.00%	5.70%
80+	6.50%	6.20%
*For Joint Life, the Age Band is 63-64.
SecureSource Core Plus NY Rider
Age Bands	Lifetime Payment Percentage – Single Life	Lifetime Payment Percentage – Joint Life
60-64	4.50%	N/A
65-69	5.50%	5.20%
70-74	5.75%	5.45%
75 -79	6.00%	5.70%
80+	6.50%	6.20%
SecureSource 4 NY Rider
Age Bands	Minimum Lifetime Payment Percentage – Single Life	Minimum Lifetime Payment Percentage – Joint Life	Income Bonus Percentage
50-58	3.00%	2.60%	1.00%
59-64	4.00%	3.60%	1.00%
65-69	5.00%	4.60%	1.00%
70-74	5.25%	4.85%	1.00%
75-79	5.50%	5.10%	1.00%
80+	6.00%	5.60%	1.00%
SecureSource 4 Plus NY Rider
Age Bands	Minimum Lifetime Payment Percentage – Single Life	Minimum Lifetime Payment Percentage – Joint Life*	Income Bonus Percentage
50-58	3.30%	N/A	1.00%
59-64*	4.30%	4.00%	1.00%
65-69	5.30%	5.00%	1.00%
70-74	5.55%	5.25%	1.00%
75-79	5.80%	5.50%	1.00%
80+	6.30%	6.00%	1.00%
* For Joint Life, the Age Band is 61-64.
ANNUAL CREDIT PERCENTAGE AND CrEDIT PERIOD:
Rider	Annual Credit Percentage	Credit Period
SecureSource Core NYSM	6%	12 years
SecureSource Core Plus NYSM	7%	12 years
SecureSource 4 NY®	6%	12 years
SecureSource 4 Plus NY®	6%	12 years
base doubler age – for SecureSource Core plus NY riders:
Base Doubler age is 70.
1

issue ages:
Rider	Issue Age - Single Life*	Issue Age - Joint Life*
SecureSource Core NYSM	85 or younger	63- 85
SecureSource Core Plus NYSM	60-85	65-85
SecureSource 4 NY®	85 or younger	85 or younger
SecureSource 4 Plus NY®	85 or younger	61-85
*Issue ages from 81 through 85 require prior approval.
THIS SUPPLEMENT SHOULD BE READ AND RETAINED FOR FUTURE REFERENCE.
S- 6715-1 (4/19)
2

Prospectus
April 29, 2019
RiverSource®
RAVA 5 ChoiceSM Variable Annuity
Individual Flexible Premium Deferred Combination Fixed/Variable Annuity
Issued by:	RiverSource Life Insurance Co. of New York (RiverSource Life of NY) 20 Madison Avenue Extension Albany, NY 12203 Telephone: 1-800-541-2251
ameriprise.com/variableannuities RiverSource of New York Variable Annuity Account
Service Center:	RiverSource Life Insurance Co. of New York (RiverSource Life of NY)
70500 Ameriprise Financial Center Minneapolis, MN 55474 Telephone: 1-800-541-2251 ameriprise.com/variableannuities
This prospectus contains information that you should know before investing in the RAVA 5 Choice contract. All material terms and conditions of the contract are described in this prospectus.
Investment options available under the contract are listed below.
AB Variable Products Series Fund, Inc.
AB VPS Dynamic Asset Allocation Portfolio (Class B)(1)
AB VPS Large Cap Growth Portfolio (Class B)(1)
ALPS Variable Investment Trust
ALPS | Alerian Energy Infrastructure Portfolio: Class III(1)
American Century Variable Portfolios, Inc.
American Century VP Value, Class II(1)
BlackRock Variable Series Funds, Inc.
BlackRock Global Allocation V.I. Fund (Class III)(1)
Columbia Funds Variable Insurance Trust
Columbia Variable Portfolio - Contrarian Core Fund (Class 2)(1)
Columbia Variable Portfolio - Diversified Absolute Return Fund (Class 2)(1)
Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Strategic Income Fund (Class 2)(1)
CTIVP® - AQR Managed Futures Strategy Fund (Class 2)(1)
CTIVP® - Lazard International Equity Advantage Fund (Class 2)(1)
Variable Portfolio - Managed Volatility Conservative Fund (Class 2)
Variable Portfolio - Managed Volatility Conservative Growth Fund (Class 2)
Variable Portfolio - Managed Volatility Growth Fund (Class 2)
Variable Portfolio - Managed Risk Fund (Class 2)
Variable Portfolio - Managed Risk U.S. Fund (Class 2)
Variable Portfolio - U.S. Flexible Conservative Growth Fund (Class 2)
Variable Portfolio - U.S. Flexible Growth Fund (Class 2)
Variable Portfolio - U.S. Flexible Moderate Growth Fund (Class 2)
Columbia Funds Variable Series Trust II
Columbia Variable Portfolio - Balanced Fund (Class 3)(1)
Columbia Variable Portfolio - Commodity Strategy Fund (Class 2)(1)
Columbia Variable Portfolio - Disciplined Core Fund (Class 2)(1)
Columbia Variable Portfolio - Dividend Opportunity Fund (Class 2)(1)
Columbia Variable Portfolio - Emerging Markets Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Emerging Markets Fund (Class 2)(1)
Columbia Variable Portfolio - Global Strategic Income Fund (Class 2)(1)
Columbia Variable Portfolio - Government Money Market Fund (Class 2)(1)
Columbia Variable Portfolio - High Yield Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Income Opportunities Fund (Class 2)(1)
Columbia Variable Portfolio - Intermediate Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Large Cap Growth Fund (Class 2)(1)

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    1

Columbia Variable Portfolio - Large Cap Index Fund (Class 3)(1)
Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2)(1)
Columbia Variable Portfolio - Mid Cap Growth Fund (Class 2)(1)
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2)(1)
Columbia Variable Portfolio - Overseas Core Fund (Class 2)(1)
Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2)(1)
Columbia Variable Portfolio - Select Small Cap Value Fund (Class 2)(1)
Columbia Variable Portfolio - U.S. Equities Fund (Class 2)(1)
Columbia Variable Portfolio - U.S. Government Mortgage Fund (Class 2)(1)
CTIVP® - American Century Diversified Bond Fund (Class 2)(1)
CTIVP® - AQR International Core Equity Fund (Class 2)(1)
CTIVP® - AQR Managed Futures Strategy Fund (Class 2)(1)
CTIVP® - BlackRock Global Inflation-Protected Securities Fund (Class 2)(1)
CTIVP® - CenterSquare Real Estate Fund (Class 2)(1)
CTIVP® - DFA International Value Fund (Class 2)(1)
CTIVP® - Loomis Sayles Growth Fund (Class 2)(1)
CTIVP® - Los Angeles Capital Large Cap Growth Fund (Class 2)(1)
CTIVP® - MFS® Blended Research® Core Equity Fund (Class 2)(1)
CTIVP® - MFS® Value Fund (Class 2)(1)
CTIVP® - Morgan Stanley Advantage Fund (Class 2)
CTIVP® - Oppenheimer International Growth Fund (Class 2)(1)
CTIVP® - T. Rowe Price Large Cap Value Fund (Class 2)(1)
CTIVP® - TCW Core Plus Bond Fund (Class 2)(1)
CTIVP® - Victory Sycamore Established Value Fund (Class 2)(1)
CTIVP® - Wells Fargo Short Duration Government Fund (Class 2)(1)
CTIVP® - Westfield Mid Cap Growth Fund (Class 2)(1)
Variable Portfolio - Aggressive Portfolio (Class 2)(1)
Variable Portfolio - Columbia Wanger International Equities Fund (Class 2)(1)
Variable Portfolio - Conservative Portfolio (Class 2)
Variable Portfolio - Managed Volatility Moderate Growth Fund (Class 2)
Variable Portfolio - Moderate Portfolio (Class 2)
Variable Portfolio - Moderately Aggressive Portfolio (Class 2)(1)
Variable Portfolio - Moderately Conservative Portfolio (Class 2)
Variable Portfolio - Partners Core Bond Fund (Class 2)(1)
Variable Portfolio - Partners Small Cap Growth Fund (Class 2)(1)
Variable Portfolio - Partners Small Cap Value Fund (Class 2)(1)
DWS Variable Series II
DWS Alternative Asset Allocation VIP, Class B(1)
Fidelity® Variable Insurance Products — Service Class 2
Fidelity® VIP Contrafund® Portfolio Service Class 2(1)
Fidelity® VIP Mid Cap Portfolio Service Class 2(1)
Fidelity® VIP Strategic Income Portfolio Service Class 2(1)
Franklin® Templeton® Variable Insurance Products Trust — Class 2
Franklin Income VIP Fund - Class 2(1)
Franklin Mutual Shares VIP Fund - Class 2(1)
Franklin Small Cap Value VIP Fund - Class 2(1)
Templeton Global Bond VIP Fund - Class 2(1)
Goldman Sachs Variable Insurance Trust (VIT)
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor Shares(1)
Invesco Variable Insurance Funds
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares(1)
Ivy Variable Insurance Portfolios
Ivy VIP Asset Strategy(1)
Janus Aspen Series: Service Shares
Janus Henderson Balanced Portfolio: Service Shares(1)
Janus Henderson Flexible Bond Portfolio: Service Shares(1)
Janus Henderson Research Portfolio: Service Shares(1)
Lazard Retirement Series, Inc.
Lazard Retirement Global Dynamic Multi-Asset Portfolio - Service Shares(1)
Legg Mason
Western Asset Variable Global High Yield Bond Portfolio - Class II(1)
MFS® Variable Insurance TrustSM
MFS® Utilities Series - Service Class(1)
Morgan Stanley Variable Insurance Fund, Inc. (VIF)
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares(1)
Neuberger Berman Advisers Management Trust
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S)(1)
Oppenheimer Variable Account Funds — Service Shares
Oppenheimer Global Fund/VA, Service Shares(1)

2    RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Oppenheimer Global Strategic Income Fund/VA, Service Shares(1)
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares(1)
PIMCO Variable Insurance Trust (VIT)
PIMCO VIT All Asset Portfolio, Advisor Class(1)
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class(1)
PIMCO VIT Total Return Portfolio, Advisor Class(1)
VanEck VIP Trust
VanEck VIP Global Gold Fund (Class S Shares)(1)
Wells Fargo Variable Trust
Wells Fargo VT Opportunity Fund - Class 2(1)
Wells Fargo VT Small Cap Growth Fund - Class 2(1)
(1) Not available with certain benefit riders.
Please read the prospectuses carefully and keep them for future reference.
The contracts with SecureSource series riders provide for Annual Credits. Annual Credits increase the Current Annual Payment but may result in higher rider charges that may exceed the benefit from the Annual Credits.
The optional living benefit riders and certain death benefit riders described in this prospectus provide certain guarantees along with limitations that could reduce the monetary value derived from the riders. The optional living benefit riders and certain death benefit riders require you to invest your contract value in approved investment options that are designed to minimize risk to RiverSource Life of NY but may limit your contract’s growth potential or ability to make subaccount transfers. If you later decide you do not want to invest in those approved investment options, you must request a full surrender. This will result in the termination of your contract and you will no longer derive any benefit from the riders. Additionally, we may restrict additional purchase payments.
The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.
A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting RiverSource Life of NY at the telephone number and address listed above. The table of contents of the SAI is on the last page of this prospectus. The SEC maintains an Internet site. This prospectus, the SAI and other information about the product are available on the EDGAR Database on the SEC’s Internet site at (http://www.sec.gov).
Variable annuities are complex products. The fees and charges, as well as the available features and benefits, of the variable annuity contracts described in this prospectus will be different from other variable annuities offered in the marketplace, including other variable annuities or other types of annuities offered by RiverSource Life of NY. The interest credited, guarantees provided, and credits available, as well as the funds serving as underlying investments and their corresponding expenses, may differ among the variable annuities that are available to you. With the aid of an appropriate financial professional, we encourage you to compare and contrast the variable annuity contracts described in this prospectus with other variable annuities available in the marketplace, including other types of annuities we may offer. This will aid in determining whether purchasing a contract is consistent with your investment objectives, risk tolerance, time horizon, marital status, tax situation, and your unique financial situation and needs. If you select an annuity that includes surrender or other liquidation charges, you should also consider any future needs you may have to access your contract value. The optional benefits and features available with the contracts usually come with additional costs. Consider any additional costs carefully when electing these optional benefits and features.
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of your underlying funds’ shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from RiverSource Life of NY. Instead, the reports will be made available on a website, and you will be notified each time a report is posted and provided with a website link to access the report.
You may elect to receive all future reports in paper free of charge. You can inform RiverSource Life of NY that you wish to continue receiving paper copies of your shareholder reports by calling our Service Center at 1-800-862-7919. Your election to receive reports in paper will apply to all funds available under your variable annuity contract.

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    3

4    RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Appendix E: Additional Required Minimum Distribution (RMD) Disclosure	113
Table of Contents of the Statement of Additional Information	114

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    5

Key Terms
These terms can help you understand details about your contract.
Accumulation unit: A measure of the value of each subaccount prior to the application of amounts to an annuity payment plan.
Annuitant: The person or persons on whose life or life expectancy the annuity payouts are based.
Annuitization start date: The date when annuity payments begin according to the applicable annuity payment plan.
Annuity payouts: An amount paid at regular intervals under one of several plans.
Assumed investment return: The rate of return we assume your investments will earn when we calculate your initial annuity payout amount using the annuity table in your contract. The standard assumed investment return we use is 5% but you may request we substitute an assumed investment return of 3.5%.
Beneficiary: The person you designate to receive benefits in case of your death while the contract is in force.
Close of business: The time the New York Stock Exchange (NYSE) closes (4 p.m. Eastern time unless the NYSE closes earlier).
Code: The Internal Revenue Code of 1986, as amended.
Contingent annuitant: The person who becomes the annuitant when the current annuitant dies prior to the annuitization start date. In the case of joint ownership, one owner must also be the contingent annuitant.
Contract: A deferred annuity contract that permits you to accumulate money for retirement by making one or more purchase payments. It provides for lifetime or other forms of payouts beginning at a specified time in the future.
Contract value: The total value of your contract at any point in time. The contract value is the sum of the contract value in the Special DCA Fixed Account and contract value in the Variable Account.
Contract year: A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.
Fixed account: Part of our general account which includes the Special DCA fixed account. Premiums you allocate to this account earn interest at rates that we declare periodically.
Funds: Investment options under your contract. Unless your investment options have been restricted under a living benefit rider or the SecureSource Legacy benefit rider, you may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.
Good order: We cannot process your transaction request relating to the contract until we have received the request in good order at our Service Center. “Good order” means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in “good order”, your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the contract number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. For certain transactions, at our option, we may require the signature of all contract owners for the request to be in good order. With respect to purchase requests, “good order” also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.
Owner (you, your): The person or persons identified in the contract as owner(s) of the contract, who has or have the right to control the contract (to decide on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. During the owner’s life, the owner is responsible for taxes, regardless of whether he or she receives the contract’s benefits. The owner or any joint owner may be a nonnatural person (e.g. irrevocable trust or corporation) or a revocable trust. If any owner is a nonnatural person or a revocable trust, the annuitant will be deemed to be the owner for contract provisions that are based on the age or life of the owner. When the contract is owned by a revocable trust or irrevocable grantor trust, the annuitant(s) selected must be the grantor(s) of the trust to assure compliance with Section 72(s) of the Code. Any contract provisions that are based on the age of the owner will be based on the age of the oldest owner. Any ownership change, including continuation of the contract by your spouse under the spousal continuation provision of the contract, redefines “owner”, “you” and “your”.
Qualified annuity: A contract that you purchase to fund one of the following tax-deferred retirement plans that is subject to applicable federal law and any rules of the plan itself:
•	Individual Retirement Annuities (IRAs) including inherited IRAs under Section 408(b) of the Code
•	Roth IRAs including inherited Roth IRAs under Section 408A of the Code
•	SIMPLE IRAs under Section 408(p) of the Code
•	Simplified Employee Pension IRA (SEP) plans under Section 408(k) of the Code

6    RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

•	Custodial and investment only accounts maintained for qualified retirement plans under Section 401(a) of the Code
•	Tax-Sheltered Annuities (TSAs) under Section 403(b) of the Code
A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax-deferred.
All other contracts are considered nonqualified annuities.
Rider: You receive a rider to your contract when you purchase optional benefits. The rider adds the terms of the optional benefit to your contract.
Rider effective date: The date a rider becomes effective as stated in the rider.
RiverSource Life of NY: In this prospectus, “we,” “us,” “our” and “RiverSource Life of NY” refer to RiverSource Life Insurance Co. of New York.
Service Center: Our department that processes all transaction and service requests for the contracts. We consider all transaction and service requests received when they arrive in good order at the Service Center. Any transaction or service requests sent or directed to any location other than our Service Center may end up delayed or not processed. Our Service Center address and telephone number are listed on the first page of the prospectus.
Surrender value: The amount you are entitled to receive if you make a full surrender from your contract. It is the contract value immediately prior to the surrender, minus any applicable charges.
Valuation date: Any normal business day, Monday through Friday, on which the NYSE is open, up to the time it closes. At the NYSE close, the next valuation date begins. We calculate the accumulation unit value of each subaccount on each valuation date. If your contract anniversary is not a valuation date, your contract value for that contract anniversary will be based on close of business values on the next valuation date.
If we receive your purchase payment or any transaction request (such as a transfer or surrender request) in good order at our Service Center before the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the valuation date we received your payment or transaction request. On the other hand, if we receive your purchase payment or transaction request in good order at our Service Center at or after the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the next valuation date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the close of business in order for us to process it using the accumulation unit value we calculate on that valuation date. If you were not able to complete your transaction before the close of business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the accumulation unit value we calculate on the next valuation date.
Variable account: Separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    7

The Contract in Brief
Purpose: The purpose of the contract is to allow you to accumulate money for retirement or a similar long-term goal. You do this by making one or more purchase payments. You may allocate your purchase payments to the subaccounts and/or Special DCA fixed account under the contract; however, you risk losing amounts you invest in the subaccounts of the variable account. These accounts, in turn, may earn returns that increase the value of the contract. If the contract value goes to zero due to underlying fund’s performance or deduction of fees, the contract will no longer be in force and the contract (including any death benefit riders) will terminate. You may be able to purchase an optional benefit to reduce the investment risk you assume under your contract. Beginning at a specified time in the future called the annuitization start date, the contract provides lifetime or other forms of payouts of your contract value (less any applicable charges).
Buying a contract: When buying a contract, you must provide us a minimum initial purchase payment. The minimum initial purchase payment varies between $1,000 and $2,000 based on tax qualification. In no case may purchase payments exceed $1,000,000 without our prior approval. We may also further limit, or restrict, purchase payments in certain contract years or based on age, and in conjunction with a living benefit rider or the SecureSource Legacy benefit rider elections. (see “Buying Your Contract.”)
There are many factors to consider carefully before you buy a variable annuity and any optional benefit rider. Variable annuities — with or without optional benefit riders — are not right for everyone. Make sure you have all the facts you need before you purchase a variable annuity or choose an optional benefit rider. Some of the factors you may wish to consider include:
•	“Tax Free” Exchanges: It may not be advantageous for you to purchase the contract in exchange for, or in addition to, an existing annuity or life insurance policy. Generally, you can exchange one annuity for another or for a long-term care policy in a “tax-free” exchange under Section 1035 of the Code. You can also do a partial exchange from one annuity contract to another annuity contract, subject to Internal Revenue Service (IRS) rules. You also generally can exchange a life insurance policy for an annuity. However, before making an exchange, you should compare both contracts carefully because the features and benefits may be different. Fees and charges may be higher or lower on your old contract than on this contract. You may have to pay a surrender charge when you exchange out of your old contract and a new surrender charge period may begin when you exchange into the new contract. If the exchange does not qualify for Section 1035 treatment, you also may have to pay federal income tax on the distribution. State income taxes may also apply. You should not exchange your old contract for this contract, or buy this contract in addition to your old contract, unless you determine it is in your best interest. (See “Taxes — 1035 Exchanges.”)
•	Tax-deferred retirement plans: Most annuities have a tax-deferred feature. So do many retirement plans under the Code including 403(b) plans. As a result, when you use a qualified annuity to fund a retirement plan that is tax-deferred, your contract will not provide any necessary or additional tax deferral beyond what is provided in that retirement plan. Some employers may permit you to deposit your contributions into other investments such as mutual funds. If such investments are available to you, before enrolling under the contract, you should consider features other than tax deferral that may help you reach your retirement goals. In addition, the Code subjects retirement plans to required withdrawals triggered at a certain age. These mandatory withdrawals are called required minimum distributions (“RMDs”). RMDs may reduce the value of certain death benefits and optional riders (see “Taxes — Qualified Annuities — Required Minimum Distributions”). You should consult your tax advisor before you purchase the contract as a qualified annuity for an explanation of the tax implications to you.
•	Taxes: Generally, income earned on your contract value grows tax-deferred until you take surrender or begin to receive payouts. Upon surrender, income taxes generally apply, (under certain circumstances, IRS penalty taxes may also apply to surrenders) unless you direct such amounts to be transferred to another investment within the same retirement plan, have them directly rolled over to another eligible retirement plan such as an IRA, or qualify for Section 1035 treatment. The tax treatment of qualified and nonqualified annuities differs. Even if you direct payouts to someone else, generally you will be taxed on the income if you are the owner. (see “Taxes”)
•	Your age: If you are an older person, you may not necessarily have a need for tax deferral, retirement income or a death benefit. Older persons who are considering buying a contract including any optional benefits may find it helpful to consult with or include a family member, friend or other trusted advisor in the decision making process before buying a contract.
•	How long you plan to keep your contract: variable annuities are not short-term liquid investments. The contract has surrender charges. (See "Charges - Surrender Charges") Does the contract meet your current and anticipated future needs for liquidity?
•	If you can afford the contract: are your annual income and assets adequate to buy the contract and any optional benefits you may choose?
•	The fees and expenses you will pay when buying, owning and surrendering money from the contract. (see “Charges”)
•	How and when you plan to take money from the contract: under current tax law, surrenders, including surrenders made under optional benefit riders, are taxed differently than annuity payouts. If you withdraw

8    RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

more than the allowed withdrawal amount in a contract year (“excess withdrawal”) under the SecureSource Core NY, SecureSource Core Plus NY, SecureSource 4 NY or SecureSource 4 Plus NY riders, the guaranteed amounts under the rider will be reduced and for any withdrawal during the credit period, you will not receive Annual Credits on the next rider anniversary. In addition, certain surrenders may be subject to a federal income tax penalty. (see “Surrenders”)
•	Your investment objectives, how much experience you have in managing investments and how much risk you are you willing to accept.
•	Short-term trading: if you plan to manage your investment in the contract by frequent or short-term trading, the contract is not suitable for you and you should not buy it. (see “Making the Most of Your Contract — Transferring Among Accounts”)
•	Dissolution of marriage: If you elect one of the SecureSource series riders with the Joint life benefit and at a later date there is a dissolution of marriage, the joint life rider benefits and fees will continue; however, there will be no coverage for any spouse and you cannot change to the Single life rider.
Free look period: You may return your contract to your financial advisor or to our Service Center within the time stated on the first page of your contract and receive a full refund of the contract value. The valuation date will be the date your request is received at our Service Center. We will not deduct any contract charges or fees. However, you bear the investment risk from the time of purchase until you return the contract; the refund amount may be more or less than the payment you made.  If this is an IRA contract, we will refund all of the purchase payments.
Accounts: Generally, you may allocate your purchase payments among the:
•	subaccounts of the variable account, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the annuitization start date will equal or exceed the total purchase payments you allocate to the subaccounts. (see “The Variable Account and the Funds”)
•	Special DCA fixed account, which earns interest at rates that we adjust periodically. There are restrictions on how long contract value can remain in this account. (see “The Fixed Account — The Special DCA Fixed Account”)
Transfers: Subject to certain restrictions, you currently may redistribute your contract value among the subaccounts without charge at any time until the annuitization start date, and once per contract year among the subaccounts after the annuitization start date. You may establish automated transfers among the accounts. Transfers into the Special DCA fixed account are not permitted. (see “Making the Most of Your Contract — Transferring Among Accounts”)
Surrenders: You may surrender all or part of your contract value at any time before the annuitization start date. You also may establish automated partial surrenders. Surrenders may be subject to charges and income taxes (including an IRS penalty that may apply if you surrender prior to your reaching age 59 ½) and may have other tax consequences. If you have elected the SecureSource Core NY, SecureSource Core Plus NY, SecureSource 4 NY or SecureSource 4 Plus NY riders, please consider carefully when you take surrenders. If you withdraw more than allowed withdrawal amount in a contract year (“excess withdrawal”) under the rider, the guaranteed amounts under the rider will be reduced and for any withdrawal during the Credit Period, you will not receive Annual Credits on the next rider anniversary. Certain other restrictions may apply. (see “Surrenders”)
Benefits in case of death: If you die before the annuitization start date, we will pay the beneficiary an amount based on the applicable death benefit. (see “Benefits in Case of Death — Standard Death Benefit”)
Optional benefits: We offer optional death benefits and optional living benefits. Optional living benefits include guaranteed minimum withdrawal benefit riders and Accumulation Protector Benefit rider, a guaranteed minimum accumulation benefit. Guaranteed minimum withdrawal benefits permit you to withdraw a guaranteed amount from the contract over a period of time, which may include the lifetime of a single person (Single Life) or the lifetime of you and your spouse (Joint Life). Guaranteed minimum withdrawal benefits may be appropriate for you if you intend to make periodic withdrawals from your annuity contract and wish to ensure that market performance will not affect your ability to withdraw income over your lifetime. These optional withdrawal benefits may not be appropriate for you if you do not intend to limit withdrawals to the amount allowed under the rider. Before the contract value reaches zero, the guaranteed payments under the SecureSource rider are decreasing your contract value and you are withdrawing your money. Once the contract value reaches zero, the guaranteed payments are made by us. It is possible your contract value may not reach zero while this contract is in force, resulting in no monetary value derived from the rider. In this prospectus we use the term “SecureSource series” to refer to all of the guaranteed minimum withdrawal benefit riders. When we refer to the SecureSource Core NY rider, the SecureSource Core Plus NY rider,  the SecureSource 4 NY rider or the SecureSource 4 Plus NY rider we are specifically referencing the individual rider in the series rather than all of the riders in the SecureSource series.
Accumulation Protector Benefit rider is intended to provide you with a guaranteed contract value at the end of a specified Waiting Period, currently 10 years, regardless of the volatility inherent in the investments in the subaccounts. Accumulation Protector Benefit rider may be appropriate for you if you want a guaranteed contract value at the end of Waiting Period. This optional

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living benefit may not be appropriate for you if you intend to surrender your contract value before the end of the 10-year Waiting Period or take withdrawals during the Waiting Period (which reduces the benefit). After the waiting period, it is possible your contract value may be more than your benefit amount, resulting in no monetary value derived from the rider.
We offer the following optional death benefits: Return of Purchase Payments (ROPP) Death Benefit, Maximum Anniversary Value (MAV) Death Benefit, 5-year MAV Death Benefit and SecureSource Legacy Benefit. SecureSource Legacy Benefit (available only if purchased in combination with the one of the SecureSource series riders) is intended to provide additional death benefit guarantees that may increase the death benefit provided in the contract.
Please see table below for a description of optional living and death benefits.
Optional benefits risks and limitations: If you select an optional living benefit or the SecureSource Legacy benefit, you should consider whether these riders are appropriate for you taking into account the following considerations:
•	We restrict investment options available to you, which may limit transfers and allocations and may limit the timing, amount and allocation of purchase payments. If you later decide you do not want to invest in those approved investment options, you must request a full surrender. This will result in the termination of your contract and you will no longer derive any benefit from the riders. (see “Optional Benefits — Investment Allocation Restrictions for Certain Benefit Riders”).
•	If you select a SecureSource series rider, surrenders in excess of the amount allowed under the rider will impact the rider benefit and could result in substantially reduced payments under the rider or termination of the contract.
•	Restrictions on subsequent purchase payments, which may limit your ability to increase your contract value as you may have originally intended. For current purchase payment restrictions, please see “Buying Your Contract —Purchase Payments”.
For more information on considerations before buying optional benefits, please see “Optional Benefits – Important SecureSource Series Rider Considerations”.
Annuity payouts: You can apply your contract value, after reflecting any adjustments, to an annuity payout plan that begins on the annuitization start date. You may choose from a variety of plans that can help meet your retirement or other income needs. The payout schedule must meet IRS requirements. We can make payouts on a fixed or variable basis, or both. During the annuity payout period, your choices for subaccounts may be limited. (see “The Annuity Payout Period”)
Termination of the contract: The contract will be terminated under the following conditions:
1.	After the death benefit is paid, the contract will terminate.
2.	Reduction of the contract value to zero will terminate the contract unless benefits are payable under the terms of an optional living benefit rider.
3.	Your written request for a full surrender will terminate the contract.
Optional Living Benefits	Description
Accumulation Protector Benefit rider*	Intended to provide a guaranteed contract value at the end of a specified Waiting Period, currently 10 years, regardless of the volatility inherent in the investments in the subaccounts Must be elected at contract issue. Not available with SecureSource series riders, Enhanced Legacy rider or SecureSource Legacy benefit rider.
SecureSource Core NY/ SecureSource Core Plus NY riders*	Intended to provide, after the Current Annual Payment is established, a specified withdrawal amount annually for life, even if the contract value is zero, subject to the terms and provisions of the rider. Must be elected at contract issue.
SecureSource 4 NY/ SecureSource 4 Plus NY riders	Intended to provide, after the Current Annual Payment is established, a specified withdrawal amount annually for life, even if the contract value is zero, subject to the terms and provisions of the rider. Must be elected at contract issue.
Optional Death Benefits	Description
SecureSource Legacy benefit*	Intended to provide additional death benefit guarantees that may increase the death benefit provided in the contract and available only if purchased in combination with one of the SecureSource Series riders. Must be elected at contract issue. Available only when purchased with the one of SecureSource series riders.
Return of Purchase Payments (ROPP)	Intended to provide death benefit guarantee to owners age 80 and older that beneficiaries receive total purchase payments adjusted for partial surrenders. Must be elected at contract issue. Not available with any SecureSource series rider.
Maximum Anniversary Value (MAV)	Intended to provide additional death benefit to owners age 75 and younger by locking in the highest anniversary value through age 80 (adjusted for partial surrenders). Must be elected at contract issue. Not available with any SecureSource series rider.
5- Year Maximum Anniversary Value (5-Year MAV)	Intended to provide additional death benefit to owners age 75 and younger by locking in the highest anniversary value every 5 years through age 80 (adjusted for partial surrenders). Must be elected at contract issue.

10     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

*	Available only with approved investment options.

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Expense Summary
The following tables describe the fees and expenses that you will pay when buying, owning and surrendering from the contract. The first tables describe the fees and expenses that you will pay at the time that you surrender the contract.
Contract Owner Transaction Expenses
Surrender charge:
(Contingent deferred sales load as a percentage of purchase payments surrendered)
Contract Year*	Surrender charge percentage applied to purchase payments
1	7%
2	7
3	7
4	6
5	5
6	4
7	2
8+	0
There are no surrender charges on and after the seventh contract anniversary.
*	According to our current administrative practice, for the purpose of surrender charge calculation, we consider that the year is completed one day prior to the contract anniversary.
Surrender charge for fixed annuity payouts, if available:
Number of Completed Years Since Annuitization	Surrender charge percentage
0	Not applicable*
1	5%
2	4
3	3
4	2
5	1
6 and thereafter	0
*We do not permit surrenders in the first year after annuitization.
Contract administrative charge at full surrender:
Maximum: $50	Current: $30
The next tables describe the fees and expenses that you will pay periodically during the time that you own the contract, not including fund fees and expenses.
Contract Administrative Charge
Annual contract administrative charge	Maximum: $50	Current: $30
Annual contract administrative charge if your contract value equals or exceeds $50,000	Maximum: $20	Current: $0
Annual Variable Account Expenses
(As a percentage of average daily subaccount value)
You must choose a death benefit guarantee. The one you choose determines the mortality and expense risk fees you pay. The table below shows the options available to you and their cost.
Through the 10th contract anniversary	Mortality and expense risk fee
Standard Death Benefit	1.20%
ROPP Death Benefit	1.55
MAV Death Benefit	1.45
5-year MAV Death Benefit	1.30

12     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

After the 10th contract anniversary	Mortality and expense risk fee
Standard Death Benefit	0.95%
ROPP Death Benefit	1.30
MAV Death Benefit	1.20
5-year MAV Death Benefit	1.05
Other Annual Expenses
Optional Death Benefits
If eligible, you may select the SecureSource Legacy benefit. The fee applies only if you elect this optional benefit. Investment allocation restrictions apply. SecureSource Legacy benefit rider may be purchased only in combination with one of the SecureSource Core NY or SecureSource Core Plus NY or SecureSource 4 NY or SecureSource 4 Plus NY – Single life and Joint life riders.
SecureSource LegacySM benefit rider fee	Maximum: 0.40%	Current: 0.25%*
(Charged annually on the contract anniversary. The charge is calculated by multiplying the annual rider fee by the greater of the SecureSource Legacy Death Benefit amount or the contract value)
*The Current fee can increase up to the Maximum fee. Currently the fee does not vary with the investment option selected (see “SecureSource Legacy Benefit Ride Charge”).
Optional Living Benefits
If eligible, you may select one of the following optional living benefits. The fees apply only if you select one of these benefits. Investment allocation restrictions apply.
SecureSource Core NYSM– Single life rider fee*	Maximum: 2.25%
SecureSource Core NYSM– Joint life rider fee*	Maximum: 2.25%
SecureSource Core Plus NYSM– Single life rider fee*	Maximum: 2.75%
SecureSource Core Plus NYSM– Joint life rider fee*	Maximum: 2.75%
SecureSource 4 NY®– Single life rider fee*	Maximum: 2.25%
SecureSource 4 NY®– Joint life rider fee*	Maximum: 2.25%
SecureSource 4 Plus NY®– Single life rider fee*	Maximum: 2.25%
SecureSource 4 Plus NY®– Joint life rider fee*	Maximum: 2.25%
(Charged annually on the contract anniversary as a percentage of contract value or the Benefit Base, whichever is greater.)
*The Current rider fee will be less than or equal to the stated Maximum. The Current rider fee is disclosed in a Rate Sheet Prospectus Supplement attached to this prospectus. Rate Sheet Prospectus Supplement is available on the Edgar system at . (File No. 333-229361).
Accumulation Protector Benefit®(APB®) rider fee	Maximum: 2.00%	Current: 1.15%
(Charged annually on the contract anniversary as a percentage of contract value or the Minimum Contract Accumulation Value, whichever is greater.)

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Annual Operating Expenses of the Funds
The next table provides the minimum and maximum total operating expenses charged by the underlying funds that you may pay periodically during the time that you own the contract. The minimum and maximum expenses listed below are based on expenses for the funds’ fiscal year ended December 31, 2018, unless otherwise noted, without taking into account fee waivers and/or expense reimbursements that may apply. More detail concerning each underlying fund’s fees and expenses is contained in each fund’s prospectus.
Minimum and maximum total annual operating expenses for the funds(1)
(Including management, distribution (12b-1) and/or service fees and other expenses)
	Minimum(%)	Maximum(%)
Total expenses before fee waivers and/or expense reimbursements	0.41	2.76
(1)	Total annual fund operating expenses are deducted from amounts that are allocated to the fund. They include management fees and other expenses and may include distribution (12b-1) fees. Other expenses may include service fees that may be used to compensate service providers, including us and our affiliates, for administrative and contract owner services provided on behalf of the fund. The amount of these payments will vary by fund and may be significant. See “The Variable Account and the Funds” for additional information, including potential conflicts of interest these payments may create. Distribution (12b-1) fees are used to finance any activity that is primarily intended to result in the sale of fund shares. Because 12b-1 fees are paid out of fund assets on an ongoing basis, you may pay more if you select subaccounts investing in funds that have adopted 12b-1 plans than if you select subaccounts investing in funds that have not adopted 12b-1 plans. For a more complete description of each fund’s fees and expenses and important disclosure regarding payments the fund and/or its affiliates make, please review the fund’s prospectus and SAI.

14     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Examples
These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include your transaction expenses, contract administrative charges, variable account annual expenses and fund fees and expenses.
These examples assume that you invest $10,000 in the contract for the time periods indicated. These examples also assume that your investment has a 5% return each year.
Maximum Expenses (for contracts with benefit riders requiring investment allocation restriction: the SecureSource Legacy benefit rider, one of the SecureSource series riders or APB riders). These examples assume the most expensive combination of contract features and benefits and the maximum fees and expenses of the funds available with your rider before fee waivers and/or expense reimbursements. Examples assume that you select optional SecureSource Legacy benefit rider and SecureSource Core Plus NY rider(1),(3). Although your actual costs may be higher or lower, based on these assumptions your costs would be:
If you withdraw your contract at the end of the applicable time period:				If you do not withdraw your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$1,262	$2,484	$3,672	$6,918	$632	$1,943	$3,309	$6,918
Maximum Expenses (for contracts with no benefit riders requiring investment allocation restriction). These examples assume the most expensive combination of contract features and benefits and the maximum fees and expenses of any of the funds before fee waivers and/or expense reimbursements. They assume that you select the optional ROPP(1),(3). Although your actual costs may be higher, based on these assumptions your costs would be:
If you withdraw your contract at the end of the applicable time period:				If you do not withdraw your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$1,122	$2,018	$2,824	$4,909	$492	$1,476	$2,463	$4,909
Minimum Expenses. These examples assume the least expensive combination of contract features and benefits and the minimum fees and expenses of any of the funds before fee waivers and/or expense reimbursements. They assume that you have the Standard Death Benefit and do not select any optional benefits(2). Although your actual costs may be higher, based on these assumptions your costs would be:
If you withdraw your contract at the end of the applicable time period:				If you do not withdraw your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$846	$1,193	$1,427	$2,165	$195	$600	$1,027	$2,165
(1)	In these examples, the contract administrative charge is $50.
(2)	In these examples, the contract administrative charge is $30.
(3)	Because these examples are intended to illustrate the most expensive combination of contract features, the maximum annual fee for each optional rider is reflected rather than the fee that is currently being charged.
THE EXAMPLES ARE ILLUSTRATIVE ONLY. YOU SHOULD NOT CONSIDER THESE EXAMPLES AS A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES WILL BE HIGHER OR LOWER THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE CONTRACT VALUE TO ANY OTHER AVAILABLE SUBACCOUNTS.

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Condensed Financial Information
As of the date of this prospectus, no contracts had been sold. Therefore, we have not provided any condensed financial information.
Financial Statements
You can find our audited financial statements and the audited financial statements of the divisions, which are comprised of subaccounts, in the SAI. The SAI does not include audited financial statements for divisions that are new and have no activity as of the financial statement date.
The Variable Account and the Funds
The variable account: The variable account was established under New York law on April 17, 1996, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of RiverSource Life of NY.
The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.
The IRS has issued guidance on investor control but may issue additional guidance in the future. We reserve the right to modify the contract or any investments made under the terms of the contract so that the investor control rules do not apply to treat the contract owner as the owner of the subaccount assets rather than the owner of an annuity contract. If the contract is not treated as an annuity contract for tax purposes, the owner may be subject to current taxation on any current or accumulated income credited to the contract.
We intend to comply with all federal tax laws so that the contract qualifies as an annuity for federal tax purposes. We reserve the right to modify the contract as necessary in order to qualify the contract as an annuity for federal tax purposes.
The Funds: The contract currently offers subaccounts investing in shares of the funds. For a list of underlying funds with a summary of investment objectives, investment advisers and subadvisers, please see Appendix A.
Investment objectives: The investment managers and advisers cannot guarantee that the funds will meet their investment objectives.
Please read the funds’ prospectuses carefully for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number listed on the first page of this prospectus.
•	Fund name and management: A fund underlying your contract in which a subaccount invests may have a name, portfolio manager, objectives, strategies and characteristics that are the same or substantially similar to those of a publicly-traded retail mutual fund. Despite these similarities, an underlying fund is not the same as any publicly-traded retail mutual fund. Each underlying fund will have its own unique portfolio holdings, fees, operating expenses and operating results. The results of each underlying fund may differ significantly from any publicly-traded retail mutual fund.
•	Eligible purchasers: All funds are available to serve as the underlying investments for variable annuities and variable life insurance policies. The funds are not available to the public (see “Fund name and management” above). Some funds also are available to serve as investment options for tax-deferred retirement plans. It is possible that in the future for tax, regulatory or other reasons, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or tax-deferred retirement plans to invest in the available funds simultaneously. Although we and the funds’ providers do not currently foresee any such disadvantages, the boards of directors or trustees of each fund will monitor events in order to identify any material conflicts between annuity owners, policy owners and tax-deferred retirement plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate fund providers for the variable annuity, variable life insurance and tax-deferred retirement plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the funds’ prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and tax-deferred retirement plan accounts. Each fund intends to comply with the diversification requirements under Section 817(h) of the Code.
•	Asset allocation programs may impact fund performance: Asset allocation programs in general may negatively impact the performance of an underlying fund. Even if you do not participate in an asset allocation program, a fund in which your subaccount invests may be impacted if it is included in an asset allocation program. Rebalancing or reallocation under the terms of the asset allocation program may cause a fund to lose money if it must sell large

16     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

amounts of securities to meet a redemption request. These losses can be greater if the fund holds securities that are not as liquid as others; for example, various types of bonds, shares of smaller companies and securities of foreign issuers. A fund may also experience higher expenses because it must sell or buy securities more frequently than it otherwise might in the absence of asset allocation program rebalancing or reallocations. Because asset allocation programs include periodic rebalancing and may also include reallocation, these effects may occur under the asset allocation program we offer or under asset allocation programs used in conjunction with the contracts and plans of other eligible purchasers of the funds.
•	Funds available under the contract: We seek to provide a broad array of underlying funds taking into account the fees and charges imposed by each fund and the contract charges we impose. We select the underlying funds in which the subaccounts initially invest and when there is substitution (see “Substitution of Investments”). We also make all decisions regarding which funds to retain in a contract, which funds to add to a contract and which funds will no longer be offered in a contract. In making these decisions, we may consider various objective and subjective factors. Objective factors include, but are not limited to fund performance, fund expenses, classes of fund shares available, size of the fund and investment objectives and investing style of the fund. Subjective factors include, but are not limited to, investment sub-styles and process, management skill and history at other funds and portfolio concentration and sector weightings. We also consider the levels and types of revenue, including but not limited to expense payments and non-cash compensation a fund, its distributor, investment adviser, subadviser, transfer agent or their affiliates pay us and our affiliates. This revenue includes, but is not limited to compensation for administrative services provided with respect to the fund and support of marketing and distribution expenses incurred with respect to the fund.
•	Money Market fund yield: In low interest rate environments, money market fund yields may decrease to a level where the deduction of fees and charges associated with your contract could result in negative net performance, resulting in a corresponding decrease in your contract value.
•	Risks and Conflicts of Interest with Certain Funds Advised by Columbia Management. We are an affiliate of Ameriprise Financial, Inc., which is the parent company of Columbia Management Investment Advisers, LLC (Columbia Management). Columbia Management acts as investment adviser to several funds of funds, including Portfolio Navigator and Portfolio Stabilizer funds. As such, it retains full discretion over the investment activities and investment decisions of the funds. These funds invest in other registered mutual funds. In providing investment advisory services for the funds and the underlying funds in which those funds respectively invest, Columbia Management is, together with its affiliates, including us, subject to competing interests that may influence its decisions. These competing interests typically arise because Columbia Management Investment Advisers or one of its affiliates serves as the investment adviser to the underlying funds and may provide other services in connection with such underlying funds, and because the compensation we and our affiliates receive for providing these investment advisory and other services varies depending on the underlying fund.
•	Volatility and Volatility Management Risk with the Portfolio Stabilizer funds. Portfolio Stabilizer funds are managed volatility funds that employ a strategy designed to reduce overall volatility and downside risk. These types of funds are available under the contracts and one or more of these funds may be offered in other variable annuity and variable life insurance products offered by us. These funds may also be used in conjunction with guaranteed living benefit and death benefit riders we offer with various annuity contracts, including the contract.
Conflicts may arise because the manner in which these funds and their strategies are executed by Columbia Management are expected to benefit us by reducing our financial risk and expense in offering guaranteed living benefit and death benefit riders. Managed volatility funds employ a strategy to reduce overall volatility and downside risk. A successful strategy may result in smaller losses to your contract value when markets are declining and market volatility is high. In turn, a successful strategy may also result in less gain in your contract value during rising markets with higher volatility when compared to funds not employing a managed volatility strategy. Accordingly, although an investment in the Portfolio Stabilizer funds may mitigate declines in your contract value due to declining equity markets, the Funds’ investment strategies may also curb or decrease your contract value during periods of positive performance by the equity markets. There is no guarantee any of the funds’ strategies will be successful. When offered with a guaranteed living benefit, managed volatility funds may decrease the number and amount of any periodic benefit base increase opportunities. Costs associated with running a managed volatility strategy may also adversely impact the performance of managed volatility funds.
While Columbia Management is the investment adviser to the Portfolio Navigator and Portfolio Stabilizer funds, it provides no investment advice to you as to whether an allocation to the funds is appropriate for you. You must decide whether an investment in these funds is right for you. Additional information on the funds, including risks and conflicts of interest, is included in their respective prospectuses. Columbia Management advised fund of funds and managed volatility funds and their investment objectives are in Appendix A.

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•	Revenue we receive from the funds and potential conflicts of interest:
Expenses We May Incur on Behalf of the Funds
When a subaccount invests in a fund, the fund holds a single account in the name of the variable account. As such, the variable account is actually the shareholder of the fund. We, through our variable account, aggregate the transactions of numerous contract owners and submit net purchase and redemption requests to the funds on a daily basis. In addition, we track individual contract owner transactions and provide confirmations, periodic statements, and other required mailings. These costs would normally be borne by the fund, but we incur them instead.
Besides incurring these administrative expenses on behalf of the funds, we also incur distributions expenses in selling our contracts. By extension, the distribution expenses we incur benefit the funds we make available due to contract owner elections to allocate purchase payments to the funds through the subaccounts. In addition, the funds generally incur lower distribution expenses when offered through our variable account in contrast to being sold on a retail basis.
A complete list of why we may receive this revenue, as well as sources of revenue, is described in detail below.
Payments the Funds May Make to Us
We or our affiliates may receive from each of the funds, or their affiliates, compensation including but not limited to expense payments. These payments are designed in part to compensate us for the expenses we may incur on behalf of the funds. In addition to these payments, the funds may compensate us for wholesaling activities or to participate in educational or marketing seminars sponsored by the funds.
We or our affiliates may receive revenue derived from the 12b-1 fees charged by the funds. These fees are deducted from the assets of the funds. This revenue and the amount by which it can vary may create conflicts of interest. The amount, type, and manner in which the revenue from these sources is computed vary by fund.
Conflicts of Interest These Payments May Create
When we determined the charges to impose under the contracts, we took into account anticipated payments from the funds. If we had not taken into account these anticipated payments, the charges under the contract would have been higher. Additionally, the amount of payment we receive from a fund or its affiliate may create an incentive for us to include that fund as an investment option and may influence our decision regarding which funds to include in the variable account as subaccount options for contract owners. Funds that offer lower payments or no payments may also have corresponding expense structures that are lower, resulting in decreased overall fees and expenses to shareholders.
We offer funds managed by our affiliates Columbia Management and Columbia Wanger Asset Management, LLC (Columbia Wanger). We have additional financial incentive to offer our affiliated funds because additional assets held by them generally results in added revenue to us and our parent company, Ameriprise Financial, Inc. Additionally, employees of Ameriprise Financial, Inc. and its affiliates, including our employees, may be separately incented to include the affiliated funds in the products, as employee compensation and business unit operating goals at all levels are tied to the success of the company. Currently, revenue received from our affiliated funds comprises the greatest amount and percentage of revenue we derive from payments made by the funds.
The Amount of Payments We Receive from the Funds
We or our affiliates receive revenue which ranges up to 0.65% of the average daily net assets invested in the funds through this and other contracts we and our affiliates issue.
Why revenues are paid to us: In accordance with applicable laws, regulations and the terms of the agreements under which such revenue is paid, we or our affiliates may receive revenue, including but not limited to expense payments and non-cash compensation, for various purposes:
•	Compensating, training and educating financial advisors who sell the contracts.
•	Granting access to our employees whose job it is to promote sales of the contracts by authorized selling firms and their financial advisors, and granting access to financial advisors of our affiliated selling firms.
•	Activities or services we or our affiliates provide that assist in the promotion and distribution of the contracts including promoting the funds available under the contracts to contract owners, authorized selling firms and financial advisors.
•	Providing sub-transfer agency and shareholder servicing to contract owners.
•	Promoting, including and/or retaining the fund’s investment portfolios as underlying investment options in the contracts.
•	Advertising, printing and mailing sales literature, and printing and distributing prospectuses and reports.
•	Furnishing personal services to contract owners, including education of contract owners regarding the funds, answering routine inquiries regarding a fund, maintaining accounts or providing such other services eligible for service fees as defined under the rules of the Financial Industry Regulatory Authority (FINRA).
•	Subaccounting services, transaction processing, recordkeeping and administration.

18     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

•	Sources of revenue received from affiliated funds: The affiliated funds are managed by Columbia Management or Columbia Wanger. The sources of revenue we receive from these affiliated funds, or from the funds’ affiliates, may include, but are not necessarily limited to, the following:
•	Assets of the fund’s adviser, sub-adviser, transfer agent, distributor or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We may receive this revenue either in the form of a cash payment or it may be allocated to us.
•	Compensation paid out of 12b-1 fees that are deducted from fund assets.
•	Sources of revenue received from unaffiliated funds: The unaffiliated funds are not managed by an affiliate of ours. The sources of revenue we receive from these unaffiliated funds, or the funds’ affiliates, may include, but are not necessarily limited to, the following:
•	Assets of the fund’s adviser, sub-adviser, transfer agent, distributor or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We receive this revenue in the form of a cash payment.
•	Compensation paid out of 12b-1 fees that are deducted from fund assets.

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The General Account
The general account includes all assets owned by RiverSource Life of NY, other than those in the variable account and our other separate accounts. Subject to applicable New York state law, we have sole discretion to decide how assets of the general account will be invested. The assets held in our general account support the guarantees under your contract including any death or living benefits offered under the contract. You should be aware that our general account is exposed to many of the same risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of annuities and financial instruments and products as well, and these obligations are satisfied from the assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account. The fixed account is supported by our general account that we make available under the contract.
The Fixed Account
Amounts allocated to the fixed account are part of our general account. The fixed account includes the Special DCA fixed account. We credit interest daily on amounts you allocate to the fixed account at rates we determine from time to time at our discretion. Interest rates credited in excess of the guaranteed rate generally will be based on various factors related to future investment earnings. The guaranteed minimum interest rate on amounts invested in the fixed account will not be lower than state law allows. We back the principal and interest guarantees relating to the fixed account. These guarantees are based on the continued claims-paying ability of RiverSource Life of NY.
One year after receipt of each purchase payment or transfer, the rate for the payment or transfer amount, and its accumulated interest, may change. Interest will accrue at revised rates determined by us and at our discretion. These rates may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, the rate will never be less than the fixed account minimum interest rate shown under your contract. Your interest rate for each purchase payment or transfer will never change more frequently than annually.
We have not registered interests in the fixed account as securities under the Securities Act of 1933 nor have any of these accounts been registered as investment companies under the Investment Company Act of 1940. We believe these options are exempt from registration under the federal securities laws because the underlying values do not vary according to the performance of a separate account and satisfy state standard non-forfeiture laws. Accordingly, we have a reasonable basis for concluding that the fixed account provides sufficient guarantees of principal and interest through the company’s general account to qualify under Section 3(a)(8) of the Securities Act of 1933.
The fixed account has not been registered with the SEC. Disclosures regarding the fixed account, however, are subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in a prospectus.
The Special DCA Fixed Account
You may allocate purchase payments to the Special DCA fixed account. You may not transfer contract value to the Special DCA fixed account.
You may allocate your entire purchase payment to the Special DCA fixed account for a term of six or twelve months. We reserve the right to offer shorter or longer terms for the Special DCA fixed account.
In accordance with your investment instructions, we transfer amounts from the Special DCA fixed account to the subaccounts so that, at the end of the Special DCA fixed account term, the balance of the Special DCA fixed account is zero. The amount of each transfer equals the remaining Special DCA fixed account value on the date of the transfer divided by the number of remaining transfers in the program. You may not change the amount of transfers. The first Special DCA monthly transfer occurs one day after we receive your payment.
The value of the Special DCA fixed account increases when we credit interest to the Special DCA fixed account, and decreases when we make monthly transfers from the Special DCA fixed account. When you allocate a purchase payment to the Special DCA fixed account, the interest rates applicable to that purchase payment will be the rates in effect for the Special DCA fixed account term you choose on the date we receive your purchase payment. The applicable interest rate is guaranteed for the length of the term for the Special DCA fixed account term you choose. We credit and compound interest daily based on a 365-day year (366 in a leap year) so as to produce the annual effective rate which we declare. We credit interest only on the declining balance of the Special DCA fixed account; we do not credit interest on amounts that have been transferred from the Special DCA fixed account. As a result, the net effective interest rates we credit will be less than the declared annual effective rates. We will credit the Special DCA fixed account with interest on the date we receive your purchase payment, regardless of the length of the term you select. We reserve the right to declare different annual effective rates for the Special DCA fixed accounts with terms of differing length.

20     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Alternatively, you may allocate your purchase payment to any combination of the following which equals one hundred percent of the amount you invest:
•	the Special DCA fixed account for a six month term;
•	the Special DCA fixed account for a twelve month term;
•	the approved investment options for the SecureSource Legacy benefit rider or one of the SecureSource series riders and APB riders;
•	to the subaccounts, unless you have elected one of the optional living benefit riders or SecureSource Legacy benefit rider.
Once you establish a Special DCA fixed account, you cannot allocate additional purchase payments to it. However, you may establish another Special DCA fixed account and allocate new purchase payments to it.
You may discontinue any Special DCA fixed account before the end of its term by giving us notice. If you do so, we will transfer the remaining balance of the Special DCA fixed account: 1) to the approved investment options, if a living benefit rider or the SecureSource Legacy benefit rider is elected, 2) in accordance with your investment instructions to us if no living benefit rider or the SecureSource Legacy benefit rider is elected.
Dollar-cost averaging from the Special DCA fixed account does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. For a discussion of how dollar-cost averaging works, see “Making the Most of your Contract — Automated Dollar-Cost Averaging.”
Buying Your Contract
You can complete an application and send it along with your initial purchase payment to our Service Center.
We are required by law to obtain personal information from you which we will use to verify your identity. If you do not provide this information we reserve the right to refuse to issue your contract or take other steps we deem reasonable. As the owner, you have all rights and may receive all benefits under the contract. You may buy a qualified or nonqualified annuity. Generally, you can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract if you are 90 or younger.
When you apply, you may select among the following:
•	subaccounts and/or the Special DCA fixed account in which you want to invest;
•	how you want to make purchase payments;
•	a beneficiary;
•	one of the following optional death benefit riders:
•	ROPP Death Benefit (available if you are age 80 or older);
•	MAV Death Benefit; or
•	5-Year MAV Death Benefit;
•	an additional optional death benefit:
•	SecureSource Legacy Benefit;
•	one of the following optional living benefit riders:
•	SecureSource Core NY;
•	SecureSource Core Plus NY;
•	SecureSource 4 NY;
•	SecureSource 4 Plus NY; or
•	Accumulation Protector Benefit.
We restrict investment options if you select the SecureSource series riders, SecureSource Legacy benefit rider or APB rider and you are required to allocate your purchase payments and contract value to the approved investment options, as described in the “Investment Allocation Restrictions for Certain Benefit Riders” section in this prospectus.
The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the Special DCA fixed account.
If your application is complete, we will process it and apply your purchase payment to your investment selections within two business days after we receive it at our Service Center. If we accept your application, we will send you a contract. If your application is not complete, you must give us the information to complete it within five business days. If we cannot accept your application within five business days, we will decline it and return your payment unless you specifically ask us to keep the payment and apply it once your application is complete.

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We will credit eligible additional purchase payments you make to your accounts on the valuation date we receive them. If we receive an additional purchase payment at our Service Center before the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the payment. If we receive an additional purchase payment at our Service Center at or after the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the payment.
You may make regular payments to your contract under a scheduled payment plan. You must make an initial purchase payment of $1,000 or $2,000 depending on the tax qualification (see “Buying Your Contract — Purchase Payments”). Once the required initial purchase payment amount has been met, you can begin the scheduled payment plan by sending a completed form to our Service Center. Certain qualified plan applications allow the establishment of a scheduled payment plan without meeting the required initial purchase payment amount. Contact your financial advisor for details. There is no charge for the scheduled payment plan. You can stop your scheduled payment plan payments at any time.
Householding and delivery of certain documents
With your prior consent, RiverSource Life and its affiliates may use and combine information concerning accounts owned by members of the same household and provide a single paper or electronic copy of certain documents to that household. This householding of documents may include prospectuses, supplements, annual reports, semiannual reports and proxies. Your authorization remains in effect unless we are notified otherwise. If you wish to continue receiving multiple copies of these documents, you can opt out of householding by calling us at 1.866.273.7429. Multiple mailings will resume within 30 days after we receive your opt out request.
Purchase Payments
Purchase payment amounts and purchase payment timing may be limited under the terms of the contract. If we do not receive your initial purchase payment within 180 days from the application signed date, we will consider your contract void from the start. For contracts with a SecureSource series rider, if we do not receive your initial purchase payment within 90 days from the application signed date, we will consider your contract void from the start.
Minimum initial purchase payments*
Qualified annuities	$1,000
Nonqualified annuities	$2,000
Minimum additional purchase payments*
$50
Maximum total purchase payments** (without our approval) based on the contract year and your age on the effective date of the payment:
For the first contract year and total:
through age 85	$1,000,000
for ages 86 to 90	$100,000
age 91 or older	$0
For each contract year thereafter if maximum purchase payment not already received:
through age 85	$100,000
for ages 86 to 90	$50,000
age 91 or older	$0
*	If a group billing arrangement is set up through your employer, the minimum initial and minimum additional purchase payment is $25.
**	These limits apply in total to all RiverSource Life of NY annuities you own unless a higher amount applies to your contract. We reserve the right to waive or increase the maximum limit. For qualified annuities, the Code’s limits on annual contributions also apply. Additional purchase payments for inherited IRA contracts cannot be made unless the payment is IRA money inherited from the same decedent.
Additional purchase payments cannot be made after spousal continuation or continuation of a contract as an inherited IRA.
Additional purchase payment restrictions for contracts with the SecureSource series rider
These riders prohibit additional purchase payments if:
(1)	you decline any increase to the annual rider fee, or

22     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

(2)	for the SecureSource 4 NY and SecureSource 4 Plus NY riders, the Current Annual Payment is established and your contract value on an anniversary is less than four times the Benefit Base multiplied by the Minimum Lifetime Payment Percentage for your current Age Band.
(3) for the SecureSource Core NY and SecureSource Core Plus NY, the Current Annual Payment is established and your contract value on an anniversary is less than four times the Current Annual Payment.
The riders prohibit additional purchase payments unless: (1) the payment is received at time of application or within 90 days thereafter, or (2) for qualified annuities where additional purchase payments are allowed in any contract year up to the maximum permissible annual contribution described by the Code, until total additional purchase payments are $100,000; however, these restrictions are currently being waived until further notice.
Additional purchase payment restrictions for contracts with the Accumulation Protector Benefit rider
Additional purchase payments for contracts with the Accumulation Protector Benefit rider are not allowed during the Waiting Period except for the first 180 days (1) immediately following the effective date and (2) following the last contract anniversary for each elective step up. Additional purchase payments are also limited to $100,000; however, this restriction is currently being waived until further notice.
Additional purchase payment restrictions for contracts with the SecureSource Legacy benefit rider
The rider prohibits additional purchase payments unless: (1) the payment is received at time of application or within 90 days thereafter, or (2) for qualified annuities where additional purchase payments are allowed in any contract year up to the maximum permissible annual contribution described by the Code, until total additional purchase payments are $100,000; however, these restrictions are currently being waived until further notice.
How to Make Purchase Payments
1 1 By letter
Send your check along with your name and contract number to:
RiverSource Life Insurance Co. of New York
70500 Ameriprise Financial Center
Minneapolis, MN 55474
2 2 By scheduled payment plan
We can help you set up a bank authorization.
Limitations on Use of Contract
If mandated by applicable law, including but not limited to, federal anti-money laundering laws, we may be required to reject a purchase payment. We may also be required to block an owner’s access to contract values and satisfy other statutory obligations. Under these circumstances, we may refuse to implement requests for transfers, surrenders or death benefits until instructions are received from the appropriate governmental authority or court of competent jurisdiction.
The Annuitization Start Date
Annuity payouts begin on the annuitization start date. This means that the contract will be annuitized (converted to a stream of monthly payments). If your contract is annuitized, the contract goes into payout and only the annuity payout provisions continue. You will no longer have access to your contract value. This means that the death benefit and any optional benefits you have elected will end. When we process your application, we will establish the annuitization start date to be the maximum age (or contract anniversary if applicable). You also can change the annuitization start date, provided you send us written instructions at least 30 days before annuity payouts begin.
The annuitization start date must be:
•	no earlier than 13 months after the contract’s effective date; and no later than
•	the owner’s 95th birthday or the tenth contract anniversary, if later,
•	or such other date as agreed to by us.
Six months prior to your annuitization start date, we will contact you with your options including the option to postpone your annuitization start date to a future date. You can also choose to delay the annuitization of your contract to a date beyond age 95, to the extent allowed by applicable state law and tax laws.

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    23

If you do not make an election, annuity payouts using the contract’s default option of annuity payout Plan B — Life Income with 10 years certain will begin on the annuitization start date and your monthly annuity payments will continue for as long as the annuitant lives. If the annuitant does not survive 10 years, we will continue to make payments until 10 years of payments have been made (see “The Annuity Payout Period – Annuity Payout Plans”).
Generally, if you own a qualified annuity (for example, an IRA) and tax laws require that you take distributions from your annuity prior to your annuitization start date, your contract will not be automatically annuitized. However, if you choose, you can elect to request annuitization or take partial surrenders to meet your required minimum distributions.
Please see “SecureSource Core NY/SecureSource Core Plus NY/SecureSource 4 NY/SecureSource 4 Plus NY — Other Provisions” section regarding options under this rider at the annuitization start date.
Beneficiary
We will pay to your named beneficiary the death benefit if it becomes payable while the contract is in force and before the annuitization start date. If there is more than one beneficiary we will pay each beneficiary’s designated share when we receive their completed claim. A beneficiary will bear the investment risk of the variable account until we receive the beneficiary’s completed claim. If there is no named beneficiary, then the default provisions of your contract will apply. (See “Benefits in Case of Death” for more about beneficiaries.)
If you select one of the SecureSource series riders — Joint Life rider, please consider carefully whether or not you wish to change the beneficiary of your annuity contract. The rider will terminate if the surviving covered spouse cannot utilize the spousal continuation provision of the contract when the death benefit is payable.
Charges
Contract Administrative Charge
We charge this fee for establishing and maintaining your records. Currently, we deduct $30 from your contract value on your contract anniversary or, if earlier, when the contract is fully surrendered. We prorate this charge among the Special DCA fixed account and the subaccounts in the same proportion your interest in each account bears to your total contract value. We reserve the right to increase this charge after the first contract anniversary to a maximum of $50.
We will waive this charge when your contract value is $50,000 or more on the current contract anniversary. We reserve the right to charge up to $20 after the first contract anniversary for contracts with contract value of $50,000 or more.
If you take a full surrender of your contract, we will deduct the charge at the time of surrender regardless of the contract value. This charge does not apply to amounts applied to an annuity payment plan or to the death benefit.
Mortality and Expense Risk Fee
We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. These fees cover the mortality and expense risk that we assume. These fees do not apply to the Special DCA fixed account. We cannot increase these fees.
The mortality and expense risk fee you pay is based on the death benefit guarantee in effect.
Through the 10th contract anniversary	Mortality and expense risk fee
Standard Death Benefit	1.20%
ROPP Death Benefit(1)	1.55
MAV Death Benefit	1.45
5-year MAV Death Benefit	1.30

After the 10th contract anniversary	Mortality and expense risk fee
Standard Death Benefit	0.95%
ROPP Death Benefit(1)	1.30
MAV Death Benefit	1.20
5-year MAV Death Benefit	1.05
(1)	Only available for purchase as an optional rider for ages 80 or older on the rider effective date.
Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific owner or annuitant lives and no matter how long our entire group of owners or annuitants live. If, as a group, owners or annuitants outlive the life expectancy we assumed in our actuarial tables, we must take money from our general assets to meet our obligations. If, as a group,

24     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

owners or annuitants do not live as long as expected, we could profit from the mortality risk fee. We deduct the mortality risk fee from the subaccounts during the annuity payout period even if the annuity payout plan does not involve a life contingency.
Expense risk arises because we cannot increase the contract administrative charge more than $20 per contract and this charge may not cover our expenses. We would have to make up any deficit from our general assets. We could profit from the expense risk fee if future expenses are less than expected.
The subaccounts pay us the mortality and expense risk fee they accrued as follows:
•	first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
•	then, if necessary, the funds redeem shares to cover any remaining fees payable.
We may use any profits we realize from the subaccounts’ payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the surrender charge discussed in the following paragraphs, will cover sales and distribution expenses.
Surrender Charge
If you surrender all or part of your contract before the annuitization start date, we may deduct a surrender charge. A surrender charge applies if you surrender all or part of your contract value in the first seven contract years. The surrender charge percentages that apply to you are shown in your contract.
If you are buying a new contract as an inherited IRA, please consider carefully your surrender charge selection. Surrender charges for an inherited IRA are only waived for life time RMD amounts, not for a 5 year distribution.
You may surrender an amount during any contract year without a surrender charge. We call this amount the total free amount (FA). The FA varies depending on whether your contract includes the SecureSource series rider. Contract earnings are defined as contract value (the sum of the contract value in the Special DCA Fixed Account and contract value in the Variable Account), less purchase payments not previously surrendered, but not less than zero.
Contract without SecureSource series rider
The FA is the greater of:
•	10% of the contract value on the prior contract anniversary, less any prior surrenders taken in the current contract year; or
•	current contract earnings.
During the first contract year, the FA is the greater of:
•	10% of all purchase payments applied prior to your surrender request, less any amounts surrendered prior to your surrender request that represent the FA; or
•	current contract earnings.
Contract with SecureSource series rider
The FA is the greatest of:
•	10% of the contract value on the prior contract anniversary less any prior surrenders taken in the current contract year;
•	current contract earnings; or
•	the Remaining Annual Payment.
During the first contract year, the FA is the greatest of:
•	10% of all purchase payments applied prior to your surrender request, less any amounts surrendered prior to your surrender request that represent the FA;
•	current contract earnings; or
•	the Remaining Annual Payment.
Amounts surrendered in excess of the FA may be subject to a surrender charge as described below.
A surrender charge will apply if you surrender some or all of your contract value during the first seven contract years. The surrender charge amount is determined by multiplying purchase payments surrendered which could be subject to a surrender charge by the applicable surrender charge percentage.
1.	First we surrender the FA. Contract earnings are surrendered first, followed by purchase payments. We do not assess a surrender charge on the FA.

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2.	Next, if necessary, we surrender purchase payments. We do assess a surrender charge on these payments during the first seven contract years.
The amount of purchase payments surrendered is calculated using a prorated formula based on the percentage of contract value being surrendered. As a result, the amount of purchase payments surrendered may be greater than the amount of contract value surrendered.
Partial surrenders:
For a partial surrender, we will determine the amount of contract value that needs to be surrendered, which after any surrender charge, will equal the amount you request.
For an example, see Appendix B.
Fixed payouts: Surrender charge under annuity payout plans allowing surrenders of the present value of remaining guaranteed payouts:
If you elect an annuity payout plan on a fixed basis and the plan we make available provides a liquidity feature permitting you to surrender any portion of the underlying value of remaining guaranteed payouts, a surrender charge may apply.
A surrender charge will be assessed against the present value of any remaining guaranteed payouts surrendered. The discount rate we use in determining present values varies based on: (1) the contract value originally applied to the fixed annuitization; (2) the remaining years of guaranteed payouts; (3) the annual effective interest rate and the periodic payment amount for new immediate annuities of the same duration as the remaining years of guaranteed payouts; and (4) the interest spread (currently 1.50%). If we do not currently offer immediate annuities, we will use rates and values applicable to new annuitizations to determine the discount rate.
Once the discount rate is applied and we have determined the present value of the remaining guaranteed payouts you are surrendering, the present value determined will be multiplied by the surrender charge percentage in the table below and deducted from the present value to determine the net present value you will receive.
Number of Completed Years Since Annuitization	Surrender charge percentage
0	Not applicable*
1	5%
2	4
3	3
4	2
5	1
6 and thereafter	0
*We do not permit surrenders in the first year after annuitization.
We will provide a quoted present value (which includes the deduction of any surrender charge). You must then formally elect, in a form acceptable to us, to receive this value. The remaining guaranteed payouts following surrender will be reduced, possibly to zero.
Waiver of surrender charges
We do not assess surrender charges for:
•	surrenders each year that represent the total free amount for that year;
•	required minimum distributions from a qualified annuity to the extent that they exceed the free amount. The amount on which surrender charges are waived can be no greater than the RMD amount calculated under your specific contract currently in force. Surrender charges for an inherited IRA are only waived for life time RMD amounts, not for a 5 year distribution;
•	amounts applied to an annuity payment plan (Exception: As described below, if we agree to allow you to elect annuity payments under a term certain installment plan and you choose later to surrender the value of your remaining annuity payments, we will assess a surrender charge.);
•	surrenders made as a result of one of the "Contingent events" described below to the extent permitted by state law. Waiver of surrender charges for Contingent events will not apply to Tax Free Exchanges, rollovers and transfers to another annuity contract;
•	amounts we refund to you during the free look period; and
•	death benefits.

26     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Contingent events
•	Surrenders you make if you are confined to a hospital or nursing home and have been for the prior 60 days or confinement began within 30 days following a 60 day confinement period. Such confinement must begin after the contract issue date. Your contract will include this provision when you are under age 76 at contract issue. You must provide us with a letter containing proof satisfactory to us of the confinement as of the date you request the surrender. We must receive your surrender request no later than 91 days after your release from the hospital or nursing home. The amount surrendered must be paid directly to you.
•	Surrenders you make if you are diagnosed in the second or later contract years with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the diagnosis. You must provide us with a licensed physician's statement containing the terminal illness diagnosis, the expected date of death and the date the terminal illness was initially diagnosed. The amount surrendered must be paid directly to you.
Other information on charges: Ameriprise Financial, Inc. makes certain custodial services available to some profit sharing, money purchase and target benefit plans funded by our annuities. Fees for these services start at $30 per calendar year per participant. Ameriprise Financial, Inc. will charge a termination fee for owners under age 59 ½ (fee waived in case of death or disability).
Possible group reductions: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate certain charges such as the contract administrative and surrender charges. However, we expect this to occur infrequently.
Optional Living Benefit Charges
SecureSource Core NY Rider Charge
We deduct an annual charge for this optional feature only if you select it. The annual rider fees applicable to the contract issued while this prospectus is in effect are shown in the Rate Sheet Prospectus Supplement.
The charge is calculated by multiplying the annual rider fee by the greater of the Benefit Base (after any applicable Annual Credit is added) or the anniversary contract value, unless the contract value is greater than the maximum Benefit Base of $20 million. In that case, the charge will be calculated by multiplying the annual rider fee by the maximum Benefit Base.
We deduct the charge from your contract value on your contract anniversary. Remember, since the charge is taken on a contract anniversary all purchase payments received during the preceding calendar year will increase your charge. This is especially important to consider when you make purchase payments near your contract anniversary because the payment amount increases your contract value and will result in an increased rider anniversary charge. We prorate this charge among variable accounts and subaccounts but not the fixed account in the same proportion as your interest in each bears to your total variable account value.
Once you elect the SecureSource Core NY rider, you may not cancel it (except as described below), and the charge will continue to be deducted until the contract or rider is terminated or until the contract value reduces to zero. If the contract or rider is terminated for any reason, we will deduct the charge, adjusted for the number of calendar days coverage was in place since we last deducted the charge.
Currently the SecureSource Core NY rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each approved investment option. The SecureSource Core NY — Single Life rider fee will not exceed a maximum of 2.25%. The SecureSource Core NY— Joint Life rider fee will not exceed a maximum of 2.25%.
The following describes how your annual rider fee may increase:
1.	We may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis up to a maximum fee of 2.25%. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date we declare in the written notice.

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(A)	You can decline this increase and therefore all future fee increases if we receive your written request prior to the date of the fee increase, in which case you permanently relinquish:
(i)	all future annual step-ups, and for the Joint Life rider, spousal continuation step-ups,
(ii)	any ability to make additional purchase payments,
(iii)	any future Annual Credits, and the Credit Base will be permanently set to zero, and
(iv)	any increase to the Lifetime Payment Percentage due to changing age bands on subsequent birthdays and rider anniversaries (see “SecureSource Core NY rider – Lifetime Payment Percentage”).
(B)	You can terminate this rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase and if we receive your written request to terminate the rider prior to the date of the fee increase.
2.	The annual rider fee associated with a specified investment option may change at our discretion. If you are invested in any investment option that has an increase in the associated annual rider fee, your annual rider fee will increase. Currently the SecureSource Core NY rider fee does not vary with the investment option selected.
If the rider fee changes during a contract year, we will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of days each fee was in effect and the percentage of contract value allocated to each investment option.
The fee does not apply after the annuitization start date or if the rider is terminated.
SecureSource Core Plus NY Rider Charge
We deduct an annual charge for this optional feature only if you select it. The annual rider fees applicable to the contract issued while this prospectus is in effect are shown in the Rate Sheet Prospectus Supplement.
The charge is calculated by multiplying the annual rider fee by the greater of the Benefit Base (after any applicable Annual Credit is added or Base Doubler is applied) or the anniversary contract value, unless the contract value is greater than the maximum Benefit Base of $20 million. In that case, the charge will be calculated by multiplying the annual rider fee by the maximum Benefit Base.
We deduct the charge from your contract value on your contract anniversary. Remember, since the charge is taken on a contract anniversary all purchase payments received during the preceding calendar year will increase your charge. This is especially important to consider when you make purchase payments near your contract anniversary because the payment amount increases your contract value and will result in an increased rider anniversary charge. We prorate this charge among variable accounts and subaccounts but not the fixed account in the same proportion as your interest in each bears to your total variable account value.
Once you elect the SecureSource Core Plus NY rider, you may not cancel it (except as described below), and the charge will continue to be deducted until the contract or rider is terminated or until the contract value reduces to zero. If the contract or rider is terminated for any reason, we will deduct the charge, adjusted for the number of calendar days coverage was in place since we last deducted the charge.
Currently the SecureSource Core Plus NY rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each approved investment option. The SecureSource Core Plus NY — Single Life rider fee will not exceed a maximum of 2.75%. The SecureSource Core Plus NY — Joint Life rider fee will not exceed a maximum of 2.75%.
The following describes how your annual rider fee may increase:
1.	We may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis up to a maximum fee of 2.75%. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date we declare in the written notice.

28     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

(A)	You can decline this increase and therefore all future fee increases if we receive your written request prior to the date of the fee increase, in which case you permanently relinquish:
(i)	all future annual step-ups, and for the Joint Life rider, spousal continuation step-ups,
(ii)	any ability to make additional purchase payments,
(iii)	any future Annual Credits, and the Credit Base will be permanently set to zero,
(iv)	any increase to the Lifetime Payment Percentage due to changing age bands on subsequent birthdays and rider anniversaries (see “SecureSource Core Plus NY rider – Lifetime Payment Percentage”), and
(v)	any future Base Doubler adjustment and the Base Doubler will be permanently set to zero.
(B)	You can terminate this rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase and if we receive your written request to terminate the rider prior to the date of the fee increase.
2.	The annual rider fee associated with a specified investment option may change at our discretion. If you are invested in any investment option that has an increase in the associated annual rider fee, your annual rider fee will increase. Currently the SecureSource Core Plus NY rider fee does not vary with the investment option selected.
If the rider fee changes during a contract year, we will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of days each fee was in effect and the percentage of contract value allocated to each investment option.
The fee does not apply after the annuitization start date or if the rider is terminated.
SecureSource 4 NY Rider Charge
We deduct an annual charge for this optional feature only if you select it. The annual rider fees applicable to the contract issued while this prospectus is in effect are shown in the Rate Sheet Prospectus Supplement.
The charge is calculated by multiplying the annual rider fee by the greater of the Benefit Base (after any applicable Annual Credit is added) or the anniversary contract value, unless the contract value is greater than the maximum Benefit Base. The maximum Benefit Base is $20 million. In that case, the charge will be calculated by multiplying the annual rider fee by the maximum Benefit Base.
We deduct the charge from your contract value on your contract anniversary. Remember, since the charge is taken on a contract anniversary all purchase payments received during the preceding calendar year will increase your charge. This is especially important to consider when you make purchase payments near your contract anniversary because the payment amount increases your contract value and will result in an increased rider anniversary charge. We deduct this charge pro rata from the subaccounts in the same proportion as your interest in each subaccount bears to your total variable account contract value. No portion of the charge is deducted from the fixed account.
Once you elect the SecureSource 4 NY rider, you may not cancel it (except as described below), and the charge will continue to be deducted until the contract or rider is terminated or until the contract value reduces to zero. If the contract or rider is terminated for any reason, we will deduct the charge, adjusted for the number of calendar days coverage was in place since we last deducted the charge.
Currently the SecureSource 4 NY rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each approved investment option The SecureSource 4 NY – Single Life rider and SecureSource 4 NY – Joint Life rider fee will not exceed a maximum of 2.25%.
The following describes how your annual rider fee may increase:
1.	We may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis up to a maximum fee of 2.25%. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date we declare in the written notice.

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    29

(A)	You can decline this increase and therefore all future fee increases if we receive your written request prior to the date of the fee increase, in which case you permanently relinquish:
(i)	all future Annual Step-Ups, and for the Joint Life rider, spousal continuation step-ups,
(ii)	any ability to make additional purchase payments,
(iii)	any future Annual Credits, and the Credit Base will be permanently reset to zero, and
(iv)	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and rider anniversaries (see “SecureSource 4 NY rider – Lifetime Payment Percentage”).
.
(B)	You can terminate this rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase and if we receive your written request to terminate the rider prior to the date of the fee increase.
2.	The annual rider fee associated with a specified investment option may change at our discretion. If you are invested in any investment option that has an increase in the associated annual rider fee, your annual rider fee will increase. Currently the SecureSource 4 NY rider fee does not vary with the investment option selected.
If the rider fee changes during a contract year, we will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of days each fee was in effect and the percentage of contract value allocated to each investment option.
The fee does not apply after the annuitization start date or if the rider is terminated.
SecureSource 4 Plus NY Rider Charge
We deduct an annual charge for this optional feature only if you select it. The annual rider fees applicable to the contract issued while this prospectus is in effect are shown in the Rate Sheet Prospectus Supplement.
The charge is calculated by multiplying the annual rider fee by the greater of the Benefit Base (after any applicable Annual Credit is added) or the anniversary contract value, unless the contract value is greater than the maximum Benefit Base. The maximum Benefit Base is $20 million. In that case, the charge will be calculated by multiplying the annual rider fee by the maximum Benefit Base.
We deduct the charge from your contract value on your contract anniversary. Remember, since the charge is taken on a contract anniversary all purchase payments received during the preceding calendar year will increase your charge. This is especially important to consider when you make purchase payments near your contract anniversary because the payment amount increases your contract value and will result in an increased rider anniversary charge. We deduct this charge pro rata from the subaccounts in the same proportion as your interest in each subaccount bears to your total variable account contract value. No portion of the charge is deducted from the fixed account.
Once you elect the SecureSource 4 Plus NY rider, you may not cancel it (except as described below), and the charge will continue to be deducted until the contract or rider is terminated or until the contract value reduces to zero. If the contract or rider is terminated for any reason, we will deduct the charge, adjusted for the number of calendar days coverage was in place since we last deducted the charge.
Currently the SecureSource 4 Plus NY rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each approved investment option The SecureSource 4 Plus NY – Single Life rider and SecureSource 4 Plus NY – Joint Life rider fee will not exceed a maximum of 2.25%.
The following describes how your annual rider fee may increase:
1.	We may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis up to a maximum fee of 2.25%. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance except as described below. The new fee will be in effect on the date we declare in the written notice.
(A)	You can decline this increase and therefore all future fee increases if we receive your written request prior to the date of the fee increase, in which case you permanently relinquish:
(i)	all future Annual Step-Ups, and for the Joint Life rider, spousal continuation step-ups,
(ii)	any ability to make additional purchase payments,
(iii)	any future Annual Credits, and the Credit Base will be permanently reset to zero, and
(iv)	any increase to the Lifetime Payment Percentage due to changing Age Bands on subsequent birthdays and rider anniversaries (see “SecureSource 4 Plus NY rider – Lifetime Payment Percentage”).
(B)	You can terminate this rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase and if we receive your written request to terminate the rider prior to the date of the fee increase.

30     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

2.	The annual rider fee associated with a specified investment option may change at our discretion. If you are invested in any investment option that has an increase in the associated annual rider fee, your annual rider fee will increase. Currently the SecureSource 4 Plus NY rider fee does not vary with the investment option selected
If the rider fee changes during a contract year, we will calculate an average annual rider fee, for that contract year only, that reflects the various different fees that were in effect for each investment option that contract year, adjusted for the number of days each fee was in effect and the percentage of contract value allocated to each investment option.
The fee does not apply after the annuitization start date or if the rider is terminated.
Accumulation Protector Benefit Rider Charge
We deduct an annual charge for this optional feature only if you select it. The current initial annual rider fee is 1.15%. The charge is calculated by multiplying the annual rider fee by the greater of your contract value or the Minimum Contract Accumulation Value (as defined in the “Optional Living Benefits – Accumulation Protector Benefit Rider” section) on your contract anniversary. We prorate this charge among variable subaccounts in the same proportion as your interest in each bears to your total variable account contract value.
Currently the Accumulation Protector Benefit rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each approved investment option, but it will not exceed the maximum fee of 2.00%.
If multiple rider fees are in effect during a contract year, we will calculate an average annual rider fee, based on the number of days each fee was in effect and the percentage of contract value allocated to each investment option.
The following describes how your annual rider fee may change:
1.	We may change the annual rider fee for any approved investment options at our discretion and on a nondiscriminatory basis up to a maximum fee of 2.00%. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance. The new fee will be in effect on the date we declare in the written notice. You can terminate this rider if you are invested in any investment option that has an increase and if we receive your written request to terminate the rider prior to the date of the fee increase. However, in order to be eligible for termination you must be invested in that investment option on the eligibility date we specify in the written notice. Currently the Accumulation Protector Benefit rider fee does not vary with the investment option selected.
2.	We may also change the annual rider fee(s) if you exercise the elective step-up option or elective spousal continuation step up. You do not have the option to terminate the rider if the fee increases due to an elective step-up.
Once you elect the Accumulation Protector Benefit rider, you may not cancel it and the charge will continue to be deducted through the end of the Waiting Period.
If your contract or rider is terminated for any reason including payment of the death benefit, the rider charge will be deducted, adjusted for the number of days coverage was in place during the contract year.
The fee does not apply after the Benefit Date or after the annuitization start date.
Optional Death Benefit Rider Charge
SecureSource Legacy Benefit Rider Charge
We deduct an annual charge for this optional feature only if you select it. The current annual rider fee is 0.25%.
We prorate this charge among the variable subaccounts, but not the fixed account, in the same proportion your interest in each account bears to your total variable account contract value on your contract anniversary.
The charge is calculated on your contract anniversary by multiplying the annual rider fee by the greater of the SecureSource Legacy benefit amount or the contract value.
The SecureSource Legacy benefit rider fee will not exceed a maximum of 0.40%.
Currently the SecureSource Legacy benefit rider fee does not vary with the investment option selected; however, we may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance. The new fee will be in effect on the date we declare in the written notice. You can terminate this rider if we receive your written request prior to the date of the fee increase.
If your rider fee changes during the contract year, on the next contract anniversary we will calculate an average rider fee for that contract year only, adjusted for the number of calendar days each fee was in effect.
If your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of days coverage was in place during the contract year, and further charges for this rider will terminate.

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The fee does not apply after the annuitization start date.
Fund Fees and Expenses
There are deductions from and expenses paid out of the assets of the funds that are described in the prospectuses for those funds.
Valuing Your Investment
We value your accounts as follows:
The Fixed Account
We value the amounts you allocate to the Special DCA fixed account directly in dollars. The value of the fixed account equals:
•	the sum of your purchase payments allocated to the Special DCA fixed account;
•	plus interest credited;
•	minus the sum of amounts surrendered (including any applicable surrender charges) and amounts transferred out;
•	minus any prorated portion of the contract administrative charge; and
•	minus any prorated portion of the charge for any of the following optional benefits you have selected:
–	SecureSource Legacy benefit rider;
–	SecureSource series rider; or
–	Accumulation Protector Benefit rider.
Subaccounts
We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, we subtract a certain number of accumulation units from your contract each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a contract administrative charge, a surrender charge or fee for any optional riders with annual charges (if applicable).
The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests. The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:
Number of units: to calculate the number of accumulation units for a particular subaccount we divide your investment by the current accumulation unit value.
Accumulation unit value: the current accumulation unit value for each subaccount equals the last value times the subaccount’s current net investment factor.
We determine the net investment factor by:
•	adding the fund’s current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
•	dividing that sum by the previous adjusted net asset value per share; and
•	subtracting the percentage factor representing the mortality and expense risk fee from the result.
Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.
Factors that affect subaccount accumulation units: accumulation units may change in two ways — in number and in value.
The number of accumulation units you own may fluctuate due to:
•	additional purchase payments you allocate to the subaccounts;
•	transfers into or out of the subaccounts;
•	partial surrenders;
•	surrender charges;
and a deduction of a prorated portion of:
•	the contract administrative charge; and

32     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

•	the charge for any of the following optional benefits you have selected:
–	SecureSource Legacy benefit rider;
–	SecureSource series rider; or
–	Accumulation Protector Benefit rider.
Accumulation unit values will fluctuate due to:
•	changes in fund net asset value;
•	fund dividends distributed to the subaccounts;
•	fund capital gains or losses;
•	fund operating expenses; and/or
•	mortality and expense risk fees.

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Making the Most of Your Contract
Automated Dollar-Cost Averaging
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals).
For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others. You can also obtain the benefits of dollar-cost averaging by setting up regular automatic payments under a scheduled payment plan.
There is no charge for dollar-cost averaging.
This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.
How dollar-cost averaging works
By investing an equal number of dollars each month		Month	Amount invested	Accumulation unit value	Number of units purchased
		Jan	$100	$20	5.00
		Feb	100	18	5.56
you automatically buy more units when the per unit market price is low		Mar	100	17	5.88
	→	Apr	100	15	6.67
		May	100	16	6.25
		June	100	18	5.56
		July	100	17	5.88
and fewer units when the per unit market price is high.		Aug	100	19	5.26
	→	Sept	100	21	4.76
		Oct	100	20	5.00
You paid an average price of $17.91 per unit over the 10 months, while the average market price actually was $18.10.
Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact your financial advisor.
Asset Rebalancing
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semiannually, or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. There is no charge for asset rebalancing. The contract value must be at least $2,000.
You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your financial advisor.
The Income GuideSM Program
Income Guide is an optional service we currently offer without charge. It does not change or otherwise modify any of the other benefits, features, charges, or terms and conditions associated with your annuity contract. The purpose of the program is to provide reporting and monitoring of withdrawals you take from your annuity. The reporting and monitoring is designed to provide you information that may assist you in considering whether to adapt your withdrawals over time.
For the purpose of Income Guide program, the term “systematic withdrawals” is the same as “automated systematic surrenders”.
The assumptions we used in the program are not customized or individualized to your circumstances. Program participants and their unique individual circumstances will vary from the program assumptions, creating differing results. The simulations we used in connection with the program do not include any contract or underlying fund

34     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

charge assumptions other than a mortality and expense risk charge of 1.0%. Your contract value may be depleted prior to the end of the program. If you follow the program and make downward adjustments to your withdrawals to remain in the “On Track” status, the amount of your withdrawal can significantly decline over time.
Income Guide is a withdrawal monitoring service. The program establishes what we call a “Prudent Income Amount” which is based on your contract value, age, and the other program assumptions described below. We calculate the Prudent Income Amount daily using the following factors:
(1)	the age of the participant, (the age of the younger participant under the Joint Option);
(2)	the contract value;
(3)	Prudent Income Percentages.
The current Prudent Income Amount is determined by multiplying the current contract value by the current Prudent Income Percentage. The Prudent Income Amount is a hypothetical withdrawal amount with a minimum 90% probability that if taken and no withdrawal adjustments are made, withdrawals at that amount would not deplete the contract value prior to age 95 (age 100 for joint), or 8 years if longer. Please refer to the Prudent Income Amount section below for details on the assumptions we used to create the Prudent Income Percentages and the operation of the Prudent Income Amount.
Income Guide compares the annual total of the monthly systematic withdrawals you have elected to the current Prudent Income Amount we have calculated to determine your current status in the program. The current status provides you information on the current sustainability of your rate of withdrawal by comparing it to the Prudent Income Amount.
The program allows you to elect to have withdrawal income monitored based on one person (the “Single Option”) or two persons (the “Joint Option”). We refer to each person covered under Income Guide as a participant. Income Guide is most effective when you use it in consultation with your financial advisor.
Income Guide is not a guaranteed income option and it is not backed by our general account. If you need income guaranteed for life or another specified period of time, you should not rely on using Income Guide. For guaranteed income options, consider a guaranteed lifetime withdrawal benefit such as our SecureSource series rider, annuitization options, or other annuity contracts that provide guaranteed lifetime income riders or benefits.
Any withdrawals you make from your contract may result in surrender charges, taxes and tax penalties. In addition, withdrawals may result in a proportional reduction to the standard death benefit and any optional death benefit you have elected.
As part of the Income Guide program, we provide you with information regarding your withdrawal amount, but we do not determine whether to make adjustments to your withdrawal amount or investment allocation.  You need to decide what changes or adjustments may be right for you, or whether to seek the assistance of a financial advisor in making any decisions, based on the information provided and your given needs and circumstances.
Program Availability
Income Guide is only available if the servicing broker-dealer on your contract is Ameriprise Financial Services, Inc. (“AFSI”) which is our affiliate and we only currently offer variable annuity contracts through AFSI. We may modify or end the availability of Income Guide at any time in our sole discretion. We will notify you 30 days in advance of any changes to Income Guide or if we end the program. Advance notice will not be given for any changes we decide to make to the Prudent Income Percentages.
Income Guide is not available if your contract has a SecureSource series or Accumulation Protector Benefit riders.
In addition, in order to enroll in Income Guide, the following eligibility requirements must be met.
(1)	One of the Income Guide participants must be an owner or annuitant under the contract.
(2)	Your contract cannot be a beneficially owned IRA.
(3)	You cannot be withdrawing substantially equal periodic payments as defined in the Internal Revenue Code. These payments are calculated in part using your life expectancy and place limits on the ability to increase withdrawals beyond a certain amount without incurring tax consequences.
(4)	If you have a systematic withdrawal program established, you may not elect to set your withdrawal amount net of surrender charges and the frequency of withdrawal must be set at monthly. You cannot have more than one systematic withdrawal program established at the same time.
(5)	Your contract cannot have any active or deemed loans on it.
(6)	Your contract must have an Ameriprise advisor registered with AFSI assigned as the agent of record on your contract.
(7)	All participants covered by the program must be at least age 50 and no older than age 85.

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These eligibility requirements apply to any post-enrollment changes you may elect to make, such as changing or adding participants.
Advance notice will not be given for the events listed below that automatically terminate Income Guide.
(1)	You modify your systematic withdrawal program to a frequency other than monthly or you have more than one systematic withdrawal program in effect.
(2)	You take a loan on the contract.
(3)	On any contract anniversary where the participant (for joint, youngest participant) attained the maximum age of 95 in the preceding contract year.
(4)	The death benefit under the contract becomes payable.
(5)	You elect a systematic withdrawal program to take substantially equal periodic payments as defined in the Internal Revenue Code. These payments are calculated in part using your life expectancy and place limits on the ability to increase withdrawals beyond a certain amount without incurring tax consequences.
(6)	AFSI is no longer the servicing broker-dealer on your contract.
(7)	Your contract terminates for any reason, including full surrender, the contract value reaches zero, or when you annuitize your entire contract (this does not apply to partial annuitizations which are permitted while you participate in Income Guide).
In the event of a change in ownership, systematic withdrawals are suspended, but you would continue to be enrolled in the Income Guide.
Enrolling in the Income Guide Program
You may elect to enroll in the Income Guide program at any time as long as we continue to offer it and you meet the eligibility requirements of participation. At the time of your enrollment, you will be required to complete an Income Guide Enrollment Form or verbally acknowledge your understanding of the program if we permit enrollment via telephone. In connection with enrollment, you will be asked whether you want the Single Option or Joint Option. You also will be required to provide the birthdate and sex of each participant covered under Income Guide. We use the age provided at enrollment to calculate the Prudent Income Amount.
If you are funding your contract through multiple sources that would involve making more than one initial purchase payment, you should consider waiting to enroll in Income Guide until your contract is fully funded. A large purchase payment not taken into account will result in a lower initial Prudent Income Amount being calculated. If your systematic withdrawal amount is based on all intended payments, then the amount you are withdrawing will be higher than the Prudent Income Amount that is calculated before we receive all intended purchase payments which may affect your Income Guide status.
After enrolling, we will permit you to modify the selected option (Single Option or Joint Option) or to change the participants. Any changes are subject to the conditions stated in the Program Availability section above.
Withdrawal Monitoring and Reporting
Income Guide is designed to assist you and your financial advisor in managing the withdrawal of money out of your annuity contract to provide income. To aid in managing your withdrawals, we currently provide periodic reports to you and your financial advisor. This includes a detailed annual report we provide on each contract anniversary and a brief summary on the consolidated statements you receive either monthly or quarterly from AFSI. These reports include an Income Guide status based on the Prudent Income Amount calculated on the date we produce the report. The reporting and the status are designed to provide you information regarding the current sustainability of your current withdrawal amount by comparing it to the current Prudent Income Amount. We provide no other reporting, so you should review your consolidated statement and annual report to see if your status under the program has changed. You also can review your current daily status by logging into your account on amperiprise.com. We reserve the right to modify the reporting we provide under the program at any time and in our sole discretion.
The table below summarizes the definitions of each status under the program.
Income Guide Status Definitions
Attention Needed	Caution	On Track	More Available
Prudent Income Amount is more than 20% below your current annual withdrawal amount	Prudent Income Amount is from 10.1% to 20% below your current annual withdrawal amount	Prudent Income Amount is from 10% below up to 24.9% above your current annual withdrawal amount	Prudent Income Amount is more than 25% or more above your current annual withdrawal amount

36     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

We use descriptive terminology to describe each status. When you are in the On Track status we may refer to your withdrawal rate as “currently sustainable.” When you are in the Caution status, we refer to your withdrawal rate as “near a point where it may not be sustainable.” When you are in the Attention Needed status, we refer to your withdrawal rate as “may not be sustainable.” Finally, if your current withdrawal amount places you in the “More Available” status, we refer to you as having “more options available” because the Prudent Income Amount is at least 25% higher than your current withdrawal amount. These statuses, including the accompanying explanations, are merely descriptive and do not represent a specific level of actual sustainability or probability of your contract value not being depleted. Please note if you are in the “More Available” status and you utilize contract value for other purposes it may create adverse consequences in the future, including increasing the possibility and extent of future status changes and the possibility of running out of money prior to the end of the program.
The following Income Guide statuses are used in our periodic reporting.
Income Guide Status	What the Status Means
Attention Needed	Based on your contract value, it is projected that your withdrawal amount may not be sustainable.
Caution	Based on your contract value, it is projected that your withdrawal amount is near a point where it may not be sustainable.
On Track	Based on your contract value, it is projected that your withdrawal amount is currently sustainable. Please note that the minimum 90% probability assumed in the program only applies to the Prudent Income Amount and not to the “On Track” status which includes a range above and below the current Prudent Income Amount.
More Available	Based on your contract value and withdrawal amount, it is projected there are more options available.
These statuses are not designed to be, nor should they be construed as, investment advice. They are based on a comparison of your current annual withdrawal amount versus the current Prudent Income Amount. They also can aid you in tracking how close your current rate of withdrawal is to the Prudent Income Amount. In the end, your unique financial situation and the advice of your financial advisor should be utilized in assessing your Income Guide status and your utilization of the program as a whole. Please note, the longer you are in the Attention Needed status without adjusting withdrawals the greater the likelihood that you will deplete your contract value.
If you enroll in Income Guide without electing a systematic withdrawal, then no status will be reported, but you will be provided the Prudent Income Amount.
If you completely suspend your withdrawals, we will also no longer report a status. This, however, does not mean that subsequently restarting withdrawals will result in a sustainable rate of withdrawal. When you restart your withdrawals, a current Prudent Income Amount will be compared to your current withdrawal amount to determine a current status. Also, remember that a change in ownership will automatically suspend systematic withdrawals.
Income Guide does not take into account your unique financial situation, including how you allocate your contract value to available investment options and the allocation of your contract value to equities or bonds. Your investment returns, including the deduction of any fund fees and expenses, will differ from program assumptions. In addition, the fees and charges we assumed in calculating values under the program will differ from the actual fees and charges on your contract. This is due in part to the fact that we did not assume certain charges, including the contract administrative charge and optional benefit charges.
The methods, assumptions and simulations we used to develop the Prudent Income Percentages may not be appropriate or correct for a given contract owner. Individual results can vary widely and will impact the frequency of status changes and how often you may want to make adjustments to your withdrawals. You must decide whether to modify withdrawals or take any other action with respect to your contract based on the status we report, and whether to consult with your financial advisor.
The Prudent Income Amount
We use your current age, contract value, and Prudent Income Percentage to calculate your current Prudent Income Amount. We may modify these factors used to calculate your Prudent Income Amount at any time and in our sole discretion. We, RiverSource Life Insurance Company, solely determined what assumptions to use in deriving the Prudent Income Amount
Since the Prudent Income Amount is calculated daily and fluctuates based on age and current contract value, the program does not guarantee or result in a steady stream of income or provide any type of guaranteed cash value or guaranteed benefit.

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The Prudent Income Percentages are derived from a series of random simulations based on the following assumptions:
•	an investment allocation of 50% in equities and 50% in bonds;
•	average annual returns, after the deduction of all fund fees and expenses, of 9.0% on the equity allocation and 4.0% on the bond allocation that grades upward to 6.0% over a ten year period;
•	average portfolio volatility of 9.0%;
•	a 1.0% average annual mortality and expense risk fee being assessed; and
•	taking level withdrawals each month.
The average annual return assumptions of 9.0% for the equity allocation and the 4.0% - 6.0% for the bond allocation are net return assumptions. This means these return assumptions would be after the deduction of all underlying fund fees and expenses. Contract charges other than the 1.0% mortality and expense risk fee, if they apply to you, were not included in the assumptions. This includes the contract administrative charge, surrender charges, and charges associated with optional benefits available under the contract. The “Charges” section of the prospectus provides additional details on the amount and applicability of these charges.
Since these assumptions are not customized to you, your circumstances will differ and the minimum 90% probability of withdrawals lasting for the duration of the program without the need to make any adjustments to the amount of withdrawals may be higher or lower than the probability used in developing the Prudent Income Percentages.
Your results under the program will vary. In general, if you have lower returns, higher volatility, higher fees, or you make additional withdrawals, then the probability of your withdrawal amount being sustainable will be lower than assumed under the program. In contrast, if you have higher returns, lower volatility, lower fees, or make additional purchase payments, then the probability of your withdrawal amount being sustainable will generally be higher than assumed under the program. In addition, if you experience long-term periods where your contract value is continually declining due to deviations from the assumptions mentioned above, you will need to repeatedly decrease the amount of your withdrawal to stay in the “On Track” status. Also, while unlikely, your contract value may be depleted before age 95 even if you follow the program.
It is important to remember that only the age of the participant and the contract value are specific to your contract. All of the factors used in determining the Prudent Income Percentages are general and not individualized or otherwise customized to you, your contract allocation, or any other circumstances specific to you.
The following factors related to your contract experience will impact your Income Guide status and the probability of withdrawals (without adjusting under the program) lasting for the duration of the program:
(1)	the fees, average annual total returns and volatility of the underlying funds you have elected;
(2)	the specific fees of your contract;
(3)	additional purchase payments to the contract;
(4)	withdrawals in addition to the monthly systematic withdrawal;
(5)	partial annuitizations; or
(6)	your actual life expectancy or retirement horizon.
The assumptions were utilized to run a series of random simulations. These simulations were used to establish the Prudent Income Percentages which are based on a level amount of income (without adjusting under the program) that provides a minimum 90% or greater probability of contract value lasting to age 95 (age 100 for joint), or for 8 years, whichever is longer. As with any simulation, your actual experience will be different and our methodology could have an error.
The Prudent Income Percentages change over time based on age. The table below shows the current Prudent Income Percentages utilized. In the case of the Joint Option, the youngest participant’s age is used to determine the Prudent Income Percentages.
Prudent Income Percentages
Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option
50	3.0%	2.5%	66	4.6%	4.1%	81	6.3%	5.8%
51	3.1%	2.6%	67	4.7%	4.2%	82	6.6%	6.1%
52	3.2%	2.7%	68	4.8%	4.3%	83	6.9%	6.4%
53	3.3%	2.8%	69	4.9%	4.4%	84	7.2%	6.7%
54	3.4%	2.9%	70	5.0%	4.5%	85	7.5%	7.0%
55	3.5%	3.0%	71	5.1%	4.6%	86	8.0%	7.5%
56	3.6%	3.1%	72	5.2%	4.7%	87	8.5%	8.0%

38     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option
57	3.7%	3.2%	73	5.3%	4.8%	88	9.0%	8.5%
58	3.8%	3.3%	74	5.4%	4.9%	89	9.5%	9.0%
59	3.9%	3.4%	75	5.5%	5.0%	90	10.0%	9.5%
60	4.0%	3.5%	76	5.6%	5.1%	91	10.5%	10.0%
61	4.1%	3.6%	77	5.7%	5.2%	92	11.0%	10.5%
62	4.2%	3.7%	78	5.8%	5.3%	93	11.5%	11.0%
63	4.3%	3.8%	79	5.9%	5.4%	94	12.0%	11.5%
64	4.4%	3.9%	80	6.0%	5.5%	95	12.5%	12.0%
65	4.5%	4.0%
The Prudent Income Percentage is multiplied by the contract value to determine the current Prudent Income Amount. The Prudent Income Amount will change over time due to changes in the contract value and the age of the participants covered under the program.
Although the Prudent Income Percentage increases with age, the Prudent Income Amount may not increase over time because a decreasing contract value can more than offset any increase in the Prudent Income Percentage. An increase in the Prudent Income Percentage does not protect against inflation.
Refer to “Example of a Prudent Income Amount Calculation” below to see how the Prudent Income Percentage is used to create a Prudent Income Amount.
By increasing with age, the Prudent Income Percentages result in less contract value being required to be in the “On Track” status. As a result, the Prudent Income Amount is not designed to preserve the level of your contract value. Following the monitoring program, however, including making adjustments to your rate of withdrawal over the life of the program, will increase the likelihood that your contract value will not be exhausted prior to the end of the program.
The assumptions used in determining values under Income Guide including investment and performance, are not tied in any way to your allocation of contract value and its performance. Your actual contract results can vary significantly from the performance we assumed in calculating the Prudent Income Amount.
The Prudent Income Amount is not a guarantee of present or future income and is not intended, nor should it be construed as, any form of investment advice.
If your contract is funding an employer sponsored plan such as a retirement plan established under Section 403(b) or 401(a) of the Code, your ability to begin a systematic withdrawal or to change one may be subject to plan sponsor approval. To determine whether there are any plan based restrictions on Income Guide, contact your plan sponsor.
Example of a Prudent Income Amount Calculation
Below is an example of how Income Guide calculates the Prudent Income Amount and assigns the status of the sustainability of your withdrawals.
At the time of enrollment, assume the following:
(1)	you have elected the Single Option;
(2)	you are age 65;
(3)	your monthly systematic withdrawal amount is $350.00 ($4,200.00 annually); and
(4)	your contract value is $100,000.00.
Using these assumptions when you enroll, to calculate the Prudent Income Amount, the contract value is multiplied by the Prudent Income Percentage, which is 4.5%.
$100,000.00 x 4.5% = $4,500.00
In this case, the Prudent Income Amount is about 7.1% above your annual withdrawal amount. This results in being assigned a status of “On Track.”
Let’s assume six months after enrollment, you are still age 65 and your contract value is now $95,000. When you multiply the current contract value by the Prudent Income Percentage you get the following Prudent Income Amount.
$95,000.00 x 4.5% = $4,275.00
In this case, the Prudent Income Amount is about 1.8% above your annual withdrawal amount. This results in being assigned a status of “On Track.”
Let’s assume one year after enrollment, you are now age 66 and your contract value is now $82,000. When you multiply the current contract value by the Prudent Income Percentage you get the following Prudent Income Amount.

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$82,000.00 x 4.6% = $3,772.00
In this case, the Prudent Income Amount is about 10.2% below your annual withdrawal amount. This results in being assigned a status of “Caution.”
Potential Benefits of the Income Guide Program
Income Guide can aid you in creating a non-guaranteed stream of income through systematic withdrawals from your contract. This can be beneficial if your need for income is flexible and does not require the guarantees associated with either a guaranteed minimum withdrawal benefit rider or exercising your option to annuitize. Withdrawals in connection with Income Guide may be subject to surrender charges, taxes and tax penalties. In contrast, payments under a guaranteed minimum withdrawal benefit rider or annuitization are not subject to surrender charges. In addition, if you use Income Guide and you have a non-qualified contract you are not receiving any potential benefits of the exclusion ratio associated with annuitization. The exclusion ratio allows you to spread the cost basis of your contract value over time, generally resulting in payments being partially income tax-free while the exclusion ratio is in effect. In contrast, Income Guide systematically withdraws contract value and for non-qualified contracts this results in taxable earnings being considered to be withdrawn first. A financial advisor can help you understand each of the income options available to you.
In cases where your Income Guide status becomes “More Available” there may be opportunities to increase your withdrawal rate, lock-in guaranteed income through partial annuitization, or use a portion of your contract value for other purposes. In consultation with your financial advisor, you can determine whether one or more of these options are right for you. Please keep in mind increases in the amount you withdraw may be subject to additional surrender charges, taxes and tax penalties. In addition, withdrawals will reduce your contract value and will proportionally reduce your standard death benefit and any optional death benefit you have elected. Increases in withdrawals can also have adverse future consequences, including increasing the possibility of future status changes and the possibility of running out of money prior to the end of the program.
Potential Risks of the Income Guide Program
Income Guide, including the Prudent Income Amount, is not a guarantee of income. If your annuity contract value is depleted your contract and any benefits associated with it, including Income Guide, will end without value.
In instances where your contract enters the “Attention Needed” status, even if you take steps to address the status such as lowering withdrawals from your contract, it is possible depending on continued performance of your contract that you could re-enter or remain in the status for an extended period of time. If you do not adjust your withdrawals when you are in the “Attention Needed” status, it could substantially increase the likelihood your contact value will be depleted, especially if you remain in this status for an extended period of time without making any adjustments.
Income Guide does not provide any additional waiver of any applicable surrender charge. This means in cases where your contract is subject to a surrender charge, any amounts withdrawn in excess of the free amount will be assessed a surrender charge, including any instance where you are withdrawing at a level equal to the Prudent Income Amount. For additional information on surrender charges, refer to the “Surrender Charge” subsection of the “Charges” section of this prospectus.
If your contract is issued on a qualified basis, you are subject to certain required minimum distribution rules for federal tax purposes. These rules may require you to take withdrawals out of your annuity that exceed the Prudent Income Amount. If this occurs, taking the required withdrawals may increase the likelihood that you will deplete your annuity contract over time.
If your relationship with your advisor ends, you will no longer receive assistance using the Income Guide service. If your contract continues to be serviced by AFSI, but you have ended your relationship with the financial advisor with whom you set up Income Guide, Income Guide will continue, and you should request AFSI assign you another advisor to assist you with maximizing the effectiveness of Income Guide. We cannot guarantee that AFSI will assign you an advisor that will assist you with Income Guide.
If you rely on Income Guide for managing your income needs and the service terminates, either because we choose to no longer offer it or a circumstance arises where automatic termination occurs, you may be in a position where you cannot find a means to manage or monitor your income going forward. Remember, in any instance where AFSI is no longer the servicing broker-dealer of record for your contract, Income Guide will automatically terminate.
Transferring Among Accounts
The transfer rights discussed in this section do not apply if you have selected one of the optional living benefit riders or the SecureSource Legacy benefit rider. For transfer rights involving investment options under optional living benefit riders or the SecureSource Legacy benefit rider, please see “Investment Allocation Restrictions for Certain Benefit Riders” section.

40     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

You may transfer contract value from any one subaccount to another subaccount before the annuitization start date. You may not transfer contract value to the Special DCA fixed account. You may not transfer contract value from the Special DCA fixed account except as part of automated monthly transfers.
The date your request to transfer will be processed depends on when and how we receive it:
For transfer requests received in writing:
•	If we receive your transfer request at our Service Center in good order before the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request.
•	If we receive your transfer request at our Service Center in good order at or after the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request.
For transfer requests received by phone:
•	If we receive your transfer request at our Service Center in good order before the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request.
•	If we receive your transfer request at our Service Center in good order at or after the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request.
There is no charge for transfers. Before making a transfer, you should consider the risks involved in changing investments.
We may suspend or modify transfer privileges at any time, subject to state regulatory requirements.
For information on transfers after annuity payouts begin, see “Transfer policies” below.
Transfer policies
•	Before the annuitization start date, you may transfer contract values between the subaccounts at any time.
•	You may not make a transfer to the Special DCA fixed account. However, you may transfer contract values as automated monthly transfers from the Special DCA fixed account to the subaccounts. (See “Special DCA Fixed Account.”)
•	After the annuitization start date, you may make transfers once per contract year among the subaccounts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. On the annuitization start date, you must transfer all contract value out of the Special DCA fixed account.
Market Timing
Market timing can reduce the value of your investment in the contract. If market timing causes the returns of an underlying fund to suffer, contract value you have allocated to a subaccount that invests in that underlying fund will be lower too. Market timing can cause you, any joint owner of the contract and your beneficiary(ies) under the contract a financial loss.
We seek to prevent market timing. Market timing is frequent or short-term trading activity. We do not accommodate short-term trading activities. Do not buy a contract if you wish to use short-term trading strategies to manage your investment. The market timing policies and procedures described below apply to transfers among the subaccounts within the contract. The underlying funds in which the subaccounts invest have their own market timing policies and procedures. The market timing policies of the underlying funds may be more restrictive than the market timing policies and procedures we apply to transfers among the subaccounts of the contract, and may include redemption fees. We reserve the right to modify our market timing policies and procedures at any time without prior notice to you.
Market timing may hurt the performance of an underlying fund in which a subaccount invests in several ways, including but not necessarily limited to:
•	diluting the value of an investment in an underlying fund in which a subaccount invests;
•	increasing the transaction costs and expenses of an underlying fund in which a subaccount invests; and
•	preventing the investment adviser(s) of an underlying fund in which a subaccount invests from fully investing the assets of the fund in accordance with the fund’s investment objectives.

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Funds available as investment options under the contract that invest in securities that trade in overseas securities markets may be at greater risk of loss from market timing, as market timers may seek to take advantage of changes in the values of securities between the close of overseas markets and the close of U.S. markets. Also, the risks of market timing may be greater for underlying funds that invest in securities such as small cap stocks, high yield bonds, or municipal securities, that may be traded infrequently.
In order to help protect you and the underlying funds from the potentially harmful effects of market timing activity, we apply the following market timing policy to discourage frequent transfers of contract value among the subaccounts of the variable account:
We try to distinguish market timing from transfers that we believe are not harmful, such as periodic rebalancing for purposes of an asset allocation, dollar-cost averaging and asset rebalancing program that may be described in this prospectus. There is no set number of transfers that constitutes market timing. Even one transfer in related accounts may be market timing. We seek to restrict the transfer privileges of a contract owner who makes more than three subaccount transfers in any 90 day period. We also reserve the right to refuse any transfer request, if, in our sole judgment, the dollar amount of the transfer request would adversely affect unit values.
If we determine, in our sole judgment, that your transfer activity constitutes market timing, we may modify, restrict or suspend your transfer privileges to the extent permitted by applicable law, which may vary based on the state law that applies to your contract and the terms of your contract. These restrictions or modifications may include, but not be limited to:
•	requiring transfer requests to be submitted only by first-class U.S. mail;
•	not accepting hand-delivered transfer requests or requests made by overnight mail;
•	not accepting telephone or electronic transfer requests;
•	requiring a minimum time period between each transfer;
•	not accepting transfer requests of an agent acting under power of attorney;
•	limiting the dollar amount that you may transfer at any one time;
•	suspending the transfer privilege; or
•	modifying instructions under an automated transfer program to exclude a restricted fund if you do not provide new instructions.
Subject to applicable state law and the terms of each contract, we will apply the policy described above to all contract owners uniformly in all cases. We will notify you in writing after we impose any modification, restriction or suspension of your transfer rights.
We cannot guarantee that we will be able to identify and restrict all market timing activity. Because we exercise discretion in applying the restrictions described above, we cannot guarantee that we will be able to restrict all market timing activity. In addition, state law and the terms of some contracts may prevent us from stopping certain market timing activity. Market timing activity that we are unable to identify and/or restrict may impact the performance of the underlying funds and may result in lower contract values.
In addition to the market timing policy described above, which applies to transfers among the subaccounts within your contract, you should carefully review the market timing policies and procedures of the underlying funds. The market timing policies and procedures of the underlying funds may be materially different than those we impose on transfers among the subaccounts within your contract and may include mandatory redemption fees as well as other measures to discourage frequent transfers. As an intermediary for the underlying funds, we are required to assist them in applying their market timing policies and procedures to transactions involving the purchase and exchange of fund shares. This assistance may include but not be limited to providing the underlying fund upon request with your Social Security Number, Taxpayer Identification Number or other United States government-issued identifier and the details of your contract transactions involving the underlying fund. An underlying fund, in its sole discretion, may instruct us at any time to prohibit you from making further transfers of contract value to or from the underlying fund, and we must follow this instruction. We reserve the right to administer and collect on behalf of an underlying fund any redemption fee imposed by an underlying fund. Market timing policies and procedures adopted by underlying funds may affect your investment in the contract in several ways, including but not limited to:
•	Each fund may restrict or refuse trading activity that the fund determines, in its sole discretion, represents market timing.
•	Even if we determine that your transfer activity does not constitute market timing under the market timing policies described above which we apply to transfers you make under the contract, it is possible that the underlying fund’s market timing policies and procedures, including instructions we receive from a fund, may require us to reject your transfer request. For example, while we disregard transfers permitted under any asset allocation, dollar-cost averaging and asset rebalancing programs that may be described in this prospectus, we cannot guarantee that an

42     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

underlying fund’s market timing policies and procedures will do so. Orders we place to purchase fund shares for the variable accounts are subject to acceptance by the fund. We reserve the right to reject without prior notice to you any transfer request if the fund does not accept our order.
•	Each underlying fund is responsible for its own market timing policies, and we cannot guarantee that we will be able to implement specific market timing policies and procedures that a fund has adopted. As a result, a fund’s returns might be adversely affected, and a fund might terminate our right to offer its shares through the variable account.
•	Funds that are available as investment options under the contract may also be offered to other intermediaries who are eligible to purchase and hold shares of the fund, including without limitation, separate accounts of other insurance companies and certain retirement plans. Even if we are able to implement a fund’s market timing policies, we cannot guarantee that other intermediaries purchasing that same fund’s shares will do so, and the returns of that fund could be adversely affected as a result.
For more information about the market timing policies and procedures of an underlying fund, the risks that market timing pose to that fund, and to determine whether an underlying fund has adopted a redemption fee, see that fund’s prospectus.
How to Request a Transfer or Surrender
1 1 By letter
Send your name, contract number, Social Security Number or Taxpayer Identification Number* and signed request for a transfer or surrender to:
RiverSource Life Insurance Co. of New York
70500 Ameriprise Financial Center
Minneapolis, MN 55474
Minimum amount
Transfers or surrenders:	$250 or entire account balance

Maximum amount
Transfers or surrenders:	Contract value or entire account balance
*	Failure to provide your Social Security Number or Taxpayer Identification Number may result in mandatory tax withholding on the taxable portion of the distribution.

2 2 By automated transfers and automated partial surrenders
Your financial advisor can help you set up automated transfers among your subaccounts or automated partial surrenders from the Special DCA fixed account or the subaccounts.
You can start or stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.
•	Automated surrenders may be restricted by applicable law under some contracts.
•	You may not make additional systematic payments if automated partial surrenders are in effect.
•	If you have the SecureSource Legacy benefit rider, a SecureSource series rider or APB rider, you are not allowed to set up automated transfers except in connection with a Special DCA fixed account (see “Special DCA Fixed Account” and “Investment Allocation Restrictions for Certain Benefit Riders”).
•	Automated partial surrenders may result in income taxes and penalties on all or part of the amount surrendered.
•	The balance in any account from which you make an automated transfer or automated partial surrender must be sufficient to satisfy your instructions. If not, we will suspend your entire automated arrangement until the balance is adequate.
•	If you have a SecureSource series rider, you may set up automated partial surrenders up to the benefit available for withdrawal under the rider.

Minimum amount
Transfers or surrenders:	$50

Maximum amount
Transfers or surrenders:	None

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3 3 By telephone
Call:
1-800-541-2251
Minimum amount
Transfers or surrenders:	$250 or entire account balance

Maximum amount
Transfers:	Contract value or entire account balance
Surrenders:	$100,000
We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.
We will honor any telephone transfer or surrender requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and recording calls. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.
Telephone transfers or surrenders are automatically available. You may request that telephone transfers or surrenders not be authorized from your account by writing to us.
Surrenders
You may surrender all or part of your contract at any time before the annuitization start date by sending us a written request or calling us.
The date your surrender request will be processed depends on when and how we receive it:
For surrender requests received in writing:
•	If we receive your surrender request at our Service Center in good order before the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request.
•	If we receive your surrender request at our Service Center in good order at or after the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request.
For surrender requests received by phone:
•	If we receive your surrender request at our Service Center in good order before the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request.
•	If we receive your surrender request at our Service Center in good order at or after the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request.
We may ask you to return the contract. You may have to pay a contract administrative charge, surrender charges, or any applicable optional rider charges (see “Charges”) and federal income taxes and penalties. State and local income taxes may also apply. (see “Taxes”) You cannot make surrenders after the annuitization start date except under a term certain installment plan that provides monthly annuity payments for a period of years if such plans are allowed by us.
Any partial surrender you take under the contract will reduce your contract value. As a result, the value of your death benefit or any optional benefits you have elected also will be reduced. If you have elected the SecureSource series rider and your partial surrenders in any contract year exceed the permitted surrender amount under the terms of the rider, your benefits under the rider will be reduced (see “Optional Benefits — Optional Living Benefits”). Any partial surrender request that exceeds the amount allowed under the SecureSource series riders will impact the guarantees provided and will not be considered in good order until we receive a signed Benefit Impact Acknowledgement form showing the projected effect of the surrender on the rider benefits or a verbal acknowledgement that you understand and accept the impacts that have been explained to you.
In addition, surrenders you are required to take to satisfy the RMDs under the Code may reduce the value of certain death benefits and optional benefits (see “Taxes — Qualified Annuities — Required Minimum Distributions”).

44     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Surrender Policies
If you have a balance in more than one account and you request a partial surrender, we will automatically surrender money from all your subaccounts and/or Special DCA fixed account in the same proportion as your value in each account correlates to your total contract value, unless requested otherwise. If your contract includes an optional living benefit rider, you do not have the option to request from which account to surrender. The minimum contract value after a partial surrender is $500.
Receiving Payment
1 1 By regular or express mail
•	payable to you;
•	mailed to address of record.
NOTE: We will charge you a fee if you request express mail delivery.
2 2 By wire or other form of electronic payment
•	request that payment be wired to your bank;
•	pre-authorization required.
We may choose to permit you to have checks issued and delivered to an alternate payee or to an address other than your address of record. We may also choose to allow you to direct wires or other electronic payments to accounts owned by a third-party. We may have additional good order requirements that must be met prior to processing requests to make any payments to a party other than the owner or to an address other than the address of record. These requirements will be designed to ensure owner instructions are genuine and to prevent fraud.
Normally, we will send the payment within seven days after receiving your request in good order. However, we may postpone the payment if:
–	the NYSE is closed, except for normal holiday and weekend closings;
–	trading on the NYSE is restricted, according to SEC rules;
–	an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or
–	the SEC permits us to delay payment for the protection of security holders.
We may also postpone payment of the amount attributable to a purchase payment as part of the total surrender amount until cleared from the originating financial institution.
A Special Note on Cybersecurity Risks
Cybersecurity and Systems Integrity
Increasingly, businesses are dependent on the continuity, security, and effective operation of various technology systems. The nature of our business depends on the continued effective operation of our systems and those of our business partners.
This dependence makes us susceptible to operational and information security risks from cyber-attacks. These risks may include the following:
•	the corruption or destruction of data;
•	theft, misuse or dissemination of data to the public, including your information we hold; and
•	denial of service attacks on our website or other forms of attacks on our systems and the software and hardware we use to run them.
These attacks and their consequences can negatively impact your contract, your privacy, your ability to conduct transactions on your contract, or your ability to receive timely service from us. There can be no assurance that we, the underlying funds in your contract, or our other business partners will avoid losses affecting your contract due to any successful cyber-attacks or information security breaches.

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TSA — Special Provisions
Participants in Tax-Sheltered Annuities
If the contract is intended to be used in connection with an employer sponsored 403(b) plan, additional rules relating to this contract can be found in the annuity endorsement for tax sheltered 403(b) annuities. Unless we have made special arrangements with your employer, the contract is not intended for use in connection with an employer sponsored 403(b) plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In the event that the employer either by affirmative election or inadvertent action causes contributions under a plan that is subject to ERISA to be made to this contract, we will not be responsible for any obligations and requirements under ERISA and the regulations thereunder, unless we have prior written agreement with the employer. You should consult with your employer to determine whether your 403(b) plan is subject to ERISA.
In the event we have a written agreement with your employer to administer the plan pursuant to ERISA, special rules apply as set forth in the TSA endorsement.
The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.
The Code imposes certain restrictions on your right to receive early distributions from a TSA:
•	Distributions attributable to salary reduction contributions (plus earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:
–	you are at least age 59½;
–	you are disabled as defined in the Code;
–	you severed employment with the employer who purchased the contract;
–	the distribution is because of your death;
–	the distribution is due to plan termination; or
–	you are a qualifying military reservist.
•	If you encounter a financial hardship (as provided by the Code), you may be eligible to receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.
•	Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see “Taxes”).
•	The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.
•	If the contract has a loan provision, the right to receive a loan is described in detail in your contract. Loans will not be available if you have a SecureSource series rider, APB rider or SecureSource Legacy benefit rider.
Changing the Annuitant
If you have a nonqualified annuity and are a natural person (excluding a revocable trust), you may change the annuitant or contingent annuitant if the request is made prior to the annuitization start date and while the existing annuitant or contingent annuitant is living. The change will become binding on us when we receive it. If you and the annuitant are not the same person and the annuitant dies before the annuitization start date, the owner becomes the annuitant unless a contingent annuitant has been previously selected. You may not change the annuitant if you have a qualified annuity or there is non-natural or revocable trust ownership. If you have the SecureSource Legacy benefit rider and a SecureSource series rider, you may not change the annuitant while this rider is in force (Joint Life: unless a Covered Spouse becomes the owner and annuitant under the spousal continuation provision). Joint annuitants are not allowed for contracts with a SecureSource series Single Life rider.
Changing Ownership
You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our Service Center. We will honor any change of ownership request received in good order that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.
If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See “Taxes.”)

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If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of the contract may be transferred to the annuitant.
Please consider carefully whether or not you wish to change ownership of your annuity contract. If you elected any optional contract features or riders any owner was not an owner before the change, all owners (including any prior owner who is still an owner after the ownership change) will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract. Our current administrative process requires only the new owner to meet the age limitations. We can stop this administrative process at any time.
The death benefit may change due to a change of ownership.
•	If you elected the ROPP Death Benefit and if any owner is older than age 79 immediately following the ownership change, the ROPP Death Benefit will continue. If all owners are age 79 or younger, the ROPP Death Benefit will terminate and the Standard Death Benefit will apply.
•	If you elected the 5-Year MAV Death Benefit and if any owner is older than age 75 immediately following the ownership change, this rider will terminate and the Standard Death Benefit will apply. If all owners are age 75 or younger, the 5-Year MAV Death Benefit will continue.
•	If you elected the MAV Death Benefit and if any owner is older than age 79 immediately following the ownership change, this rider will terminate and the Standard Death Benefit will apply. If all owners are age 79 or younger, the MAV Death Benefit will continue.
•	The ROPP Death Benefit, MAV Death Benefit and 5-Year MAV Death Benefit values may be reset (see “Benefits in the Case of Death”).
•	If the death benefit that applies to your contract changes due to an ownership change, the mortality and expense risk fee may change as well (see “Charges — Mortality and Expense Risk Fee”).
For a SecureSource series – Single Life rider, an ownership change will not change the Covered Person under the rider.
For a SecureSource series – Joint Life rider, if selected, transfer of the ownership of the annuity contract will not change the Covered Spouses under the rider. If ownership is transferred from a Covered Spouse to their revocable trust(s), the annuitant must be one of the Covered Spouses. (See “Optional Benefits — Optional Living Benefits.”)
Benefits in Case of Death — Standard Death Benefit
We will pay the death benefit to your beneficiary upon your death if you die before the annuitization start date with the contract value greater than zero. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner.
If you are age 79 or younger on the date we issue the contract or the date of the most recent covered life change, the beneficiary receives the greater of:
•	the contract value after any rider charges have been deducted; or
•	the Return of Purchase Payments (ROPP) value.
If you are age 80 or older on the date we issue the contract or the date of the most recent covered life change, the beneficiary receives the contract value after any rider charges have been deducted.
Here are some terms that are used to describe the Standard Death Benefit and optional death benefits:
ROPP Value: is the total purchase payments on the contract issue date. Additional purchase payments will be added to the ROPP value. Adjusted partial surrenders will be subtracted from the ROPP value.
Adjusted partial surrenders	=	PS × DB
CV

PS	=	the amount by which the contract value is reduced as a result of the partial surrender.
DB	=	the applicable ROPP value, MAV value or 5-year MAV value on the date of (but prior to) the partial surrender.
CV	=	the contract value on the date of (but prior to) the partial surrender.
Covered Life Change: is either continuation of the contract by a spouse under the spousal continuation provision, or an ownership change where any owner after the ownership change was not an owner prior to the change.
For a spouse who continues the contract and is age 79 or younger, we set the ROPP value to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid.

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After a covered life change other than for the spouse who continues the contract, if the prior owner and all current owners are eligible for the ROPP Death Benefit, we reset the ROPP value on the valuation date we receive your written request for the ownership change to the contract value after any rider charges have been deducted, if the contract value is less. If the prior owner was not eligible for the ROPP Death Benefit, but the new owner is eligible, we reset the ROPP value to the contract value after any rider charges have been deducted on the valuation date we receive your request for the ownership change.
Example of standard death benefit calculation when you are age 79 or younger on the contract effective date:
Assumptions:
•	You purchase the contract with a payment of $20,000.
•	During the second contract year the contract value falls to $18,000, at which point you take a $1,500 partial surrender, leaving a contract value of $16,500.

We calculate the death benefit as follows:
The total purchase payments minus adjustments for partial surrenders:
Total purchase payments	$20,000
minus adjusted partial surrenders, calculated as:
$1,500 × $20,000 =
$18,000	–1,667
for a standard death benefit of:	$ 18,333
since this is greater than your contract value of $16,500
If You Die Before the Annuitization Start Date
When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract’s value using the accumulation unit value we calculate on that valuation date. We pay interest, if any, at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.
When paying multiple beneficiaries, we will process the death claim of each beneficiary on the valuation date when a beneficiary provides us with complete death claim requirements. We will determine a beneficiary's proceeds using the accumulation unit value we calculate on that valuation date. The remaining contract value remains invested as was specified at time of death. We pay interest, if any, at a rate no less than required by law. We will mail payment to a beneficiary within seven days after our death claim requirements are fulfilled.
Nonqualified annuities
If your spouse is sole beneficiary and you die before the annuitization start date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would otherwise have been paid. To do this your spouse must, on the date our death claim requirements are fulfilled, give us written instructions to continue the contract as owner.
There will be no surrender charges on the contract from that point forward. If you elected any optional contract features or riders, your spouse will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract and the values may be reset (see “Optional Benefits” and “Benefits in the Case of Death — Standard Death Benefit”). If the death benefit applicable to the contract changes due to spousal continuation, the mortality and expense risk fee may change as well (see “Charges — Mortality and Expense Risk Fee”).
If your beneficiary is not your spouse, or your spouse does not elect spousal continuation, we will pay the beneficiary in a single sum unless you give us other written instructions. Generally, we must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:
•	the beneficiary elects in writing, and payouts begin, no later than one year after your death, or other date as permitted by the IRS; and
•	the payout period does not extend beyond the beneficiary’s life or life expectancy.
Qualified annuities
•	Spouse beneficiary: If you have not elected an annuity payout plan, and if your spouse is the sole beneficiary, your spouse may either elect to treat the contract as his/her own, so long as he or she is eligible to do so, or elect an annuity payout plan or another plan agreed to by us. If your spouse elects a payout option, the payouts must begin no later than the year in which you would have reached age 70½. If you attained age 70½ at the time of death, payouts must begin no later than Dec. 31 of the year following the year of your death.

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Your spouse may elect to assume ownership of the contract with the contract value equal to the death benefit that would otherwise have been paid. To do this your spouse must, on the date our death claim requirements are fulfilled, give us written instructions to continue the contract as owner. There will be no surrender charges on the contract from that point forward. If you elected any optional contract features or riders, your spouse will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract and the values may be reset (see “Optional Benefits” and “Benefits in the Case of Death — Standard Death Benefit”). If the death benefit applicable to the contract changes due to spousal continuation, the mortality and expense risk fee may change as well (see “Charges — Mortality and Expense Risk Fee”). If your spouse is the sole beneficiary and elects to treat the contract as his/her own as an inherited IRA, the SecureSource series rider will terminate.
If you purchased this contract as an inherited IRA and your spouse is the sole beneficiary, he or she can elect to continue this contract as an inherited IRA. Your spouse must follow the schedule of minimum surrenders established based on your life expectancy.
If you purchased this contract as an inherited IRA and your spouse is not the sole beneficiary, he or she can elect an alternative payment plan for his or her share of the death benefit and all optional death benefits and living benefits will terminate. Your spouse beneficiary must submit the applicable investment options form. No additional purchase payments will be accepted. The death benefit payable on the death of the spouse beneficiary is the contract value after any rider charges have been deducted from the variable account; the mortality and expense risk fee will be the same as is applicable to the Standard Death Benefit. Your spouse must follow the schedule of minimum surrenders established based on your life expectancy.
•	Non-spouse beneficiary: If you have not elected an annuity payout plan, and if death occurs prior to the year you would have attained age 70½, the beneficiary may elect to receive payouts from the contract over a five year period. If your beneficiary does not elect a five year payout or if your death occurs after attaining age 70½, we will pay the beneficiary in a single sum unless the beneficiary elects to receive payouts under any payout plan available under this contract if:
•	the beneficiary elects in writing, and payouts begin, no later than one year following the year of your death; and
•	the payout period does not extend beyond the beneficiary’s life or life expectancy.
If a beneficiary elects an alternative payment plan which is an inherited IRA, all optional death benefits and living benefits will terminate. The beneficiary must submit the applicable investment options form. No additional purchase payments will be accepted. The death benefit payable on the death of the non-spouse beneficiary is the contract value; the mortality and expense risk fee will be the same as is applicable to the Standard Death Benefit.
In the event of your beneficiary’s death, their beneficiary can elect to take a lump sum payment or to continue the alternative payment plan following the schedule of minimum withdrawals established based on the life expectancy of your beneficiary.
•	Annuity payout plan: If you elect an annuity payout plan which guarantees payouts to a beneficiary after death, the payouts to your beneficiary will continue pursuant to the annuity payout plan you elect.
If You Die After the Annuitization Start Date
If you die after the annuitization start date, the amount payable, if any, will depend on the annuity payment plan then in effect.
Death of the owner: If the owner is the annuitant and dies after the annuitization start date, payments cease for lifetime only payment plans. Payments continue to the owner’s beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.
If the owner is not the annuitant and dies after the annuitization start date, payments continue to the beneficiaries according to the payment plan in effect.
Death of the annuitant or of a beneficiary receiving payments under an annuity payment plan: If the owner is not the annuitant and the annuitant dies after the annuitization start date, payments cease for lifetime payment plans. Payments continue to the owner for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.
If a beneficiary elects an annuity payment plan as provided under the payment options provision above and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the change of beneficiary provision for the remainder of any guarantee period.
In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.

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How we handle contracts under unclaimed property laws
Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of one to five years from either 1) the contract’s maturity date (the latest day on which income payments may begin under the contract) or 2) the date the death benefit is due and payable. If a contract matures or we determine a death benefit is payable, we will use our best efforts to locate you or designated beneficiaries. If we are unable to locate you or a beneficiary, proceeds will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary or you last resided, as shown in our books and records, or to our state of domicile. Generally, this surrender of property to the state is commonly referred to as “escheatment”. To avoid escheatment, and ensure an effective process for your beneficiaries, it is important that your personal address and beneficiary designations are up to date, including complete names, date of birth, current addresses and phone numbers, and taxpayer identification numbers for each beneficiary. Updates to your address or beneficiary designations should be sent to our Service Center.
Escheatment may also be required by law if a known beneficiary fails to demand or present an instrument or document to claim the death benefit in a timely manner, creating a presumption of abandonment. If your beneficiary steps forward (with the proper documentation) to claim escheated annuity proceeds, the state is obligated to pay any such proceeds it is holding.
For nonqualified annuities, non-spousal death benefits are generally required to be distributed and taxed within five years from the date of death of the owner/annuitant or the unclaimed death benefits will be presumed abandoned and subject to escheatment.
Optional Benefits
The assets held in our general account support the guarantees under your contract, including optional death benefits and optional living benefits. To the extent that we are required to pay you amounts in addition to your contract value under these benefits, such amounts will come from our general account assets. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities, including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of insurance and financial products as well, and we also pay our obligations under these products from assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.
Optional Death Benefits
In addition to the Standard Death Benefit, we also offer the following optional death benefits:
•	ROPP Death Benefit*;
•	MAV Death Benefit*;
•	5- Year MAV Death Benefit; and
•	SecureSource Legacy Benefit .
*Not available with SecureSource series rider.
The optional death benefits listed above must be elected at the time you purchase your contract. Once you elect a death benefit, you cannot change it; however the death benefit that applies to your contract may change due to an ownership change (see “Changing Ownership”) or continuation of the contract by the spouse under the spousal continuation provision.
The death benefit determines the mortality and expense risk fee that is assessed against the subaccounts. We will base the benefit paid on the death benefit coverage in effect on the date of your death.
If you are age 80 or older at contract issue, you may select the ROPP death benefit described below at the time you purchase your contract. The ROPP Death benefit may not be purchased with the SecureSource series rider. Be sure to discuss with your financial advisor whether or not this death benefit is appropriate for your situation.
Return of Purchase Payments (ROPP) Death Benefit
The ROPP Death Benefit will pay your beneficiaries no less than your purchase payments, adjusted for surrenders. If you die before the annuitization start date and while this contract is in force, the death benefit will be the greatest of:
1.	the contract value after any rider charges have been deducted, or
2.	the ROPP Value.

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For a spouse who continues the contract and is age 80 or older, we reset the ROPP value to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid. If the spouse who continues the contract is age 79 or younger, the ROPP Death Benefit will terminate and the Standard Death Benefit will apply.
After a covered life change other than for the spouse who continues the contract, if any owner is age 80 or older we reset the ROPP value on the valuation date we receive your request for the ownership change to the contract value after any rider charges have been deducted, if the contract value is less.
If all owners are age 79 or younger, the ROPP Death Benefit will terminate and the Standard Death Benefit will apply.
If you are age 75 or younger at contract issue, you may select either the MAV Death Benefit or the 5-Year MAV Death Benefit at the time you purchase your contract. The MAV Death Benefit may not be purchased with the SecureSource series rider. If you are age 76-79 at contract issue, you may select the MAV Death Benefit. The MAV death benefit does not provide any additional benefit before the first contract anniversary and the 5-Year MAV Death Benefit does not provide any additional benefits before the fifth contract anniversary and may not be appropriate for certain older issue ages because the benefit values may be limited after age 80. Be sure to discuss with your financial advisor whether or not these death benefits are appropriate for your situation.
Maximum Anniversary Value (MAV) Death Benefit
The MAV Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:
1.	the contract value after any rider charges have been deducted;
2.	the ROPP value; or
3.	the MAV.
The MAV equals the ROPP value prior to the first contract anniversary. Every contract anniversary prior to the earlier of your 81st birthday or your death, we compare the MAV to the current contract value and we reset the MAV to the higher amount. The MAV is increased by any additional purchase payments and reduced by adjusted partial surrenders as described above under “Benefits in Case of Death — Standard Death Benefit” section.
For a spouse who is age 79 or younger and continues the contract, we reset the MAV to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid. If your spouse is age 80 or older when the contract was continued, the MAV death benefit will terminate and the Standard Death Benefit will apply.
After a covered life change other than for a spouse who continues the contract, if all owners are age 79 or younger, we reset the MAV on the valuation date we receive your request for the ownership change to the lesser of these two values:
(a)	the contract value after any rider charges have been deducted, or
(b)	the MAV on that date, but prior to the reset.
If any owner is age 80 or older at the time of the covered life change, the MAV death benefit will terminate and the Standard Death Benefit will apply.
5-Year Maximum Anniversary Value (5-Year MAV) Death Benefit
The 5-year MAV Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:
1.	the contract value after any rider charges have been deducted;
2.	the ROPP value; or
3.	the 5-year MAV.
The 5-year MAV equals the ROPP value prior to the fifth contract anniversary. Every fifth contract anniversary prior to the earlier of your 81st birthday or your death, we compare the 5-year MAV to the current contract value and we reset the 5-Year MAV to the higher amount. The 5-year MAV is increased by any additional purchase payments and reduced by adjusted partial surrenders as described above under “Benefits in Case of Death — Standard Death Benefit” section.
For a spouse who is age 75 or younger and continues the contract, we reset the 5-Year MAV to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid. If your spouse is age 76 or older when the contract was continued, the 5-year MAV death benefit will terminate and the Standard Death Benefit will apply.

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After a covered life change other than for a spouse who continues the contract, if all owners are age 75 or younger, we reset the 5-Year MAV on the valuation date we receive your request for the ownership change to the lesser of these two values:
(a)	the contract value after any rider charges have been deducted, or
(b)	the 5-Year MAV on that date, but prior to the reset.
If any owner is age 76 or older at the time of the covered life change, the 5-year MAV death benefit will terminate and the Standard Death Benefit will apply.
SecureSource Legacy Benefit
The SecureSource Legacy benefit is an optional benefit that you can elect only at time of application for an additional charge. The SecureSource Legacy rider is intended to provide additional death benefit guarantees that may increase the death benefit provided under the contract. This rider is available only when purchased in combination with the one of the SecureSource Series riders (Guaranteed Lifetime Withdrawal Benefit (GLWB) riders). Terms used in this rider have the same meaning as in the GLWB riders to which they are attached. If you elect SecureSource Legacy, you may not elect any other death benefit riders.
The SecureSource Legacy provides that if the annuitant dies before the annuitization start date, and while this contract is in force, we will pay the beneficiary the greater of the SecureSource Legacy benefit amount provided by this rider or the death benefit under the terms of the contract. If the owner is the natural person, the owner and the annuitant must be the same at issue. The annuitant cannot be changed. If there is an ownership change resulting in a natural owner that is not the same as the annuitant, the SecureSource Legacy benefit amount will be payable if the annuitant dies. The death benefit under the terms of the base contract will not be payable.
The SecureSource Legacy benefit amount is subject to the maximum amount of $20 million.
Determination of the SecureSource Legacy benefit amount: The SecureSource Legacy benefit amount is determined at the following times:
1.	At rider effective date
The SecureSource Legacy benefit amount is set equal to the initial purchase payment.
2.	When an additional purchase payment is made
The SecureSource Legacy benefit amount will be increased by the amount of each additional purchase payment.
See “Buying Your Contract — Purchase Payments” for purchase payment limitations.
3.	When a withdrawal is taken
The SecureSource Legacy benefit amount can be adjusted, but it will not be less than zero.
(A)	If the Current Annual Payment is not established, Excess Withdrawal Processing will occur as follows.
The SecureSource Legacy benefit amount will be reduced by the greater amount of the withdrawal or the “adjustment for withdrawal” calculated as follows:
a × b	where:
c

a	=	the amount of the withdrawal
b	=	the SecureSource Legacy benefit amount on the date of (but prior to) the withdrawal
c	=	the contract value on the date of (but prior to) the withdrawal.
(B)	If the Current Annual Payment is established and the withdrawal is less than or equal to the Remaining Annual Payment, the SecureSource Legacy benefit amount is reduced by the amount of the withdrawal.
(C)	If the Current Annual Payment is established and the withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the SecureSource Legacy benefit amount will be reduced by the greater of (1) the amount of the withdrawal or (2) the Remaining Annual Payment plus an amount calculated as follows:

d × e	where:
f

d	=	the amount of the withdrawal minus the Remaining Annual Payment
e	=	the SecureSource Legacy benefit amount on the date of (but prior to) the withdrawal minus the Remaining Annual Payment
f	=	the contract value on the date of (but prior to) the withdrawal minus the Remaining Annual Payment.
4.	At each rider anniversary

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The SecureSource Legacy benefit amount will be increased to the contract value (after rider charges are deducted) if the contract value is greater.
Please note that withdrawals you take under the GLWB riders, reduce the SecureSource Legacy benefit amount under this rider. For detailed description of how SecureSource Legacy benefit amount is determined when a withdrawal is taken, see “Determination of the SecureSource Legacy benefit amount – when a withdrawal is taken” above. For detailed description of how withdrawals effect GLWB values, see “Determination of Adjustments of Benefits Values” in the GLWB riders’ description.
Spousal Option to Continue the Contract upon Owner’s Death (Spousal Continuation):
Single Life: If a spouse elects to continue the contract and continues the contract as the new owner under the spousal continuation provision of the contract, the rider terminates.
Joint Life: If a surviving spouse is a covered spouse as defined under the attached GLWB rider and chooses to continue the contract under the spousal continuation provision, the following provisions apply:
•	This rider continues as part of the contract.
•	At the time of spousal continuation, the SecureSource Legacy benefit amount may be increased. On the valuation date spousal continuation is effective, the SecureSource Legacy benefit amount will be increased to the contract value (after any rider fees have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid) if the contract value is greater. The death benefit that would otherwise have been paid will not include the SecureSource Legacy benefit amount.
•	The SecureSource Legacy benefit amount is available for payment at the death of the surviving covered spouse.
You should consider whether the SecureSource Legacy benefit rider is appropriate for you because:
•	Investment Allocation Restriction: This rider requires 100% allocation of purchase payments and your contract value to approved investment options. This means that you will not be able to allocate contract value to all of the subaccounts that are available under the contract to contract owners who do not elect the rider. (See “Investment Allocation Restrictions for Certain Optional Riders”). We reserve the right to limit elective investment option changes if required to comply with the written instructions of a fund (see “Making the Most of Your Contract – Transferring Among Accounts – Market Timing”). We reserve the right to add, remove or substitute approved investment options at any time and in our sole discretion. Any substitution of funds may be subject to the SEC or state insurance departments approval. (See “Substitution of Investments”).
•	Limitation on Transfers: Because this rider requires 100% allocation to approved investment options, transfer privileges granted under the contract are suspended other than: (1) transfers among the available investment options as described in the investment options and limits provision, provided such transfers are not determined to disadvantage other contract owners (See Making the Most of Your Contract – Transferring Among Accounts - Market Timing”) or (2) transfers as otherwise agreed to by us.
Termination of the Rider
The rider cannot be terminated either by you or us except as follows:
1.	Single Life: After the death benefit is payable, the rider will terminate.
2.	Joint Life: After the death benefit is payable, unless the covered spouse continues the contract as described in the spouse’s option to continue contract provision, the rider will terminate.
3.	On the annuitization start date the rider will terminate.
4.	In relation to certain increases to the annual rider fee as described in the SecureSource Legacy Benefit Rider Charge provision, your written request will terminate the rider.
5.	Reduction of the contract value to zero will terminate the rider.
6.	Termination of the SecureSource series rider for any reason will also terminate the SecureSource Legacy benefit rider.
7.	Termination of the contract for any reason will terminate the rider.
Upon termination of this rider, any additional death benefit provided by the rider will not be payable upon the annuitant’s death. Upon termination, this rider may not be reinstated.
For an example, please see Appendix D.
Optional Living Benefits
SecureSource Series Rider Terms
The following key terms are associated with the following SecureSource Series of riders:

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Key Terms
Age Bands: are the age ranges shown in your contract data. For SecureSource 4 NY and SecureSource 4 Plus NY, each Age Band is associated with two components of your Lifetime Payment Percentage, a Minimum Lifetime Payment Percentage and a potential Income Bonus Percentage. In addition to your age, other factors determine when you move to a higher Age Band. The Age Bands are shown in the Rate Sheet Prospectus Supplement.
Annual Credit: an amount that can be added to the Benefit Base on rider anniversaries during a Credit Period, subject to limitations. Investment performance and Excess Withdrawals may reduce or eliminate the benefit of any Annual Credits. Annual Credits increase the Current Annual Payment but may result in higher rider charges that may exceed the benefit from the Annual Credits.
The Annual Credit percentages and duration are shown in the Rate Sheet Prospectus Supplement.
Annual Step-Up: an increase in the Benefit Base that is available on each rider anniversary if your contract value increases above guaranteed amounts, subject to certain conditions. If the Benefit Base increases due to an Annual Step-Up, a Credit Period will restart and if your current age (Joint Life: the younger Covered Spouse age) is now in a higher Age Band, the minimum Lifetime Payment Percentage will increase.
Benefit Base: used to determine the Current Annual Payment and the annual rider charge. The Benefit Base is separate from your contract value and cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.
Credit Base: used to determine the Annual Credit. The Credit Base cannot be withdrawn or annuitized and is not payable as a death benefit.
Credit Period: starts on the rider effective date. Subject to limitations, the Credit Period will restart on a rider anniversary whenever there is an increase of the Benefit Base due to an Annual Step-Up or (2) Joint Life only: on the following rider anniversary in the event of a step-up of the Benefit Base under the spousal continuation provision. The Credit Period is shown in the Rate Sheet Prospectus Supplement.
Current Annual Payment: the benefit amount available for withdrawal each contract year after the Covered Person (Joint Life: the younger covered spouse) has reached the youngest age in the first Age Band. For the SecureSource 4 NY and SecureSource 4 Plus NY riders, the amount guaranteed by the rider. Current Annual Payment can vary each contract year and includes the minimum annual lifetime payment and may also include an Income Bonus.
Excess Withdrawal: any withdrawal taken before the Current Annual Payment, or that is greater than the Remaining Annual Payment.
Excess Withdrawal Processing: reduces benefits under the rider if an Excess Withdrawal is processed.
Income Bonus Percentage: for SecureSource 4 NY and SecureSource 4 Plus NY the Income Bonus Percentage may be added to the Minimum Lifetime Payment Percentage as described in the “Lifetime Payment Percentage” provision below. The Income Bonus Percentage is not available under SecureSource Core NY and SecureSource Core Plus NY. The Income Bonus Percentage is shown in the Rate Sheet Prospectus Supplement.
Lifetime Payment Percentage: used to calculate your Current Annual Payment. For SecureSource 4 NY and SecureSource 4 Plus NY, it includes a Minimum Lifetime Payment Percentage and may include an additional Income Bonus. The percentage used can vary as described in the Lifetime Payment Percentage provision below.
Remaining Annual Payment: after the Current Annual Payment is established, the Remaining Annual Payment is the amount that can be withdrawn during the remainder of the current contract year.
Withdrawal: the amount by which your contract value is reduced as a result of any withdrawal request. It may differ from the amount of your request due to any surrender charge.
Withdrawal Adjustment Base: for SecureSource 4 NY and SecureSource 4 Plus NY, one of the components used to determine whether or not the Income Bonus will be included with the Lifetime Payment Percentage. The Withdrawal Adjustment Base cannot be withdrawn or annuitized and is not payable as a death benefit.
The following key terms only apply to SecureSource Core Plus NY:
Base Doubler: is 200% of purchase payments received before the first contract anniversary plus 100% of any premiums received after that. It is used one-time to increase your Benefit Base if you do not take any withdrawals or decline a fee increase before the Base Doubler Date (unless the Benefit Base is already higher due to annual credits and annual step ups). The Base Doubler cannot be withdrawn in a lump sum or annuitized and is not payable as a death benefit.
Base Doubler Date: at issue, it is the later of: (1) the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement; or (2) the rider anniversary on or following the Covered Person (Joint Life:the younger Covered Spouse) reaching the Base Doubler age shown in the Rate Sheet Prospectus Supplement.

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SecureSource Core NY Rider
The SecureSource Core NY rider is an optional benefit that you can elect at time of application for an additional charge. The SecureSource Core NY rider may not be purchased with any other optional living benefit, optional ROPP Death Benefit and MAV Death Benefit. This benefit is intended to provide to you, after the Current Annual Payment is established, a specified withdrawal amount annually for life, even if your contract value is zero, subject to the terms and provisions described in this section. Lifetime payments will be made by us in the event your contract value is depleted. If you die before the contract value is depleted, you will not receive any monetary value from the rider. Additionally, this benefit offers an Annual Credit feature to help in low or poor performing markets and a step-up feature to lock in contract anniversary gains to increase the Benefit Base. The contract and rider will terminate if the contract value goes to zero due to an excess withdrawal. If the contract value is reduced to zero as a result of market performance, fees or charges, or a withdrawal that is less than or equal to the Remaining Annual Payment, then the owner will receive the Current Annual Payment as described in the “Other provisions – Rules for Surrender”.
The SecureSource Core NY rider may be appropriate for you if:
•	you intend to make periodic withdrawals from your annuity contract; and
•	you wish to ensure that market performance will not adversely affect your ability to withdraw income over your lifetime.
The SecureSource Core NY rider may be not appropriate for you if:
•	you anticipate the need for early or Excess Withdrawals; or
•	you want to invest in funds other than the approved investment options. For a list of currently approved investment options, see “Investment Allocation Restrictions for Certain Benefit Riders”.
The SecureSource Core NY rider guarantees that, regardless of investment performance, you may take withdrawals up to the Current Annual Payment each contract year after Current Annual Payment is established. Your age at the time of the first withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision (see “Lifetime Payment Percentage” below).
As long as your total withdrawals during the contract year do not exceed the Current Annual Payment, you will not be assessed a surrender charge. If you withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, you may withdraw any amount up to your entire surrender value, subject to Excess Withdrawal Processing under the rider (see “Determination of Adjustments of Benefit Values”).
Any amount we pay in excess of your contract value is subject to our financial strength and claims-paying ability.
Subject to conditions and limitations, the Current Annual Payment can be increased if an Annual Credit is available or your contract value has increased above the Benefit Base on a rider anniversary.
Your benefits under the rider can be reduced if you:
•	withdraw more than the allowed withdrawal amount in a contract year, or
•	take withdrawals before the Current Annual Payment is established.
For important considerations whether a SecureSource Core NY rider is appropriate for you, see “Important SecureSource Series Rider Considerations” section.
Availability
There are two SecureSource Core NY riders available under your contract:
•	SecureSource Core NY – Single Life
•	SecureSource Core NY – Joint Life
The information in this section applies to both SecureSource Core NY riders, unless otherwise noted.
For the purpose of this rider, the term “withdrawal” has the same meaning as the term “surrender” in the contract or any other riders.
The SecureSource Core NY — Single Life rider covers one person who is named at contract issue. Joint ownership and joint annuitants are not allowed for SecureSource Core NY — Single Life rider.
The SecureSource Core NY — Joint Life Rider covers two spouses jointly who are named at contract issue. You may elect only the SecureSource Core NY — Single Life rider or the SecureSource Core NY — Joint Life rider, not both, and you may not switch riders later.
You must elect the rider when you purchase your contract. The rider effective date will be the contract issue date.
The SecureSource Core NY rider is an optional benefit that you may select for an additional annual charge.

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The current issue ages for Single Life and Joint Life are disclosed in the Rate Sheet Prospectus Supplement which may be amended from time to time by us.
The SecureSource Core NY riders are not available under an inherited qualified annuity.
The SecureSource Core NY rider guarantees that, regardless of the investment performance of your contract, you will be able to withdraw up to a certain amount each year from the contract before the annuitization start date until:
•	Single Life: death (see “At Death” heading below).
•	Joint Life: the death of the last surviving Covered Spouse (see “Joint Life only: Covered Spouses” and “At Death” headings below).
•	If there has been an ownership change, the death of the new owner will also terminate the rider.
For key terms associated with the SecureSource Core NY rider, see “SecureSource Series Rider Terms” section above.
RATE SHEET PROSPECTUS SUPPLEMENT
The rates for the Lifetime Payment percentages, Credit Period and Annual Credit percentages, applicable to your contract issued to you are disclosed in the Rate Sheet Supplement attached to this prospectus. These terms can only change as provided in this prospectus (see “Lifetime Payment Percentage” and “Annual Credits” below.) We may change these terms for new purchasers, upon 14 days prior notice. At least 14 days before we change the current rates, the rates and percentages for the next effective period will be disclosed in a new Rate Sheet Prospectus Supplement. All historical Rate Sheet Supplement will be reflected in the Appendix to this prospectus. All Rate Sheet Prospectus Supplements, including the Rate Sheet Supplement applicable to you, have been filed with the Securities and Exchange Commission (the “SEC”) and are also available on the Edgar system at www.sec.gov (File No. 333-229361).
current annual payment Description
Single Life only: Covered Person: the person whose life is used to determine the Current Annual Payment, and the duration of the Current Annual Payments (see “Current Annual Payment” heading below). The Covered Person is established on the rider effective date and cannot be changed. The Covered Person is the contract owner on the rider effective date. If the owner on that date is a nonnatural person (i.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the annuitant.
Joint Life only: Covered Spouses: the contract owner on the rider effective date and their spouse, as named on the application for as long as the marriage is valid and remains in effect. If the contract owner on the rider effective date is a nonnatural person or a revocable trust, the Covered Spouses are the annuitant and the spouse of the annuitant as named on the application. After death or dissolution of marriage that leaves only one of the Covered Spouses as the owner (for non-natural owners, the annuitant), that remaining Covered Spouse will be used when referring to the younger Covered Spouse. The Covered Spouses lives are used to determine when the Current Annual Payment is established, and the duration of the Current Annual Payments (see “Current Annual Lifetime Payment” heading below). The Covered Spouses are established on the rider effective date and cannot be changed. For more details, see “Assignment and Change of Ownership – Joint Life” section below.
Current Annual Payment: the benefit available for withdrawal each contract year after the Covered Person (Joint life: younger Covered Spouse) has reached the youngest age in the first Age Band. When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.
If you withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.
Single Life: The Current Annual Payment is established on the later of the rider effective date if the Covered Person has reached youngest age in the first Age Band, or the date the Covered Person’s attained age equals the youngest age in the first Age Band.
Joint Life: The Current Annual Payment is established on the earliest of the following dates:
•	The rider effective date if the younger Covered Spouse has already reached the youngest age in the first Age Band.
•	The date the younger Covered Spouse’s attained age equals the youngest age in the first Age Band.
•	Upon the first death of a Covered Spouse, then either: (a) the date we receive a written notice when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, (b) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or (c) the date the surviving Covered Spouse reaches the youngest age in the first Age Band.

56     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

•	Following dissolution of marriage of the Covered Spouses, then either (a) the date we receive a written notice if the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) has already reached the youngest age in the first Age Band, or (b) the date the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) reaches the youngest age in the first Age Band.
Remaining Annual Payment: the amount available for withdrawal for the remainder of the contract year. The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment equals the Current Annual Payment less all withdrawals in the current contract year, but it will not be less than zero.
Lifetime Payment Percentage: used to calculate the Current Annual Payment. The Lifetime Payment Percentage and Age Band are shown in the Rate Sheet Prospectus Supplement.
The Age Band for the Lifetime Payment Percentage is determined at the following times:
•	When the Current Annual Payment is established: The Age Band used to calculate the initial Current Annual Payment is the percentage for the Covered Person’s attained age (Joint life: younger Covered Spouse’s attained age).
•	On the Covered Person’s subsequent birthdays (Joint life: younger Covered Spouse’s subsequent birthdays): If no withdrawal has been taken since the Current Annual Payment was established and no increase to the annual rider fee has been declined, and if the Covered Person's new attained age (Joint Life: younger Covered Spouse's attained age) is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.
•	Upon Annual Step-Ups (see “Annual Step-ups” below).
•	For the Joint life rider, upon death or change in marital status: (A) If no withdrawal has been taken since the Current Annual Payment was established and no increase in the annual rider fee has been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s attained age. (B) If the Current Annual Payment is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s attained age will be used to determine the Age Band for the Lifetime Payment Percentage. In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s attained age.
Determination of Adjustments of Benefit Values: Your values are determined at the following times and are subject to a maximum amount of $20 million each:
1.	At rider effective date
The Credit Base and Benefit Base are set equal to the initial purchase payment.
2.	When an additional purchase payment is made
The Benefit Base will be increased by the amount of each additional purchase payment.
If the Credit Base is greater than zero, the Credit Base will be increased by the amount of each additional purchase payment.
See “Buying Your Contract — Purchase Payments” for purchase payment limitations.
3.	When a withdrawal is taken
If the Credit Base is greater than zero, Annual Credits will not be added to the Benefit Base on the following rider anniversary.
The Benefit Base and Credit Base can be adjusted, but they will not be less than zero.
(A)	If the Current Annual Payment is not established, Excess Withdrawal Processing will occur as follows.
The Benefit Base and Credit Base will be reduced by the same proportion that the contract value is reduced. The proportional amount deducted is the “adjustment for withdrawal” calculated as follows:
a × b	where:
c

a	=	the amount of the withdrawal
b	=	the Credit Base or Benefit Base (as applicable) on the date of (but prior to) the withdrawal
c	=	the contract value on the date of (but prior to) the withdrawal.
(B)	If the Current Annual Payment is established and the withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Base do not change.

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(C)	If the Current Annual Payment is established and the withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Base will be reduced by an amount calculated as follows:

d × e	where:
f

d	=	the amount of the withdrawal minus the Remaining Annual Payment
e	=	the Benefit Base or Credit Base (as applicable) on the date of (but prior to) the withdrawal
f	=	the contract value on the date of (but prior to) the withdrawal minus the Remaining Annual Payment.
Rider Anniversary Processing: The following describes how the Benefit Base and Credit Base are calculated on rider anniversaries, subject to the maximum amount of $20 million for each, and how the Lifetime Payment Percentage can change on rider anniversaries.
•	Annual Credits: If you did not take any withdrawals during the prior contract year and you did not decline any increase to the annual rider fee, Annual Credits may be available. The Annual Credit percentages and Credit Period are shown in the Rate Sheet Prospectus Supplement.
(A)	On the first rider anniversary
The Annual Credit equals the Credit Base 180 days following the rider effective date multiplied by the Annual Credit percentage, as shown in the Rate Sheet Prospectus Supplement, for the first rider anniversary.
•	Single Life: The Benefit Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base, or the Benefit Base 180 days following the rider effective date increased by the Annual Credit and any additional purchase payments since 180 days following the rider effective date.
(B)	On any other rider anniversary during a Credit Period
The Annual Credit equals the Credit Base as of the prior rider anniversary multiplied by the current Annual Credit percentage, as shown in the Rate Sheet Prospectus Supplement.
•	Single Life: The Benefit Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base or the Benefit Base on the prior rider anniversary increased by the Annual Credit and any additional purchase payments since the prior rider anniversary.
The Credit Base will be set to zero on the last rider anniversary of a Credit Period after any adjustment to the Benefit Base, and there will be no additional Annual Credits unless the Credit Period restarts due to a step-up of the Benefit Base.
The Credit Base will be permanently set to zero on the later of: (A) the owner’s 95th birthday or (B) the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement.
•	Annual Step-Ups: Beginning with the first rider anniversary, an Annual Step-Up may be available. If you decline any increase to the annual rider fee, future Annual Step-Ups will no longer be available. The Annual Step-Up will take place on any rider anniversary where the contract value (after charges are deducted) is greater than the Benefit Base after any Annual Credit is added. If an Annual Step-Up is executed, Benefit Base, Credit Base and Lifetime Payment Percentage will be adjusted as follows:
•	The Benefit Base (after any Annual Credit is added) will be increased to the contract value.
•	The Credit Base will be increased to the contract value and the Credit Period will restart, if there is an increase to Benefit Base due to an Annual Step-Up.
•	If the Covered Person’s attained age (Joint Life: younger Covered Spouse’s attained age) on the rider anniversary is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior withdrawals. The higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.
Other Provisions
Required Minimum Distributions (RMD): If you are taking RMDs from your contract and your RMD calculated separately for your contract is greater than the Current Annual Payment, the portion of your RMD that exceeds the Current Annual Payment will not be subject to Excess Withdrawal Processing provided that the following conditions are met:
•	The Current Annual Payment is established;
•	The RMD is for your contract alone;
•	The RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code; and
•	The RMD amount is otherwise based on the requirements of section 401(a) (9), related Code provisions and regulations thereunder that were in effect on the contract date.

58     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

If the Current Annual Payment is not established, the RMD will be subject to Excess Withdrawal Processing. RMD rules follow the calendar year which most likely does not coincide with your contract year and therefore may limit when you can take your RMD and not be subject to Excess Withdrawal Processing. See Appendix F for additional information.
Spousal Option to Continue the Contract upon Owner’s Death (Spousal Continuation):
Single Life: If a surviving spouse elects to continue the contract and continues the contract as the new owner under the spousal continuation provision of the contract, the SecureSource Core NY— Single Life rider terminates.
Joint Life: If a surviving spouse is a Covered Spouse and elects the spousal continuation provision of the contract as the new owner, the SecureSource Core NY — Joint Life rider also continues. The surviving Covered Spouse can name a new beneficiary; however, a new Covered Spouse cannot be added to the rider. After the death of the last Covered Spouse, the rider will terminate.
If you did not decline an increase to the annual rider fee, at the time of spousal continuation, a step-up may be available. All Annual Step-Up rules (see “Rider Anniversary Processing — Annual Step-Up” heading above) also apply to the spousal continuation step-up except that the Remaining Annual Payment will be reduced for any prior withdrawals in that contract year. Also, the Credit Period will restart on the next contract anniversary. The spousal continuation step-up is processed on the valuation date spousal continuation is effective.
Rules for Surrender: There is no minimum contract value requirement following a partial surrender. Surrenders will be taken from all accounts and the variable subaccounts in the same proportion as your interest in each bears to the contract value.
If your contract value is reduced to zero, the Credit Base will be permanently reset to zero, and there will be no additional Annual Credits. Also, the following will occur:
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of market performance, fees or charges, then the owner must wait until the Current Annual Payment would be established and that amount will be paid annually until the death of the Covered Person (Joint Life: both Covered Spouses) (see “Current Annual Payment Description” above).
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of market performance, fees or charges, or as a result of a withdrawal that is less than or equal to the Remaining Annual Payment (including RMDs that are not subject to Excess Withdrawal Processing as described above), then the owner will receive the Current Annual Payment paid annually until the death of the Covered Person (Joint Life: both Covered Spouses).
In both cases above:
•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.
•	We will no longer accept additional purchase payments.
•	No more charges will be collected for the rider.
•	The Current Annual Payment is fixed for as long as payments are made.
•	The amount paid in the current contract year will be reduced for any prior withdrawals in that contract year.
•	If the Current Annual Payment is determined by incorrect information regarding the Covered Person's birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by Us will be made up promptly with an interest credit of 6% per annum. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by Us will be subtracted, together with an interest credit of 6% per annum.
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of a withdrawal taken before the Current Annual Payment is established, the rider and the contract will terminate.
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of a withdrawal that is greater than the Remaining Annual Payment (including RMDs that are subject to Excess Withdrawal Processing as described above), the rider and the contract will terminate.
At Death:
Single Life:The rider will terminate even if the contract is continued under the spousal continuation option.
Joint Life: If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation option to continue the lifetime benefit. If spousal continuation is not availableor if someone other than a Covered Spouse continues the contract, the rider terminates. The lifetime benefit ends at the death of the surviving Covered Spouse.

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If the contract value is greater than zero when the death benefit becomes payable, the beneficiary may:
•	elect to take the death benefit under the terms of the contract, or
•	continue the contract under the spousal continuation option.
Assignment and Change of Ownership
Joint Life: In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the spousal continuation provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue. If the Owner on the rider effective date is a natural person, only the Covered Spouses can be owners at rider issue. If there is a non-natural or revocable trust owner, one of the Covered Spouses must be the annuitant at rider issue.
Annuity Provisions: If your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the SecureSource Core NY rider (see “The Annuitization Start Date”). If you elect an annuitization start date that is earlier than the maximum annuitization start date, the alternative fixed annuity payout option under the SecureSource Core NY rider is not available.

Under the rider’s payout option, you will receive the Current Annual Payment each contract year until the death of the Covered Person (Joint Life:both Covered Spouses). The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, we have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B in the contract. For more information about payout plans, please see “The Annuity Payout Period - Annuity Payout Plans.”
If you choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date.
The rider payout option may be greater or less than other payout options available under the contract. You should consider your payout options carefully and consult your financial advisor before making a determination.
Rider Termination
The SecureSource Core NY rider cannot be terminated either by you or us except as follows:
•	Single Life: after the death benefit is payable, the rider will terminate.
•	Single Life: spousal continuation will terminate the rider.
•	Single Life: after the death of the Covered Person, the rider will terminate.
•	Joint Life: after the death of the last Covered Spouse, the rider will terminate.
•	Joint Life: After the death benefit is payable the rider will terminate if anyone other than a Covered Spouse continues the contract. However, if the Covered Spouse continues the contract as an inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan, the rider will terminate.
•	On the annuitization start date, the rider will terminate if you choose a payout option available under the contract.
•	You may terminate the rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase. (See “Charges — SecureSource Core NY riders charge”).
•	When the contract value is reduced to zero as a result of an Excess Withdrawal as described in the Rules for Surrender Section above, the rider will terminate.
•	Termination of the contract for any reason will terminate the rider.
For an example, see Appendix D.
SecureSource Core Plus NY Rider
The SecureSource Core Plus NY rider is an optional benefit that you can elect at time of application for an additional charge. The SecureSource Core Plus NY rider may not be purchased with any other living benefit, optional ROPP Death Benefit and MAV Death Benefit. This benefit is intended to provide to you a specified withdrawal amount annually for life, even if your contract value is zero, subject to the terms and provisions described in this section. Lifetime payments will be made by us in the event your contract value is depleted. If you die before the contract value is depleted, you will not receive any monetary value from the rider. Additionally, this benefit offers an Annual Credit feature to help in low or poor performing markets and a step-up feature to lock in contract anniversary gains to increase the Benefit Base. This rider also provides a guaranteed benefit base amount, provided no withdrawals are taken and the rider does not terminate before a specified date (see Base Doubler below). The contract and rider will terminate if the contract value goes to zero due to an excess withdrawal. If the contract value is reduced to zero as a result of market performance, fees or charges, or a withdrawal that is less than or equal to the Remaining Annual Payment, then the owner will receive the Current Annual Payment as described in the “Other provisions – Rules for Surrender”.

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The SecureSource Core Plus NY rider may be appropriate for you if:
•	you intend to make periodic withdrawals from your annuity contract; and
•	you wish to ensure that market performance will not adversely affect your ability to withdraw income over your lifetime.
The SecureSource Core Plus NY rider may be not appropriate for you if:
•	you anticipate the need for early or Excess Withdrawals; or
•	you want to invest in funds other than the approved investment options. For a list of currently approved investment options, see “Investment Allocation Restrictions for Certain Benefit Riders”.
The SecureSource Core Plus NY rider guarantees that, regardless of investment performance, you may take withdrawals up to the Current Annual Payment each contract year. Your age at the time of the first withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision (see “Lifetime Payment Percentage” below).
As long as your total withdrawals during the contract year do not exceed the Current Annual Payment, you will not be assessed a surrender charge. If you withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, you may withdraw any amount up to your entire surrender value, subject to Excess Withdrawal Processing under the rider (see “Determination of Adjustments of Benefit Values”).
Any amount we pay in excess of your contract value is subject to our financial strength and claims-paying ability.
Subject to conditions and limitations, the Current Annual Payment can be increased if an Annual Credit is available, a Base Doubler is applied, or your contract value has increased above the Benefit Base on a rider anniversary.
Your benefits under the rider can be reduced if you withdraw more than the allowed withdrawal amount in a contract year.
For important considerations whether a SecureSource Core Plus NY rider is appropriate for you, see “Important SecureSource Series Rider Considerations” section.
Availability
There are two SecureSource Core Plus NY riders available under your contract:
•	SecureSource Core Plus NY – Single Life
•	SecureSource Core Plus NY – Joint Life
The information in this section applies to both SecureSource Core Plus NY riders, unless otherwise noted.
For the purpose of this rider, the term “withdrawal” has the same meaning as the term “surrender” in the contract or any other riders
The SecureSource Core Plus NY — Single Life rider covers one person who is named at contract issue. Joint ownership and joint annuitants are not allowed for SecureSource Core Plus NY — Single Life rider.
The SecureSource Core Plus NY — Joint Life Rider covers two spouses jointly who are named at contract issue. You may elect only the SecureSource Core Plus NY — Single Life rider or the SecureSource Core Plus NY — Joint Life rider, not both, and you may not switch riders later.
You must elect the rider when you purchase your contract. The rider effective date will be the contract issue date.
The SecureSource Core Plus NY rider is an optional benefit that you may select for an additional annual charge.
The current issue ages for Single Life and Joint Life are disclosed in the Rate Sheet Prospectus Supplement which may be amended from time to time by us.
The SecureSource Core Plus NY riders are not available under an inherited qualified annuity.
The SecureSource Core Plus NY rider guarantees that, regardless of the investment performance of your contract, you will be able to withdraw up to a certain amount each year from the contract before the annuitization start date until:
•	Single Life: death (see “At Death” heading below).
•	Joint Life: the death of the last surviving Covered Spouse (see “Joint Life only: Covered Spouses” and “At Death” headings below). If there has been an ownership change, the death of the new owner will also terminate the rider.
For key terms associated with the SecureSource Core Plus NY rider, see “SecureSource Series Rider Terms” section above.
RATE SHEET PROSPECTUS SUPPLEMENT

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The rates for the Lifetime Payment percentages, Credit Period, Annual Credit percentages and Base Doubler age, applicable to your contract issued to you are disclosed in the Rate Sheet Supplement attached to this prospectus. These terms can only change as provided in this prospectus (see “Lifetime Payment Percentage”, “Annual Credits” and “Base Doubler” below). We may change these terms for new purchasers, upon 14 days prior notice. At least 14 days before we change the current rates, the rates and percentages for the next effective period will be disclosed in a new Rate Sheet Prospectus Supplement. All historical Rate Sheet Supplement will be reflected in the Appendix to this prospectus. All Rate Sheet Prospectus Supplements, including the Rate Sheet Supplement applicable to you, have been filed with the Securities and Exchange Commission (the “SEC”) and are also available on the Edgar system at www.sec.gov (File No. 333-229361).
current annual payment Description
Single Life only: Covered Person: the person whose life is used to determine the Current Annual Payment, and the duration of the Current Annual Payments (see “Current Annual Payment” heading below). The Covered Person is established on the rider effective date and cannot be changed. The Covered Person is the contract owner on the rider effective date. If the owner on that date is a nonnatural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the annuitant.
Joint Life only: Covered Spouses: the contract owner on the rider effective date and their spouse, as named on the application for as long as the marriage is valid and remains in effect. If the contract owner on the rider effective date is a nonnatural person or a revocable trust, the Covered Spouses are the annuitant and the spouse of the annuitant. After death or dissolution of marriage that leaves only one of the spouses as the owner (for non-natural owners, the annuitant), that remaining Covered Spouse will be used when referring to the younger Covered Spouse. The Covered Spouses lives are used to determine when the Current Annual Payment is established, and the duration of the Current Annual Payments (see “Current Annual Payment” heading below). The Covered Spouses are established on the rider effective date and cannot be changed. For more details, see “Assignment and Change of Ownership – Joint Life” section below.
Current Annual Payment: the benefit available for withdrawal each contract year after the Covered Person (Joint life: younger Covered Spouse) has reached the youngest age in the first Age Band. When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.
If you withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.
Single Life: The Current Annual Payment is established on the later of the rider effective date if the Covered Person has reached the youngest age in the first Age Band, or the date the Covered Person’s attained age equals the youngest age in the first Age Band.
Joint Life: The Current Annual Payment is established on the earliest of the following dates:
•	The rider effective date if the younger Covered Spouse has already reached the youngest age in the first Age Band.
•	The date the younger Covered Spouse’s attained age equals the youngest age in the first Age Band.
•	Upon the first death of a Covered Spouse, then either: (a) the date we receive a written notice when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, (b) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or (c) the date the surviving Covered Spouse reaches the youngest age in the first Age Band.
•	Following dissolution of marriage of the Covered Spouses, then either (a) the date we receive a written notice if the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) has already reached the youngest age in the first Age Band, or (b) the date the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) reaches the youngest age in the first Age Band.
Remaining Annual Payment: the amount available for withdrawal for the remainder of the contract year. The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment benefit amount equals the Current Annual Payment less all withdrawals in the current contract year, but it will not be less than zero.
Lifetime Payment Percentage: used to calculate the Current Annual Payment.
The Lifetime Payment Percentage for each Age Band is shown in the Rate Sheet Prospectus.

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The Age Band for the Lifetime Payment Percentage is determined at the following times:
•	When the Current Annual Payment is established: The Age Band used to calculate the initial Current Annual Payment is the percentage for the Covered Person’s attained age (Joint Life: younger Covered Spouse’s attained age).
•	On the Covered Person’s subsequent birthdays (Joint Life: younger Covered Spouse’s subsequent birthdays): If no withdrawal has been taken since the Current Annual Payment was established and no increase to the annual rider fee has been declined, and if the Covered Person's new attained age (Joint Life: younger Covered Spouse's attained age) is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.
•	Upon Annual Step-Ups (see “Annual Step-Ups” below).
•	For the Joint life rider, upon death or change in marital status: (A) If no withdrawal has been taken since the Current Annual Payment was established and no increase in the annual rider fee has been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s attained age. (B) If the Current Annual Payment is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s attained age will be used to determine the Age Band for the Lifetime Payment Percentage. In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s attained age.
Joint Life: Base Doubler Date: If the Base Doubler is greater than zero, the Base Doubler Date may be reset in the event of: (1) dissolution of marriage; or (2) a Covered Spouse’s death when the death benefit is not payable. On the date we receive written notification of these events, the Base Doubler Date will be set to the later of: (1) the rider anniversary on or following the remaining Covered Spouse reaching the Base Doubler age shown in the Rate Sheet Prospectus Supplement; (2) the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement; or (3) the next rider anniversary.
The Base Doubler Date may also be reset if there is a spousal continuation.  See the Spouse’s Option to continue contract provision.
In the event of remarriage of the Covered Spouses to each other before the Base Doubler Date, the Base Doubler Date will be reset to the later of the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement or the rider anniversary on or following the younger Covered Spouse reaching the Base Doubler age shown in the Rate Sheet Prospectus Supplement.
Determination of Adjustments of Benefit Values: Your values are determined at the following times and are subject to a maximum amount of $20 million each:
1.	At rider effective date
The Credit Base and Benefit Base are set equal to the initial purchase payment.
The Base Doubler is set equal to the initial purchase payment multiplied by the applicable Base Doubler Percentage, as shown in the table below.
Purchase Payments	Base Doubler Percentage
Payments received before the first rider anniversary	200%
Payments received thereafter	100%
2.	When an additional purchase payment is made
The Benefit Base will be increased by the amount of each additional purchase payment.
If the Credit Base is greater than zero, the Credit Base will be increased by the amount of each additional purchase payment.
If the Base Doubler is greater than zero, the Base Doubler will be increased by the amount of each additional purchase payment multiplied by the applicable Base Doubler Percentage as shown in the table above.
See “Buying Your Contract — Purchase Payments” for purchase payment limitations.
3.	When a withdrawal is taken
If the Credit Base is greater than zero, Annual Credits will not be added to the Benefit Base on the following rider anniversary.
If a withdrawal is taken before the Base Doubler Date, the Base Doubler is permanently set to zero.
The Benefit Base and Credit Base can be adjusted, but they will not be less than zero.

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(A)	If the withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Base do not change.
(B)	If the withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Base will be reduced by an amount as calculated below:

d × e	where:
f

d	=	the amount of the withdrawal minus the Remaining Annual Payment
e	=	the Benefit Base or Credit Base (as applicable) on the date of (but prior to) the withdrawal
f	=	the contract value on the date of (but prior to) the withdrawal minus the Remaining Annual Payment.
Rider Anniversary Processing: The following describes how the Benefit Base and Credit Base are calculated on rider anniversaries, subject to the maximum amount of $20 million for each, and how the Lifetime Payment Percentage can change on rider anniversaries.
•	Annual Credits: If you did not take any withdrawals during the prior contract year and you did not decline any increase to the annual rider fee, Annual Credits may be available. The Annual Credit percentages and duration are shownin the Rate Sheet Prospectus Supplement.
(A)	On the first rider anniversary
The Annual Credit equals the Credit Base 180 days following the rider effective date multiplied by the current Annual Credit percentage, as shown in the Rate Sheet Prospectus Supplement, for the first rider anniversary.
The Benefit Base will be set to the greater of:
(i)	the current Benefit Base, or
(ii)	the Benefit Base 180 days following the rider effective date increased by the Annual Credit and any additional purchase payments since 180 days following the rider effective date.
(B)	On any other rider anniversary during a Credit Period
The Annual Credit equals the Credit Base as of the prior rider anniversary multiplied by the current Annual Credit percentages, as shown in the Rate Sheet Prospectus Supplement.
•	Single Life: The Benefit Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base, or the Benefit Base 180 days following the rider effective date increased by the Annual Credit and any additional purchase payments since 180 days following the rider effective date.
The Credit Base will be set to zero on the last rider anniversary of a Credit Period after any adjustment to the Benefit Base, and there will be no additional Annual Credits unless the Credit Period restarts due to a step-up of the Benefit Base.
The Credit Base will be permanently set to zero on the later of: (A) the owner’s 95th birthday or (B) the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement.
•	Base Doubler: If you did not take any withdrawals since the rider effective date and you did not decline an increase to the Annual Rider Fee on the Base Doubler Date, the Benefit Base (after any Annual Credit is added) will be increased to the Base Doubler if greater. The Base Doubler will be permanently set to zero on the Base Doubler Date (after any adjustment to the Benefit Base). It is important to remember that the 200 % Base Doubler percentage only applies to purchase payments received in the first year. After the first year, 100% of purchase payments will be added to the Base Doubler rather than 200%.
The Base Doubler Date may also be reset if there is a spousal continuation. See the Spouse’s Option to continue contract provision. In the event of remarriage of the Covered Spouses to each other before the Base Doubler Date, the Base Doubler Date will be reset to the later of the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement or the rider anniversary on or following the 70th birthday of the younger Covered Spouse.
•	Annual Step-Ups: Beginning with the first rider anniversary, an Annual Step-Up may be available. If you decline any increase to the annual rider fee, future Annual Step-Ups will no longer be available. The Annual Step-Up will take place on any rider anniversary where the contract value (after charges are deducted) is greater than the Benefit Base after any Annual Credit is added. If an Annual Step-Up is executed, the Benefit Base, Credit base and Lifetime Payment Percentage will be adjusted as follows:
•	The Benefit Base (after any Annual Credit is added or Base Doubler is applied) will be increased to the contract value.

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•	The Credit Base will be increased to the contract value and the Credit Period will restart, if there is an increase to Benefit Base due to an Annual Step-Up.
•	If the Covered Person’s attained age (Joint Life: younger Covered Spouse’s attained age) on the rider anniversary is in a higher Age Band then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior withdrawals. The higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.
Other Provisions
Required Minimum Distributions (RMD): If you are taking RMDs from your contract and your RMD calculated separately for your contract is greater than the Current Annual Payment, the portion of your RMD that exceeds the benefit amount will not be subject to Excess Withdrawal Processing provided that the following conditions are met:
•	The Current Annual Payment is established;
•	The RMD is for your contract alone;
•	The RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code; and
•	The RMD amount is otherwise based on the requirements of section 401(a) (9), related Code provisions and regulations thereunder that were in effect on the contract date.
If the Current Annual Payment is not established, the RMD will be subject to Excess Withdrawal Processing. RMD rules follow the calendar year which most likely does not coincide with your contract year and therefore may limit when you can take your RMD and not be subject to Excess Withdrawal Processing. Any withdrawals (including RMDs) before the Base Doubler Date will permanently set the Base Doubler to zero. See Appendix F for additional information.
Spousal Option to Continue the Contract upon Owner’s Death (Spousal Continuation):
Single Life: If a surviving spouse elects to continue the contract and continues the contract as the new owner under the spousal continuation provision of the contract, the SecureSource Core Plus NY— Single Life rider terminates.
Joint Life: If a surviving spouse is a Covered Spouse and elects the spousal continuation provision of the contract as the new owner, the SecureSource Core Plus NY — Joint Life rider also continues. The surviving Covered Spouse can name a new beneficiary; however, a new Covered Spouse cannot be added to the rider. After the death of the last Covered Spouse, the rider will terminate.
If you did not decline an increase to the annual rider fee, at the time of spousal continuation, a step-up may be available. All Annual Step-Up rules (see “Rider Anniversary Processing — Annual Step-Up” heading above) also apply to the spousal continuation step-up except that the Remaining Annual Payment will be reduced for any prior withdrawals in that contract year. Also, the Credit Period will restart on the next contract anniversary. The spousal continuation step-up is processed on the valuation date spousal continuation is effective. If the Base Doubler is greater than zero, the Base Doubler Date will be set to the later of: (1) the rider anniversary on or following the 70th birthday of the remaining Covered Spouse; (2) the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement; or (3) the next rider anniversary.
Rules for Surrender: There is no minimum contract value requirement following a partial surrender. Surrenders will be taken from all accounts and the variable subaccounts in the same proportion as your interest in each bears to the contract value.
If your contract value is reduced to zero, the Credit Base and Base Doubler, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits and no Base Doubler will be applied. Also, the following will occur:
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of market performance, fees or charges, then the owner must wait until the Current Annual Payment would be established and that amount will be paid annually until the death of the Covered Person (Joint Life: both Covered Spouses) (see “Current Annual Payment Description” above).
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of market performance, fees or charges, or as a result of a withdrawal that is less than or equal to the Remaining Annual Payment (including RMDs that are not subject to Excess Withdrawal Processing as described above), then the owner will receive the Current Annual Payment paid annually until the death of the Covered Person (Joint Life: both Covered Spouses).
In either case above:
•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.
•	We will no longer accept additional purchase payments.
•	No more charges will be collected for the rider.

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•	The Current Annual Payment is fixed for as long as payments are made.
•	The amount paid in the current contract year will be reduced for any prior withdrawals in that contract year.
•	If the Current Annual Payment is determined by incorrect information regarding the Covered Person's birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by Us will be made up promptly with an interest credit of 6% per annum. We reserve the right to recover from You or Your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by Us will be subtracted, together with an interest credit of 6% per annum.
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of a withdrawal taken before the Current Annual Payment is established, the rider and the contract will terminate.
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of a withdrawal that is greater than the Remaining Annual Payment (including RMDs that are subject to Excess Withdrawal Processing as described above), the rider and the contract will terminate.
Assignment and Change of Ownership
Joint Life: In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the spousal continuation provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue. If the Owner on the rider effective date is a natural person, only the Covered Spouses can be owners at rider issue. If there is a non-natural or revocable trust owner, one of the Covered Spouses must be the annuitant at rider issue.
At Death:
Single Life:The rider will terminate even if the contract is continued under the spousal continuation option.
Joint Life: If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation option to continue the lifetime benefit. If spousal continuation is not available or if someone other than a Covered Spouse continues the contract, the rider terminates. The lifetime benefit ends at the death of the surviving Covered Spouse.
If the contract value is greater than zero when the death benefit becomes payable, the beneficiary may:
•	elect to take the death benefit under the terms of the contract, or
•	continue the contract under the spousal continuation option.
Annuity Provisions: If your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the SecureSource Core Plus NY rider (see “The Annuitization Start Date”). If you elect an annuitization start date that is earlier than the maximum annuitization start date, the alternative fixed annuity payout option under the SecureSource Core Plus NY rider is not available.

Under the rider’s payout option, you will receive the Current Annual Payment each contract year until the death of the Covered Person (Joint Life: both Covered Spouses). The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, we have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B in the contract. For more information about payout plans, please see “The Annuity Payout Period - Annuity Payout Plans.”
If you choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date.
The rider payout option may be greater or less than other payout options available under the contract. You should consider your payout options carefully and consult your financial advisor before making a determination.
Rider Termination
The SecureSource Core Plus NY rider cannot be terminated either by you or us except as follows:
•	Single Life: after the death benefit is payable, the rider will terminate.
•	Single Life: spousal continuation will terminate the rider.
•	Single Life: after the death of the Covered Person, the rider will terminate.
•	Joint Life: after the death of the last Covered Spouse, the rider will terminate.
•	Joint Life: After the death benefit is payable the rider will terminate if anyone other than a Covered Spouse continues the contract. However, if the Covered Spouse continues the contract as an inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan, the rider will terminate.
•	On the annuitization start date, the rider will terminate, if you choose a payout option available under the contract.

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•	You may terminate the rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase. (See “Charges — SecureSource Core Plus NY rider charge”).
•	When the contract value is reduced to zero as a result of an Excess Withdrawal as described in the Rules for Surrender Section above, the rider will terminate.
•	Termination of the contract for any reason will terminate the rider.
For an example, see Appendix D.
SecureSource 4 NY Rider
The SecureSource 4 NY rider is an optional benefit that you can elect at time of application for an additional charge. The SecureSource 4 NY rider may not be purchased with any other optional living benefit, optional ROPP Death Benefit and MAV Death Benefit. This benefit is intended to provide to you, after the Current Annual Payment is established, a specified withdrawal amount annually for life, even if your contract value is zero, subject to the terms and provisions described in this section. Lifetime payments will be made by us in the event your contract value is depleted. If you die before the contract value is depleted, you will not receive any monetary value from the rider. Additionally, this benefit offers an Annual Credit feature to help in low or poor performing markets and a step-up feature to lock in contract anniversary gains to increase the Benefit Base. The contract and rider will terminate if the contract value goes to zero due to an excess withdrawal. If the contract value is reduced to zero as a result of market performance, fees or charges, or a withdrawal that is less than or equal to the Remaining Annual Payment, then the owner will receive the Current Annual Payment as described in the “Other provisions – Rules for Surrender”.
The SecureSource 4 NY rider may be appropriate for you if:
•	you intend to make periodic withdrawals from your annuity contract; and
•	you wish to ensure that market performance will not adversely affect your ability to withdraw income over your lifetime.
The SecureSource 4 NY rider may be not appropriate for you if:
•	you anticipate the need for early or Excess Withdrawals; or
•	you want to invest in funds other than the approved investment options. For a list of currently approved investment options, see “Investment Allocation Restrictions for Certain Benefit Riders”.
The SecureSource 4 NY rider guarantees that, regardless of investment performance, you may take withdrawals up to the Current Annual Payment each contract year after the Current Annual Payment is established. Your age at the time of the first withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision. The Current Annual Payment can vary based on the relationship of your contract value to the withdrawal adjustment base. Each contract year, whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage is determined when the first withdrawal is taken and is fixed for the remainder of that contract year (see “Lifetime Payment Percentage” below).
As long as your total withdrawals during the current contract year do not exceed the Current Annual Payment, you will not be assessed a surrender charge. If you withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, you may withdraw any amount up to your entire surrender value, subject to Excess Withdrawal Processing under the ride r(see “Determination of Adjustments of Benefit Values”).
Any amount we pay in excess of your contract value is subject to our financial strength and claims-paying ability.
Subject to conditions and limitations, the Current Annual Payment can be increased if an Annual Credit is available or your contract value has increased above the Benefit Base on a rider anniversary.
Your benefits under the rider can be reduced if you:
•	withdraw more than the allowed withdrawal amount in a contract year, or
•	take withdrawals before the Current Annual Payment is established.
Each year, your Current Annual Payment may or may not include an Income Bonus. If the contract value is 20% or more below the Withdrawal Adjustment Base, the Income Bonus Percentage will not be available. (see Withdrawal Adjustment Base described below).
For important considerations whether a SecureSource 4 NY rider is appropriate for you, see “Important SecureSource Series Rider Considerations” section.
Availability
There are two SecureSource 4 NY riders available under your contract:
•	SecureSource 4 NY – Single Life

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•	SecureSource 4 NY – Joint Life
The information in this section applies to both SecureSource 4 NY riders, unless otherwise noted.
For the purpose of this rider, the term “withdrawal” has the same meaning as the term “surrender” in the contract or any other riders
The SecureSource 4 NY — Single Life rider covers one person who is named at contract issue. Joint ownership and joint annuitants are not allowed for SecureSource 4 NY — Single Life rider.
The SecureSource 4 NY — Joint Life Rider covers two spouses jointly who are named at contract issue. You may elect only the SecureSource 4 NY — Single Life rider or the SecureSource 4 NY — Joint Life rider, not both, and you may not switch riders later.
You must elect the rider when you purchase your contract. The rider effective date will be the contract issue date.
The SecureSource 4 NY rider is an optional benefit that you may select for an additional annual charge. The current issue ages for Single Life and Joint Life are disclosed in the Rate Sheet Prospectus Supplement which may be amended from time to time by us.
The SecureSource 4 NY riders are not available under an inherited qualified annuity.
The SecureSource 4 NY rider guarantees that, regardless of the investment performance of your contract, you will be able to withdraw up to a certain amount each year from the contract before the annuitization start date until:
•	Single Life: death (see “At Death” heading below).
•	Joint Life: the death of the last surviving Covered Spouse (see “Joint Life only: Covered Spouses” and “At Death” headings below).
•	If there has been an ownership change, the death of the new owner will also terminate the rider.
For key terms associated with the SecureSource 4 NY rider, see “SecureSource Series Rider Terms” section above.
RATE SHEET PROSPECTUS SUPPLEMENT
The rates for the Lifetime Payment percentages, Income Bonus Percentage, Credit Period and Annual Credit percentages, applicable to your contract issued to you are disclosed in the Rate Sheet Supplement attached to this prospectus. These terms can only change as provided in this prospectus (see “Lifetime Payment Percentage”, “Income Bonus percentage” and “Annual Credits” below.) We may change these terms for new purchasers, upon 14 days prior notice. At least 14 days before we change the current rates, the rates and percentages for the next effective period will be disclosed in a new Rate Sheet Prospectus Supplement. All historical Rate Sheet Supplement will be reflected in the Appendix to this prospectus. All Rate Sheet Prospectus Supplements, including the Rate Sheet Supplement applicable to you, have been filed with the Securities and Exchange Commission (the “SEC”) and are also available on the Edgar system at www.sec.gov (File No. 333-229361).
current annual payment Description
Single Life only: Covered Person: the person whose life is used to determine the Current Annual Lifetime Payment, and the duration of the Current Annual Payments (see “Current Annual Payment)” heading below). The Covered Person is established on the rider effective date and cannot be changed. The Covered Person is the contract owner on the rider effective date. If the owner on that date is a nonnatural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the annuitant. The Covered Person cannot be changed.
Joint Life only: Covered Spouses: the contract owner on the rider effective date and their spouse, as named on the application for as long as the marriage is valid and remains in effect. If the contract owner on the rider effective date is a nonnatural person or a revocable trust, the Covered Spouses are the annuitant and the spouse of the annuitant as named on the application. After death or dissolution of marriage that leaves only one of the Covered Spouses as the owner (for non-natural owners, the annuitant), that remaining Covered Spouse will be used when referring to the younger Covered Spouse. The Covered Spouses lives are used to determine when the Current Annual Payment is established, and the duration of the Current Annual Payments (see “Current Annual Payment” heading below). The Covered Spouses are established on the rider effective date and cannot be changed. For more details, see “Assignment and Change of Ownership – Joint Life” section below.
Current Annual Payment: the benefit available for withdrawal each contract year after the Covered Person (Joint life: younger Covered Spouse has reached the youngest age in the first Age Band. When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.

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The Current Annual Payment can vary each contract year and includes the minimum annual lifetime payment and may also include an Income Bonus. The minimum annual lifetime payment is the guaranteed lifetime benefit amount available for withdrawal each contract year. It is calculated by multiplying the Benefit Base by the Minimum Lifetime Payment Percentage. The Income Bonus is a potential increase to the Current Annual Payment and is calculated by multiplying the Benefit Base by the Income Bonus Percentage. If the Income Bonus Percentage is included in the Lifetime Payment Percentage, then the income bonus is included in the Current Annual Payment.
If you withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.
Single Life: The Current Annual Payment is established on the later of the rider effective date if the Covered Person has reached the youngest age in the first Age Band, or the date the Covered Person’s attained age equals the youngest age in the first Age Band.
Joint Life: The Current Annual Payment is established on the earliest of the following dates:
•	The rider effective date if the younger Covered Spouse has already reached the youngest age in the first Age Band.
•	The date the younger Covered Spouse’s attained age equals the youngest age in the first Age Band.
•	Upon the first death of a Covered Spouse, then either: (a) the date we receive a written notice when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, (b) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or (c) the date the surviving Covered Spouse reaches the youngest age in the first Age Band.
•	Following dissolution of marriage of the Covered Spouses, then either (a) the date we receive a written notice if the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) has already reached the youngest age in the first Age Band, or (b) the date the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) reaches the youngest age in the first Age Band.
Remaining Annual Payment: the amount available for withdrawal for the remainder of the contract year. The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment equals the Current Annual Payment less all withdrawals in the current contract year, but it will not be less than zero.
Lifetime Payment Percentage: used to calculate the Current Annual Payment.
The Lifetime Payment Percentage for each Age Band is shown in the Rate Sheet Prospectus Supplement.
The Age Band for the Lifetime Payment Percentage is determined at the following times:
•	When the Current Annual Payment is established: The Age Band used to calculate the initial Current Annual Payment is the percentage for the Covered Person’s attained age (Joint life: younger Covered Spouse’s attained age).
•	On the Covered Person’s subsequent birthdays (Joint life: younger Covered Spouse’s subsequent birthdays): If no withdrawal has been taken since the Current Annual Payment was established and no increase to the annual rider fee has been declined, and if the Covered Person's new attained age (Joint Life: younger Covered Spouse's attained age) is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.
•	Upon Annual Step-Ups (see “Annual Step-ups” below).
•	For the Joint life rider, upon death or change in marital status: (A) If no withdrawal has been taken since the Current Annual Payment was established and no increase in the annual rider fee has been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s attained age. (B) If the Current Annual Payment is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s attained age will be used to determine the Age Band for the Lifetime Payment Percentage. In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s attained age.
Income Bonus Percentage: The Income Bonus Percentage may provide additional income under the rider. Availability of the Income Bonus Percentage is determined at the time of your first withdrawal each contract year. The benefit determining percentage is a comparison of your contract value and the Withdrawal Adjustment Base. If the benefit determining percentage is less than 20%, then the Lifetime Payment Percentage will include the Income Bonus Percentage, as shown in the Rate Sheet Prospectus Supplement, when calculating the Current Annual Payment (unless the Lifetime Payment Percentage is set to a fixed percentage as described below).

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The benefit determining percentage is calculated on each valuation date as follows, but it will not be less than zero:
1	–	(a/b)
a	=	Contract value at the end of the prior valuation period
b	=	Withdrawal Adjustment Base at the end of the prior valuation period
After the Current Annual Payment is established, the first withdrawal taken in each contract year will set the Lifetime Payment Percentage to a fixed percentage for the remainder of the contract year except as noted below. Following each rider anniversary, the availability of the Income Bonus Percentage, and therefore the Lifetime Payment Percentage, can change on each valuation date until a withdrawal is taken in that contract year. For more information on how this rider operates, please see “Appendix D: Example – Optional Living Benefits – SecureSource 4 NY Rider”.
However, at the earliest of (1) or (2) below, the Income Bonus Percentage is no longer available and the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for as long as the benefit is payable:
(1)	when your contract value reduces to zero, or
(2)	on the annuitization start date.
For certain periods of time at our discretion and on a non-discriminatory basis, your Lifetime Payment Percentage may be set by us to include the Income Bonus Percentage if more favorable to you.
Determination of Adjustments of Benefit Values: Your values are determined at the following times and are subject to a maximum amount of $20 million each:
1.	At rider effective date
The Withdrawal Adjustment Base, Credit Base and Benefit Base are set equal to the initial purchase payment.
2.	When an additional purchase payment is made
The Benefit Base, Withdrawal Adjustment Base will be increased by the amount of each additional purchase payment.
If the Credit Base is greater than zero, the Credit Base will be increased by the amount of each additional purchase payment.
See “Buying Your Contract — Purchase Payments” for purchase payment limitations.
3.	When a withdrawal is taken
If the Credit Base is greater than zero, Annual Credits will not be added to the Benefit Base on the following rider anniversary.
The Withdrawal Adjustment Base, Benefit Base and Credit Base can be adjusted, but they will not be less than zero.
(A)	The Withdrawal Adjustment Base will be reduced by the same proportion that the contract value is reduced. The proportional amount deducted is the “adjustment for withdrawal,” calculated as follows:

a × b	where:
c

a	=	the amount of the withdrawal
b	=	the Withdrawal Adjustment Base on the date of (but prior to) the withdrawal
c	=	the contract value on the date of (but prior to) the withdrawal.
(B)	If the Current Annual Payment is not established, Excess Withdrawal Processing will occur as follows.
The Benefit Base and Credit Base will be reduced by the same proportion that the contract value is reduced using the “adjustment for withdrawal” calculation described above but substituting the Credit Base or Benefit Base (as applicable) for the Withdrawal Adjustment Base.
(C)	If the Current Annual Payment is established and the withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Base do not change.
(D)	If the Current Annual Payment is established and the withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Base will be reduced by an amount as calculated below:

d × e	where:
f

d	=	the amount of the withdrawal minus the Remaining Annual Payment
e	=	the Benefit Base or Credit Base (as applicable) on the date of (but prior to) the withdrawal
f	=	the contract value on the date of (but prior to) the withdrawal minus the Remaining Annual Payment.

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Rider Anniversary Processing: The following describes how the Withdrawal Adjustment Base, Benefit Base and Credit Base are calculated on rider anniversaries, subject to the maximum amount of $20 million for each and how the Lifetime Payment Percentage can change on rider anniversaries.
•	Annual Credits: If you did not take any withdrawals during the prior contract year and you did not decline any increase to the annual rider fee, Annual Credits may be available. The Annual Credit percentages and duration are shown in the Rate Sheet Prospectus Supplement.
(A)	On the first rider anniversary
The Annual Credit equals the Credit Base 180 days following the rider effective date multiplied by the current Annual Credit percentage, as shown in the Rate Sheet Prospectus Supplement, for the first rider anniversary.
•	Single Life: The Benefit Base and Withdrawal Adjustment Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base, or the Benefit Base 180 days following the rider effective date increased by the Annual Credit and any additional purchase payments since 180 days following the rider effective date.
(B)	On any other rider anniversary during a Credit Period
The Annual Credit equals the Credit Base as of the prior rider anniversary multiplied by the current Annual Credit percentages, as shown in the Rate Sheet Prospectus Supplement.
•	Single Life: The Benefit Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base, or the Benefit Base on the prior anniversary increased by the Annual Credit and any additional purchase payments since the prior rider anniversary.
The Withdrawal Adjustment Base will be set as follows:
(A)	if no withdrawals have been taken, the Withdrawal Adjustment Base will be set to the Benefit Base determined above, or
(B)	if any withdrawals have been taken, the Withdrawal Adjustment Base will be set to the amount as calculated below:

a × b	where:
c

a	=	the Withdrawal Adjustment Base on the rider anniversary (but prior to rider anniversary processing)
b	=	the Benefit Base determined above
c	=	the Benefit Base on the rider anniversary (but prior to rider anniversary processing)
The Credit Base will be set to zero on the last rider anniversary of a Credit Period after any adjustment to the Withdrawal Adjustment Base and Benefit Base, and there will be no additional Annual Credits unless the Credit Period restarts due to a step-up of the Benefit Base.
The Credit Base will be permanently set to zero on the maximum Credit Base date, as shown in the contract data.
•	Annual Step-Ups: Beginning with the first rider anniversary, an Annual Step-Up may be available. If you decline any increase to the annual rider fee, future Annual Step-Ups will no longer be available. The Annual Step-Up will take place on any rider anniversary where the contract value (after charges are deducted) is greater than the Benefit Base after any Annual Credit is added. If an Annual Step-Up is executed, the Benefit Base and Lifetime Payment Percentage will be adjusted as follows:
•	The Benefit Base (after any Annual Credit is added) will be increased to the contract value.
•	The Credit Base will be increased to the contract value and the Credit Period will restart, if there is an increase to Benefit Base due to an Annual Step-Up.
•	If the Covered Person’s attained age (Joint Life: younger Covered Spouse’s attained age) on the rider anniversary is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior withdrawals and even if there is no Annual Step-Up of the Benefit Base due to the maximum Benefit Base limitation. The higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.
•	The Withdrawal Adjustment Base on rider anniversaries: If you did not decline an increase to the annual rider fee, the Withdrawal Adjustment Base (after any Annual Credit is added) will be increased to the contract value, if greater.
Other Provisions
Required Minimum Distributions (RMD): If you are taking RMDs from your contract and your RMD calculated separately for your contract is greater than the Current Annual Payment, the portion of your RMD that exceeds the Current Annual Payment will not be subject to Excess Withdrawal Processing provided that the following conditions are met:
•	The Current Annual Payment is established;

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•	The RMD is for your contract alone;
•	The RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code; and
•	The RMD amount is otherwise based on the requirements of section 401(a) (9), related Code provisions and regulations thereunder that were in effect on the contract date.
If the Current Annual Payment is not established, the RMD will be subject to Excess Withdrawal Processing. RMD rules follow the calendar year which most likely does not coincide with your contract year and therefore may limit when you can take your RMD and not be subject to Excess Withdrawal Processing. See Appendix F for additional information.
Spousal Option to Continue the Contract upon Owner’s Death (Spousal Continuation):
Single Life: If a surviving spouse elects to continue the contract and continues the contract as the new owner under the spousal continuation provision of the contract, the SecureSource 4 NY— Single Life rider terminates.
Joint Life: If a surviving spouse is a Covered Spouse and elects the spousal continuation provision of the contract as the new owner, the SecureSource 4 NY — Joint Life rider also continues. The surviving Covered Spouse can name a new beneficiary; however, a new Covered Spouse cannot be added to the rider. After the death of the last Covered Spouse, the rider will terminate.
If you did not decline an increase to the annual rider fee, at the time of spousal continuation, a step-up may be available. All Annual Step-Up rules (see “Rider Anniversary Processing — Annual Step-Up” heading above) also apply to the spousal continuation step-up except that the Remaining Annual Payment will be reduced for any prior withdrawals in that contract year. Also, the Credit Period will restart on the next contract anniversary. The Withdrawal Adjustment Base, if greater than zero, will be increased to the contract value if the contract value is greater. The spousal continuation step-up is processed on the valuation date spousal continuation is effective.
Rules for Surrender: There is no minimum contract value requirement following a partial surrender. Surrenders will be taken from all accounts and the variable subaccounts in the same proportion as your interest in each bears to the contract value.
If your contract value is reduced to zero, the Credit Base, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits. Also, the following will occur:
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of market performance, fees or charges, then the owner must wait until the Current Annual Payment would be established, and the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually until the death of the Covered Person (Joint Life: both Covered Spouses) (see “Current Annual Payment Description” above).
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of market performance, fees or charges, then the owner will receive the Benefit Base multiplied by the Minimum Lifetime Payment Percentage paid annually until the death of the Covered Person (Joint Life: both Covered Spouses).
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of a withdrawal that is less than or equal to the Remaining Annual Payment, (including RMDs that are not subject to Excess Withdrawal Processing as described above), the Current Annual Payment will be available for the remainder of this contract year and then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the owner until the death of the Covered Person.
In all cases above:
•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.
•	We will no longer accept additional purchase payments.
•	No more charges will be collected for the rider.
•	The amount paid in the current contract year will be reduced for any prior withdrawals in that contract year.
•	If the Current Annual Payment is determined by incorrect information regarding the Covered Person's birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by us will be made up promptly without interest. We reserve the right to recover from you or your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by us will be subtracted, without interest, and/or as otherwise legally permissible.
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of a withdrawal taken before the Current Annual Payment is established, the rider and the contract will terminate.
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of a withdrawal that is greater than the Remaining Annual Payment (including RMDs that are subject to Excess Withdrawal Processing as described above), the rider and the contract will terminate.

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At Death:
Single Life:The rider will terminate even if the contract is continued under the spousal continuation option.
Joint Life: If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation option to continue the lifetime benefit. If spousal continuation is not availableor if someone other than a Covered Spouse continues the contract, the rider terminates. The lifetime benefit ends at the death of the surviving Covered Spouse.
If the contract value is greater than zero when the death benefit becomes payable, the beneficiary may:
•	elect to take the death benefit under the terms of the contract, or
•	continue the contract under the spousal continuation option.
Assignment and Change of Ownership
Joint Life: In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the spousal continuation provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue. If the owner on the rider effective date is a natural person, only the Covered Spouses can be owners at rider issue. If there is a non-natural or a revocable trust owner, one of the Covered Spouses must be the annuitant at rider issue.
Annuity Provisions: If your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the SecureSource 4 NY rider (see “The Annuitization Start Date”). If you elect an annuitization start date that is earlier than the maximum annuitization start date, the alternative fixed annuity payout option under the SecureSource 4 NY rider is not available.

Under the rider’s payout option, you will receive the Current Annual Payment recalculated based on the Minimum Lifetime Payment Percentage, each contract year until the death of the Covered Person (Joint Life: both Covered Spouses). The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, we have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B in the contract. For more information about annuity payout plans, please see “The Annuity Payout Period - Annuity Payout Plans.”
If you choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date.
The rider payout option may be greater or less than other payout options available under the contract. You should consider your payout options carefully and consult your financial advisor before making a determination.
Rider Termination
The SecureSource 4 NY rider cannot be terminated either by you or us except as follows:
•	Single Life: after the death benefit is payable, the rider will terminate.
•	Single Life: spousal continuation will terminate the rider.
•	Single Life: after the death of the Covered Person, the rider will terminate.
•	Joint Life: after the death of the last Covered Spouse, the rider will terminate.
•	Joint Life: After the death benefit is payable the rider will terminate if anyone other than a Covered Spouse continues the contract. However, if the Covered Spouse continues the contract as an inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan, the rider will terminate.
•	On the annuitization start date, the rider will terminate if you choose a payout option available under the contract.
•	You may terminate the rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase. (See “Charges — SecureSource 4 NY riders charge”).
•	When the contract value is reduced to zero as a result of an Excess Withdrawal as described in the Rules for Surrender Section above, the rider will terminate.
•	Termination of the contract for any reason will terminate the rider.
For an example, see Appendix D.
SecureSource 4 Plus NY Rider
The SecureSource 4 Plus NY rider is an optional benefit that you can elect at time of application for an additional charge. The SecureSource 4 Plus NY rider may not be purchased with any other optional living benefit, ROPP Death Benefit and MAV Death Benefit. This benefit is intended to provide to you, after the Current Annual Payment is

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established, a specified withdrawal amount annually for life, even if your contract value is zero, subject to the terms and provisions described in this section. Lifetime payments will be made by us in the event your contract value is depleted. If you die before the contract value is depleted, you will not receive any monetary value from the rider. Additionally, this benefit offers an Annual Credit feature to help in low or poor performing markets and a step-up feature to lock in contract anniversary gains to increase the Benefit Base. The contract and rider will terminate if the contract value goes to zero due to an excess withdrawal. If the contract value is reduced to zero as a result of market performance, fees or charges, or a withdrawal that is less than or equal to the Remaining Annual Payment, then the owner will receive the Current Annual Payment as described in the “Other provisions – Rules for Surrender”.
The SecureSource 4 Plus NY rider may be appropriate for you if:
•	you intend to make periodic withdrawals from your annuity contract; and
•	you wish to ensure that market performance will not adversely affect your ability to withdraw income over your lifetime.
The SecureSource 4 Plus NY rider may be not appropriate for you if:
•	you anticipate the need for early or Excess Withdrawals; or
•	you want to invest in funds other than the approved investment options. For a list of currently approved investment options, see “Investment Allocation Restrictions for Certain Benefit Riders”.
•	The SecureSource 4 Plus NY rider guarantees that, regardless of investment performance, you may take withdrawals up to the Current Annual Payment each contract year. Your age at the time of the first withdrawal will determine the Age Band for as long as benefits are payable except as described in the Lifetime Payment Percentage provision. The Current Annual Payment can vary based on the relationship of your contract value to the Withdrawal Adjustment Base. Each contract year, whether or not the Income Bonus Percentage is included in the Lifetime Payment Percentage is determined when the first withdrawal is taken and is fixed for the remainder of that contract year (see “Lifetime Payment Percentage” below).
•	As long as your total withdrawals during the current contract year do not exceed the Current Annual Payment, you will not be assessed a surrender charge. If you withdraw a larger amount, the excess amount will be assessed any applicable surrender charges and benefits will be reduced in accordance with Excess Withdrawal Processing. At any time, you may withdraw any amount up to your entire surrender value, subject to Excess Withdrawal Processing under the rider.
Any amount we pay in excess of your contract value is subject to our financial strength and claims-paying ability.
Subject to conditions and limitations, the Current Annual Payment can be increased if an Annual Credit is available or your contract value has increased above the Benefit Base on a rider anniversary.
Your benefits under the rider can be reduced if you withdraw more than the allowed withdrawal amount in a contract year.
Each year, your Current Annual Payment may or may not include an Income Bonus. If the contract value is 20% or more below the Withdrawal Adjustment Base, the Income Bonus Percentage will not be available. (see Withdrawal Adjustment Base described below).
For important considerations whether a SecureSource 4 Plus NY rider is appropriate for you, see “Important SecureSource Series Rider Considerations” section.
Availability
There are two SecureSource 4 Plus NY riders available under your contract:
•	SecureSource 4 Plus NY – Single Life
•	SecureSource 4 Plus NY – Joint Life
The information in this section applies to both SecureSource 4 Plus NY riders, unless otherwise noted.
For the purpose of this rider, the term “withdrawal” has the same meaning as the term “surrender” in the contract or any other riders
The SecureSource 4 Plus NY — Single Life rider covers one person who is named at contract issue. Joint ownership and joint annuitants are not allowed for SecureSource 4 Plus NY — Single Life rider.
The SecureSource 4 Plus NY — Joint Life Rider covers two spouses jointly who are named at contract issue. You may elect only the SecureSource 4 Plus NY — Single Life rider or the SecureSource 4 Plus NY — Joint Life rider, not both, and you may not switch riders later.
You must elect the rider when you purchase your contract. The rider effective date will be the contract issue date.

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The SecureSource 4 Plus NY rider is an optional benefit that you may select for an additional annual charge. The current issue ages for Single Life and Joint Life are disclosed in the Rate Sheet Prospectus Supplement which may be amended from time to time by us
The SecureSource 4 Plus NY riders are not available under an inherited qualified annuity.
The SecureSource 4 Plus NY rider guarantees that, regardless of the investment performance of your contract, you will be able to withdraw up to a certain amount each year from the contract before the annuitization start date until:
•	Single Life: death (see “At Death” heading below).
•	Joint Life: the death of the last surviving Covered Spouse (see “Joint Life only: Covered Spouses” and “At Death” headings below). If there has been an ownership change, the death of the new owner will also terminate the rider.
For key terms associated with the SecureSource 4 Plus NY rider, see “SecureSource Series Rider Terms” section above.
RATE SHEET PROSPECTUS SUPPLEMENT
The rates for the Lifetime Payment percentages, Income Bonus Percentage, Credit Period and Annual Credit percentages, applicable to your contract issued to you are disclosed in the Rate Sheet Supplement attached to this prospectus. These terms can only change as provided in this prospectus (see “Lifetime Payment Percentage”, “Income Bonus percentage” and “Annual Credits” below.) We may change these terms for new purchasers, upon 14 days prior notice. At least 14 days before we change the current rates, the rates and percentages for the next effective period will be disclosed in a new Rate Sheet Prospectus Supplement. All historical Rate Sheet Supplement will be reflected in the Appendix to this prospectus. All Rate Sheet Prospectus Supplements, including the Rate Sheet Supplement applicable to you, have been filed with the Securities and Exchange Commission (the “SEC”) and are also available on the Edgar system at www.sec.gov (File No. 333-229361).
current annual payment Description
Single Life only: Covered Person: the person whose life is used to determine the Current Annual Payment, and the duration of the Current Annual Payments (see “Current Annual Payment” heading below). The Covered Person is established on the rider effective date and cannot be changed. The Covered Person is the contract owner on the rider effective date. If the owner on that date is a nonnatural person (e.g., an irrevocable trust or corporation) or a revocable trust, the Covered Person is the annuitant.
Joint Life only: Covered Spouses: the contract owner on the rider effective date and their spouse, as named on the application for as long as the marriage is valid and remains in effect. If the contract owner on the rider effective date is a nonnatural person or a revocable trust, the Covered Spouses are the annuitant and the spouse of the annuitant. After death or dissolution of marriage that leaves only one of the Covered Spouses as the owner (for non-natural owners, the annuitant), that remaining Covered Spouse will be used when referring to the younger Covered Spouse. The Covered Spouses’ lives are used to determine when the Current Annual Payment is established, and the duration of the Annual Payments (see “Current Annual Payment” heading below). The Covered Spouses are established on the rider effective date and cannot be changed. For more details, see “Assignment and Change of Ownership – Joint Life” section below.
Current Annual Payment: the benefit available for withdrawal each contract year after the Covered Person (Joint life: younger Covered Spouse has reached the youngest age in the first Age Band. When the Current Annual Payment is established and at all times thereafter, the Current Annual Payment is equal to the Benefit Base multiplied by the Lifetime Payment Percentage. Anytime the Lifetime Payment Percentage or the Benefit Base changes as described below, the Current Annual Payment will be recalculated.
The Current Annual Payment can vary each contract year and includes the minimum annual lifetime payment and may also include an Income Bonus. The minimum annual lifetime payment is the guaranteed lifetime benefit amount available for withdrawal each contract year. It is calculated by multiplying the Benefit Base by the Minimum Lifetime Payment Percentage. The Income Bonus is a potential increase to the Current Annual Payment and is calculated by multiplying the Benefit Base by the Income Bonus Percentage. If the Income Bonus Percentage is included in the Lifetime Payment Percentage, then the income bonus is included in the Current Annual Payment.
If you withdraw less than the Current Annual Payment in a contract year, the unused portion does not carry over to future contract years.
Single Life: The Current Annual Payment is established on the later of the rider effective date if the Covered Person has reached the youngest age in the first Age Band, or the date the Covered Person’s attained age equals the youngest age in the first Age Band.
Joint Life: The Current Annual Payment is established on the earliest of the following dates:
•	•	The rider effective date if the younger Covered Spouse has already reached the youngest age in the first Age Band.

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•	•	The date the younger Covered Spouse’s attained age equals the youngest age in the first Age Band.
•	•	Upon the first death of a Covered Spouse, then either: (a) the date we receive a written notice when the death benefit is not payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, (b) the date spousal continuation is effective when the death benefit is payable and the surviving Covered Spouse has already reached the youngest age in the first Age Band, or (c) the date the surviving Covered Spouse reaches the youngest age in the first Age Band.
•	•	Following dissolution of marriage of the Covered Spouses, then either (a) the date we receive a written notice if the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) has already reached the youngest age in the first Age Band, or (b) the date the remaining Covered Spouse who is the owner (or annuitant in the case of nonnatural or revocable trust ownership) reaches the youngest age in the first Age Band.
Remaining Annual Payment: the amount available for withdrawal for the remainder of the contract year. The Remaining Annual Payment is established at the same time as the Current Annual Payment. The Remaining Annual Payment equals the Current Annual Payment less all withdrawals in the current contract year, but it will not be less than zero.
Lifetime Payment Percentage: used to calculate the Current Annual Payment.
The Lifetime Payment Percentage for each Age Band is shown in the Rate Sheet Prospectus Supplement.
The Age Band for the Lifetime Payment Percentage is determined at the following times:
•	When the Current Annual Payment is established: The Age Band used to calculate the initial Current Annual Payment is the percentage for the Covered Person’s attained age (Joint Life: younger Covered Spouse’s attained age).
•	On the Covered Person’s subsequent birthdays (Joint Life: younger Covered Spouse’s subsequent birthdays): If no withdrawal has been taken since the Current Annual Payment was established and no increase to the annual rider fee has been declined, and if the Covered Person's new attained age (Joint Life: younger Covered Spouse's attained age) is in a higher Age Band, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage.
•	Upon Annual Step-Ups (see “Annual Step-Ups” below).
•	For the Joint life rider, upon death or change in marital status: (A) If no withdrawal has been taken since the Current Annual Payment was established and no increase in the annual rider fee has been declined, the Lifetime Payment Percentage will be reset based on the Age Band for the remaining Covered Spouse’s attained age. (B) If the Current Annual Payment is not established but the remaining Covered Spouse has reached the youngest age in the first Age Band, the remaining Covered Spouse’s attained age will be used to determine the Age Band for the Lifetime Payment Percentage. In the event of remarriage of the Covered Spouses to each other, the Lifetime Payment Percentage used is the percentage for the younger Covered Spouse’s attained age.
Income Bonus Percentage: The Income Bonus Percentage may provide additional income under the rider. Availability of the Income Bonus Percentage is determined at the time of your first withdrawal each contract year. The benefit determining percentage is a comparison of your contract value and the Withdrawal Adjustment Base. If the benefit determining percentage is less than 20%, then the Lifetime Payment Percentage will include the Income Bonus Percentage, as shown in the Rate Sheet Prospectus Supplement, when calculating the Current Annual Payment (unless the Lifetime Payment Percentage is set to a fixed percentage as described below).
The benefit determining percentage is calculated on each valuation date as follows, but it will not be less than zero:
1	–	(a/b)
a	=	Contract value at the end of the prior valuation period
b	=	Withdrawal Adjustment Base at the end of the prior valuation period
After the Current Annual Payment is established, the first withdrawal taken in each contract year will set the Lifetime Payment Percentage to a fixed percentage for the remainder of the contract year except as noted below. Following each rider anniversary, the availability of the Income Bonus Percentage, and therefore the Lifetime Payment Percentage, can change on each valuation date until a withdrawal is taken in that contract year. For more information on how this rider operates, please see “Appendix D: Example – Optional Living Benefits – SecureSource 4 Plus NY Rider”.
However, at the earliest of (1) or (2) below, the Income Bonus Percentage is no longer available, and the Lifetime Payment Percentage will equal the Minimum Lifetime Payment Percentage for as long as the benefit is payable:
(1)	when the contract value reduces to zero, or
(2)	on the annuitization start date.
For certain periods of time at our discretion and on a non-discriminatory basis, your Lifetime Payment Percentage may be set by us to include the Income Bonus Percentage if more favorable to you.

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Determination of Adjustments of Benefit Values: Your values are determined at the following times and are subject to a maximum amount of $20 million each:
1.	At rider effective date
The Withdrawal Adjustment Base, Credit Base and Benefit Base are set equal to the initial purchase payment.
2.	When an additional purchase payment is made
The Benefit Base and Withdrawal Adjustment Base will be increased by the amount of each additional purchase payment.
If the Credit Base is greater than zero, the Credit Base will be increased by the amount of each additional purchase payment.
See “Buying Your Contract — Purchase Payments” for purchase payment limitations.
3.	When a withdrawal is taken
If the Credit Base is greater than zero, Annual Credits will not be added to the Benefit Base on the following rider anniversary.
The Withdrawal Adjustment Base, Benefit Base and Credit Base can be adjusted, but they will not be less than zero.
(A)	The Withdrawal Adjustment Base will be reduced by the same proportion that the contract value is reduced. The proportional amount deducted is the “adjustment for withdrawal,” calculated as follows:

a × b	where:
c

a	=	the amount of the withdrawal
b	=	the Withdrawal Adjustment Base on the date of (but prior to) the withdrawal
c	=	the contract value on the date of (but prior to) the withdrawal.
(B)	If the withdrawal is less than or equal to the Remaining Annual Payment, the Benefit Base and Credit Base do not change.
(C)	If the withdrawal is greater than the Remaining Annual Payment, Excess Withdrawal Processing will occur, and the Benefit Base and Credit Base will be reduced by an amount as calculated below:

d × e	where:
f

d	=	the amount of the withdrawal minus the Remaining Annual Payment
e	=	the Benefit Base or Credit Base (as applicable) on the date of (but prior to) the withdrawal
f	=	the contract value on the date of (but prior to) the withdrawal minus the Remaining Annual Payment.
Rider Anniversary Processing: The following describes how the Withdrawal Adjustment Base, Benefit Base and Credit Base are calculated on rider anniversaries, subject to the maximum amount of $20 million for each and how the Lifetime Payment Percentage can change on rider anniversaries.
•	Annual Credits: If you did not take any withdrawals during the prior contract year and you did not decline any increase to the annual rider fee, Annual Credits may be available. The Annual Credit percentages and duration are shown in the Rate Sheet Prospectus Supplement.
(A)	On the first rider anniversary
The Annual Credit equals the Credit Base 180 days following the rider effective date multiplied by the current Annual Credit percentage, as shown in the Rate Sheet Prospectus Supplement, for the first rider anniversary.
•	Single Life: The Benefit Base and Withdrawal Adjustment Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base, or the Benefit Base 180 days following the rider effective date increased by the Annual Credit and any additional purchase payments since 180 days following the rider effective date.
(B)	On any other rider anniversary during a Credit Period

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The Annual Credit equals the Credit Base as of the prior rider anniversary multiplied by the current Annual Credit percentage as shown in the Rate Sheet Prospectus Supplement.
•	Single Life: The Benefit Base will be increased by the Annual Credit.
•	Joint Life: The Benefit Base will be set to the greater of the current Benefit Base, or the Benefit Base on the prior rider anniversary increased by the Annual Credit and any additional purchase payments since the prior rider anniversary.
The Withdrawal Adjustment Base will be set as follows:
(A)	if no withdrawals have been taken, the Withdrawal Adjustment Base will be set to the Benefit Base determined above, or
(B)	if any withdrawals have been taken, the Withdrawal Adjustment Base will be set to the amount as calculated below:

a × b	where:
c

a	=	the Withdrawal Adjustment Base on the rider anniversary (but prior to rider anniversary processing)
b	=	the Benefit Base determined above
c	=	the Benefit Base on the rider anniversary (but prior to rider anniversary processing)
The Credit Base will be set to zero on the last rider anniversary of a Credit Period after any adjustment to the Withdrawal Adjustment Base and Benefit Base, and there will be no additional Annual Credits unless the Credit Period restarts due to a step-up of the Benefit Base.
The Credit Base will be permanently set to zero on the later of: (A) the owner’s 95th birthday or (B) the rider anniversary equal to the Credit Period duration, as shown in the Rate Sheet Prospectus Supplement.
•	Annual Step-Ups: Beginning with the first rider anniversary, an Annual Step-Up may be available. If you decline any increase to the annual rider fee, future Annual Step-Ups will no longer be available. The Annual Step-Up will take place on any rider anniversary where the contract value (after charges are deducted) is greater than the Benefit Base after any Annual Credit is added. If an Annual Step-Up is executed, the Benefit Base and Lifetime Payment Percentage will be adjusted as follows:
•	The Benefit Base (after any Annual Credit is added) will be increased to the contract value.
•	The Credit Base will be increased to the contract value and the Credit Period will restart, if there is an increase to Benefit Base due to an Annual Step-Up.
•	If the Covered Person’s attained age (Joint Life: younger Covered Spouse’s attained age) on the rider anniversary is in a higher Age Band and (1) there is an increase to Benefit Base due to an Annual Step-Up or (2) the Benefit Base is at the maximum of $20 million, so there was no Annual Step-Up of the Benefit Base, then the higher Age Band will be used to determine the appropriate Lifetime Payment Percentage, regardless of any prior withdrawals. The higher Age Band will be used even if there was no Annual Step-Up due to the maximum Benefit Base limitation.
•	The Withdrawal Adjustment Base on rider anniversaries: If you did not decline an increase to the annual rider fee, the Withdrawal Adjustment Base (after any Annual Credit is added) will be increased to the contract value, if greater.
Other Provisions
Required Minimum Distributions (RMD): If you are taking RMDs from your contract and your RMD calculated separately for your contract is greater than the Current Annual Payment, the portion of your RMD that exceeds the Current Annual Payment benefit amount will not be subject to Excess Withdrawal Processing provided that the following conditions are met:
•	The Current Annual Payment is established;
•	The RMD is for your contract alone;
•	The RMD is based on your recalculated life expectancy taken from the Uniform Lifetime Table under the Code; and
•	The RMD amount is otherwise based on the requirements of section 401(a) (9), related Code provisions and regulations thereunder that were in effect on the contract date.
If the Current Annual Payment is not established, the RMD will be subject to Excess Withdrawal Processing. RMD rules follow the calendar year which most likely does not coincide with your contract year and therefore may limit when you can take your RMD and not be subject to Excess Withdrawal Processing. See Appendix F for additional information.
Spousal Option to Continue the Contract upon Owner’s Death (Spousal Continuation):
Single Life: If a surviving spouse elects to continue the contract and continues the contract as the new owner under the spousal continuation provision of the contract, the SecureSource 4 Plus NY— Single Life rider terminates.

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Joint Life: If a surviving spouse is a Covered Spouse and elects the spousal continuation provision of the contract as the new owner, the SecureSource 4 Plus NY — Joint Life rider also continues. The surviving Covered Spouse can name a new beneficiary; however, a new Covered Spouse cannot be added to the rider. After the death of the last Covered Spouse, the rider will terminate.
If you did not decline an increase to the annual rider fee, at the time of spousal continuation, a step-up may be available. All Annual Step-Up rules (see “Rider Anniversary Processing — Annual Step-Up” heading above) also apply to the spousal continuation step-up except that the Remaining Annual Payment will be reduced for any prior withdrawals in that contract year. Also, the Credit Period will restart on the next contract anniversary. The Withdrawal Adjustment Base, if greater than zero, will be increased to the contract value if the contract value is greater. The spousal continuation step-up is processed on the valuation date spousal continuation is effective.
Rules for Surrender: There is no minimum contract value requirement following a partial surrender. Surrenders will be taken from all accounts and the variable subaccounts in the same proportion as your interest in each bears to the contract value.
If your contract value is reduced to zero, the Credit Base, if greater than zero, will be permanently reset to zero, and there will be no additional Annual Credits. Also, the following will occur:
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of market performance, fees or charges, then the owner must wait until the Current Annual Payment would be established, and that amount then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the owner until the death of the Covered Person (Joint Life: both Covered Spouses) (see “Current Annual Payment Description” above).
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of market performance, fees or charges, then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the owner until the death of the Covered Person (Joint Life: both Covered Spouses).
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of a withdrawal that is less than or equal to the Remaining Annual Payment (including RMDs that are not subject to Excess Withdrawal Processing as described above), the Current Annual Payment will be available for the remainder of this contract year and then the Benefit Base multiplied by the Minimum Lifetime Payment Percentage will be paid annually to the owner until the death of the Covered Person.
In all cases above:
•	These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually.
•	We will no longer accept additional purchase payments.
•	No more charges will be collected for the rider.
•	The amount paid in the current contract year will be reduced for any prior withdrawals in that contract year.
•	If the Current Annual Payment is determined by incorrect information regarding the Covered Person's birth date, payments will be adjusted. They will be based on what would have been provided using the correct birth date. Any underpayments made by us will be made up promptly without interest. We reserve the right to recover from you or your estate any amounts overpaid. If there are any future payments under this rider, overpayments made by us will be subtracted, without interest, and/or as otherwise legally permissible.
•	If the Current Annual Payment is not established and if the contract value is reduced to zero as a result of a withdrawal taken before the Current Annual Payment is established, the rider and the contract will terminate.
•	If the Current Annual Payment is established and if the contract value is reduced to zero as a result of a withdrawal that is greater than the Remaining Annual Payment (including RMDs that are subject to Excess Withdrawal Processing as described above), the rider and the contract will terminate.
At Death:
Single Life:The rider will terminate even if the contract is continued under the spousal continuation option.
Joint Life: If the death benefit becomes payable at the death of a Covered Spouse, the surviving Covered Spouse must utilize the spousal continuation option to continue the lifetime benefit. If spousal continuation is not availableor if someone other than a Covered Spouse continues the contract, the rider terminates. The lifetime benefit ends at the death of the surviving Covered Spouse.
If the contract value is greater than zero when the death benefit becomes payable, the beneficiary may:
•	elect to take the death benefit under the terms of the contract, or
•	continue the contract under the spousal continuation option.

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Assignment and Change of Ownership
Joint Life: In order to maintain the joint life benefit, the surviving Covered Spouse must be able to continue the contract under the spousal continuation provision. Therefore, only ownership arrangements that permit such continuation are allowed at rider issue. If the owner on the rider effective date is a natural person, only the Covered Spouses can be owners at rider issue. If there is a non-natural or a revocable trust owner, one of the Covered Spouses must be the annuitant at rider issue.
Annuity Provisions: If your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the SecureSource 4 Plus NY rider (see “The Annuitization Start Date”). If you elect an annuitization start date that is earlier than the maximum annuitization start date, the alternative fixed annuity payout option under the SecureSource 4 Plus NY rider is not available.

Under the rider’s payout option, you will receive the Current Annual Payment recalculated based on the Minimum Lifetime Payment Percentage, each contract year until the death of the Covered Person (Joint Life: both Covered Spouses). The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no less frequently than annually. If the monthly payment is less than $20, we have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Plan B in the contract. For more information about annuity payout plans, please see “The Annuity Payout Period - Annuity Payout Plans.”
If you choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date.
The rider payout option may be greater or less than other payout options available under the contract. You should consider your payout options carefully and consult your financial advisor before making a determination.
Rider Termination
The SecureSource 4 Plus NY rider cannot be terminated either by you or us except as follows:
•	Single Life: after the death benefit is payable, the rider will terminate, even if the Covered Person is still living.
•	Single Life: spousal continuation will terminate the rider, even if the Covered Person is still living.
•	Single Life: after the death of the Covered Person, the rider will terminate.
•	Joint Life: after the death of the last Covered Spouse, the rider will terminate.
•	Joint Life: After the death benefit is payable the rider will terminate if anyone other than a Covered Spouse continues the contract. However, if the Covered Spouse continues the contract as an inherited IRA or as a beneficiary of a participant in an employer sponsored retirement plan, the rider will terminate.
•	On the annuitization start date, the rider will terminate, if you choose a payout option available under the contract.
•	You may terminate the rider if your annual rider fee after any increase is more than 0.25 percentage points higher than your fee before the increase. (See “Charges — SecureSource 4 Plus NY rider charge”).
•	When the contract value is reduced to zero as a result of an Excess Withdrawal as described in the Rules for Surrender Section above, the rider will terminate.
•	Termination of the contract for any reason will terminate the rider.
For an example, see Appendix D.
Important SecureSource Series Rider Considerations
You should consider whether a SecureSource series rider is appropriate for you taking into account the following considerations:
You will begin paying the rider charge as of the rider effective date, even if you do not begin taking withdrawals for many years. It is possible that your contract performance, fees and charges, and withdrawal pattern may be such that your contract value will not be depleted in your lifetime and you will not receive any monetary value under the rider.
•	Lifetime Benefit Limitations: The lifetime benefit is subject to certain limitations, including but not limited to:
Single Life: Once the contract value equals zero, payments are made for as long as the covered person is living (see “If Contract Value Reduces to Zero” heading above). However, if the contract value is greater than zero, the lifetime benefit terminates when the death benefit is payable.
Joint Life: Once the contract value equals zero, payments are made for as long as either covered spouse is living (see “If Contract Value Reduces to Zero” heading above). However, if the contract value is greater than zero, the lifetime benefit terminates at the death of the last surviving covered spouse (see “At Death” heading above).
•	Withdrawals: Please consider carefully when you start taking withdrawals from this rider, because the timing of your first withdrawal is an important decision. Once you take your first withdrawal, your initial Minimum Lifetime Payment

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Percentage or your initial Lifetime Payment Percentage will be determined. If a withdrawal is taken during the Credit Period, no credit will be available on the next contract anniversary. For SecureSource Core Plus NY, if the withdrawal is taken before the Base Doubler Date, the Base Doubler is permanently set to zero. Also, if you withdraw more than the allowed withdrawal amount in a contract year or take withdrawals before the Current Annual Payment is established (Excess Withdrawal), the guaranteed amounts under the rider will be reduced (see “Determination of Adjustments of Benefit Values” under each rider)..
•	Investment Allocation Restriction: You must invest in approved investment options. These funds are expected to reduce our financial risks and expenses associated with certain living benefits and death benefits. Although the funds’ investment strategies may help mitigate declines in your contract value due to declining equity markets, the funds’ investment strategies may also curb your contract value gains during periods of positive performance by the equity markets. Additionally, investment in the funds may decrease the number and amount of any benefit base increase opportunities. (See “The Variable Account and the Funds: Volatility and Volatility Management Risk with the Portfolio Stabilizer funds” section.) This requirement limits your choice of investment options. This means you will not be able to allocate contract value to all of the subaccounts that are available under the contract to contract owners who do not elect the rider. (See “Investment Allocation Restrictions for Certain Benefit Riders” section below) You may allocate purchase payments to the Special DCA fixed account, when available, and we will make monthly transfers into the approved investment options. You should consult your financial advisor before you purchase the SecureSource series rider. We reserve the right to add, remove or substitute approved investment options at any time and in our sole discretion in the future. Any substitution of funds may be subject to the SEC or state insurance departments approval (see “Substitution of Investments”).
•	Income Guide Program Restriction: Income Guide program is not available to contracts with the SecureSource series rider.
•	Non-Cancelable: Once elected, the SecureSource series rider may not be cancelled (except as provided under “Rider Termination” heading below) and the charge will continue to be deducted until the contract or rider is terminated or the contract value reduces to zero (described below).
Dissolution of marriage does not terminate the SecureSource series — Joint Life rider and will not reduce the fee we charge for this rider. The benefit under the SecureSource series — Joint Life rider continues for the covered spouse who is the owner of the contract (or annuitant in the case of nonnatural or revocable trust ownership). The other covered spouse will no longer be eligible for benefits under the rider. The rider will terminate at the death of the contract owner because the original covered spouse will be unable to elect the spousal continuation provision of the contract (see “Joint Life only: Covered Spouses” above).
•	Joint Life: Limitations on Contract Owners, Annuitants and Beneficiaries: Since the joint life benefit will terminate unless the surviving covered spouse continues the contract under the spousal option to continue the contract upon the owner’s death provision, only ownership arrangements that permit such continuation are allowed at rider issue. In general, the covered spouses should be joint owners, or one covered spouse should be the owner and the other covered spouse should be named as the sole primary beneficiary.
You are responsible for establishing ownership arrangements that will allow for spousal continuation.
If you select the SecureSource series — Joint Life rider, please consider carefully whether or not you wish to change the beneficiary of your annuity contract. The rider will terminate if the surviving covered spouse cannot utilize the spousal continuation provision of the contract when the death benefit is payable. If the spousal continuation option is not available when the death benefit is payable, the rider will terminate. The surviving covered spouse will no longer be eligible for benefits under the rider.
•	Limitations on Purchase Payments: We reserve the right to limit the cumulative amount of purchase payments (subject to state restrictions), which may limit your ability to make additional purchase payments to increase your contract value as you may have originally intended. For current purchase payment restrictions, please see “Buying Your Contract —Purchase Payments”.
•	Interaction with Total Free Amount (FA) contract provision: The FA is the amount you are allowed to withdraw from the contract in each contract year without incurring a surrender charge (see “Charges — Surrender Charge”). The FA may be greater than the Remaining Annual Payment under this rider. Any amount you withdraw under the contract’s FA provision that exceeds the Remaining Annual Payment is subject to the Excess Withdrawal Processing as described above.
You should consult your tax advisor before you select this optional rider if you have any questions about the use of the rider in your tax situation because:
•	Tax Considerations for Nonqualified Annuities: Under current federal income tax law, withdrawals under nonqualified annuities, including withdrawals taken from the contract under the terms of the rider, are treated less favorably than amounts received as annuity payments under the contract (see “Taxes — Nonqualified Annuities”). Withdrawals are taxable income to the extent of earnings. Withdrawals of earnings before age 59½ may also incur a 10% IRS early withdrawal penalty. You should consult your tax advisor before you select this optional rider if you have any questions about the use of the rider in your tax situation.

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•	Tax Considerations for Qualified Annuities: Qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract (see “Taxes — Qualified Annuities — Required Minimum Distributions”). While the rider permits certain Excess Withdrawals to be taken for the purpose of satisfying RMD requirements for your contract alone without reducing future benefits guaranteed under the rider, there can be no guarantee that changes in the federal income tax law after the effective date of the rider will not require a larger RMD to be taken, in which case, future guaranteed withdrawals under the rider could be reduced. See Appendix F for additional information.
•	Treatment of non-spousal distributions: Unless you are married your beneficiary will be required to take distributions as a non-spouse which may result in significantly decreasing the value of the rider.
Please note civil unions and domestic partnerships generally are not recognized as marriages for federal tax purposes. For additional information see “Taxes — Other — Spousal status” section of this prospectus.
•	Limitations on Tax-Sheltered Annuities (TSAs): Your right to take withdrawals is restricted if your contract is a TSA (see “TSA — Special Provisions”). Therefore, a SecureSource series rider may be of limited value to you.
Accumulation Protector Benefit Rider
The Accumulation Protector Benefit rider is an optional benefit that you may select at contract issue for an additional charge. The Accumulation Protector Benefit rider specifies a Waiting Period that ends on the Benefit Date. The Waiting Period is 10 years. The Accumulation Protector Benefit rider provides a one-time adjustment to your contract value on the Benefit Date if your contract value is less than the Minimum Contract Accumulation Value (defined below) on that Benefit Date. On the Benefit Date, if the contract value is equal to or greater than the Minimum Contract Accumulation Value, as determined under the Accumulation Protector Benefit rider, the Accumulation Protector Benefit rider ends without value and no benefit is payable.
If the contract value falls to zero as the result of adverse market performance or the deduction of fees and/or charges at any time during the Waiting Period and before the Benefit Date, the contract and all riders, including the Accumulation Protector Benefit rider will terminate without value and no benefits will be paid. Exception: if you are still living on the Benefit Date, we will pay you an amount equal to the Minimum Contract Accumulation Value as determined under the Accumulation Protector Benefit rider on the valuation date your contract value reached zero.
The Accumulation Protector Benefit rider is only available to those age 80 or younger at contract issue. If elected, the rider effective date will be the contract issue date. The Accumulation Protector Benefit rider may not be terminated once you have elected it except as described in the “Terminating the Rider” section below. An additional charge for the Accumulation Protector Benefit rider will be assessed annually during the Waiting Period. The rider ends when the Waiting Period expires, no further benefit will be payable, and no further charges for the rider will be deducted. After the Waiting Period, you have the following options:
•	Continue your contract;
•	Take partial surrenders or make a full surrender; or
•	Annuitize your contract.
The Accumulation Protector Benefit rider may not be purchased with the optional SecureSource Legacy benefit or SecureSource series riders.
You should consider whether an Accumulation Protector Benefit rider is appropriate for you because:
•	You must invest in approved investment options. Current approved investment options are Portfolio Stabilizer funds. This requirement limits your choice of investment options. This means you will not be able to allocate contract value to all of the subaccounts that are available under the contract to contract owners who do not elect the rider. (See “Investment Allocation Restrictions for Certain Benefit Riders” section below) You may allocate purchase payments to the Special DCA fixed account, when available, and we will make monthly transfers into the approved investment options. You should consult your financial advisor before you purchase the Accumulation Protector Benefit rider. In addition, the Income Guide program will not be available to you (See “Making the Most of Your Contract — The Income Guide Program). We reserve the right to add, remove or substitute approved investment options at any time and in our sole discretion in the future. Any substitution of funds may be subject to the SEC or state insurance departments approval (see “Substitution of Investments”);
•	You may not make additional purchase payments to your contract during the Waiting Period after the first 180 days immediately following the effective date of the Accumulation Protector Benefit rider. Some exceptions apply. (see “Additional Purchase Payments with Elective Step-Up” below) Also, additional purchase payments are limited to $100,000, however, this restriction is currently being waived until further notice;
•	If you purchase this contract as a qualified annuity, for example, an IRA, you may need to take partial surrenders from your contract to satisfy the RMDs under the Code. Partial surrenders, including those used to satisfy RMDs, will reduce any potential benefit that the Accumulation Protector Benefit rider provides. You should consult your tax advisor if you have any questions about the use of this rider in your tax situation;

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•	If you think you may surrender all of your contract value before you have held your contract with this benefit rider attached for 10 years, or you are considering selecting an annuity payout option within 10 years of the effective date of your contract, you should consider whether this optional benefit is right for you. You must hold the contract a minimum of 10 years from the effective date of the Accumulation Protector Benefit rider, which is the length of the Waiting Period under the rider, in order to receive the benefit, if any, provided by the rider. In some cases, as described below, you may need to hold the contract longer than 10 years in order to qualify for any benefit the Accumulation Protector Benefit rider may provide;
•	The 10 year Waiting Period under the Accumulation Protector Benefit rider will restart if you exercise the elective step-up option (described below) or your surviving spouse exercises the spousal continuation elective step-up (described below); and
•	The 10 year Waiting Period under the Accumulation Protector Benefit rider may be restarted if you elect to change your investment option to one that causes the Accumulation Protector Benefit rider fee to increase (see “Waiting Period” below).
Be sure to discuss with your financial advisor whether an Accumulation Protector Benefit rider is appropriate for your situation.
Here are some general terms that are used to describe the operation of the Accumulation Protector Benefit:
Benefit Date: This is the first valuation date immediately following the expiration of the Waiting Period.
Minimum Contract Accumulation Value (MCAV): An amount calculated under the Accumulation Protector Benefit rider. The contract value will be increased to equal the MCAV on the Benefit Date if the contract value is less than the MCAV on the Benefit Date.
Your initial MCAV is equal to your initial purchase payment. It is increased by the amount of any subsequent purchase payments received. It is reduced by any adjustments for partial surrenders made during the Waiting Period.
Adjustments for Partial Surrenders: The adjustment made for each partial surrender from the contract is equal to the amount derived from multiplying (a) and (b) where:
(a)	is 1 minus the ratio of the contract value on the date of (but immediately after) the partial surrender to the contract value on the date of (but immediately prior to) the partial surrender; and
(b)	is the MCAV on the date of (but immediately prior to) the partial surrender.
Waiting Period: The Waiting Period for the rider is 10 years. The Waiting Period will restart on the latest contract anniversary if you change your investment option and the annual rider fee increases more than 0.20 percentage points and if the remaining Waiting Period is less than three years. Our right to restart the Waiting Period under these conditions is currently being waived until further notice.
Automatic Step-Up
On each contract anniversary after the effective date of the rider, the MCAV will be set to the greater of:
1.	90% of the contract value on the contract anniversary (after charges are deducted); or
2.	the MCAV immediately prior to the automatic step-up.
The automatic step-up does not create contract value, guarantee the performance of any investment option, or provide a benefit that can be surrendered or paid upon death. Rather, the automatic step-up is an interim calculation used to arrive at the final MCAV, which is used to determine whether a benefit will be paid under the rider on the Benefit Date.
The automatic step-up of the MCAV does not restart the Waiting Period or increase the fee (although the total charge for the rider may increase).
Elective Step-Up Option
Within thirty days following each contract anniversary after the rider effective date, but prior to the Benefit Date, you may notify us in writing that you wish to exercise the annual elective step-up option. You may exercise this elective step-up option only once per contract year during this 30 day period. If your contract value (after charges are deducted) on the valuation date we receive your written request to step-up is greater than the MCAV on that date, your MCAV will increase to 100% of that contract value.
We may increase the fee for your rider (see “Charges — Accumulation Protector Benefit Rider Charge”) and the revised fee would apply to your rider if you exercise the annual elective step-up. Elective step-ups will also result in a restart of the Waiting Period as of the most recent contract anniversary.
The elective step-up does not create contract value, guarantee the performance of any investment option or provide any benefit that can be surrendered or paid upon death. Rather the elective step-up is an interim calculation used to arrive at the final MCAV, which is used to determine whether a benefit will be paid under the rider on the Benefit Date.

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The elective step-up option is not available for inherited IRAs or if the Benefit Date would be after the annuitization start date.
Additional Purchase Payments with Annual Elective Step-Ups
If your MCAV is increased as a result of elective step-up, you have 180 days from the latest contract anniversary to make additional purchase payments, if allowed under the base contract. The MCAV will include the amount of any additional purchase payments received during this period.
Spousal Continuation
If a spouse chooses to continue the contract under the spousal continuation provision, the rider will continue as part of the contract. Once, within the thirty days following the date of spousal continuation, the spouse may choose to exercise an elective step-up. The spousal continuation elective step-up is in addition to the annual elective step-up. If the contract value on the valuation date we receive the written request to exercise this option is greater than the MCAV on that date, we will increase the MCAV to that contract value. If the MCAV is increased as a result of the elective step-up and we have increased the fee for the Accumulation Protector Benefit rider, you will pay the fee that is in effect on the valuation date we receive their written request to step-up. In addition, the Waiting Period will restart as of the most recent contract anniversary.
Terminating the Rider
The rider will terminate under the following conditions:
•	The rider will terminate on the Benefit Date after the rider charge has been deducted and after any adjustment to the contract value due to payment of the rider benefit.
•	After the death benefit is payable, unless the spouse continues the contract as described in the “Spousal Continuation” provision above, the rider will terminate.
•	In relation to certain increases to the annual rider fee, your written request will terminate the rider. (See “Charges — Accumulation Protector Benefit rider charge”).
•	The rider will terminate on the annuitization start date.
•	Termination of the contract for any reason will terminate the rider.
The rider will terminate on the Benefit Date.
For an example, see Appendix D.
Investment Allocation Restrictions for Certain Benefit Riders
If you elect the Accumulation Protector Benefit rider, you are required to invest your contract value in the Portfolio Stabilizer funds listed below, under the terms of the rider.
The Portfolio Stabilizer funds currently available are:
1. Variable Portfolio – Managed Risk Fund (Class 2)
2. Variable Portfolio – Managed Risk U.S. Fund (Class 2)
3. Variable Portfolio – Managed Volatility Growth Fund (Class 2)
4. Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2)
5. Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2)
6. Variable Portfolio – Managed Volatility Conservative Fund (Class 2)
7. Variable Portfolio – U.S. Flexible Growth Fund (Class 2)
8. Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2)
9. Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2)
If you elect one of the SecureSource series riders, alone or in combination with the optional SecureSource Legacy benefit rider, you are required to invest your contract value in the Portfolio Stabilizer funds or certain Portfolio Navigator funds (collectively “the Funds”) under the terms of the rider.
The Portfolio Stabilizer funds currently available are:
1. Variable Portfolio – Managed Risk Fund (Class 2)
2. Variable Portfolio – Managed Risk U.S. Fund (Class 2)
3. Variable Portfolio – Managed Volatility Growth Fund (Class 2)

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4. Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2)
5. Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2)
6. Variable Portfolio – Managed Volatility Conservative Fund (Class 2)
7. Variable Portfolio – U.S. Flexible Growth Fund (Class 2)
8. Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2)
9. Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2)
The Portfolio Navigator funds currently available are:
1. Variable Portfolio – Moderate Portfolio (Class 2)
2. Variable Portfolio – Moderately Conservative Portfolio (Class 2)
3. Variable Portfolio – Conservative Portfolio (Class 2)
We require investment in the Funds in order to reduce our financial risk and expense in offering guaranteed living benefits. The Funds are available to all contract owners, regardless of whether an optional benefit rider has been elected. Currently we offer nine Portfolio Stabilizer funds and for the SecureSource series riders and SecureSource Legacy benefit rider in combination with one of these riders, we also offer three Portfolio Navigator funds. We reserve the right to reduce the number of available funds to one.
We reserve the right to add, remove or substitute Funds at any time and in our sole discretion. We also reserve the right, upon notification to you, to close or restrict any Funds. Any change will apply to current allocations and or to future purchase payments and transfers. If we remove, restrict or substitute any Funds, transfers made to reallocate purchase payments or contract value will not count toward your annual transfer limitations (if any). We will obtain any necessary regulatory approvals and provide you with any required notice prior to any substitution. (See the “Substitution of Investments” section in this prospectus).
Each Portfolio Stabilizer fund has an investment objective of pursuing total return while seeking to manage the Fund’s exposure to equity market volatility. Each of the Portfolio Navigator funds is a fund of funds with the investment objective of seeking a high level of total return consistent with a certain level of risk by investing in various underlying funds.
Investing in the Funds. You are responsible for determining which Funds are best for you. Your financial advisor can help you determine which investment options most closely matches your investing style, based on factors such as your investment goals, your tolerance for risk and how long you intend to invest. There is no guarantee that the Funds you select or have selected are appropriate to your ability to withstand investment risk. RiverSource Life is not responsible for your selection of specific investment options, or your decision to change to different investment options.
If you initially allocate qualifying purchase payments to the Special DCA fixed account, when available (see “The Special DCA Fixed Account”), we will make monthly transfers in accordance with your instructions from the Special DCA fixed account into the investment options you have chosen.
You may change your investment option allocations up to four times per contract year by written request on an authorized form or by another method agreed to by us. You may also set up asset rebalancing and change your percentage allocations, but those changes will count towards these four times per contract year limit. Please consider requesting changes carefully, because we may charge you a higher fee for your rider. (See “Charges — Optional Living Benefit Charges”) We also reserve the right to limit the number of changes if required to comply with the written instructions of a fund (see “Making the Most of Your Contract — Transferring Among Accounts — Market Timing”) and the number of investment options from which you can select.
Risks. It is important to remember that the Funds are managed volatility funds and employ a strategy designed to reduce overall volatility and downside risk. If a strategy is successful it may result in smaller losses to your contract value when markets are declining and market volatility is high. In turn, if a strategy is successful it may also result in less gain in your contract value during rising markets with higher volatility when compared to funds not employing a managed volatility strategy. Accordingly, although an investment in the Funds may mitigate declines in your contract value due to declining equity markets, the Funds’ investment strategies may also curb or decrease your contract value during periods of positive performance by the equity markets. There is no guarantee any of the Funds’ strategies will be successful. In addition, managed volatility funds may decrease the number and amount of any periodic benefit base increase opportunities. Costs associated with running a managed volatility strategy may also adversely impact the performance of managed volatility funds.

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Investing in the Funds does not guarantee that your contract will increase in value nor will it protect in a decline in value if market prices fall. Depending on future market conditions and considering only the potential return on your investment in the Fund, you might benefit (or benefit more) from selecting alternative investment options. There is no assurance that the Funds will achieve their respective investment objectives. In addition, there is no guarantee that the Fund’s strategy will have its intended effect or that it will work as effectively as is intended.
Before you select the SecureSource Legacy benefit rider, SecureSource series rider or Accumulation Protector Benefit rider, you and your financial advisor should carefully evaluate whether the Funds meet your investment objectives and risk tolerance, taking into consideration the potential positive or negative impact that Funds’ strategy may have on your contract value and the benefits under your rider. Because you can terminate the SecureSource Legacy benefit rider, SecureSource series rider or Accumulation Protector Benefit rider only under certain circumstances once you have selected it, you must terminate your contract by requesting a full surrender if you later decide that you do not want to invest in the Funds. You can change allocations among Funds as described above. Surrender charges and tax penalties may apply. Therefore, you should not select the SecureSource Legacy benefit rider, SecureSource series rider or Accumulation Protector Benefit rider if you do not intend to continue investing in the Fund(s) while the rider is in force.
For additional information about the Funds’ investment strategies, risks and conflicts, see the Funds’ prospectuses as well as “The Variable Account and the Funds – Risks and Conflicts of Interest with Certain Funds Advised by Columbia Management” section in this prospectus.
The Annuity Payout Period
As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting on the annuitization start date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements. We do not deduct surrender charges upon annuitization but surrender charges may be applied when electing to exercise liquidity features we may make available under certain fixed annuity payout options.
You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. If you do not make an election, annuity payouts will be a combination of fixed and variable based on the proportion of your contract value allocated to the fixed account and variable account at the time payouts begin. The amount available to purchase payouts under the plan you select is the contract value on your annuitization start date after any rider charges have been deducted (less any applicable premium tax). Additionally, we currently allow you to use part of the amount available to purchase payouts, leaving any remaining contract value to accumulate on a tax-deferred basis. Special rules apply for partial annuitization of your annuity contract, see “Taxes — Nonqualified Annuities — Annuity payouts” and “Taxes — Qualified Annuities — Annuity payouts.”
If you select a variable annuity payout, we reserve the right to limit the number of subaccounts in which you may invest. The Special DCA fixed account is not available during this payout period.
Amounts of fixed and variable payouts depend on:
•	the annuity payout plan you select;
•	the annuitant's age and, in most cases, sex;
•	the annuity table in the contract; and
•	the amounts you allocated to the accounts on the annuitization start date.
In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month based on the performance of the funds. Fixed payouts generally remain the same from month to month unless you have elected an option providing for increasing payments or are exercising any available liquidity features we may offer and you have elected.
For information with respect to transfers between accounts after annuity payouts begin, see “Making the Most of Your Contract — Transfer policies.”
Annuity Tables
The annuity tables in your contract (Table A and Table B) show the amount of the monthly payout for each $1,000 of contract value according to the annuitant’s age and, when applicable, the annuitant’s sex. (Where required by law, we will use a unisex table of annuity payout rates.)
Table A shows the amount of the first monthly variable payout assuming that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts. If you ask us at least 30 days before the annuitization start date, we will substitute an annuity Table based on an assumed 3.5% investment return for the 5% Table A in the contract. The assumed investment return affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. For example, annuity

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payouts will increase if the investment return is above the assumed investment return and payouts will decrease if the return is below the assumed investment return. Using the 5% assumed interest return results in a higher initial payout, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.
Table B shows the minimum amount of each fixed payout. We declare current payout rates that we use in determining the actual amount of your fixed annuity payout. The current payout rates will equal or exceed the guaranteed payout rates shown in Table B. We will furnish these rates to you upon request.
Annuity Payout Plans
We make available variable annuity payouts where payout amounts may vary based on the performance of the variable account. We may also make fixed annuity payouts available where payments of a fixed amount are made for the period specified in the plan, subject to any surrender we may permit. You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before the annuitization start date:
•	Plan A: Life annuity — no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we made only one monthly payout, we will not make any more payouts.
•	Plan B: Life income with guaranteed period: We make monthly payouts for a guaranteed payout period of five, ten, or 15 years that you elect. This election will determine the length of the payout period in the event if the annuitant dies before the elected period expires. We calculate the guaranteed payout period from the annuitization start date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.
•	Plan C: Life annuity — installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.
•	Plan D: Joint and last survivor life annuity — no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.
For Plan A, if the annuitant dies before the initial payment, no payments will be made. For Plan B, if the annuitant dies before the initial payment, the payments will continue for the guaranteed payout period. For Plan C, if the annuitant dies before the initial payment, the payments will continue for the installment refund period. For Plan D, if both annuitants die before the initial payment, no payments will be made; however, if one annuitant dies before the initial payment, the payments will continue until the death of the surviving annuitant.
In addition to the annuity payout plans described above, we may offer additional payout plans. These plans may include cash refund features providing a guarantee of receiving at least a return of the annuitization amount (less any annuity payments made and any premium tax paid) in the event of the annuitant’s death, term certain installment plans with varying durations, and liquidity features allowing access under certain circumstances to a surrender of the underlying value of remaining payments. Terms and conditions of annuity payout plans will be disclosed at the time of election, including any associated fees or charges. It is important to remember that the election and use of liquidity features may either reduce the amount of future payouts you would otherwise receive or result in payouts ceasing.
Utilizing a liquidity feature to surrender the underlying value of remaining payments may result in the assessment of a surrender charge (See “Charges — Surrender charge”) or a 10% IRS penalty tax. (See “Taxes.”).
Annuity payout plan requirements for qualified annuities: If your contract is a qualified annuity, you have the responsibility for electing a payout plan under your contract that complies with applicable law. Your contract describes your payout plan options. The options will meet certain IRS regulations governing RMDs if the payout plan meets the incidental distribution benefit requirements, if any, and the payouts are made:
•	in equal or substantially equal payments over a period not longer than your life expectancy or over the joint life expectancy of you and your designated beneficiary; or
•	over a period certain not longer than your life expectancy or over the life expectancy of you and your designated beneficiary.
For qualified and nonqualified contracts with one of the SecureSource series rider, if your annuitization start date is the maximum annuitization start date, you can choose one of the payout options available under the contract or an alternative fixed annuity payout option available under the rider. Under the rider’s payout option, the minimum amount payable shown in Table B will not apply, and you will receive the Current Annual Payment provided by this rider until the death of Covered Person (Joint Life: both Covered Spouses) . If you choose to receive the Current Annual Payment, the amount payable each year will be equal to the Current Annual Payment on the annuitization start date. The amount paid in the current contract year will be reduced for any prior withdrawals in that year. These annualized amounts will be paid in monthly installments. If the monthly payment is less than $100, we have the right to change the frequency, but no

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less frequently than annually. If the monthly payment is less than $20, we have the right to make a lump sum payment equal to the present value of any remaining future payments. The present value will be calculated on the same mortality and interest rate basis used in Table B in the contract If you choose to receive the Current Annual Payment rather than a payout option available under the contract, all other contract features, rider features and charges terminate after the annuitization start date.
You must select a payout plan as of the annuitization start date set forth in your contract.
If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitization start date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed.
If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time amounts are applied to a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the amount that would otherwise have been applied to a plan to the owner in a lump sum or to change the frequency of the payouts.
Death after annuity payouts begin: If you die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.
Taxes
Under current law, your contract has a tax-deferral feature. Generally, this means you do not pay income tax until there is a taxable distribution (or deemed distribution) from the contract. We will send a tax information reporting form for any year in which we made a taxable or reportable distribution according to our records.
Nonqualified Annuities
Generally, only the increase in the value of a non-qualified annuity contract over the investment in the contract is taxable. Certain exceptions apply. Federal tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when distributions are taken from any one of those contracts.
Annuity payouts: Generally, unlike surrenders described below, the income taxation of annuity payouts is subject to exclusion ratios (for fixed annuity payouts) or annual excludable amounts (for variable annuity payouts). In other words, in most cases, a portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment in the contract and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax. Under Annuity Payout Plan A: Life annuity — no refund, where the annuitant dies before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the owner for the last taxable year. Under all other annuity payout plans, where the annuity payouts end before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payouts end. (See “The Annuity Payout Period — Annuity Payout Plans.”)
Beginning in 2011, federal tax law permits taxpayers to annuitize a portion of their nonqualified annuity while leaving the remaining balance to continue to grow tax-deferred. Under the partial annuitization rules, the portion annuitized must be received as an annuity for a period of 10 years or more, or for the lives of one or more individuals. If this requirement is met, the annuitized portion and the tax-deferred balance will generally be treated as two separate contracts for income tax purposes only. If a contract is partially annuitized, the investment in the contract is allocated between the deferred and the annuitized portions on a pro rata basis.
Surrenders: Generally, if you surrender all or part of your nonqualified annuity before the annuitization start date, including surrenders under any optional withdrawal benefit rider, your surrender will be taxed to the extent that the contract value immediately before the surrender exceeds the investment in the contract. Application of surrender charges may alter the manner in which we tax report the surrender. Different rules may apply if you exchange another contract into this contract.
You also may have to pay a 10% IRS penalty for surrenders of taxable income you make before reaching age 59½ unless certain exceptions apply.
Withholding: If you receive taxable income as a result of an annuity payout or surrender, including surrenders under any optional withdrawal benefit rider, we may deduct federal, and in some cases state withholding against the payment. Any withholding represents a prepayment of your income tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, and you have a valid U.S. address, you may be able to elect not to have federal income tax withholding occur.

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If the payment is part of an annuity payout plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.
Some states also may impose income tax withholding requirements similar to the federal withholding described above or may allow you to elect withholding. If this should be the case, we may deduct state income tax withholding from the payment.
Death benefits to beneficiaries: The death benefit under a nonqualified contract is not exempt from estate (federal or state) taxes. In addition, for income tax purposes, any amount your beneficiary receives that exceeds the remaining investment in the contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments. (See “Benefits in Case of Death — If You Die Before the Annuitization Start Date”).
Net Investment Income Tax (also known as Medicare contribution tax): Effective for taxable years beginning on or after January 1, 2013, certain investment income of high-income individuals (as well as estates and trusts) is subject to a 3.8% net investment income tax (as an addition to income taxes). For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds $200,000 ($250,000 for married filing jointly and surviving spouses; $125,000 for married filing separately) or (2) the taxpayer’s “net investment income.” Net investment income includes taxable income from nonqualified annuities. Annuity holders are advised to consult their tax advisor regarding the possible implications of this additional tax.
Annuities owned by corporations, partnerships or irrevocable trusts: For nonqualified annuities, any annual increase in the value of annuities held by such entities (nonnatural persons) generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person(s) only, the income may generally remain tax-deferred until surrendered or paid out.
Penalties: If you receive amounts from your nonqualified annuity before reaching age 59½, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received:
•	because of your death or in the event of nonnatural ownership, the death of the annuitant;
•	because you become disabled (as defined in the Code);
•	if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);
•	if it is allocable to an investment before Aug. 14, 1982; or
•	if annuity payouts are made under immediate annuities as defined by the Code.
Transfer of ownership: Generally, if you transfer ownership of a nonqualified annuity without receiving adequate consideration, the transfer may be taxed as a surrender for federal income tax purposes. If the transfer is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner’s investment in the contract will be equal to the investment in the contract at the time of the transfer plus any earnings included in the original owner’s taxable income as a result of the transfer. In general, this rule does not apply to transfers between spouses or former spouses. Similar rules apply if you transfer ownership for a full consideration. Please consult your tax advisor for further details.
1035 Exchanges: Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts, annuity contracts and qualified long-term care insurance products, while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the investment in the contract from the old policy or contract to the new policy or contract. In a 1035 exchange one policy or contract is exchanged for another policy or contract. The following can qualify as nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract, and (4) the exchange of a qualified long-term care insurance contract for a qualified long-term care insurance contract. However, if the life insurance policy has an outstanding loan, there may be tax consequences. Additionally, other tax rules apply. Depending on the issue date of your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old contract.

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For a partial exchange of an annuity contract for another annuity contract, the 1035 exchange is generally tax-free. The investment in the original contract and the earnings on the contract will be allocated proportionately between the original and new contracts. However, per IRS Revenue Procedure 2011-38, if surrenders are taken from either contract within the 180-day period following a partial 1035 exchange, the IRS will apply general tax principles to determine the appropriate tax treatment of the exchange and subsequent surrender. As a result, there may be unexpected tax consequences. You should consult your tax advisor before taking any surrender from either contract during the 180-day period following a partial exchange.
Assignment: If you assign or pledge your contract as collateral for a loan, earnings on purchase payments you made after Aug. 13, 1982 will be taxed as a deemed distribution and also may be subject to the 10% penalty as discussed above.
Qualified Annuities
Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan’s Summary Plan Description, your IRA disclosure statement, or consult a tax advisor for additional information about the distribution rules applicable to your situation.
When you use your contract to fund a retirement plan or IRA that is already tax-deferred under the Code, the contract will not provide any necessary or additional tax deferral. If your contract is used to fund an employer sponsored plan, your right to benefits may be subject to the terms and conditions of the plan regardless of the terms of the contract.
Annuity payouts: Under a qualified annuity, except a Roth IRA, the entire payout generally is includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and you direct such payout to be directly rolled over to another eligible retirement plan such as an IRA. We may permit partial annuitizations of qualified annuity contracts. If we accept partial annuitizations, please remember that your contract will still need to comply with other requirements such as required minimum distributions and the payment of taxes. Prior to considering a partial annuitization on a qualified contract, you should discuss your decision and any implications with your tax adviser. Because we cannot accurately track certain after-tax funding sources, we will generally report any payments on partial annuitizations as ordinary income except in the case of a qualified distribution from a Roth IRA.
Annuity payouts from Roth IRAs: In general, the entire payout from a Roth IRA can be free from income and penalty taxes if you have attained age 59½ and meet the five year holding period.
Surrenders: Under a qualified annuity, except a Roth IRA, the entire surrender will generally be includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and you direct such surrender to be directly rolled over to another eligible retirement plan such as an IRA.
Surrenders from Roth IRAs: In general, the entire payout from a Roth IRA can be free from income and penalty taxes if you have attained age 59½ and meet the five year holding period.
Required Minimum Distributions: Retirement plans (except for Roth IRAs) are subject to required surrenders called required minimum distributions (“RMDs”) beginning at age 70½. RMDs are based on the fair market value of your contract at year-end divided by the life expectancy factor. Certain death benefits and optional riders may be considered in determining the fair market value of your contract for RMD purposes. This may cause your RMD to be higher. You should consult your tax advisor prior to making a purchase for an explanation of the potential tax implications to you. Inherited IRAs (including inherited Roth IRAs) are subject to special required minimum distribution rules.
Withholding for IRAs, Roth IRAs, SEPs and SIMPLE IRAs: If you receive taxable income as a result of an annuity payout or a surrender, including surrenders under any optional withdrawal benefit rider, we may deduct withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.
If the payment is part of an annuity payout plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.

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Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state income tax withholding from the payment.
Withholding for all other qualified annuities: If you receive directly all or part of the contract value from a qualified annuity, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payout is made from the plan. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. This mandatory withholding will not be imposed if instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan. Payments made to a surviving spouse instead of being directly rolled over to an IRA are also subject to mandatory 20% income tax withholding.
In the below situations, the distribution is subject to an optional 10% withholding instead of the mandatory 20% withholding. We will withhold 10% of the distribution amount unless you elect otherwise.
•	the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more;
•	the payout is a RMD as defined under the Code;
•	the payout is made on account of an eligible hardship; or
•	the payout is a corrective distribution.
State withholding also may be imposed on taxable distributions.
Penalties: If you receive amounts from your qualified contract before reaching age 59½, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty generally will not apply to any amount received:
•	because of your death;
•	because you become disabled (as defined in the Code);
•	if the distribution is part of a series of substantially equal periodic payments made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);
•	if the distribution is made following severance from employment during or after the calendar year in which you attain age 55 (TSAs and annuities funding 401(a) plans only);
•	to pay certain medical or education expenses (IRAs only); or
•	if the distribution is made from an inherited IRA.
Death benefits to beneficiaries: The entire death benefit generally is taxable as ordinary income to the beneficiary in the year he/she receives the payments from the qualified annuity. If you made non-deductible contributions to a traditional IRA, the portion of any distribution from the contract that represents after-tax contributions is not taxable as ordinary income to your beneficiary. You are responsible for keeping all records tracking your non-deductible contributions to an IRA. Death benefits under a Roth IRA generally are not taxable as ordinary income to the beneficiary if certain distribution requirements are met. (See “Benefits in Case of Death — If You Die Before the Annuitization Start Date”).
Change of retirement plan type: IRS regulations allow for rollovers of certain retirement plan distributions. In some circumstances, you may be able to have an intra-contract rollover, keeping the same features and conditions. If the annuity contract you have does not support an intra-contract rollover, you are able to request an IRS approved rollover to another annuity contract or other investment product that you choose. If you choose another annuity contract or investment product, you will be subject to new rules, including a new surrender charge schedule for an annuity contract, or other product rules as applicable.
Assignment: You may not assign or pledge your qualified contract as collateral for a loan.
Other
Special considerations if you select any optional rider: As of the date of this prospectus, we believe that charges related to these riders are not subject to current taxation. Therefore, we will not report these charges as partial surrenders from your contract. However, the IRS may determine that these charges should be treated as partial surrenders subject to taxation to the extent of any gain as well as the 10% tax penalty for surrenders before the age of 59½, if applicable, on the taxable portion.
We reserve the right to report charges for these riders as partial surrenders if we, as a withholding and reporting agent, believe that we are required to report them. In addition, we will report any benefits attributable to these riders on your death as an annuity death benefit distribution, not as proceeds from life insurance.

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Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.
RiverSource Life of NY’s tax status: We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which each subaccount invests and becomes part of that subaccount’s value. This investment income, including realized capital gains, is not subject to any withholding for federal or state income taxes. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable annuities or in our tax status as we then understand it.
The company includes in its taxable income the net investment income derived from the investment of assets held in its subaccounts because the company is considered the owner of these assets under federal income tax law.  The company may claim certain tax benefits associated with this investment income.  These benefits, which may include foreign tax credits and the corporate dividend received deduction, are not passed on to you since the company is the owner of the assets under federal tax law and is taxed on the investment income generated by the assets.
Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.
Spousal status: When it comes to your marital status and the identification and naming of any spouse as a beneficiary or party to your contract, we will rely on the representations you make to us. Based on this reliance, we will issue and administer your contract in accordance with these representations. If you represent that you are married and your representation is incorrect or your marriage is deemed invalid for federal or state law purposes, then the benefits and rights under your contract may be different.
If you have any questions as to the status of your relationship as a marriage, then you should consult an appropriate tax or legal advisor.
Voting Rights
As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.
Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.
After annuity payouts begin, the number of votes you have is equal to:
•	the reserve held in each subaccount for your contract; divided by
•	the net asset value of one share of the applicable fund.
As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.
We calculate votes separately for each subaccount. We will send notice of shareholders’ meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We are the legal owner of all fund shares and therefore hold all voting rights.  However, to the extent required by law, we will vote the shares of each fund according to instructions we receive from contract owners. We will vote shares for which we have not received instructions and shares that we or our affiliates own in our own names in the same proportion as the votes for which we received instructions. As a result of this proportional voting, in cases when a small number of contract owners vote, their votes will have a greater impact and may even control the outcome.
Substitution of Investments
We may substitute the funds in which the subaccounts invest if:
•	laws or regulations change;
•	the existing funds become unavailable; or
•	in our judgment, the funds no longer are suitable (or no longer the most suitable) for the subaccounts.

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If any of these situations occur, we have the right to substitute a fund currently listed in this prospectus (existing fund) for another fund (new fund), provided we obtain any required SEC and state insurance law approval. The new fund may have higher fees and/or operating expenses than the existing fund. Also, the new fund may have investment objectives and policies and/or investment advisers which differ from the existing fund.
We may also:
•	add new subaccounts;
•	combine any two or more subaccounts;
•	transfer assets to and from the subaccounts or the variable account; and
•	eliminate or close any subaccounts.
We will notify you of any substitution or change.
In the event of any such substitution or change, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. We will obtain any required prior approval of the SEC or state insurance departments before making any substitution or change.
About the Service Providers
Principal Underwriter
RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as the principal underwriter and general distributor of the contract. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.
Sales of the Contract
•	Only securities broker-dealers ("selling firms") registered with the SEC and members of the FINRA may sell the contract.
•	The contracts are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the contracts to the public. RiverSource Distributors pays the selling firm (or an affiliated insurance agency) for contracts its financial advisors sell. The selling firm may be required to return sales commissions under certain circumstances including but not limited to when contracts are returned under the free look period.
Payments to Selling Firms
•	We may use compensation plans which vary by selling firm. For example, some of these plans pay selling firms a commission of up to 7.50% each time you make a purchase payment. We may also pay ongoing trail commissions of up to 1.25% of the contract value. We do not pay or withhold payment of commissions based on which investment options you select.
•	We may pay selling firms a temporary additional sales commission of up to 1% of purchase payments for a period of time we select. For example, we may offer to pay a temporary additional sales commission to get selling firms to market a new or enhanced contract or to increase sales during the period.
•	In addition to commissions, we may, in order to promote sales of the contracts, and as permitted by applicable laws and regulations, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:
•	sponsorship of marketing, educational, due diligence and compliance meetings and conferences we or the selling firm may conduct for financial advisors, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;
•	marketing support related to sales of the contract including for example, the creation of marketing materials, advertising and newsletters;
•	providing service to contract owners; and
•	funding other events sponsored by a selling firm that may encourage the selling firm's financial advisors to sell the contract.
These promotional incentives or reimbursements may be calculated as a percentage of the selling firm’s aggregate, net or anticipated sales and/or total assets attributable to sales of the contract, and/or may be a fixed dollar amount. As noted below this additional compensation may cause the selling firm and its financial advisors to favor the contracts.

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Sources of Payments to Selling Firms
We pay the commissions and other compensation described above from our assets. Our assets may include:
•	revenues we receive from fees and expenses that you will pay when buying, owning and surrendering the contract (see "Expense Summary");
•	compensation we or an affiliate receive from the underlying funds in the form of distribution and services fees (see "The Variable Account and the Funds - The funds");
•	compensation we or an affiliate receive from a fund's investment adviser, subadviser, distributor or an affiliate of any of these (see "The Variable Account and the Funds - The funds"); and
•	revenues we receive from other contracts and policies we sell that are not securities and other businesses we conduct.
You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the contract. However, you may pay part or all of the commissions and other compensation described above indirectly through:
•	fees and expenses we collect from contract owners, including surrender charges; and
•	fees and expenses charged by the underlying funds in which the subaccounts you select invest, to the extent we or one of our affiliates receive revenue from the funds or an affiliated person.
Potential Conflicts of Interest
Compensation payment arrangements with selling firms can potentially:
•	give selling firms a heightened financial incentive to sell the contract offered in this prospectus over another investment with lower compensation to the selling firm.
•	cause selling firms to encourage their financial advisors to sell you the contract offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.
•	cause selling firms to grant us access to its financial advisors to promote sales of the contract offered in this prospectus, while denying that access to other firms offering similar contracts or other alternative investments which may pay lower compensation to the selling firm.
Payments to Financial Advisors
•	The selling firm pays its financial advisors. The selling firm decides the compensation and benefits it will pay its financial advisors.
•	To inform yourself of any potential conflicts of interest, ask your financial advisor before you buy how the selling firm and its financial advisors are being compensated and the amount of the compensation that each will receive if you buy the contract.
Service Providers
Our Service Center performs certain administrative services on the contracts and policies we issue. The address and telephone number of our Service Center are listed on the first page of the prospectus. We also have entered into agreements with certain entities to provide the identified services in connection with the contracts and policies we issue. The entities engaged by RiverSource Life of NY may change over time. Entities that provided services to RiverSource Life of NY in 2018 are listed in the table below.
Name of Service Provider	Services Provided	Address
Ameriprise Financial, Inc.	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	707 Second Avenue South Minneapolis MN 55402 USA
RiverSource Life Insurance Company	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	707 Second Avenue SouthMinneapolis MN 55402USA
Issuer
We issue the contracts. We are a stock life insurance company organized in 1972 under the laws of the state of New York and are located at 20 Madison Avenue Extension, Albany, New York 12203. Our mailing address is P.O. Box 5144, Albany, New York 12205. We are a wholly-owned subsidiary of RiverSource Life Insurance Company, which is a wholly-owned subsidiary of Ameriprise Financial, Inc.

94     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

We conduct a conventional life insurance business. Our primary products currently include fixed and variable annuity contracts and life insurance policies.
Legal Proceedings
Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. RiverSource Life of NY has cooperated and will continue to cooperate with the applicable regulators.
RiverSource Life of NY is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life of NY believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory investigation, examination or proceeding that is likely to have a material adverse effect on its financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

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Appendix A: The Funds
Unless you have elected one of the optional living benefit riders or the SecureSource Legacy benefit rider, you may allocate purchase payments and transfers to any or all of the subaccounts of the variable account that invest in shares of the funds listed in the table below. From time to time, certain fund names are changed. When we are notified of a name change, we will make changes so that the new name is properly shown. However, changes may take some period of time to complete. As a result it is possible you may receive various forms, reports and confirmations that reflect a fund’s prior name.
Investing In	Investment Objective and Policies	Investment Adviser
AB VPS Dynamic Asset Allocation Portfolio (Class B)	Seeks to maximize total return consistent with AllianceBernstein's determination of reasonable risk.	AllianceBernstein L.P.
AB VPS Large Cap Growth Portfolio (Class B)	Seeks long-term growth of capital.	AllianceBernstein L.P.
ALPS | Alerian Energy Infrastructure Portfolio: Class III	The Portfolio seeks investment results that correspond (before fees and expenses) generally to the price and yield performance of its underlying index, the Alerian Midstream Energy Select Index (the "Index").	ALPS Advisors, Inc.
American Century VP Value, Class II	Seeks long-term capital growth. Income is a secondary objective.	American Century Investment Management, Inc.
BlackRock Global Allocation V.I. Fund (Class III)	Seeks high total investment return.	BlackRock Advisors, LLC
Columbia Variable Portfolio - Balanced Fund (Class 3)	Seeks maximum total investment return through a combination of capital growth and current income.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Commodity Strategy Fund (Class 2)	Seeks to provide shareholders with total return.	Columbia Management Investment Advisers, LLC, adviser; Threadneedle International Limited, an indirect wholly-owned subsidiary of Ameriprise Financial, Inc., subadviser.
Columbia Variable Portfolio - Contrarian Core Fund (Class 2)	Seeks total return, consisting of long-term capital appreciation and current income.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Disciplined Core Fund (Class 2)	Seeks to provide shareholders with capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Diversified Absolute Return Fund (Class 2)	Seeks to provide shareholders with absolute (positive) returns.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Dividend Opportunity Fund (Class 2)	Seeks to provide shareholders with a high level of current income and, as a secondary objective, steady growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Emerging Markets Bond Fund (Class 2)	Non-diversified fund that seeks to provide shareholders with high total return through current income and, secondarily, through capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Emerging Markets Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC

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Investing In	Investment Objective and Policies	Investment Adviser
Columbia Variable Portfolio - Global Strategic Income Fund (Class 2) (previously Columbia Variable Portfolio - Global Bond Fund (Class 2))	Non-diversified fund that seeks to provide shareholders with high total return through income and growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Government Money Market Fund (Class 2)	Seeks to provide shareholders with maximum current income consistent with liquidity and stability of principal.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - High Yield Bond Fund (Class 2)	Seeks to provide shareholders with high current income as its primary objective and, as its secondary objective, capital growth.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Income Opportunities Fund (Class 2)	Seeks to provide shareholders with high total return through current income and capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Intermediate Bond Fund (Class 2)	Seeks to provide shareholders with a high level of current income while attempting to conserve the value of the investment for the longest period of time.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Large Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Large Cap Index Fund (Class 3)	Seeks to provide shareholders with long-term capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2)	Seeks to provide shareholders with a level of current income consistent with preservation of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 2)	Seeks total return, consisting of current income and capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Mid Cap Growth Fund (Class 2)	Seeks to provide shareholders with growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Overseas Core Fund (Class 2)	Seeks to provide shareholders with capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Select Large Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Select Mid Cap Value Fund (Class 2) (previously Columbia Variable Portfolio - Mid Cap Value Fund (Class 2))* *The Fund’s name change is effective on May 1, 2019.	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC

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Investing In	Investment Objective and Policies	Investment Adviser
Columbia Variable Portfolio - Select Small Cap Value Fund (Class 2) (previously Columbia Variable Portfolio - Select Smaller-Cap Value Fund (Class 2))*
*The Fund’s name change is effective on May 1, 2019.	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Strategic Income Fund (Class 2)	Seeks total return, consisting of current income and capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - U.S. Equities Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Columbia Wanger Asset Management LLC, subadviser (each managing a portion of the Fund's portfolio).
Columbia Variable Portfolio - U.S. Government Mortgage Fund (Class 2)	Seeks to provide shareholders with current income as its primary objective and, as its secondary objective, preservation of capital.	Columbia Management Investment Advisers, LLC
CTIVP ® - American Century Diversified Bond Fund (Class 2)	Seeks to provide shareholders with high level of current income.	Columbia Management Investment Advisers, LLC, adviser; American Century Investment Management, Inc., subadviser.
CTIVP ® - AQR International Core Equity Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC, adviser; AQR Capital Management LLC, subadviser.
CTIVP ® - AQR Managed Futures Strategy Fund (Class 2)	Seeks positive absolute returns.	Columbia Management Investment Advisers, LLC, adviser; AQR Capital Management, LLC, subadviser.
CTIVP ® - BlackRock Global Inflation-Protected Securities Fund (Class 2)	Seeks to provide shareholders with total return that exceeds the rate of inflation over the long term.	Columbia Management Investment Advisers, LLC, adviser; BlackRock Financial Management, Inc., subadviser, BlackRock International Limited, sub-subadviser.
CTIVP ® - CenterSquare Real Estate Fund (Class 2)	Seeks to provide shareholders with current income and capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; CenterSquare Investment Management LLC, subadviser.
CTIVP ® - DFA International Value Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Dimensional Fund Advisors LP, subadviser.
CTIVP ® - Lazard International Equity Advantage Fund (Class 2)	Seeks long-term capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; Lazard Asset Management LLC, subadviser.
CTIVP ® - Loomis Sayles Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Loomis, Sayles & Company, L.P., subadviser.
CTIVP ® - Los Angeles Capital Large Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Los Angeles Capital Management and Equity Research, Inc., subadviser.

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Investing In	Investment Objective and Policies	Investment Adviser
CTIVP ® - MFS® Blended Research® Core Equity Fund (Class 2) (Effective on or about May 20, 2019, the fund will change its name to Variable Portfolio – Partners Core Equity Fund (Class 2))	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Massachusetts Financial Services Company, subadviser. (Effective on or about May 20, 2019, Massachusetts Financial Services Company no longer serves as the subadviser of the fund and Jacobs Levy Equity Management, Inc. and T. Rowe Price Associates, Inc. will assume day to day management of the fund’s portfolio.)
CTIVP ® - MFS® Value Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Massachusetts Financial Services Company, subadviser.
CTIVP ® - Morgan Stanley Advantage Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Morgan Stanley Investment Management Inc., subadviser.
CTIVP ® - Oppenheimer International Growth Fund (Class 2) (Effective on or about May 20, 2019, the fund will change its name to CTIVP® - William Blair International Leaders Fund (Class 2))	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; OppenheimerFunds, Inc., subadviser.
(Effective on or about May 20, 2019, OppenheimerFunds, Inc. no longer serves as the subadviser of the fund and William Blair Investment Management, LLC assumes day to day management of the fund’s portfolio.)
CTIVP ® - T. Rowe Price Large Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital and income.	Columbia Management Investment Advisers, LLC, adviser; T. Rowe Price Associates, Inc., subadviser.
CTIVP ® - TCW Core Plus Bond Fund (Class 2)	Seeks to provide shareholders with total return through current income and capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; TCW Investment Management Company LLC, subadviser.
CTIVP ® - Victory Sycamore Established Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC, adviser; Victory Capital Management Inc., subadviser.
CTIVP ® - Wells Fargo Short Duration Government Fund (Class 2)	Seeks to provide shareholders with current income consistent with capital preservation.	Columbia Management Investment Advisers, LLC, adviser; Wells Capital Management Incorporated, subadviser.
CTIVP ® - Westfield Mid Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Westfield Capital Management Company, L.P., subadviser.
DWS Alternative Asset Allocation VIP, Class B (previously Deutsche - Alternative Asset Allocation VIP, Class B)	Seeks capital appreciation.	DWS Investment Management Americas Inc., adviser; RREEF America L.L.C., subadvisor.
Fidelity ® VIP Contrafund® Portfolio Service Class 2	Seeks long-term capital appreciation. Normally invests primarily in common stocks. Invests in securities of companies whose value FMR believes is not fully recognized by the public. Invests in either "growth" stocks or "value" stocks or both. The fund invests in domestic and foreign issuers.	Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager. FMR Co., Inc. (FMRC) and other investment advisers serve as sub-advisers for the fund.

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Investing In	Investment Objective and Policies	Investment Adviser
Fidelity ® VIP Mid Cap Portfolio Service Class 2	Seeks long-term growth of capital. Normally invests primarily in common stocks. Normally invests at least 80% of assets in securities of companies with medium market capitalizations. May invest in companies with smaller or larger market capitalizations. Invests in domestic and foreign issuers. The Fund invests in either "growth" or "value" common stocks or both.	Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager. FMR Co., Inc. (FMRC) and other investment advisers serve as sub-advisers for the fund.
Fidelity ® VIP Strategic Income Portfolio Service Class 2	Seeks a high level of current income and may also seek capital appreciation.	Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager. Fidelity Investments Money Management, Inc. (FIMM), FMR Co., Inc. (FMRC), FIL Investment Advisors (UK) Limited (FIA(UK)) and other investment advisers serve as sub-advisers for the fund.
Franklin Income VIP Fund - Class 2	Seeks to maximize income while maintaining prospects for capital appreciation. Under normal market conditions, the fund invests in both equity and debt securities.	Franklin Advisers, Inc.
Franklin Mutual Shares VIP Fund - Class 2	Seeks capital appreciation, with income as a secondary goal. Under normal market conditions, the fund invests primarily in U.S. and foreign equity securities that the investment manager believes are undervalued.	Franklin Mutual Advisers, LLC
Franklin Small Cap Value VIP Fund - Class 2	Seeks long-term total return. Under normal market conditions, the fund invests at least 80% of its net assets in investments of small capitalization companies.	Franklin Mutual Advisers, LLC
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor Shares	Seeks long-term growth of capital.	Goldman Sachs Asset Management, L.P.
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares	Seeks total return with a low to moderate correlation to traditional financial market indices.	Invesco Advisers, Inc.
Ivy VIP Asset Strategy, Class II	Seeks to provide total return.	Ivy Investment Management Company
Janus Henderson VIT Balanced Portfolio: Service Shares	Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Capital Management LLC
Janus Henderson VIT Flexible Bond Portfolio: Service Shares	Seeks to obtain maximum total return, consistent with preservation of capital.	Janus Capital Management LLC
Janus Henderson VIT Research Portfolio: Service Shares	Seeks long-term growth of capital.	Janus Capital Management LLC
Lazard Retirement Global Dynamic Multi-Asset Portfolio - Service Shares	Seeks long-term capital appreciation.	Lazard Asset Management, LLC
MFS ® Utilities Series - Service Class	Seeks total return.	MFS ® Investment Management

100     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Investing In	Investment Objective and Policies	Investment Adviser
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares* * Effective on April 30, 2019, the Fund will change the name to Morgan Stanley VIF Discovery Portfolio, Class II Shares.	Seeks long-term capital growth by investing primarily in common stocks and other equity securities.	Morgan Stanley Investment Management Inc.
Neuberger Berman AMT Sustainable Equity Portfolio (Class S)	Seeks long-term growth of capital by investing primarily in securities of companies that meet the Fund's environmental, social and governance (ESG) criteria.	Neuberger Berman Investment Advisers LLC
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S)	Seeks long-term growth of capital and income generation.	Neuberger Berman Investment Advisers LLC
Oppenheimer Global Fund/VA, Service Shares (Effective on or about May 24, 2019, the Fund is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares)	Seeks capital appreciation.	OFI Global Asset Management, Inc., adviser; OppenheimerFunds, Inc., sub-adviser. (Effective on or about May 24, 2019, Invesco Advisers, Inc. will assume day to day management of the Fund’s portfolio.)
Oppenheimer Global Strategic Income Fund/VA, Service Shares (
(Effective on or about May 24, 2019, the Fund is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares)	Seeks total return.	OFI Global Asset Management, Inc., adviser; OppenheimerFunds, Inc., sub-adviser. (Effective on or about May 24, 2019, Invesco Advisers, Inc. will assume day to day management of the Fund’s portfolio.)
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares
(Effective on or about May 24, 2019, the Fund is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares)	Seeks capital appreciation.	OFI Global Asset Management, Inc., adviser; OppenheimerFunds, Inc., sub-adviser. (Effective on or about May 24, 2019, Invesco Advisers, Inc. will assume day to day management of the Fund’s portfolio.)
PIMCO VIT All Asset Portfolio, Advisor Class	Seeks maximum real return, consistent with preservation of real capital and prudent investment management.	Pacific Investment Management Company LLC (PIMCO)
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class	Seeks total return which exceeds that of a blend of 60% MSCI World Index/40% Barclays U.S. Aggregate Index.	Pacific Investment Management Company LLC (PIMCO)
PIMCO VIT Total Return Portfolio, Advisor Class	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	Pacific Investment Management Company LLC (PIMCO)

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Investing In	Investment Objective and Policies	Investment Adviser
Templeton Global Bond VIP Fund - Class 2	Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration. Under normal market conditions, the fund invests at least 80% of its net assets in bonds, which include debt securities of any maturity, such as bonds, notes, bills and debentures.	Franklin Advisers, Inc.
VanEck VIP Global Gold Fund (Class S Shares)	Seeks long-term capital appreciation by investing in common stocks of gold-mining companies. The Fund may take current income into consideration when choosing investments.	Van Eck Associates Corporation
Variable Portfolio - Aggressive Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with an aggressive level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Columbia Wanger International Equities Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Columbia Wanger Asset Management LLC, subadviser.
Variable Portfolio - Conservative Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a conservative level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Risk Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Risk U.S. Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Conservative Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Conservative Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Moderate Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund’s exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Moderate Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a moderate level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Moderately Aggressive Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a moderately aggressive level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Moderately Conservative Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a moderately conservative level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Partners Core Bond Fund (Class 2)	Seeks to provide shareholders with a high level of current income while conserving the value of the investment for the longest period of time.	Columbia Management Investment Advisers, LLC, adviser; J.P. Morgan Investment Management Inc. and Wells Capital Management Incorporated, subadvisers.

102     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Investing In	Investment Objective and Policies	Investment Adviser
Variable Portfolio - Partners Small Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; BMO Asset Management Corp., and Wells Capital Management Incorporated, subadvisers.
Variable Portfolio - Partners Small Cap Value Fund (Class 2)	Seeks long-term capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; Jacobs Levy Equity Management, Inc., Nuveen Asset Management, LLC and Segall Bryant & Hamill, LLC, subadvisers.
Variable Portfolio - U.S. Flexible Conservative Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - U.S. Flexible Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - U.S. Flexible Moderate Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Wells Fargo VT Opportunity Fund - Class 2	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, adviser; Wells Capital Management Inc., sub-adviser.
Wells Fargo VT Small Cap Growth Fund - Class 2	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, adviser; Wells Capital Management Inc., sub-adviser.
Western Asset Variable Global High Yield Bond Portfolio - Class II	Seeks to maximize total return.	Legg Mason Partners Fund Adviser, LLC; Western Asset Management Company, Western Asset Management Company Limited & Western Asset Management Pte. Ltd., sub-advisers.
Appendix B: Example — Surrender Charges
We determine your surrender charge by multiplying the amount of each purchase payment surrendered which could be subject to a surrender charge by the applicable surrender charge percentage, and then totaling the surrender charges. We calculate the amount of purchase payments surrendered (PPS) as:
PPS	=	PPSC + PPF
PPSC	=	purchase payments surrendered that could be subject to a surrender charge
	=	(PS – FA) / (CV – FA) × (PP – PPF)
PPF	=	purchase payments surrendered that are not subject to a surrender charge
	=	FA – contract earnings, but not less than zero
PP	=	purchase payments not previously surrendered (total purchase payments – PPS from all previous surrenders)
PS	=	amount the contract value is reduced by the surrender
FA	=	total free amount = greater of contract earnings or 10% of prior anniversary’s contract value
CV	=	contract value prior to the surrender
When determining the surrender charge, contract earnings are defined as the contract value, less purchase payments not previously surrendered. We determine current contract earnings by looking at the entire contract value, not the earnings of any particular subaccount or the Special DCA fixed account. If the contract value is less than purchase payments received and not previously surrendered, then contract earnings are zero.
The examples below show how the surrender charge for a full and partial surrender is calculated. Each example illustrates the amount of the surrender charge for both a contract that experiences gains and a contract that experiences losses, given the same set of assumptions.

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Full surrender charge calculation
This is an example of how we calculate the surrender charge on a contract with the following history:
Assumptions:
•	We receive a single $50,000 purchase payment;
•	During the fourth contract year you surrender the contract for its total value. The surrender charge percentage in the fourth contract year is 6.00%; and
•	You have made no prior surrenders.
We will look at two situations, one where the contract has a gain and another where there is a loss:

			Contract with Gain	Contract with Loss
		Contract value just prior to surrender:	$60,000.00	$40,000.00
		Contract value on prior anniversary:	58,000.00	42,000.00
We calculate the surrender charge as follows:
Step 1.		First, we determine the amount of earnings available in the contract at the time of surrender as:
		Contract value just prior to surrender (CV):	60,000.00	40,000.00
		Less purchase payments received and not previously surrendered (PP):	50.000.00	50.000.00
		Earnings in the contract (but not less than zero):	10,000.00	0.00
Step 2.		Next, we determine the total free amount (FA) available in the contract as the greatest of the following values:
		Earnings in the contract:	10,000.00	0.00
		10% of the prior anniversary’s contract value:	5,800.00	4,200.00
		FA (but not less than zero):	10,000.00	4,200.00
Step 3.		Next we determine PPF, the amount by which the total free amount (FA) exceeds earnings.
		Total free amount (FA):	10,000.00	4,200.00
		Less earnings in the contract:	10,000.00	0.00
		PPF (but not less than zero):	0.00	4,200.00
Step 4.		Next we determine PS, the amount by which the contract value is reduced by the surrender.
		PS:	60,000.00	40,000.00
Step 5.		Now we can determine how much of the PP is being surrendered (PPS) as follows:
	PPS	= PPF + PPSC
		= PPF + (PS − FA) / (CV − FA) * (PP − PPF)
		PPF from Step 3 =	0.00	4,200.00
		PS from Step 4 =	60,000.00	40,000.00
		CV from Step 1 =	60,000.00	40,000.00
		FA from Step 2 =	10,000.00	4,200.00
		PP from Step 1 =	50,000.00	50,000.00
		PPS =	50,000.00	50,000.00
Step 6.		We then calculate the surrender charge as a percentage of PPS. Note that for a contract with a loss, PPS may be greater than the amount you request to surrender:
		PPS:	50,000.00	50,000.00
		less PPF:	0.00	4,200.00
		PPSC = amount of PPS subject to a surrender charge:	50,000.00	45,800.00
		multiplied by the surrender charge rate:	×6.0%	×6.0%
		surrender charge:	3,000.00	2,748.00
Step 7.		The dollar amount you will receive as a result of your full surrender is determined as:
		Contract value surrendered:	60,000.00	40,000.00

104     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

	Contract with Gain	Contract with Loss
Surrender charge:	(3,000.00)	(2.748.00)
Contract charge (assessed upon full surrender):	(30.00)	(30.00)
Net full surrender proceeds:	$56,970.00	$37,222.00
Partial surrender charge calculation:
This is an example of how we calculate the surrender charge on a contract with a following history:
Assumptions:
•	We receive a single $50,000 purchase payment;
•	During the fourth contract year you request a net partial surrender of $15,000.00. The surrender charge percentage in the fourth contract year is 6.0%; and
•	You have made no prior surrenders.
We will look at two situations, one where the contract has a gain and another where there is a loss:

			Contract with Gain	Contract with Loss
Contract value just prior to surrender:			$60,000.00	$40,000.00
Contract value on prior anniversary:			58,000.00	42,000.00
We determine the amount of contract value that must be surrendered in order for the net partial surrender proceeds to match the amount requested. We start with an estimate of the amount of contract value to surrender and calculate the resulting surrender charge and net partial surrender proceeds as illustrated below. We then adjust our estimate and repeat until we determine the amount of contract value to surrender that generates the desired net partial surrender proceeds.
We calculate the surrender charge for each estimate as follows:
Step 1.		First, we determine the amount of earnings available in the contract at the time of surrender as:
		Contract value just prior to surrender (CV):	60,000.00	40,000.00
		Less purchase payments received and not previously surrendered (PP):	50,000.00	50,000.00
		Earnings in the contract (but not less than zero):	10,000.00	0.00
Step 2.		Next, we determine the total free amount (FA) available in the contract as the greatest of the following values:
		Earnings in the contract:	10,000.00	0.00
		10% of the prior anniversary’s contract value:	5,800.00	4,200.00
		FA (but not less than zero):	10,000.00	4,200.00
Step 3.		Next we determine PPF, the amount by which the total free amount (FA) exceeds earnings
		Total free amount (FA):	10,000.00	4,200.00
		Less earnings in the contract:	10,000.00	0.00
		PPF (but not less than zero):	0.00	4,200.00
Step 4.		Next we determine PS, the amount by which the contract value is reduced by the surrender
		PS (determined by iterative process described above):	15,319.15	15,897.93
Step 5.		Now we can determine how much of the PP is being surrendered (PPS) as follows:
	PPS	= PPF + PPSC
		= PPF + (PS − FA) / (CV − FA) * (PP − PPF)
		PPF from Step 3 =	0.00	4,200.00
		PS from Step 4 =	15,319.15	15,897.93
		CV from Step 1 =	60,000.00	40,000.00
		FA from Step 2 =	10,000.00	4,200.00
		PP from Step 1 =	50,000.00	50,000.00
		PPS =	5,319.15	19,165.51

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		Contract with Gain	Contract with Loss
Step 6.	We then calculate the surrender charge as a percentage of PPS. Note that for a contract with a loss, PPS may be greater than the amount you request to surrender:
	PPS:	5,319.15	19,165.51
	less PPF:	0.00	4,200.00
	PPSC = amount of PPS subject to a surrender charge:	5,319.15	14,965.51
	multiplied by the surrender charge rate:	×6.0%	×6.0%
	surrender charge:	319.15	897.93
Step 7.	The dollar amount you will receive as a result of your partial surrender is determined as:
	Contract value surrendered:	15,319.15	15,897.93
	Surrender charge:	(319.15)	(897.93)
	Net partial surrender proceeds:	$15,000.00	$15,000.00

106     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Appendix C: Example — Optional Death Benefits
The purpose of this appendix is to illustrate the operation of various optional death benefit riders.
In order to demonstrate these contract riders, an example may show hypothetical contract values. These contract values do not represent past or future performance. Actual contract values may be more or less than those shown and will depend on a number of factors, including but not limited to the investment experience of the subaccounts, Special DCA fixed account and the fees and charges that apply to your contract.
The examples of the optional death benefits in appendix include partial surrenders to illustrate the effect of partial surrenders on the particular benefit. These examples are intended to show how the optional death benefits operate, and do not take into account whether a particular optional death benefit is part of a qualified annuity. Qualified annuities are subject to RMDs at certain ages (see “Taxes — Qualified Annuities — Required Minimum Distributions”) which may require you to take partial surrenders from the contract. If you are considering the addition of certain death benefits to a qualified annuity, you should consult your tax advisor prior to making a purchase for an explanation of the potential tax implication to you.
Example — ROPP Death Benefit
Assumptions:
•	You purchase the contract (with the ROPP rider) with a payment of $20,000.
•	The contract value falls to $18,000, at which point you take a $1,500 partial surrender, leaving a contract value of $16,500.

We calculate the death benefit as follows:
The total purchase payments minus adjustments for partial surrenders:
Total purchase payments	$20,000
minus adjusted partial surrenders, calculated as:
$1,500 × $20,000 =
$18,000	–1,667
for a death benefit of:	$18,333
Example — MAV Death Benefit
Assumptions:
•	You purchase the contract (with the MAV rider) with a payment of $20,000.
•	On the first contract anniversary the contract value grows to $24,000.
•	During the second contract year the contract value falls to $22,000, at which point you take a $1,500 partial surrender, leaving a contract value of $20,500.

We calculate the death benefit as follows:
The maximum anniversary value immediately preceding the date of death plus any payments made since that anniversary minus adjusted partial surrenders:
Greatest of your contract anniversary contract values:	$24,000
plus purchase payments made since that anniversary:	+0
minus adjusted partial surrenders, calculated as:
$1,500 × $24,000 =
$22,000	–1,636
for a death benefit of:	$22,364
Example — 5-Year MAV Death Benefit
Assumptions:
•	You purchase the contract (with the 5-Year MAV rider) with a payment of $20,000.
•	On the fifth contract anniversary the contract value grows to $30,000.
•	During the sixth contract year the contract value falls to $25,000, at which point you take a $1,500 partial surrender, leaving a contract value of $23,500.

We calculate the death benefit as follows:
The maximum 5-year anniversary value immediately preceding the date of death plus any payments made since that anniversary minus adjusted partial surrenders:
Greatest of your 5-year contract anniversary contract values:	$30,000

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plus purchase payments made since that anniversary:	+0
minus adjusted partial surrenders, calculated as:
$1,500 × $30,000 =
$25,000	–1,800
for a death benefit of:	$28,200

108     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Appendix D: Example — Optional Living Benefits
The purpose of this appendix is to illustrate the operation of various optional living benefit riders.
In order to demonstrate these contract riders, an example may show hypothetical contract values. These contract values do not represent past or future performance. Actual contract values may be more or less than those shown and will depend on a number of factors, including but not limited to the investment experience of the subaccounts, Special DCA fixed account and the fees and charges that apply to your contract.
These examples are intended to show how the optional riders operate, and do not take into account whether a particular optional rider is part of a qualified annuity. Qualified annuities are subject to RMDs at certain ages (see “Taxes — Qualified Annuities — Required Minimum Distributions”) which may require you to take partial surrenders from the contract. If you are considering the addition of certain optional riders to a qualified annuity, you should consult your tax advisor prior to making a purchase for an explanation of the potential tax implication to you.
EXAMPLE — SECURESOURCE CORE NY RIDERS/SECURESOURCE LEGACY RIDERS
Assumptions:
•	You purchase the contract with the Single Life benefit and a payment of $100,000 and make no additional payments to the contract.
•	You are the sole owner and also the annuitant. You are age 61.
•	Annual Step-ups are applied each anniversary when available, where the contract value is greater than the Benefit Base and/or the SecureSource Legacy Death Benefit. Applied Annual Step-ups are indicated in bold.

Contract Duration in Years	Purchase Payments	Partial Withdrawals	Assumed Contract Value	Credit Base	Benefit Base	Current Annual Payment	Remaining Annual Payment	Lifetime Payment Percentage	SecureSource Legacy Death Benefit
At Issue	$100,000	NA	$100,000	$100,000	$100,000	$4,500	$4,500	4.50% (1)	$100,000
1	—	—	98,000	100,000	106,000	4,770	4,770	4.50%	100,000
2	—	—	105,000	100,000	112,000	5,040	5,040	4.50%	105,000
3	—	—	120,000	120,000 (2)	120,000	5,400	5,400	4.50%	120,000
3.5	—	5,400	114,600	120,000	120,000	5,400	—	4.50%	114,600
4	—	—	113,000	120,000	120,000 (3)	5,400	5,400	4.50%	114,600
5	—	—	110,000	120,000	127,200	5,724	5,724	4.50%	114,600
6	—	—	140,000	140,000	140,000	7,700	7,700	5.50% (4)	140,000
7	—	—	120,000	140,000	148,400	8,162	8,162	5.50%	140,000
7.5	—	10,000	110,000	137,699	145,961 (5)	8,028	—	5.50%	129,671
8	—	—	105,000	137,699	145,961	8,028	8,028	5.50%	129,671
9	—	—	116,000	137,699	154,223	8,482	8,482	5.50%	129,671
(1)	For the Joint Benefit, the age is based on the younger covered spouse who must be at least 65 at issue and the Lifetime Payment Percentage is 0.30% lower than shown.
(2)	Since the contract value was greater than the Benefit Base (after it was increased by the Annual Credit), the Credit Base is increased to the contract value and future Annual Credits will be based on the new (higher) Credit Base.
(3)	Since a withdrawal was taken in the previous contract year, the Annual Credit is not available on the 4th anniversary.
(4)	Because the annual step-up increased the Benefit Base on the anniversary and the covered person's attained age is in a higher age band, the Lifetime Payment Percentage increased.
(5)	The $10,000 withdrawal is greater than the $8,162 Remaining Annual Payment allowed under the rider and therefore excess withdrawal processing is applied. Values are reset as described in "Lifetime Benefit Description - Determination of Adjustment of Benefit Values".

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EXAMPLE — SECURESOURCE CORE PLUS NY RIDERS/SECURESOURCE LEGACY RIDERS
Assumptions:
•	You purchase the contract with the Single Life benefit and a payment of $100,000 and make no additional payments to the contract.
•	You are the sole owner and also the annuitant. You are age 61.
•	Annual Step-ups are applied each anniversary when available, where the contract value is greater than the Benefit Base and/or the SecureSource Legacy Death Benefit. Applied Annual Step-ups are indicated in bold.

Contract Duration in Years	Purchase Payments	Partial Withdrawals	Assumed Contract Value	Base Doubler	Credit Base	Benefit Base	Current Annual Payment	Remaining Annual Payment	Lifetime Payment Percentage	SecureSource Legacy Death Benefit
At Issue	$100,000	NA	$100,000	$200,000	$100,000	$100,000	$ 4,500	$ 4,500	4.50% (1)	$100,000
1	—	—	98,000	200,000	100,000	107,000	4,815	4,815	4.50%	100,000
2	—	—	105,000	200,000	100,000	114,000	5,130	5,130	4.50%	105,000
3	—	—	122,000	200,000	122,000 (2)	122,000	5,490	5,490	4.50%	122,000
4	—	—	115,000	200,000	122,000	130,540	7,180	7,180	5.50% (3)	122,000
5	—	—	108,000	200,000	122,000	139,080	7,649	7,649	5.50%	122,000
6	—	—	133,000	200,000	122,000	147,620	8,119	8,119	5.50%	133,000
7	—	—	135,000	200,000	122,000	156,160	8,589	8,589	5.50%	135,000
8	—	—	142,000	200,000	122,000	164,700	9,059	9,059	5.50%	142,000
9	—	—	136,000	200,000	122,000	173,240	9,961	9,961	5.75%	142,000
10	—	—	147,000	200,000	122,000	181,780	10,452	10,452	5.75%	147,000
11	—	—	157,000	200,000	122,000	190,320	10,943	10,943	5.75%	157,000
12	—	—	163,000	—	122,000	200,000 (4)	11,500	11,500	5.75%	163,000
12.5	—	11,500	161,000	—	122,000	200,000	11,500	—	5.75%	151,500
13	—	—	154,000	—	122,000	200,000 (5)	11,500	11,500	5.75%	154,000
(1)	For the Joint Benefit, the age is based on the younger covered spouse who must be at least 65 at issue and the Lifetime Payment Percentage is 0.30% lower than shown.
(2)	Since the contract value was greater than the Benefit Base (after it was increased by the Annual Credit), the Credit Base is increased to the contract value and future Annual Credits will be based on the new (higher) Credit Base.
(3)	No withdrawals have been taken, so the Lifetime Payment Percentages changes when moving to the next age band on the covered life's birthday.
(4)	The Base Doubler value was greater than the BB (after it was increased by the Annual Credit), the BB is increased to 200,000 and the Base Doubler changes to 0.
(5)	Since a withdrawal was taken in the previous contract year, the Annual Credit is not available on the 13th anniversary.

110     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

EXAMPLE — SECURESOURCE 4 NY RIDERS/SECURESOURCE LEGACY RIDERS
Assumptions:
•	You purchase the contract with the Single Life benefit and a payment of $100,000 and make no additional payments to the contract.
•	You are the sole owner and also the annuitant. You are age 61.
•	Annual Step-ups are applied each anniversary when available, where the contract value is greater than the Benefit base and/or SecureSource Legacy Death Benefit. Applied Annual Step-ups are indicated in bold.

Contract Duration in Years	Purchase Payments	Partial With- drawals	Assumed Contract Value	Credit Base	Benefit Base	Withdrawal Adjustment Base	Benefit Determining Percentage	Current Annual Payment	Remaining Annual Payment	Lifetime Payment Percentage	Secure- Source Legacy Death Benefit
At Issue	$100,000	NA	$100,000	$100,000	$100,000	$100,000	0.0%	$5,000	$5,000	5.00% (1)	$100,000
1	—	—	98,000	100,000	106,000	106,000	7.5%	5,300	5,300	5.00%	100,000
2	—	—	105,000	100,000	112,000	112,000	6.3%	5,600	5,600	5.00%	105,000
3	—	—	120,000	120,000 (2)	120,000	120,000	0.0%	6,000	6,000	5.00%	120,000
3.5	—	6,000	114,000	120,000	120,000	114,000	0.0%	6,000	—	5.00%	114,000
4	—	—	115,000	120,000	120,000 (3)	115,000	0.0%	6,000	6,000	5.00%	115,000
5	—	—	110,000	120,000	127,200	121,900	9.8%	6,360	6,360	5.00%	115,000
6	—	—	140,000	140,000	140,000	140,000	0.0%	8,400	8,400	6.00% (4)	140,000
7	—	—	120,000	140,000	148,400	148,400	19.1%	8,904	8,904	6.00%	140,000
7.5	—	10,000	110,000	138,619	146,936 (5)	136,033	19.1%	8,816	—	6.00%	129,803
8	—	—	105,000	138,619	146,936	136,033	22.8%	7,347	7,347	5.00% (6)	129,803
9	—	—	116,000	138,619	155,253	143,733	19.3%	9,315	9,315	6.00%	129,803
(1)	For the Joint Benefit, the age is based on the younger covered spouse and the Lifetime Payment Percentage is 0.40% lower than shown.
(2)	Since the contract value was greater than the Benefit Base (after it was increased by the Annual Credit), the Credit Base is increased to the contract value and future Annual Credits will be based on the new (higher) Credit Base.
(3)	Since a withdrawal was taken in the previous contract year, the Annual Credit is not available on the 4th Anniversary.
(4)	Because the annual step-up increased the BB on the anniversary and the covered person's attained age is in a higher age band, the Lifetime Payment Percentage increased.
(5)	The $10,000 withdrawal is greater than the $8,904 Remaining Annual Payment allowed under the rider and therefore excess withdrawal processing is applied. Values are reset as described in "Lifetime Benefit Description - Determination of Adjustment of Benefit Values".
(6)	The Lifetime Payment Percentage does not include the 1% Income Bonus when the Benefit Determining Percentage is 20% or more.

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EXAMPLE — SECURESOURCE 4 PLUS NY RIDERS/SECURESOURCE LEGACY RIDERS
Assumptions:
•	You purchase the contract with the Single Life benefit and a payment of $100,000 and make no additional payments to the contract.
•	You are the sole owner and also the annuitant. You are age 61.
•	Annual Step-ups are applied each anniversary when available, where the contract value is greater than the Benefit bass and/or the SecureSource Legacy Death Benefit. Applied Annual Step-ups are indicated in bold.

Contract Duration in Years	Purchase Payments	Partial With- drawals	Assumed Contract Value	Credit Base	Benefit Base	Withdrawal Adjustment Base	Benefit Determining Percentage	Current Annual Payment	Remaining Annual Payment	Lifetime Payment Percentage	Secure- Source Legacy Death Benefit
At Issue	$100,000	NA	$100,000	$100,000	$100,000	$100,000	0.0%	$5,300	$5,300	5.30% (1)	$100,000
1	—	—	98,000	100,000	106,000	106,000	7.5%	5,618	5,618	5.30%	100,000
2	—	—	105,000	100,000	112,000	112,000	6.3%	5,936	5,936	5.30%	105,000
3	—	—	120,000	120,000 (2)	120,000	120,000	0.0%	6,360	6,360	5.30%	120,000
3.5	—	6,360	113,640	120,000	120,000	113,640	0.0%	6,360	—	5.30%	113,640
4	—	—	115,000	120,000	120,000 (3)	115,000	0.0%	6,360	6,360	5.30% (3)	115,000
5	—	—	110,000	120,000	127,200	121,900	9.8%	6,742	6,742	5.30%	115,000
6	—	—	140,000	140,000	140,000	140,000	0.0%	8,820	8,820	6.30%	140,000
7	—	—	120,000	140,000	148,400	148,400	19.1%	9,349	9,349	6.30%	140,000
7.5	—	10,000	110,000	139,177	147,527 (5)	136,033	19.1%	9,294	—	6.30%	129,882
8	—	—	105,000	139,177	147,527	136,033	22.8%	7,819	7,819	5.30 (6)%	129,882
9	—	—	116,000	139,177	155,878	143,733	19.3%	9,820	9,820	6.30%	129,882
(1)	For the Joint Benefit, the age is based on the younger covered spouse and the Lifetime Payment Percentage is 0.30% lower than shown.
(2)	Since the contract value was greater than the Benefit Base (after it was increased by the Annual Credit), the Credit Base is increased to the contract value and future Annual Credits will be based on the new (higher) Credit Base.
(3)	Since a withdrawal was taken in the previous contract year, the Annual Credit is not available on the 4th anniversary.
(4)	Because the annual step-up increased the BB on the anniversary and the covered person's attained age is in a higher age band, the Lifetime Payment Percentage increased.
(5)	The $10,000 withdrawal is greater than the $9,349 Remaining Annual Payment allowed under the rider and therefore excess withdrawal processing is applied. Values are reset as described in "Lifetime Benefit Description - Determination of Adjustment of Benefit Values".
(6)	The Lifetime Payment Percentage does not include the 1% Income Bonus when the Benefit Determining Percentage is 20% or more.
Example — Accumulation Protector Benefit
The following example shows how the Accumulation Protector Benefit rider works based on hypothetical values. It is not intended to depict investment performance of the contract.
The example assumes:
•	You purchase the contract (with the Accumulation Protector Benefit rider) with a payment of $100,000.
•	You make no additional purchase payments.
•	You do not exercise the elective step-up option.

End of Contract Year	Partial Surrender (beginning of year)	MCAV Adjustment for Partial Surrender	MCAV	Accumulation Benefit Amount	Hypothetical Assumed Contract Value
1	0	0	100,000	0	110,000
2	0	0	115,200	0	128,000
3	0	0	121,500	0	135,000
4	0	0	121,500	0	118,000
5	0	0	121,500	0	100,000
6	2,000	2,430	119,070	0	122,000
7	0	0	126,000	0	140,000
8	0	0	126,000	0	130,000
9	5,000	4,846	121,154	0	110,000
10	0	0	121,154	16,154	105,000

112     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

Appendix E: Additional Required Minimum Distribution (RMD) Disclosure
This appendix describes our current administrative practice for determining the amount of withdrawals in any contract year which an owner may take under the SecureSource series rider to satisfy the RMD rules under 401(a)(9) of the Code without application of the excess withdrawal processing described in the rider. We reserve the right to modify this administrative practice at any time upon 30 days’ written notice to you.
For contract holders subject to annual RMD rules under the Section 401(a)(9) of the Code, amounts you withdraw from this contract to satisfy these rules are not subject to excess withdrawal processing under the terms of the rider, subject to the following rules and our current administrative practice:
(1)	Each calendar year, if your Annual Life Expectancy Required Minimum Distribution Amount (ALERMDA) is greater than the Current Annual Payment.
•	A Lifetime Additional Benefit Amount (LABA) will be set equal to that portion of your ALERMDA that exceeds the value of Current Annual Payment.
•	The LABA will be reduced by the total of the amount that each withdrawal in the current calendar year exceeds the Remaining Annual Payment at the time of each withdrawal, but shall not be reduced to less than zero.
•	Any withdrawals taken in a contract year will count first against and reduce the Remaining Annual Payment for that contract year.
•	Once the Remaining Annual Payment for the current contract year has been depleted, any additional amounts withdrawn will count against and reduce the LABA. These withdrawals will not be considered excess withdrawals with regard to the Current Annual Payment as long as they do not exceed the remaining LABA.
•	Once the LABA has been depleted, any additional withdrawal amounts will be considered excess withdrawals with regard to the Current Annual Payment and will subject the Current Annual Payment to the excess withdrawal processing described by the SecureSource series rider.
The ALERMDA is:
(1)	determined by us each calendar year;
(2)	based on your initial purchase payment and not the entire interest value in the calendar year of contract issue and therefore may not be sufficient to allow you to withdraw your RMD without causing an excess withdrawal;
(3)	based on the value of this contract alone on the date it is determined;
(4)	based on recalculated life expectancy taken from the Uniform Lifetime Table under the Code; and
(5)	based on the company’s understanding and interpretation of the requirements for life expectancy distributions intended to satisfy the required minimum distribution rules under Code Section 401(a)(9) and the Treasury Regulations promulgated thereunder as applicable on the effective date of this prospectus, to:
1.	IRAs under Section 408(b) of the Code;
2.	Roth IRAs under Section 408A of the Code;
3.	SIMPLE IRAs under Section 408(p) of the Code;
4.	Simplified Employee Pension IRA (SEP) plans under Section 408(k) of the Code;
5.	Custodial and investment only plans under section 401(a) of the Code;
6.	TSAs under Section 403(b) of the Code.
In the future, the requirements under tax law for such distributions may change and the life expectancy amount calculation provided under your SecureSource series rider may not be sufficient to satisfy the requirements under the tax law for these types of distributions. In such a situation, amounts withdrawn to satisfy such distribution requirements will exceed your available Remaining Annual Payment amount and may result in the reduction of your Current Annual Payment as described under the excess withdrawal provision of the rider.
In cases where the Code does not allow the life expectancy of a natural person to be used to calculate the required minimum distribution amount (e.g. some ownerships by trusts and charities), we will calculate the life expectancy RMD amount as zero in all years.
Please consult your tax advisor about the impact of these rules prior to purchasing the SecureSource series rider.

RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus    113

Table of Contents of the Statement of Additional Information
Calculating Annuity Payouts	p. 3
Rating Agencies	p. 4
Principal Underwriter	p. 4
Service Providers	p. 4
Custodian	P.5
Independent Registered Public Accounting Firm	p. 5
Condensed Financial Information (Unaudited)	p. 6
Financial Statements

114     RiverSource RAVA 5 Choice Variable Annuity NY — Prospectus

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RiverSource Life Insurance Co. of New York
20 Madison Avenue Extension
Albany, NY 12203
1-800-541-2251
RiverSource Distributors, Inc. (Distributor), Member FINRA.
Issued by RiverSource Life Insurance Co. of New York, Albany, New York. Affiliated with Ameriprise Financial Services, Inc.
© 2008-2019 RiverSource Life Insurance Company. All rights reserved.
S-6715 CF (4/19)

PART B.

STATEMENT OF ADDITIONAL INFORMATION FOR

RIVERSOURCE® RETIREMENT ADVISOR ADVANTAGE PLUS VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR SELECT PLUS VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR 4 ADVANTAGE® VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR 4 SELECT® VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR 4 ACCESS® VARIABLE ANNUITY

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RIVERSOURCE® RAVA 5 SELECT® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed prior to April 30, 2012)

RIVERSOURCE® RAVA 5 SELECT® VARIABLE ANNUITY

(Offered for contract applications signed prior to April 30, 2012)

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed prior to April 30, 2012)

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2013)

RIVERSOURCE® RAVA 5 SELECT® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2013)

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2013)

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2019)

RIVERSOURCE® RAVA 5 CHOICESM VARIABLE ANNUITY

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

April 29, 2019

RiverSource of New York Variable Annuity Account is a separate account of RiverSource Life Insurance Co. of New York (RiverSource Life of NY).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained from your sales representative, or by writing or calling us at the address and telephone number below. This SAI contains financial information for all the subaccounts of the RiverSource of New York Variable Annuity Account. Not all subaccounts shown will apply to your specific contract.

RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, NY 12203

1-800-541-2251

S-6343 CF (4/19)

2	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Calculating Annuity Payouts

THE VARIABLE ACCOUNT

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payout, we:

•	determine the dollar value of your contract on the valuation date; then

•	apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payout for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payout by the annuity unit value (see below) on the valuation date. The underlying number of units in your subaccount is fixed. The value of units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

•	the annuity unit value on the valuation date; by

•	the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

•	the net investment factor; and

•	the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor: We determine the net investment factor by:

•	adding the fund’s current net asset value per share plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then

•	dividing that sum by the previous adjusted net asset value per share; and

•	subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a subaccount.

THE FIXED ACCOUNT

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

•	take the value of your fixed account at the retirement/settlement date or the date you selected to begin receiving your annuity payouts; then

•	using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	3

RATING AGENCIES

Generally, RiverSource Life of NY does not receive individual ratings from rating agencies but receives the same ratings as its parent, RiverSource Life Insurance Company. Rating agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. The ratings reflect each agency’s estimation of our ability to meet our contractual obligations such as making annuity payouts and paying death benefits and other distributions. As such, the ratings relate to our fixed account and not to the subaccounts. This information generally does not relate to the management or performance of the subaccounts.

For detailed information on the agency ratings given to RiverSource Life of NY, see “Investor Relations — Financial Information — Credit Ratings” on our website at ameriprise.com or contact your sales representative. You also may view our current ratings by visiting the agency websites directly at:

A.M. Best	www.ambest.com

Moody’s	www.moodys.com

Standard & Poor’s	www.standardandpoors.com

A.M. Best — Rates insurance companies for their financial strength.

Moody’s — Rates insurance companies for their financial strength.

Standard & Poor’s  — Rates insurance companies for their financial strength.

Principal Underwriter

RiverSource Distributors, Inc. (RiverSource Distributors) serves as principal underwriter for the contracts, which are offered on a continuous basis. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is registered with the Securities and Exchange Commission under the Securities Act of 1934 as a broker dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The contracts are offered to the public through certain securities broker-dealers that have entered into sales agreements with RiverSource Life of NY and RiverSource Distributors and whose personnel are legally authorized to sell annuity and life insurance products. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

The aggregate dollar amount of underwriting commissions paid to RiverSource Distributors by RiverSource Life of NY for the variable accounts in 2018 was $27,593,528, in 2017 was $26,882,985 and in 2016 was $25,785,355. RiverSource Distributors retained no underwriting commissions from the sale of the contracts.

Service Providers

Our Service Center performs certain administrative services on the contracts and policies we issue. The address and telephone number of our Service Center are listed on the first page of the prospectus.

We also have entered into agreements with the following affiliated entities to provide the identified services in connection with the contracts and policies we issue. The entities engaged by RiverSource Life of NY may change over time. We may modify, terminate, or enter into new arrangements with third party service providers at any time.

Affiliated entities that provide a significant amount of services to RiverSource Life of NY are listed in the table below, along with a description of the services provided and the basis for remuneration.

Name of Service Provider	Services Provided	Basis for Remuneration
Ameriprise Financial, Inc. (“AFI”)	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	Expense allocation based primarily on policies in force, secondarily on policies issued or cash sales (for acquisition expenses).

RiverSource Life Insurance Company	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	Expense allocation based primarily on policies in force, secondarily on policies issued or cash sales (for acquisition expenses).

The aggregate dollar amount paid to AFI by RiverSource Life of NY for the services provided in 2018 was $943,444, in 2017 was $1,052,372 and in 2016 was $1,056,020.

The aggregate dollar amount paid to RiverSource Life Insurance Company by RiverSource Life of NY for the services provided in 2018 was $6,445,669, in 2017 was $6,323,971 and in 2016 was $6,159,451.

4	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Custodian

RiverSource Life of NY is the custodian of the assets of RiverSource of New York Variable Annuity Account. RiverSource Life of NY holds these assets for safekeeping, maintains records and accounts relating to the variable account including purchase and redemption transactions, and is responsible for administration of the contracts. RiverSource Life of NY’s principal offices are located at 20 Madison Avenue Extension, Albany NY 12203.

Independent Registered Public Accounting Firm

The financial statements of RiverSource Life Insurance Co. of New York as of December 31, 2018 and December 31, 2017 and for each of the three years in the period ended December 31, 2018 and the financial statements of each of the divisions of RiverSource of New York Variable Annuity Account as of December 31, 2018 and for the period then ended and the statement of changes in net assets for the period ended December 31, 2017 included in this Statement of Additional Information have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP provides accounting and auditing services to RiverSource Life of NY and the variable account. PricewaterhouseCoopers LLP’s principal business address is 45 South Seventh Street, Suite 3400, Minneapolis MN 55402.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	5

Condensed Financial Information (Unaudited)

The following tables give per-unit information about the financial history of each subaccount. The date in which operations commenced in each subaccount is noted in the parentheses.

Variable account charges of 0.55% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.12	$1.09	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.27	$1.12	$1.09	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.91	$1.41	$1.43	$1.40	$1.34	$1.10	$0.97	$1.28	$1.08	$0.71
Accumulation unit value at end of period	$1.71	$1.91	$1.41	$1.43	$1.40	$1.34	$1.10	$0.97	$1.28	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	4	4
AB VPS Growth and Income Portfolio (Class B) (11/15/2004)
Accumulation unit value at beginning of period	$2.43	$2.06	$1.87	$1.85	$1.70	$1.27	$1.09	$1.03	$0.92	$0.77
Accumulation unit value at end of period	$2.28	$2.43	$2.06	$1.87	$1.85	$1.70	$1.27	$1.09	$1.03	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
AB VPS International Value Portfolio (Class B) (11/15/2004)
Accumulation unit value at beginning of period	$1.44	$1.15	$1.17	$1.15	$1.23	$1.01	$0.89	$1.11	$1.07	$0.80
Accumulation unit value at end of period	$1.10	$1.44	$1.15	$1.17	$1.15	$1.23	$1.01	$0.89	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4	16	16	20	17	33	30	25	24	75
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$0.73	$1.19	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.82	$1.01	$1.03	$0.73	$1.19	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	79	80	3	12	—	—	—	—	—
American Century VP International, Class II (11/15/2004)
Accumulation unit value at beginning of period	$2.08	$1.60	$1.70	$1.70	$1.82	$1.49	$1.24	$1.42	$1.26	$0.95
Accumulation unit value at end of period	$1.76	$2.08	$1.60	$1.70	$1.70	$1.82	$1.49	$1.24	$1.42	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	3
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$2.34	$2.11	$1.73	$1.76	$1.53	$1.18	$1.02	$1.04	$0.88	$0.68
Accumulation unit value at end of period	$2.02	$2.34	$2.11	$1.73	$1.76	$1.53	$1.18	$1.02	$1.04	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	4	4	63
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.60	$1.98	$1.91	$1.81	$1.65	$1.21	$1.07	$1.07	$0.93	$0.69
Accumulation unit value at end of period	$2.60	$2.60	$1.98	$1.91	$1.81	$1.65	$1.21	$1.07	$1.07	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
American Century VP Value, Class II (11/15/2004)
Accumulation unit value at beginning of period	$2.42	$2.24	$1.87	$1.96	$1.75	$1.34	$1.17	$1.17	$1.04	$0.87
Accumulation unit value at end of period	$2.18	$2.42	$2.24	$1.87	$1.96	$1.75	$1.34	$1.17	$1.17	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	13	13	14	11	15	13	21	30	19	16
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.21	$1.17	$1.19	$1.17	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.26	$1.37	$1.21	$1.17	$1.19	$1.17	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	14	22	88	45	16	7	—	—	—
Calvert VP SRI Balanced Portfolio – Class I (11/15/2004)
Accumulation unit value at beginning of period	$1.91	$1.71	$1.60	$1.64	$1.50	$1.28	$1.17	$1.12	$1.01	$0.81
Accumulation unit value at end of period	$1.85	$1.91	$1.71	$1.60	$1.64	$1.50	$1.28	$1.17	$1.12	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	2	2	2	2	8	8
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.38	$1.93	$1.83	$1.93	$1.86	$1.27	$1.07	$1.06	$0.85	$0.60
Accumulation unit value at end of period	$2.45	$2.38	$1.93	$1.83	$1.93	$1.86	$1.27	$1.07	$1.06	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	2	2	3	3	4	4	1
Columbia Variable Portfolio – Balanced Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.19	$1.92	$1.82	$1.80	$1.64	$1.36	$1.19	$1.17	$1.05	$0.85
Accumulation unit value at end of period	$2.05	$2.19	$1.92	$1.82	$1.80	$1.64	$1.36	$1.19	$1.17	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	5	5	8	—	—	—	11	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.62	$0.61	$0.55	$0.73	$0.93	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.53	$0.62	$0.61	$0.55	$0.73	$0.93	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	19	19	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.82	$1.50	$1.39	$1.36	$1.22	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.64	$1.82	$1.50	$1.39	$1.36	$1.22	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

6	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.54	$2.05	$1.91	$1.91	$1.67	$1.25	$1.11	$1.06	$0.91	$0.73
Accumulation unit value at end of period	$2.43	$2.54	$2.05	$1.91	$1.91	$1.67	$1.25	$1.11	$1.06	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	43	38	31	29	27
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.90	$0.89	$0.91	$0.93	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.82	$0.90	$0.89	$0.91	$0.93	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.42	$2.13	$1.88	$1.95	$1.78	$1.42	$1.25	$1.32	$1.14	$0.90
Accumulation unit value at end of period	$2.26	$2.42	$2.13	$1.88	$1.95	$1.78	$1.42	$1.25	$1.32	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	5	5	6	7	8	11	11	12	16	403
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$0.99	$0.90	$0.92	$0.91	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.10	$0.99	$0.90	$0.92	$0.91	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$3.09	$2.11	$2.02	$2.24	$2.30	$2.36	$1.97	$2.50	$2.10	$1.21
Accumulation unit value at end of period	$2.41	$3.09	$2.11	$2.02	$2.24	$2.30	$2.36	$1.97	$2.50	$2.10
Number of accumulation units outstanding at end of period (000 omitted)	6	7	11	8	9	22	17	20	43	68
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.26	$1.20	$1.22	$1.31	$1.30	$1.42	$1.34	$1.29	$1.21	$1.10
Accumulation unit value at end of period	$1.19	$1.26	$1.20	$1.22	$1.31	$1.30	$1.42	$1.34	$1.29	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	5	4	4	7	6	111
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.08	$1.08	$1.08	$1.09	$1.10	$1.10	$1.11	$1.11	$1.12	$1.13
Accumulation unit value at end of period	$1.09	$1.08	$1.08	$1.08	$1.09	$1.10	$1.10	$1.11	$1.11	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	192	—	—	—	—	—	45	22	13	2
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.29	$2.16	$1.95	$1.98	$1.92	$1.82	$1.58	$1.51	$1.33	$0.87
Accumulation unit value at end of period	$2.19	$2.29	$2.16	$1.95	$1.98	$1.92	$1.82	$1.58	$1.51	$1.33
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	1	1	1	2	2
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.18	$2.06	$1.87	$1.90	$1.84	$1.76	$1.54	$1.46	$1.30	$0.92
Accumulation unit value at end of period	$2.08	$2.18	$2.06	$1.87	$1.90	$1.84	$1.76	$1.54	$1.46	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	5	5	8	5	5	5	17	10	15	165
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.56	$1.51	$1.46	$1.46	$1.40	$1.44	$1.34	$1.27	$1.18	$1.03
Accumulation unit value at end of period	$1.56	$1.56	$1.51	$1.46	$1.46	$1.40	$1.44	$1.34	$1.27	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	2	2	7	3	930
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.61	$2.05	$2.04	$1.88	$1.66	$1.28	$1.07	$1.11	$0.95	$0.70
Accumulation unit value at end of period	$2.49	$2.61	$2.05	$2.04	$1.88	$1.66	$1.28	$1.07	$1.11	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3	3	1	1
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.62	$2.17	$1.96	$1.95	$1.73	$1.32	$1.15	$1.14	$1.00	$0.80
Accumulation unit value at end of period	$2.48	$2.62	$2.17	$1.96	$1.95	$1.73	$1.32	$1.15	$1.14	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	7	2	2	—	5	15
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.98	$0.96	$0.92	$0.95	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.98	$0.96	$0.92	$0.95	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.12	$1.01	$0.99	$1.00	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.12	$1.01	$0.99	$1.00	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.43	$1.99	$1.96	$1.86	$1.75	$1.34	$1.21	$1.43	$1.14	$0.70
Accumulation unit value at end of period	$2.30	$2.43	$1.99	$1.96	$1.86	$1.75	$1.34	$1.21	$1.43	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (11/1/2005)
Accumulation unit value at beginning of period	$2.47	$2.19	$1.93	$2.05	$1.83	$1.34	$1.14	$1.25	$1.02	$0.73
Accumulation unit value at end of period	$2.13	$2.47	$2.19	$1.93	$2.05	$1.83	$1.34	$1.14	$1.25	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	4	4	4	6	196

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	7

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.97	$1.55	$1.66	$1.59	$1.75	$1.44	$1.23	$1.41	$1.25	$0.98
Accumulation unit value at end of period	$1.63	$1.97	$1.55	$1.66	$1.59	$1.75	$1.44	$1.23	$1.41	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	4	11	13	13	13	9	8	11	6	7
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.69	$2.24	$1.88	$1.99	$1.80	$1.31	$1.11	$1.14	$0.95	$0.76
Accumulation unit value at end of period	$2.35	$2.69	$2.24	$1.88	$1.99	$1.80	$1.31	$1.11	$1.14	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.48	$2.22	$1.96	$2.04	$1.93	$1.31	$1.12	$1.23	$0.97	$0.70
Accumulation unit value at end of period	$2.15	$2.48	$2.22	$1.96	$2.04	$1.93	$1.31	$1.12	$1.23	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.26	$1.23	$1.20	$1.20	$1.14	$1.17	$1.15	$1.14	$1.12	$1.06
Accumulation unit value at end of period	$1.28	$1.26	$1.23	$1.20	$1.20	$1.14	$1.17	$1.15	$1.14	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	7	4	4	3	6	20	7	1	1	2
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.54	$0.53	$0.48	$0.64	$0.78	$0.87	$0.90	$1.03	$0.89	$0.75
Accumulation unit value at end of period	$0.47	$0.54	$0.53	$0.48	$0.64	$0.78	$0.87	$0.90	$1.03	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	12	12	17	11	11	8	8	22	40	45
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$1.12	$1.13	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.92	$1.00	$1.02	$1.12	$1.13	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.55	$1.52	$1.41	$1.44	$1.33	$1.41	$1.35	$1.23	$1.19	$1.12
Accumulation unit value at end of period	$1.53	$1.55	$1.52	$1.41	$1.44	$1.33	$1.41	$1.35	$1.23	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	13	6	214
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.27	$1.04	$1.00	$1.05	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.27	$1.04	$1.00	$1.05	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.40	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.36	$1.40	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	20	20	26	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.94	$1.62	$1.49	$1.49	$1.34	$1.05	$0.95	$0.99	$0.90	$0.69
Accumulation unit value at end of period	$1.77	$1.94	$1.62	$1.49	$1.49	$1.34	$1.05	$0.95	$0.99	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	9	17	308
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.94	$2.56	$2.13	$2.14	$1.92	$1.42	$1.22	$1.31	$1.08	$0.80
Accumulation unit value at end of period	$2.63	$2.94	$2.56	$2.13	$2.14	$1.92	$1.42	$1.22	$1.31	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$1.00	$1.00	$1.00	$1.00	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.00	$1.00	$1.00	$1.00	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.00	$0.96	$1.03	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$1.07	$1.00	$0.96	$1.03	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	1	2	2	4	8	5	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.45	$1.41	$1.30	$1.32	$1.32	$1.28	$1.20	$1.18	$1.08	$0.76
Accumulation unit value at end of period	$1.44	$1.45	$1.41	$1.30	$1.32	$1.32	$1.28	$1.20	$1.18	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	9	9	9	6	7	5	140
Fidelity® VIP Contrafund® Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.25	$1.86	$1.74	$1.74	$1.57	$1.20	$1.04	$1.08	$0.93	$0.69
Accumulation unit value at end of period	$2.09	$2.25	$1.86	$1.74	$1.74	$1.57	$1.20	$1.04	$1.08	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	8	11	7	8	45	26	46	83	109
Fidelity® VIP Growth & Income Portfolio Service Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$2.49	$2.15	$1.87	$1.93	$1.76	$1.33	$1.13	$1.12	$0.98	$0.78
Accumulation unit value at end of period	$2.25	$2.49	$2.15	$1.87	$1.93	$1.76	$1.33	$1.13	$1.12	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

8	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Fidelity® VIP Mid Cap Portfolio Service Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$3.19	$2.66	$2.39	$2.44	$2.31	$1.71	$1.50	$1.70	$1.33	$0.95
Accumulation unit value at end of period	$2.70	$3.19	$2.66	$2.39	$2.44	$2.31	$1.71	$1.50	$1.70	$1.33
Number of accumulation units outstanding at end of period (000 omitted)	19	21	21	21	21	27	26	43	30	106
Fidelity® VIP Overseas Portfolio Service Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.93	$1.50	$1.59	$1.55	$1.69	$1.31	$1.09	$1.33	$1.19	$0.94
Accumulation unit value at end of period	$1.63	$1.93	$1.50	$1.59	$1.55	$1.69	$1.31	$1.09	$1.33	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	3	3	5
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.06	$0.99	$1.01	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.14	$1.06	$0.99	$1.01	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.39	$1.26	$1.26	$1.26	$1.10	$1.09	$0.86	$0.91	$0.76	$0.64
Accumulation unit value at end of period	$1.29	$1.39	$1.26	$1.26	$1.26	$1.10	$1.09	$0.86	$0.91	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	7	19	18	17	16	18	14	23	23	18
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.17	$1.03	$1.12	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.22	$1.28	$1.17	$1.03	$1.12	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	51	61	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$2.15	$2.00	$1.73	$1.83	$1.72	$1.35	$1.18	$1.20	$1.09	$0.87
Accumulation unit value at end of period	$1.94	$2.15	$2.00	$1.73	$1.83	$1.72	$1.35	$1.18	$1.20	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	17	21	23	20	19	15	10	6	19	15
Franklin Small Cap Value VIP Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$2.78	$2.52	$1.95	$2.12	$2.11	$1.56	$1.33	$1.39	$1.09	$0.85
Accumulation unit value at end of period	$2.41	$2.78	$2.52	$1.95	$2.12	$2.11	$1.56	$1.33	$1.39	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	3	3	9
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.65	$2.40	$2.12	$2.35	$2.08	$1.57	$1.34	$1.43	$1.15	$0.87
Accumulation unit value at end of period	$2.36	$2.65	$2.40	$2.12	$2.35	$2.08	$1.57	$1.34	$1.43	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	1	1	6	4	4	13	13	12	12	8
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.92	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.96	$0.91	$0.92	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.56	$2.07	$1.88	$1.89	$1.64	$1.20	$1.05	$1.02	$0.90	$0.75
Accumulation unit value at end of period	$2.39	$2.56	$2.07	$1.88	$1.89	$1.64	$1.20	$1.05	$1.02	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	6	6	31	29	24	22	19
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.94	$1.53	$1.51	$1.45	$1.35	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.85	$1.94	$1.53	$1.51	$1.45	$1.35	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	42	40	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.19	$1.09	$0.99	$1.04	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.19	$1.09	$0.99	$1.04	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	8	16	21	11	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.40	$2.06	$1.77	$1.89	$1.75	$1.29	$1.09	$1.12	$0.98	$0.76
Accumulation unit value at end of period	$2.09	$2.40	$2.06	$1.77	$1.89	$1.75	$1.29	$1.09	$1.12	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	38	35	29	25	111
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.99	$1.84	$1.61	$1.59	$1.42	$1.09	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.83	$1.99	$1.84	$1.61	$1.59	$1.42	$1.09	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	4	5	3	3	11	—	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.25	$1.96	$2.23	$2.18	$1.84	$1.32	$1.10	$1.07	$1.02	$0.81
Accumulation unit value at end of period	$2.26	$2.25	$1.96	$2.23	$2.18	$1.84	$1.32	$1.10	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	10	11	12	27	83	69	42	43	33	21
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$2.04	$1.67	$1.69	$1.75	$1.76	$1.49	$1.30	$1.40	$1.25	$0.93
Accumulation unit value at end of period	$1.72	$2.04	$1.67	$1.69	$1.75	$1.76	$1.49	$1.30	$1.40	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	—	3	3	5	—	—	—	—	5	113

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	9

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.74	$1.43	$1.43	$1.42	$1.33	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.63	$1.74	$1.43	$1.43	$1.42	$1.33	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Invesco V.I. Technology Fund, Series I Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.61	$1.94	$1.97	$1.85	$1.68	$1.35	$1.22	$1.29	$1.07	$0.68
Accumulation unit value at end of period	$2.58	$2.61	$1.94	$1.97	$1.85	$1.68	$1.35	$1.22	$1.29	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	21	19	16	56	65	49	49	61	27	51
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.00	$1.04	$1.14	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.18	$1.00	$1.04	$1.14	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	4	7	24	29	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.04	$1.02	$1.03	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.07	$1.04	$1.02	$1.03	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$2.07	$1.63	$1.63	$1.56	$1.39	$1.08	$0.92	$0.98	$0.86	$0.63
Accumulation unit value at end of period	$2.00	$2.07	$1.63	$1.63	$1.56	$1.39	$1.08	$0.92	$0.98	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	10	22	306
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.40	$1.17	$1.14	$1.15	$1.13	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.30	$1.40	$1.17	$1.14	$1.15	$1.13	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.31	$1.03	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.31	$1.31	$1.03	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	11	15	8	—	—	—	—	—	—
MFS® New Discovery Series – Service Class (11/15/2004)
Accumulation unit value at beginning of period	$3.00	$2.39	$2.21	$2.27	$2.46	$1.75	$1.46	$1.64	$1.21	$0.75
Accumulation unit value at end of period	$2.93	$3.00	$2.39	$2.21	$2.27	$2.46	$1.75	$1.46	$1.64	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	8	8	10	10	10	10	10	10	2	2
MFS® Utilities Series – Service Class (11/15/2004)
Accumulation unit value at beginning of period	$3.19	$2.80	$2.53	$2.99	$2.67	$2.24	$1.99	$1.87	$1.66	$1.26
Accumulation unit value at end of period	$3.20	$3.19	$2.80	$2.53	$2.99	$2.67	$2.24	$1.99	$1.87	$1.66
Number of accumulation units outstanding at end of period (000 omitted)	10	11	14	14	16	17	17	36	26	26
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.55	$1.42	$1.38	$1.41	$1.25	$1.22	$0.94	$1.06	$0.87	$0.62
Accumulation unit value at end of period	$1.41	$1.55	$1.42	$1.38	$1.41	$1.25	$1.22	$0.94	$1.06	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	11	11	12	10	10	11	11	13	16	65
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.12	$1.54	$1.70	$1.81	$1.79	$1.31	$1.21	$1.31	$1.00	$0.64
Accumulation unit value at end of period	$2.33	$2.12	$1.54	$1.70	$1.81	$1.79	$1.31	$1.21	$1.31	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	7	7	7	7	7	7
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.34	$1.06	$1.09	$1.07	$1.12	$0.95	$0.81	$0.93	$0.76	$0.57
Accumulation unit value at end of period	$1.10	$1.34	$1.06	$1.09	$1.07	$1.12	$0.95	$0.81	$0.93	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	67
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.98	$0.92	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.91	$0.98	$0.92	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.76	$2.03	$2.05	$1.99	$1.96	$1.55	$1.29	$1.42	$1.23	$0.89
Accumulation unit value at end of period	$2.37	$2.76	$2.03	$2.05	$1.99	$1.96	$1.55	$1.29	$1.42	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	8	9	10	14	8
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.

10	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$1.70	$1.61	$1.53	$1.57	$1.54	$1.56	$1.39	$1.38	$1.21	$1.03
Accumulation unit value at end of period	$1.62	$1.70	$1.61	$1.53	$1.57	$1.54	$1.56	$1.39	$1.38	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	14	20	20	18	17	12	44	13	9	207
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.87	$2.53	$2.16	$2.31	$2.08	$1.49	$1.27	$1.31	$1.07	$0.79
Accumulation unit value at end of period	$2.55	$2.87	$2.53	$2.16	$2.31	$2.08	$1.49	$1.27	$1.31	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1	—	1	—	—	—	—	—	1	2
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.68	$1.49	$1.33	$1.47	$1.47	$1.48	$1.29	$1.27	$1.13	$0.94
Accumulation unit value at end of period	$1.58	$1.68	$1.49	$1.33	$1.47	$1.47	$1.48	$1.29	$1.27	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	7	7	18	30	29	64	130	89	64	152
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.01	$0.98	$0.99	$0.95	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$1.15	$1.01	$0.98	$0.99	$0.95	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	5	5	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.02	$1.00	$1.00	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.06	$1.02	$1.00	$1.00	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	—	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.88	$2.51	$2.85	$2.66	$2.09	$1.49	$1.22	$1.24	$1.22	$0.97
Accumulation unit value at end of period	$2.85	$2.88	$2.51	$2.85	$2.66	$2.09	$1.49	$1.22	$1.24	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	1	4	5	2	2	1	7
Putnam VT International Equity Fund – Class IB Shares (11/15/2004)
Accumulation unit value at beginning of period	$1.75	$1.39	$1.44	$1.44	$1.56	$1.22	$1.01	$1.22	$1.11	$0.90
Accumulation unit value at end of period	$1.41	$1.75	$1.39	$1.44	$1.44	$1.56	$1.22	$1.01	$1.22	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.59	$2.02	$1.88	$1.90	$1.68	$1.24	$1.07	$1.13	$1.00	—
Accumulation unit value at end of period	$2.54	$2.59	$2.02	$1.88	$1.90	$1.68	$1.24	$1.07	$1.13	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$0.97	$0.95	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$0.98	$0.97	$0.95	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	5	5	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.80	$0.54	$0.72	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.74	$0.88	$0.80	$0.54	$0.72	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	4	4	4	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.90	$1.61	$1.52	$1.54	$1.47	$1.23	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.73	$1.90	$1.61	$1.52	$1.54	$1.47	$1.23	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	2	76	107	173	173	152	85	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.90	$1.61	$1.53	$1.55	$1.47	$1.23	$1.09	$1.12	$1.00	—
Accumulation unit value at end of period	$1.73	$1.90	$1.61	$1.53	$1.55	$1.47	$1.23	$1.09	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	569	546	538	504	443	663	690	680	1,977	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05	$1.00	—
Accumulation unit value at end of period	$1.29	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	12	25	20	17	17	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05	$1.00	—
Accumulation unit value at end of period	$1.29	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1,069	1,075	1,239	1,088	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	11

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.12	$1.05	$1.02	$1.04	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.12	$1.05	$1.02	$1.04	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.17	$1.05	$1.03	$1.05	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.17	$1.05	$1.03	$1.05	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1,219	1,227	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.24	$1.06	$1.03	$1.07	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.24	$1.06	$1.03	$1.07	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	447	611	616	764	771	178	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.21	$1.06	$1.03	$1.06	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.13	$1.21	$1.06	$1.03	$1.06	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	323	336	352	226	234	229	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10	$1.00	—
Accumulation unit value at end of period	$1.52	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10	$1.00	—
Accumulation unit value at end of period	$1.52	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10	—
Number of accumulation units outstanding at end of period (000 omitted)	427	435	438	454	470	289	389	242	244	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.76	$1.52	$1.45	$1.47	$1.41	$1.22	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.63	$1.76	$1.52	$1.45	$1.47	$1.41	$1.22	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	14	13	14	22	15	15	—	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.76	$1.52	$1.46	$1.48	$1.41	$1.22	$1.09	$1.12	$1.00	—
Accumulation unit value at end of period	$1.63	$1.76	$1.52	$1.46	$1.48	$1.41	$1.22	$1.09	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	16	194	195	267	202	386	465	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.46	$1.34	$1.29	$1.30	$1.25	$1.18	$1.09	$1.07	$1.00	—
Accumulation unit value at end of period	$1.40	$1.46	$1.34	$1.29	$1.30	$1.25	$1.18	$1.09	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	744	744	744	1,144	1,144	1,144	1,144	1,144	1,144	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.47	$1.34	$1.30	$1.31	$1.26	$1.18	$1.09	$1.07	$1.00	—
Accumulation unit value at end of period	$1.40	$1.47	$1.34	$1.30	$1.31	$1.26	$1.18	$1.09	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	282	203	205	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.50	$2.35	$1.88	$2.09	$2.06	$1.54	$1.36	$1.43	$1.16	$0.85
Accumulation unit value at end of period	$2.15	$2.50	$2.35	$1.88	$2.09	$2.06	$1.54	$1.36	$1.43	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	14	13	11	13	151
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.06	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.06	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.05	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.05	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Wanger International (11/15/2004)
Accumulation unit value at beginning of period	$3.18	$2.40	$2.45	$2.46	$2.59	$2.13	$1.76	$2.07	$1.67	$1.12
Accumulation unit value at end of period	$2.60	$3.18	$2.40	$2.45	$2.46	$2.59	$2.13	$1.76	$2.07	$1.67
Number of accumulation units outstanding at end of period (000 omitted)	8	8	6	6	9	25	18	21	29	71

12	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Wanger USA (11/15/2004)
Accumulation unit value at beginning of period	$2.84	$2.39	$2.12	$2.14	$2.05	$1.54	$1.29	$1.35	$1.10	$0.78
Accumulation unit value at end of period	$2.79	$2.84	$2.39	$2.12	$2.14	$2.05	$1.54	$1.29	$1.35	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	24	29	32	30	29	33	30	41	31	90
Wells Fargo VT International Equity Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.84	$1.49	$1.45	$1.43	$1.52	$1.28	$1.13	$1.31	$1.13	$0.98
Accumulation unit value at end of period	$1.51	$1.84	$1.49	$1.45	$1.43	$1.52	$1.28	$1.13	$1.31	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	5	12	12	7	7	4	3	2	2	103
Wells Fargo VT Opportunity Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$2.81	$2.35	$2.10	$2.18	$1.99	$1.53	$1.33	$1.42	$1.15	$0.78
Accumulation unit value at end of period	$2.60	$2.81	$2.35	$2.10	$2.18	$1.99	$1.53	$1.33	$1.42	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (11/1/2005)
Accumulation unit value at beginning of period	$3.11	$2.49	$2.32	$2.40	$2.46	$1.65	$1.54	$1.62	$1.28	$0.85
Accumulation unit value at end of period	$3.14	$3.11	$2.49	$2.32	$2.40	$2.46	$1.65	$1.54	$1.62	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	4	4
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.07	$0.93	$1.00	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.15	$1.07	$0.93	$1.00	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

Variable account charges of 0.75% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.11	$1.08	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.16	$1.26	$1.11	$1.08	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6	7	7	29	21	6	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.86	$1.37	$1.40	$1.37	$1.32	$1.08	$0.96	$1.26	$1.07	$0.71
Accumulation unit value at end of period	$1.66	$1.86	$1.37	$1.40	$1.37	$1.32	$1.08	$0.96	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	74	80	118	162	170	174	252	275	308	372
AB VPS Growth and Income Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.47	$2.10	$1.90	$1.89	$1.74	$1.30	$1.12	$1.06	$0.95	$0.80
Accumulation unit value at end of period	$2.31	$2.47	$2.10	$1.90	$1.89	$1.74	$1.30	$1.12	$1.06	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	912	1,002	1,103	1,263	1,707	1,985	2,472	3,097	3,865	5,230
AB VPS International Value Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.15	$1.73	$1.76	$1.73	$1.87	$1.53	$1.35	$1.69	$1.63	$1.23
Accumulation unit value at end of period	$1.65	$2.15	$1.73	$1.76	$1.73	$1.87	$1.53	$1.35	$1.69	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	1,228	1,417	1,684	2,043	2,442	2,820	3,618	4,504	5,738	8,136
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$0.73	$1.18	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.81	$1.00	$1.02	$0.73	$1.18	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	250	297	363	232	207	80	—	—	—	—
American Century VP International, Class I (9/29/2000)
Accumulation unit value at beginning of period	$1.45	$1.11	$1.18	$1.18	$1.26	$1.04	$0.86	$0.99	$0.88	$0.66
Accumulation unit value at end of period	$1.22	$1.45	$1.11	$1.18	$1.18	$1.26	$1.04	$0.86	$0.99	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	85	97	136	154	174	196	223	255	328	349
American Century VP International, Class II (8/13/2001)
Accumulation unit value at beginning of period	$1.98	$1.52	$1.62	$1.63	$1.74	$1.43	$1.19	$1.37	$1.22	$0.92
Accumulation unit value at end of period	$1.66	$1.98	$1.52	$1.62	$1.63	$1.74	$1.43	$1.19	$1.37	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	281	310	374	541	634	731	822	954	1,230	1,185
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$2.29	$2.07	$1.70	$1.74	$1.51	$1.17	$1.01	$1.03	$0.87	$0.68
Accumulation unit value at end of period	$1.98	$2.29	$2.07	$1.70	$1.74	$1.51	$1.17	$1.01	$1.03	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	172	269	281	441	545	735	893	1,061	1,287	2,587
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.53	$1.93	$1.87	$1.77	$1.63	$1.20	$1.06	$1.06	$0.92	$0.69
Accumulation unit value at end of period	$2.53	$2.53	$1.93	$1.87	$1.77	$1.63	$1.20	$1.06	$1.06	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	167	179	236	278	383	514	601	628	824	884
American Century VP Value, Class I (9/29/2000)
Accumulation unit value at beginning of period	$3.69	$3.41	$2.86	$2.99	$2.67	$2.04	$1.79	$1.79	$1.59	$1.34
Accumulation unit value at end of period	$3.32	$3.69	$3.41	$2.86	$2.99	$2.67	$2.04	$1.79	$1.79	$1.59
Number of accumulation units outstanding at end of period (000 omitted)	113	138	161	199	240	262	298	318	434	579

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	13

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
American Century VP Value, Class II (8/13/2001)
Accumulation unit value at beginning of period	$2.95	$2.74	$2.29	$2.41	$2.15	$1.65	$1.45	$1.45	$1.29	$1.08
Accumulation unit value at end of period	$2.66	$2.95	$2.74	$2.29	$2.41	$2.15	$1.65	$1.45	$1.45	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	876	1,125	1,503	1,905	2,330	2,727	3,322	3,902	5,111	6,018
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.20	$1.16	$1.18	$1.17	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.35	$1.20	$1.16	$1.18	$1.17	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	430	569	610	1,104	737	571	70	—	—	—
Calvert VP SRI Balanced Portfolio – Class I (9/29/2000)
Accumulation unit value at beginning of period	$1.74	$1.56	$1.46	$1.50	$1.38	$1.18	$1.07	$1.04	$0.93	$0.75
Accumulation unit value at end of period	$1.68	$1.74	$1.56	$1.46	$1.50	$1.38	$1.18	$1.07	$1.04	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	252	279	427	555	604	709	798	868	1,043	1,088
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.33	$1.89	$1.80	$1.90	$1.84	$1.26	$1.06	$1.06	$0.85	$0.60
Accumulation unit value at end of period	$2.40	$2.33	$1.89	$1.80	$1.90	$1.84	$1.26	$1.06	$1.06	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	45	46	89	121	145	158	134	80	87	94
Columbia Variable Portfolio – Balanced Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.97	$1.73	$1.64	$1.63	$1.49	$1.24	$1.09	$1.07	$0.96	$0.78
Accumulation unit value at end of period	$1.84	$1.97	$1.73	$1.64	$1.63	$1.49	$1.24	$1.09	$1.07	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	1,461	1,523	1,457	1,399	1,397	1,396	1,400	1,727	2,222	2,605
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.62	$0.61	$0.55	$0.72	$0.93	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.52	$0.62	$0.61	$0.55	$0.72	$0.93	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.80	$1.49	$1.39	$1.36	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.62	$1.80	$1.49	$1.39	$1.36	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	101	126	116	94	69	45	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.78	$1.45	$1.35	$1.35	$1.18	$0.89	$0.79	$0.75	$0.65	$0.53
Accumulation unit value at end of period	$1.70	$1.78	$1.45	$1.35	$1.35	$1.18	$0.89	$0.79	$0.75	$0.65
Number of accumulation units outstanding at end of period (000 omitted)	2,341	2,680	3,054	4,130	4,703	5,645	7,015	8,293	10,181	12,183
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.90	$0.88	$0.91	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.81	$0.90	$0.88	$0.91	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	15	9	10	7	2	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.99	$2.64	$2.34	$2.43	$2.23	$1.77	$1.56	$1.66	$1.43	$1.13
Accumulation unit value at end of period	$2.80	$2.99	$2.64	$2.34	$2.43	$2.23	$1.77	$1.56	$1.66	$1.43
Number of accumulation units outstanding at end of period (000 omitted)	2,538	2,923	3,630	4,412	5,121	5,857	7,121	9,056	12,073	25,983
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$0.98	$0.89	$0.91	$0.91	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.09	$0.98	$0.89	$0.91	$0.91	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	96	78	109	80	93	79	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$3.88	$2.66	$2.55	$2.82	$2.91	$2.99	$2.50	$3.18	$2.68	$1.55
Accumulation unit value at end of period	$3.02	$3.88	$2.66	$2.55	$2.82	$2.91	$2.99	$2.50	$3.18	$2.68
Number of accumulation units outstanding at end of period (000 omitted)	522	573	707	908	1,004	1,141	1,252	1,534	1,778	3,010
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.75	$1.67	$1.70	$1.83	$1.83	$2.00	$1.89	$1.82	$1.72	$1.55
Accumulation unit value at end of period	$1.65	$1.75	$1.67	$1.70	$1.83	$1.83	$2.00	$1.89	$1.82	$1.72
Number of accumulation units outstanding at end of period (000 omitted)	772	946	1,166	1,512	1,805	2,244	2,870	3,385	4,348	10,317
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.09	$1.10	$1.11	$1.11	$1.12	$1.13	$1.14	$1.15	$1.16	$1.16
Accumulation unit value at end of period	$1.10	$1.09	$1.10	$1.11	$1.11	$1.12	$1.13	$1.14	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,802	1,895	2,486	2,878	3,047	3,475	4,641	6,770	8,242	11,219
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.73	$2.58	$2.33	$2.37	$2.31	$2.19	$1.91	$1.82	$1.61	$1.05
Accumulation unit value at end of period	$2.60	$2.73	$2.58	$2.33	$2.37	$2.31	$2.19	$1.91	$1.82	$1.61
Number of accumulation units outstanding at end of period (000 omitted)	761	1,054	1,265	1,639	2,026	2,615	3,269	3,985	5,649	7,246
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.12	$2.01	$1.83	$1.86	$1.80	$1.73	$1.52	$1.44	$1.28	$0.91
Accumulation unit value at end of period	$2.02	$2.12	$2.01	$1.83	$1.86	$1.80	$1.73	$1.52	$1.44	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	746	1,015	1,300	1,086	1,412	1,727	2,266	2,367	2,602	12,726

14	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.86	$1.81	$1.74	$1.75	$1.68	$1.73	$1.62	$1.53	$1.43	$1.25
Accumulation unit value at end of period	$1.85	$1.86	$1.81	$1.74	$1.75	$1.68	$1.73	$1.62	$1.53	$1.43
Number of accumulation units outstanding at end of period (000 omitted)	2,650	3,301	4,240	5,203	6,160	7,316	9,998	11,850	14,745	36,166
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.24	$0.97	$0.97	$0.90	$0.79	$0.61	$0.51	$0.53	$0.46	$0.34
Accumulation unit value at end of period	$1.18	$1.24	$0.97	$0.97	$0.90	$0.79	$0.61	$0.51	$0.53	$0.46
Number of accumulation units outstanding at end of period (000 omitted)	1,390	1,544	1,827	2,361	2,509	2,648	3,104	3,823	5,077	5,927
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.13	$1.77	$1.60	$1.59	$1.42	$1.08	$0.95	$0.94	$0.82	$0.66
Accumulation unit value at end of period	$2.01	$2.13	$1.77	$1.60	$1.59	$1.42	$1.08	$0.95	$0.94	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	1,608	1,658	1,793	1,886	2,012	2,254	2,524	2,864	3,730	4,854
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.92	$0.95	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$0.97	$0.96	$0.92	$0.95	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	297	377	210	159	805	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.11	$1.01	$0.99	$1.00	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.11	$1.01	$0.99	$1.00	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16	17	18	14	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (5/1/2001)
Accumulation unit value at beginning of period	$2.55	$2.09	$2.06	$1.97	$1.85	$1.42	$1.29	$1.53	$1.22	$0.75
Accumulation unit value at end of period	$2.41	$2.55	$2.09	$2.06	$1.97	$1.85	$1.42	$1.29	$1.53	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	201	250	275	305	336	431	522	640	835	1,066
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.70	$2.40	$2.12	$2.25	$2.02	$1.48	$1.26	$1.38	$1.14	$0.81
Accumulation unit value at end of period	$2.32	$2.70	$2.40	$2.12	$2.25	$2.02	$1.48	$1.26	$1.38	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	216	276	367	527	648	660	754	970	1,211	2,304
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.39	$1.10	$1.18	$1.14	$1.25	$1.03	$0.88	$1.02	$0.90	$0.71
Accumulation unit value at end of period	$1.15	$1.39	$1.10	$1.18	$1.14	$1.25	$1.03	$0.88	$1.02	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	465	553	722	584	685	777	918	1,288	1,549	1,835
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.62	$2.19	$1.84	$1.95	$1.77	$1.29	$1.10	$1.12	$0.94	$0.75
Accumulation unit value at end of period	$2.28	$2.62	$2.19	$1.84	$1.95	$1.77	$1.29	$1.10	$1.12	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	49	72	96	149	151	206	233	256	168	91
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.89	$2.60	$2.30	$2.39	$2.28	$1.55	$1.32	$1.46	$1.16	$0.83
Accumulation unit value at end of period	$2.51	$2.89	$2.60	$2.30	$2.39	$2.28	$1.55	$1.32	$1.46	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	248	280	294	406	461	547	551	665	926	1,132
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.40	$1.37	$1.35	$1.34	$1.28	$1.31	$1.30	$1.29	$1.26	$1.21
Accumulation unit value at end of period	$1.42	$1.40	$1.37	$1.35	$1.34	$1.28	$1.31	$1.30	$1.29	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	944	1,000	1,186	1,465	1,920	2,551	3,805	4,940	6,564	6,838
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.53	$0.52	$0.47	$0.63	$0.77	$0.86	$0.89	$1.02	$0.88	$0.74
Accumulation unit value at end of period	$0.46	$0.53	$0.52	$0.47	$0.63	$0.77	$0.86	$0.89	$1.02	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	444	507	551	638	676	738	985	1,206	1,289	1,510
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$1.12	$1.13	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.91	$0.99	$1.01	$1.12	$1.13	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	38	52	34	28	44	19	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.51	$1.48	$1.37	$1.41	$1.30	$1.39	$1.33	$1.22	$1.18	$1.11
Accumulation unit value at end of period	$1.49	$1.51	$1.48	$1.37	$1.41	$1.30	$1.39	$1.33	$1.22	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	953	1,210	1,492	2,022	2,441	3,041	4,302	5,081	5,961	17,784
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.26	$1.03	$1.00	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.26	$1.03	$1.00	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	47	47	36	4	3	11	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.40	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.40	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,068	1,280	1,623	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	15

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.90	$1.59	$1.46	$1.46	$1.32	$1.03	$0.94	$0.98	$0.89	$0.68
Accumulation unit value at end of period	$1.73	$1.90	$1.59	$1.46	$1.46	$1.32	$1.03	$0.94	$0.98	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	225	280	429	564	774	901	1,152	1,545	1,786	17,213
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.87	$2.50	$2.09	$2.10	$1.89	$1.40	$1.20	$1.30	$1.07	$0.79
Accumulation unit value at end of period	$2.56	$2.87	$2.50	$2.09	$2.10	$1.89	$1.40	$1.20	$1.30	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	73	81	103	84	97	138	93	114	125	133
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.99	$0.99	$0.99	$1.00	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$0.99	$0.99	$0.99	$1.00	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	237	414	552	409	188	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$0.99	$0.95	$1.03	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$1.05	$0.99	$0.95	$1.03	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	39	45	121	167	161	136	62	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.42	$1.38	$1.28	$1.30	$1.30	$1.26	$1.19	$1.17	$1.08	$0.75
Accumulation unit value at end of period	$1.41	$1.42	$1.38	$1.28	$1.30	$1.30	$1.26	$1.19	$1.17	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	1,183	1,308	1,404	1,594	2,025	2,287	2,359	2,928	2,988	8,896
Fidelity® VIP Contrafund® Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.20	$1.82	$1.70	$1.71	$1.54	$1.19	$1.03	$1.07	$0.92	$0.68
Accumulation unit value at end of period	$2.04	$2.20	$1.82	$1.70	$1.71	$1.54	$1.19	$1.03	$1.07	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	1,901	2,282	2,987	3,822	4,286	5,146	6,132	7,349	9,628	13,436
Fidelity® VIP Growth & Income Portfolio Service Class (9/29/2000)
Accumulation unit value at beginning of period	$2.25	$1.94	$1.69	$1.74	$1.59	$1.20	$1.02	$1.01	$0.89	$0.70
Accumulation unit value at end of period	$2.03	$2.25	$1.94	$1.69	$1.74	$1.59	$1.20	$1.02	$1.01	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	221	239	273	309	357	418	598	619	857	1,099
Fidelity® VIP Growth & Income Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.55	$2.20	$1.91	$1.98	$1.81	$1.37	$1.17	$1.16	$1.02	$0.81
Accumulation unit value at end of period	$2.30	$2.55	$2.20	$1.91	$1.98	$1.81	$1.37	$1.17	$1.16	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,271	1,422	1,654	1,902	2,142	2,425	2,949	3,672	5,019	6,741
Fidelity® VIP Mid Cap Portfolio Service Class (9/29/2000)
Accumulation unit value at beginning of period	$4.37	$3.65	$3.28	$3.36	$3.18	$2.36	$2.07	$2.34	$1.83	$1.32
Accumulation unit value at end of period	$3.71	$4.37	$3.65	$3.28	$3.36	$3.18	$2.36	$2.07	$2.34	$1.83
Number of accumulation units outstanding at end of period (000 omitted)	164	197	267	321	359	444	614	722	990	1,300
Fidelity® VIP Mid Cap Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$4.64	$3.87	$3.49	$3.57	$3.39	$2.52	$2.21	$2.50	$1.96	$1.41
Accumulation unit value at end of period	$3.92	$4.64	$3.87	$3.49	$3.57	$3.39	$2.52	$2.21	$2.50	$1.96
Number of accumulation units outstanding at end of period (000 omitted)	1,592	1,891	2,199	2,672	3,212	3,808	4,722	5,651	7,443	11,345
Fidelity® VIP Overseas Portfolio Service Class (9/29/2000)
Accumulation unit value at beginning of period	$1.66	$1.28	$1.36	$1.33	$1.45	$1.12	$0.94	$1.14	$1.02	$0.81
Accumulation unit value at end of period	$1.40	$1.66	$1.28	$1.36	$1.33	$1.45	$1.12	$0.94	$1.14	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	75	75	83	83	90	170	163	172	236	276
Fidelity® VIP Overseas Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.13	$1.65	$1.76	$1.72	$1.88	$1.46	$1.22	$1.49	$1.33	$1.06
Accumulation unit value at end of period	$1.80	$2.13	$1.65	$1.76	$1.72	$1.88	$1.46	$1.22	$1.49	$1.33
Number of accumulation units outstanding at end of period (000 omitted)	415	496	694	822	953	1,072	1,227	1,667	2,645	3,386
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.05	$0.98	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.13	$1.05	$0.98	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	183	251	293	312	399	1,057	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (9/29/2000)
Accumulation unit value at beginning of period	$2.55	$2.33	$2.33	$2.34	$2.05	$2.02	$1.59	$1.70	$1.42	$1.20
Accumulation unit value at end of period	$2.36	$2.55	$2.33	$2.33	$2.34	$2.05	$2.02	$1.59	$1.70	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	603	734	929	1,098	1,250	1,424	1,639	1,774	2,253	2,898
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.16	$1.03	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.27	$1.16	$1.03	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	107	112	136	164	940	635	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.36	$2.19	$1.90	$2.02	$1.90	$1.49	$1.32	$1.34	$1.21	$0.97
Accumulation unit value at end of period	$2.13	$2.36	$2.19	$1.90	$2.02	$1.90	$1.49	$1.32	$1.34	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	838	1,023	1,185	1,418	1,717	2,014	2,575	3,385	4,613	5,877

16	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Franklin Small Cap Value VIP Fund – Class 2 (9/29/2000)
Accumulation unit value at beginning of period	$4.63	$4.21	$3.26	$3.55	$3.55	$2.63	$2.24	$2.34	$1.84	$1.44
Accumulation unit value at end of period	$4.00	$4.63	$4.21	$3.26	$3.55	$3.55	$2.63	$2.24	$2.34	$1.84
Number of accumulation units outstanding at end of period (000 omitted)	386	449	545	658	887	1,059	1,383	1,722	2,401	3,032
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (9/29/2000)
Accumulation unit value at beginning of period	$4.59	$4.17	$3.70	$4.10	$3.64	$2.76	$2.34	$2.52	$2.03	$1.54
Accumulation unit value at end of period	$4.08	$4.59	$4.17	$3.70	$4.10	$3.64	$2.76	$2.34	$2.52	$2.03
Number of accumulation units outstanding at end of period (000 omitted)	707	863	1,048	1,295	1,486	1,741	2,073	2,712	3,666	4,665
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.91	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.95	$0.91	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	22	—	—	—	2	—	—	—	—	—
Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares (9/29/2000)
Accumulation unit value at beginning of period	$3.09	$2.79	$2.29	$2.35	$2.21	$1.64	$1.47	$1.47	$1.14	$0.90
Accumulation unit value at end of period	$2.81	$3.09	$2.79	$2.29	$2.35	$2.21	$1.64	$1.47	$1.47	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	16	16	16	26	25	26	27	31	38	61
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (9/29/2000)
Accumulation unit value at beginning of period	$2.18	$1.77	$1.61	$1.63	$1.41	$1.03	$0.91	$0.88	$0.78	$0.65
Accumulation unit value at end of period	$2.03	$2.18	$1.77	$1.61	$1.63	$1.41	$1.03	$0.91	$0.88	$0.78
Number of accumulation units outstanding at end of period (000 omitted)	742	988	1,225	1,580	1,885	2,395	3,031	3,619	4,755	5,810
Invesco V.I. American Franchise Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.94	$1.54	$1.51	$1.45	$1.35	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.86	$1.94	$1.54	$1.51	$1.45	$1.35	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	51	51	53	56	46	53	62	—	—	—
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.91	$1.52	$1.50	$1.44	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.83	$1.91	$1.52	$1.50	$1.44	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	338	496	628	927	1,168	1,637	2,214	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.08	$0.98	$1.03	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.18	$1.08	$0.98	$1.03	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	6	13	41	62	66	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.34	$2.01	$1.73	$1.86	$1.71	$1.27	$1.08	$1.11	$0.97	$0.76
Accumulation unit value at end of period	$2.04	$2.34	$2.01	$1.73	$1.86	$1.71	$1.27	$1.08	$1.11	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	886	1,181	1,444	1,976	2,308	2,937	3,681	4,369	5,259	9,931
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.96	$1.82	$1.60	$1.58	$1.41	$1.08	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.80	$1.96	$1.82	$1.60	$1.58	$1.41	$1.08	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	190	285	381	258	300	294	345	550	—	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.20	$1.92	$2.19	$2.14	$1.81	$1.30	$1.09	$1.06	$1.01	$0.80
Accumulation unit value at end of period	$2.20	$2.20	$1.92	$2.19	$2.14	$1.81	$1.30	$1.09	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	143	185	294	412	379	409	409	471	504	601
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.99	$1.64	$1.66	$1.72	$1.73	$1.47	$1.28	$1.39	$1.24	$0.93
Accumulation unit value at end of period	$1.68	$1.99	$1.64	$1.66	$1.72	$1.73	$1.47	$1.28	$1.39	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	436	524	650	839	799	837	947	1,103	1,381	6,218
Invesco V.I. Mid Cap Growth Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.74	$1.43	$1.43	$1.43	$1.33	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.63	$1.74	$1.43	$1.43	$1.43	$1.33	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	206	211	245	160	166	195	253	—	—	—
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.61	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	32	35	46	243	312	377	449	—	—	—
Invesco V.I. Technology Fund, Series I Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.77	$1.32	$1.34	$1.26	$1.14	$0.92	$0.83	$0.88	$0.73	$0.47
Accumulation unit value at end of period	$1.74	$1.77	$1.32	$1.34	$1.26	$1.14	$0.92	$0.83	$0.88	$0.73
Number of accumulation units outstanding at end of period (000 omitted)	289	345	474	630	671	728	858	986	1,234	1,165
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.00	$1.03	$1.13	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.17	$1.00	$1.03	$1.13	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	25	94	159	216	88	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	17

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	192	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Enterprise Portfolio: Service Shares (9/29/2000)
Accumulation unit value at beginning of period	$1.69	$1.34	$1.20	$1.17	$1.05	$0.80	$0.69	$0.70	$0.57	$0.39
Accumulation unit value at end of period	$1.66	$1.69	$1.34	$1.20	$1.17	$1.05	$0.80	$0.69	$0.70	$0.57
Number of accumulation units outstanding at end of period (000 omitted)	219	269	283	336	332	339	381	382	564	636
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.03	$1.01	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.06	$1.03	$1.01	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	42	101	113	115	31	21	—	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (9/29/2000)
Accumulation unit value at beginning of period	$1.51	$1.05	$0.93	$0.89	$0.82	$0.61	$0.52	$0.57	$0.46	$0.30
Accumulation unit value at end of period	$1.51	$1.51	$1.05	$0.93	$0.89	$0.82	$0.61	$0.52	$0.57	$0.46
Number of accumulation units outstanding at end of period (000 omitted)	416	453	546	640	666	725	892	1,129	1,435	1,480
Janus Henderson VIT Overseas Portfolio: Service Shares (9/29/2000)
Accumulation unit value at beginning of period	$1.58	$1.21	$1.31	$1.45	$1.66	$1.46	$1.30	$1.94	$1.56	$0.88
Accumulation unit value at end of period	$1.33	$1.58	$1.21	$1.31	$1.45	$1.66	$1.46	$1.30	$1.94	$1.56
Number of accumulation units outstanding at end of period (000 omitted)	384	424	546	710	826	1,061	1,477	1,933	2,727	3,464
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$2.02	$1.60	$1.61	$1.54	$1.38	$1.07	$0.91	$0.97	$0.85	$0.63
Accumulation unit value at end of period	$1.95	$2.02	$1.60	$1.61	$1.54	$1.38	$1.07	$0.91	$0.97	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	267	356	529	705	892	1,053	1,316	1,767	2,041	17,067
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.39	$1.16	$1.13	$1.15	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.39	$1.16	$1.13	$1.15	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	23	44	67	64	58	13	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.31	$1.03	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.30	$1.31	$1.03	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	766	1,007	1,115	1,426	—	—	—	—	—	—
MFS® New Discovery Series – Service Class (9/29/2000)
Accumulation unit value at beginning of period	$2.24	$1.79	$1.66	$1.71	$1.86	$1.33	$1.10	$1.24	$0.92	$0.57
Accumulation unit value at end of period	$2.19	$2.24	$1.79	$1.66	$1.71	$1.86	$1.33	$1.10	$1.24	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	463	486	547	675	752	952	1,177	1,567	2,028	2,644
MFS® Utilities Series – Service Class (8/13/2001)
Accumulation unit value at beginning of period	$3.47	$3.05	$2.77	$3.27	$2.93	$2.45	$2.18	$2.07	$1.83	$1.39
Accumulation unit value at end of period	$3.47	$3.47	$3.05	$2.77	$3.27	$2.93	$2.45	$2.18	$2.07	$1.83
Number of accumulation units outstanding at end of period (000 omitted)	320	390	510	759	935	1,059	1,217	1,422	1,828	2,262
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.51	$1.39	$1.36	$1.39	$1.23	$1.20	$0.93	$1.05	$0.86	$0.61
Accumulation unit value at end of period	$1.38	$1.51	$1.39	$1.36	$1.39	$1.23	$1.20	$0.93	$1.05	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	205	268	408	568	652	752	749	931	966	3,120
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.07	$1.50	$1.66	$1.78	$1.76	$1.29	$1.20	$1.30	$0.99	$0.64
Accumulation unit value at end of period	$2.27	$2.07	$1.50	$1.66	$1.78	$1.76	$1.29	$1.20	$1.30	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	120	129	143	229	259	317	522	673	774	1,089
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.30	$1.04	$1.06	$1.06	$1.10	$0.94	$0.80	$0.92	$0.76	$0.57
Accumulation unit value at end of period	$1.08	$1.30	$1.04	$1.06	$1.06	$1.10	$0.94	$0.80	$0.92	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	194	246	321	397	384	416	533	636	714	4,378
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.97	$0.92	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.90	$0.97	$0.92	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	4	4	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.69	$1.98	$2.00	$1.95	$1.92	$1.52	$1.27	$1.40	$1.22	$0.88
Accumulation unit value at end of period	$2.31	$2.69	$1.98	$2.00	$1.95	$1.92	$1.52	$1.27	$1.40	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	364	392	466	541	624	840	977	1,190	1,599	1,943
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.

18	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$1.66	$1.57	$1.49	$1.54	$1.52	$1.53	$1.37	$1.37	$1.20	$1.02
Accumulation unit value at end of period	$1.57	$1.66	$1.57	$1.49	$1.54	$1.52	$1.53	$1.37	$1.37	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,980	2,579	3,237	4,047	5,056	7,039	8,608	9,900	13,311	28,569
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.79	$2.47	$2.11	$2.27	$2.05	$1.47	$1.26	$1.30	$1.06	$0.78
Accumulation unit value at end of period	$2.48	$2.79	$2.47	$2.11	$2.27	$2.05	$1.47	$1.26	$1.30	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	153	205	224	245	283	329	397	454	619	844
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.64	$1.46	$1.30	$1.44	$1.45	$1.46	$1.28	$1.26	$1.13	$0.93
Accumulation unit value at end of period	$1.54	$1.64	$1.46	$1.30	$1.44	$1.45	$1.46	$1.28	$1.26	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	591	746	1,035	1,474	2,070	2,821	3,706	3,840	3,896	11,742
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	5	8	3	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.01	$0.99	$1.00	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.05	$1.01	$0.99	$1.00	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	79	107	37	29	91	47	—	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$2.62	$2.29	$2.60	$2.43	$1.92	$1.37	$1.13	$1.15	$1.13	$0.90
Accumulation unit value at end of period	$2.59	$2.62	$2.29	$2.60	$2.43	$1.92	$1.37	$1.13	$1.15	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	189	222	311	371	410	420	440	505	581	765
Putnam VT International Equity Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.87	$1.49	$1.54	$1.55	$1.67	$1.31	$1.09	$1.32	$1.21	$0.98
Accumulation unit value at end of period	$1.50	$1.87	$1.49	$1.54	$1.55	$1.67	$1.31	$1.09	$1.32	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	234	266	297	406	451	482	601	813	1,000	1,406
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.56	$1.99	$1.86	$1.88	$1.67	$1.23	$1.07	$1.13	$1.00	—
Accumulation unit value at end of period	$2.50	$2.56	$1.99	$1.86	$1.88	$1.67	$1.23	$1.07	$1.13	—
Number of accumulation units outstanding at end of period (000 omitted)	167	208	244	281	292	322	413	551	785	—
Royce Capital Fund – Micro-Cap Portfolio, Investment Class (9/29/2000)
Accumulation unit value at beginning of period	$3.32	$3.18	$2.68	$3.08	$3.22	$2.68	$2.51	$2.88	$2.23	$1.42
Accumulation unit value at end of period	$3.00	$3.32	$3.18	$2.68	$3.08	$3.22	$2.68	$2.51	$2.88	$2.23
Number of accumulation units outstanding at end of period (000 omitted)	21	26	45	60	69	85	140	154	221	275
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.94	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.97	$0.96	$0.94	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	89	98	107	121	136	54	—	—	—	—
Third Avenue Value Portfolio (9/29/2000)
Accumulation unit value at beginning of period	$2.88	$2.56	$2.30	$2.54	$2.45	$2.08	$1.64	$2.10	$1.86	$1.29
Accumulation unit value at end of period	$2.28	$2.88	$2.56	$2.30	$2.54	$2.45	$2.08	$1.64	$2.10	$1.86
Number of accumulation units outstanding at end of period (000 omitted)	54	70	119	152	164	199	230	272	354	448
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.79	$0.54	$0.72	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.73	$0.88	$0.79	$0.54	$0.72	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	51	52	33	31	24	24	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.87	$1.58	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.70	$1.87	$1.58	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	2,686	2,775	2,660	2,810	3,512	3,263	2,605	2,418	782	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.87	$1.59	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.70	$1.87	$1.59	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	2,777	3,140	3,475	4,620	5,344	7,159	9,393	10,873	12,544	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05	$1.00	—
Accumulation unit value at end of period	$1.26	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	716	1,053	1,726	2,209	2,281	2,698	4,118	3,714	1,170	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	19

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05	$1.00	—
Accumulation unit value at end of period	$1.26	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	2,080	2,800	3,853	5,034	5,937	7,897	12,671	13,381	11,054	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$1.02	$1.04	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.11	$1.04	$1.02	$1.04	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	116	258	743	732	259	261	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.16	$1.05	$1.02	$1.05	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.05	$1.02	$1.05	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	433	485	513	992	1,095	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.23	$1.06	$1.03	$1.07	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.13	$1.23	$1.06	$1.03	$1.07	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7,313	8,259	9,935	12,729	11,658	4,144	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.20	$1.05	$1.03	$1.06	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.12	$1.20	$1.05	$1.03	$1.06	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,985	6,607	7,892	9,514	11,841	4,474	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.59	$1.42	$1.36	$1.38	$1.33	$1.20	$1.09	$1.10	$1.00	—
Accumulation unit value at end of period	$1.49	$1.59	$1.42	$1.36	$1.38	$1.33	$1.20	$1.09	$1.10	—
Number of accumulation units outstanding at end of period (000 omitted)	9,238	9,109	11,506	13,359	15,449	14,217	12,841	10,721	5,136	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.59	$1.42	$1.37	$1.38	$1.33	$1.20	$1.09	$1.10	$1.00	—
Accumulation unit value at end of period	$1.49	$1.59	$1.42	$1.37	$1.38	$1.33	$1.20	$1.09	$1.10	—
Number of accumulation units outstanding at end of period (000 omitted)	27,728	35,346	44,730	55,182	63,193	68,668	75,197	82,805	97,423	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.73	$1.50	$1.44	$1.46	$1.40	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.60	$1.73	$1.50	$1.44	$1.46	$1.40	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	5,124	6,094	7,937	9,044	10,291	10,483	9,367	8,285	3,243	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.73	$1.50	$1.44	$1.46	$1.40	$1.22	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.60	$1.73	$1.50	$1.44	$1.46	$1.40	$1.22	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	10,051	12,768	15,766	22,800	25,853	38,781	45,332	49,673	54,821	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.44	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.37	$1.44	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	1,944	1,920	3,103	4,219	4,673	5,745	5,719	4,225	1,619	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.44	$1.32	$1.28	$1.30	$1.25	$1.17	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.37	$1.44	$1.32	$1.28	$1.30	$1.25	$1.17	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	5,284	6,397	9,221	13,802	15,860	18,794	23,712	26,508	28,686	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (8/14/2001)
Accumulation unit value at beginning of period	$3.53	$3.32	$2.67	$2.97	$2.93	$2.19	$1.94	$2.05	$1.66	$1.22
Accumulation unit value at end of period	$3.03	$3.53	$3.32	$2.67	$2.97	$2.93	$2.19	$1.94	$2.05	$1.66
Number of accumulation units outstanding at end of period (000 omitted)	539	648	771	1,003	1,201	1,446	1,821	2,293	2,885	8,642
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.06	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.06	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	—	—	—	—	—	—	—	—	—

20	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.05	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.05	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	283	—	—	—	—	—	—	—	—	—
Wanger International (9/29/2000)
Accumulation unit value at beginning of period	$2.93	$2.22	$2.27	$2.29	$2.41	$1.98	$1.64	$1.94	$1.57	$1.05
Accumulation unit value at end of period	$2.40	$2.93	$2.22	$2.27	$2.29	$2.41	$1.98	$1.64	$1.94	$1.57
Number of accumulation units outstanding at end of period (000 omitted)	1,258	1,462	1,725	2,078	2,439	2,845	3,431	4,351	5,556	9,670
Wanger USA (9/29/2000)
Accumulation unit value at beginning of period	$4.16	$3.51	$3.11	$3.15	$3.03	$2.28	$1.91	$2.00	$1.63	$1.16
Accumulation unit value at end of period	$4.07	$4.16	$3.51	$3.11	$3.15	$3.03	$2.28	$1.91	$2.00	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	1,249	1,456	1,777	2,165	2,561	3,107	3,874	4,825	6,432	9,667
Wells Fargo VT Index Asset Allocation Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.44	$2.19	$2.05	$2.04	$1.74	$1.47	$1.31	$1.24	$1.10	$0.96
Accumulation unit value at end of period	$2.35	$2.44	$2.19	$2.05	$2.04	$1.74	$1.47	$1.31	$1.24	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	492	513	553	698	749	858	1,123	1,265	1,540	1,871
Wells Fargo VT International Equity Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.79	$1.45	$1.42	$1.40	$1.49	$1.26	$1.12	$1.29	$1.12	$0.98
Accumulation unit value at end of period	$1.47	$1.79	$1.45	$1.42	$1.40	$1.49	$1.26	$1.12	$1.29	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	326	349	441	551	628	706	859	1,099	1,530	6,732
Wells Fargo VT Opportunity Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$3.02	$2.53	$2.27	$2.36	$2.15	$1.66	$1.45	$1.54	$1.26	$0.86
Accumulation unit value at end of period	$2.78	$3.02	$2.53	$2.27	$2.36	$2.15	$1.66	$1.45	$1.54	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	231	276	362	474	542	597	775	1,053	683	826
Wells Fargo VT Small Cap Growth Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.81	$2.25	$2.10	$2.18	$2.24	$1.50	$1.40	$1.48	$1.18	$0.78
Accumulation unit value at end of period	$2.82	$2.81	$2.25	$2.10	$2.18	$2.24	$1.50	$1.40	$1.48	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	240	260	315	424	493	634	870	1,068	1,632	1,942
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.06	$0.93	$0.99	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.14	$1.06	$0.93	$0.99	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	32	38	35	33	12	12	—	—	—	—

Variable account charges of 0.85% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.11	$1.08	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.25	$1.11	$1.08	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	—	1	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.99	$1.48	$1.50	$1.48	$1.42	$1.16	$1.04	$1.37	$1.16	$0.77
Accumulation unit value at end of period	$1.78	$1.99	$1.48	$1.50	$1.48	$1.42	$1.16	$1.04	$1.37	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	109	172	259	353	384	410	419	457	541	575
AB VPS Growth and Income Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.20	$1.87	$1.70	$1.69	$1.56	$1.17	$1.01	$0.96	$0.85	$0.72
Accumulation unit value at end of period	$2.06	$2.20	$1.87	$1.70	$1.69	$1.56	$1.17	$1.01	$0.96	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	156	183	200	313	346	331	290	297	342	403
AB VPS International Value Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.04	$0.84	$0.85	$0.84	$0.90	$0.74	$0.66	$0.82	$0.79	$0.60
Accumulation unit value at end of period	$0.79	$1.04	$0.84	$0.85	$0.84	$0.90	$0.74	$0.66	$0.82	$0.79
Number of accumulation units outstanding at end of period (000 omitted)	616	780	1,093	1,198	1,305	1,374	1,565	1,876	2,367	8,672
AB VPS Large Cap Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.81	$2.15	$2.12	$1.93	$1.71	$1.26	$1.09	$1.14	$1.04	$0.77
Accumulation unit value at end of period	$2.85	$2.81	$2.15	$2.12	$1.93	$1.71	$1.26	$1.09	$1.14	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	121	169	218	237	212	221	207	94	94	87
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$0.73	$1.18	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$1.00	$1.02	$0.73	$1.18	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	365	463	516	217	161	41	—	—	—	—
American Century VP Mid Cap Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.83	$2.56	$2.11	$2.16	$1.87	$1.45	$1.26	$1.28	$1.09	$0.84
Accumulation unit value at end of period	$2.44	$2.83	$2.56	$2.11	$2.16	$1.87	$1.45	$1.26	$1.28	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	329	461	705	901	929	1,126	1,124	1,186	1,278	5,095

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	21

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
American Century VP Ultra®, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.76	$2.11	$2.04	$1.94	$1.78	$1.31	$1.16	$1.16	$1.01	$0.76
Accumulation unit value at end of period	$2.75	$2.76	$2.11	$2.04	$1.94	$1.78	$1.31	$1.16	$1.16	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	98	173	214	293	333	379	422	460	505	514
American Century VP Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.14	$1.99	$1.67	$1.75	$1.57	$1.20	$1.06	$1.06	$0.94	$0.79
Accumulation unit value at end of period	$1.93	$2.14	$1.99	$1.67	$1.75	$1.57	$1.20	$1.06	$1.06	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	738	1,061	1,615	1,931	2,021	2,219	2,346	1,964	1,982	1,932
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.19	$1.16	$1.18	$1.17	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.34	$1.19	$1.16	$1.18	$1.17	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	172	190	309	893	363	431	57	—	—	—
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.31	$1.87	$1.79	$1.88	$1.83	$1.25	$1.06	$1.05	$0.85	$0.60
Accumulation unit value at end of period	$2.37	$2.31	$1.87	$1.79	$1.88	$1.83	$1.25	$1.06	$1.05	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	92	125	324	381	419	407	251	243	270	253
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.97	$1.74	$1.64	$1.63	$1.49	$1.24	$1.09	$1.08	$0.97	$0.78
Accumulation unit value at end of period	$1.84	$1.97	$1.74	$1.64	$1.63	$1.49	$1.24	$1.09	$1.08	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	1,121	1,069	919	611	488	513	486	549	572	656
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.61	$0.61	$0.55	$0.72	$0.93	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.52	$0.61	$0.61	$0.55	$0.72	$0.93	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	51	60	112	22	57	11	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.79	$1.49	$1.38	$1.36	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.61	$1.79	$1.49	$1.38	$1.36	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	123	139	143	78	67	34	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.81	$2.29	$2.14	$2.14	$1.88	$1.42	$1.26	$1.21	$1.00	—
Accumulation unit value at end of period	$2.68	$2.81	$2.29	$2.14	$2.14	$1.88	$1.42	$1.26	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	23	24	2	3	1	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.28	$1.85	$1.73	$1.73	$1.52	$1.14	$1.01	$0.97	$0.83	$0.68
Accumulation unit value at end of period	$2.18	$2.28	$1.85	$1.73	$1.73	$1.52	$1.14	$1.01	$0.97	$0.83
Number of accumulation units outstanding at end of period (000 omitted)	63	72	134	171	156	153	121	130	134	142
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.88	$0.91	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.81	$0.89	$0.88	$0.91	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	—	13	23	51	55	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.90	$1.69	$1.75	$1.61	$1.28	$1.14	$1.21	$1.00	—
Accumulation unit value at end of period	$2.00	$2.15	$1.90	$1.69	$1.75	$1.61	$1.28	$1.14	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	46	47	49	49	66	75	47	20	1	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.89	$1.67	$1.48	$1.54	$1.41	$1.12	$0.99	$1.05	$0.91	$0.72
Accumulation unit value at end of period	$1.76	$1.89	$1.67	$1.48	$1.54	$1.41	$1.12	$0.99	$1.05	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	943	1,211	1,549	1,872	2,251	2,535	2,800	3,667	4,185	49,381
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$0.98	$0.89	$0.91	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.09	$0.98	$0.89	$0.91	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	80	52	22	17	29	26	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.00	$0.97	$1.07	$1.11	$1.14	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.14	$1.46	$1.00	$0.97	$1.07	$1.11	$1.14	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	38	25	34	34	33	21	15	15	1	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.02	$1.38	$1.33	$1.47	$1.52	$1.56	$1.31	$1.67	$1.40	$0.81
Accumulation unit value at end of period	$1.57	$2.02	$1.38	$1.33	$1.47	$1.52	$1.56	$1.31	$1.67	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	595	695	809	912	1,007	1,084	1,152	1,312	1,289	6,199
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.99	$0.94	$0.96	$1.04	$1.04	$1.14	$1.08	$1.04	$1.00	—
Accumulation unit value at end of period	$0.93	$0.99	$0.94	$0.96	$1.04	$1.04	$1.14	$1.08	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	134	132	108	104	90	121	136	81	50	—

22	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.22	$1.16	$1.19	$1.28	$1.28	$1.40	$1.32	$1.27	$1.20	$1.09
Accumulation unit value at end of period	$1.14	$1.22	$1.16	$1.19	$1.28	$1.28	$1.40	$1.32	$1.27	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	400	508	638	722	774	973	1,503	1,639	1,897	21,067
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.95	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00	$1.00	—
Accumulation unit value at end of period	$0.94	$0.94	$0.95	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	303	145	104	114	57	42	57	69	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.00	$1.00	$1.01	$1.02	$1.03	$1.04	$1.05	$1.05	$1.06	$1.07
Accumulation unit value at end of period	$1.00	$1.00	$1.00	$1.01	$1.02	$1.03	$1.04	$1.05	$1.05	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	1,376	1,213	1,545	1,403	1,048	1,244	1,527	2,527	2,560	4,369
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.59	$1.51	$1.37	$1.40	$1.36	$1.30	$1.13	$1.08	$1.00	—
Accumulation unit value at end of period	$1.52	$1.59	$1.51	$1.37	$1.40	$1.36	$1.30	$1.13	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	165	162	125	125	123	139	123	47	13	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.05	$1.94	$1.76	$1.79	$1.74	$1.66	$1.44	$1.38	$1.22	$0.80
Accumulation unit value at end of period	$1.95	$2.05	$1.94	$1.76	$1.79	$1.74	$1.66	$1.44	$1.38	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	334	518	576	671	653	781	873	765	889	805
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.56	$1.48	$1.35	$1.37	$1.34	$1.28	$1.13	$1.07	$1.00	—
Accumulation unit value at end of period	$1.48	$1.56	$1.48	$1.35	$1.37	$1.34	$1.28	$1.13	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	74	63	62	714	717	877	67	67	42	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.01	$1.90	$1.73	$1.76	$1.71	$1.65	$1.45	$1.37	$1.22	$0.87
Accumulation unit value at end of period	$1.91	$2.01	$1.90	$1.73	$1.76	$1.71	$1.65	$1.45	$1.37	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	649	758	932	591	694	828	1,286	1,546	1,582	28,173
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.22	$1.19	$1.15	$1.16	$1.11	$1.14	$1.07	$1.02	$1.00	—
Accumulation unit value at end of period	$1.21	$1.22	$1.19	$1.15	$1.16	$1.11	$1.14	$1.07	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	121	121	114	108	96	142	204	118	47	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.48	$1.44	$1.39	$1.40	$1.34	$1.38	$1.30	$1.22	$1.14	$1.00
Accumulation unit value at end of period	$1.47	$1.48	$1.44	$1.39	$1.40	$1.34	$1.38	$1.30	$1.22	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	1,292	1,534	2,080	2,091	2,293	3,020	5,137	5,199	5,798	65,945
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.75	$2.17	$2.17	$2.01	$1.78	$1.38	$1.16	$1.21	$1.00	—
Accumulation unit value at end of period	$2.62	$2.75	$2.17	$2.17	$2.01	$1.78	$1.38	$1.16	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	10	10	38	8	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.37	$1.86	$1.86	$1.72	$1.52	$1.18	$0.99	$1.03	$0.89	$0.65
Accumulation unit value at end of period	$2.25	$2.37	$1.86	$1.86	$1.72	$1.52	$1.18	$0.99	$1.03	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	116	135	301	352	352	308	337	190	242	240
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.38	$1.98	$1.79	$1.79	$1.60	$1.22	$1.07	$1.06	$0.93	$0.74
Accumulation unit value at end of period	$2.25	$2.38	$1.98	$1.79	$1.79	$1.60	$1.22	$1.07	$1.06	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	676	590	538	454	323	332	260	553	512	239
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.09	$1.04	$1.08	$1.08	$1.08	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.09	$1.10	$1.09	$1.04	$1.08	$1.08	$1.08	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	779	928	596	344	2,111	116	12	12	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.10	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.10	$1.00	$0.98	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	103	121	143	19	8	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.72	$1.70	$1.62	$1.53	$1.18	$1.07	$1.27	$1.00	—
Accumulation unit value at end of period	$1.97	$2.09	$1.72	$1.70	$1.62	$1.53	$1.18	$1.07	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	3	4	4	4	4	4	4	4	1	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.34	$1.92	$1.90	$1.81	$1.70	$1.31	$1.19	$1.41	$1.13	$0.70
Accumulation unit value at end of period	$2.21	$2.34	$1.92	$1.90	$1.81	$1.70	$1.31	$1.19	$1.41	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	21	19	40	54	50	42	75	83	91	108

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	23

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$2.16	$1.92	$2.04	$1.83	$1.34	$1.15	$1.26	$1.00	—
Accumulation unit value at end of period	$2.09	$2.43	$2.16	$1.92	$2.04	$1.83	$1.34	$1.15	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	29	36	40	40	40	44	47	40	36	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.20	$1.96	$1.73	$1.84	$1.65	$1.21	$1.03	$1.14	$0.93	$0.67
Accumulation unit value at end of period	$1.89	$2.20	$1.96	$1.73	$1.84	$1.65	$1.21	$1.03	$1.14	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	144	195	269	347	433	479	462	556	657	3,436
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.61	$1.28	$1.38	$1.32	$1.46	$1.21	$1.04	$1.19	$1.00	—
Accumulation unit value at end of period	$1.33	$1.61	$1.28	$1.38	$1.32	$1.46	$1.21	$1.04	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	30	35	27	22	22	18	21	12	3	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.50	$1.19	$1.27	$1.22	$1.35	$1.11	$0.95	$1.10	$0.97	$0.77
Accumulation unit value at end of period	$1.24	$1.50	$1.19	$1.27	$1.22	$1.35	$1.11	$0.95	$1.10	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	274	306	429	169	167	148	142	296	158	143
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.76	$2.31	$1.95	$2.07	$1.88	$1.37	$1.17	$1.20	$1.00	—
Accumulation unit value at end of period	$2.40	$2.76	$2.31	$1.95	$2.07	$1.88	$1.37	$1.17	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	2	—	—	8	51	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.37	$1.98	$1.67	$1.77	$1.60	$1.17	$1.00	$1.03	$0.86	$0.69
Accumulation unit value at end of period	$2.06	$2.37	$1.98	$1.67	$1.77	$1.60	$1.17	$1.00	$1.03	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	88	114	130	151	184	167	207	200	201	46
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$2.24	$1.99	$2.08	$1.98	$1.35	$1.15	$1.27	$1.00	—
Accumulation unit value at end of period	$2.15	$2.49	$2.24	$1.99	$2.08	$1.98	$1.35	$1.15	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	2	4	4	4	4	4	4	4	4	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.27	$2.04	$1.81	$1.89	$1.79	$1.22	$1.04	$1.15	$0.92	$0.66
Accumulation unit value at end of period	$1.97	$2.27	$2.04	$1.81	$1.89	$1.79	$1.22	$1.04	$1.15	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	32	32	125	135	153	158	37	57	57	39
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.18	$1.13	$1.04	$1.07	$1.04	$1.05	$0.95	$1.00	—	—
Accumulation unit value at end of period	$1.17	$1.18	$1.13	$1.04	$1.07	$1.04	$1.05	$0.95	—	—
Number of accumulation units outstanding at end of period (000 omitted)	76	76	62	46	22	57	116	52	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$2.12	$1.82	$1.97	$1.93	$1.44	$1.22	$1.29	$1.00	—
Accumulation unit value at end of period	$1.97	$2.32	$2.12	$1.82	$1.97	$1.93	$1.44	$1.22	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	27	29	51	24	29	33	32	28	21	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.05	$1.03	$1.03	$0.98	$1.01	$1.01	$1.00	$1.00	—
Accumulation unit value at end of period	$1.08	$1.07	$1.05	$1.03	$1.03	$0.98	$1.01	$1.01	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	64	64	65	65	65	104	104	47	13	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.19	$1.16	$1.14	$1.14	$1.09	$1.12	$1.11	$1.10	$1.08	$1.03
Accumulation unit value at end of period	$1.20	$1.19	$1.16	$1.14	$1.14	$1.09	$1.12	$1.11	$1.10	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	284	308	388	531	581	847	1,314	1,875	1,695	1,227
Credit Suisse Trust – Commodity Return Strategy Portfolio (7/24/2006)
Accumulation unit value at beginning of period	$0.53	$0.53	$0.47	$0.64	$0.78	$0.87	$0.90	$1.04	$0.90	$0.76
Accumulation unit value at end of period	$0.46	$0.53	$0.53	$0.47	$0.64	$0.78	$0.87	$0.90	$1.04	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	403	415	476	448	582	645	646	751	720	677
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.14	$1.11	$1.12	$1.07	$1.11	$1.07	$1.00	$1.00	—
Accumulation unit value at end of period	$1.15	$1.18	$1.14	$1.11	$1.12	$1.07	$1.11	$1.07	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	71	71	63	66	68	67	56	57	50	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.27	$1.32	$1.34	$1.45	$1.21	$1.01	$1.17	$1.00	—
Accumulation unit value at end of period	$1.27	$1.53	$1.27	$1.32	$1.34	$1.45	$1.21	$1.01	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	3	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.90	$0.99	$1.00	$1.11	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	80	88	108	69	31	21	—	—	—	—

24	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.23	$1.14	$1.17	$1.09	$1.16	$1.11	$1.02	$1.00	—
Accumulation unit value at end of period	$1.23	$1.24	$1.23	$1.14	$1.17	$1.09	$1.16	$1.11	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	82	82	63	64	70	139	148	58	13	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.45	$1.43	$1.33	$1.36	$1.26	$1.35	$1.29	$1.18	$1.14	$1.08
Accumulation unit value at end of period	$1.43	$1.45	$1.43	$1.33	$1.36	$1.26	$1.35	$1.29	$1.18	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	665	770	918	1,160	1,247	1,549	2,925	3,019	2,940	33,459
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.70	$1.62	$1.56	$1.60	$1.41	$1.38	$1.07	$1.20	$1.00	—
Accumulation unit value at end of period	$1.59	$1.70	$1.62	$1.56	$1.60	$1.41	$1.38	$1.07	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	33	38	48	44	31	21	20	11	5	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$1.16	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18	$1.00	—
Accumulation unit value at end of period	$1.18	$1.44	$1.16	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	77	75	34	33	32	30	32	35	22	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.26	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.26	$1.02	$0.99	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	115	144	42	5	5	5	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.40	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.40	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,150	1,449	1,820	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.89	$2.20	$2.10	$1.92	$1.72	$1.34	$1.19	$1.21	$1.00	—
Accumulation unit value at end of period	$2.79	$2.89	$2.20	$2.10	$1.92	$1.72	$1.34	$1.19	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	5	13	13	13	6	6	6	5	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.65	$2.05	$2.12	$2.02	$1.85	$1.37	$1.22	$1.23	$1.00	—
Accumulation unit value at end of period	$2.60	$2.65	$2.05	$2.12	$2.02	$1.85	$1.37	$1.22	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	13	13	9	9	15	19	19	21	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$1.86	$1.71	$1.72	$1.55	$1.22	$1.11	$1.16	$1.00	—
Accumulation unit value at end of period	$2.01	$2.21	$1.86	$1.71	$1.72	$1.55	$1.22	$1.11	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	2	9	10	10	3	3	3	7	2	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.93	$1.62	$1.49	$1.49	$1.35	$1.06	$0.97	$1.01	$0.91	$0.70
Accumulation unit value at end of period	$1.76	$1.93	$1.62	$1.49	$1.49	$1.35	$1.06	$0.97	$1.01	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	235	280	387	479	593	799	947	1,428	1,540	41,033
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.48	$2.14	$1.89	$1.93	$1.77	$1.31	$1.14	$1.16	$1.00	—
Accumulation unit value at end of period	$2.21	$2.48	$2.14	$1.89	$1.93	$1.77	$1.31	$1.14	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	49	55	57	57	52	53	25	29	25	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$1.97	$1.93	$1.83	$1.72	$1.33	$1.20	$1.24	$1.00	—
Accumulation unit value at end of period	$2.63	$2.59	$1.97	$1.93	$1.83	$1.72	$1.33	$1.20	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	8	21	21	21	22	22	22	20	14	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.66	$1.32	$1.38	$1.43	$1.44	$1.22	$1.07	$1.16	$1.00	—
Accumulation unit value at end of period	$1.33	$1.66	$1.32	$1.38	$1.43	$1.44	$1.22	$1.07	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	32	50	76	71	79	70	65	67	21	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$1.92	$1.70	$1.87	$1.72	$1.36	$1.20	$1.17	$1.00	—
Accumulation unit value at end of period	$1.98	$2.20	$1.92	$1.70	$1.87	$1.72	$1.36	$1.20	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	2	2	2	5	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.07	$1.05	$1.06	$1.02	$1.06	$1.05	$1.00	$1.00	—
Accumulation unit value at end of period	$1.08	$1.09	$1.07	$1.05	$1.06	$1.02	$1.06	$1.05	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	40	35	31	32	35	34	28	27	24	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.68	$2.34	$1.96	$1.97	$1.78	$1.32	$1.14	$1.23	$1.00	—
Accumulation unit value at end of period	$2.38	$2.68	$2.34	$1.96	$1.97	$1.78	$1.32	$1.14	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	26	25	19	11	7	13	7	8	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	25

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.67	$2.32	$1.94	$1.96	$1.76	$1.31	$1.13	$1.21	$1.00	$0.74
Accumulation unit value at end of period	$2.38	$2.67	$2.32	$1.94	$1.96	$1.76	$1.31	$1.13	$1.21	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	92	85	80	80	70	78	110	90	42	25
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.00	$1.00	$1.01	$1.01	$1.03	$1.02	$1.00	$1.00	—
Accumulation unit value at end of period	$1.00	$1.00	$1.00	$1.00	$1.01	$1.01	$1.03	$1.02	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	543	558	567	431	312	4	2	5	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.27	$1.87	$1.82	$1.90	$1.75	$1.38	$1.20	$1.19	$1.00	—
Accumulation unit value at end of period	$2.17	$2.27	$1.87	$1.82	$1.90	$1.75	$1.38	$1.20	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	16	15	16	16	18	20	11	3	—	—
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.41	$1.12	$1.20	$1.20	$1.24	$1.07	$0.88	$1.04	$0.95	$0.77
Accumulation unit value at end of period	$1.18	$1.41	$1.12	$1.20	$1.20	$1.24	$1.07	$0.88	$1.04	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	18	51	87	119	167	194	94	112	107	133
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$0.99	$0.95	$1.02	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$1.05	$0.99	$0.95	$1.02	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	37	32	55	61	42	20	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (7/24/2006)
Accumulation unit value at beginning of period	$1.39	$1.36	$1.26	$1.28	$1.29	$1.25	$1.17	$1.15	$1.07	$0.75
Accumulation unit value at end of period	$1.38	$1.39	$1.36	$1.26	$1.28	$1.29	$1.25	$1.17	$1.15	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	669	792	1,074	1,133	1,228	1,567	1,404	1,593	1,698	17,103
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.35	$1.95	$1.83	$1.84	$1.66	$1.28	$1.11	$1.15	$0.99	$0.74
Accumulation unit value at end of period	$2.18	$2.35	$1.95	$1.83	$1.84	$1.66	$1.28	$1.11	$1.15	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	1,616	2,016	2,744	3,404	3,620	4,019	4,288	4,252	4,934	12,509
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.49	$2.09	$1.88	$1.93	$1.83	$1.36	$1.20	$1.35	$1.06	$0.77
Accumulation unit value at end of period	$2.11	$2.49	$2.09	$1.88	$1.93	$1.83	$1.36	$1.20	$1.35	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	1,030	1,313	1,664	2,047	2,182	2,422	2,667	2,856	3,483	12,950
Fidelity® VIP Overseas Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.50	$1.16	$1.24	$1.21	$1.33	$1.03	$0.86	$1.05	$0.94	$0.75
Accumulation unit value at end of period	$1.26	$1.50	$1.16	$1.24	$1.21	$1.33	$1.03	$0.86	$1.05	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	353	446	608	735	946	980	781	959	986	970
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.05	$0.98	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.12	$1.05	$0.98	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	264	230	134	151	660	2,093	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.16	$1.06	$1.06	$1.06	$0.93	$0.92	$0.73	$0.78	$0.65	$0.55
Accumulation unit value at end of period	$1.07	$1.16	$1.06	$1.06	$1.06	$0.93	$0.92	$0.73	$0.78	$0.65
Number of accumulation units outstanding at end of period (000 omitted)	425	547	804	881	1,142	1,218	1,097	862	887	673
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.16	$1.02	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.26	$1.16	$1.02	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	140	140	123	231	1,421	580	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.76	$1.63	$1.42	$1.51	$1.42	$1.12	$0.98	$1.00	$0.91	$0.73
Accumulation unit value at end of period	$1.58	$1.76	$1.63	$1.42	$1.51	$1.42	$1.12	$0.98	$1.00	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	526	647	820	1,021	1,153	1,263	1,385	1,583	2,008	2,267
Franklin Small Cap Value VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.35	$2.14	$1.66	$1.80	$1.81	$1.34	$1.14	$1.20	$0.94	$0.73
Accumulation unit value at end of period	$2.03	$2.35	$2.14	$1.66	$1.80	$1.81	$1.34	$1.14	$1.20	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	377	482	612	891	1,204	1,314	1,364	1,289	1,389	1,361
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.91	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.95	$0.91	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	—	—	—	—	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.28	$1.85	$1.69	$1.70	$1.48	$1.08	$0.95	$0.92	$0.83	$0.69
Accumulation unit value at end of period	$2.12	$2.28	$1.85	$1.69	$1.70	$1.48	$1.08	$0.95	$0.92	$0.83
Number of accumulation units outstanding at end of period (000 omitted)	206	219	338	369	383	405	378	330	330	334

26	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.90	$1.51	$1.49	$1.44	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.81	$1.90	$1.51	$1.49	$1.44	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	47	78	89	102	126	132	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.08	$0.98	$1.03	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.18	$1.08	$0.98	$1.03	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	76	83	112	21	52	78	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.13	$1.83	$1.58	$1.69	$1.57	$1.16	$0.99	$1.02	$0.89	$0.70
Accumulation unit value at end of period	$1.85	$2.13	$1.83	$1.58	$1.69	$1.57	$1.16	$0.99	$1.02	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	261	287	333	418	439	690	624	906	983	12,830
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.92	$1.78	$1.57	$1.56	$1.39	$1.08	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.75	$1.92	$1.78	$1.57	$1.56	$1.39	$1.08	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	298	365	439	405	427	453	456	525	—	—
Invesco V.I. Health Care Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.30	$2.01	$2.29	$2.25	$1.90	$1.37	$1.14	$1.11	$1.07	$0.84
Accumulation unit value at end of period	$2.29	$2.30	$2.01	$2.29	$2.25	$1.90	$1.37	$1.14	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	184	222	391	495	418	424	484	527	590	568
Invesco V.I. International Growth Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.73	$1.43	$1.45	$1.50	$1.51	$1.28	$1.12	$1.22	$1.09	$0.82
Accumulation unit value at end of period	$1.46	$1.73	$1.43	$1.45	$1.50	$1.51	$1.28	$1.12	$1.22	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	417	527	808	901	666	698	611	858	976	15,690
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.71	$1.41	$1.42	$1.41	$1.32	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.60	$1.71	$1.41	$1.42	$1.41	$1.32	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	100	179	240	350	364	428	466	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$0.99	$1.03	$1.13	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.16	$0.99	$1.03	$1.13	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	43	28	38	55	78	62	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.03	$1.01	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.05	$1.03	$1.01	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15	64	107	84	103	12	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$2.00	$1.58	$1.59	$1.53	$1.37	$1.06	$0.90	$0.97	$0.85	$0.63
Accumulation unit value at end of period	$1.93	$2.00	$1.58	$1.59	$1.53	$1.37	$1.06	$0.90	$0.97	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	356	485	661	848	1,054	1,274	1,649	2,266	2,566	42,014
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.38	$1.16	$1.13	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.38	$1.16	$1.13	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	19	31	31	—	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.30	$1.03	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.30	$1.30	$1.03	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	376	420	630	749	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/24/2006)
Accumulation unit value at beginning of period	$2.33	$2.05	$1.86	$2.20	$1.97	$1.65	$1.47	$1.40	$1.24	$0.94
Accumulation unit value at end of period	$2.33	$2.33	$2.05	$1.86	$2.20	$1.97	$1.65	$1.47	$1.40	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	279	333	427	497	611	704	827	920	1,037	951
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.53	$1.40	$1.37	$1.40	$1.24	$1.22	$0.95	$1.06	$0.88	$0.63
Accumulation unit value at end of period	$1.39	$1.53	$1.40	$1.37	$1.40	$1.24	$1.22	$0.95	$1.06	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	271	358	568	682	648	761	715	780	754	6,451
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.37	$1.73	$1.91	$2.05	$2.03	$1.49	$1.38	$1.50	$1.15	$0.74
Accumulation unit value at end of period	$2.60	$2.37	$1.73	$1.91	$2.05	$2.03	$1.49	$1.38	$1.50	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	62	88	152	200	257	261	308	366	325	258

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	27

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Neuberger Berman AMT International Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$1.47	$1.17	$1.20	$1.19	$1.24	$1.06	$0.91	$1.04	$0.86	$0.65
Accumulation unit value at end of period	$1.21	$1.47	$1.17	$1.20	$1.19	$1.24	$1.06	$0.91	$1.04	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	112	104	271	263	168	204	284	394	403	8,659
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$2.34	$1.99	$1.83	$1.86	$1.70	$1.25	$1.14	$1.19	$0.97	$0.75
Accumulation unit value at end of period	$2.18	$2.34	$1.99	$1.83	$1.86	$1.70	$1.25	$1.14	$1.19	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	56	99	113	127	162	224	203	175	141	98
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.97	$0.91	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.97	$0.91	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	33	22	8	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.64	$1.66	$1.62	$1.60	$1.27	$1.06	$1.17	$1.02	$0.74
Accumulation unit value at end of period	$1.91	$2.22	$1.64	$1.66	$1.62	$1.60	$1.27	$1.06	$1.17	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	311	402	518	668	862	944	904	1,019	1,049	1,088
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$1.57	$1.50	$1.42	$1.47	$1.45	$1.46	$1.30	$1.31	$1.15	$0.98
Accumulation unit value at end of period	$1.49	$1.57	$1.50	$1.42	$1.47	$1.45	$1.46	$1.30	$1.31	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	1,125	1,286	1,573	2,088	2,682	4,677	4,369	4,659	5,313	39,107
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Fund®/VA, Service Shares* (4/28/2017)
Accumulation unit value at beginning of period	$1.08	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.08	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	134	337	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.45	$2.17	$1.86	$2.00	$1.80	$1.29	$1.11	$1.15	$0.94	$0.69
Accumulation unit value at end of period	$2.17	$2.45	$2.17	$1.86	$2.00	$1.80	$1.29	$1.11	$1.15	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	167	230	258	303	286	316	340	364	427	499
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/24/2006)
Accumulation unit value at beginning of period	$1.63	$1.45	$1.29	$1.44	$1.44	$1.45	$1.28	$1.26	$1.13	$0.94
Accumulation unit value at end of period	$1.53	$1.63	$1.45	$1.29	$1.44	$1.44	$1.45	$1.28	$1.26	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	611	703	834	1,087	1,453	2,122	2,816	2,795	2,528	23,718
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	32	32	10	20	3	3	3	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.01	$0.99	$1.00	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.04	$1.01	$0.99	$1.00	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	110	91	86	40	40	20	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.94	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.97	$0.96	$0.94	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	171	173	169	196	169	47	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.79	$0.54	$0.71	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.73	$0.87	$0.79	$0.54	$0.71	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	122	106	30	23	28	28	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.86	$1.57	$1.50	$1.52	$1.46	$1.22	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.68	$1.86	$1.57	$1.50	$1.52	$1.46	$1.22	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	9,692	10,775	12,479	14,383	14,525	16,639	14,124	13,318	4,063	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.86	$1.58	$1.50	$1.53	$1.46	$1.22	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.68	$1.86	$1.58	$1.50	$1.53	$1.46	$1.22	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	10,914	13,321	16,673	18,427	20,503	28,537	32,697	38,062	38,056	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.80	$1.38	$1.40	$1.43	$1.51	$1.25	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.47	$1.80	$1.38	$1.40	$1.43	$1.51	$1.25	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	64	68	56	52	62	62	60	39	21	—

28	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.30	$1.22	$1.19	$1.20	$1.17	$1.14	$1.07	$1.05	$1.00	—
Accumulation unit value at end of period	$1.25	$1.30	$1.22	$1.19	$1.20	$1.17	$1.14	$1.07	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	6,073	6,442	7,327	7,279	7,504	9,027	12,696	11,924	2,392	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.30	$1.22	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	$1.00	—
Accumulation unit value at end of period	$1.25	$1.30	$1.22	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	8,818	12,197	19,632	17,327	17,214	23,394	38,206	42,300	29,947	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	13	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	10	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$1.02	$1.04	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.04	$1.02	$1.04	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	752	766	1,015	952	609	290	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.15	$1.04	$1.02	$1.05	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.15	$1.04	$1.02	$1.05	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,509	3,057	3,742	2,639	2,852	739	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.23	$1.05	$1.03	$1.07	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.12	$1.23	$1.05	$1.03	$1.07	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	55,493	65,260	72,631	78,901	72,940	29,502	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.19	$1.05	$1.03	$1.06	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.19	$1.05	$1.03	$1.06	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	37,949	45,557	50,151	51,457	54,126	24,449	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.48	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	70,595	71,022	74,199	75,641	77,343	80,414	81,743	64,312	26,271	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.48	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	150,160	176,858	204,097	226,393	244,975	258,461	267,004	260,157	274,743	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.58	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	38,248	43,548	48,711	53,188	55,428	61,207	58,700	50,434	21,613	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.59	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	46,312	57,151	69,769	82,745	90,057	125,022	140,113	157,906	171,003	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.43	$1.31	$1.27	$1.29	$1.24	$1.17	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.36	$1.43	$1.31	$1.27	$1.29	$1.24	$1.17	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	11,972	13,218	13,500	14,114	15,657	17,601	21,652	15,493	6,340	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.43	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.36	$1.43	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	26,236	32,517	37,740	43,141	48,921	58,430	75,889	72,637	73,389	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.12	$1.11	$1.11	$1.07	$1.10	$1.06	$1.01	$1.00	—
Accumulation unit value at end of period	$1.14	$1.15	$1.12	$1.11	$1.11	$1.07	$1.10	$1.06	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	72	26	21	3	3	9	1	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$1.90	$1.80	$1.92	$1.94	$1.40	$1.27	$1.29	$1.00	—
Accumulation unit value at end of period	$2.10	$2.23	$1.90	$1.80	$1.92	$1.94	$1.40	$1.27	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	1	1	2	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	29

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.97	$1.59	$1.77	$1.75	$1.31	$1.17	$1.23	$1.00	—
Accumulation unit value at end of period	$1.79	$2.09	$1.97	$1.59	$1.77	$1.75	$1.31	$1.17	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	39	39	43	43	44	48	57	59	20	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.12	$2.00	$1.61	$1.79	$1.77	$1.32	$1.17	$1.24	$1.00	$0.74
Accumulation unit value at end of period	$1.82	$2.12	$2.00	$1.61	$1.79	$1.77	$1.32	$1.17	$1.24	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	180	203	289	337	448	597	755	1,091	1,224	23,507
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.01	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.11	$1.01	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	176	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,635	1,643	436	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.12	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,108	257	225	—	—	—	—	—	—	—
Wanger International (7/24/2006)
Accumulation unit value at beginning of period	$2.12	$1.61	$1.64	$1.65	$1.75	$1.44	$1.19	$1.41	$1.14	$0.77
Accumulation unit value at end of period	$1.73	$2.12	$1.61	$1.64	$1.65	$1.75	$1.44	$1.19	$1.41	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	536	724	815	1,044	1,266	1,411	1,543	1,820	1,927	12,174
Wanger USA (7/24/2006)
Accumulation unit value at beginning of period	$2.50	$2.11	$1.87	$1.90	$1.83	$1.38	$1.16	$1.21	$0.99	$0.70
Accumulation unit value at end of period	$2.44	$2.50	$2.11	$1.87	$1.90	$1.83	$1.38	$1.16	$1.21	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	546	888	1,201	1,605	1,582	1,739	1,938	2,126	2,399	10,440
Wells Fargo VT International Equity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.40	$1.14	$1.11	$1.10	$1.17	$0.99	$0.88	$1.02	$0.88	$0.77
Accumulation unit value at end of period	$1.15	$1.40	$1.14	$1.11	$1.10	$1.17	$0.99	$0.88	$1.02	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	305	356	254	301	303	397	495	830	982	19,736
Wells Fargo VT Opportunity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.54	$2.13	$1.91	$1.99	$1.82	$1.40	$1.22	$1.31	$1.06	$0.73
Accumulation unit value at end of period	$2.34	$2.54	$2.13	$1.91	$1.99	$1.82	$1.40	$1.22	$1.31	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	134	175	186	241	298	330	331	351	69	79
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.86	$2.29	$2.15	$2.23	$2.29	$1.54	$1.44	$1.52	$1.21	$0.80
Accumulation unit value at end of period	$2.87	$2.86	$2.29	$2.15	$2.23	$2.29	$1.54	$1.44	$1.52	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	140	220	275	314	345	370	454	531	596	486
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.06	$0.92	$0.99	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.14	$1.06	$0.92	$0.99	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19	25	32	25	40	—	—	—	—	—

Variable account charges of 0.95% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.10	$1.08	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.25	$1.10	$1.08	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	99	41	36	26	23	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.81	$1.34	$1.37	$1.35	$1.30	$1.07	$0.95	$1.25	$1.07	$0.70
Accumulation unit value at end of period	$1.62	$1.81	$1.34	$1.37	$1.35	$1.30	$1.07	$0.95	$1.25	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	44	53	78	84	73	82	90	114	178	330
AB VPS Growth and Income Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.39	$2.03	$1.85	$1.84	$1.70	$1.27	$1.10	$1.04	$0.93	$0.78
Accumulation unit value at end of period	$2.23	$2.39	$2.03	$1.85	$1.84	$1.70	$1.27	$1.10	$1.04	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	609	663	730	921	1,096	1,262	1,374	1,662	2,011	2,557
AB VPS International Value Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.08	$1.68	$1.71	$1.69	$1.82	$1.50	$1.32	$1.66	$1.61	$1.21
Accumulation unit value at end of period	$1.59	$2.08	$1.68	$1.71	$1.69	$1.82	$1.50	$1.32	$1.66	$1.61
Number of accumulation units outstanding at end of period (000 omitted)	655	749	937	1,154	1,378	1,516	1,774	2,344	3,170	4,591

30	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.96	$2.27	$2.24	$2.04	$1.81	$1.33	$1.16	$1.21	$1.00	—
Accumulation unit value at end of period	$3.00	$2.96	$2.27	$2.24	$2.04	$1.81	$1.33	$1.16	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	186	162	97	75	29	8	8	8	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.73	$1.18	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$0.99	$1.01	$0.73	$1.18	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	563	568	774	398	327	35	—	—	—	—
American Century VP International, Class I (9/29/2000)
Accumulation unit value at beginning of period	$1.40	$1.07	$1.15	$1.15	$1.23	$1.01	$0.84	$0.97	$0.86	$0.65
Accumulation unit value at end of period	$1.17	$1.40	$1.07	$1.15	$1.15	$1.23	$1.01	$0.84	$0.97	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	117	119	146	161	208	213	236	319	409	559
American Century VP International, Class II (8/13/2001)
Accumulation unit value at beginning of period	$1.91	$1.48	$1.58	$1.58	$1.70	$1.40	$1.17	$1.34	$1.20	$0.91
Accumulation unit value at end of period	$1.61	$1.91	$1.48	$1.58	$1.58	$1.70	$1.40	$1.17	$1.34	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	173	204	239	275	344	417	535	596	758	1,017
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$2.24	$2.03	$1.67	$1.71	$1.49	$1.16	$1.00	$1.02	$0.87	$0.67
Accumulation unit value at end of period	$1.93	$2.24	$2.03	$1.67	$1.71	$1.49	$1.16	$1.00	$1.02	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	168	271	376	430	491	494	493	522	644	1,306
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.47	$1.89	$1.83	$1.74	$1.60	$1.18	$1.05	$1.05	$0.91	$0.69
Accumulation unit value at end of period	$2.46	$2.47	$1.89	$1.83	$1.74	$1.60	$1.18	$1.05	$1.05	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	100	123	228	269	308	320	337	346	403	473
American Century VP Value, Class I (9/29/2000)
Accumulation unit value at beginning of period	$3.56	$3.31	$2.77	$2.91	$2.60	$1.99	$1.75	$1.75	$1.56	$1.31
Accumulation unit value at end of period	$3.20	$3.56	$3.31	$2.77	$2.91	$2.60	$1.99	$1.75	$1.75	$1.56
Number of accumulation units outstanding at end of period (000 omitted)	82	91	155	179	190	196	204	249	363	421
American Century VP Value, Class II (8/13/2001)
Accumulation unit value at beginning of period	$2.85	$2.65	$2.23	$2.34	$2.10	$1.61	$1.42	$1.42	$1.27	$1.07
Accumulation unit value at end of period	$2.56	$2.85	$2.65	$2.23	$2.34	$2.10	$1.61	$1.42	$1.42	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	1,221	1,402	1,716	1,888	2,054	2,081	2,288	2,765	3,380	3,565
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.19	$1.15	$1.18	$1.17	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.34	$1.19	$1.15	$1.18	$1.17	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	624	657	638	888	670	604	119	—	—	—
Calvert VP SRI Balanced Portfolio – Class I (9/29/2000)
Accumulation unit value at beginning of period	$1.68	$1.51	$1.41	$1.46	$1.34	$1.15	$1.05	$1.01	$0.91	$0.74
Accumulation unit value at end of period	$1.62	$1.68	$1.51	$1.41	$1.46	$1.34	$1.15	$1.05	$1.01	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	117	124	270	363	373	422	514	656	743	1,174
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.28	$1.86	$1.77	$1.87	$1.81	$1.24	$1.05	$1.05	$0.85	$0.60
Accumulation unit value at end of period	$2.34	$2.28	$1.86	$1.77	$1.87	$1.81	$1.24	$1.05	$1.05	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	1	9	17	29	43	131	61	62	25	33
Columbia Variable Portfolio – Balanced Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.91	$1.68	$1.59	$1.58	$1.45	$1.21	$1.07	$1.05	$0.94	$0.77
Accumulation unit value at end of period	$1.78	$1.91	$1.68	$1.59	$1.58	$1.45	$1.21	$1.07	$1.05	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	4,712	3,529	1,507	1,172	714	748	806	952	1,174	1,503
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.61	$0.61	$0.54	$0.72	$0.93	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.52	$0.61	$0.61	$0.54	$0.72	$0.93	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	363	126	35	17	83	2	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.78	$1.48	$1.38	$1.36	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.60	$1.78	$1.48	$1.38	$1.36	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	386	408	300	206	112	31	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.79	$2.27	$2.13	$2.13	$1.87	$1.42	$1.26	$1.21	$1.00	—
Accumulation unit value at end of period	$2.66	$2.79	$2.27	$2.13	$2.13	$1.87	$1.42	$1.26	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	142	89	100	92	76	6	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.72	$1.40	$1.31	$1.31	$1.15	$0.87	$0.77	$0.74	$0.64	$0.52
Accumulation unit value at end of period	$1.64	$1.72	$1.40	$1.31	$1.31	$1.15	$0.87	$0.77	$0.74	$0.64
Number of accumulation units outstanding at end of period (000 omitted)	1,046	1,212	1,414	1,682	1,972	2,316	2,926	3,385	4,208	5,331

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	31

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$0.89	$0.87	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	20	11	14	14	14	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$1.89	$1.68	$1.75	$1.61	$1.28	$1.14	$1.21	$1.00	—
Accumulation unit value at end of period	$1.99	$2.13	$1.89	$1.68	$1.75	$1.61	$1.28	$1.14	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	224	254	308	257	200	115	15	11	8	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.90	$2.56	$2.28	$2.36	$2.17	$1.73	$1.53	$1.63	$1.41	$1.11
Accumulation unit value at end of period	$2.70	$2.90	$2.56	$2.28	$2.36	$2.17	$1.73	$1.53	$1.63	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	1,482	1,790	2,427	2,785	3,484	3,966	4,629	5,804	7,452	15,846
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$0.98	$0.89	$0.91	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.08	$0.98	$0.89	$0.91	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	328	198	190	117	146	65	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.45	$1.00	$0.96	$1.07	$1.10	$1.14	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.13	$1.45	$1.00	$0.96	$1.07	$1.10	$1.14	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	563	451	374	264	343	215	121	113	28	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$3.75	$2.57	$2.47	$2.74	$2.83	$2.91	$2.44	$3.12	$2.63	$1.52
Accumulation unit value at end of period	$2.91	$3.75	$2.57	$2.47	$2.74	$2.83	$2.91	$2.44	$3.12	$2.63
Number of accumulation units outstanding at end of period (000 omitted)	343	370	457	520	672	809	1,039	1,311	1,541	2,172
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.98	$0.94	$0.96	$1.03	$1.04	$1.13	$1.08	$1.04	$1.00	—
Accumulation unit value at end of period	$0.92	$0.98	$0.94	$0.96	$1.03	$1.04	$1.13	$1.08	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	91	88	100	94	95	115	188	210	47	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.69	$1.62	$1.65	$1.78	$1.78	$1.95	$1.85	$1.78	$1.69	$1.53
Accumulation unit value at end of period	$1.59	$1.69	$1.62	$1.65	$1.78	$1.78	$1.95	$1.85	$1.78	$1.69
Number of accumulation units outstanding at end of period (000 omitted)	641	766	956	1,304	1,548	1,833	2,318	2,690	3,431	7,293
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00	$1.00	—
Accumulation unit value at end of period	$0.94	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	5,075	4,143	3,674	3,446	681	154	71	53	2	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.06	$1.06	$1.07	$1.08	$1.09	$1.10	$1.11	$1.12	$1.13	$1.14
Accumulation unit value at end of period	$1.06	$1.06	$1.06	$1.07	$1.08	$1.09	$1.10	$1.11	$1.12	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,117	2,793	2,164	2,239	2,144	3,134	4,234	6,574	7,460	10,791
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.58	$1.50	$1.36	$1.39	$1.36	$1.29	$1.13	$1.08	$1.00	—
Accumulation unit value at end of period	$1.50	$1.58	$1.50	$1.36	$1.39	$1.36	$1.29	$1.13	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	322	265	246	210	323	227	195	88	7	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.64	$2.51	$2.27	$2.31	$2.25	$2.15	$1.87	$1.79	$1.58	$1.04
Accumulation unit value at end of period	$2.51	$2.64	$2.51	$2.27	$2.31	$2.25	$2.15	$1.87	$1.79	$1.58
Number of accumulation units outstanding at end of period (000 omitted)	749	954	1,274	1,573	1,820	2,053	2,410	2,821	3,661	5,150
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.54	$1.47	$1.34	$1.37	$1.33	$1.28	$1.13	$1.07	$1.00	—
Accumulation unit value at end of period	$1.47	$1.54	$1.47	$1.34	$1.37	$1.33	$1.28	$1.13	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	832	678	412	937	1,032	1,051	112	151	64	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.07	$1.96	$1.79	$1.82	$1.77	$1.70	$1.50	$1.42	$1.27	$0.90
Accumulation unit value at end of period	$1.97	$2.07	$1.96	$1.79	$1.82	$1.77	$1.70	$1.50	$1.42	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	683	860	1,015	905	1,039	1,267	1,655	2,014	2,114	7,874
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.18	$1.14	$1.15	$1.10	$1.14	$1.07	$1.02	$1.00	—
Accumulation unit value at end of period	$1.20	$1.21	$1.18	$1.14	$1.15	$1.10	$1.14	$1.07	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	580	547	337	300	183	229	245	200	78	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.80	$1.75	$1.69	$1.70	$1.63	$1.69	$1.58	$1.50	$1.40	$1.23
Accumulation unit value at end of period	$1.79	$1.80	$1.75	$1.69	$1.70	$1.63	$1.69	$1.58	$1.50	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	2,440	3,103	3,722	4,417	4,902	5,767	7,188	7,795	9,690	24,712

32	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.73	$2.16	$2.15	$2.00	$1.77	$1.38	$1.16	$1.21	$1.00	—
Accumulation unit value at end of period	$2.59	$2.73	$2.16	$2.15	$2.00	$1.77	$1.38	$1.16	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	300	289	115	103	39	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.19	$0.94	$0.94	$0.87	$0.77	$0.60	$0.50	$0.52	$0.45	$0.33
Accumulation unit value at end of period	$1.13	$1.19	$0.94	$0.94	$0.87	$0.77	$0.60	$0.50	$0.52	$0.45
Number of accumulation units outstanding at end of period (000 omitted)	946	1,042	1,342	1,826	1,694	1,731	1,985	2,191	2,489	2,970
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.05	$1.71	$1.55	$1.55	$1.38	$1.06	$0.93	$0.92	$0.81	$0.65
Accumulation unit value at end of period	$1.94	$2.05	$1.71	$1.55	$1.55	$1.38	$1.06	$0.93	$0.92	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	5,236	5,069	3,026	2,192	2,191	1,912	2,325	2,437	3,157	4,108
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.08	$1.03	$1.07	$1.08	$1.07	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.08	$1.09	$1.08	$1.03	$1.07	$1.08	$1.07	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	889	863	741	532	804	172	90	47	4	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.10	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.10	$1.00	$0.98	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	146	375	372	281	218	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$1.70	$1.69	$1.62	$1.52	$1.17	$1.07	$1.27	$1.00	—
Accumulation unit value at end of period	$1.95	$2.07	$1.70	$1.69	$1.62	$1.52	$1.17	$1.07	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	45	59	45	54	42	14	14	13	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (5/1/2001)
Accumulation unit value at beginning of period	$2.47	$2.03	$2.00	$1.92	$1.80	$1.39	$1.26	$1.50	$1.20	$0.74
Accumulation unit value at end of period	$2.32	$2.47	$2.03	$2.00	$1.92	$1.80	$1.39	$1.26	$1.50	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	129	125	144	243	251	301	384	437	488	854
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.41	$2.15	$1.91	$2.03	$1.83	$1.34	$1.14	$1.26	$1.00	—
Accumulation unit value at end of period	$2.07	$2.41	$2.15	$1.91	$2.03	$1.83	$1.34	$1.14	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	154	152	130	127	126	24	24	23	9	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.63	$2.34	$2.07	$2.20	$1.98	$1.45	$1.24	$1.37	$1.13	$0.81
Accumulation unit value at end of period	$2.26	$2.63	$2.34	$2.07	$2.20	$1.98	$1.45	$1.24	$1.37	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	189	280	331	448	559	607	611	695	927	1,532
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.60	$1.27	$1.37	$1.32	$1.46	$1.20	$1.03	$1.19	$1.00	—
Accumulation unit value at end of period	$1.32	$1.60	$1.27	$1.37	$1.32	$1.46	$1.20	$1.03	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	129	166	220	101	71	79	112	109	29	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.35	$1.07	$1.15	$1.10	$1.22	$1.01	$0.86	$1.00	$0.88	$0.70
Accumulation unit value at end of period	$1.11	$1.35	$1.07	$1.15	$1.10	$1.22	$1.01	$0.86	$1.00	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	382	457	502	448	578	734	813	1,154	1,298	1,767
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.74	$2.29	$1.93	$2.06	$1.87	$1.37	$1.17	$1.20	$1.00	—
Accumulation unit value at end of period	$2.38	$2.74	$2.29	$1.93	$2.06	$1.87	$1.37	$1.17	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	38	21	32	33	26	9	9	9	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.56	$2.14	$1.80	$1.91	$1.73	$1.27	$1.08	$1.11	$0.93	$0.75
Accumulation unit value at end of period	$2.22	$2.56	$2.14	$1.80	$1.91	$1.73	$1.27	$1.08	$1.11	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	66	102	113	180	268	290	236	196	127	65
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.23	$1.98	$2.07	$1.97	$1.34	$1.15	$1.27	$1.00	—
Accumulation unit value at end of period	$2.14	$2.47	$2.23	$1.98	$2.07	$1.97	$1.34	$1.15	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	86	69	62	52	56	32	27	29	16	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$2.80	$2.52	$2.23	$2.33	$2.22	$1.51	$1.29	$1.43	$1.14	$0.82
Accumulation unit value at end of period	$2.42	$2.80	$2.52	$2.23	$2.33	$2.22	$1.51	$1.29	$1.43	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	209	232	288	303	358	400	493	515	560	661
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.17	$1.12	$1.04	$1.07	$1.04	$1.05	$0.95	$1.00	—	—
Accumulation unit value at end of period	$1.16	$1.17	$1.12	$1.04	$1.07	$1.04	$1.05	$0.95	—	—
Number of accumulation units outstanding at end of period (000 omitted)	589	528	429	233	239	280	240	130	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	33

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.30	$2.11	$1.81	$1.96	$1.92	$1.44	$1.21	$1.29	$1.00	—
Accumulation unit value at end of period	$1.96	$2.30	$2.11	$1.81	$1.96	$1.92	$1.44	$1.21	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	81	82	86	130	103	55	55	62	38	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.04	$1.03	$1.02	$0.98	$1.01	$1.00	$1.00	$1.00	—
Accumulation unit value at end of period	$1.07	$1.06	$1.04	$1.03	$1.02	$0.98	$1.01	$1.00	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	224	229	221	190	145	175	182	143	17	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (9/29/2000)
Accumulation unit value at beginning of period	$1.36	$1.33	$1.31	$1.30	$1.24	$1.28	$1.27	$1.27	$1.24	$1.19
Accumulation unit value at end of period	$1.37	$1.36	$1.33	$1.31	$1.30	$1.24	$1.28	$1.27	$1.27	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	804	953	1,228	1,295	1,929	2,485	3,143	3,531	4,895	5,800
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.88	$1.01	$0.88	$0.74
Accumulation unit value at end of period	$0.45	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.88	$1.01	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	205	239	293	349	493	563	798	1,106	1,310	1,351
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.13	$1.10	$1.12	$1.06	$1.10	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.14	$1.17	$1.13	$1.10	$1.12	$1.06	$1.10	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	104	79	126	88	97	98	139	84	10	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.26	$1.31	$1.34	$1.45	$1.21	$1.01	$1.17	$1.00	—
Accumulation unit value at end of period	$1.26	$1.52	$1.26	$1.31	$1.34	$1.45	$1.21	$1.01	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	135	150	192	184	135	30	10	10	2	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.90	$0.98	$1.00	$1.11	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	175	220	89	82	107	55	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.22	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02	$1.00	—
Accumulation unit value at end of period	$1.21	$1.24	$1.22	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	905	519	269	215	153	155	137	104	14	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.47	$1.45	$1.35	$1.38	$1.28	$1.37	$1.31	$1.20	$1.16	$1.10
Accumulation unit value at end of period	$1.45	$1.47	$1.45	$1.35	$1.38	$1.28	$1.37	$1.31	$1.20	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	796	1,152	1,347	1,569	1,690	2,189	2,930	3,253	3,615	10,837
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.69	$1.61	$1.55	$1.59	$1.41	$1.38	$1.07	$1.20	$1.00	—
Accumulation unit value at end of period	$1.58	$1.69	$1.61	$1.55	$1.59	$1.41	$1.38	$1.07	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	249	187	187	159	142	92	80	76	23	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.43	$1.15	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18	$1.00	—
Accumulation unit value at end of period	$1.17	$1.43	$1.15	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	445	346	285	210	163	71	68	67	39	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.25	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.25	$1.02	$0.99	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	418	289	167	65	23	9	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.39	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.39	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	851	907	1,902	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.87	$2.18	$2.09	$1.91	$1.72	$1.34	$1.19	$1.21	$1.00	—
Accumulation unit value at end of period	$2.77	$2.87	$2.18	$2.09	$1.91	$1.72	$1.34	$1.19	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	94	76	39	34	37	30	29	27	8	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.63	$2.03	$2.11	$2.01	$1.84	$1.37	$1.22	$1.23	$1.00	—
Accumulation unit value at end of period	$2.58	$2.63	$2.03	$2.11	$2.01	$1.84	$1.37	$1.22	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	66	20	18	17	14	20	8	8	2	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$1.84	$1.70	$1.71	$1.55	$1.22	$1.11	$1.16	$1.00	—
Accumulation unit value at end of period	$1.99	$2.19	$1.84	$1.70	$1.71	$1.55	$1.22	$1.11	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	41	50	60	64	53	54	53	54	6	—

34	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.85	$1.55	$1.43	$1.44	$1.30	$1.02	$0.93	$0.97	$0.88	$0.68
Accumulation unit value at end of period	$1.69	$1.85	$1.55	$1.43	$1.44	$1.30	$1.02	$0.93	$0.97	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	105	131	164	216	247	344	420	560	711	9,462
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.12	$1.88	$1.92	$1.76	$1.31	$1.14	$1.16	$1.00	—
Accumulation unit value at end of period	$2.19	$2.47	$2.12	$1.88	$1.92	$1.76	$1.31	$1.14	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	339	306	282	196	109	58	59	60	30	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.57	$1.96	$1.92	$1.82	$1.72	$1.32	$1.20	$1.24	$1.00	—
Accumulation unit value at end of period	$2.61	$2.57	$1.96	$1.92	$1.82	$1.72	$1.32	$1.20	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	81	61	63	73	82	80	80	77	34	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.64	$1.31	$1.37	$1.42	$1.44	$1.22	$1.07	$1.16	$1.00	—
Accumulation unit value at end of period	$1.32	$1.64	$1.31	$1.37	$1.42	$1.44	$1.22	$1.07	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	400	581	665	611	197	31	24	33	13	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$1.90	$1.69	$1.86	$1.71	$1.35	$1.20	$1.17	$1.00	—
Accumulation unit value at end of period	$1.96	$2.19	$1.90	$1.69	$1.86	$1.71	$1.35	$1.20	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	489	352	215	162	284	162	122	94	6	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.06	$1.05	$1.06	$1.02	$1.06	$1.04	$1.00	$1.00	—
Accumulation unit value at end of period	$1.07	$1.08	$1.06	$1.05	$1.06	$1.02	$1.06	$1.04	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	133	84	63	132	54	46	37	17	1	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.66	$2.32	$1.95	$1.96	$1.77	$1.32	$1.14	$1.23	$1.00	—
Accumulation unit value at end of period	$2.36	$2.66	$2.32	$1.95	$1.96	$1.77	$1.32	$1.14	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	521	349	85	58	50	51	44	45	13	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.79	$2.44	$2.04	$2.06	$1.85	$1.38	$1.19	$1.28	$1.06	$0.78
Accumulation unit value at end of period	$2.49	$2.79	$2.44	$2.04	$2.06	$1.85	$1.38	$1.19	$1.28	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	69	87	86	62	36	33	19	34	38	79
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.99	$1.00	$1.00	$1.01	$1.01	$1.02	$1.02	$1.00	$1.00	—
Accumulation unit value at end of period	$0.99	$0.99	$1.00	$1.00	$1.01	$1.01	$1.02	$1.02	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	830	898	969	748	345	83	109	97	16	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.26	$1.86	$1.81	$1.89	$1.75	$1.38	$1.20	$1.19	$1.00	—
Accumulation unit value at end of period	$2.15	$2.26	$1.86	$1.81	$1.89	$1.75	$1.38	$1.20	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	198	213	173	147	113	54	44	37	13	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	157	126	138	201	223	159	65	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.39	$1.35	$1.25	$1.28	$1.28	$1.25	$1.17	$1.15	$1.07	$0.75
Accumulation unit value at end of period	$1.37	$1.39	$1.35	$1.25	$1.28	$1.28	$1.25	$1.17	$1.15	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	903	962	1,169	1,599	2,009	2,266	1,815	1,961	1,784	5,379
Fidelity® VIP Contrafund® Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.15	$1.78	$1.67	$1.68	$1.52	$1.17	$1.02	$1.06	$0.91	$0.68
Accumulation unit value at end of period	$1.99	$2.15	$1.78	$1.67	$1.68	$1.52	$1.17	$1.02	$1.06	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	3,697	3,336	3,087	3,485	3,674	3,368	3,683	4,126	5,421	7,800
Fidelity® VIP Growth & Income Portfolio Service Class (9/29/2000)
Accumulation unit value at beginning of period	$2.17	$1.88	$1.63	$1.69	$1.55	$1.17	$1.00	$0.99	$0.87	$0.69
Accumulation unit value at end of period	$1.96	$2.17	$1.88	$1.63	$1.69	$1.55	$1.17	$1.00	$0.99	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	267	290	320	410	496	513	607	732	836	1,350
Fidelity® VIP Growth & Income Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.47	$2.13	$1.86	$1.93	$1.77	$1.34	$1.14	$1.14	$1.00	$0.80
Accumulation unit value at end of period	$2.22	$2.47	$2.13	$1.86	$1.93	$1.77	$1.34	$1.14	$1.14	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,038	1,146	1,419	1,522	1,777	1,907	2,217	2,621	3,376	4,356
Fidelity® VIP Mid Cap Portfolio Service Class (9/29/2000)
Accumulation unit value at beginning of period	$4.23	$3.53	$3.18	$3.26	$3.10	$2.30	$2.02	$2.29	$1.80	$1.29
Accumulation unit value at end of period	$3.57	$4.23	$3.53	$3.18	$3.26	$3.10	$2.30	$2.02	$2.29	$1.80
Number of accumulation units outstanding at end of period (000 omitted)	279	293	350	480	530	600	669	772	946	1,299

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	35

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Fidelity® VIP Mid Cap Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$4.49	$3.76	$3.39	$3.48	$3.31	$2.46	$2.17	$2.46	$1.93	$1.39
Accumulation unit value at end of period	$3.79	$4.49	$3.76	$3.39	$3.48	$3.31	$2.46	$2.17	$2.46	$1.93
Number of accumulation units outstanding at end of period (000 omitted)	1,349	1,342	1,368	1,652	1,854	2,084	2,380	3,168	4,193	6,204
Fidelity® VIP Overseas Portfolio Service Class (9/29/2000)
Accumulation unit value at beginning of period	$1.60	$1.24	$1.32	$1.29	$1.42	$1.10	$0.92	$1.12	$1.00	$0.80
Accumulation unit value at end of period	$1.35	$1.60	$1.24	$1.32	$1.29	$1.42	$1.10	$0.92	$1.12	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	97	118	123	152	171	187	220	302	373	500
Fidelity® VIP Overseas Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.06	$1.60	$1.71	$1.67	$1.84	$1.43	$1.20	$1.46	$1.31	$1.05
Accumulation unit value at end of period	$1.74	$2.06	$1.60	$1.71	$1.67	$1.84	$1.43	$1.20	$1.46	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	372	444	512	665	717	773	925	1,200	1,671	2,078
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.05	$0.98	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.05	$0.98	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,783	978	779	556	443	549	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (9/29/2000)
Accumulation unit value at beginning of period	$2.47	$2.25	$2.26	$2.27	$1.99	$1.97	$1.56	$1.67	$1.39	$1.18
Accumulation unit value at end of period	$2.28	$2.47	$2.25	$2.26	$2.27	$1.99	$1.97	$1.56	$1.67	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	400	513	658	735	979	1,103	1,171	1,222	1,626	1,987
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.25	$1.15	$1.02	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	673	652	655	636	616	218	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.28	$2.13	$1.85	$1.97	$1.85	$1.46	$1.29	$1.31	$1.19	$0.96
Accumulation unit value at end of period	$2.06	$2.28	$2.13	$1.85	$1.97	$1.85	$1.46	$1.29	$1.31	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,007	893	1,319	1,314	1,426	1,539	1,632	2,219	2,972	3,424
Franklin Small Cap Value VIP Fund – Class 2 (9/29/2000)
Accumulation unit value at beginning of period	$4.47	$4.08	$3.16	$3.45	$3.46	$2.57	$2.19	$2.29	$1.81	$1.41
Accumulation unit value at end of period	$3.86	$4.47	$4.08	$3.16	$3.45	$3.46	$2.57	$2.19	$2.29	$1.81
Number of accumulation units outstanding at end of period (000 omitted)	577	552	531	585	695	703	764	1,038	1,294	1,730
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (9/29/2000)
Accumulation unit value at beginning of period	$4.44	$4.03	$3.59	$3.98	$3.54	$2.69	$2.29	$2.47	$2.00	$1.51
Accumulation unit value at end of period	$3.94	$4.44	$4.03	$3.59	$3.98	$3.54	$2.69	$2.29	$2.47	$2.00
Number of accumulation units outstanding at end of period (000 omitted)	512	594	736	927	1,076	1,274	1,516	2,011	2,559	3,248
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.94	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	52	49	30	26	18	—	—	—	—	—
Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares (9/29/2000)
Accumulation unit value at beginning of period	$2.99	$2.71	$2.22	$2.28	$2.15	$1.60	$1.44	$1.44	$1.12	$0.88
Accumulation unit value at end of period	$2.71	$2.99	$2.71	$2.22	$2.28	$2.15	$1.60	$1.44	$1.44	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	108	109	117	117	133	145	145	158	198	222
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (9/29/2000)
Accumulation unit value at beginning of period	$2.11	$1.72	$1.56	$1.58	$1.37	$1.01	$0.89	$0.86	$0.77	$0.64
Accumulation unit value at end of period	$1.96	$2.11	$1.72	$1.56	$1.58	$1.37	$1.01	$0.89	$0.86	$0.77
Number of accumulation units outstanding at end of period (000 omitted)	468	562	729	1,128	1,291	1,232	1,429	1,847	2,474	3,364
Invesco V.I. American Franchise Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.92	$1.52	$1.50	$1.44	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.83	$1.92	$1.52	$1.50	$1.44	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	104	108	112	166	170	196	194	—	—	—
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.80	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	328	410	448	500	616	783	968	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.08	$0.97	$1.03	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.17	$1.08	$0.97	$1.03	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	248	282	223	75	57	68	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.28	$1.96	$1.69	$1.82	$1.68	$1.25	$1.06	$1.10	$0.96	$0.75
Accumulation unit value at end of period	$1.98	$2.28	$1.96	$1.69	$1.82	$1.68	$1.25	$1.06	$1.10	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	488	575	669	918	1,060	1,395	1,851	2,111	2,641	5,235

36	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.93	$1.80	$1.58	$1.56	$1.40	$1.08	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.77	$1.93	$1.80	$1.58	$1.56	$1.40	$1.08	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	158	201	251	229	321	389	327	386	—	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.15	$1.88	$2.15	$2.11	$1.78	$1.28	$1.07	$1.05	$1.01	$0.80
Accumulation unit value at end of period	$2.14	$2.15	$1.88	$2.15	$2.11	$1.78	$1.28	$1.07	$1.05	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	66	112	163	179	185	224	227	283	381	432
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.95	$1.60	$1.63	$1.69	$1.70	$1.45	$1.27	$1.38	$1.23	$0.92
Accumulation unit value at end of period	$1.63	$1.95	$1.60	$1.63	$1.69	$1.70	$1.45	$1.27	$1.38	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	466	496	545	553	607	607	625	907	1,139	3,824
Invesco V.I. Mid Cap Growth Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.61	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	150	192	202	155	170	172	190	—	—	—
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.70	$1.41	$1.41	$1.41	$1.32	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.59	$1.70	$1.41	$1.41	$1.41	$1.32	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	17	18	26	103	106	140	160	—	—	—
Invesco V.I. Technology Fund, Series I Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.71	$1.28	$1.30	$1.23	$1.12	$0.90	$0.82	$0.87	$0.72	$0.46
Accumulation unit value at end of period	$1.68	$1.71	$1.28	$1.30	$1.23	$1.12	$0.90	$0.82	$0.87	$0.72
Number of accumulation units outstanding at end of period (000 omitted)	222	214	237	286	319	366	382	383	511	600
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$0.99	$1.02	$1.13	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.16	$0.99	$1.02	$1.13	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	112	93	156	201	201	133	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	336	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Enterprise Portfolio: Service Shares (9/29/2000)
Accumulation unit value at beginning of period	$1.63	$1.29	$1.16	$1.13	$1.02	$0.78	$0.67	$0.69	$0.56	$0.39
Accumulation unit value at end of period	$1.60	$1.63	$1.29	$1.16	$1.13	$1.02	$0.78	$0.67	$0.69	$0.56
Number of accumulation units outstanding at end of period (000 omitted)	234	291	311	315	329	345	448	469	606	679
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.05	$1.02	$1.01	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	309	280	320	327	195	116	—	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (9/29/2000)
Accumulation unit value at beginning of period	$1.46	$1.02	$0.90	$0.87	$0.80	$0.60	$0.51	$0.56	$0.45	$0.29
Accumulation unit value at end of period	$1.46	$1.46	$1.02	$0.90	$0.87	$0.80	$0.60	$0.51	$0.56	$0.45
Number of accumulation units outstanding at end of period (000 omitted)	96	142	151	148	225	286	346	471	655	827
Janus Henderson VIT Overseas Portfolio: Service Shares (9/29/2000)
Accumulation unit value at beginning of period	$1.52	$1.17	$1.27	$1.41	$1.62	$1.43	$1.27	$1.90	$1.53	$0.86
Accumulation unit value at end of period	$1.28	$1.52	$1.17	$1.27	$1.41	$1.62	$1.43	$1.27	$1.90	$1.53
Number of accumulation units outstanding at end of period (000 omitted)	309	403	491	587	664	748	959	1,453	2,114	2,567
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.98	$1.57	$1.58	$1.52	$1.36	$1.05	$0.90	$0.96	$0.85	$0.63
Accumulation unit value at end of period	$1.91	$1.98	$1.57	$1.58	$1.52	$1.36	$1.05	$0.90	$0.96	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	219	201	293	401	391	505	720	880	1,036	9,604
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.38	$1.15	$1.13	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.38	$1.15	$1.13	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21	64	150	90	91	3	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.30	$1.02	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.30	$1.02	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	645	808	899	1,186	—	—	—	—	—	—
MFS® New Discovery Series – Service Class (9/29/2000)
Accumulation unit value at beginning of period	$2.17	$1.73	$1.61	$1.66	$1.81	$1.29	$1.08	$1.22	$0.90	$0.56
Accumulation unit value at end of period	$2.11	$2.17	$1.73	$1.61	$1.66	$1.81	$1.29	$1.08	$1.22	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	201	241	291	378	508	670	728	1,079	1,397	1,422

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	37

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
MFS® Utilities Series – Service Class (8/13/2001)
Accumulation unit value at beginning of period	$3.36	$2.96	$2.69	$3.18	$2.86	$2.40	$2.14	$2.03	$1.80	$1.37
Accumulation unit value at end of period	$3.35	$3.36	$2.96	$2.69	$3.18	$2.86	$2.40	$2.14	$2.03	$1.80
Number of accumulation units outstanding at end of period (000 omitted)	454	485	550	614	809	811	1,076	1,433	1,697	1,909
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.48	$1.36	$1.33	$1.36	$1.21	$1.19	$0.92	$1.04	$0.86	$0.61
Accumulation unit value at end of period	$1.34	$1.48	$1.36	$1.33	$1.36	$1.21	$1.19	$0.92	$1.04	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	151	230	356	422	351	357	396	538	570	1,775
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.02	$1.47	$1.63	$1.75	$1.74	$1.28	$1.19	$1.29	$0.98	$0.63
Accumulation unit value at end of period	$2.21	$2.02	$1.47	$1.63	$1.75	$1.74	$1.28	$1.19	$1.29	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	244	204	239	243	250	300	402	557	566	605
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.27	$1.02	$1.04	$1.04	$1.08	$0.93	$0.79	$0.91	$0.75	$0.57
Accumulation unit value at end of period	$1.05	$1.27	$1.02	$1.04	$1.04	$1.08	$0.93	$0.79	$0.91	$0.75
Number of accumulation units outstanding at end of period (000 omitted)	101	110	217	334	303	372	392	360	381	2,376
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$1.98	$1.83	$1.86	$1.70	$1.25	$1.14	$1.19	$1.00	—
Accumulation unit value at end of period	$2.16	$2.32	$1.98	$1.83	$1.86	$1.70	$1.25	$1.14	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	12	3	3	7	9	17	13	8	1	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.96	$0.91	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	73	69	64	38	5	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.62	$1.94	$1.96	$1.91	$1.89	$1.50	$1.25	$1.38	$1.21	$0.87
Accumulation unit value at end of period	$2.24	$2.62	$1.94	$1.96	$1.91	$1.89	$1.50	$1.25	$1.38	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	688	789	771	849	922	1,037	1,281	1,403	1,548	1,583
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$1.61	$1.54	$1.46	$1.51	$1.49	$1.51	$1.35	$1.35	$1.19	$1.01
Accumulation unit value at end of period	$1.53	$1.61	$1.54	$1.46	$1.51	$1.49	$1.51	$1.35	$1.35	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,523	1,836	2,255	2,903	3,613	5,073	5,873	7,125	9,149	18,400
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.72	$2.41	$2.07	$2.22	$2.01	$1.44	$1.24	$1.28	$1.05	$0.77
Accumulation unit value at end of period	$2.41	$2.72	$2.41	$2.07	$2.22	$2.01	$1.44	$1.24	$1.28	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	450	532	537	531	477	390	423	470	646	732
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.60	$1.43	$1.27	$1.42	$1.42	$1.44	$1.26	$1.25	$1.12	$0.93
Accumulation unit value at end of period	$1.50	$1.60	$1.43	$1.27	$1.42	$1.42	$1.44	$1.26	$1.25	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	658	765	1,116	1,351	1,702	2,309	3,659	3,457	3,057	7,370
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	94	46	47	47	47	69	24	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.00	$0.99	$1.00	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.04	$1.00	$0.99	$1.00	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	781	370	220	272	239	187	—	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$2.54	$2.22	$2.53	$2.37	$1.87	$1.34	$1.10	$1.13	$1.11	$0.89
Accumulation unit value at end of period	$2.50	$2.54	$2.22	$2.53	$2.37	$1.87	$1.34	$1.10	$1.13	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	167	188	243	311	249	284	270	327	391	461
Putnam VT International Equity Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.81	$1.44	$1.49	$1.51	$1.63	$1.28	$1.06	$1.29	$1.19	$0.96
Accumulation unit value at end of period	$1.45	$1.81	$1.44	$1.49	$1.51	$1.63	$1.28	$1.06	$1.29	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	75	79	88	118	138	142	213	294	372	594
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.52	$1.97	$1.84	$1.87	$1.66	$1.23	$1.06	$1.13	$1.00	—
Accumulation unit value at end of period	$2.46	$2.52	$1.97	$1.84	$1.87	$1.66	$1.23	$1.06	$1.13	—
Number of accumulation units outstanding at end of period (000 omitted)	131	70	98	116	148	143	170	233	267	—

38	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Royce Capital Fund – Micro-Cap Portfolio, Investment Class (9/29/2000)
Accumulation unit value at beginning of period	$3.21	$3.08	$2.60	$3.00	$3.14	$2.62	$2.46	$2.82	$2.19	$1.40
Accumulation unit value at end of period	$2.89	$3.21	$3.08	$2.60	$3.00	$3.14	$2.62	$2.46	$2.82	$2.19
Number of accumulation units outstanding at end of period (000 omitted)	60	66	73	115	120	172	185	215	261	307
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.96	$0.94	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.96	$0.96	$0.94	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	662	664	612	544	482	264	—	—	—	—
Third Avenue Value Portfolio (9/29/2000)
Accumulation unit value at beginning of period	$2.79	$2.48	$2.23	$2.47	$2.39	$2.03	$1.61	$2.06	$1.82	$1.27
Accumulation unit value at end of period	$2.20	$2.79	$2.48	$2.23	$2.47	$2.39	$2.03	$1.61	$2.06	$1.82
Number of accumulation units outstanding at end of period (000 omitted)	146	148	192	236	307	350	389	441	542	660
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.79	$0.54	$0.71	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.72	$0.87	$0.79	$0.54	$0.71	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	174	176	65	76	46	9	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.84	$1.56	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.67	$1.84	$1.56	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	5,161	5,652	6,892	7,080	6,981	6,752	5,624	4,473	976	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.84	$1.57	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.67	$1.84	$1.57	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	1,496	1,614	1,984	2,554	2,791	3,108	3,343	4,764	4,986	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.79	$1.37	$1.39	$1.43	$1.50	$1.24	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.46	$1.79	$1.37	$1.39	$1.43	$1.50	$1.24	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	333	279	233	179	130	87	75	81	39	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	$1.00	—
Accumulation unit value at end of period	$1.24	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	5,382	5,922	7,036	5,213	6,461	7,716	11,338	9,044	2,797	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	$1.00	—
Accumulation unit value at end of period	$1.24	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	1,183	1,734	2,462	2,933	3,404	4,697	7,346	7,664	5,748	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,509	337	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,440	763	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.04	$1.02	$1.04	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.12	$1.04	$1.02	$1.04	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15,376	13,478	14,776	6,274	2,793	1,545	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.08	$1.05	$1.08	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.12	$1.18	$1.08	$1.05	$1.08	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35,424	31,244	26,125	18,730	13,568	3,888	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.32	$1.14	$1.11	$1.16	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.32	$1.14	$1.11	$1.16	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	198,177	172,229	147,274	113,712	69,461	26,594	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.19	$1.16	$1.20	$1.16	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.34	$1.19	$1.16	$1.20	$1.16	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	326,083	306,193	287,326	247,127	193,714	130,609	51,139	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.47	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	78,903	89,200	92,098	94,951	93,380	93,636	91,080	71,003	23,480	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	39

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.47	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	18,835	21,666	27,408	33,077	36,500	39,321	44,359	49,913	58,524	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.70	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.57	$1.70	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	27,729	31,597	37,459	37,970	35,428	36,965	35,294	32,460	7,790	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.71	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.57	$1.71	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	7,220	8,894	10,786	12,123	14,329	18,868	20,553	23,909	29,598	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.42	$1.30	$1.27	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.35	$1.42	$1.30	$1.27	$1.28	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	16,812	19,231	20,349	21,397	23,307	27,235	28,147	23,560	7,958	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.42	$1.31	$1.27	$1.28	$1.24	$1.17	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.35	$1.42	$1.31	$1.27	$1.28	$1.24	$1.17	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	4,985	5,790	6,494	8,148	10,319	13,588	16,222	16,640	20,699	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.01	$1.00	—
Accumulation unit value at end of period	$1.13	$1.14	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	202	202	187	116	98	80	52	29	15	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$1.88	$1.79	$1.91	$1.93	$1.40	$1.27	$1.29	$1.00	—
Accumulation unit value at end of period	$2.08	$2.21	$1.88	$1.79	$1.91	$1.93	$1.40	$1.27	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	83	75	64	66	52	30	25	19	4	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$1.96	$1.58	$1.76	$1.74	$1.31	$1.16	$1.23	$1.00	—
Accumulation unit value at end of period	$1.77	$2.08	$1.96	$1.58	$1.76	$1.74	$1.31	$1.16	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	127	76	78	58	54	20	19	12	1	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (8/14/2001)
Accumulation unit value at beginning of period	$3.42	$3.22	$2.59	$2.89	$2.86	$2.14	$1.90	$2.01	$1.63	$1.21
Accumulation unit value at end of period	$2.93	$3.42	$3.22	$2.59	$2.89	$2.86	$2.14	$1.90	$2.01	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	280	384	452	538	666	840	994	1,262	1,653	4,980
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.01	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.01	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,028	3,222	158	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	42,729	22,933	3,392	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28,875	18,826	1,553	—	—	—	—	—	—	—
Wanger International (9/29/2000)
Accumulation unit value at beginning of period	$2.83	$2.15	$2.20	$2.22	$2.35	$1.94	$1.61	$1.90	$1.54	$1.04
Accumulation unit value at end of period	$2.31	$2.83	$2.15	$2.20	$2.22	$2.35	$1.94	$1.61	$1.90	$1.54
Number of accumulation units outstanding at end of period (000 omitted)	819	940	1,118	1,339	1,637	1,851	2,258	2,793	3,411	5,754
Wanger USA (9/29/2000)
Accumulation unit value at beginning of period	$4.02	$3.39	$3.01	$3.06	$2.95	$2.23	$1.87	$1.96	$1.60	$1.14
Accumulation unit value at end of period	$3.92	$4.02	$3.39	$3.01	$3.06	$2.95	$2.23	$1.87	$1.96	$1.60
Number of accumulation units outstanding at end of period (000 omitted)	866	1,071	1,282	1,577	1,905	2,273	2,707	3,455	4,414	6,599
Wells Fargo VT Index Asset Allocation Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.36	$2.13	$1.99	$1.99	$1.70	$1.43	$1.28	$1.21	$1.08	$0.95
Accumulation unit value at end of period	$2.27	$2.36	$2.13	$1.99	$1.99	$1.70	$1.43	$1.28	$1.21	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	244	195	254	290	306	360	391	510	671	1,069
Wells Fargo VT International Equity Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.75	$1.42	$1.39	$1.37	$1.47	$1.24	$1.10	$1.28	$1.11	$0.97
Accumulation unit value at end of period	$1.43	$1.75	$1.42	$1.39	$1.37	$1.47	$1.24	$1.10	$1.28	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	200	243	318	414	434	459	503	575	673	3,967

40	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Wells Fargo VT Opportunity Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.92	$2.45	$2.20	$2.30	$2.10	$1.62	$1.42	$1.51	$1.24	$0.84
Accumulation unit value at end of period	$2.69	$2.92	$2.45	$2.20	$2.30	$2.10	$1.62	$1.42	$1.51	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	251	235	299	370	452	600	724	965	677	792
Wells Fargo VT Small Cap Growth Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.71	$2.18	$2.04	$2.12	$2.18	$1.47	$1.37	$1.45	$1.16	$0.76
Accumulation unit value at end of period	$2.72	$2.71	$2.18	$2.04	$2.12	$2.18	$1.47	$1.37	$1.45	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	325	265	282	302	350	373	519	683	1,016	1,258
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.13	$1.05	$0.92	$0.99	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	118	121	119	125	172	33	—	—	—	—

Variable account charges of 1.00% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.10	$1.08	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.25	$1.10	$1.08	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	1	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.80	$1.34	$1.36	$1.34	$1.29	$1.06	$0.95	$1.25	$1.06	$0.70
Accumulation unit value at end of period	$1.61	$1.80	$1.34	$1.36	$1.34	$1.29	$1.06	$0.95	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	2	2	29	26	74
AB VPS Growth and Income Portfolio (Class B) (11/7/2002)
Accumulation unit value at beginning of period	$3.03	$2.58	$2.35	$2.34	$2.16	$1.62	$1.40	$1.33	$1.19	$1.00
Accumulation unit value at end of period	$2.82	$3.03	$2.58	$2.35	$2.34	$2.16	$1.62	$1.40	$1.33	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	34	38	62	95	103	108	142	187	234	286
AB VPS International Value Portfolio (Class B) (11/7/2002)
Accumulation unit value at beginning of period	$2.31	$1.86	$1.90	$1.87	$2.02	$1.66	$1.47	$1.84	$1.78	$1.34
Accumulation unit value at end of period	$1.76	$2.31	$1.86	$1.90	$1.87	$2.02	$1.66	$1.47	$1.84	$1.78
Number of accumulation units outstanding at end of period (000 omitted)	193	192	225	306	323	335	453	551	621	1,087
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$0.99	$1.01	$0.72	$1.18	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	45	52	98	101	44	15	—	—	—	—
American Century VP International, Class II (11/7/2002)
Accumulation unit value at beginning of period	$2.54	$1.96	$2.10	$2.11	$2.25	$1.86	$1.56	$1.79	$1.60	$1.21
Accumulation unit value at end of period	$2.13	$2.54	$1.96	$2.10	$2.11	$2.25	$1.86	$1.56	$1.79	$1.60
Number of accumulation units outstanding at end of period (000 omitted)	33	43	49	53	52	55	57	58	109	87
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$2.23	$2.02	$1.66	$1.70	$1.48	$1.15	$1.00	$1.02	$0.87	$0.67
Accumulation unit value at end of period	$1.92	$2.23	$2.02	$1.66	$1.70	$1.48	$1.15	$1.00	$1.02	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	68	66	63	27	53	64	55	51	49	366
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.46	$1.88	$1.82	$1.73	$1.59	$1.18	$1.04	$1.05	$0.91	$0.68
Accumulation unit value at end of period	$2.45	$2.46	$1.88	$1.82	$1.73	$1.59	$1.18	$1.04	$1.05	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	30	35	31	71	81	83	87	117	111	112
American Century VP Value, Class II (11/7/2002)
Accumulation unit value at beginning of period	$3.13	$2.91	$2.45	$2.58	$2.30	$1.77	$1.56	$1.56	$1.40	$1.18
Accumulation unit value at end of period	$2.81	$3.13	$2.91	$2.45	$2.58	$2.30	$1.77	$1.56	$1.56	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	152	169	210	264	255	293	327	438	431	472
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.18	$1.15	$1.18	$1.17	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.33	$1.18	$1.15	$1.18	$1.17	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	102	141	251	386	349	275	25	—	—	—
Calvert VP SRI Balanced Portfolio – Class I (11/7/2002)
Accumulation unit value at beginning of period	$2.13	$1.93	$1.80	$1.86	$1.71	$1.47	$1.34	$1.30	$1.17	$0.94
Accumulation unit value at end of period	$2.06	$2.13	$1.93	$1.80	$1.86	$1.71	$1.47	$1.34	$1.30	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	10	10	12	21	22	22	23	21	21	23
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.27	$1.85	$1.76	$1.86	$1.81	$1.24	$1.05	$1.05	$0.84	$0.60
Accumulation unit value at end of period	$2.33	$2.27	$1.85	$1.76	$1.86	$1.81	$1.24	$1.05	$1.05	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	4	4	5	—	1	1	1	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	41

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Balanced Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.52	$2.22	$2.11	$2.09	$1.92	$1.60	$1.41	$1.39	$1.25	$1.02
Accumulation unit value at end of period	$2.34	$2.52	$2.22	$2.11	$2.09	$1.92	$1.60	$1.41	$1.39	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	523	590	481	162	144	141	147	141	163	232
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.61	$0.60	$0.54	$0.72	$0.93	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.52	$0.61	$0.60	$0.54	$0.72	$0.93	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.78	$1.48	$1.38	$1.35	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.60	$1.78	$1.48	$1.38	$1.35	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	29	28	27	27	27	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.88	$2.34	$2.19	$2.20	$1.93	$1.45	$1.29	$1.24	$1.07	$0.87
Accumulation unit value at end of period	$2.74	$2.88	$2.34	$2.19	$2.20	$1.93	$1.45	$1.29	$1.24	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	149	161	194	245	267	349	442	493	611	760
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$0.89	$0.87	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	10	10	6	5	4	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.54	$3.13	$2.78	$2.89	$2.66	$2.12	$1.88	$2.00	$1.72	$1.37
Accumulation unit value at end of period	$3.30	$3.54	$3.13	$2.78	$2.89	$2.66	$2.12	$1.88	$2.00	$1.72
Number of accumulation units outstanding at end of period (000 omitted)	410	472	510	537	616	689	860	1,013	1,241	3,694
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$0.98	$0.89	$0.91	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.08	$0.98	$0.89	$0.91	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	47	39	36	32	33	16	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$4.64	$3.19	$3.07	$3.40	$3.52	$3.62	$3.03	$3.87	$3.27	$1.90
Accumulation unit value at end of period	$3.60	$4.64	$3.19	$3.07	$3.40	$3.52	$3.62	$3.03	$3.87	$3.27
Number of accumulation units outstanding at end of period (000 omitted)	80	74	84	110	111	134	149	157	170	381
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.46	$1.40	$1.43	$1.54	$1.54	$1.68	$1.60	$1.54	$1.46	$1.32
Accumulation unit value at end of period	$1.37	$1.46	$1.40	$1.43	$1.54	$1.54	$1.68	$1.60	$1.54	$1.46
Number of accumulation units outstanding at end of period (000 omitted)	159	167	181	269	264	335	453	467	596	2,208
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.01	$1.01	$1.02	$1.03	$1.04	$1.05	$1.06	$1.08	$1.09	$1.10
Accumulation unit value at end of period	$1.01	$1.01	$1.01	$1.02	$1.03	$1.04	$1.05	$1.06	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	219	257	198	154	280	506	450	410	669	1,148
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.01	$2.86	$2.58	$2.64	$2.57	$2.45	$2.14	$2.04	$1.81	$1.19
Accumulation unit value at end of period	$2.86	$3.01	$2.86	$2.58	$2.64	$2.57	$2.45	$2.14	$2.04	$1.81
Number of accumulation units outstanding at end of period (000 omitted)	153	197	208	249	265	285	400	461	557	724
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.05	$1.95	$1.78	$1.81	$1.76	$1.70	$1.49	$1.42	$1.27	$0.90
Accumulation unit value at end of period	$1.95	$2.05	$1.95	$1.78	$1.81	$1.76	$1.70	$1.49	$1.42	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	216	232	210	153	171	186	223	240	303	2,818
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.60	$1.56	$1.50	$1.52	$1.45	$1.50	$1.41	$1.34	$1.25	$1.10
Accumulation unit value at end of period	$1.59	$1.60	$1.56	$1.50	$1.52	$1.45	$1.50	$1.41	$1.34	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	426	506	589	752	864	1,358	2,142	2,332	2,593	8,566
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.89	$2.28	$2.27	$2.11	$1.87	$1.45	$1.22	$1.27	$1.09	$0.81
Accumulation unit value at end of period	$2.74	$2.89	$2.28	$2.27	$2.11	$1.87	$1.45	$1.22	$1.27	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	72	80	99	125	135	179	212	256	349	428
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.17	$2.64	$2.39	$2.39	$2.14	$1.64	$1.43	$1.42	$1.25	$1.00
Accumulation unit value at end of period	$2.99	$3.17	$2.64	$2.39	$2.39	$2.14	$1.64	$1.43	$1.42	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	356	297	320	145	208	158	177	229	276	300
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.91	$0.95	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.95	$0.96	$0.95	$0.91	$0.95	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	—	—	—	78	—	—	—	—	—

42	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.10	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.10	$1.00	$0.98	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	81	77	79	27	10	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.84	$2.33	$2.31	$2.21	$2.08	$1.60	$1.45	$1.73	$1.38	$0.86
Accumulation unit value at end of period	$2.67	$2.84	$2.33	$2.31	$2.21	$2.08	$1.60	$1.45	$1.73	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	13	20	23	22	23	26	39	45	55	75
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.61	$2.33	$2.06	$2.19	$1.97	$1.45	$1.23	$1.36	$1.12	$0.81
Accumulation unit value at end of period	$2.24	$2.61	$2.33	$2.06	$2.19	$1.97	$1.45	$1.23	$1.36	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	60	56	52	51	52	63	104	126	156	355
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.53	$2.00	$2.16	$2.07	$2.29	$1.89	$1.62	$1.87	$1.66	$1.32
Accumulation unit value at end of period	$2.08	$2.53	$2.00	$2.16	$2.07	$2.29	$1.89	$1.62	$1.87	$1.66
Number of accumulation units outstanding at end of period (000 omitted)	45	56	66	70	77	75	74	94	114	151
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.54	$2.12	$1.79	$1.90	$1.73	$1.27	$1.08	$1.11	$0.93	$0.74
Accumulation unit value at end of period	$2.20	$2.54	$2.12	$1.79	$1.90	$1.73	$1.27	$1.08	$1.11	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	42	42	44	44	43	63	55	68	40	21
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.77	$3.39	$3.01	$3.14	$2.99	$2.04	$1.75	$1.93	$1.54	$1.11
Accumulation unit value at end of period	$3.25	$3.77	$3.39	$3.01	$3.14	$2.99	$2.04	$1.75	$1.93	$1.54
Number of accumulation units outstanding at end of period (000 omitted)	43	43	46	54	52	62	64	82	114	100
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.19	$1.16	$1.14	$1.14	$1.09	$1.12	$1.12	$1.11	$1.09	$1.04
Accumulation unit value at end of period	$1.20	$1.19	$1.16	$1.14	$1.14	$1.09	$1.12	$1.12	$1.11	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	127	154	160	166	210	219	445	615	786	804
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.87	$1.01	$0.87	$0.74
Accumulation unit value at end of period	$0.45	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.87	$1.01	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	82	66	64	52	62	69	97	141	186	215
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.98	$1.00	$1.11	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	36	35	37	16	18	3	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.46	$1.44	$1.34	$1.37	$1.28	$1.36	$1.30	$1.20	$1.16	$1.10
Accumulation unit value at end of period	$1.44	$1.46	$1.44	$1.34	$1.37	$1.28	$1.36	$1.30	$1.20	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	198	204	261	414	426	511	768	844	1,006	4,005
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.25	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.25	$1.02	$0.99	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.39	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.39	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	246	264	316	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.84	$1.55	$1.42	$1.43	$1.29	$1.02	$0.93	$0.97	$0.88	$0.68
Accumulation unit value at end of period	$1.68	$1.84	$1.55	$1.42	$1.43	$1.29	$1.02	$0.93	$0.97	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	59	60	67	94	90	113	121	141	144	3,933
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.78	$2.42	$2.03	$2.05	$1.84	$1.37	$1.18	$1.28	$1.06	$0.78
Accumulation unit value at end of period	$2.47	$2.78	$2.42	$2.03	$2.05	$1.84	$1.37	$1.18	$1.28	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	15	12	12	12	14	14	28	27	26	33
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.98	$0.99	$0.99	$1.00	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.98	$0.99	$0.99	$1.00	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16	37	42	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	—	—	—	5	6	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	43

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.38	$1.35	$1.25	$1.27	$1.28	$1.24	$1.17	$1.15	$1.07	$0.75
Accumulation unit value at end of period	$1.36	$1.38	$1.35	$1.25	$1.27	$1.28	$1.24	$1.17	$1.15	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	214	243	254	290	316	353	387	402	392	1,993
Fidelity® VIP Contrafund® Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.14	$1.77	$1.66	$1.67	$1.51	$1.17	$1.02	$1.05	$0.91	$0.68
Accumulation unit value at end of period	$1.97	$2.14	$1.77	$1.66	$1.67	$1.51	$1.17	$1.02	$1.05	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	463	460	534	626	581	551	697	886	977	1,847
Fidelity® VIP Growth & Income Portfolio Service Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.88	$2.49	$2.17	$2.25	$2.06	$1.56	$1.34	$1.33	$1.17	$0.93
Accumulation unit value at end of period	$2.59	$2.88	$2.49	$2.17	$2.25	$2.06	$1.56	$1.34	$1.33	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	317	344	427	459	482	544	581	696	907	1,024
Fidelity® VIP Mid Cap Portfolio Service Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$4.80	$4.02	$3.63	$3.73	$3.55	$2.64	$2.33	$2.64	$2.07	$1.50
Accumulation unit value at end of period	$4.05	$4.80	$4.02	$3.63	$3.73	$3.55	$2.64	$2.33	$2.64	$2.07
Number of accumulation units outstanding at end of period (000 omitted)	236	255	305	347	390	439	516	620	744	1,337
Fidelity® VIP Overseas Portfolio Service Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.60	$2.02	$2.16	$2.11	$2.32	$1.80	$1.51	$1.85	$1.65	$1.32
Accumulation unit value at end of period	$2.19	$2.60	$2.02	$2.16	$2.11	$2.32	$1.80	$1.51	$1.85	$1.65
Number of accumulation units outstanding at end of period (000 omitted)	73	97	68	102	111	126	125	133	167	185
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$0.98	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.04	$0.98	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	5	10	5	26	59	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.22	$2.03	$2.04	$2.05	$1.80	$1.78	$1.41	$1.51	$1.26	$1.07
Accumulation unit value at end of period	$2.05	$2.22	$2.03	$2.04	$2.05	$1.80	$1.78	$1.41	$1.51	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	82	93	101	140	153	186	278	291	319	337
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.25	$1.15	$1.02	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15	15	11	2	33	17	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.67	$2.49	$2.16	$2.30	$2.17	$1.71	$1.51	$1.54	$1.40	$1.12
Accumulation unit value at end of period	$2.40	$2.67	$2.49	$2.16	$2.30	$2.17	$1.71	$1.51	$1.54	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	234	261	350	456	469	527	565	613	747	793
Franklin Small Cap Value VIP Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$4.03	$3.68	$2.86	$3.11	$3.13	$2.32	$1.98	$2.08	$1.64	$1.28
Accumulation unit value at end of period	$3.48	$4.03	$3.68	$2.86	$3.11	$3.13	$2.32	$1.98	$2.08	$1.64
Number of accumulation units outstanding at end of period (000 omitted)	61	67	79	120	121	125	191	209	243	296
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.71	$3.37	$3.00	$3.33	$2.96	$2.25	$1.92	$2.07	$1.67	$1.27
Accumulation unit value at end of period	$3.29	$3.71	$3.37	$3.00	$3.33	$2.96	$2.25	$1.92	$2.07	$1.67
Number of accumulation units outstanding at end of period (000 omitted)	153	164	185	241	255	308	361	424	555	653
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.94	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	4	—	—	—	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.22	$2.62	$2.39	$2.42	$2.10	$1.54	$1.36	$1.32	$1.18	$0.98
Accumulation unit value at end of period	$2.99	$3.22	$2.62	$2.39	$2.42	$2.10	$1.54	$1.36	$1.32	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	65	75	92	118	154	196	242	285	361	468
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.80	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	98	106	128	174	188	257	393	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.07	$0.97	$1.03	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.17	$1.07	$0.97	$1.03	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	41	19	24	—	10	11	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.27	$1.95	$1.68	$1.81	$1.67	$1.25	$1.06	$1.09	$0.95	$0.75
Accumulation unit value at end of period	$1.97	$2.27	$1.95	$1.68	$1.81	$1.67	$1.25	$1.06	$1.09	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	221	234	270	315	327	385	517	607	728	1,930

44	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.93	$1.79	$1.58	$1.56	$1.40	$1.08	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.76	$1.93	$1.79	$1.58	$1.56	$1.40	$1.08	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	31	31	35	6	6	7	7	33	—	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.14	$1.87	$2.14	$2.10	$1.78	$1.28	$1.07	$1.04	$1.00	$0.80
Accumulation unit value at end of period	$2.13	$2.14	$1.87	$2.14	$2.10	$1.78	$1.28	$1.07	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	9	6	6	7	5	2	10	13	10	26
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.93	$1.59	$1.62	$1.68	$1.69	$1.44	$1.26	$1.37	$1.23	$0.92
Accumulation unit value at end of period	$1.62	$1.93	$1.59	$1.62	$1.68	$1.69	$1.44	$1.26	$1.37	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	61	55	78	59	56	57	53	68	68	1,308
Invesco V.I. Mid Cap Growth Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.72	$1.42	$1.42	$1.42	$1.32	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.60	$1.72	$1.42	$1.42	$1.42	$1.32	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	—	—	—	—	—	—	—
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.70	$1.40	$1.41	$1.41	$1.32	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.58	$1.70	$1.40	$1.41	$1.41	$1.32	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16	15	15	4	4	5	6	—	—	—
Invesco V.I. Technology Fund, Series I Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.26	$2.44	$2.48	$2.35	$2.13	$1.72	$1.56	$1.66	$1.38	$0.89
Accumulation unit value at end of period	$3.21	$3.26	$2.44	$2.48	$2.35	$2.13	$1.72	$1.56	$1.66	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	8	11	14	18	24	28	39	48	51	60
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$0.99	$1.02	$1.13	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.16	$0.99	$1.02	$1.13	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27	3	11	75	83	53	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	18	5	13	—	—	—	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (11/7/2002)
Accumulation unit value at beginning of period	$5.23	$3.64	$3.23	$3.12	$2.88	$2.15	$1.82	$2.01	$1.64	$1.05
Accumulation unit value at end of period	$5.22	$5.23	$3.64	$3.23	$3.12	$2.88	$2.15	$1.82	$2.01	$1.64
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	6	6	10	16	12
Janus Henderson VIT Overseas Portfolio: Service Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.06	$2.36	$2.56	$2.83	$3.25	$2.88	$2.57	$3.83	$3.09	$1.75
Accumulation unit value at end of period	$2.57	$3.06	$2.36	$2.56	$2.83	$3.25	$2.88	$2.57	$3.83	$3.09
Number of accumulation units outstanding at end of period (000 omitted)	19	19	19	19	18	13	21	36	61	70
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.97	$1.56	$1.57	$1.51	$1.35	$1.05	$0.90	$0.96	$0.85	$0.63
Accumulation unit value at end of period	$1.89	$1.97	$1.56	$1.57	$1.51	$1.35	$1.05	$0.90	$0.96	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	77	77	79	76	75	105	119	137	160	3,858
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.37	$1.15	$1.12	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.37	$1.15	$1.12	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	47	47	114	104	41	1	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.30	$1.02	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.30	$1.02	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	98	110	134	143	—	—	—	—	—	—
MFS® New Discovery Series – Service Class (11/7/2002)
Accumulation unit value at beginning of period	$3.59	$2.87	$2.66	$2.75	$3.00	$2.15	$1.79	$2.02	$1.50	$0.93
Accumulation unit value at end of period	$3.49	$3.59	$2.87	$2.66	$2.75	$3.00	$2.15	$1.79	$2.02	$1.50
Number of accumulation units outstanding at end of period (000 omitted)	11	10	23	25	25	30	37	38	57	72
MFS® Utilities Series – Service Class (11/7/2002)
Accumulation unit value at beginning of period	$4.88	$4.31	$3.91	$4.63	$4.16	$3.50	$3.12	$2.96	$2.63	$2.00
Accumulation unit value at end of period	$4.87	$4.88	$4.31	$3.91	$4.63	$4.16	$3.50	$3.12	$2.96	$2.63
Number of accumulation units outstanding at end of period (000 omitted)	37	39	43	65	72	87	106	120	150	209

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	45

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.47	$1.35	$1.32	$1.36	$1.20	$1.19	$0.92	$1.04	$0.86	$0.61
Accumulation unit value at end of period	$1.34	$1.47	$1.35	$1.32	$1.36	$1.20	$1.19	$0.92	$1.04	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	37	41	46	50	46	46	66	76	77	644
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.01	$1.47	$1.62	$1.74	$1.73	$1.27	$1.18	$1.29	$0.98	$0.63
Accumulation unit value at end of period	$2.20	$2.01	$1.47	$1.62	$1.74	$1.73	$1.27	$1.18	$1.29	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	4	5	9	10	15	25	60	80	106	106
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.27	$1.01	$1.04	$1.03	$1.08	$0.93	$0.79	$0.91	$0.75	$0.56
Accumulation unit value at end of period	$1.04	$1.27	$1.01	$1.04	$1.03	$1.08	$0.93	$0.79	$0.91	$0.75
Number of accumulation units outstanding at end of period (000 omitted)	16	15	21	26	27	29	39	43	43	878
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.96	$0.91	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.60	$1.93	$1.95	$1.90	$1.88	$1.49	$1.25	$1.38	$1.20	$0.87
Accumulation unit value at end of period	$2.23	$2.60	$1.93	$1.95	$1.90	$1.88	$1.49	$1.25	$1.38	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	66	78	88	118	120	153	277	298	401	544
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$1.60	$1.53	$1.45	$1.50	$1.48	$1.50	$1.34	$1.35	$1.19	$1.01
Accumulation unit value at end of period	$1.52	$1.60	$1.53	$1.45	$1.50	$1.48	$1.50	$1.34	$1.35	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	402	466	538	714	811	989	1,150	1,584	2,113	5,661
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.70	$2.39	$2.06	$2.21	$2.00	$1.44	$1.23	$1.28	$1.05	$0.77
Accumulation unit value at end of period	$2.39	$2.70	$2.39	$2.06	$2.21	$2.00	$1.44	$1.23	$1.28	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	40	42	51	50	50	52	63	66	62	80
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.59	$1.42	$1.27	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12	$0.93
Accumulation unit value at end of period	$1.49	$1.59	$1.42	$1.27	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	98	103	188	459	556	864	1,005	1,097	987	2,912
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	5	5	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.00	$0.98	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.04	$1.00	$0.98	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	45	49	46	—	—	—	—	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.09	$2.71	$3.09	$2.89	$2.29	$1.63	$1.35	$1.38	$1.36	$1.09
Accumulation unit value at end of period	$3.04	$3.09	$2.71	$3.09	$2.89	$2.29	$1.63	$1.35	$1.38	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	27	31	41	48	57	82	85	100	127	164
Putnam VT International Equity Fund – Class IB Shares (11/7/2002)
Accumulation unit value at beginning of period	$2.27	$1.81	$1.88	$1.90	$2.05	$1.62	$1.34	$1.63	$1.50	$1.21
Accumulation unit value at end of period	$1.82	$2.27	$1.81	$1.88	$1.90	$2.05	$1.62	$1.34	$1.63	$1.50
Number of accumulation units outstanding at end of period (000 omitted)	16	18	23	34	38	51	65	107	127	148
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.51	$1.96	$1.84	$1.86	$1.66	$1.23	$1.06	$1.13	$1.00	—
Accumulation unit value at end of period	$2.45	$2.51	$1.96	$1.84	$1.86	$1.66	$1.23	$1.06	$1.13	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	6	8	16	19	21	23	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.94	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.96	$0.95	$0.94	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	5	8	8	8	9	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.78	$0.54	$0.71	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.72	$0.87	$0.78	$0.54	$0.71	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	43	34	31	36	22	3	—	—	—	—

46	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.83	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.66	$1.83	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	416	408	399	409	336	278	135	136	136	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.84	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.66	$1.84	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	273	344	348	1,103	1,530	2,016	1,759	2,093	2,614	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.24	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	330	404	604	360	344	415	496	210	72	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.24	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	527	585	659	747	731	1,161	2,287	2,298	2,129	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$1.01	$1.03	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.03	$1.01	$1.03	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	41	52	59	67	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.14	$1.04	$1.02	$1.05	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.14	$1.04	$1.02	$1.05	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	200	78	100	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.22	$1.05	$1.02	$1.07	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.22	$1.05	$1.02	$1.07	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,115	1,420	1,668	1,792	1,769	602	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.18	$1.05	$1.02	$1.06	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.18	$1.05	$1.02	$1.06	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	639	1,030	1,096	1,264	1,376	142	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.39	$1.35	$1.37	$1.31	$1.19	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.46	$1.56	$1.39	$1.35	$1.37	$1.31	$1.19	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	1,693	1,939	1,946	2,418	2,261	2,009	1,585	1,291	885	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.46	$1.56	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	8,408	9,657	11,647	13,253	15,534	17,524	19,082	21,360	25,524	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.56	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	790	777	815	988	1,279	1,257	1,065	938	452	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.57	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	2,299	2,578	2,913	3,891	4,178	5,153	6,747	7,546	9,298	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.34	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	232	424	585	365	381	258	633	482	320	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.35	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	634	796	994	1,222	1,457	1,982	2,762	3,824	4,744	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	47

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.63	$3.43	$2.76	$3.07	$3.04	$2.28	$2.03	$2.14	$1.74	$1.29
Accumulation unit value at end of period	$3.11	$3.63	$3.43	$2.76	$3.07	$3.04	$2.28	$2.03	$2.14	$1.74
Number of accumulation units outstanding at end of period (000 omitted)	91	97	105	123	127	152	194	216	280	1,523
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.06	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.06	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.05	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.05	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	300	—	—	—	—	—	—	—	—	—
Wanger International (11/7/2002)
Accumulation unit value at beginning of period	$5.36	$4.07	$4.17	$4.21	$4.45	$3.67	$3.05	$3.61	$2.92	$1.97
Accumulation unit value at end of period	$4.37	$5.36	$4.07	$4.17	$4.21	$4.45	$3.67	$3.05	$3.61	$2.92
Number of accumulation units outstanding at end of period (000 omitted)	114	118	133	197	193	206	274	305	394	835
Wanger USA (11/7/2002)
Accumulation unit value at beginning of period	$4.26	$3.60	$3.20	$3.25	$3.13	$2.36	$1.99	$2.08	$1.70	$1.21
Accumulation unit value at end of period	$4.15	$4.26	$3.60	$3.20	$3.25	$3.13	$2.36	$1.99	$2.08	$1.70
Number of accumulation units outstanding at end of period (000 omitted)	156	174	215	308	365	411	480	576	720	1,292
Wells Fargo VT Index Asset Allocation Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.71	$2.44	$2.29	$2.28	$1.95	$1.65	$1.47	$1.40	$1.24	$1.09
Accumulation unit value at end of period	$2.60	$2.71	$2.44	$2.29	$2.28	$1.95	$1.65	$1.47	$1.40	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	73	80	79	80	86	98	125	127	158	186
Wells Fargo VT International Equity Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.73	$1.41	$1.38	$1.37	$1.46	$1.23	$1.10	$1.27	$1.10	$0.97
Accumulation unit value at end of period	$1.42	$1.73	$1.41	$1.38	$1.37	$1.46	$1.23	$1.10	$1.27	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	93	94	113	145	130	112	127	145	159	1,551
Wells Fargo VT Opportunity Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$3.80	$3.19	$2.87	$2.99	$2.74	$2.12	$1.85	$1.98	$1.61	$1.10
Accumulation unit value at end of period	$3.50	$3.80	$3.19	$2.87	$2.99	$2.74	$2.12	$1.85	$1.98	$1.61
Number of accumulation units outstanding at end of period (000 omitted)	35	45	63	74	81	97	114	141	69	79
Wells Fargo VT Small Cap Growth Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$4.48	$3.60	$3.37	$3.51	$3.61	$2.43	$2.27	$2.41	$1.92	$1.27
Accumulation unit value at end of period	$4.50	$4.48	$3.60	$3.37	$3.51	$3.61	$2.43	$2.27	$2.41	$1.92
Number of accumulation units outstanding at end of period (000 omitted)	25	18	29	32	29	38	61	84	94	110
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.13	$1.05	$0.92	$0.99	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	17	18	25	24	1	—	—	—	—

Variable account charges of 1.05% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.10	$1.07	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.24	$1.10	$1.07	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	18	19	21	21	—	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.95	$1.45	$1.47	$1.45	$1.40	$1.15	$1.03	$1.35	$1.15	$0.76
Accumulation unit value at end of period	$1.74	$1.95	$1.45	$1.47	$1.45	$1.40	$1.15	$1.03	$1.35	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	61	120	182	219	264	311	292	322	417	481
AB VPS Growth and Income Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.15	$1.83	$1.67	$1.66	$1.54	$1.15	$0.99	$0.95	$0.85	$0.71
Accumulation unit value at end of period	$2.00	$2.15	$1.83	$1.67	$1.66	$1.54	$1.15	$0.99	$0.95	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	151	208	168	198	262	264	165	201	204	142
AB VPS International Value Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.01	$0.82	$0.83	$0.82	$0.89	$0.73	$0.65	$0.81	$0.79	$0.59
Accumulation unit value at end of period	$0.77	$1.01	$0.82	$0.83	$0.82	$0.89	$0.73	$0.65	$0.81	$0.79
Number of accumulation units outstanding at end of period (000 omitted)	267	314	445	535	548	562	675	742	902	3,880

48	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Large Cap Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.74	$2.10	$2.08	$1.89	$1.68	$1.24	$1.08	$1.13	$1.04	$0.76
Accumulation unit value at end of period	$2.78	$2.74	$2.10	$2.08	$1.89	$1.68	$1.24	$1.08	$1.13	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	124	128	147	123	44	41	42	50	51	162
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	191	210	241	86	66	43	—	—	—	—
American Century VP Mid Cap Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.77	$2.51	$2.07	$2.12	$1.84	$1.43	$1.25	$1.27	$1.08	$0.84
Accumulation unit value at end of period	$2.38	$2.77	$2.51	$2.07	$2.12	$1.84	$1.43	$1.25	$1.27	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	218	267	393	433	431	464	481	549	564	1,999
American Century VP Ultra®, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.69	$2.06	$2.00	$1.90	$1.75	$1.29	$1.15	$1.15	$1.00	$0.75
Accumulation unit value at end of period	$2.68	$2.69	$2.06	$2.00	$1.90	$1.75	$1.29	$1.15	$1.15	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	245	223	463	322	598	504	461	427	374	387
American Century VP Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.09	$1.95	$1.64	$1.72	$1.54	$1.19	$1.05	$1.05	$0.94	$0.79
Accumulation unit value at end of period	$1.88	$2.09	$1.95	$1.64	$1.72	$1.54	$1.19	$1.05	$1.05	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	567	611	753	876	725	761	786	848	926	806
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	319	363	405	586	448	478	159	—	—	—
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.26	$1.84	$1.76	$1.86	$1.80	$1.24	$1.05	$1.04	$0.84	$0.60
Accumulation unit value at end of period	$2.31	$2.26	$1.84	$1.76	$1.86	$1.80	$1.24	$1.05	$1.04	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	54	90	121	134	131	175	147	149	199	197
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.93	$1.70	$1.61	$1.60	$1.47	$1.22	$1.08	$1.07	$0.96	$0.78
Accumulation unit value at end of period	$1.79	$1.93	$1.70	$1.61	$1.60	$1.47	$1.22	$1.08	$1.07	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	718	672	560	317	207	182	144	126	179	202
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.61	$0.60	$0.54	$0.72	$0.93	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.52	$0.61	$0.60	$0.54	$0.72	$0.93	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	33	43	38	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.77	$1.48	$1.38	$1.35	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.59	$1.77	$1.48	$1.38	$1.35	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	104	50	39	38	23	12	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.77	$2.26	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21	$1.00	—
Accumulation unit value at end of period	$2.63	$2.77	$2.26	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	4	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$1.81	$1.70	$1.70	$1.49	$1.13	$1.00	$0.96	$0.83	$0.67
Accumulation unit value at end of period	$2.12	$2.23	$1.81	$1.70	$1.70	$1.49	$1.13	$1.00	$0.96	$0.83
Number of accumulation units outstanding at end of period (000 omitted)	93	84	193	217	144	143	150	176	69	75
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$0.88	$0.87	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	26	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$1.87	$1.67	$1.74	$1.60	$1.28	$1.13	$1.21	$1.00	—
Accumulation unit value at end of period	$1.97	$2.12	$1.87	$1.67	$1.74	$1.60	$1.28	$1.13	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	79	72	97	141	133	155	9	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.85	$1.63	$1.45	$1.51	$1.39	$1.11	$0.98	$1.05	$0.90	$0.72
Accumulation unit value at end of period	$1.72	$1.85	$1.63	$1.45	$1.51	$1.39	$1.11	$0.98	$1.05	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	556	733	943	1,060	1,244	1,354	1,409	1,783	2,158	22,373
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$0.97	$0.89	$0.91	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.08	$0.97	$0.89	$0.91	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	37	27	24	10	10	10	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	49

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$0.99	$0.96	$1.06	$1.10	$1.13	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.12	$1.44	$0.99	$0.96	$1.06	$1.10	$1.13	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	40	28	21	51	46	44	36	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.97	$1.35	$1.30	$1.45	$1.50	$1.54	$1.29	$1.65	$1.39	$0.81
Accumulation unit value at end of period	$1.53	$1.97	$1.35	$1.30	$1.45	$1.50	$1.54	$1.29	$1.65	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	574	451	746	562	662	704	733	1,038	1,415	3,281
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04	$1.00	—
Accumulation unit value at end of period	$0.91	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	2	2	2	2	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.19	$1.14	$1.16	$1.25	$1.26	$1.38	$1.31	$1.26	$1.20	$1.09
Accumulation unit value at end of period	$1.12	$1.19	$1.14	$1.16	$1.25	$1.26	$1.38	$1.31	$1.26	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	328	496	596	633	719	734	804	814	1,014	10,507
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00	—
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	167	79	61	—	—	96	86	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.05	$1.06	$1.07
Accumulation unit value at end of period	$0.98	$0.98	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.05	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	2,857	4,143	2,662	4,067	2,163	1,390	2,463	2,275	2,126	4,847
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.57	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08	$1.00	—
Accumulation unit value at end of period	$1.49	$1.57	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	79	89	86	74	35	33	19	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.00	$1.90	$1.72	$1.76	$1.72	$1.64	$1.43	$1.37	$1.21	$0.80
Accumulation unit value at end of period	$1.90	$2.00	$1.90	$1.72	$1.76	$1.72	$1.64	$1.43	$1.37	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	128	206	288	343	437	423	450	485	601	655
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.46	$1.33	$1.36	$1.33	$1.28	$1.12	$1.07	$1.00	—
Accumulation unit value at end of period	$1.46	$1.53	$1.46	$1.33	$1.36	$1.33	$1.28	$1.12	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	57	58	44	469	469	476	9	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.96	$1.86	$1.70	$1.73	$1.69	$1.62	$1.43	$1.36	$1.22	$0.86
Accumulation unit value at end of period	$1.86	$1.96	$1.86	$1.70	$1.73	$1.69	$1.62	$1.43	$1.36	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	431	556	901	649	986	1,224	1,264	1,054	1,295	13,576
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02	$1.00	—
Accumulation unit value at end of period	$1.19	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	157	176	163	153	27	25	76	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.44	$1.41	$1.36	$1.37	$1.32	$1.36	$1.28	$1.21	$1.13	$1.00
Accumulation unit value at end of period	$1.43	$1.44	$1.41	$1.36	$1.37	$1.32	$1.36	$1.28	$1.21	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	997	1,111	1,442	1,529	1,574	1,752	2,455	2,407	2,611	32,675
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.71	$2.14	$2.14	$1.99	$1.77	$1.37	$1.16	$1.21	$1.00	—
Accumulation unit value at end of period	$2.57	$2.71	$2.14	$2.14	$1.99	$1.77	$1.37	$1.16	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	43	39	30	23	43	43	30	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.31	$1.82	$1.82	$1.69	$1.50	$1.16	$0.98	$1.02	$0.88	$0.65
Accumulation unit value at end of period	$2.19	$2.31	$1.82	$1.82	$1.69	$1.50	$1.16	$0.98	$1.02	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	81	88	142	162	132	98	101	123	173	186
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.33	$1.94	$1.76	$1.76	$1.57	$1.21	$1.06	$1.05	$0.92	$0.74
Accumulation unit value at end of period	$2.19	$2.33	$1.94	$1.76	$1.76	$1.57	$1.21	$1.06	$1.05	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	434	573	504	443	422	262	260	166	121	125
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.07	$1.03	$1.07	$1.07	$1.07	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.07	$1.08	$1.07	$1.03	$1.07	$1.07	$1.07	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	303	291	242	217	145	14	69	—	—	—

50	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.09	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.09	$1.00	$0.98	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	44	63	92	68	5	5	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$1.69	$1.68	$1.61	$1.52	$1.17	$1.07	$1.27	$1.00	—
Accumulation unit value at end of period	$1.93	$2.06	$1.69	$1.68	$1.61	$1.52	$1.17	$1.07	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	1	—	—	—	20	19	18	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.29	$1.88	$1.86	$1.78	$1.68	$1.29	$1.18	$1.40	$1.12	$0.69
Accumulation unit value at end of period	$2.15	$2.29	$1.88	$1.86	$1.78	$1.68	$1.29	$1.18	$1.40	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	45	46	57	56	59	59	53	108	148	127
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.39	$2.14	$1.90	$2.02	$1.82	$1.34	$1.14	$1.26	$1.00	—
Accumulation unit value at end of period	$2.05	$2.39	$2.14	$1.90	$2.02	$1.82	$1.34	$1.14	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	4	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.15	$1.92	$1.70	$1.81	$1.63	$1.19	$1.02	$1.13	$0.93	$0.67
Accumulation unit value at end of period	$1.84	$2.15	$1.92	$1.70	$1.81	$1.63	$1.19	$1.02	$1.13	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	110	165	181	224	355	375	370	430	521	1,657
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.59	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19	$1.00	—
Accumulation unit value at end of period	$1.31	$1.59	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	10	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.46	$1.16	$1.25	$1.20	$1.33	$1.10	$0.94	$1.09	$0.97	$0.77
Accumulation unit value at end of period	$1.21	$1.46	$1.16	$1.25	$1.20	$1.33	$1.10	$0.94	$1.09	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	183	230	295	188	178	208	201	222	214	243
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.72	$2.28	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20	$1.00	—
Accumulation unit value at end of period	$2.36	$2.72	$2.28	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.32	$1.94	$1.64	$1.74	$1.58	$1.16	$0.99	$1.02	$0.85	$0.68
Accumulation unit value at end of period	$2.01	$2.32	$1.94	$1.64	$1.74	$1.58	$1.16	$0.99	$1.02	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	38	51	54	60	22	53	40	31	31	30
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.46	$2.21	$1.97	$2.06	$1.97	$1.34	$1.15	$1.27	$1.00	—
Accumulation unit value at end of period	$2.12	$2.46	$2.21	$1.97	$2.06	$1.97	$1.34	$1.15	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	6	4	4	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$2.00	$1.77	$1.85	$1.77	$1.20	$1.03	$1.14	$0.91	$0.66
Accumulation unit value at end of period	$1.92	$2.22	$2.00	$1.77	$1.85	$1.77	$1.20	$1.03	$1.14	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	22	22	22	33	81	100	84	83	87	73
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.17	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	$1.00	—	—
Accumulation unit value at end of period	$1.15	$1.17	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	—	—
Number of accumulation units outstanding at end of period (000 omitted)	183	74	35	23	25	23	20	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29	$1.00	—
Accumulation unit value at end of period	$1.94	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.04	$1.02	$1.02	$0.98	$1.01	$1.00	$1.00	$1.00	—
Accumulation unit value at end of period	$1.06	$1.06	$1.04	$1.02	$1.02	$0.98	$1.01	$1.00	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	30	30	30	22	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.16	$1.14	$1.12	$1.12	$1.07	$1.10	$1.10	$1.09	$1.07	$1.03
Accumulation unit value at end of period	$1.17	$1.16	$1.14	$1.12	$1.12	$1.07	$1.10	$1.10	$1.09	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	221	250	333	347	425	465	700	753	801	439
Credit Suisse Trust – Commodity Return Strategy Portfolio (7/24/2006)
Accumulation unit value at beginning of period	$0.52	$0.52	$0.47	$0.63	$0.77	$0.86	$0.89	$1.03	$0.89	$0.75
Accumulation unit value at end of period	$0.45	$0.52	$0.52	$0.47	$0.63	$0.77	$0.86	$0.89	$1.03	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	154	166	173	173	191	202	241	359	427	401

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	51

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.13	$1.16	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	3	4	5	6	6	5	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.25	$1.31	$1.33	$1.44	$1.20	$1.01	$1.17	$1.00	—
Accumulation unit value at end of period	$1.24	$1.51	$1.25	$1.31	$1.33	$1.44	$1.20	$1.01	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	46	26	37	37	19	18	10	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.98	$1.00	$1.11	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	71	17	9	8	3	4	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.21	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02	$1.00	—
Accumulation unit value at end of period	$1.20	$1.23	$1.21	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	58	41	35	20	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.42	$1.40	$1.30	$1.34	$1.24	$1.33	$1.27	$1.17	$1.13	$1.07
Accumulation unit value at end of period	$1.40	$1.42	$1.40	$1.30	$1.34	$1.24	$1.33	$1.27	$1.17	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	432	517	545	563	587	662	1,287	1,413	1,619	16,556
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.68	$1.60	$1.55	$1.58	$1.40	$1.38	$1.07	$1.20	$1.00	—
Accumulation unit value at end of period	$1.56	$1.68	$1.60	$1.55	$1.58	$1.40	$1.38	$1.07	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	29	26	37	28	28	28	17	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.15	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18	$1.00	—
Accumulation unit value at end of period	$1.16	$1.42	$1.15	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	36	35	33	13	22	20	8	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.24	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.24	$1.02	$0.99	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	46	20	18	—	7	7	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.39	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.39	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	650	850	1,040	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.85	$2.17	$2.08	$1.90	$1.71	$1.34	$1.19	$1.21	$1.00	—
Accumulation unit value at end of period	$2.74	$2.85	$2.17	$2.08	$1.90	$1.71	$1.34	$1.19	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	11	—	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.02	$2.10	$2.00	$1.84	$1.36	$1.21	$1.23	$1.00	—
Accumulation unit value at end of period	$2.55	$2.61	$2.02	$2.10	$2.00	$1.84	$1.36	$1.21	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	1	1	1	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$1.83	$1.69	$1.70	$1.54	$1.21	$1.11	$1.16	$1.00	—
Accumulation unit value at end of period	$1.98	$2.18	$1.83	$1.69	$1.70	$1.54	$1.21	$1.11	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	9	9	9	9	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.89	$1.58	$1.46	$1.47	$1.33	$1.05	$0.95	$1.00	$0.91	$0.70
Accumulation unit value at end of period	$1.72	$1.89	$1.58	$1.46	$1.47	$1.33	$1.05	$0.95	$1.00	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	146	185	233	257	309	359	398	508	719	18,154
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.45	$2.11	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16	$1.00	—
Accumulation unit value at end of period	$2.17	$2.45	$2.11	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	45	50	25	20	1	1	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.55	$1.95	$1.91	$1.81	$1.71	$1.32	$1.19	$1.24	$1.00	—
Accumulation unit value at end of period	$2.59	$2.55	$1.95	$1.91	$1.81	$1.71	$1.32	$1.19	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.63	$1.30	$1.37	$1.42	$1.43	$1.22	$1.07	$1.16	$1.00	—
Accumulation unit value at end of period	$1.31	$1.63	$1.30	$1.37	$1.42	$1.43	$1.22	$1.07	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	130	157	170	142	11	11	10	—	—	—

52	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$1.89	$1.68	$1.85	$1.71	$1.35	$1.20	$1.17	$1.00	—
Accumulation unit value at end of period	$1.94	$2.17	$1.89	$1.68	$1.85	$1.71	$1.35	$1.20	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	1	2	—	—	26	25	23	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00	$1.00	—
Accumulation unit value at end of period	$1.06	$1.08	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	30	31	33	34	13	12	4	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.64	$2.31	$1.93	$1.95	$1.77	$1.32	$1.14	$1.23	$1.00	—
Accumulation unit value at end of period	$2.34	$2.64	$2.31	$1.93	$1.95	$1.77	$1.32	$1.14	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	16	15	6	5	1	1	2	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.60	$2.27	$1.90	$1.92	$1.73	$1.29	$1.11	$1.20	$1.00	$0.74
Accumulation unit value at end of period	$2.32	$2.60	$2.27	$1.90	$1.92	$1.73	$1.29	$1.11	$1.20	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	54	56	91	96	104	65	68	106	96	58
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.98	$0.99	$0.99	$1.00	$1.01	$1.02	$1.01	$1.00	$1.00	—
Accumulation unit value at end of period	$0.98	$0.98	$0.99	$0.99	$1.00	$1.01	$1.02	$1.01	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	116	164	108	62	53	12	4	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.24	$1.85	$1.80	$1.88	$1.74	$1.38	$1.20	$1.19	$1.00	—
Accumulation unit value at end of period	$2.14	$2.24	$1.85	$1.80	$1.88	$1.74	$1.38	$1.20	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	20	19	18	18	17	15	—	—	—	—
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.38	$1.10	$1.18	$1.18	$1.22	$1.05	$0.87	$1.03	$0.95	$0.77
Accumulation unit value at end of period	$1.15	$1.38	$1.10	$1.18	$1.18	$1.22	$1.05	$0.87	$1.03	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	12	12	12	31	66	71	60	68	74	101
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	74	75	73	75	80	74	32	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (7/24/2006)
Accumulation unit value at beginning of period	$1.36	$1.33	$1.24	$1.26	$1.27	$1.23	$1.16	$1.14	$1.06	$0.74
Accumulation unit value at end of period	$1.35	$1.36	$1.33	$1.24	$1.26	$1.27	$1.23	$1.16	$1.14	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	1,064	614	1,138	1,212	1,717	1,636	1,460	1,217	1,533	8,837
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.30	$1.91	$1.79	$1.80	$1.63	$1.26	$1.10	$1.14	$0.99	$0.73
Accumulation unit value at end of period	$2.12	$2.30	$1.91	$1.79	$1.80	$1.63	$1.26	$1.10	$1.14	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	1,267	1,208	1,627	1,714	2,284	2,357	1,981	2,111	2,378	5,672
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.44	$2.04	$1.84	$1.89	$1.81	$1.34	$1.18	$1.34	$1.06	$0.76
Accumulation unit value at end of period	$2.05	$2.44	$2.04	$1.84	$1.89	$1.81	$1.34	$1.18	$1.34	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	749	665	878	874	1,149	1,665	1,557	1,438	1,941	5,798
Fidelity® VIP Overseas Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.47	$1.14	$1.21	$1.19	$1.31	$1.02	$0.85	$1.04	$0.93	$0.75
Accumulation unit value at end of period	$1.23	$1.47	$1.14	$1.21	$1.19	$1.31	$1.02	$0.85	$1.04	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	128	173	189	190	249	254	265	306	334	293
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$0.98	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.04	$0.98	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	162	93	170	132	59	123	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.13	$1.03	$1.04	$1.04	$0.92	$0.91	$0.72	$0.77	$0.64	$0.55
Accumulation unit value at end of period	$1.04	$1.13	$1.03	$1.04	$1.04	$0.92	$0.91	$0.72	$0.77	$0.64
Number of accumulation units outstanding at end of period (000 omitted)	269	356	500	501	538	546	482	508	445	475
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.25	$1.15	$1.02	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	142	140	54	75	218	136	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.72	$1.60	$1.39	$1.48	$1.40	$1.10	$0.97	$0.99	$0.90	$0.72
Accumulation unit value at end of period	$1.54	$1.72	$1.60	$1.39	$1.48	$1.40	$1.10	$0.97	$0.99	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	442	512	658	763	729	754	789	949	1,071	1,072

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	53

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Franklin Small Cap Value VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.29	$2.09	$1.63	$1.77	$1.78	$1.32	$1.13	$1.18	$0.93	$0.73
Accumulation unit value at end of period	$1.98	$2.29	$2.09	$1.63	$1.77	$1.78	$1.32	$1.13	$1.18	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	268	291	365	425	485	515	539	558	667	686
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	6	—	16	—	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$1.82	$1.66	$1.67	$1.45	$1.07	$0.94	$0.92	$0.82	$0.68
Accumulation unit value at end of period	$2.07	$2.23	$1.82	$1.66	$1.67	$1.45	$1.07	$0.94	$0.92	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	143	126	204	210	221	225	212	236	290	177
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.88	$1.50	$1.48	$1.43	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.79	$1.88	$1.50	$1.48	$1.43	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	90	92	114	114	114	115	116	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.07	$0.97	$1.03	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.17	$1.07	$0.97	$1.03	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	12	11	37	54	50	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.08	$1.79	$1.55	$1.67	$1.54	$1.15	$0.98	$1.01	$0.88	$0.69
Accumulation unit value at end of period	$1.81	$2.08	$1.79	$1.55	$1.67	$1.54	$1.15	$0.98	$1.01	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	145	158	232	280	328	317	329	372	431	5,748
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.89	$1.76	$1.56	$1.54	$1.39	$1.07	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.73	$1.89	$1.76	$1.56	$1.54	$1.39	$1.07	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	116	227	290	294	316	311	276	369	—	—
Invesco V.I. Health Care Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.25	$1.97	$2.25	$2.21	$1.87	$1.35	$1.13	$1.10	$1.06	$0.84
Accumulation unit value at end of period	$2.24	$2.25	$1.97	$2.25	$2.21	$1.87	$1.35	$1.13	$1.10	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	156	250	249	302	423	468	446	453	552	543
Invesco V.I. International Growth Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.70	$1.40	$1.42	$1.47	$1.49	$1.27	$1.11	$1.21	$1.08	$0.81
Accumulation unit value at end of period	$1.42	$1.70	$1.40	$1.42	$1.47	$1.49	$1.27	$1.11	$1.21	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	326	344	435	491	458	417	456	534	621	7,178
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.69	$1.40	$1.41	$1.41	$1.32	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.57	$1.69	$1.40	$1.41	$1.41	$1.32	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	75	126	223	230	256	252	264	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$0.98	$1.02	$1.13	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.15	$0.98	$1.02	$1.13	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16	16	23	54	74	58	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	193	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	78	75	75	35	14	2	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.96	$1.55	$1.56	$1.50	$1.35	$1.05	$0.90	$0.96	$0.85	$0.63
Accumulation unit value at end of period	$1.88	$1.96	$1.55	$1.56	$1.50	$1.35	$1.05	$0.90	$0.96	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	210	300	413	466	548	614	758	925	1,073	18,832
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.37	$1.15	$1.12	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.37	$1.15	$1.12	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	20	20	20	20	5	5	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.30	$1.02	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.30	$1.02	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	253	265	402	462	—	—	—	—	—	—

54	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
MFS® Utilities Series – Service Class (7/24/2006)
Accumulation unit value at beginning of period	$2.28	$2.01	$1.82	$2.16	$1.94	$1.63	$1.46	$1.38	$1.23	$0.94
Accumulation unit value at end of period	$2.27	$2.28	$2.01	$1.82	$2.16	$1.94	$1.63	$1.46	$1.38	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	191	493	339	409	480	569	661	782	921	1,049
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.49	$1.37	$1.35	$1.38	$1.22	$1.21	$0.94	$1.05	$0.87	$0.62
Accumulation unit value at end of period	$1.35	$1.49	$1.37	$1.35	$1.38	$1.22	$1.21	$0.94	$1.05	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	90	153	179	188	267	291	246	297	229	2,721
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.32	$1.69	$1.88	$2.02	$2.00	$1.47	$1.37	$1.49	$1.14	$0.73
Accumulation unit value at end of period	$2.54	$2.32	$1.69	$1.88	$2.02	$2.00	$1.47	$1.37	$1.49	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	36	69	86	103	184	195	216	156	186	202
Neuberger Berman AMT International Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$1.43	$1.14	$1.18	$1.17	$1.22	$1.05	$0.90	$1.03	$0.85	$0.64
Accumulation unit value at end of period	$1.18	$1.43	$1.14	$1.18	$1.17	$1.22	$1.05	$0.90	$1.03	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	67	66	112	134	118	123	183	176	216	3,810
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$2.28	$1.95	$1.80	$1.83	$1.68	$1.24	$1.13	$1.18	$0.97	$0.75
Accumulation unit value at end of period	$2.12	$2.28	$1.95	$1.80	$1.83	$1.68	$1.24	$1.13	$1.18	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	67	68	168	112	104	121	142	147	151	148
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.96	$0.91	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.17	$1.61	$1.63	$1.59	$1.57	$1.25	$1.05	$1.16	$1.01	$0.73
Accumulation unit value at end of period	$1.86	$2.17	$1.61	$1.63	$1.59	$1.57	$1.25	$1.05	$1.16	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	123	167	265	289	464	487	522	678	636	666
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$1.54	$1.47	$1.39	$1.44	$1.42	$1.44	$1.29	$1.30	$1.14	$0.97
Accumulation unit value at end of period	$1.45	$1.54	$1.47	$1.39	$1.44	$1.42	$1.44	$1.29	$1.30	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	1,012	1,256	1,432	1,654	1,891	2,310	2,428	2,631	3,037	19,339
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Fund®/VA, Service Shares* (4/28/2017)
Accumulation unit value at beginning of period	$1.08	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.08	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	105	212	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.40	$2.13	$1.83	$1.96	$1.78	$1.28	$1.10	$1.14	$0.93	$0.69
Accumulation unit value at end of period	$2.12	$2.40	$2.13	$1.83	$1.96	$1.78	$1.28	$1.10	$1.14	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	205	199	297	310	214	192	199	218	251	312
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/24/2006)
Accumulation unit value at beginning of period	$1.59	$1.42	$1.27	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12	$0.93
Accumulation unit value at end of period	$1.49	$1.59	$1.42	$1.27	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	366	479	658	933	1,123	1,491	1,630	1,530	1,232	10,833
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$0.99	$0.96	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.11	$0.99	$0.96	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	16	16	3	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.00	$0.98	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.04	$1.00	$0.98	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	47	23	11	—	—	1	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.93	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.96	$0.95	$0.93	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	225	267	216	174	25	17	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	65	40	35	20	13	10	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	55

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.83	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.65	$1.83	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	589	1,217	1,315	1,319	1,173	1,085	1,001	887	563	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.83	$1.56	$1.48	$1.51	$1.45	$1.21	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.65	$1.83	$1.56	$1.48	$1.51	$1.45	$1.21	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	4,752	6,506	6,883	7,837	7,802	10,551	12,253	14,095	14,269	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.77	$1.36	$1.38	$1.42	$1.50	$1.24	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.45	$1.77	$1.36	$1.38	$1.42	$1.50	$1.24	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	17	11	4	1	1	1	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.23	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	1,139	1,501	1,823	1,720	2,307	3,923	3,754	1,870	1,217	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.23	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	5,507	7,783	10,002	9,698	10,906	16,064	23,028	27,822	20,457	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	74	75	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	29	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$1.02	$1.04	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.04	$1.02	$1.04	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	374	1,184	982	489	71	117	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.07	$1.05	$1.08	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.12	$1.18	$1.07	$1.05	$1.08	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,859	3,041	3,279	3,671	3,265	1,083	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.32	$1.13	$1.11	$1.16	$1.11	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.32	$1.13	$1.11	$1.16	$1.11	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	25,125	27,567	29,067	29,278	25,686	10,351	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.18	$1.15	$1.20	$1.15	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.34	$1.18	$1.15	$1.20	$1.15	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	88,702	93,772	99,344	102,812	106,021	98,347	63,295	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.45	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	16,389	17,833	18,779	20,265	20,810	19,525	16,779	12,779	7,816	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.09	$1.09	$1.00	—
Accumulation unit value at end of period	$1.46	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.09	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	64,676	77,942	92,811	104,634	113,486	117,715	121,348	121,489	131,296	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.56	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	5,232	5,708	5,954	5,842	5,520	6,255	5,501	4,493	2,399	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.69	$1.47	$1.41	$1.44	$1.38	$1.21	$1.09	$1.11	$1.00	—
Accumulation unit value at end of period	$1.56	$1.69	$1.47	$1.41	$1.44	$1.38	$1.21	$1.09	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	17,450	21,816	28,221	31,084	34,878	48,803	54,213	59,742	63,511	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.34	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	3,553	3,906	4,158	4,871	6,173	7,945	7,553	5,429	3,701	—

56	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.41	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.34	$1.41	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	15,271	19,755	23,247	26,332	29,100	33,067	37,210	36,289	38,937	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.11	$1.10	$1.10	$1.06	$1.10	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.12	$1.13	$1.11	$1.10	$1.10	$1.06	$1.10	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	10	11	13	14	14	12	4	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$1.87	$1.78	$1.90	$1.93	$1.39	$1.27	$1.29	$1.00	—
Accumulation unit value at end of period	$2.07	$2.19	$1.87	$1.78	$1.90	$1.93	$1.39	$1.27	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	17	16	15	24	17	9	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$1.95	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23	$1.00	—
Accumulation unit value at end of period	$1.76	$2.06	$1.95	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	6	1	1	8	7	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.07	$1.96	$1.57	$1.76	$1.74	$1.30	$1.16	$1.23	$1.00	$0.74
Accumulation unit value at end of period	$1.77	$2.07	$1.96	$1.57	$1.76	$1.74	$1.30	$1.16	$1.23	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	91	112	145	155	186	201	252	370	429	10,344
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.01	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.01	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	556	10	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,790	1,726	704	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,798	425	206	—	—	—	—	—	—	—
Wanger International (7/24/2006)
Accumulation unit value at beginning of period	$2.07	$1.57	$1.61	$1.63	$1.72	$1.42	$1.18	$1.40	$1.13	$0.76
Accumulation unit value at end of period	$1.68	$2.07	$1.57	$1.61	$1.63	$1.72	$1.42	$1.18	$1.40	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	361	475	527	583	683	734	800	878	975	5,489
Wanger USA (7/24/2006)
Accumulation unit value at beginning of period	$2.44	$2.06	$1.83	$1.87	$1.80	$1.36	$1.14	$1.20	$0.98	$0.70
Accumulation unit value at end of period	$2.38	$2.44	$2.06	$1.83	$1.87	$1.80	$1.36	$1.14	$1.20	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	285	378	559	620	762	843	927	1,071	1,249	4,677
Wells Fargo VT International Equity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.37	$1.11	$1.09	$1.08	$1.15	$0.98	$0.87	$1.01	$0.87	$0.76
Accumulation unit value at end of period	$1.12	$1.37	$1.11	$1.09	$1.08	$1.15	$0.98	$0.87	$1.01	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	250	272	345	340	334	321	350	421	491	9,217
Wells Fargo VT Opportunity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.48	$2.08	$1.88	$1.96	$1.79	$1.38	$1.21	$1.30	$1.06	$0.72
Accumulation unit value at end of period	$2.28	$2.48	$2.08	$1.88	$1.96	$1.79	$1.38	$1.21	$1.30	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	142	140	194	250	279	338	332	386	125	149
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.80	$2.25	$2.11	$2.19	$2.26	$1.52	$1.42	$1.51	$1.20	$0.80
Accumulation unit value at end of period	$2.80	$2.80	$2.25	$2.11	$2.19	$2.26	$1.52	$1.42	$1.51	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	90	113	135	157	246	315	319	373	430	492
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.12	$1.05	$0.92	$0.99	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	42	58	5	—	4	—	—	—	—	—

Variable account charges of 1.10% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.10	$1.07	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.24	$1.10	$1.07	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	328	222	221	198	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	57

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Global Thematic Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.94	$1.44	$1.47	$1.44	$1.39	$1.15	$1.02	$1.35	$1.15	$0.76
Accumulation unit value at end of period	$1.73	$1.94	$1.44	$1.47	$1.44	$1.39	$1.15	$1.02	$1.35	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	6	8	11	15	24	27	60	68	68	94
AB VPS Growth and Income Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.14	$1.82	$1.66	$1.66	$1.53	$1.15	$0.99	$0.95	$0.85	$0.71
Accumulation unit value at end of period	$1.99	$2.14	$1.82	$1.66	$1.66	$1.53	$1.15	$0.99	$0.95	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	20	19	32	35	25	5	19	25	29	26
AB VPS International Value Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.01	$0.82	$0.83	$0.82	$0.89	$0.73	$0.65	$0.81	$0.79	$0.59
Accumulation unit value at end of period	$0.77	$1.01	$0.82	$0.83	$0.82	$0.89	$0.73	$0.65	$0.81	$0.79
Number of accumulation units outstanding at end of period (000 omitted)	121	160	195	199	230	251	246	313	393	2,285
AB VPS Large Cap Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.73	$2.09	$2.07	$1.89	$1.68	$1.24	$1.08	$1.13	$1.04	$0.76
Accumulation unit value at end of period	$2.76	$2.73	$2.09	$2.07	$1.89	$1.68	$1.24	$1.08	$1.13	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	114	104	80	26	42	36	29	14	5	6
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	164	175	143	142	102	26	—	—	—	—
American Century VP Mid Cap Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.75	$2.50	$2.06	$2.11	$1.84	$1.43	$1.24	$1.27	$1.08	$0.84
Accumulation unit value at end of period	$2.37	$2.75	$2.50	$2.06	$2.11	$1.84	$1.43	$1.24	$1.27	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	50	47	49	43	64	62	84	92	109	929
American Century VP Ultra®, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.68	$2.05	$1.99	$1.89	$1.74	$1.29	$1.14	$1.15	$1.00	$0.75
Accumulation unit value at end of period	$2.66	$2.68	$2.05	$1.99	$1.89	$1.74	$1.29	$1.14	$1.15	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	4	1	2	2	3	3	14	9	21	17
American Century VP Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.08	$1.94	$1.63	$1.72	$1.54	$1.18	$1.04	$1.05	$0.93	$0.79
Accumulation unit value at end of period	$1.87	$2.08	$1.94	$1.63	$1.72	$1.54	$1.18	$1.04	$1.05	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	322	309	201	148	124	121	109	204	245	242
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	569	542	434	582	649	138	59	—	—	—
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.25	$1.83	$1.75	$1.85	$1.80	$1.23	$1.04	$1.04	$0.84	$0.60
Accumulation unit value at end of period	$2.30	$2.25	$1.83	$1.75	$1.85	$1.80	$1.23	$1.04	$1.04	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	19	19	23	44	88	81	72	49	36	31
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.91	$1.69	$1.61	$1.60	$1.47	$1.22	$1.08	$1.07	$0.96	$0.78
Accumulation unit value at end of period	$1.78	$1.91	$1.69	$1.61	$1.60	$1.47	$1.22	$1.08	$1.07	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	1,845	1,479	414	264	162	17	190	170	149	136
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.61	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.51	$0.61	$0.60	$0.54	$0.72	$0.92	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	153	141	107	1	33	33	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.77	$1.47	$1.37	$1.35	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.59	$1.77	$1.47	$1.37	$1.35	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	466	390	294	151	36	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.76	$2.25	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21	$1.00	—
Accumulation unit value at end of period	$2.62	$2.76	$2.25	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	54	40	22	24	4	2	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.80	$1.69	$1.70	$1.49	$1.13	$1.00	$0.96	$0.83	$0.67
Accumulation unit value at end of period	$2.11	$2.22	$1.80	$1.69	$1.70	$1.49	$1.13	$1.00	$0.96	$0.83
Number of accumulation units outstanding at end of period (000 omitted)	56	54	55	53	25	6	15	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.80	$0.88	$0.87	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	4	—	—	—	—

58	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$1.87	$1.67	$1.73	$1.60	$1.28	$1.13	$1.21	$1.00	—
Accumulation unit value at end of period	$1.96	$2.11	$1.87	$1.67	$1.73	$1.60	$1.28	$1.13	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	225	184	156	122	70	63	58	61	3	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.84	$1.63	$1.45	$1.51	$1.38	$1.10	$0.98	$1.04	$0.90	$0.72
Accumulation unit value at end of period	$1.71	$1.84	$1.63	$1.45	$1.51	$1.38	$1.10	$0.98	$1.04	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	83	124	153	160	205	232	261	330	462	14,862
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$0.97	$0.88	$0.91	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.07	$0.97	$0.88	$0.91	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	86	42	16	8	3	2	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$0.99	$0.95	$1.06	$1.10	$1.13	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.11	$1.44	$0.99	$0.95	$1.06	$1.10	$1.13	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	433	252	119	128	101	59	26	27	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.96	$1.35	$1.30	$1.44	$1.49	$1.54	$1.29	$1.65	$1.39	$0.81
Accumulation unit value at end of period	$1.52	$1.96	$1.35	$1.30	$1.44	$1.49	$1.54	$1.29	$1.65	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	140	162	169	168	212	236	299	269	254	1,676
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04	$1.00	—
Accumulation unit value at end of period	$0.91	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	44	26	15	15	14	18	11	10	5	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.18	$1.13	$1.16	$1.25	$1.25	$1.37	$1.30	$1.26	$1.19	$1.08
Accumulation unit value at end of period	$1.11	$1.18	$1.13	$1.16	$1.25	$1.25	$1.37	$1.30	$1.26	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	28	31	44	54	59	78	106	117	164	7,610
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00	—
Accumulation unit value at end of period	$0.92	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	1,112	20	102	17	7	108	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$0.97	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.04	$1.05	$1.06
Accumulation unit value at end of period	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.04	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	227	113	206	226	215	245	489	478	448	852
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.56	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08	$1.00	—
Accumulation unit value at end of period	$1.48	$1.56	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	292	336	154	32	32	17	6	6	4	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.99	$1.89	$1.71	$1.75	$1.71	$1.63	$1.42	$1.36	$1.21	$0.79
Accumulation unit value at end of period	$1.89	$1.99	$1.89	$1.71	$1.75	$1.71	$1.63	$1.42	$1.36	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	38	41	85	69	76	74	120	122	141	139
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.45	$1.33	$1.36	$1.32	$1.28	$1.12	$1.07	$1.00	—
Accumulation unit value at end of period	$1.45	$1.53	$1.45	$1.33	$1.36	$1.32	$1.28	$1.12	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	474	318	58	95	103	119	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.95	$1.85	$1.69	$1.73	$1.68	$1.62	$1.43	$1.36	$1.21	$0.86
Accumulation unit value at end of period	$1.85	$1.95	$1.85	$1.69	$1.73	$1.68	$1.62	$1.43	$1.36	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	52	54	56	44	48	69	77	92	136	9,699
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02	$1.00	—
Accumulation unit value at end of period	$1.18	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	403	353	247	52	2	2	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.44	$1.40	$1.35	$1.37	$1.31	$1.36	$1.28	$1.21	$1.13	$1.00
Accumulation unit value at end of period	$1.42	$1.44	$1.40	$1.35	$1.37	$1.31	$1.36	$1.28	$1.21	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	83	131	162	180	273	301	368	424	566	24,086
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.70	$2.14	$2.14	$1.99	$1.76	$1.37	$1.15	$1.21	$1.00	—
Accumulation unit value at end of period	$2.56	$2.70	$2.14	$2.14	$1.99	$1.76	$1.37	$1.15	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	86	61	59	63	29	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	59

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.30	$1.82	$1.81	$1.68	$1.49	$1.16	$0.97	$1.02	$0.88	$0.65
Accumulation unit value at end of period	$2.18	$2.30	$1.82	$1.81	$1.68	$1.49	$1.16	$0.97	$1.02	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	12	11	17	7	11	21	19	27	27	13
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.32	$1.93	$1.75	$1.75	$1.57	$1.20	$1.05	$1.05	$0.92	$0.74
Accumulation unit value at end of period	$2.18	$2.32	$1.93	$1.75	$1.75	$1.57	$1.20	$1.05	$1.05	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	1,819	1,137	458	260	169	114	61	92	226	135
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.07	$1.03	$1.06	$1.07	$1.07	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.06	$1.08	$1.07	$1.03	$1.06	$1.07	$1.07	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	145	230	206	51	64	9	2	2	1	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.09	$0.99	$0.98	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.09	$0.99	$0.98	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	69	74	69	66	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$1.69	$1.67	$1.61	$1.51	$1.17	$1.06	$1.27	$1.00	—
Accumulation unit value at end of period	$1.93	$2.05	$1.69	$1.67	$1.61	$1.51	$1.17	$1.06	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	60	48	18	4	1	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.27	$1.87	$1.85	$1.77	$1.67	$1.29	$1.17	$1.40	$1.12	$0.69
Accumulation unit value at end of period	$2.14	$2.27	$1.87	$1.85	$1.77	$1.67	$1.29	$1.17	$1.40	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	13	13	4	4	5	10	17	12	17	20
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.39	$2.13	$1.89	$2.01	$1.82	$1.34	$1.14	$1.26	$1.00	—
Accumulation unit value at end of period	$2.04	$2.39	$2.13	$1.89	$2.01	$1.82	$1.34	$1.14	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	114	106	61	46	39	6	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.14	$1.91	$1.69	$1.80	$1.62	$1.19	$1.02	$1.12	$0.93	$0.66
Accumulation unit value at end of period	$1.83	$2.14	$1.91	$1.69	$1.80	$1.62	$1.19	$1.02	$1.12	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	30	33	36	42	87	99	89	118	177	730
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.58	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19	$1.00	—
Accumulation unit value at end of period	$1.30	$1.58	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	86	87	92	51	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.46	$1.16	$1.24	$1.20	$1.32	$1.10	$0.94	$1.09	$0.96	$0.76
Accumulation unit value at end of period	$1.20	$1.46	$1.16	$1.24	$1.20	$1.32	$1.10	$0.94	$1.09	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	145	151	163	44	50	49	46	46	39	30
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.71	$2.27	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20	$1.00	—
Accumulation unit value at end of period	$2.35	$2.71	$2.27	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	41	32	26	44	39	16	5	6	4	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.31	$1.93	$1.63	$1.73	$1.57	$1.16	$0.99	$1.01	$0.85	$0.68
Accumulation unit value at end of period	$2.00	$2.31	$1.93	$1.63	$1.73	$1.57	$1.16	$0.99	$1.01	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	46	24	19	17	20	24	26	28	15	10
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.45	$2.21	$1.96	$2.05	$1.96	$1.34	$1.15	$1.27	$1.00	—
Accumulation unit value at end of period	$2.11	$2.45	$2.21	$1.96	$2.05	$1.96	$1.34	$1.15	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	40	38	25	9	5	5	6	7	2	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.21	$1.99	$1.77	$1.85	$1.76	$1.20	$1.03	$1.14	$0.91	$0.66
Accumulation unit value at end of period	$1.91	$2.21	$1.99	$1.77	$1.85	$1.76	$1.20	$1.03	$1.14	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	8	8	9	11	19	13	9	29	30	15
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.16	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	$1.00	—	—
Accumulation unit value at end of period	$1.14	$1.16	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	—	—
Number of accumulation units outstanding at end of period (000 omitted)	356	267	78	27	11	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29	$1.00	—
Accumulation unit value at end of period	$1.93	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	40	13	11	19	11	10	—	—	—	—

60	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.03	$1.02	$1.02	$0.97	$1.01	$1.00	$1.00	$1.00	—
Accumulation unit value at end of period	$1.06	$1.05	$1.03	$1.02	$1.02	$0.97	$1.01	$1.00	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	66	72	5	4	4	4	4	3	1	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.16	$1.13	$1.12	$1.11	$1.07	$1.10	$1.09	$1.09	$1.07	$1.03
Accumulation unit value at end of period	$1.16	$1.16	$1.13	$1.12	$1.11	$1.07	$1.10	$1.09	$1.09	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	9	11	12	10	27	34	114	360	381	313
Credit Suisse Trust – Commodity Return Strategy Portfolio (7/24/2006)
Accumulation unit value at beginning of period	$0.52	$0.51	$0.46	$0.63	$0.76	$0.86	$0.89	$1.03	$0.89	$0.75
Accumulation unit value at end of period	$0.45	$0.52	$0.51	$0.46	$0.63	$0.76	$0.86	$0.89	$1.03	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	24	30	41	32	88	99	123	106	112	147
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.12	$1.09	$1.11	$1.06	$1.10	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.13	$1.16	$1.12	$1.09	$1.11	$1.06	$1.10	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	78	64	47	29	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.25	$1.30	$1.33	$1.44	$1.20	$1.01	$1.17	$1.00	—
Accumulation unit value at end of period	$1.24	$1.50	$1.25	$1.30	$1.33	$1.44	$1.20	$1.01	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	4	5	—	21	23	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$1.11	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.97	$0.99	$1.11	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	89	93	105	137	61	45	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.22	$1.21	$1.12	$1.16	$1.08	$1.15	$1.10	$1.02	$1.00	—
Accumulation unit value at end of period	$1.20	$1.22	$1.21	$1.12	$1.16	$1.08	$1.15	$1.10	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	69	69	69	61	61	9	8	7	3	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.41	$1.39	$1.30	$1.33	$1.24	$1.33	$1.27	$1.17	$1.13	$1.07
Accumulation unit value at end of period	$1.39	$1.41	$1.39	$1.30	$1.33	$1.24	$1.33	$1.27	$1.17	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	25	27	41	37	65	90	105	113	124	11,712
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.67	$1.60	$1.54	$1.58	$1.40	$1.38	$1.07	$1.20	$1.00	—
Accumulation unit value at end of period	$1.56	$1.67	$1.60	$1.54	$1.58	$1.40	$1.38	$1.07	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	68	71	78	67	85	58	14	14	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.14	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18	$1.00	—
Accumulation unit value at end of period	$1.15	$1.41	$1.14	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	130	129	94	83	27	26	4	4	2	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.24	$1.01	$0.99	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.24	$1.01	$0.99	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	59	39	11	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.39	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.39	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	113	147	204	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.84	$2.16	$2.07	$1.90	$1.71	$1.33	$1.19	$1.21	$1.00	—
Accumulation unit value at end of period	$2.73	$2.84	$2.16	$2.07	$1.90	$1.71	$1.33	$1.19	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	39	38	19	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.01	$2.09	$2.00	$1.83	$1.36	$1.21	$1.23	$1.00	—
Accumulation unit value at end of period	$2.54	$2.61	$2.01	$2.09	$2.00	$1.83	$1.36	$1.21	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	14	13	8	—	1	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$1.83	$1.68	$1.70	$1.54	$1.21	$1.11	$1.16	$1.00	—
Accumulation unit value at end of period	$1.97	$2.17	$1.83	$1.68	$1.70	$1.54	$1.21	$1.11	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	10	10	9	9	6	3	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.88	$1.58	$1.45	$1.46	$1.32	$1.04	$0.95	$1.00	$0.90	$0.70
Accumulation unit value at end of period	$1.71	$1.88	$1.58	$1.45	$1.46	$1.32	$1.04	$0.95	$1.00	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	13	14	18	24	26	49	51	81	115	12,560

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	61

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.44	$2.10	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16	$1.00	—
Accumulation unit value at end of period	$2.16	$2.44	$2.10	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	283	259	185	98	86	7	7	8	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.54	$1.94	$1.90	$1.81	$1.71	$1.32	$1.19	$1.24	$1.00	—
Accumulation unit value at end of period	$2.58	$2.54	$1.94	$1.90	$1.81	$1.71	$1.32	$1.19	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	20	18	12	4	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.63	$1.30	$1.36	$1.41	$1.43	$1.22	$1.07	$1.16	$1.00	—
Accumulation unit value at end of period	$1.30	$1.63	$1.30	$1.36	$1.41	$1.43	$1.22	$1.07	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	338	277	184	138	84	60	33	32	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$1.89	$1.67	$1.85	$1.70	$1.35	$1.20	$1.17	$1.00	—
Accumulation unit value at end of period	$1.94	$2.16	$1.89	$1.67	$1.85	$1.70	$1.35	$1.20	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	141	109	46	23	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00	$1.00	—
Accumulation unit value at end of period	$1.06	$1.07	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	93	78	50	55	17	17	3	3	1	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.63	$2.30	$1.93	$1.95	$1.76	$1.31	$1.14	$1.23	$1.00	—
Accumulation unit value at end of period	$2.33	$2.63	$2.30	$1.93	$1.95	$1.76	$1.31	$1.14	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	254	201	92	67	45	46	46	47	2	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.59	$2.26	$1.90	$1.91	$1.73	$1.29	$1.11	$1.20	$1.00	$0.74
Accumulation unit value at end of period	$2.30	$2.59	$2.26	$1.90	$1.91	$1.73	$1.29	$1.11	$1.20	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3	4	1	—	16	20	10	10	10	19
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.98	$0.99	$0.99	$1.00	$1.00	$1.02	$1.01	$1.00	$1.00	—
Accumulation unit value at end of period	$0.98	$0.98	$0.99	$0.99	$1.00	$1.00	$1.02	$1.01	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	119	102	96	89	20	20	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$1.84	$1.80	$1.87	$1.74	$1.38	$1.20	$1.19	$1.00	—
Accumulation unit value at end of period	$2.13	$2.23	$1.84	$1.80	$1.87	$1.74	$1.38	$1.20	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	56	52	29	20	4	1	—	—	—	—
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.37	$1.09	$1.17	$1.17	$1.22	$1.05	$0.86	$1.03	$0.95	$0.77
Accumulation unit value at end of period	$1.14	$1.37	$1.09	$1.17	$1.17	$1.22	$1.05	$0.86	$1.03	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	32	15	16	12	33	44	27	24	16	28
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$1.03	$0.98	$0.94	$1.02	$1.00	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	160	164	135	63	73	40	8	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (7/24/2006)
Accumulation unit value at beginning of period	$1.36	$1.33	$1.23	$1.26	$1.26	$1.23	$1.16	$1.14	$1.06	$0.74
Accumulation unit value at end of period	$1.34	$1.36	$1.33	$1.23	$1.26	$1.26	$1.23	$1.16	$1.14	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	119	123	143	158	286	294	279	271	253	6,229
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.29	$1.90	$1.78	$1.80	$1.63	$1.26	$1.09	$1.14	$0.98	$0.73
Accumulation unit value at end of period	$2.11	$2.29	$1.90	$1.78	$1.80	$1.63	$1.26	$1.09	$1.14	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	1,555	1,291	960	825	864	839	754	871	800	3,018
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.42	$2.03	$1.84	$1.89	$1.80	$1.34	$1.18	$1.34	$1.05	$0.76
Accumulation unit value at end of period	$2.04	$2.42	$2.03	$1.84	$1.89	$1.80	$1.34	$1.18	$1.34	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	1,169	920	571	441	427	433	395	436	448	3,101
Fidelity® VIP Overseas Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.46	$1.13	$1.21	$1.18	$1.30	$1.01	$0.85	$1.04	$0.93	$0.75
Accumulation unit value at end of period	$1.22	$1.46	$1.13	$1.21	$1.18	$1.30	$1.01	$0.85	$1.04	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	23	29	37	37	73	67	93	102	118	119
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$0.97	$1.00	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.11	$1.04	$0.97	$1.00	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	746	357	192	86	36	—	—	—	—	—

62	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Franklin Global Real Estate VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.12	$1.03	$1.03	$1.04	$0.91	$0.90	$0.72	$0.77	$0.64	$0.54
Accumulation unit value at end of period	$1.04	$1.12	$1.03	$1.03	$1.04	$0.91	$0.90	$0.72	$0.77	$0.64
Number of accumulation units outstanding at end of period (000 omitted)	28	33	35	37	53	53	54	49	45	26
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.24	$1.15	$1.02	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	227	193	92	90	29	1	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.71	$1.59	$1.39	$1.47	$1.39	$1.10	$0.97	$0.99	$0.90	$0.72
Accumulation unit value at end of period	$1.53	$1.71	$1.59	$1.39	$1.47	$1.39	$1.10	$0.97	$0.99	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	718	543	371	259	212	186	210	240	360	309
Franklin Small Cap Value VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.28	$2.08	$1.62	$1.77	$1.78	$1.32	$1.13	$1.18	$0.93	$0.73
Accumulation unit value at end of period	$1.96	$2.28	$2.08	$1.62	$1.77	$1.78	$1.32	$1.13	$1.18	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	543	406	233	161	170	110	104	104	90	90
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	63	72	51	32	—	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.81	$1.65	$1.67	$1.45	$1.07	$0.94	$0.91	$0.82	$0.68
Accumulation unit value at end of period	$2.06	$2.22	$1.81	$1.65	$1.67	$1.45	$1.07	$0.94	$0.91	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	76	69	67	67	86	72	53	43	47	53
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.88	$1.49	$1.48	$1.43	$1.34	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.78	$1.88	$1.49	$1.48	$1.43	$1.34	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26	26	21	21	31	10	10	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.07	$0.97	$1.03	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.16	$1.07	$0.97	$1.03	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	75	99	86	73	17	—	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.07	$1.78	$1.54	$1.66	$1.54	$1.15	$0.97	$1.01	$0.88	$0.69
Accumulation unit value at end of period	$1.80	$2.07	$1.78	$1.54	$1.66	$1.54	$1.15	$0.97	$1.01	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	50	49	54	54	77	93	107	124	146	4,048
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.89	$1.76	$1.55	$1.54	$1.39	$1.07	$0.91	$1.00	—	—
Accumulation unit value at end of period	$1.72	$1.89	$1.76	$1.55	$1.54	$1.39	$1.07	$0.91	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16	22	18	22	42	49	43	32	—	—
Invesco V.I. Health Care Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$1.95	$2.24	$2.20	$1.86	$1.34	$1.13	$1.10	$1.06	$0.84
Accumulation unit value at end of period	$2.22	$2.23	$1.95	$2.24	$2.20	$1.86	$1.34	$1.13	$1.10	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	31	24	23	50	48	40	22	17	23	34
Invesco V.I. International Growth Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.69	$1.39	$1.41	$1.47	$1.48	$1.26	$1.11	$1.20	$1.08	$0.81
Accumulation unit value at end of period	$1.41	$1.69	$1.39	$1.41	$1.47	$1.48	$1.26	$1.11	$1.20	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	42	44	50	54	47	50	66	79	99	4,814
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.69	$1.40	$1.40	$1.40	$1.32	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.57	$1.69	$1.40	$1.40	$1.40	$1.32	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	12	8	12	22	10	2	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$0.98	$1.02	$1.13	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.08	$1.15	$0.98	$1.02	$1.13	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	102	76	93	147	137	19	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	492	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.04	$1.02	$1.01	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	177	203	187	137	40	31	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	63

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.95	$1.54	$1.56	$1.50	$1.34	$1.05	$0.89	$0.96	$0.85	$0.63
Accumulation unit value at end of period	$1.87	$1.95	$1.54	$1.56	$1.50	$1.34	$1.05	$0.89	$0.96	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	216	161	78	32	40	73	89	101	130	13,024
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.37	$1.15	$1.12	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.26	$1.37	$1.15	$1.12	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	61	59	61	61	27	3	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.02	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.29	$1.02	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	47	44	27	26	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/24/2006)
Accumulation unit value at beginning of period	$2.26	$2.00	$1.82	$2.15	$1.94	$1.63	$1.45	$1.38	$1.23	$0.94
Accumulation unit value at end of period	$2.26	$2.26	$2.00	$1.82	$2.15	$1.94	$1.63	$1.45	$1.38	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	108	116	103	93	97	110	89	77	101	120
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.48	$1.37	$1.34	$1.37	$1.22	$1.20	$0.94	$1.05	$0.87	$0.62
Accumulation unit value at end of period	$1.35	$1.48	$1.37	$1.34	$1.37	$1.22	$1.20	$0.94	$1.05	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	22	23	25	24	29	35	43	53	58	1,797
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.31	$1.68	$1.87	$2.01	$1.99	$1.47	$1.37	$1.49	$1.14	$0.73
Accumulation unit value at end of period	$2.52	$2.31	$1.68	$1.87	$2.01	$1.99	$1.47	$1.37	$1.49	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	78	69	56	50	76	54	63	60	57	102
Neuberger Berman AMT International Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$1.43	$1.14	$1.17	$1.17	$1.22	$1.05	$0.89	$1.03	$0.85	$0.64
Accumulation unit value at end of period	$1.17	$1.43	$1.14	$1.17	$1.17	$1.22	$1.05	$0.89	$1.03	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	37	33	30	29	29	37	44	37	48	2,555
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$2.27	$1.94	$1.79	$1.82	$1.67	$1.23	$1.12	$1.17	$0.97	$0.74
Accumulation unit value at end of period	$2.11	$2.27	$1.94	$1.79	$1.82	$1.67	$1.23	$1.12	$1.17	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	54	56	42	40	46	46	39	40	41	43
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.96	$0.91	$0.93	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	12	2	2	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.16	$1.60	$1.62	$1.58	$1.57	$1.25	$1.04	$1.15	$1.01	$0.73
Accumulation unit value at end of period	$1.85	$2.16	$1.60	$1.62	$1.58	$1.57	$1.25	$1.04	$1.15	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	782	582	329	143	117	120	110	125	140	139
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$1.53	$1.46	$1.39	$1.44	$1.42	$1.44	$1.29	$1.29	$1.14	$0.97
Accumulation unit value at end of period	$1.44	$1.53	$1.46	$1.39	$1.44	$1.42	$1.44	$1.29	$1.29	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	266	320	419	439	489	564	605	754	958	13,334
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Fund®/VA, Service Shares* (4/28/2017)
Accumulation unit value at beginning of period	$1.08	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.08	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.38	$2.11	$1.82	$1.96	$1.77	$1.27	$1.09	$1.13	$0.93	$0.69
Accumulation unit value at end of period	$2.11	$2.38	$2.11	$1.82	$1.96	$1.77	$1.27	$1.09	$1.13	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	194	156	102	32	28	18	5	3	6	18
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/24/2006)
Accumulation unit value at beginning of period	$1.58	$1.41	$1.26	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12	$0.93
Accumulation unit value at end of period	$1.48	$1.58	$1.41	$1.26	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	287	218	230	288	470	576	634	500	438	7,502
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	2	—	13	12	13	7	—	—	—

64	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.02	$0.99	$0.98	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	241	162	23	3	5	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.93	$0.99	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.96	$0.95	$0.93	$0.99	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	145	136	126	120	71	38	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	54	53	136	131	13	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.65	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	3,182	3,107	3,248	2,871	2,198	2,582	2,346	3,422	1,451	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.08	$1.12	$1.00	—
Accumulation unit value at end of period	$1.65	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.08	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	2,739	3,128	3,571	4,251	4,250	5,827	5,904	7,303	8,181	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.77	$1.35	$1.38	$1.42	$1.49	$1.24	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.44	$1.77	$1.35	$1.38	$1.42	$1.49	$1.24	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	141	124	108	93	61	40	16	17	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.23	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	3,845	3,874	5,060	4,702	4,186	3,852	5,439	4,427	3,563	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.23	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	2,694	3,037	4,195	3,736	5,585	8,001	14,186	14,112	15,521	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	695	197	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,009	498	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$1.02	$1.04	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.04	$1.02	$1.04	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,588	7,739	8,361	5,201	1,367	792	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.07	$1.05	$1.08	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.18	$1.07	$1.05	$1.08	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	18,290	18,073	15,721	10,621	5,770	2,848	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.31	$1.13	$1.11	$1.16	$1.11	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.31	$1.13	$1.11	$1.16	$1.11	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	89,768	84,816	82,647	71,896	49,209	22,553	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.10	$1.07	$1.11	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.16	$1.24	$1.10	$1.07	$1.11	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	198,720	187,737	168,328	137,942	93,074	36,622	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.55	$1.38	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.45	$1.55	$1.38	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	22,149	20,796	20,457	19,680	20,902	19,673	25,365	16,923	8,826	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.55	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.45	$1.55	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	35,563	42,724	50,922	58,130	62,579	67,034	78,374	87,650	103,350	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	65

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.69	$1.47	$1.41	$1.43	$1.38	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.55	$1.69	$1.47	$1.41	$1.43	$1.38	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	14,527	14,447	12,822	12,606	11,947	11,513	9,954	11,530	5,922	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.55	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	9,058	10,266	11,867	14,227	17,447	25,949	27,028	34,961	38,253	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.40	$1.29	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.33	$1.40	$1.29	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	5,652	6,530	5,250	5,504	4,866	5,455	5,102	4,813	1,965	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.33	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	7,495	8,024	9,625	10,848	11,952	16,412	22,423	26,042	29,932	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.11	$1.13	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	40	40	26	26	2	2	2	2	1	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$1.87	$1.77	$1.89	$1.92	$1.39	$1.27	$1.29	$1.00	—
Accumulation unit value at end of period	$2.06	$2.19	$1.87	$1.77	$1.89	$1.92	$1.39	$1.27	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	333	239	96	10	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$1.94	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23	$1.00	—
Accumulation unit value at end of period	$1.75	$2.05	$1.94	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	138	95	69	10	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.06	$1.95	$1.57	$1.75	$1.73	$1.30	$1.16	$1.22	$1.00	$0.74
Accumulation unit value at end of period	$1.76	$2.06	$1.95	$1.57	$1.75	$1.73	$1.30	$1.16	$1.22	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	31	29	32	31	45	52	58	124	162	7,218
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.01	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.01	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,225	508	25	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	20,581	9,225	1,384	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21,925	10,771	1,289	—	—	—	—	—	—	—
Wanger International (7/24/2006)
Accumulation unit value at beginning of period	$2.06	$1.56	$1.60	$1.62	$1.71	$1.42	$1.18	$1.39	$1.13	$0.76
Accumulation unit value at end of period	$1.67	$2.06	$1.56	$1.60	$1.62	$1.71	$1.42	$1.18	$1.39	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	110	116	124	135	152	167	188	222	298	3,426
Wanger USA (7/24/2006)
Accumulation unit value at beginning of period	$2.43	$2.05	$1.83	$1.86	$1.79	$1.35	$1.14	$1.20	$0.98	$0.70
Accumulation unit value at end of period	$2.37	$2.43	$2.05	$1.83	$1.86	$1.79	$1.35	$1.14	$1.20	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	51	84	129	136	193	229	279	303	331	2,615
Wells Fargo VT International Equity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.36	$1.11	$1.08	$1.08	$1.15	$0.97	$0.87	$1.01	$0.87	$0.76
Accumulation unit value at end of period	$1.11	$1.36	$1.11	$1.08	$1.08	$1.15	$0.97	$0.87	$1.01	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	9	9	10	40	35	51	50	53	54	6,603
Wells Fargo VT Opportunity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.47	$2.07	$1.87	$1.95	$1.78	$1.38	$1.21	$1.29	$1.06	$0.72
Accumulation unit value at end of period	$2.27	$2.47	$2.07	$1.87	$1.95	$1.78	$1.38	$1.21	$1.29	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	24	23	27	32	26	32	33	39	20	37
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.78	$2.23	$2.10	$2.18	$2.25	$1.51	$1.42	$1.50	$1.20	$0.79
Accumulation unit value at end of period	$2.79	$2.78	$2.23	$2.10	$2.18	$2.25	$1.51	$1.42	$1.50	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	237	213	186	175	154	155	142	142	118	111

66	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.12	$1.05	$0.92	$0.99	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	58	49	44	43	17	—	—	—	—	—

Variable account charges of 1.15% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.09	$1.07	$1.10	$1.07	$1.00	—
Accumulation unit value at end of period	$1.13	$1.24	$1.09	$1.07	$1.10	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.18	$1.67	$1.65	$1.51	$1.34	$0.99	$1.00
Accumulation unit value at end of period	$2.20	$2.18	$1.67	$1.65	$1.51	$1.34	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	20	12	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—
Accumulation unit value at end of period	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	7	15	—	—	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.83	$1.71	$1.43	$1.51	$1.35	$1.04	$1.00
Accumulation unit value at end of period	$1.64	$1.83	$1.71	$1.43	$1.51	$1.35	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	4	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.18	$1.15	$1.17	$1.16	$1.03	$1.00
Accumulation unit value at end of period	$1.21	$1.32	$1.18	$1.15	$1.17	$1.16	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2	37	37	165	174	141	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.44	$1.37	$1.36	$1.25	$1.04	$1.00
Accumulation unit value at end of period	$1.51	$1.63	$1.44	$1.37	$1.36	$1.25	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	253	339	154	170	70	56	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—
Accumulation unit value at end of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.77	$1.47	$1.37	$1.35	$1.21	$1.00	—
Accumulation unit value at end of period	$1.59	$1.77	$1.47	$1.37	$1.35	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.94	$1.58	$1.48	$1.49	$1.31	$0.99	$1.00
Accumulation unit value at end of period	$1.84	$1.94	$1.58	$1.48	$1.49	$1.31	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.87	$0.90	$0.92	$0.95	$1.00	—
Accumulation unit value at end of period	$0.79	$0.88	$0.87	$0.90	$0.92	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.68	$1.49	$1.33	$1.38	$1.27	$1.02	$1.00
Accumulation unit value at end of period	$1.56	$1.68	$1.49	$1.33	$1.38	$1.27	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$0.97	$0.88	$0.91	$0.90	$1.00	—
Accumulation unit value at end of period	$0.98	$1.07	$0.97	$0.88	$0.91	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$0.92	$0.89	$0.99	$1.03	$1.06	$1.00
Accumulation unit value at end of period	$1.04	$1.34	$0.92	$0.89	$0.99	$1.03	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	16	19	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.89	$0.85	$0.88	$0.95	$0.95	$1.04	$1.00
Accumulation unit value at end of period	$0.83	$0.89	$0.85	$0.88	$0.95	$0.95	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	67

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	29	658	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.26	$1.14	$1.17	$1.14	$1.09	$1.00
Accumulation unit value at end of period	$1.25	$1.32	$1.26	$1.14	$1.17	$1.14	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1	3	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$1.24	$1.13	$1.16	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.24	$1.30	$1.24	$1.13	$1.16	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	8	8	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.07	$1.04	$1.05	$1.01	$1.05	$1.00
Accumulation unit value at end of period	$1.09	$1.10	$1.07	$1.04	$1.05	$1.01	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.00	$1.58	$1.58	$1.47	$1.31	$1.02	$1.00
Accumulation unit value at end of period	$1.89	$2.00	$1.58	$1.58	$1.47	$1.31	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.97	$1.64	$1.49	$1.50	$1.34	$1.03	$1.00
Accumulation unit value at end of period	$1.85	$1.97	$1.64	$1.49	$1.50	$1.34	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.02	$0.98	$1.02	$1.03	$1.03	$1.00
Accumulation unit value at end of period	$1.02	$1.03	$1.02	$0.98	$1.02	$1.03	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.09	$0.99	$0.98	$0.99	$0.95	$1.00	—
Accumulation unit value at end of period	$1.02	$1.09	$0.99	$0.98	$0.99	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.67	$1.38	$1.37	$1.31	$1.24	$0.96	$1.00
Accumulation unit value at end of period	$1.57	$1.67	$1.38	$1.37	$1.31	$1.24	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.86	$1.66	$1.47	$1.57	$1.42	$1.04	$1.00
Accumulation unit value at end of period	$1.59	$1.86	$1.66	$1.47	$1.57	$1.42	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.40	$1.12	$1.21	$1.16	$1.29	$1.07	$1.00
Accumulation unit value at end of period	$1.16	$1.40	$1.12	$1.21	$1.16	$1.29	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	10	10	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.03	$1.70	$1.44	$1.54	$1.40	$1.03	$1.00
Accumulation unit value at end of period	$1.76	$2.03	$1.70	$1.44	$1.54	$1.40	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.86	$1.68	$1.49	$1.56	$1.49	$1.02	$1.00
Accumulation unit value at end of period	$1.60	$1.86	$1.68	$1.49	$1.56	$1.49	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.13	$1.05	$1.08	$1.06	$1.07	$1.00
Accumulation unit value at end of period	$1.17	$1.19	$1.13	$1.05	$1.08	$1.06	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	27	27	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.49	$1.29	$1.39	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.38	$1.63	$1.49	$1.29	$1.39	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.03	$1.01	$1.01	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$1.05	$1.05	$1.03	$1.01	$1.01	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

68	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.04	$1.02	$1.04	$0.99	$1.03	$1.00
Accumulation unit value at end of period	$1.05	$1.08	$1.04	$1.02	$1.04	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.13	$1.19	$1.21	$1.32	$1.10	$1.00
Accumulation unit value at end of period	$1.13	$1.37	$1.13	$1.19	$1.21	$1.32	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—
Accumulation unit value at end of period	$0.89	$0.97	$0.99	$1.10	$1.12	$1.03	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.09	$1.02	$1.05	$0.98	$1.05	$1.00
Accumulation unit value at end of period	$1.08	$1.10	$1.09	$1.02	$1.05	$0.98	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.39	$1.33	$1.28	$1.31	$1.17	$1.15	$1.00
Accumulation unit value at end of period	$1.29	$1.39	$1.33	$1.28	$1.31	$1.17	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.39	$1.13	$1.05	$1.15	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.14	$1.39	$1.13	$1.05	$1.15	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	8	8	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.24	$1.01	$0.99	$1.04	$1.05	$1.00	—
Accumulation unit value at end of period	$1.03	$1.24	$1.01	$0.99	$1.04	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.07	$1.58	$1.51	$1.39	$1.25	$0.98	$1.00
Accumulation unit value at end of period	$1.99	$2.07	$1.58	$1.51	$1.39	$1.25	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	5	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.82	$1.41	$1.46	$1.40	$1.28	$0.95	$1.00
Accumulation unit value at end of period	$1.78	$1.82	$1.41	$1.46	$1.40	$1.28	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	6	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.50	$1.38	$1.39	$1.26	$1.00	$1.00
Accumulation unit value at end of period	$1.61	$1.78	$1.50	$1.38	$1.39	$1.26	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.92	$1.66	$1.48	$1.51	$1.38	$1.03	$1.00
Accumulation unit value at end of period	$1.71	$1.92	$1.66	$1.48	$1.51	$1.38	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.83	$1.40	$1.37	$1.30	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$1.85	$1.83	$1.40	$1.37	$1.30	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.41	$1.13	$1.19	$1.23	$1.25	$1.06	$1.00
Accumulation unit value at end of period	$1.13	$1.41	$1.13	$1.19	$1.23	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.68	$1.46	$1.30	$1.43	$1.33	$1.05	$1.00
Accumulation unit value at end of period	$1.50	$1.68	$1.46	$1.30	$1.43	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.00	$0.99	$1.00	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$1.01	$1.02	$1.00	$0.99	$1.00	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.08	$1.82	$1.53	$1.55	$1.40	$1.04	$1.00
Accumulation unit value at end of period	$1.85	$2.08	$1.82	$1.53	$1.55	$1.40	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	69

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.96	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.35	$1.32	$1.38	$1.28	$1.01	$1.00
Accumulation unit value at end of period	$1.56	$1.63	$1.35	$1.32	$1.38	$1.28	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.92	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.54	$1.44	$1.45	$1.32	$1.02	$1.00
Accumulation unit value at end of period	$1.71	$1.85	$1.54	$1.44	$1.45	$1.32	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	17	16	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.82	$1.53	$1.38	$1.42	$1.36	$1.01	$1.00
Accumulation unit value at end of period	$1.54	$1.82	$1.53	$1.38	$1.42	$1.36	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	6	6	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.04	$0.97	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$1.06	$1.10	$1.04	$0.97	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	25	25	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.14	$1.02	$1.11	$1.07	$1.00	—
Accumulation unit value at end of period	$1.17	$1.24	$1.14	$1.02	$1.11	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.52	$1.33	$1.41	$1.33	$1.05	$1.00
Accumulation unit value at end of period	$1.46	$1.63	$1.52	$1.33	$1.41	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	2	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.69	$1.31	$1.43	$1.44	$1.07	$1.00
Accumulation unit value at end of period	$1.59	$1.85	$1.69	$1.31	$1.43	$1.44	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.91	$0.97	$1.00	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.90	$0.91	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.07	$0.97	$1.03	$0.98	$1.00	—
Accumulation unit value at end of period	$1.07	$1.16	$1.07	$0.97	$1.03	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	19	38	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$0.98	$1.02	$1.12	$1.20	$1.00	—
Accumulation unit value at end of period	$1.07	$1.15	$0.98	$1.02	$1.12	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	18	18	17	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	388	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.01	$1.00	$1.02	$0.98	$1.00	—
Accumulation unit value at end of period	$1.01	$1.04	$1.01	$1.00	$1.02	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.88	$1.49	$1.50	$1.45	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$1.80	$1.88	$1.49	$1.50	$1.45	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.14	$1.12	$1.14	$1.12	$1.00	—
Accumulation unit value at end of period	$1.26	$1.36	$1.14	$1.12	$1.14	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

70	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.49	$1.31	$1.20	$1.42	$1.28	$1.07	$1.00
Accumulation unit value at end of period	$1.48	$1.49	$1.31	$1.20	$1.42	$1.28	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.46	$1.06	$1.18	$1.27	$1.26	$0.93	$1.00
Accumulation unit value at end of period	$1.59	$1.46	$1.06	$1.18	$1.27	$1.26	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.59	$1.46	$1.49	$1.37	$1.01	$1.00
Accumulation unit value at end of period	$1.72	$1.85	$1.59	$1.46	$1.49	$1.37	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.92	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.88	$0.96	$0.91	$0.92	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.87	$1.39	$1.40	$1.37	$1.36	$1.08	$1.00
Accumulation unit value at end of period	$1.60	$1.87	$1.39	$1.40	$1.37	$1.36	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	5	9	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.99	$0.95	$0.98	$0.97	$1.00	—
Accumulation unit value at end of period	$0.98	$1.04	$0.99	$0.95	$0.98	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	26	26	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.92	$1.71	$1.47	$1.58	$1.43	$1.03	$1.00
Accumulation unit value at end of period	$1.70	$1.92	$1.71	$1.47	$1.58	$1.43	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	3	2	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.06	$0.95	$1.06	$1.07	$1.08	$1.00
Accumulation unit value at end of period	$1.11	$1.19	$1.06	$0.95	$1.06	$1.07	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	9	140	106
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03	$1.00
Accumulation unit value at end of period	$1.03	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$0.99	$0.98	$0.99	$0.96	$1.00	—
Accumulation unit value at end of period	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.93	$0.98	$0.98	$1.00	—
Accumulation unit value at end of period	$0.96	$0.96	$0.95	$0.93	$0.98	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—
Accumulation unit value at end of period	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.54	$1.31	$1.25	$1.28	$1.23	$1.03	$1.00
Accumulation unit value at end of period	$1.40	$1.54	$1.31	$1.25	$1.28	$1.23	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.17	$1.19	$1.22	$1.29	$1.07	$1.00
Accumulation unit value at end of period	$1.24	$1.52	$1.17	$1.19	$1.22	$1.29	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	9	9	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.16	$1.09	$1.07	$1.08	$1.05	$1.03	$1.00
Accumulation unit value at end of period	$1.11	$1.16	$1.09	$1.07	$1.08	$1.05	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	17	465	511	17	17	108	280

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	71

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.04	$1.02	$1.04	$1.01	$1.00	—
Accumulation unit value at end of period	$1.06	$1.10	$1.04	$1.02	$1.04	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.07	$1.05	$1.08	$1.04	$1.00	—
Accumulation unit value at end of period	$1.11	$1.17	$1.07	$1.05	$1.08	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	148	46	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.31	$1.13	$1.10	$1.16	$1.11	$1.00	—
Accumulation unit value at end of period	$1.20	$1.31	$1.13	$1.10	$1.16	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	1,008	1,020	929	942	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.18	$1.15	$1.19	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.24	$1.33	$1.18	$1.15	$1.19	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	5,439	5,679	5,880	5,981	6,958	7,034	4,449
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.20	$1.16	$1.18	$1.14	$1.03	$1.00
Accumulation unit value at end of period	$1.25	$1.34	$1.20	$1.16	$1.18	$1.14	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	239	127	156	258	280	237	133
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.44	$1.25	$1.20	$1.23	$1.18	$1.03	$1.00
Accumulation unit value at end of period	$1.32	$1.44	$1.25	$1.20	$1.23	$1.18	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.24	$1.14	$1.11	$1.13	$1.09	$1.03	$1.00
Accumulation unit value at end of period	$1.18	$1.24	$1.14	$1.11	$1.13	$1.09	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	276	415	437	1,275	1,330	1,259	1,113
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.03	$1.02	$1.03	$0.99	$1.03	$1.00
Accumulation unit value at end of period	$1.04	$1.06	$1.03	$1.02	$1.03	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.30	$1.24	$1.32	$1.34	$0.97	$1.00
Accumulation unit value at end of period	$1.43	$1.52	$1.30	$1.24	$1.32	$1.34	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.53	$1.24	$1.38	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.38	$1.62	$1.53	$1.24	$1.38	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.21	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	206	3	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	161	31	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.52	$1.37	$1.43	$1.31	$1.01	$1.00
Accumulation unit value at end of period	$1.66	$1.81	$1.52	$1.37	$1.43	$1.31	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	6	6	—	—	—	—	—

72	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.71	$1.38	$1.29	$1.35	$1.39	$0.94	$1.00
Accumulation unit value at end of period	$1.72	$1.71	$1.38	$1.29	$1.35	$1.39	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.04	$0.92	$0.99	$1.01	$1.00	—
Accumulation unit value at end of period	$1.06	$1.12	$1.04	$0.92	$0.99	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

Variable account charges of 1.20% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.09	$1.07	$1.10	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.13	$1.23	$1.09	$1.07	$1.10	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	55	49	17	22	—	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.76	$1.31	$1.33	$1.32	$1.27	$1.05	$0.93	$1.24	$1.05	$0.70
Accumulation unit value at end of period	$1.57	$1.76	$1.31	$1.33	$1.32	$1.27	$1.05	$0.93	$1.24	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	3	4	4	5	6	16	41	31	31
AB VPS Growth and Income Portfolio (Class B) (11/7/2002)
Accumulation unit value at beginning of period	$2.94	$2.51	$2.28	$2.28	$2.11	$1.59	$1.37	$1.31	$1.17	$0.99
Accumulation unit value at end of period	$2.73	$2.94	$2.51	$2.28	$2.28	$2.11	$1.59	$1.37	$1.31	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	42	45	50	101	111	115	142	193	264	312
AB VPS International Value Portfolio (Class B) (11/7/2002)
Accumulation unit value at beginning of period	$2.24	$1.81	$1.85	$1.83	$1.97	$1.63	$1.44	$1.81	$1.76	$1.33
Accumulation unit value at end of period	$1.70	$2.24	$1.81	$1.85	$1.83	$1.97	$1.63	$1.44	$1.81	$1.76
Number of accumulation units outstanding at end of period (000 omitted)	112	104	139	181	222	222	276	309	382	603
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.90	$2.23	$2.21	$2.02	$1.79	$1.32	$1.15	$1.21	$1.00	—
Accumulation unit value at end of period	$2.94	$2.90	$2.23	$2.21	$2.02	$1.79	$1.32	$1.15	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	65	45	41	37	38	10	8	4	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$0.72	$1.18	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.79	$0.98	$1.00	$0.72	$1.18	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	106	129	156	101	57	10	—	—	—	—
American Century VP International, Class II (11/7/2002)
Accumulation unit value at beginning of period	$2.45	$1.89	$2.03	$2.04	$2.19	$1.81	$1.52	$1.75	$1.56	$1.18
Accumulation unit value at end of period	$2.05	$2.45	$1.89	$2.03	$2.04	$2.19	$1.81	$1.52	$1.75	$1.56
Number of accumulation units outstanding at end of period (000 omitted)	10	21	23	24	13	16	16	26	30	90
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$2.18	$1.98	$1.63	$1.68	$1.46	$1.14	$0.99	$1.01	$0.86	$0.67
Accumulation unit value at end of period	$1.87	$2.18	$1.98	$1.63	$1.68	$1.46	$1.14	$0.99	$1.01	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	18	19	30	31	43	47	69	75	106	222
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.40	$1.84	$1.78	$1.70	$1.57	$1.16	$1.03	$1.03	$0.90	$0.68
Accumulation unit value at end of period	$2.38	$2.40	$1.84	$1.78	$1.70	$1.57	$1.16	$1.03	$1.03	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	22	29	31	33	38	42	53	62	135	129
American Century VP Value, Class II (11/7/2002)
Accumulation unit value at beginning of period	$3.04	$2.83	$2.38	$2.51	$2.25	$1.73	$1.53	$1.54	$1.38	$1.16
Accumulation unit value at end of period	$2.72	$3.04	$2.83	$2.38	$2.51	$2.25	$1.73	$1.53	$1.54	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	194	192	224	296	309	231	274	350	375	414
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.17	$1.14	$1.17	$1.16	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.32	$1.17	$1.14	$1.17	$1.16	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	206	179	259	350	341	300	17	—	—	—
Calvert VP SRI Balanced Portfolio – Class I (11/7/2002)
Accumulation unit value at beginning of period	$2.07	$1.87	$1.76	$1.82	$1.68	$1.44	$1.32	$1.27	$1.15	$0.93
Accumulation unit value at end of period	$1.99	$2.07	$1.87	$1.76	$1.82	$1.68	$1.44	$1.32	$1.27	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	7	8	8	23	23	23	23	15	100	103
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.22	$1.81	$1.73	$1.83	$1.78	$1.23	$1.04	$1.04	$0.84	$0.59
Accumulation unit value at end of period	$2.27	$2.22	$1.81	$1.73	$1.83	$1.78	$1.23	$1.04	$1.04	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	3	—	1	6	—	1	1

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	73

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Balanced Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.44	$2.16	$2.05	$2.04	$1.88	$1.56	$1.38	$1.37	$1.23	$1.00
Accumulation unit value at end of period	$2.27	$2.44	$2.16	$2.05	$2.04	$1.88	$1.56	$1.38	$1.37	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	734	811	600	394	217	268	244	219	257	300
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.76	$1.47	$1.37	$1.35	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.58	$1.76	$1.47	$1.37	$1.35	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	249	151	132	72	17	13	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.74	$2.23	$2.10	$2.11	$1.85	$1.41	$1.25	$1.21	$1.00	—
Accumulation unit value at end of period	$2.60	$2.74	$2.23	$2.10	$2.11	$1.85	$1.41	$1.25	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	108	84	84	88	23	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.80	$2.28	$2.14	$2.15	$1.89	$1.43	$1.27	$1.22	$1.05	$0.86
Accumulation unit value at end of period	$2.66	$2.80	$2.28	$2.14	$2.15	$1.89	$1.43	$1.27	$1.22	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	99	110	141	251	264	297	361	412	483	518
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.86	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.79	$0.88	$0.86	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27	25	5	5	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.86	$1.66	$1.73	$1.59	$1.27	$1.13	$1.21	$1.00	—
Accumulation unit value at end of period	$1.94	$2.09	$1.86	$1.66	$1.73	$1.59	$1.27	$1.13	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	75	74	68	53	17	168	173	36	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.43	$3.04	$2.71	$2.82	$2.60	$2.07	$1.84	$1.96	$1.70	$1.35
Accumulation unit value at end of period	$3.19	$3.43	$3.04	$2.71	$2.82	$2.60	$2.07	$1.84	$1.96	$1.70
Number of accumulation units outstanding at end of period (000 omitted)	235	253	285	351	416	477	625	830	1,087	2,423
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$0.97	$0.88	$0.90	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.07	$0.97	$0.88	$0.90	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	80	55	62	56	31	12	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$0.98	$0.95	$1.05	$1.09	$1.13	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.10	$1.42	$0.98	$0.95	$1.05	$1.09	$1.13	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	129	193	121	89	62	23	21	19	4	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$4.50	$3.10	$2.99	$3.32	$3.44	$3.54	$2.97	$3.81	$3.22	$1.87
Accumulation unit value at end of period	$3.49	$4.50	$3.10	$2.99	$3.32	$3.44	$3.54	$2.97	$3.81	$3.22
Number of accumulation units outstanding at end of period (000 omitted)	52	50	55	74	72	77	89	139	159	327
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.96	$0.92	$0.95	$1.02	$1.03	$1.13	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$0.90	$0.96	$0.92	$0.95	$1.02	$1.03	$1.13	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	34	34	39	46	46	47	54	53	4	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.42	$1.36	$1.39	$1.50	$1.50	$1.65	$1.57	$1.52	$1.44	$1.31
Accumulation unit value at end of period	$1.33	$1.42	$1.36	$1.39	$1.50	$1.50	$1.65	$1.57	$1.52	$1.44
Number of accumulation units outstanding at end of period (000 omitted)	168	457	459	500	519	536	610	711	809	1,674
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00	—
Accumulation unit value at end of period	$0.92	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	—
Number of accumulation units outstanding at end of period (000 omitted)	239	48	202	17	280	240	45	830	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$0.98	$0.98	$1.00	$1.01	$1.02	$1.03	$1.04	$1.06	$1.07	$1.08
Accumulation unit value at end of period	$0.98	$0.98	$0.98	$1.00	$1.01	$1.02	$1.03	$1.04	$1.06	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	334	270	288	287	297	360	450	467	644	1,286
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.55	$1.48	$1.34	$1.38	$1.34	$1.28	$1.12	$1.08	$1.00	—
Accumulation unit value at end of period	$1.47	$1.55	$1.48	$1.34	$1.38	$1.34	$1.28	$1.12	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	88	95	71	43	43	94	126	20	—	—

74	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.91	$2.77	$2.51	$2.57	$2.51	$2.40	$2.10	$2.01	$1.78	$1.17
Accumulation unit value at end of period	$2.76	$2.91	$2.77	$2.51	$2.57	$2.51	$2.40	$2.10	$2.01	$1.78
Number of accumulation units outstanding at end of period (000 omitted)	119	141	180	196	208	173	185	236	412	500
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.44	$1.32	$1.35	$1.32	$1.27	$1.12	$1.07	$1.00	—
Accumulation unit value at end of period	$1.44	$1.52	$1.44	$1.32	$1.35	$1.32	$1.27	$1.12	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	32	26	32	292	349	385	99	36	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.00	$1.90	$1.74	$1.78	$1.73	$1.67	$1.47	$1.40	$1.25	$0.89
Accumulation unit value at end of period	$1.90	$2.00	$1.90	$1.74	$1.78	$1.73	$1.67	$1.47	$1.40	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	252	301	321	154	162	251	252	264	285	1,691
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.16	$1.12	$1.14	$1.09	$1.13	$1.07	$1.02	$1.00	—
Accumulation unit value at end of period	$1.17	$1.19	$1.16	$1.12	$1.14	$1.09	$1.13	$1.07	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	235	206	110	74	64	60	85	75	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.55	$1.51	$1.46	$1.48	$1.42	$1.47	$1.39	$1.32	$1.23	$1.09
Accumulation unit value at end of period	$1.54	$1.55	$1.51	$1.46	$1.48	$1.42	$1.47	$1.39	$1.32	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	448	952	991	1,085	1,288	1,358	1,721	1,921	2,480	5,619
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.68	$2.12	$2.13	$1.98	$1.76	$1.37	$1.15	$1.21	$1.00	—
Accumulation unit value at end of period	$2.54	$2.68	$2.12	$2.13	$1.98	$1.76	$1.37	$1.15	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	29	40	82	79	68	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.80	$2.21	$2.21	$2.06	$1.82	$1.42	$1.19	$1.25	$1.08	$0.80
Accumulation unit value at end of period	$2.65	$2.80	$2.21	$2.21	$2.06	$1.82	$1.42	$1.19	$1.25	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	25	32	42	57	68	72	77	117	159	184
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.07	$2.57	$2.33	$2.34	$2.09	$1.60	$1.41	$1.40	$1.23	$0.99
Accumulation unit value at end of period	$2.89	$3.07	$2.57	$2.33	$2.34	$2.09	$1.60	$1.41	$1.40	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	469	458	303	318	198	266	291	223	246	322
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.06	$1.02	$1.06	$1.07	$1.07	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.05	$1.07	$1.06	$1.02	$1.06	$1.07	$1.07	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	183	251	155	161	104	36	44	45	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.09	$0.99	$0.97	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.09	$0.99	$0.97	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	33	9	9	18	13	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$1.68	$1.66	$1.60	$1.51	$1.17	$1.06	$1.27	$1.00	—
Accumulation unit value at end of period	$1.91	$2.03	$1.68	$1.66	$1.60	$1.51	$1.17	$1.06	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	13	20	27	25	13	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.75	$2.27	$2.25	$2.15	$2.03	$1.57	$1.43	$1.70	$1.36	$0.84
Accumulation unit value at end of period	$2.59	$2.75	$2.27	$2.25	$2.15	$2.03	$1.57	$1.43	$1.70	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	4	5	5	5	6	7	11	16	27	62
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.37	$2.12	$1.88	$2.01	$1.81	$1.33	$1.14	$1.26	$1.00	—
Accumulation unit value at end of period	$2.02	$2.37	$2.12	$1.88	$2.01	$1.81	$1.33	$1.14	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	25	33	33	46	31	2	7	7	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.55	$2.27	$2.02	$2.15	$1.94	$1.43	$1.22	$1.35	$1.11	$0.80
Accumulation unit value at end of period	$2.18	$2.55	$2.27	$2.02	$2.15	$1.94	$1.43	$1.22	$1.35	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	31	35	36	38	50	41	51	69	119	225
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.57	$1.25	$1.35	$1.30	$1.44	$1.20	$1.03	$1.19	$1.00	—
Accumulation unit value at end of period	$1.29	$1.57	$1.25	$1.35	$1.30	$1.44	$1.20	$1.03	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	22	19	20	3	—	5	5	5	1	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$2.45	$1.95	$2.10	$2.02	$2.24	$1.86	$1.60	$1.84	$1.64	$1.30
Accumulation unit value at end of period	$2.02	$2.45	$1.95	$2.10	$2.02	$2.24	$1.86	$1.60	$1.84	$1.64
Number of accumulation units outstanding at end of period (000 omitted)	37	80	127	64	64	68	77	81	62	86

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	75

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.69	$2.26	$1.91	$2.04	$1.85	$1.36	$1.17	$1.20	$1.00	—
Accumulation unit value at end of period	$2.33	$2.69	$2.26	$1.91	$2.04	$1.85	$1.36	$1.17	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	28	8	5	21	16	2	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.47	$2.07	$1.75	$1.86	$1.69	$1.24	$1.06	$1.09	$0.92	$0.74
Accumulation unit value at end of period	$2.14	$2.47	$2.07	$1.75	$1.86	$1.69	$1.24	$1.06	$1.09	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	15	15	—	—	—	11	8	10	16	18
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$2.19	$1.95	$2.04	$1.96	$1.33	$1.15	$1.27	$1.00	—
Accumulation unit value at end of period	$2.09	$2.43	$2.19	$1.95	$2.04	$1.96	$1.33	$1.15	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	34	36	28	11	11	2	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.65	$3.29	$2.93	$3.06	$2.92	$1.99	$1.71	$1.90	$1.51	$1.10
Accumulation unit value at end of period	$3.15	$3.65	$3.29	$2.93	$3.06	$2.92	$1.99	$1.71	$1.90	$1.51
Number of accumulation units outstanding at end of period (000 omitted)	15	15	18	17	17	49	46	51	65	63
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.15	$1.10	$1.02	$1.06	$1.03	$1.05	$0.95	$1.00	—	—
Accumulation unit value at end of period	$1.13	$1.15	$1.10	$1.02	$1.06	$1.03	$1.05	$0.95	—	—
Number of accumulation units outstanding at end of period (000 omitted)	116	94	62	65	45	12	17	17	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.26	$2.07	$1.79	$1.94	$1.90	$1.43	$1.21	$1.29	$1.00	—
Accumulation unit value at end of period	$1.91	$2.26	$2.07	$1.79	$1.94	$1.90	$1.43	$1.21	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	23	23	26	20	19	18	18	19	4	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.03	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00	—
Accumulation unit value at end of period	$1.05	$1.04	$1.03	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	117	89	76	12	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$1.15	$1.13	$1.11	$1.11	$1.07	$1.10	$1.10	$1.09	$1.07	$1.03
Accumulation unit value at end of period	$1.16	$1.15	$1.13	$1.11	$1.11	$1.07	$1.10	$1.10	$1.09	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	43	59	70	72	101	129	140	226	327	482
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.50	$0.50	$0.45	$0.61	$0.74	$0.83	$0.86	$1.00	$0.87	$0.73
Accumulation unit value at end of period	$0.44	$0.50	$0.50	$0.45	$0.61	$0.74	$0.83	$0.86	$1.00	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	45	51	50	55	73	85	118	137	134	161
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.12	$1.15	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	38	38	7	42	87	1	14	15	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.24	$1.30	$1.32	$1.44	$1.20	$1.01	$1.17	$1.00	—
Accumulation unit value at end of period	$1.23	$1.49	$1.24	$1.30	$1.32	$1.44	$1.20	$1.01	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	7	20	23	11	8	—	6	6	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	68	63	45	14	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.20	$1.12	$1.15	$1.07	$1.15	$1.10	$1.02	$1.00	—
Accumulation unit value at end of period	$1.19	$1.21	$1.20	$1.12	$1.15	$1.07	$1.15	$1.10	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	59	71	85	63	56	34	49	48	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$1.42	$1.40	$1.31	$1.34	$1.25	$1.34	$1.29	$1.18	$1.15	$1.09
Accumulation unit value at end of period	$1.40	$1.42	$1.40	$1.31	$1.34	$1.25	$1.34	$1.29	$1.18	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	183	335	354	397	431	582	715	861	1,085	2,677
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.66	$1.59	$1.53	$1.57	$1.40	$1.37	$1.07	$1.19	$1.00	—
Accumulation unit value at end of period	$1.54	$1.66	$1.59	$1.53	$1.57	$1.40	$1.37	$1.07	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	49	66	48	77	59	12	10	10	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.14	$1.06	$1.16	$1.28	$1.08	$0.94	$1.18	$1.00	—
Accumulation unit value at end of period	$1.14	$1.40	$1.14	$1.06	$1.16	$1.28	$1.08	$0.94	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	29	6	18	45	16	10	11	11	—	—

76	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.24	$1.01	$0.98	$1.04	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.24	$1.01	$0.98	$1.04	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	58	39	48	15	6	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.39	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.39	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	130	147	303	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.82	$2.15	$2.06	$1.89	$1.70	$1.33	$1.18	$1.21	$1.00	—
Accumulation unit value at end of period	$2.71	$2.82	$2.15	$2.06	$1.89	$1.70	$1.33	$1.18	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	170	32	20	13	12	3	7	6	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$2.00	$2.08	$1.99	$1.83	$1.36	$1.21	$1.23	$1.00	—
Accumulation unit value at end of period	$2.52	$2.59	$2.00	$2.08	$1.99	$1.83	$1.36	$1.21	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	10	19	23	13	1	1	5	4	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.81	$1.67	$1.69	$1.53	$1.21	$1.11	$1.16	$1.00	—
Accumulation unit value at end of period	$1.95	$2.15	$1.81	$1.67	$1.69	$1.53	$1.21	$1.11	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	28	28	32	33	26	10	13	14	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.80	$1.51	$1.40	$1.41	$1.27	$1.00	$0.92	$0.96	$0.87	$0.67
Accumulation unit value at end of period	$1.63	$1.80	$1.51	$1.40	$1.41	$1.27	$1.00	$0.92	$0.96	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	60	69	75	85	90	98	124	174	199	2,082
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.42	$2.09	$1.86	$1.90	$1.74	$1.30	$1.14	$1.15	$1.00	—
Accumulation unit value at end of period	$2.15	$2.42	$2.09	$1.86	$1.90	$1.74	$1.30	$1.14	$1.15	—
Number of accumulation units outstanding at end of period (000 omitted)	320	263	323	283	240	12	18	17	1	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$1.93	$1.89	$1.80	$1.70	$1.32	$1.19	$1.24	$1.00	—
Accumulation unit value at end of period	$2.55	$2.52	$1.93	$1.89	$1.80	$1.70	$1.32	$1.19	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	31	32	33	16	14	5	12	12	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.61	$1.29	$1.36	$1.41	$1.43	$1.21	$1.07	$1.16	$1.00	—
Accumulation unit value at end of period	$1.29	$1.61	$1.29	$1.36	$1.41	$1.43	$1.21	$1.07	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	148	101	101	63	30	29	34	35	1	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.87	$1.66	$1.84	$1.70	$1.35	$1.20	$1.17	$1.00	—
Accumulation unit value at end of period	$1.92	$2.15	$1.87	$1.66	$1.84	$1.70	$1.35	$1.20	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	77	83	24	12	10	4	9	10	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.04	$1.03	$1.05	$1.01	$1.05	$1.04	$1.00	$1.00	—
Accumulation unit value at end of period	$1.05	$1.06	$1.04	$1.03	$1.05	$1.01	$1.05	$1.04	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	7	14	28	27	16	5	15	14	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.28	$1.92	$1.94	$1.76	$1.31	$1.13	$1.23	$1.00	—
Accumulation unit value at end of period	$2.31	$2.61	$2.28	$1.92	$1.94	$1.76	$1.31	$1.13	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	72	64	40	21	19	70	73	19	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (11/15/2004)
Accumulation unit value at beginning of period	$2.70	$2.36	$1.98	$2.00	$1.81	$1.35	$1.17	$1.26	$1.05	$0.78
Accumulation unit value at end of period	$2.40	$2.70	$2.36	$1.98	$2.00	$1.81	$1.35	$1.17	$1.26	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	16	8	9	9	10	10	5	7	9	8
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.97	$0.98	$0.98	$1.00	$1.00	$1.02	$1.01	$1.00	$1.00	—
Accumulation unit value at end of period	$0.97	$0.97	$0.98	$0.98	$1.00	$1.00	$1.02	$1.01	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	252	302	189	104	45	38	33	33	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$1.83	$1.79	$1.87	$1.73	$1.37	$1.20	$1.19	$1.00	—
Accumulation unit value at end of period	$2.11	$2.21	$1.83	$1.79	$1.87	$1.73	$1.37	$1.20	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	24	24	14	68	11	53	56	11	4	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.92	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	25	28	21	116	98	96	87	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	77

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.35	$1.32	$1.22	$1.25	$1.26	$1.23	$1.16	$1.14	$1.06	$0.74
Accumulation unit value at end of period	$1.33	$1.35	$1.32	$1.22	$1.25	$1.26	$1.23	$1.16	$1.14	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	338	227	232	307	421	535	455	389	453	1,260
Fidelity® VIP Contrafund® Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.09	$1.74	$1.63	$1.64	$1.49	$1.15	$1.00	$1.05	$0.90	$0.68
Accumulation unit value at end of period	$1.92	$2.09	$1.74	$1.63	$1.64	$1.49	$1.15	$1.00	$1.05	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	636	640	660	644	600	775	787	904	1,007	1,393
Fidelity® VIP Growth & Income Portfolio Service Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.79	$2.42	$2.12	$2.20	$2.02	$1.53	$1.31	$1.31	$1.16	$0.92
Accumulation unit value at end of period	$2.50	$2.79	$2.42	$2.12	$2.20	$2.02	$1.53	$1.31	$1.31	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	214	228	251	309	287	312	360	419	532	722
Fidelity® VIP Mid Cap Portfolio Service Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$4.66	$3.91	$3.53	$3.64	$3.47	$2.59	$2.28	$2.59	$2.04	$1.48
Accumulation unit value at end of period	$3.92	$4.66	$3.91	$3.53	$3.64	$3.47	$2.59	$2.28	$2.59	$2.04
Number of accumulation units outstanding at end of period (000 omitted)	205	196	223	258	254	294	328	423	559	964
Fidelity® VIP Overseas Portfolio Service Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.52	$1.97	$2.10	$2.06	$2.27	$1.77	$1.48	$1.82	$1.63	$1.31
Accumulation unit value at end of period	$2.12	$2.52	$1.97	$2.10	$2.06	$2.27	$1.77	$1.48	$1.82	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	50	65	57	72	98	99	113	120	170	204
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.04	$0.97	$1.00	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.04	$0.97	$1.00	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	201	100	54	49	17	26	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.16	$1.97	$1.99	$2.00	$1.76	$1.74	$1.38	$1.48	$1.24	$1.05
Accumulation unit value at end of period	$1.99	$2.16	$1.97	$1.99	$2.00	$1.76	$1.74	$1.38	$1.48	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	67	90	96	136	142	168	172	167	180	224
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.24	$1.14	$1.01	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	52	51	46	40	35	34	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.59	$2.42	$2.11	$2.24	$2.12	$1.67	$1.48	$1.52	$1.38	$1.11
Accumulation unit value at end of period	$2.33	$2.59	$2.42	$2.11	$2.24	$2.12	$1.67	$1.48	$1.52	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	167	170	261	261	287	341	354	350	429	484
Franklin Small Cap Value VIP Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$3.91	$3.58	$2.78	$3.04	$3.06	$2.27	$1.94	$2.04	$1.61	$1.26
Accumulation unit value at end of period	$3.37	$3.91	$3.58	$2.78	$3.04	$3.06	$2.27	$1.94	$2.04	$1.61
Number of accumulation units outstanding at end of period (000 omitted)	145	141	157	138	136	118	101	115	128	170
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.60	$3.28	$2.92	$3.25	$2.90	$2.21	$1.89	$2.04	$1.65	$1.25
Accumulation unit value at end of period	$3.18	$3.60	$3.28	$2.92	$3.25	$2.90	$2.21	$1.89	$2.04	$1.65
Number of accumulation units outstanding at end of period (000 omitted)	157	174	180	212	219	261	289	325	408	473
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.86	$0.93	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26	20	13	12	6	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.13	$2.55	$2.33	$2.36	$2.05	$1.51	$1.33	$1.30	$1.16	$0.97
Accumulation unit value at end of period	$2.90	$3.13	$2.55	$2.33	$2.36	$2.05	$1.51	$1.33	$1.30	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	69	60	76	115	128	144	182	215	302	330
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.87	$1.49	$1.47	$1.43	$1.33	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.77	$1.87	$1.49	$1.47	$1.43	$1.33	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	102	122	153	274	294	316	369	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.07	$0.97	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.16	$1.07	$0.97	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	7	5	204	255	20	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (11/15/2004)
Accumulation unit value at beginning of period	$2.21	$1.90	$1.64	$1.77	$1.64	$1.23	$1.04	$1.08	$0.94	$0.74
Accumulation unit value at end of period	$1.91	$2.21	$1.90	$1.64	$1.77	$1.64	$1.23	$1.04	$1.08	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	196	222	292	380	394	456	567	739	831	1,461

78	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.90	$1.77	$1.56	$1.55	$1.39	$1.07	$0.92	$1.00	—	—
Accumulation unit value at end of period	$1.74	$1.90	$1.77	$1.56	$1.55	$1.39	$1.07	$0.92	—	—
Number of accumulation units outstanding at end of period (000 omitted)	87	88	90	95	103	102	21	14	—	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.09	$1.83	$2.10	$2.06	$1.75	$1.26	$1.06	$1.03	$1.00	$0.79
Accumulation unit value at end of period	$2.08	$2.09	$1.83	$2.10	$2.06	$1.75	$1.26	$1.06	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3	4	5	5	12	13	9	10	9	16
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.89	$1.56	$1.59	$1.65	$1.67	$1.42	$1.25	$1.36	$1.22	$0.92
Accumulation unit value at end of period	$1.58	$1.89	$1.56	$1.59	$1.65	$1.67	$1.42	$1.25	$1.36	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	53	86	159	162	122	118	116	131	160	697
Invesco V.I. Mid Cap Growth Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.70	$1.40	$1.41	$1.41	$1.32	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.58	$1.70	$1.40	$1.41	$1.41	$1.32	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	7	—	—	—	—	—	—	—
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.68	$1.39	$1.40	$1.40	$1.32	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.56	$1.68	$1.39	$1.40	$1.40	$1.32	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	18	18	18	15	15	29	19	—	—	—
Invesco V.I. Technology Fund, Series I Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.16	$2.37	$2.42	$2.29	$2.09	$1.69	$1.53	$1.64	$1.36	$0.88
Accumulation unit value at end of period	$3.11	$3.16	$2.37	$2.42	$2.29	$2.09	$1.69	$1.53	$1.64	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	12	13	16	27	28	30	35	44	63	41
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$0.98	$1.02	$1.12	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.14	$0.98	$1.02	$1.12	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19	24	39	47	29	33	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	123	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.00	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.03	$1.01	$1.00	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	14	23	10	—	—	—	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (11/7/2002)
Accumulation unit value at beginning of period	$5.07	$3.54	$3.15	$3.04	$2.82	$2.11	$1.79	$1.98	$1.61	$1.04
Accumulation unit value at end of period	$5.05	$5.07	$3.54	$3.15	$3.04	$2.82	$2.11	$1.79	$1.98	$1.61
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	1	1	18	23	23
Janus Henderson VIT Overseas Portfolio: Service Shares (11/7/2002)
Accumulation unit value at beginning of period	$2.96	$2.29	$2.48	$2.75	$3.17	$2.81	$2.51	$3.76	$3.04	$1.72
Accumulation unit value at end of period	$2.48	$2.96	$2.29	$2.48	$2.75	$3.17	$2.81	$2.51	$3.76	$3.04
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	4	5	5	26	71	80	87
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.93	$1.53	$1.54	$1.49	$1.33	$1.04	$0.89	$0.95	$0.84	$0.63
Accumulation unit value at end of period	$1.85	$1.93	$1.53	$1.54	$1.49	$1.33	$1.04	$0.89	$0.95	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	35	43	41	50	54	71	86	158	190	2,089
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.14	$1.12	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.26	$1.36	$1.14	$1.12	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	10	1	5	5	8	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.02	$0.97	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.29	$1.02	$0.97	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	52	56	32	32	—	—	—	—	—	—
MFS® New Discovery Series – Service Class (11/7/2002)
Accumulation unit value at beginning of period	$3.48	$2.79	$2.59	$2.68	$2.93	$2.10	$1.76	$1.99	$1.48	$0.92
Accumulation unit value at end of period	$3.38	$3.48	$2.79	$2.59	$2.68	$2.93	$2.10	$1.76	$1.99	$1.48
Number of accumulation units outstanding at end of period (000 omitted)	6	7	9	9	9	10	11	25	66	53
MFS® Utilities Series – Service Class (11/7/2002)
Accumulation unit value at beginning of period	$4.85	$4.28	$3.90	$4.63	$4.16	$3.51	$3.13	$2.98	$2.66	$2.02
Accumulation unit value at end of period	$4.83	$4.85	$4.28	$3.90	$4.63	$4.16	$3.51	$3.13	$2.98	$2.66
Number of accumulation units outstanding at end of period (000 omitted)	57	58	63	63	65	101	104	79	96	138

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	79

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.44	$1.32	$1.30	$1.33	$1.19	$1.17	$0.91	$1.03	$0.85	$0.61
Accumulation unit value at end of period	$1.30	$1.44	$1.32	$1.30	$1.33	$1.19	$1.17	$0.91	$1.03	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	33	36	38	39	41	46	51	61	65	349
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.96	$1.43	$1.59	$1.71	$1.70	$1.25	$1.17	$1.28	$0.98	$0.63
Accumulation unit value at end of period	$2.14	$1.96	$1.43	$1.59	$1.71	$1.70	$1.25	$1.17	$1.28	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	28	27	21	32	34	38	77	111	137	173
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.24	$0.99	$1.02	$1.02	$1.06	$0.91	$0.78	$0.90	$0.75	$0.56
Accumulation unit value at end of period	$1.02	$1.24	$0.99	$1.02	$1.02	$1.06	$0.91	$0.78	$0.90	$0.75
Number of accumulation units outstanding at end of period (000 omitted)	46	30	37	37	40	38	58	69	68	498
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$1.95	$1.80	$1.84	$1.69	$1.24	$1.14	$1.19	$1.00	—
Accumulation unit value at end of period	$2.12	$2.28	$1.95	$1.80	$1.84	$1.69	$1.24	$1.14	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	54	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.92	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.96	$0.91	$0.92	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	14	12	11	12	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.53	$1.88	$1.90	$1.86	$1.84	$1.47	$1.23	$1.36	$1.19	$0.86
Accumulation unit value at end of period	$2.17	$2.53	$1.88	$1.90	$1.86	$1.84	$1.47	$1.23	$1.36	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	215	232	287	258	259	252	286	282	309	380
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$1.56	$1.49	$1.42	$1.47	$1.46	$1.48	$1.32	$1.33	$1.17	$1.00
Accumulation unit value at end of period	$1.47	$1.56	$1.49	$1.42	$1.47	$1.46	$1.48	$1.32	$1.33	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	493	587	782	868	931	1,148	1,312	1,442	1,891	3,833
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (11/15/2004)
Accumulation unit value at beginning of period	$2.63	$2.34	$2.01	$2.17	$1.96	$1.41	$1.22	$1.26	$1.04	$0.77
Accumulation unit value at end of period	$2.33	$2.63	$2.34	$2.01	$2.17	$1.96	$1.41	$1.22	$1.26	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	94	78	66	43	42	38	29	33	52	84
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.56	$1.39	$1.24	$1.39	$1.40	$1.41	$1.25	$1.24	$1.11	$0.92
Accumulation unit value at end of period	$1.45	$1.56	$1.39	$1.24	$1.39	$1.40	$1.41	$1.25	$1.24	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	185	220	359	397	432	545	951	1,025	819	1,698
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	221	180	183	46	7	—	—	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (11/7/2002)
Accumulation unit value at beginning of period	$3.00	$2.63	$3.01	$2.82	$2.24	$1.60	$1.32	$1.36	$1.34	$1.08
Accumulation unit value at end of period	$2.95	$3.00	$2.63	$3.01	$2.82	$2.24	$1.60	$1.32	$1.36	$1.34
Number of accumulation units outstanding at end of period (000 omitted)	22	22	27	40	33	26	25	44	62	66
Putnam VT International Equity Fund – Class IB Shares (11/7/2002)
Accumulation unit value at beginning of period	$2.21	$1.76	$1.83	$1.85	$2.01	$1.59	$1.32	$1.61	$1.48	$1.20
Accumulation unit value at end of period	$1.76	$2.21	$1.76	$1.83	$1.85	$2.01	$1.59	$1.32	$1.61	$1.48
Number of accumulation units outstanding at end of period (000 omitted)	2	4	2	2	—	1	8	19	18	33
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.48	$1.94	$1.82	$1.85	$1.65	$1.22	$1.06	$1.13	$1.00	—
Accumulation unit value at end of period	$2.41	$2.48	$1.94	$1.82	$1.85	$1.65	$1.22	$1.06	$1.13	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	1	1	—	1	5	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.95	$0.93	$0.98	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.96	$0.95	$0.95	$0.93	$0.98	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	60	91	110	103	54	10	—	—	—	—

80	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.71	$0.86	$0.78	$0.53	$0.71	$0.77	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	30	20	19	19	5	6	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.81	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.63	$1.81	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	1,416	2,103	2,424	2,578	3,132	3,212	2,982	2,410	1,164	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.81	$1.54	$1.47	$1.50	$1.44	$1.21	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.63	$1.81	$1.54	$1.47	$1.50	$1.44	$1.21	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	167	227	229	647	601	635	743	864	950	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.75	$1.34	$1.37	$1.41	$1.49	$1.24	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.43	$1.75	$1.34	$1.37	$1.41	$1.49	$1.24	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	183	168	140	146	142	291	181	12	4	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.22	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	2,934	3,441	4,502	3,720	4,095	6,489	8,176	7,853	2,274	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.22	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	553	700	984	1,125	1,150	1,297	1,676	1,494	1,943	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	159	183	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$1.02	$1.04	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.03	$1.02	$1.04	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,521	1,706	2,257	1,425	621	456	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.07	$1.04	$1.08	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.17	$1.07	$1.04	$1.08	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,671	3,622	3,145	1,284	775	161	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.31	$1.13	$1.10	$1.15	$1.11	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.31	$1.13	$1.10	$1.15	$1.11	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14,973	14,464	13,065	12,164	9,502	5,296	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.17	$1.15	$1.19	$1.15	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.33	$1.17	$1.15	$1.19	$1.15	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	29,770	30,270	29,536	27,489	24,848	15,090	4,492	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.54	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.43	$1.54	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	49,719	53,050	55,102	59,008	61,959	60,672	58,390	50,042	13,452	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.54	$1.38	$1.33	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.44	$1.54	$1.38	$1.33	$1.36	$1.31	$1.19	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	3,833	4,856	5,141	6,104	6,916	7,607	8,796	9,432	12,524	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.67	$1.46	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.54	$1.67	$1.46	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	16,082	17,719	19,469	22,518	21,303	21,477	19,894	17,556	3,559	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.67	$1.46	$1.40	$1.43	$1.38	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.54	$1.67	$1.46	$1.40	$1.43	$1.38	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	644	1,042	1,417	1,584	1,762	2,989	3,370	4,378	5,751	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	81

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.39	$1.28	$1.25	$1.27	$1.22	$1.15	$1.07	$1.07	$1.00	—
Accumulation unit value at end of period	$1.32	$1.39	$1.28	$1.25	$1.27	$1.22	$1.15	$1.07	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	8,768	9,712	11,331	12,039	13,122	15,307	18,797	14,985	5,337	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.32	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	934	978	1,612	1,843	2,017	2,068	2,294	2,834	3,115	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.10	$1.09	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.10	$1.12	$1.10	$1.09	$1.09	$1.05	$1.09	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	116	116	47	75	71	7	175	36	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$1.85	$1.76	$1.89	$1.92	$1.39	$1.27	$1.29	$1.00	—
Accumulation unit value at end of period	$2.04	$2.17	$1.85	$1.76	$1.89	$1.92	$1.39	$1.27	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	21	17	3	3	3	38	42	4	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$1.93	$1.56	$1.74	$1.73	$1.30	$1.16	$1.23	$1.00	—
Accumulation unit value at end of period	$1.74	$2.04	$1.93	$1.56	$1.74	$1.73	$1.30	$1.16	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	3	6	6	6	3	44	51	10	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (11/7/2002)
Accumulation unit value at beginning of period	$3.52	$3.33	$2.69	$3.00	$2.97	$2.23	$1.99	$2.11	$1.72	$1.27
Accumulation unit value at end of period	$3.01	$3.52	$3.33	$2.69	$3.00	$2.97	$2.23	$1.99	$2.11	$1.72
Number of accumulation units outstanding at end of period (000 omitted)	70	78	94	146	150	160	198	240	276	923
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.01	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.01	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	221	224	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,185	1,055	4	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,241	658	—	—	—	—	—	—	—	—
Wanger International (11/7/2002)
Accumulation unit value at beginning of period	$5.20	$3.96	$4.06	$4.11	$4.35	$3.60	$3.00	$3.55	$2.88	$1.94
Accumulation unit value at end of period	$4.23	$5.20	$3.96	$4.06	$4.11	$4.35	$3.60	$3.00	$3.55	$2.88
Number of accumulation units outstanding at end of period (000 omitted)	50	56	80	115	114	135	156	217	284	555
Wanger USA (11/7/2002)
Accumulation unit value at beginning of period	$4.13	$3.50	$3.11	$3.17	$3.06	$2.32	$1.95	$2.05	$1.68	$1.20
Accumulation unit value at end of period	$4.02	$4.13	$3.50	$3.11	$3.17	$3.06	$2.32	$1.95	$2.05	$1.68
Number of accumulation units outstanding at end of period (000 omitted)	110	133	167	224	254	281	388	478	609	958
Wells Fargo VT Index Asset Allocation Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$2.60	$2.35	$2.21	$2.20	$1.89	$1.60	$1.43	$1.36	$1.22	$1.07
Accumulation unit value at end of period	$2.50	$2.60	$2.35	$2.21	$2.20	$1.89	$1.60	$1.43	$1.36	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	14	14	14	14	16	32	42	38	40	83
Wells Fargo VT International Equity Fund – Class 2 (11/15/2004)
Accumulation unit value at beginning of period	$1.69	$1.38	$1.35	$1.34	$1.43	$1.21	$1.08	$1.26	$1.09	$0.96
Accumulation unit value at end of period	$1.38	$1.69	$1.38	$1.35	$1.34	$1.43	$1.21	$1.08	$1.26	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	34	34	41	43	42	43	49	63	88	839
Wells Fargo VT Opportunity Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$3.69	$3.10	$2.80	$2.92	$2.68	$2.07	$1.82	$1.95	$1.59	$1.09
Accumulation unit value at end of period	$3.39	$3.69	$3.10	$2.80	$2.92	$2.68	$2.07	$1.82	$1.95	$1.59
Number of accumulation units outstanding at end of period (000 omitted)	7	7	9	25	28	41	48	54	34	35
Wells Fargo VT Small Cap Growth Fund – Class 2 (11/7/2002)
Accumulation unit value at beginning of period	$4.35	$3.50	$3.28	$3.42	$3.53	$2.38	$2.23	$2.37	$1.89	$1.25
Accumulation unit value at end of period	$4.35	$4.35	$3.50	$3.28	$3.42	$3.53	$2.38	$2.23	$2.37	$1.89
Number of accumulation units outstanding at end of period (000 omitted)	48	45	30	33	35	37	65	92	146	172
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.04	$0.91	$0.99	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.12	$1.04	$0.91	$0.99	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	20	15	13	8	7	2	—	—	—	—

82	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.25% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.09	$1.07	$1.10	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.13	$1.23	$1.09	$1.07	$1.10	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.91	$1.42	$1.45	$1.43	$1.38	$1.14	$1.01	$1.34	$1.15	$0.76
Accumulation unit value at end of period	$1.69	$1.91	$1.42	$1.45	$1.43	$1.38	$1.14	$1.01	$1.34	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	5	5	6	8	7	12	22	24	17	15
AB VPS Growth and Income Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.10	$1.80	$1.64	$1.63	$1.51	$1.14	$0.98	$0.94	$0.84	$0.71
Accumulation unit value at end of period	$1.96	$2.10	$1.80	$1.64	$1.63	$1.51	$1.14	$0.98	$0.94	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1	—	—	—	—	—	—
AB VPS International Value Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$0.99	$0.80	$0.82	$0.81	$0.88	$0.72	$0.64	$0.81	$0.78	$0.59
Accumulation unit value at end of period	$0.75	$0.99	$0.80	$0.82	$0.81	$0.88	$0.72	$0.64	$0.81	$0.78
Number of accumulation units outstanding at end of period (000 omitted)	20	25	33	35	37	57	75	84	97	156
AB VPS Large Cap Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.68	$2.06	$2.04	$1.86	$1.66	$1.22	$1.07	$1.12	$1.03	$0.76
Accumulation unit value at end of period	$2.71	$2.68	$2.06	$2.04	$1.86	$1.66	$1.22	$1.07	$1.12	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2	3	4	4	9	8	5	—	—	1
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	8	11	10	27	1	—	—	—	—
American Century VP Mid Cap Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.70	$2.46	$2.03	$2.09	$1.82	$1.42	$1.23	$1.26	$1.07	$0.84
Accumulation unit value at end of period	$2.32	$2.70	$2.46	$2.03	$2.09	$1.82	$1.42	$1.23	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4	5	4	5	10	10	8	4	6	16
American Century VP Ultra®, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.63	$2.02	$1.96	$1.87	$1.73	$1.28	$1.14	$1.14	$1.00	$0.75
Accumulation unit value at end of period	$2.62	$2.63	$2.02	$1.96	$1.87	$1.73	$1.28	$1.14	$1.14	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	2	5	4	4	—
American Century VP Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.05	$1.91	$1.61	$1.69	$1.52	$1.17	$1.03	$1.04	$0.93	$0.79
Accumulation unit value at end of period	$1.83	$2.05	$1.91	$1.61	$1.69	$1.52	$1.17	$1.03	$1.04	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	17	27	22	20	21	22	15	16	19	20
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	10	11	10	16	24	—	—	—	—
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.21	$1.80	$1.73	$1.83	$1.78	$1.22	$1.04	$1.04	$0.84	$0.59
Accumulation unit value at end of period	$2.26	$2.21	$1.80	$1.73	$1.83	$1.78	$1.22	$1.04	$1.04	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	3	3	4	5	8	9	4	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$2.93	$2.59	$2.47	$2.46	$2.26	$1.88	$1.67	$1.65	$1.48	$1.21
Accumulation unit value at end of period	$2.72	$2.93	$2.59	$2.47	$2.46	$2.26	$1.88	$1.67	$1.65	$1.48
Number of accumulation units outstanding at end of period (000 omitted)	1,605	1,755	1,989	2,166	2,270	2,433	2,592	2,960	3,205	3,847
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.88	$1.66	$1.58	$1.58	$1.45	$1.21	$1.07	$1.06	$0.95	$0.78
Accumulation unit value at end of period	$1.75	$1.88	$1.66	$1.58	$1.58	$1.45	$1.21	$1.07	$1.06	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	7	9	10	10	18	30	31	35	35	39
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.76	$1.46	$1.37	$1.35	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.58	$1.76	$1.46	$1.37	$1.35	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$2.85	$2.32	$2.18	$2.19	$1.92	$1.46	$1.30	$1.25	$1.08	$0.88
Accumulation unit value at end of period	$2.71	$2.85	$2.32	$2.18	$2.19	$1.92	$1.46	$1.30	$1.25	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	3,742	4,057	4,632	4,974	5,329	6,103	6,716	7,542	9,049	10,716

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	83

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.18	$1.78	$1.67	$1.67	$1.47	$1.11	$0.99	$0.95	$0.82	$0.67
Accumulation unit value at end of period	$2.07	$2.18	$1.78	$1.67	$1.67	$1.47	$1.11	$0.99	$0.95	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	1	1	2	3	2	2	4	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.86	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.79	$0.87	$0.86	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10	9	9	22	21	28	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (2/13/2009)
Accumulation unit value at beginning of period	$2.78	$2.46	$2.19	$2.29	$2.11	$1.68	$1.49	$1.59	$1.38	$1.00
Accumulation unit value at end of period	$2.58	$2.78	$2.46	$2.19	$2.29	$2.11	$1.68	$1.49	$1.59	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	1,895	2,106	2,423	2,703	3,118	3,559	3,806	4,576	5,685	6,823
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.81	$1.60	$1.43	$1.49	$1.37	$1.09	$0.97	$1.04	$0.90	$0.71
Accumulation unit value at end of period	$1.68	$1.81	$1.60	$1.43	$1.49	$1.37	$1.09	$0.97	$1.04	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	26	29	31	36	39	35	53	56	69	313
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$0.97	$0.88	$0.90	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.07	$0.97	$0.88	$0.90	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	4	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (2/13/2009)
Accumulation unit value at beginning of period	$2.52	$1.73	$1.67	$1.86	$1.93	$1.99	$1.67	$2.14	$1.81	$1.00
Accumulation unit value at end of period	$1.95	$2.52	$1.73	$1.67	$1.86	$1.93	$1.99	$1.67	$2.14	$1.81
Number of accumulation units outstanding at end of period (000 omitted)	932	1,086	1,215	1,386	1,605	1,921	2,178	2,534	3,246	3,748
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.93	$1.33	$1.28	$1.42	$1.48	$1.52	$1.28	$1.64	$1.39	$0.81
Accumulation unit value at end of period	$1.49	$1.93	$1.33	$1.28	$1.42	$1.48	$1.52	$1.28	$1.64	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	21	27	26	32	38	41	40	38	34	51
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$1.66	$1.59	$1.63	$1.76	$1.77	$1.94	$1.85	$1.79	$1.70	$1.54
Accumulation unit value at end of period	$1.55	$1.66	$1.59	$1.63	$1.76	$1.77	$1.94	$1.85	$1.79	$1.70
Number of accumulation units outstanding at end of period (000 omitted)	323	359	408	484	545	719	810	925	1,254	1,443
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.16	$1.12	$1.14	$1.23	$1.24	$1.36	$1.29	$1.25	$1.19	$1.08
Accumulation unit value at end of period	$1.09	$1.16	$1.12	$1.14	$1.23	$1.24	$1.36	$1.29	$1.25	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	11	11	11	10	9	12	16	14	24	183
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$1.17	$1.18	$1.19	$1.21	$1.22	$1.24	$1.25	$1.27	$1.28	$1.30
Accumulation unit value at end of period	$1.17	$1.17	$1.18	$1.19	$1.21	$1.22	$1.24	$1.25	$1.27	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	1,065	1,223	1,516	1,685	2,240	2,269	3,012	3,383	1,338	2,245
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.97	$0.99	$1.00	$1.01	$1.02	$1.04	$1.05	$1.06
Accumulation unit value at end of period	$0.95	$0.95	$0.96	$0.97	$0.99	$1.00	$1.01	$1.02	$1.04	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	12	29	14	18	34	54	89	53	56	112
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$2.73	$2.60	$2.35	$2.41	$2.35	$2.25	$1.97	$1.88	$1.67	$1.10
Accumulation unit value at end of period	$2.59	$2.73	$2.60	$2.35	$2.41	$2.35	$2.25	$1.97	$1.88	$1.67
Number of accumulation units outstanding at end of period (000 omitted)	783	921	1,082	1,187	1,432	1,654	1,854	1,955	2,355	2,822
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.96	$1.87	$1.69	$1.73	$1.69	$1.61	$1.41	$1.35	$1.20	$0.79
Accumulation unit value at end of period	$1.86	$1.96	$1.87	$1.69	$1.73	$1.69	$1.61	$1.41	$1.35	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	2	4	7	7	7	8	14
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.92	$1.82	$1.67	$1.70	$1.66	$1.60	$1.41	$1.35	$1.21	$0.86
Accumulation unit value at end of period	$1.82	$1.92	$1.82	$1.67	$1.70	$1.66	$1.60	$1.41	$1.35	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	41	42	49	45	43	41	33	59	54	233
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$1.93	$1.88	$1.82	$1.84	$1.77	$1.84	$1.73	$1.64	$1.53	$1.36
Accumulation unit value at end of period	$1.91	$1.93	$1.88	$1.82	$1.84	$1.77	$1.84	$1.73	$1.64	$1.53
Number of accumulation units outstanding at end of period (000 omitted)	1,206	1,442	1,737	1,868	2,132	2,598	3,162	3,528	4,544	5,294
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.41	$1.38	$1.34	$1.35	$1.30	$1.35	$1.27	$1.20	$1.12	$1.00
Accumulation unit value at end of period	$1.40	$1.41	$1.38	$1.34	$1.35	$1.30	$1.35	$1.27	$1.20	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	59	80	74	65	57	72	76	69	106	588

84	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.26	$1.79	$1.79	$1.66	$1.48	$1.15	$0.97	$1.01	$0.87	$0.65
Accumulation unit value at end of period	$2.14	$2.26	$1.79	$1.79	$1.66	$1.48	$1.15	$0.97	$1.01	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	7	8	9	3	2	8	4	5	4	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.28	$1.90	$1.73	$1.73	$1.55	$1.19	$1.04	$1.04	$0.92	$0.74
Accumulation unit value at end of period	$2.14	$2.28	$1.90	$1.73	$1.73	$1.55	$1.19	$1.04	$1.04	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	8	6	3	1	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.95	$0.91	$0.95	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.94	$0.95	$0.95	$0.91	$0.95	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.08	$0.99	$0.97	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.08	$0.99	$0.97	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (3/17/2006)
Accumulation unit value at beginning of period	$1.90	$1.57	$1.55	$1.49	$1.41	$1.09	$0.99	$1.18	$0.95	$0.59
Accumulation unit value at end of period	$1.78	$1.90	$1.57	$1.55	$1.49	$1.41	$1.09	$0.99	$1.18	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	1,134	1,282	1,474	1,619	1,703	1,852	2,018	2,215	2,528	3,002
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$1.84	$1.83	$1.75	$1.65	$1.28	$1.16	$1.39	$1.11	$0.69
Accumulation unit value at end of period	$2.10	$2.23	$1.84	$1.83	$1.75	$1.65	$1.28	$1.16	$1.39	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	1	4	4	3	2
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.10	$1.88	$1.67	$1.78	$1.60	$1.18	$1.01	$1.12	$0.92	$0.66
Accumulation unit value at end of period	$1.80	$2.10	$1.88	$1.67	$1.78	$1.60	$1.18	$1.01	$1.12	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3	6	8	23
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (10/8/1996)
Accumulation unit value at beginning of period	$1.79	$1.42	$1.54	$1.48	$1.64	$1.36	$1.17	$1.35	$1.20	$0.95
Accumulation unit value at end of period	$1.47	$1.79	$1.42	$1.54	$1.48	$1.64	$1.36	$1.17	$1.35	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,207	1,351	1,519	1,750	2,006	2,334	2,618	3,038	3,846	4,729
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.43	$1.14	$1.23	$1.18	$1.31	$1.09	$0.93	$1.08	$0.96	$0.76
Accumulation unit value at end of period	$1.18	$1.43	$1.14	$1.23	$1.18	$1.31	$1.09	$0.93	$1.08	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	7	13	15	2	1	1	—	1	—	4
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.27	$1.90	$1.61	$1.71	$1.56	$1.14	$0.98	$1.01	$0.85	$0.68
Accumulation unit value at end of period	$1.96	$2.27	$1.90	$1.61	$1.71	$1.56	$1.14	$0.98	$1.01	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	1	1	2	2	1	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.17	$1.96	$1.74	$1.82	$1.74	$1.19	$1.02	$1.13	$0.90	$0.65
Accumulation unit value at end of period	$1.87	$2.17	$1.96	$1.74	$1.82	$1.74	$1.19	$1.02	$1.13	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	5	5	6	5	9	7	8	12	10	3
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.14	$1.11	$1.10	$1.10	$1.05	$1.09	$1.08	$1.08	$1.06	$1.02
Accumulation unit value at end of period	$1.14	$1.14	$1.11	$1.10	$1.10	$1.05	$1.09	$1.08	$1.08	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	15	15	13	9	12	15	17	8	15	5
Credit Suisse Trust – Commodity Return Strategy Portfolio (7/24/2006)
Accumulation unit value at beginning of period	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.88	$1.02	$0.89	$0.75
Accumulation unit value at end of period	$0.44	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.88	$1.02	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	4	20	12	9	11	26	27	26	21	18
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	11	8	4	7	5	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.39	$1.37	$1.28	$1.31	$1.23	$1.31	$1.26	$1.16	$1.13	$1.07
Accumulation unit value at end of period	$1.36	$1.39	$1.37	$1.28	$1.31	$1.23	$1.31	$1.26	$1.16	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	3	10	4	4	15	262
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.23	$1.01	$0.98	$1.03	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.23	$1.01	$0.98	$1.03	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	85

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.39	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.39	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	7	7	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.84	$1.55	$1.43	$1.44	$1.31	$1.03	$0.94	$0.99	$0.90	$0.69
Accumulation unit value at end of period	$1.67	$1.84	$1.55	$1.43	$1.44	$1.31	$1.03	$0.94	$0.99	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	2	2	2	1	9	199
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.55	$2.23	$1.87	$1.89	$1.71	$1.27	$1.10	$1.19	$0.99	$0.73
Accumulation unit value at end of period	$2.26	$2.55	$2.23	$1.87	$1.89	$1.71	$1.27	$1.10	$1.19	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	8	8	7	7	7	6	5	4	4	1
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.97	$0.98	$0.98	$1.00	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.97	$0.98	$0.98	$1.00	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.35	$1.07	$1.16	$1.16	$1.21	$1.04	$0.86	$1.02	$0.94	$0.76
Accumulation unit value at end of period	$1.12	$1.35	$1.07	$1.16	$1.16	$1.21	$1.04	$0.86	$1.02	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	1	—	—	—	3	8	2	2	2	1
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.92	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	—	1	—	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (7/24/2006)
Accumulation unit value at beginning of period	$1.33	$1.30	$1.21	$1.24	$1.25	$1.22	$1.15	$1.13	$1.05	$0.74
Accumulation unit value at end of period	$1.31	$1.33	$1.30	$1.21	$1.24	$1.25	$1.22	$1.15	$1.13	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	149	150	122	113	168	200	134	107	107	233
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.25	$1.87	$1.76	$1.77	$1.61	$1.24	$1.08	$1.13	$0.98	$0.73
Accumulation unit value at end of period	$2.07	$2.25	$1.87	$1.76	$1.77	$1.61	$1.24	$1.08	$1.13	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	89	88	84	76	79	88	81	70	75	112
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.38	$2.00	$1.81	$1.86	$1.78	$1.33	$1.17	$1.33	$1.05	$0.76
Accumulation unit value at end of period	$2.00	$2.38	$2.00	$1.81	$1.86	$1.78	$1.33	$1.17	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	34	42	50	48	52	64	74	74	72	130
Fidelity® VIP Overseas Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.43	$1.12	$1.19	$1.17	$1.29	$1.00	$0.84	$1.03	$0.93	$0.74
Accumulation unit value at end of period	$1.20	$1.43	$1.12	$1.19	$1.17	$1.29	$1.00	$0.84	$1.03	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	28	30	33	29	30	21	18	14	12	8
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.04	$0.97	$1.00	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.10	$1.04	$0.97	$1.00	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6	7	6	4	—	—	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.10	$1.01	$1.02	$1.03	$0.90	$0.89	$0.71	$0.76	$0.64	$0.54
Accumulation unit value at end of period	$1.02	$1.10	$1.01	$1.02	$1.03	$0.90	$0.89	$0.71	$0.76	$0.64
Number of accumulation units outstanding at end of period (000 omitted)	3	8	10	9	14	16	8	10	10	8
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.24	$1.14	$1.01	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	12	12	13	12	11	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.68	$1.57	$1.37	$1.46	$1.38	$1.09	$0.96	$0.99	$0.90	$0.72
Accumulation unit value at end of period	$1.51	$1.68	$1.57	$1.37	$1.46	$1.38	$1.09	$0.96	$0.99	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	21	22	22	22	62	67	78	92	87	77
Franklin Small Cap Value VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.24	$2.05	$1.59	$1.74	$1.76	$1.30	$1.12	$1.17	$0.93	$0.73
Accumulation unit value at end of period	$1.93	$2.24	$2.05	$1.59	$1.74	$1.76	$1.30	$1.12	$1.17	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	4	5	5	5	6	9	6	8	8	22
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.86	$0.93	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	15	15	—	—	—	—	—	—	—

86	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.18	$1.78	$1.63	$1.65	$1.43	$1.05	$0.93	$0.91	$0.81	$0.68
Accumulation unit value at end of period	$2.02	$2.18	$1.78	$1.63	$1.65	$1.43	$1.05	$0.93	$0.91	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	55	60	70	64	62	69	76	72	43	32
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.77	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	2	2	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.06	$0.97	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.15	$1.06	$0.97	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.04	$1.75	$1.52	$1.64	$1.52	$1.13	$0.97	$1.00	$0.87	$0.69
Accumulation unit value at end of period	$1.76	$2.04	$1.75	$1.52	$1.64	$1.52	$1.13	$0.97	$1.00	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	5	6	6	6	5	5	6	6	8	75
Invesco V.I. Core Equity Fund, Series I Shares (10/8/1996)
Accumulation unit value at beginning of period	$3.17	$2.84	$2.61	$2.80	$2.62	$2.05	$1.83	$1.85	$1.71	$1.35
Accumulation unit value at end of period	$2.84	$3.17	$2.84	$2.61	$2.80	$2.62	$2.05	$1.83	$1.85	$1.71
Number of accumulation units outstanding at end of period (000 omitted)	1,893	2,073	2,349	2,602	2,966	3,440	3,738	4,290	5,251	6,436
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.87	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	$1.00	—	—
Accumulation unit value at end of period	$1.70	$1.87	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	11	12	11	14	12	8	5	—	—
Invesco V.I. Health Care Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.20	$1.92	$2.21	$2.17	$1.84	$1.33	$1.12	$1.09	$1.05	$0.84
Accumulation unit value at end of period	$2.18	$2.20	$1.92	$2.21	$2.17	$1.84	$1.33	$1.12	$1.09	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	5	7	5	2	1	3	3
Invesco V.I. International Growth Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.66	$1.37	$1.39	$1.45	$1.47	$1.25	$1.10	$1.20	$1.08	$0.81
Accumulation unit value at end of period	$1.39	$1.66	$1.37	$1.39	$1.45	$1.47	$1.25	$1.10	$1.20	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	21	23	29	25	16	22	28	35	39	120
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.67	$1.39	$1.40	$1.40	$1.31	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.55	$1.67	$1.39	$1.40	$1.40	$1.31	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	6	6	9	5	12	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$0.98	$1.02	$1.12	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.14	$0.98	$1.02	$1.12	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15	15	15	18	20	1	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.03	$1.01	$1.00	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	4	7	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.92	$1.52	$1.54	$1.48	$1.33	$1.04	$0.89	$0.95	$0.84	$0.63
Accumulation unit value at end of period	$1.84	$1.92	$1.52	$1.54	$1.48	$1.33	$1.04	$0.89	$0.95	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	—	1	17	17	19	26	27	21	27	246
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.14	$1.12	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.25	$1.36	$1.14	$1.12	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	2	1	1	1	—	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.02	$0.97	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.29	$1.02	$0.97	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	23	16	17	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.97	$1.79	$2.13	$1.91	$1.61	$1.44	$1.37	$1.22	$0.93
Accumulation unit value at end of period	$2.21	$2.22	$1.97	$1.79	$2.13	$1.91	$1.61	$1.44	$1.37	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	2	3	5	5	7	5	10	11	14	20

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	87

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.46	$1.34	$1.32	$1.36	$1.21	$1.19	$0.93	$1.05	$0.87	$0.62
Accumulation unit value at end of period	$1.32	$1.46	$1.34	$1.32	$1.36	$1.21	$1.19	$0.93	$1.05	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	4	5	3	3	3	3	12	11	12	36
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.27	$1.66	$1.84	$1.98	$1.97	$1.45	$1.35	$1.48	$1.13	$0.73
Accumulation unit value at end of period	$2.48	$2.27	$1.66	$1.84	$1.98	$1.97	$1.45	$1.35	$1.48	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	1	4	3	3	3	5	6	11	9	10
Neuberger Berman AMT International Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$1.40	$1.12	$1.15	$1.15	$1.21	$1.04	$0.89	$1.02	$0.85	$0.64
Accumulation unit value at end of period	$1.15	$1.40	$1.12	$1.15	$1.15	$1.21	$1.04	$0.89	$1.02	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	1	2	5	5	6	41
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$1.91	$1.77	$1.80	$1.65	$1.22	$1.11	$1.17	$0.96	$0.74
Accumulation unit value at end of period	$2.07	$2.23	$1.91	$1.77	$1.80	$1.65	$1.22	$1.11	$1.17	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1	1	—	—	—	1	1
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.91	$0.92	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.95	$0.91	$0.92	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.12	$1.58	$1.60	$1.56	$1.55	$1.24	$1.03	$1.14	$1.00	$0.73
Accumulation unit value at end of period	$1.82	$2.12	$1.58	$1.60	$1.56	$1.55	$1.24	$1.03	$1.14	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	22	23	23	21	19	17	15	12	10	8
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$1.50	$1.44	$1.37	$1.42	$1.40	$1.43	$1.28	$1.28	$1.13	$0.97
Accumulation unit value at end of period	$1.42	$1.50	$1.44	$1.37	$1.42	$1.40	$1.43	$1.28	$1.28	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	28	31	29	30	33	67	71	70	95	364
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Fund®/VA, Service Shares* (4/28/2017)
Accumulation unit value at beginning of period	$1.08	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.08	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.34	$2.08	$1.79	$1.93	$1.75	$1.26	$1.09	$1.13	$0.93	$0.69
Accumulation unit value at end of period	$2.07	$2.34	$2.08	$1.79	$1.93	$1.75	$1.26	$1.09	$1.13	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	1	—	—	1	2
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/24/2006)
Accumulation unit value at beginning of period	$1.56	$1.39	$1.25	$1.39	$1.40	$1.42	$1.25	$1.24	$1.11	$0.93
Accumulation unit value at end of period	$1.45	$1.56	$1.39	$1.25	$1.39	$1.40	$1.42	$1.25	$1.24	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	17	21	31	41	46	64	106	102	103	163
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	—	—	—	—
Putnam VT Sustainable Leaders Fund – Class IA Shares (10/8/1996)
Accumulation unit value at beginning of period	$2.97	$2.32	$2.18	$2.21	$1.96	$1.45	$1.26	$1.34	$1.13	$0.86
Accumulation unit value at end of period	$2.90	$2.97	$2.32	$2.18	$2.21	$1.96	$1.45	$1.26	$1.34	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	1,769	1,922	2,213	2,479	2,735	3,119	3,409	3,746	4,233	5,013
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.96	$0.95	$0.94	$0.93	$0.98	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	—	—	—	—

88	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.78	$0.53	$0.71	$0.76	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.71	$0.86	$0.78	$0.53	$0.71	$0.76	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	4	—	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.80	$1.53	$1.47	$1.49	$1.43	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.62	$1.80	$1.53	$1.47	$1.49	$1.43	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	14	58	63	107	14	15	8	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.80	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.63	$1.80	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	84	78	72	79	75	73	71	66	67	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.21	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	8	13	13	14	14	47	63	69	100	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.21	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	220	243	296	312	393	401	581	551	1,009	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (5/1/2015)
Accumulation unit value at beginning of period	$1.04	$0.97	$0.96	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.04	$0.97	$0.96	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (5/1/2015)
Accumulation unit value at beginning of period	$1.06	$0.96	$0.95	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.06	$0.96	$0.95	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (5/1/2015)
Accumulation unit value at beginning of period	$1.09	$0.94	$0.92	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.09	$0.94	$0.92	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	—	7	26	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (5/1/2015)
Accumulation unit value at beginning of period	$1.08	$0.95	$0.93	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.08	$0.95	$0.93	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	12	—	—	—	—	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.43	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	52	103	102	33	27	88	120	215	153	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.43	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	660	778	804	853	967	953	1,056	1,280	1,312	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.53	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	160	141	204	189	209	74	161	123	8	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.53	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	508	503	487	512	466	450	428	418	596	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.39	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	$1.00	—
Accumulation unit value at end of period	$1.31	$1.39	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	19	118	100	82	65	146	146	121	71	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	89

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.39	$1.28	$1.25	$1.27	$1.22	$1.16	$1.08	$1.07	$1.00	—
Accumulation unit value at end of period	$1.32	$1.39	$1.28	$1.25	$1.27	$1.22	$1.16	$1.08	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	198	214	227	203	222	324	435	397	362	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.03	$1.92	$1.55	$1.73	$1.71	$1.29	$1.15	$1.22	$0.99	$0.73
Accumulation unit value at end of period	$1.73	$2.03	$1.92	$1.55	$1.73	$1.71	$1.29	$1.15	$1.22	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	1	3	3	3	8	121
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.06	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.06	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.05	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.05	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Wanger International (7/24/2006)
Accumulation unit value at beginning of period	$2.02	$1.54	$1.58	$1.60	$1.69	$1.40	$1.17	$1.39	$1.12	$0.76
Accumulation unit value at end of period	$1.64	$2.02	$1.54	$1.58	$1.60	$1.69	$1.40	$1.17	$1.39	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	8	9	10	9	12	13	14	18	25	84
Wanger USA (7/24/2006)
Accumulation unit value at beginning of period	$2.39	$2.02	$1.80	$1.83	$1.77	$1.34	$1.13	$1.19	$0.98	$0.69
Accumulation unit value at end of period	$2.32	$2.39	$2.02	$1.80	$1.83	$1.77	$1.34	$1.13	$1.19	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	11	11	18	18	19	20	29	33	37	84
Wells Fargo VT International Equity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.34	$1.09	$1.07	$1.06	$1.14	$0.96	$0.86	$1.00	$0.87	$0.76
Accumulation unit value at end of period	$1.09	$1.34	$1.09	$1.07	$1.06	$1.14	$0.96	$0.86	$1.00	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	6	6	—	—	—	—	1	1	7	129
Wells Fargo VT Opportunity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.43	$2.04	$1.84	$1.92	$1.76	$1.37	$1.20	$1.28	$1.05	$0.72
Accumulation unit value at end of period	$2.23	$2.43	$2.04	$1.84	$1.92	$1.76	$1.37	$1.20	$1.28	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2	2	3	3	7	13	10	12	5	6
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.73	$2.20	$2.07	$2.15	$2.22	$1.50	$1.41	$1.49	$1.19	$0.79
Accumulation unit value at end of period	$2.73	$2.73	$2.20	$2.07	$2.15	$2.22	$1.50	$1.41	$1.49	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	6	10	10	11	12	30	47	53	53	51
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$0.91	$0.98	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	1	—	—	—	—

Variable account charges of 1.30% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.09	$1.07	$1.09	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.12	$1.23	$1.09	$1.07	$1.09	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.89	$1.41	$1.44	$1.42	$1.37	$1.13	$1.01	$1.34	$1.14	$0.76
Accumulation unit value at end of period	$1.68	$1.89	$1.41	$1.44	$1.42	$1.37	$1.13	$1.01	$1.34	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	3	3	4	5	5	3	7	21	23	36
AB VPS Growth and Income Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.09	$1.79	$1.63	$1.63	$1.51	$1.14	$0.98	$0.94	$0.84	$0.71
Accumulation unit value at end of period	$1.94	$2.09	$1.79	$1.63	$1.63	$1.51	$1.14	$0.98	$0.94	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	41	45	49	62	63	73	75	75	87	83
AB VPS International Value Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$0.99	$0.80	$0.82	$0.81	$0.87	$0.72	$0.64	$0.80	$0.78	$0.59
Accumulation unit value at end of period	$0.75	$0.99	$0.80	$0.82	$0.81	$0.87	$0.72	$0.64	$0.80	$0.78
Number of accumulation units outstanding at end of period (000 omitted)	83	102	104	131	146	189	249	322	377	1,394

90	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Large Cap Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.66	$2.05	$2.03	$1.85	$1.65	$1.22	$1.06	$1.12	$1.03	$0.76
Accumulation unit value at end of period	$2.69	$2.66	$2.05	$2.03	$1.85	$1.65	$1.22	$1.06	$1.12	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	105	87	92	90	64	15	2	14	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	122	122	146	83	74	58	—	—	—	—
American Century VP Mid Cap Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.69	$2.44	$2.02	$2.08	$1.81	$1.41	$1.23	$1.26	$1.07	$0.84
Accumulation unit value at end of period	$2.31	$2.69	$2.44	$2.02	$2.08	$1.81	$1.41	$1.23	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	29	34	37	50	61	74	84	94	125	515
American Century VP Ultra®, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.62	$2.01	$1.95	$1.86	$1.72	$1.27	$1.13	$1.14	$0.99	$0.75
Accumulation unit value at end of period	$2.60	$2.62	$2.01	$1.95	$1.86	$1.72	$1.27	$1.13	$1.14	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	11	13	14	14	13
American Century VP Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.03	$1.90	$1.60	$1.69	$1.51	$1.17	$1.03	$1.04	$0.93	$0.79
Accumulation unit value at end of period	$1.82	$2.03	$1.90	$1.60	$1.69	$1.51	$1.17	$1.03	$1.04	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	170	194	192	215	182	150	196	127	159	155
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	191	205	236	206	199	131	32	—	—	—
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.20	$1.79	$1.72	$1.82	$1.77	$1.22	$1.04	$1.03	$0.84	$0.59
Accumulation unit value at end of period	$2.25	$2.20	$1.79	$1.72	$1.82	$1.77	$1.22	$1.04	$1.03	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	11	11	14	34	37	7	4	2	8	13
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.87	$1.65	$1.58	$1.57	$1.44	$1.20	$1.07	$1.06	$0.95	$0.78
Accumulation unit value at end of period	$1.74	$1.87	$1.65	$1.58	$1.57	$1.44	$1.20	$1.07	$1.06	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	528	308	170	112	64	61	47	72	77	104
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	129	100	118	61	31	11	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.75	$1.46	$1.37	$1.35	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.57	$1.75	$1.46	$1.37	$1.35	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35	36	33	33	22	7	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.72	$2.22	$2.09	$2.10	$1.85	$1.40	$1.25	$1.20	$1.00	—
Accumulation unit value at end of period	$2.58	$2.72	$2.22	$2.09	$2.10	$1.85	$1.40	$1.25	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.17	$1.77	$1.66	$1.67	$1.47	$1.11	$0.99	$0.95	$0.82	$0.67
Accumulation unit value at end of period	$2.06	$2.17	$1.77	$1.66	$1.67	$1.47	$1.11	$0.99	$0.95	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	25	25	25	9	6	—	3	2	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.86	$0.90	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.79	$0.87	$0.86	$0.90	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	27	15	14	15	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$1.84	$1.65	$1.72	$1.59	$1.27	$1.13	$1.21	$1.00	—
Accumulation unit value at end of period	$1.93	$2.08	$1.84	$1.65	$1.72	$1.59	$1.27	$1.13	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	23	23	13	13	13	13	26	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.79	$1.59	$1.42	$1.48	$1.36	$1.09	$0.97	$1.03	$0.90	$0.71
Accumulation unit value at end of period	$1.67	$1.79	$1.59	$1.42	$1.48	$1.36	$1.09	$0.97	$1.03	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	184	217	234	238	244	261	304	476	573	7,761
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	91

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$0.98	$0.94	$1.05	$1.09	$1.13	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.09	$1.41	$0.98	$0.94	$1.05	$1.09	$1.13	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	78	62	70	25	18	—	7	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.92	$1.32	$1.27	$1.42	$1.47	$1.52	$1.27	$1.63	$1.38	$0.80
Accumulation unit value at end of period	$1.48	$1.92	$1.32	$1.27	$1.42	$1.47	$1.52	$1.27	$1.63	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	21	23	19	20	65	99	105	144	145	830
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.96	$0.92	$0.94	$1.02	$1.02	$1.12	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$0.89	$0.96	$0.92	$0.94	$1.02	$1.02	$1.12	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	33	33	34	38	38	41	52	15	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.16	$1.11	$1.14	$1.23	$1.23	$1.35	$1.29	$1.25	$1.19	$1.08
Accumulation unit value at end of period	$1.08	$1.16	$1.11	$1.14	$1.23	$1.23	$1.35	$1.29	$1.25	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	81	110	151	169	211	249	281	290	307	4,144
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.92	$0.93	$0.94	$0.96	$0.97	$0.98	$0.99	$1.00	—
Accumulation unit value at end of period	$0.91	$0.91	$0.92	$0.93	$0.94	$0.96	$0.97	$0.98	$0.99	—
Number of accumulation units outstanding at end of period (000 omitted)	254	219	225	89	80	62	15	7	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.02	$1.03	$1.05	$1.06
Accumulation unit value at end of period	$0.95	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.02	$1.03	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	12	81	110	115	130	160	208	385	634	993
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.54	$1.47	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08	$1.00	—
Accumulation unit value at end of period	$1.46	$1.54	$1.47	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	10	10	11	14	24	24	30	24	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.95	$1.85	$1.68	$1.72	$1.68	$1.61	$1.41	$1.35	$1.20	$0.79
Accumulation unit value at end of period	$1.85	$1.95	$1.85	$1.68	$1.72	$1.68	$1.61	$1.41	$1.35	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	84	88	118	111	127	169	181	170	216	150
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.44	$1.31	$1.35	$1.31	$1.27	$1.12	$1.07	$1.00	—
Accumulation unit value at end of period	$1.43	$1.50	$1.44	$1.31	$1.35	$1.31	$1.27	$1.12	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	44	44	34	486	502	535	39	9	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.90	$1.81	$1.66	$1.70	$1.66	$1.60	$1.41	$1.34	$1.20	$0.86
Accumulation unit value at end of period	$1.81	$1.90	$1.81	$1.66	$1.70	$1.66	$1.60	$1.41	$1.34	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	84	401	408	64	98	134	137	152	167	5,045
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.15	$1.12	$1.13	$1.09	$1.13	$1.07	$1.02	$1.00	—
Accumulation unit value at end of period	$1.16	$1.18	$1.15	$1.12	$1.13	$1.09	$1.13	$1.07	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	142	140	180	181	211	212	226	34	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.40	$1.37	$1.33	$1.34	$1.29	$1.34	$1.26	$1.20	$1.12	$0.99
Accumulation unit value at end of period	$1.39	$1.40	$1.37	$1.33	$1.34	$1.29	$1.34	$1.26	$1.20	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	336	428	456	510	592	704	754	744	841	13,045
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.66	$2.11	$2.11	$1.97	$1.75	$1.36	$1.15	$1.21	$1.00	—
Accumulation unit value at end of period	$2.52	$2.66	$2.11	$2.11	$1.97	$1.75	$1.36	$1.15	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	13	13	8	8	14	7	5	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.25	$1.78	$1.78	$1.65	$1.47	$1.14	$0.96	$1.01	$0.87	$0.65
Accumulation unit value at end of period	$2.13	$2.25	$1.78	$1.78	$1.65	$1.47	$1.14	$0.96	$1.01	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	24	25	33	31	17	18	18	41	50	39
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.26	$1.89	$1.72	$1.72	$1.54	$1.19	$1.04	$1.04	$0.92	$0.74
Accumulation unit value at end of period	$2.13	$2.26	$1.89	$1.72	$1.72	$1.54	$1.19	$1.04	$1.04	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	298	272	153	138	88	59	64	46	46	39
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.05	$1.01	$1.05	$1.06	$1.07	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.04	$1.06	$1.05	$1.01	$1.05	$1.06	$1.07	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	18	18	36	27	49	42	60	—	—	—

92	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.08	$0.99	$0.97	$0.99	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.08	$0.99	$0.97	$0.99	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$1.67	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27	$1.00	—
Accumulation unit value at end of period	$1.89	$2.02	$1.67	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	43	21	24	21	4	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.83	$1.82	$1.74	$1.65	$1.27	$1.16	$1.38	$1.11	$0.69
Accumulation unit value at end of period	$2.09	$2.22	$1.83	$1.82	$1.74	$1.65	$1.27	$1.16	$1.38	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	2	—	—	—	5	26
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.35	$2.10	$1.87	$2.00	$1.80	$1.33	$1.14	$1.26	$1.00	—
Accumulation unit value at end of period	$2.01	$2.35	$2.10	$1.87	$2.00	$1.80	$1.33	$1.14	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	27	7	7	5	5	3	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.09	$1.87	$1.66	$1.77	$1.60	$1.17	$1.00	$1.11	$0.92	$0.66
Accumulation unit value at end of period	$1.79	$2.09	$1.87	$1.66	$1.77	$1.60	$1.17	$1.00	$1.11	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	34	51	57	58	69	74	66	123	174	488
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.56	$1.24	$1.34	$1.30	$1.44	$1.19	$1.03	$1.19	$1.00	—
Accumulation unit value at end of period	$1.28	$1.56	$1.24	$1.34	$1.30	$1.44	$1.19	$1.03	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	9	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.42	$1.13	$1.22	$1.18	$1.30	$1.08	$0.93	$1.08	$0.96	$0.76
Accumulation unit value at end of period	$1.17	$1.42	$1.13	$1.22	$1.18	$1.30	$1.08	$0.93	$1.08	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	30	32	40	28	28	28	17	26	30	68
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.67	$2.24	$1.90	$2.03	$1.85	$1.36	$1.16	$1.20	$1.00	—
Accumulation unit value at end of period	$2.31	$2.67	$2.24	$1.90	$2.03	$1.85	$1.36	$1.16	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	14	11	10	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.25	$1.89	$1.60	$1.70	$1.55	$1.14	$0.98	$1.00	$0.84	$0.68
Accumulation unit value at end of period	$1.95	$2.25	$1.89	$1.60	$1.70	$1.55	$1.14	$0.98	$1.00	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	15	15	1	1	1	—	—	3	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.41	$2.18	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27	$1.00	—
Accumulation unit value at end of period	$2.07	$2.41	$2.18	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	3	3	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.16	$1.95	$1.73	$1.81	$1.73	$1.18	$1.02	$1.13	$0.90	$0.65
Accumulation unit value at end of period	$1.86	$2.16	$1.95	$1.73	$1.81	$1.73	$1.18	$1.02	$1.13	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	4	20	19	24	20	18	30	33	24	11
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.15	$1.10	$1.02	$1.05	$1.03	$1.04	$0.94	$1.00	—	—
Accumulation unit value at end of period	$1.12	$1.15	$1.10	$1.02	$1.05	$1.03	$1.04	$0.94	—	—
Number of accumulation units outstanding at end of period (000 omitted)	98	73	31	23	54	70	51	36	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.24	$2.06	$1.78	$1.93	$1.90	$1.43	$1.21	$1.29	$1.00	—
Accumulation unit value at end of period	$1.90	$2.24	$2.06	$1.78	$1.93	$1.90	$1.43	$1.21	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	12	11	13	12	21	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.02	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00	—
Accumulation unit value at end of period	$1.04	$1.04	$1.02	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	9	10	9	6	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.13	$1.11	$1.09	$1.10	$1.05	$1.08	$1.08	$1.08	$1.06	$1.02
Accumulation unit value at end of period	$1.13	$1.13	$1.11	$1.09	$1.10	$1.05	$1.08	$1.08	$1.08	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	46	57	56	64	64	76	151	143	271	336
Credit Suisse Trust – Commodity Return Strategy Portfolio (7/24/2006)
Accumulation unit value at beginning of period	$0.50	$0.50	$0.45	$0.62	$0.75	$0.85	$0.88	$1.02	$0.88	$0.75
Accumulation unit value at end of period	$0.44	$0.50	$0.50	$0.45	$0.62	$0.75	$0.85	$0.88	$1.02	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	15	21	34	48	79	83	95	121	121	139

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	93

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.11	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	92	90	88	95	74	18	32	5	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.48	$1.23	$1.29	$1.31	$1.43	$1.20	$1.01	$1.17	$1.00	—
Accumulation unit value at end of period	$1.22	$1.48	$1.23	$1.29	$1.31	$1.43	$1.20	$1.01	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	21	21	21	19	10	8	6	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	1	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02	$1.00	—
Accumulation unit value at end of period	$1.18	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	35	35	35	34	18	21	19	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.38	$1.36	$1.27	$1.31	$1.22	$1.31	$1.26	$1.16	$1.12	$1.07
Accumulation unit value at end of period	$1.35	$1.38	$1.36	$1.27	$1.31	$1.22	$1.31	$1.26	$1.16	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	82	129	147	201	237	297	322	356	357	6,263
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.65	$1.58	$1.52	$1.56	$1.39	$1.37	$1.07	$1.19	$1.00	—
Accumulation unit value at end of period	$1.53	$1.65	$1.58	$1.52	$1.56	$1.39	$1.37	$1.07	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	55	42	52	34	32	29	23	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.94	$1.18	$1.00	—
Accumulation unit value at end of period	$1.13	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.94	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	44	47	43	54	43	43	13	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.23	$1.01	$0.98	$1.03	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$1.23	$1.01	$0.98	$1.03	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	122	20	7	6	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.38	$1.05	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.33	$1.38	$1.05	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	71	103	110	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.79	$2.13	$2.05	$1.88	$1.70	$1.33	$1.18	$1.21	$1.00	—
Accumulation unit value at end of period	$2.68	$2.79	$2.13	$2.05	$1.88	$1.70	$1.33	$1.18	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	15	16	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.57	$1.99	$2.07	$1.98	$1.82	$1.35	$1.21	$1.23	$1.00	—
Accumulation unit value at end of period	$2.50	$2.57	$1.99	$2.07	$1.98	$1.82	$1.35	$1.21	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	11	6	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.14	$1.80	$1.67	$1.68	$1.53	$1.21	$1.11	$1.16	$1.00	—
Accumulation unit value at end of period	$1.93	$2.14	$1.80	$1.67	$1.68	$1.53	$1.21	$1.11	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	35	41	41	41	41	41	41	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.83	$1.54	$1.43	$1.44	$1.30	$1.03	$0.94	$0.99	$0.90	$0.69
Accumulation unit value at end of period	$1.66	$1.83	$1.54	$1.43	$1.44	$1.30	$1.03	$0.94	$0.99	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	16	29	36	39	54	106	115	147	147	6,336
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.40	$2.07	$1.85	$1.89	$1.74	$1.30	$1.14	$1.15	$1.00	—
Accumulation unit value at end of period	$2.13	$2.40	$2.07	$1.85	$1.89	$1.74	$1.30	$1.14	$1.15	—
Number of accumulation units outstanding at end of period (000 omitted)	45	51	37	37	41	37	4	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.50	$1.92	$1.88	$1.79	$1.70	$1.31	$1.19	$1.24	$1.00	—
Accumulation unit value at end of period	$2.53	$2.50	$1.92	$1.88	$1.79	$1.70	$1.31	$1.19	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	9	9	2	3	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16	$1.00	—
Accumulation unit value at end of period	$1.28	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	146	103	95	45	29	—	—	—	—	—

94	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$1.86	$1.65	$1.83	$1.69	$1.34	$1.20	$1.17	$1.00	—
Accumulation unit value at end of period	$1.90	$2.13	$1.86	$1.65	$1.83	$1.69	$1.34	$1.20	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	81	47	22	23	24	24	24	9	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.04	$1.03	$1.04	$1.01	$1.05	$1.04	$1.00	$1.00	—
Accumulation unit value at end of period	$1.04	$1.06	$1.04	$1.03	$1.04	$1.01	$1.05	$1.04	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	5	6	7	11	4	4	4	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$2.27	$1.91	$1.93	$1.75	$1.31	$1.13	$1.23	$1.00	—
Accumulation unit value at end of period	$2.29	$2.59	$2.27	$1.91	$1.93	$1.75	$1.31	$1.13	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	78	46	61	25	18	18	19	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.53	$2.21	$1.86	$1.88	$1.70	$1.27	$1.10	$1.19	$0.99	$0.73
Accumulation unit value at end of period	$2.25	$2.53	$2.21	$1.86	$1.88	$1.70	$1.27	$1.10	$1.19	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	14	14	17	18	14	15	15	16	17	4
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00	$1.00	—
Accumulation unit value at end of period	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	249	27	179	25	19	31	49	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$1.82	$1.78	$1.86	$1.73	$1.37	$1.19	$1.19	$1.00	—
Accumulation unit value at end of period	$2.09	$2.20	$1.82	$1.78	$1.86	$1.73	$1.37	$1.19	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	17	17	17	17	23	17	18	—	—	—
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.34	$1.07	$1.15	$1.15	$1.20	$1.04	$0.85	$1.02	$0.94	$0.76
Accumulation unit value at end of period	$1.11	$1.34	$1.07	$1.15	$1.15	$1.20	$1.04	$0.85	$1.02	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	14	14	26	26	26	24
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.91	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	42	42	29	39	72	78	31	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (7/24/2006)
Accumulation unit value at beginning of period	$1.32	$1.30	$1.21	$1.23	$1.24	$1.21	$1.15	$1.13	$1.05	$0.74
Accumulation unit value at end of period	$1.31	$1.32	$1.30	$1.21	$1.23	$1.24	$1.21	$1.15	$1.13	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	186	220	221	339	317	386	385	496	454	3,520
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$1.86	$1.75	$1.77	$1.60	$1.24	$1.08	$1.13	$0.98	$0.73
Accumulation unit value at end of period	$2.06	$2.23	$1.86	$1.75	$1.77	$1.60	$1.24	$1.08	$1.13	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	545	583	538	643	670	663	729	752	865	1,975
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.37	$1.99	$1.80	$1.85	$1.77	$1.32	$1.17	$1.33	$1.05	$0.76
Accumulation unit value at end of period	$1.99	$2.37	$1.99	$1.80	$1.85	$1.77	$1.32	$1.17	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	198	251	211	212	285	318	313	312	385	1,768
Fidelity® VIP Overseas Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.42	$1.11	$1.19	$1.16	$1.29	$1.00	$0.84	$1.03	$0.93	$0.74
Accumulation unit value at end of period	$1.19	$1.42	$1.11	$1.19	$1.16	$1.29	$1.00	$0.84	$1.03	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	18	19	33	43	48	61	59	60	76	101
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$0.97	$1.00	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.10	$1.03	$0.97	$1.00	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	200	105	48	55	31	14	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.10	$1.01	$1.01	$1.02	$0.90	$0.89	$0.71	$0.76	$0.64	$0.54
Accumulation unit value at end of period	$1.01	$1.10	$1.01	$1.01	$1.02	$0.90	$0.89	$0.71	$0.76	$0.64
Number of accumulation units outstanding at end of period (000 omitted)	31	39	45	71	72	85	90	94	101	119
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.16	$1.23	$1.14	$1.01	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	95	116	119	91	125	71	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.67	$1.56	$1.36	$1.45	$1.37	$1.08	$0.96	$0.98	$0.90	$0.72
Accumulation unit value at end of period	$1.50	$1.67	$1.56	$1.36	$1.45	$1.37	$1.08	$0.96	$0.98	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	569	301	289	292	301	328	316	297	417	430

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	95

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Franklin Small Cap Value VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.23	$2.04	$1.59	$1.74	$1.75	$1.30	$1.11	$1.17	$0.93	$0.73
Accumulation unit value at end of period	$1.92	$2.23	$2.04	$1.59	$1.74	$1.75	$1.30	$1.11	$1.17	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	73	101	103	92	80	76	63	47	72	67
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.90	$0.91	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.85	$0.93	$0.90	$0.91	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	17	17	16	16	3	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.17	$1.77	$1.62	$1.64	$1.43	$1.05	$0.93	$0.91	$0.81	$0.68
Accumulation unit value at end of period	$2.01	$2.17	$1.77	$1.62	$1.64	$1.43	$1.05	$0.93	$0.91	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	1	1	9	9	9	8	14	13	34	60
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.76	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	6	9	10	10	10	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.06	$0.97	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.15	$1.06	$0.97	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	83	85	88	49	41	34	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.02	$1.74	$1.51	$1.63	$1.51	$1.13	$0.96	$1.00	$0.87	$0.69
Accumulation unit value at end of period	$1.75	$2.02	$1.74	$1.51	$1.63	$1.51	$1.13	$0.96	$1.00	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	61	76	81	84	86	109	154	155	153	2,128
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.86	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	$1.00	—	—
Accumulation unit value at end of period	$1.69	$1.86	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	19	13	12	13	13	14	25	—	—
Invesco V.I. Health Care Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.18	$1.91	$2.20	$2.16	$1.84	$1.33	$1.11	$1.09	$1.05	$0.83
Accumulation unit value at end of period	$2.17	$2.18	$1.91	$2.20	$2.16	$1.84	$1.33	$1.11	$1.09	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	13	15	23	27	46	50	61	58	50	47
Invesco V.I. International Growth Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.65	$1.36	$1.39	$1.44	$1.46	$1.25	$1.10	$1.19	$1.07	$0.81
Accumulation unit value at end of period	$1.38	$1.65	$1.36	$1.39	$1.44	$1.46	$1.25	$1.10	$1.19	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	28	31	38	53	67	79	96	119	122	2,490
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.67	$1.38	$1.39	$1.40	$1.31	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.55	$1.67	$1.38	$1.39	$1.40	$1.31	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15	15	5	6	7	6	8	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$0.98	$1.01	$1.12	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.14	$0.98	$1.01	$1.12	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	26	26	75	126	23	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	192	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.03	$1.01	$1.00	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	15	—	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.91	$1.51	$1.53	$1.48	$1.33	$1.03	$0.89	$0.95	$0.84	$0.63
Accumulation unit value at end of period	$1.83	$1.91	$1.51	$1.53	$1.48	$1.33	$1.03	$0.89	$0.95	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	19	43	46	38	61	111	120	151	187	6,597
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.35	$1.14	$1.12	$1.14	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.25	$1.35	$1.14	$1.12	$1.14	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.02	$0.97	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.29	$1.02	$0.97	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35	54	30	45	—	—	—	—	—	—

96	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
MFS® Utilities Series – Service Class (7/24/2006)
Accumulation unit value at beginning of period	$2.21	$1.96	$1.78	$2.12	$1.91	$1.61	$1.44	$1.37	$1.22	$0.93
Accumulation unit value at end of period	$2.20	$2.21	$1.96	$1.78	$2.12	$1.91	$1.61	$1.44	$1.37	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	87	126	141	145	155	122	122	105	80	86
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.45	$1.34	$1.31	$1.35	$1.20	$1.19	$0.92	$1.04	$0.86	$0.62
Accumulation unit value at end of period	$1.31	$1.45	$1.34	$1.31	$1.35	$1.20	$1.19	$0.92	$1.04	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	20	22	21	23	30	44	46	53	72	934
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.25	$1.65	$1.83	$1.97	$1.96	$1.45	$1.35	$1.47	$1.13	$0.73
Accumulation unit value at end of period	$2.46	$2.25	$1.65	$1.83	$1.97	$1.96	$1.45	$1.35	$1.47	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	51	16	11	12	12	19	24	23	20	36
Neuberger Berman AMT International Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$1.39	$1.11	$1.15	$1.15	$1.20	$1.03	$0.88	$1.02	$0.85	$0.64
Accumulation unit value at end of period	$1.14	$1.39	$1.11	$1.15	$1.15	$1.20	$1.03	$0.88	$1.02	$0.85
Number of accumulation units outstanding at end of period (000 omitted)	8	10	16	28	37	45	36	48	55	1,316
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.90	$1.76	$1.79	$1.65	$1.22	$1.11	$1.16	$0.96	$0.74
Accumulation unit value at end of period	$2.06	$2.22	$1.90	$1.76	$1.79	$1.65	$1.22	$1.11	$1.16	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	85	54	35	35	35	35	—	—	1	1
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.88	$0.95	$0.90	$0.92	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.11	$1.57	$1.59	$1.56	$1.54	$1.23	$1.03	$1.14	$1.00	$0.73
Accumulation unit value at end of period	$1.80	$2.11	$1.57	$1.59	$1.56	$1.54	$1.23	$1.03	$1.14	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	91	101	130	110	90	46	74	60	76	61
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$1.49	$1.43	$1.36	$1.41	$1.40	$1.42	$1.27	$1.28	$1.13	$0.97
Accumulation unit value at end of period	$1.41	$1.49	$1.43	$1.36	$1.41	$1.40	$1.42	$1.27	$1.28	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	288	635	720	836	916	1,174	1,287	1,382	1,598	8,043
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Fund®/VA, Service Shares* (4/28/2017)
Accumulation unit value at beginning of period	$1.08	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.08	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.33	$2.07	$1.78	$1.92	$1.75	$1.26	$1.08	$1.12	$0.92	$0.68
Accumulation unit value at end of period	$2.06	$2.33	$2.07	$1.78	$1.92	$1.75	$1.26	$1.08	$1.12	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	17	20	14	13	16	22	24	27	29	40
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/24/2006)
Accumulation unit value at beginning of period	$1.55	$1.38	$1.24	$1.38	$1.39	$1.41	$1.25	$1.24	$1.11	$0.93
Accumulation unit value at end of period	$1.44	$1.55	$1.38	$1.24	$1.38	$1.39	$1.41	$1.25	$1.24	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	123	139	153	206	326	508	587	511	469	3,861
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.02	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	5	5	66	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.02	$0.99	$0.98	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	123	66	13	13	—	3	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.95	$0.95	$0.94	$0.93	$0.98	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	56	58	29	36	5	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	97

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.78	$0.53	$0.71	$0.76	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.71	$0.85	$0.78	$0.53	$0.71	$0.76	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	117	38	45	11	4	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.62	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	778	1,170	1,101	1,247	865	948	320	616	622	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.62	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	1,378	1,412	1,520	2,300	2,250	3,166	3,876	4,832	5,400	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.74	$1.34	$1.36	$1.41	$1.48	$1.23	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.42	$1.74	$1.34	$1.36	$1.41	$1.48	$1.23	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	40	10	8	7	3	3	10	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.26	$1.19	$1.16	$1.18	$1.15	$1.12	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.20	$1.26	$1.19	$1.16	$1.18	$1.15	$1.12	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	1,005	2,351	1,069	461	665	1,318	2,281	840	730	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.26	$1.19	$1.16	$1.18	$1.14	$1.12	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.20	$1.26	$1.19	$1.16	$1.18	$1.14	$1.12	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	1,935	2,237	2,651	2,303	2,890	3,784	7,781	7,531	9,790	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	56	56	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$1.01	$1.04	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.10	$1.03	$1.01	$1.04	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,025	650	648	232	343	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.06	$1.04	$1.08	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.06	$1.04	$1.08	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,077	3,485	4,245	1,892	949	319	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.30	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,066	8,982	9,480	8,981	7,175	4,091	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.17	$1.14	$1.19	$1.15	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.32	$1.17	$1.14	$1.19	$1.15	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	31,031	32,017	36,423	38,374	36,957	34,452	23,935	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.42	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	10,828	10,369	11,885	11,605	12,062	9,770	6,617	4,588	2,283	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.42	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	21,093	23,550	25,161	28,203	30,336	33,786	34,926	39,214	48,051	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.52	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	4,516	4,431	4,141	4,332	3,802	3,562	2,646	2,032	1,190	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.52	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	3,380	4,307	5,330	5,345	7,119	10,405	11,775	14,831	15,140	—

98	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.38	$1.27	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	$1.00	—
Accumulation unit value at end of period	$1.31	$1.38	$1.27	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	3,316	3,307	3,199	3,997	4,808	4,760	4,838	2,313	1,420	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.38	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	$1.00	—
Accumulation unit value at end of period	$1.31	$1.38	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	4,248	5,195	6,039	6,745	7,890	9,909	13,057	14,186	15,285	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.09	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	43	26	24	15	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.84	$1.75	$1.88	$1.91	$1.38	$1.26	$1.29	$1.00	—
Accumulation unit value at end of period	$2.02	$2.15	$1.84	$1.75	$1.88	$1.91	$1.38	$1.26	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	44	33	23	11	9	9	9	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$1.92	$1.55	$1.73	$1.72	$1.30	$1.16	$1.23	$1.00	—
Accumulation unit value at end of period	$1.72	$2.02	$1.92	$1.55	$1.73	$1.72	$1.30	$1.16	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.01	$1.91	$1.54	$1.72	$1.71	$1.28	$1.14	$1.21	$0.99	$0.73
Accumulation unit value at end of period	$1.72	$2.01	$1.91	$1.54	$1.72	$1.71	$1.28	$1.14	$1.21	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	20	27	29	41	66	93	122	148	173	3,652
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.00	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.00	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	488	132	20	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	712	496	95	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,521	985	825	—	—	—	—	—	—	—
Wanger International (7/24/2006)
Accumulation unit value at beginning of period	$2.01	$1.53	$1.57	$1.59	$1.69	$1.40	$1.16	$1.38	$1.12	$0.76
Accumulation unit value at end of period	$1.63	$2.01	$1.53	$1.57	$1.59	$1.69	$1.40	$1.16	$1.38	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	119	141	136	166	180	208	225	264	316	1,829
Wanger USA (7/24/2006)
Accumulation unit value at beginning of period	$2.37	$2.01	$1.79	$1.83	$1.77	$1.34	$1.13	$1.19	$0.97	$0.69
Accumulation unit value at end of period	$2.31	$2.37	$2.01	$1.79	$1.83	$1.77	$1.34	$1.13	$1.19	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	84	123	136	154	162	195	215	236	290	1,460
Wells Fargo VT International Equity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.33	$1.08	$1.06	$1.06	$1.13	$0.96	$0.86	$1.00	$0.87	$0.76
Accumulation unit value at end of period	$1.09	$1.33	$1.08	$1.06	$1.06	$1.13	$0.96	$0.86	$1.00	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	9	16	20	50	28	49	57	79	75	3,390
Wells Fargo VT Opportunity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.41	$2.03	$1.83	$1.92	$1.76	$1.36	$1.19	$1.28	$1.05	$0.72
Accumulation unit value at end of period	$2.21	$2.41	$2.03	$1.83	$1.92	$1.76	$1.36	$1.19	$1.28	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	26	29	29	19	23	26	35	42	7	2
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.72	$2.19	$2.06	$2.15	$2.22	$1.49	$1.40	$1.49	$1.19	$0.79
Accumulation unit value at end of period	$2.72	$2.72	$2.19	$2.06	$2.15	$2.22	$1.49	$1.40	$1.49	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	21	25	8	12	12	10	10	12	29	46
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$0.91	$0.98	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	99

Variable account charges of 1.35% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.09	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.22	$1.09	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	122	120	4	2	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.87	$2.21	$2.19	$2.00	$1.78	$1.32	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$2.90	$2.87	$2.21	$2.19	$2.00	$1.78	$1.32	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	68	66	40	15	17	1	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	217	75	86	51	41	6	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$2.27	$2.12	$1.78	$1.88	$1.69	$1.30	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.03	$2.27	$2.12	$1.78	$1.88	$1.69	$1.30	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	149	148	83	42	37	14	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.17	$1.14	$1.16	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.19	$1.31	$1.17	$1.14	$1.16	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	154	113	92	90	34	3	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$1.78	$1.70	$1.69	$1.56	$1.30	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.87	$2.01	$1.78	$1.70	$1.69	$1.56	$1.30	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	1,416	1,016	645	169	111	10	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.75	$1.46	$1.36	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$1.57	$1.75	$1.46	$1.36	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	345	227	72	21	14	3	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.71	$2.21	$2.08	$2.10	$1.85	$1.40	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$2.57	$2.71	$2.21	$2.08	$2.10	$1.85	$1.40	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	35	31	25	13	8	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.86	$0.90	$0.91	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.78	$0.87	$0.86	$0.90	$0.91	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	89	89	2	2	1	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$1.84	$1.64	$1.71	$1.58	$1.27	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$1.92	$2.07	$1.84	$1.64	$1.71	$1.58	$1.27	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	150	124	42	22	16	7	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	18	14	11	9	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$0.97	$0.94	$1.05	$1.09	$1.12	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.09	$1.41	$0.97	$0.94	$1.05	$1.09	$1.12	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	118	202	185	80	54	6	2	1	7
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.95	$0.91	$0.94	$1.01	$1.02	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.89	$0.95	$0.91	$0.94	$1.01	$1.02	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	42	27	23	5	5	5	5	13	17
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.91	$0.91	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	241	49	102	36	15	25	14	17	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.46	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.45	$1.53	$1.46	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	211	209	75	29	14	10	2	6	11

100	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.43	$1.31	$1.34	$1.31	$1.27	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.42	$1.50	$1.43	$1.31	$1.34	$1.31	$1.27	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	193	145	63	41	33	4	2	6	6
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.15	$1.11	$1.13	$1.09	$1.13	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.16	$1.17	$1.15	$1.11	$1.13	$1.09	$1.13	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	111	94	71	26	12	12	25	44	37
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.65	$2.10	$2.11	$1.96	$1.75	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$2.51	$2.65	$2.10	$2.11	$1.96	$1.75	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	44	38	18	14	9	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.56	$2.14	$1.94	$1.95	$1.75	$1.34	$1.18	$1.18	$1.00
Accumulation unit value at end of period	$2.40	$2.56	$2.14	$1.94	$1.95	$1.75	$1.34	$1.18	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	380	218	172	154	96	26	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.05	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.04	$1.06	$1.05	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	154	106	78	64	64	9	5	13	13
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.08	$0.98	$0.97	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.01	$1.08	$0.98	$0.97	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	22	22	21	5	5	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$1.66	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$1.88	$2.01	$1.66	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	44	43	34	16	6	1	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.34	$2.10	$1.87	$1.99	$1.80	$1.33	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.00	$2.34	$2.10	$1.87	$1.99	$1.80	$1.33	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	94	77	35	27	26	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.55	$1.24	$1.34	$1.29	$1.44	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.27	$1.55	$1.24	$1.34	$1.29	$1.44	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	88	96	66	16	9	6	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.66	$2.23	$1.89	$2.02	$1.84	$1.36	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.30	$2.66	$2.23	$1.89	$2.02	$1.84	$1.36	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	17	17	15	14	15	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.40	$2.17	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.07	$2.40	$2.17	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	36	30	21	16	18	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.14	$1.09	$1.02	$1.05	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.12	$1.14	$1.09	$1.02	$1.05	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	210	185	78	35	34	27	1	1	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$2.05	$1.77	$1.92	$1.89	$1.42	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$1.89	$2.23	$2.05	$1.77	$1.92	$1.89	$1.42	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	55	38	34	8	4	4	—	—	2
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.02	$1.00	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.03	$1.03	$1.02	$1.00	$1.01	$0.97	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	9	9	13	3	6	6	8	10	3
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.11	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	148	109	96	95	47	19	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.48	$1.23	$1.29	$1.31	$1.43	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.21	$1.48	$1.23	$1.29	$1.31	$1.43	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	17	20	23	15	7	7	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	101

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.99	$1.10	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.88	$0.96	$0.99	$1.10	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.17	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	56	49	17	1	1	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.64	$1.57	$1.52	$1.56	$1.39	$1.37	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.52	$1.64	$1.57	$1.52	$1.56	$1.39	$1.37	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	48	82	81	35	11	4	1	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.13	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	31	41	26	3	3	1	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.23	$1.01	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.01	$1.23	$1.01	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	111	88	64	35	35	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.78	$2.13	$2.04	$1.88	$1.69	$1.33	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$2.67	$2.78	$2.13	$2.04	$1.88	$1.69	$1.33	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	58	54	45	15	14	13	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.56	$1.98	$2.06	$1.97	$1.82	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$2.49	$2.56	$1.98	$2.06	$1.97	$1.82	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	33	30	30	6	2	—	1	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$1.80	$1.66	$1.68	$1.52	$1.21	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$1.93	$2.13	$1.80	$1.66	$1.68	$1.52	$1.21	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	4	—	—	—	—	—	—	—	5
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.39	$2.07	$1.84	$1.89	$1.74	$1.30	$1.14	$1.15	$1.00
Accumulation unit value at end of period	$2.12	$2.39	$2.07	$1.84	$1.89	$1.74	$1.30	$1.14	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	122	110	62	36	24	13	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$1.91	$1.88	$1.79	$1.69	$1.31	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$2.52	$2.49	$1.91	$1.88	$1.79	$1.69	$1.31	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	16	13	6	6	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.27	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	75	65	22	20	19	—	—	—	2
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$1.86	$1.65	$1.83	$1.69	$1.34	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$1.90	$2.12	$1.86	$1.65	$1.83	$1.69	$1.34	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	79	26	—	—	—	—	—	—	2
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.03	$1.03	$1.04	$1.01	$1.04	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.04	$1.05	$1.03	$1.03	$1.04	$1.01	$1.04	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	39	85	84	20	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.58	$2.26	$1.90	$1.93	$1.75	$1.31	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.29	$2.58	$2.26	$1.90	$1.93	$1.75	$1.31	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	52	49	23	14	11	4	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.96	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	17	185	219	45	69	66	29	45	44
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$1.81	$1.77	$1.85	$1.72	$1.37	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.08	$2.19	$1.81	$1.77	$1.85	$1.72	$1.37	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	21	33	30	16	1	—	—	—	—

102	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$0.91	$1.02	$0.96	$0.93	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	138	136	116	98	92	10	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.37	$1.98	$1.86	$1.88	$1.71	$1.32	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.19	$2.37	$1.98	$1.86	$1.88	$1.71	$1.32	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	488	327	242	159	95	37	1	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$1.85	$1.68	$1.73	$1.65	$1.23	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$1.85	$2.20	$1.85	$1.68	$1.73	$1.65	$1.23	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	251	173	78	26	12	6	1	—	4
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.03	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.09	$1.03	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	234	201	59	17	5	5	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.23	$1.14	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	344	297	100	65	60	2	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$1.77	$1.54	$1.64	$1.56	$1.23	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.69	$1.89	$1.77	$1.54	$1.64	$1.56	$1.23	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	48	46	37	20	3	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.26	$1.76	$1.93	$1.94	$1.44	$1.24	$1.30	$1.00
Accumulation unit value at end of period	$2.12	$2.47	$2.26	$1.76	$1.93	$1.94	$1.44	$1.24	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	73	71	30	12	9	9	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.90	$0.91	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.85	$0.93	$0.90	$0.91	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	5	5	5	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.06	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$1.15	$1.06	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	48	48	48	46	46	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$1.14	$0.97	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	15	27	23	18	3	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,113	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$1.03	$1.01	$1.00	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	56	53	48	20	20	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.34	$1.86	$1.88	$1.81	$1.63	$1.27	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.25	$2.34	$1.86	$1.88	$1.81	$1.63	$1.27	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	20	21	20	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.35	$1.14	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.35	$1.14	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	33	32	28	23	9	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$1.67	$1.52	$1.81	$1.63	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$1.88	$1.89	$1.67	$1.52	$1.81	$1.63	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	111	188	147	139	124	5	1	1	2
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.92	$1.40	$1.56	$1.68	$1.67	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.09	$1.92	$1.40	$1.56	$1.68	$1.67	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	51	39	34	29	18	17	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	103

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.25	$1.93	$1.79	$1.82	$1.68	$1.24	$1.13	$1.19	$1.00
Accumulation unit value at end of period	$2.09	$2.25	$1.93	$1.79	$1.82	$1.68	$1.24	$1.13	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	5	4	—	1	3	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.95	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	34	13	12	1	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$1.62	$1.65	$1.61	$1.60	$1.28	$1.07	$1.19	$1.00
Accumulation unit value at end of period	$1.86	$2.18	$1.62	$1.65	$1.61	$1.60	$1.28	$1.07	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	176	136	65	11	11	1	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$0.99	$0.94	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	$0.99	$0.94	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	280	290	55	2	3	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.53	$2.25	$1.94	$2.09	$1.90	$1.37	$1.18	$1.22	$1.00
Accumulation unit value at end of period	$2.23	$2.53	$2.25	$1.94	$2.09	$1.90	$1.37	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	79	65	40	18	18	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.32	$1.18	$1.06	$1.18	$1.19	$1.21	$1.07	$1.06	$1.00
Accumulation unit value at end of period	$1.23	$1.32	$1.18	$1.06	$1.18	$1.19	$1.21	$1.07	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	5	6	6	7	7	8	1	1	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.02	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	—	4	4	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$1.02	$0.99	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	57	42	10	7	7	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.95	$0.94	$0.93	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	94	96	74	67	31	4	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.71	$0.85	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	109	72	48	12	12	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$1.58	$1.52	$1.55	$1.49	$1.25	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.68	$1.86	$1.58	$1.52	$1.55	$1.49	$1.25	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	804	729	662	498	312	97	68	60	21
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.73	$1.33	$1.36	$1.40	$1.48	$1.23	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.41	$1.73	$1.33	$1.36	$1.40	$1.48	$1.23	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	73	86	52	23	16	8	—	—	2
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.26	$1.19	$1.16	$1.18	$1.15	$1.13	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.21	$1.26	$1.19	$1.16	$1.18	$1.15	$1.13	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	528	524	352	128	194	206	302	237	56
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	79	17	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	315	11	—	—	—	—	—	—	—

104	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.03	$1.01	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.09	$1.03	$1.01	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,577	1,800	1,728	619	437	261	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.06	$1.04	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.06	$1.04	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,799	6,358	5,838	5,044	3,451	627	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.30	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11,949	12,159	12,577	10,795	7,947	3,851	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.09	$1.07	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.23	$1.09	$1.07	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19,106	20,369	20,236	18,102	13,729	6,206	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.54	$1.38	$1.34	$1.36	$1.32	$1.20	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.44	$1.54	$1.38	$1.34	$1.36	$1.32	$1.20	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	7,571	7,706	6,570	5,540	3,481	2,016	781	380	15
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.69	$1.48	$1.42	$1.45	$1.40	$1.22	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.55	$1.69	$1.48	$1.42	$1.45	$1.40	$1.22	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,593	2,396	2,116	1,730	851	432	140	168	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.08	$1.00
Accumulation unit value at end of period	$1.31	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	2,342	1,797	1,616	1,466	712	576	339	410	188
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.09	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	111	116	98	42	41	27	5	13	13
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.84	$1.75	$1.87	$1.91	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.01	$2.15	$1.84	$1.75	$1.87	$1.91	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	35	23	24	12	1	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$1.91	$1.55	$1.73	$1.72	$1.29	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$1.72	$2.02	$1.91	$1.55	$1.73	$1.72	$1.29	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	7	8	3	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.07	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	556	178	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,236	769	96	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,391	748	427	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.30	$1.94	$1.75	$1.83	$1.68	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.11	$2.30	$1.94	$1.75	$1.83	$1.68	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	6	7	6	5	5	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$1.87	$1.76	$1.84	$1.90	$1.28	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.32	$2.32	$1.87	$1.76	$1.84	$1.90	$1.28	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	59	54	31	25	17	13	1	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.04	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10	11	7	4	4	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	105

Variable account charges of 1.40% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.08	$1.06	$1.09	$1.06	$1.00	—
Accumulation unit value at end of period	$1.12	$1.22	$1.08	$1.06	$1.09	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.14	$1.65	$1.64	$1.50	$1.33	$0.99	$1.00
Accumulation unit value at end of period	$2.16	$2.14	$1.65	$1.64	$1.50	$1.33	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.97	$1.00	$0.72	$1.17	$1.06	$1.00	—
Accumulation unit value at end of period	$0.78	$0.97	$1.00	$0.72	$1.17	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.69	$1.42	$1.50	$1.35	$1.04	$1.00
Accumulation unit value at end of period	$1.61	$1.80	$1.69	$1.42	$1.50	$1.35	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$1.16	$1.14	$1.16	$1.16	$1.03	$1.00
Accumulation unit value at end of period	$1.19	$1.30	$1.16	$1.14	$1.16	$1.16	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	7	7	7
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.60	$1.42	$1.35	$1.35	$1.24	$1.04	$1.00
Accumulation unit value at end of period	$1.49	$1.60	$1.42	$1.35	$1.35	$1.24	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.60	$0.54	$0.71	$0.92	$1.00	—
Accumulation unit value at end of period	$0.51	$0.60	$0.60	$0.54	$0.71	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.74	$1.46	$1.36	$1.34	$1.21	$1.00	—
Accumulation unit value at end of period	$1.56	$1.74	$1.46	$1.36	$1.34	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.91	$1.56	$1.47	$1.48	$1.30	$0.99	$1.00
Accumulation unit value at end of period	$1.81	$1.91	$1.56	$1.47	$1.48	$1.30	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.86	$0.89	$0.91	$0.95	$1.00	—
Accumulation unit value at end of period	$0.78	$0.87	$0.86	$0.89	$0.91	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.66	$1.47	$1.32	$1.37	$1.27	$1.02	$1.00
Accumulation unit value at end of period	$1.53	$1.66	$1.47	$1.32	$1.37	$1.27	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—
Accumulation unit value at end of period	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$0.91	$0.88	$0.98	$1.02	$1.06	$1.00
Accumulation unit value at end of period	$1.02	$1.32	$0.91	$0.88	$0.98	$1.02	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.88	$0.84	$0.87	$0.94	$0.95	$1.04	$1.00
Accumulation unit value at end of period	$0.82	$0.88	$0.84	$0.87	$0.94	$0.95	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.95	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.92	$0.93	$0.94	$0.95	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$1.25	$1.13	$1.16	$1.14	$1.09	$1.00
Accumulation unit value at end of period	$1.23	$1.30	$1.25	$1.13	$1.16	$1.14	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

106	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.23	$1.12	$1.15	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.22	$1.29	$1.23	$1.12	$1.15	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.06	$1.03	$1.04	$1.01	$1.05	$1.00
Accumulation unit value at end of period	$1.07	$1.08	$1.06	$1.03	$1.04	$1.01	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	7	7	7
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.97	$1.56	$1.57	$1.46	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$1.86	$1.97	$1.56	$1.57	$1.46	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.94	$1.63	$1.48	$1.49	$1.33	$1.02	$1.00
Accumulation unit value at end of period	$1.82	$1.94	$1.63	$1.48	$1.49	$1.33	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.01	$0.97	$1.01	$1.02	$1.03	$1.00
Accumulation unit value at end of period	$1.00	$1.02	$1.01	$0.97	$1.01	$1.02	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.08	$0.98	$0.97	$0.99	$0.95	$1.00	—
Accumulation unit value at end of period	$1.00	$1.08	$0.98	$0.97	$0.99	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.65	$1.36	$1.35	$1.30	$1.23	$0.96	$1.00
Accumulation unit value at end of period	$1.54	$1.65	$1.36	$1.35	$1.30	$1.23	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.83	$1.64	$1.46	$1.56	$1.41	$1.04	$1.00
Accumulation unit value at end of period	$1.56	$1.83	$1.64	$1.46	$1.56	$1.41	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.39	$1.10	$1.19	$1.15	$1.28	$1.07	$1.00
Accumulation unit value at end of period	$1.14	$1.39	$1.10	$1.19	$1.15	$1.28	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.01	$1.68	$1.43	$1.53	$1.39	$1.03	$1.00
Accumulation unit value at end of period	$1.73	$2.01	$1.68	$1.43	$1.53	$1.39	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.83	$1.66	$1.48	$1.55	$1.49	$1.02	$1.00
Accumulation unit value at end of period	$1.58	$1.83	$1.66	$1.48	$1.55	$1.49	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.17	$1.12	$1.04	$1.08	$1.06	$1.07	$1.00
Accumulation unit value at end of period	$1.15	$1.17	$1.12	$1.04	$1.08	$1.06	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.60	$1.47	$1.27	$1.38	$1.36	$1.02	$1.00
Accumulation unit value at end of period	$1.36	$1.60	$1.47	$1.27	$1.38	$1.36	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.02	$1.00	$1.01	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$1.03	$1.03	$1.02	$1.00	$1.01	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.03	$1.01	$1.03	$0.99	$1.03	$1.00
Accumulation unit value at end of period	$1.04	$1.07	$1.03	$1.01	$1.03	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.12	$1.18	$1.20	$1.31	$1.10	$1.00
Accumulation unit value at end of period	$1.11	$1.35	$1.12	$1.18	$1.20	$1.31	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	107

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.98	$1.10	$1.11	$1.03	$1.00	—
Accumulation unit value at end of period	$0.87	$0.96	$0.98	$1.10	$1.11	$1.03	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$1.08	$1.01	$1.04	$0.97	$1.04	$1.00
Accumulation unit value at end of period	$1.07	$1.09	$1.08	$1.01	$1.04	$0.97	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.31	$1.27	$1.30	$1.16	$1.14	$1.00
Accumulation unit value at end of period	$1.27	$1.37	$1.31	$1.27	$1.30	$1.16	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.11	$1.05	$1.15	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.12	$1.37	$1.11	$1.05	$1.15	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—
Accumulation unit value at end of period	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.04	$1.56	$1.50	$1.38	$1.24	$0.97	$1.00
Accumulation unit value at end of period	$1.96	$2.04	$1.56	$1.50	$1.38	$1.24	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.79	$1.39	$1.45	$1.39	$1.28	$0.95	$1.00
Accumulation unit value at end of period	$1.75	$1.79	$1.39	$1.45	$1.39	$1.28	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.75	$1.48	$1.37	$1.38	$1.26	$0.99	$1.00
Accumulation unit value at end of period	$1.58	$1.75	$1.48	$1.37	$1.38	$1.26	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.90	$1.64	$1.46	$1.50	$1.38	$1.03	$1.00
Accumulation unit value at end of period	$1.68	$1.90	$1.64	$1.46	$1.50	$1.38	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.38	$1.36	$1.30	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$1.82	$1.80	$1.38	$1.36	$1.30	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.39	$1.12	$1.17	$1.22	$1.24	$1.06	$1.00
Accumulation unit value at end of period	$1.11	$1.39	$1.12	$1.17	$1.22	$1.24	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.66	$1.45	$1.29	$1.43	$1.32	$1.05	$1.00
Accumulation unit value at end of period	$1.48	$1.66	$1.45	$1.29	$1.43	$1.32	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.98	$1.00	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$0.99	$1.01	$0.99	$0.98	$1.00	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.05	$1.80	$1.51	$1.54	$1.39	$1.04	$1.00
Accumulation unit value at end of period	$1.82	$2.05	$1.80	$1.51	$1.54	$1.39	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.96	$0.98	$0.98	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.95	$0.96	$0.96	$0.98	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.61	$1.33	$1.31	$1.37	$1.27	$1.01	$1.00
Accumulation unit value at end of period	$1.53	$1.61	$1.33	$1.31	$1.37	$1.27	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4

108	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.91	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.82	$1.52	$1.43	$1.44	$1.31	$1.02	$1.00
Accumulation unit value at end of period	$1.68	$1.82	$1.52	$1.43	$1.44	$1.31	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.51	$1.37	$1.41	$1.35	$1.01	$1.00
Accumulation unit value at end of period	$1.51	$1.80	$1.51	$1.37	$1.41	$1.35	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.03	$0.97	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$1.05	$1.09	$1.03	$0.97	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.13	$1.01	$1.10	$1.07	$1.00	—
Accumulation unit value at end of period	$1.16	$1.23	$1.13	$1.01	$1.10	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.61	$1.50	$1.31	$1.40	$1.33	$1.05	$1.00
Accumulation unit value at end of period	$1.44	$1.61	$1.50	$1.31	$1.40	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.82	$1.67	$1.30	$1.42	$1.44	$1.07	$1.00
Accumulation unit value at end of period	$1.57	$1.82	$1.67	$1.30	$1.42	$1.44	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.89	$0.90	$0.96	$1.00	—	—
Accumulation unit value at end of period	$0.85	$0.93	$0.89	$0.90	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.06	$0.96	$1.02	$0.98	$1.00	—
Accumulation unit value at end of period	$1.05	$1.15	$1.06	$0.96	$1.02	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—
Accumulation unit value at end of period	$1.06	$1.13	$0.97	$1.01	$1.12	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.01	$1.00	$1.01	$0.98	$1.00	—
Accumulation unit value at end of period	$1.00	$1.02	$1.01	$1.00	$1.01	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.47	$1.49	$1.44	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$1.77	$1.85	$1.47	$1.49	$1.44	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.35	$1.13	$1.11	$1.13	$1.12	$1.00	—
Accumulation unit value at end of period	$1.24	$1.35	$1.13	$1.11	$1.13	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.47	$1.30	$1.18	$1.41	$1.27	$1.07	$1.00
Accumulation unit value at end of period	$1.46	$1.47	$1.30	$1.18	$1.41	$1.27	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.44	$1.05	$1.17	$1.26	$1.26	$0.93	$1.00
Accumulation unit value at end of period	$1.57	$1.44	$1.05	$1.17	$1.26	$1.26	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	109

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.82	$1.57	$1.45	$1.48	$1.36	$1.00	$1.00
Accumulation unit value at end of period	$1.69	$1.82	$1.57	$1.45	$1.48	$1.36	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.90	$0.92	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.87	$0.95	$0.90	$0.92	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.84	$1.37	$1.39	$1.36	$1.35	$1.08	$1.00
Accumulation unit value at end of period	$1.57	$1.84	$1.37	$1.39	$1.36	$1.35	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$0.98	$0.94	$0.98	$0.97	$1.00	—
Accumulation unit value at end of period	$0.97	$1.03	$0.98	$0.94	$0.98	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.90	$1.69	$1.46	$1.57	$1.43	$1.03	$1.00
Accumulation unit value at end of period	$1.67	$1.90	$1.69	$1.46	$1.57	$1.43	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.17	$1.05	$0.94	$1.05	$1.06	$1.08	$1.00
Accumulation unit value at end of period	$1.09	$1.17	$1.05	$0.94	$1.05	$1.06	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	$1.00
Accumulation unit value at end of period	$1.02	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.99	$0.97	$0.99	$0.96	$1.00	—
Accumulation unit value at end of period	$1.00	$1.02	$0.99	$0.97	$0.99	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.93	$0.98	$0.98	$1.00	—
Accumulation unit value at end of period	$0.95	$0.94	$0.94	$0.93	$0.98	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—
Accumulation unit value at end of period	$0.71	$0.85	$0.77	$0.53	$0.71	$0.76	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.30	$1.24	$1.27	$1.22	$1.03	$1.00
Accumulation unit value at end of period	$1.37	$1.52	$1.30	$1.24	$1.27	$1.22	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.15	$1.18	$1.21	$1.28	$1.07	$1.00
Accumulation unit value at end of period	$1.22	$1.50	$1.15	$1.18	$1.21	$1.28	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.14	$1.08	$1.06	$1.07	$1.04	$1.03	$1.00
Accumulation unit value at end of period	$1.09	$1.14	$1.08	$1.06	$1.07	$1.04	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	205	205
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.97	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

110	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.03	$1.01	$1.04	$1.01	$1.00	—
Accumulation unit value at end of period	$1.05	$1.09	$1.03	$1.01	$1.04	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.06	$1.04	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.09	$1.16	$1.06	$1.04	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.30	$1.12	$1.10	$1.15	$1.11	$1.00	—
Accumulation unit value at end of period	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	79	85	87	88	90	92	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.16	$1.14	$1.19	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.22	$1.31	$1.16	$1.14	$1.19	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	758	788	913	942	982	1,008	555
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.19	$1.15	$1.17	$1.13	$1.03	$1.00
Accumulation unit value at end of period	$1.23	$1.32	$1.19	$1.15	$1.17	$1.13	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	146	146	—	—	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.42	$1.24	$1.19	$1.22	$1.17	$1.03	$1.00
Accumulation unit value at end of period	$1.30	$1.42	$1.24	$1.19	$1.22	$1.17	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	5	5	5	4	2	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.23	$1.13	$1.10	$1.12	$1.08	$1.03	$1.00
Accumulation unit value at end of period	$1.16	$1.23	$1.13	$1.10	$1.12	$1.08	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	198	198	351	622	117
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.02	$1.01	$1.02	$0.99	$1.03	$1.00
Accumulation unit value at end of period	$1.02	$1.04	$1.02	$1.01	$1.02	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.29	$1.23	$1.31	$1.34	$0.97	$1.00
Accumulation unit value at end of period	$1.41	$1.50	$1.29	$1.23	$1.31	$1.34	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.60	$1.52	$1.23	$1.37	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.36	$1.60	$1.52	$1.23	$1.37	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.11	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.21	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.50	$1.36	$1.42	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$1.63	$1.78	$1.50	$1.36	$1.42	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.69	$1.36	$1.28	$1.34	$1.38	$0.93	$1.00
Accumulation unit value at end of period	$1.69	$1.69	$1.36	$1.28	$1.34	$1.38	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.03	$0.91	$0.98	$1.01	$1.00	—
Accumulation unit value at end of period	$1.05	$1.11	$1.03	$0.91	$0.98	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	111

Variable account charges of 1.45% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.11	$1.22	$1.08	$1.06	$1.09	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	—	—	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$1.86	$1.39	$1.42	$1.40	$1.36	$1.12	$1.00	$1.33	$1.14	$0.75
Accumulation unit value at end of period	$1.65	$1.86	$1.39	$1.42	$1.40	$1.36	$1.12	$1.00	$1.33	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	4	3	2
AB VPS Growth and Income Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.06	$1.76	$1.61	$1.61	$1.49	$1.12	$0.97	$0.93	$0.84	$0.71
Accumulation unit value at end of period	$1.91	$2.06	$1.76	$1.61	$1.61	$1.49	$1.12	$0.97	$0.93	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	18	18	15	22	24	27	15	19	24	28
AB VPS International Value Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$0.97	$0.79	$0.80	$0.80	$0.86	$0.71	$0.63	$0.80	$0.78	$0.59
Accumulation unit value at end of period	$0.74	$0.97	$0.79	$0.80	$0.80	$0.86	$0.71	$0.63	$0.80	$0.78
Number of accumulation units outstanding at end of period (000 omitted)	—	3	4	8	8	9	13	32	39	104
AB VPS Large Cap Growth Portfolio (Class B) (7/24/2006)
Accumulation unit value at beginning of period	$2.62	$2.02	$2.00	$1.83	$1.63	$1.21	$1.06	$1.11	$1.02	$0.76
Accumulation unit value at end of period	$2.64	$2.62	$2.02	$2.00	$1.83	$1.63	$1.21	$1.06	$1.11	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	13	13	13	7	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$0.72	$1.17	$1.06	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.78	$0.97	$0.99	$0.72	$1.17	$1.06	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	25	26	14	—	—	—	—
American Century VP Mid Cap Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.64	$2.41	$1.99	$2.05	$1.79	$1.40	$1.22	$1.25	$1.06	$0.83
Accumulation unit value at end of period	$2.27	$2.64	$2.41	$1.99	$2.05	$1.79	$1.40	$1.22	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	16	16	15	19	19	17	19	22	21	38
American Century VP Ultra®, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.57	$1.98	$1.92	$1.84	$1.70	$1.26	$1.12	$1.13	$0.99	$0.75
Accumulation unit value at end of period	$2.55	$2.57	$1.98	$1.92	$1.84	$1.70	$1.26	$1.12	$1.13	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	7	7	—	—	—	2	2	4	2	—
American Century VP Value, Class II (7/24/2006)
Accumulation unit value at beginning of period	$2.00	$1.87	$1.58	$1.67	$1.50	$1.16	$1.02	$1.03	$0.92	$0.78
Accumulation unit value at end of period	$1.79	$2.00	$1.87	$1.58	$1.67	$1.50	$1.16	$1.02	$1.03	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	63	63	11	11	43	49	57	19	21	14
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$1.16	$1.13	$1.16	$1.16	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.30	$1.16	$1.13	$1.16	$1.16	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	20	20	7	7	7	6	—	—	—	—
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.17	$1.77	$1.70	$1.80	$1.75	$1.21	$1.03	$1.03	$0.83	$0.59
Accumulation unit value at end of period	$2.21	$2.17	$1.77	$1.70	$1.80	$1.75	$1.21	$1.03	$1.03	$0.83
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	6	7	7	1	1	1	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.84	$1.63	$1.55	$1.55	$1.43	$1.19	$1.06	$1.05	$0.95	$0.77
Accumulation unit value at end of period	$1.71	$1.84	$1.63	$1.55	$1.55	$1.43	$1.19	$1.06	$1.05	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	361	326	232	234	73	69	30	19	21	34
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.60	$0.59	$0.54	$0.71	$0.92	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.50	$0.60	$0.59	$0.54	$0.71	$0.92	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.74	$1.45	$1.36	$1.34	$1.21	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.56	$1.74	$1.45	$1.36	$1.34	$1.21	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35	30	10	24	19	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.69	$2.20	$2.07	$2.09	$1.84	$1.40	$1.25	$1.20	$1.00	—
Accumulation unit value at end of period	$2.55	$2.69	$2.20	$2.07	$2.09	$1.84	$1.40	$1.25	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.13	$1.74	$1.63	$1.65	$1.45	$1.10	$0.98	$0.95	$0.82	$0.67
Accumulation unit value at end of period	$2.02	$2.13	$1.74	$1.63	$1.65	$1.45	$1.10	$0.98	$0.95	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

112	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.86	$0.89	$0.91	$0.94	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.78	$0.87	$0.86	$0.89	$0.91	$0.94	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$1.83	$1.63	$1.71	$1.58	$1.26	$1.13	$1.21	$1.00	—
Accumulation unit value at end of period	$1.90	$2.05	$1.83	$1.63	$1.71	$1.58	$1.26	$1.13	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	4	2	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.76	$1.57	$1.40	$1.46	$1.35	$1.08	$0.96	$1.03	$0.89	$0.71
Accumulation unit value at end of period	$1.64	$1.76	$1.57	$1.40	$1.46	$1.35	$1.08	$0.96	$1.03	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	20	21	24	25	26	15	18	33	43	589
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$0.97	$0.93	$1.04	$1.08	$1.12	$0.95	$1.22	$1.00	—
Accumulation unit value at end of period	$1.08	$1.40	$0.97	$0.93	$1.04	$1.08	$1.12	$0.95	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	37	37	25	25	25	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.88	$1.30	$1.26	$1.40	$1.45	$1.50	$1.26	$1.62	$1.38	$0.80
Accumulation unit value at end of period	$1.46	$1.88	$1.30	$1.26	$1.40	$1.45	$1.50	$1.26	$1.62	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	6	7	8	8	26	28	27	44	39	75
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.91	$0.93	$1.01	$1.02	$1.12	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$0.88	$0.94	$0.91	$0.93	$1.01	$1.02	$1.12	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.14	$1.09	$1.12	$1.21	$1.22	$1.34	$1.28	$1.24	$1.18	$1.07
Accumulation unit value at end of period	$1.06	$1.14	$1.09	$1.12	$1.21	$1.22	$1.34	$1.28	$1.24	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1	1	14	21	71	81	89	115	131	546
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.90	$0.91	$0.92	$0.94	$0.95	$0.96	$0.98	$0.99	$1.00	—
Accumulation unit value at end of period	$0.90	$0.90	$0.91	$0.92	$0.94	$0.95	$0.96	$0.98	$0.99	—
Number of accumulation units outstanding at end of period (000 omitted)	9	—	—	—	—	—	41	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.96	$0.97	$0.98	$1.00	$1.01	$1.03	$1.04	$1.06
Accumulation unit value at end of period	$0.93	$0.93	$0.94	$0.96	$0.97	$0.98	$1.00	$1.01	$1.03	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3	3	4	19	25	56	151	238	436	708
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.45	$1.32	$1.36	$1.33	$1.28	$1.12	$1.08	$1.00	—
Accumulation unit value at end of period	$1.44	$1.52	$1.45	$1.32	$1.36	$1.33	$1.28	$1.12	$1.08	—
Number of accumulation units outstanding at end of period (000 omitted)	38	33	12	8	8	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.91	$1.83	$1.66	$1.70	$1.67	$1.59	$1.40	$1.34	$1.19	$0.79
Accumulation unit value at end of period	$1.81	$1.91	$1.83	$1.66	$1.70	$1.67	$1.59	$1.40	$1.34	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	7	8	8	9	8	8	9	11	12	25
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.42	$1.30	$1.34	$1.31	$1.26	$1.12	$1.07	$1.00	—
Accumulation unit value at end of period	$1.41	$1.49	$1.42	$1.30	$1.34	$1.31	$1.26	$1.12	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	22	18	4	26	27	37	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.87	$1.79	$1.63	$1.67	$1.64	$1.58	$1.40	$1.34	$1.20	$0.85
Accumulation unit value at end of period	$1.77	$1.87	$1.79	$1.63	$1.67	$1.64	$1.58	$1.40	$1.34	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	16	17	29	21	24	24	25	34	32	466
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.14	$1.11	$1.12	$1.08	$1.13	$1.06	$1.01	$1.00	—
Accumulation unit value at end of period	$1.15	$1.16	$1.14	$1.11	$1.12	$1.08	$1.13	$1.06	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.38	$1.35	$1.31	$1.33	$1.28	$1.33	$1.25	$1.19	$1.12	$0.99
Accumulation unit value at end of period	$1.36	$1.38	$1.35	$1.31	$1.33	$1.28	$1.33	$1.25	$1.19	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	64	66	92	108	189	243	301	256	276	1,606

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	113

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.63	$2.09	$2.10	$1.95	$1.74	$1.36	$1.15	$1.21	$1.00	—
Accumulation unit value at end of period	$2.48	$2.63	$2.09	$2.10	$1.95	$1.74	$1.36	$1.15	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	9	7	1	1	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.21	$1.75	$1.76	$1.63	$1.45	$1.13	$0.96	$1.00	$0.87	$0.64
Accumulation unit value at end of period	$2.09	$2.21	$1.75	$1.76	$1.63	$1.45	$1.13	$0.96	$1.00	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	1	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.86	$1.69	$1.70	$1.53	$1.18	$1.03	$1.03	$0.91	$0.73
Accumulation unit value at end of period	$2.09	$2.22	$1.86	$1.69	$1.70	$1.53	$1.18	$1.03	$1.03	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	58	47	40	47	19	11	2	1	1	6
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.04	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01	$1.00	—
Accumulation unit value at end of period	$1.03	$1.05	$1.04	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	7	7	4	4	4	4	1	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.07	$0.98	$0.97	$0.98	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$1.65	$1.64	$1.58	$1.50	$1.16	$1.06	$1.27	$1.00	—
Accumulation unit value at end of period	$1.87	$2.00	$1.65	$1.64	$1.58	$1.50	$1.16	$1.06	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.18	$1.80	$1.79	$1.72	$1.63	$1.26	$1.15	$1.37	$1.10	$0.69
Accumulation unit value at end of period	$2.05	$2.18	$1.80	$1.79	$1.72	$1.63	$1.26	$1.15	$1.37	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	—	—	—	3	3	1
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$2.08	$1.86	$1.98	$1.80	$1.32	$1.14	$1.26	$1.00	—
Accumulation unit value at end of period	$1.98	$2.32	$2.08	$1.86	$1.98	$1.80	$1.32	$1.14	$1.26	—
Number of accumulation units outstanding at end of period (000 omitted)	7	7	1	1	1	1	1	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.05	$1.84	$1.64	$1.75	$1.58	$1.16	$1.00	$1.11	$0.92	$0.66
Accumulation unit value at end of period	$1.75	$2.05	$1.84	$1.64	$1.75	$1.58	$1.16	$1.00	$1.11	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	4	5	5	6	13	13	34
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.54	$1.23	$1.33	$1.29	$1.43	$1.19	$1.03	$1.19	$1.00	—
Accumulation unit value at end of period	$1.26	$1.54	$1.23	$1.33	$1.29	$1.43	$1.19	$1.03	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.40	$1.11	$1.20	$1.16	$1.29	$1.07	$0.92	$1.07	$0.95	$0.76
Accumulation unit value at end of period	$1.15	$1.40	$1.11	$1.20	$1.16	$1.29	$1.07	$0.92	$1.07	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1	1	1	1	1	1	2
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.64	$2.22	$1.88	$2.01	$1.84	$1.35	$1.16	$1.20	$1.00	—
Accumulation unit value at end of period	$2.28	$2.64	$2.22	$1.88	$2.01	$1.84	$1.35	$1.16	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	6	—	—	16	16	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.86	$1.58	$1.68	$1.53	$1.13	$0.97	$1.00	$0.84	$0.68
Accumulation unit value at end of period	$1.91	$2.22	$1.86	$1.58	$1.68	$1.53	$1.13	$0.97	$1.00	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	10	10	11	11	11	11	10	11	—	1
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.38	$2.16	$1.93	$2.02	$1.94	$1.33	$1.14	$1.27	$1.00	—
Accumulation unit value at end of period	$2.05	$2.38	$2.16	$1.93	$2.02	$1.94	$1.33	$1.14	$1.27	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.12	$1.92	$1.71	$1.79	$1.72	$1.17	$1.01	$1.12	$0.90	$0.65
Accumulation unit value at end of period	$1.82	$2.12	$1.92	$1.71	$1.79	$1.72	$1.17	$1.01	$1.12	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	2	1	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.14	$1.09	$1.01	$1.05	$1.03	$1.04	$0.94	$1.00	—	—
Accumulation unit value at end of period	$1.11	$1.14	$1.09	$1.01	$1.05	$1.03	$1.04	$0.94	—	—
Number of accumulation units outstanding at end of period (000 omitted)	84	84	9	—	—	—	1	—	—	—

114	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.22	$2.04	$1.76	$1.91	$1.89	$1.42	$1.21	$1.29	$1.00	—
Accumulation unit value at end of period	$1.87	$2.22	$2.04	$1.76	$1.91	$1.89	$1.42	$1.21	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	12	8	1	1	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.01	$1.00	$1.00	$0.96	$1.00	$1.00	$1.00	$1.00	—
Accumulation unit value at end of period	$1.03	$1.02	$1.01	$1.00	$1.00	$0.96	$1.00	$1.00	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.11	$1.09	$1.08	$1.08	$1.03	$1.07	$1.07	$1.07	$1.05	$1.01
Accumulation unit value at end of period	$1.11	$1.11	$1.09	$1.08	$1.08	$1.03	$1.07	$1.07	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	6	6	30	39	46	65	89	91	154	122
Credit Suisse Trust – Commodity Return Strategy Portfolio (7/24/2006)
Accumulation unit value at beginning of period	$0.50	$0.50	$0.45	$0.61	$0.74	$0.84	$0.87	$1.01	$0.88	$0.75
Accumulation unit value at end of period	$0.43	$0.50	$0.50	$0.45	$0.61	$0.74	$0.84	$0.87	$1.01	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	16	16	15	16	18	17	17	18	10	15
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.09	$1.07	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.10	$1.13	$1.09	$1.07	$1.09	$1.05	$1.09	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.22	$1.28	$1.31	$1.42	$1.19	$1.00	$1.17	$1.00	—
Accumulation unit value at end of period	$1.20	$1.47	$1.22	$1.28	$1.31	$1.42	$1.19	$1.00	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	2	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.98	$1.10	$1.11	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.96	$0.98	$1.10	$1.11	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	17	13	14	14	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.18	$1.10	$1.14	$1.06	$1.14	$1.10	$1.01	$1.00	—
Accumulation unit value at end of period	$1.16	$1.19	$1.18	$1.10	$1.14	$1.06	$1.14	$1.10	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	1	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.36	$1.34	$1.25	$1.29	$1.21	$1.30	$1.24	$1.15	$1.12	$1.06
Accumulation unit value at end of period	$1.33	$1.36	$1.34	$1.25	$1.29	$1.21	$1.30	$1.24	$1.15	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	9	13	14	19	19	43	671
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.63	$1.56	$1.51	$1.55	$1.38	$1.36	$1.06	$1.19	$1.00	—
Accumulation unit value at end of period	$1.51	$1.63	$1.56	$1.51	$1.55	$1.38	$1.36	$1.06	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	4	3	10	10	1	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.38	$1.12	$1.05	$1.15	$1.27	$1.07	$0.93	$1.18	$1.00	—
Accumulation unit value at end of period	$1.12	$1.38	$1.12	$1.05	$1.15	$1.27	$1.07	$0.93	$1.18	—
Number of accumulation units outstanding at end of period (000 omitted)	32	26	—	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.38	$1.05	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.33	$1.38	$1.05	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	17	18	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.76	$2.11	$2.03	$1.87	$1.69	$1.32	$1.18	$1.21	$1.00	—
Accumulation unit value at end of period	$2.65	$2.76	$2.11	$2.03	$1.87	$1.69	$1.32	$1.18	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.54	$1.97	$2.05	$1.97	$1.81	$1.35	$1.21	$1.23	$1.00	—
Accumulation unit value at end of period	$2.47	$2.54	$1.97	$2.05	$1.97	$1.81	$1.35	$1.21	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$1.78	$1.65	$1.67	$1.52	$1.20	$1.10	$1.16	$1.00	—
Accumulation unit value at end of period	$1.91	$2.11	$1.78	$1.65	$1.67	$1.52	$1.20	$1.10	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	115

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.80	$1.52	$1.41	$1.42	$1.29	$1.02	$0.93	$0.98	$0.89	$0.69
Accumulation unit value at end of period	$1.63	$1.80	$1.52	$1.41	$1.42	$1.29	$1.02	$0.93	$0.98	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	2	2	2	5	11	18	446
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.37	$2.05	$1.83	$1.88	$1.73	$1.30	$1.13	$1.15	$1.00	—
Accumulation unit value at end of period	$2.10	$2.37	$2.05	$1.83	$1.88	$1.73	$1.30	$1.13	$1.15	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$1.90	$1.87	$1.78	$1.69	$1.31	$1.19	$1.24	$1.00	—
Accumulation unit value at end of period	$2.50	$2.47	$1.90	$1.87	$1.78	$1.69	$1.31	$1.19	$1.24	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.58	$1.27	$1.34	$1.39	$1.41	$1.21	$1.06	$1.16	$1.00	—
Accumulation unit value at end of period	$1.26	$1.58	$1.27	$1.34	$1.39	$1.41	$1.21	$1.06	$1.16	—
Number of accumulation units outstanding at end of period (000 omitted)	13	13	4	3	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$1.84	$1.64	$1.82	$1.68	$1.34	$1.19	$1.17	$1.00	—
Accumulation unit value at end of period	$1.88	$2.11	$1.84	$1.64	$1.82	$1.68	$1.34	$1.19	$1.17	—
Number of accumulation units outstanding at end of period (000 omitted)	14	—	—	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.03	$1.02	$1.04	$1.00	$1.04	$1.04	$1.00	$1.00	—
Accumulation unit value at end of period	$1.03	$1.04	$1.03	$1.02	$1.04	$1.00	$1.04	$1.04	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.56	$2.25	$1.89	$1.92	$1.74	$1.30	$1.13	$1.23	$1.00	—
Accumulation unit value at end of period	$2.27	$2.56	$2.25	$1.89	$1.92	$1.74	$1.30	$1.13	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	7	5	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$2.49	$2.18	$1.83	$1.86	$1.68	$1.26	$1.09	$1.18	$0.98	$0.73
Accumulation unit value at end of period	$2.20	$2.49	$2.18	$1.83	$1.86	$1.68	$1.26	$1.09	$1.18	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—	2	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00	—
Accumulation unit value at end of period	$0.95	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	22	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$1.80	$1.76	$1.85	$1.72	$1.36	$1.19	$1.19	$1.00	—
Accumulation unit value at end of period	$2.06	$2.17	$1.80	$1.76	$1.85	$1.72	$1.36	$1.19	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—	—	—	—
Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.32	$1.05	$1.13	$1.14	$1.19	$1.03	$0.85	$1.01	$0.93	$0.76
Accumulation unit value at end of period	$1.09	$1.32	$1.05	$1.13	$1.14	$1.19	$1.03	$0.85	$1.01	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	1	1	2	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$0.90	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	3	3	—	—	—	—	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (7/24/2006)
Accumulation unit value at beginning of period	$1.30	$1.28	$1.19	$1.22	$1.23	$1.20	$1.14	$1.12	$1.05	$0.73
Accumulation unit value at end of period	$1.28	$1.30	$1.28	$1.19	$1.22	$1.23	$1.20	$1.14	$1.12	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	66	72	62	75	89	182	162	186	189	520
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.20	$1.83	$1.73	$1.74	$1.59	$1.23	$1.07	$1.12	$0.97	$0.73
Accumulation unit value at end of period	$2.02	$2.20	$1.83	$1.73	$1.74	$1.59	$1.23	$1.07	$1.12	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	60	61	47	67	69	60	43	59	59	126
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.33	$1.96	$1.78	$1.83	$1.75	$1.31	$1.16	$1.32	$1.04	$0.76
Accumulation unit value at end of period	$1.95	$2.33	$1.96	$1.78	$1.83	$1.75	$1.31	$1.16	$1.32	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	42	41	30	31	46	34	38	73	80	195
Fidelity® VIP Overseas Portfolio Service Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.40	$1.09	$1.17	$1.15	$1.27	$0.99	$0.84	$1.03	$0.92	$0.74
Accumulation unit value at end of period	$1.17	$1.40	$1.09	$1.17	$1.15	$1.27	$0.99	$0.84	$1.03	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	7	8	4	9	11	13	15	18	27	32

116	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.03	$0.96	$1.00	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.09	$1.03	$0.96	$1.00	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	94	70	50	37	13	3	—	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.08	$0.99	$1.00	$1.01	$0.89	$0.88	$0.70	$0.76	$0.63	$0.54
Accumulation unit value at end of period	$0.99	$1.08	$0.99	$1.00	$1.01	$0.89	$0.88	$0.70	$0.76	$0.63
Number of accumulation units outstanding at end of period (000 omitted)	6	10	7	7	7	4	4	14	14	12
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.13	$1.01	$1.10	$1.07	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.22	$1.13	$1.01	$1.10	$1.07	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	69	74	56	61	65	30	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.64	$1.53	$1.34	$1.43	$1.36	$1.07	$0.95	$0.98	$0.89	$0.72
Accumulation unit value at end of period	$1.47	$1.64	$1.53	$1.34	$1.43	$1.36	$1.07	$0.95	$0.98	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	17	18	19	36	38	26	20	38	43	50
Franklin Small Cap Value VIP Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.19	$2.01	$1.57	$1.71	$1.73	$1.29	$1.10	$1.16	$0.92	$0.72
Accumulation unit value at end of period	$1.88	$2.19	$2.01	$1.57	$1.71	$1.73	$1.29	$1.10	$1.16	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	34	31	18	22	56	44	57	17	23	30
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.89	$0.90	$0.96	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.85	$0.93	$0.89	$0.90	$0.96	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.13	$1.74	$1.60	$1.62	$1.41	$1.04	$0.92	$0.90	$0.81	$0.68
Accumulation unit value at end of period	$1.97	$2.13	$1.74	$1.60	$1.62	$1.41	$1.04	$0.92	$0.90	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	—	1	34	39	37
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.84	$1.47	$1.46	$1.42	$1.33	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.74	$1.84	$1.47	$1.46	$1.42	$1.33	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.06	$0.96	$1.02	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.14	$1.06	$0.96	$1.02	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.99	$1.72	$1.49	$1.61	$1.50	$1.12	$0.96	$0.99	$0.87	$0.69
Accumulation unit value at end of period	$1.72	$1.99	$1.72	$1.49	$1.61	$1.50	$1.12	$0.96	$0.99	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	6	6	2	2	10	22	188
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.84	$1.72	$1.53	$1.52	$1.37	$1.06	$0.91	$1.00	—	—
Accumulation unit value at end of period	$1.67	$1.84	$1.72	$1.53	$1.52	$1.37	$1.06	$0.91	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	1	1	2	5	—	—
Invesco V.I. Health Care Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.15	$1.88	$2.17	$2.14	$1.81	$1.31	$1.11	$1.08	$1.04	$0.83
Accumulation unit value at end of period	$2.13	$2.15	$1.88	$2.17	$2.14	$1.81	$1.31	$1.11	$1.08	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	2	4	4	4	4	4	4	5	3	5
Invesco V.I. International Growth Fund, Series II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.62	$1.34	$1.37	$1.43	$1.44	$1.23	$1.09	$1.19	$1.07	$0.80
Accumulation unit value at end of period	$1.35	$1.62	$1.34	$1.37	$1.43	$1.44	$1.23	$1.09	$1.19	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	3	8	8	7	7	6	9	72	74	260
Invesco V.I. Mid Cap Growth Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.65	$1.37	$1.38	$1.39	$1.31	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.53	$1.65	$1.37	$1.38	$1.39	$1.31	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	9	—	1	2	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	24	24	25	25	25	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	36	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	117

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.00	$1.00	$1.01	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.02	$1.00	$1.00	$1.01	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.88	$1.49	$1.51	$1.46	$1.31	$1.02	$0.88	$0.94	$0.84	$0.63
Accumulation unit value at end of period	$1.80	$1.88	$1.49	$1.51	$1.46	$1.31	$1.02	$0.88	$0.94	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	10	6	1	1	—	—	2	74	76	574
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.34	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.24	$1.34	$1.13	$1.11	$1.13	$1.12	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.28	$1.01	$0.97	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.28	$1.01	$0.97	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	13	14	14	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/24/2006)
Accumulation unit value at beginning of period	$2.17	$1.93	$1.76	$2.09	$1.89	$1.59	$1.43	$1.36	$1.22	$0.93
Accumulation unit value at end of period	$2.16	$2.17	$1.93	$1.76	$2.09	$1.89	$1.59	$1.43	$1.36	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	22	22	30	49	46	42	15	37	45	48
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$1.42	$1.32	$1.30	$1.33	$1.19	$1.17	$0.92	$1.04	$0.86	$0.62
Accumulation unit value at end of period	$1.29	$1.42	$1.32	$1.30	$1.33	$1.19	$1.17	$0.92	$1.04	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	6	6	6	4	6	5	60
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/24/2006)
Accumulation unit value at beginning of period	$2.22	$1.62	$1.81	$1.95	$1.94	$1.43	$1.34	$1.46	$1.12	$0.72
Accumulation unit value at end of period	$2.41	$2.22	$1.62	$1.81	$1.95	$1.94	$1.43	$1.34	$1.46	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	8	8	—	1	1	2
Neuberger Berman AMT International Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$1.37	$1.10	$1.13	$1.13	$1.19	$1.02	$0.88	$1.01	$0.84	$0.64
Accumulation unit value at end of period	$1.12	$1.37	$1.10	$1.13	$1.13	$1.19	$1.02	$0.88	$1.01	$0.84
Number of accumulation units outstanding at end of period (000 omitted)	8	9	10	11	11	12	2	4	3	84
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/24/2006)
Accumulation unit value at beginning of period	$2.18	$1.87	$1.73	$1.77	$1.63	$1.20	$1.10	$1.16	$0.95	$0.74
Accumulation unit value at end of period	$2.02	$2.18	$1.87	$1.73	$1.77	$1.63	$1.20	$1.10	$1.16	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	4	3	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.95	$0.90	$0.92	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.07	$1.54	$1.57	$1.54	$1.53	$1.22	$1.02	$1.13	$1.00	$0.72
Accumulation unit value at end of period	$1.77	$2.07	$1.54	$1.57	$1.54	$1.53	$1.22	$1.02	$1.13	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	20	21	19	24	19	1	4	30	32	41
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$1.47	$1.41	$1.34	$1.40	$1.38	$1.41	$1.26	$1.27	$1.12	$0.96
Accumulation unit value at end of period	$1.38	$1.47	$1.41	$1.34	$1.40	$1.38	$1.41	$1.26	$1.27	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	22	36	63	90	143	172	203	311	347	1,011
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Fund®/VA, Service Shares* (4/28/2017)
Accumulation unit value at beginning of period	$1.08	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	$1.08	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/24/2006)
Accumulation unit value at beginning of period	$2.29	$2.04	$1.76	$1.90	$1.73	$1.25	$1.07	$1.12	$0.92	$0.68
Accumulation unit value at end of period	$2.02	$2.29	$2.04	$1.76	$1.90	$1.73	$1.25	$1.07	$1.12	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	13	10	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.

118	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
PIMCO VIT All Asset Portfolio, Advisor Class (7/24/2006)
Accumulation unit value at beginning of period	$1.52	$1.36	$1.22	$1.37	$1.38	$1.40	$1.24	$1.23	$1.10	$0.92
Accumulation unit value at end of period	$1.42	$1.52	$1.36	$1.22	$1.37	$1.38	$1.40	$1.24	$1.23	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	39	40	34	38	133	161	205	133	87	345
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.01	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	7	7	7	7	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.98	$0.97	$0.99	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.02	$0.98	$0.97	$0.99	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	67	72	41	24	8	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.92	$0.98	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.95	$0.94	$0.94	$0.92	$0.98	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	30	30	29	22	5	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.70	$0.85	$0.77	$0.53	$0.71	$0.76	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	14	7	8	8	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.77	$1.51	$1.45	$1.48	$1.42	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.60	$1.77	$1.51	$1.45	$1.48	$1.42	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	902	694	1,011	1,680	1,631	2,086	2,258	2,243	42	—
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.77	$1.51	$1.45	$1.48	$1.43	$1.20	$1.07	$1.12	$1.00	—
Accumulation unit value at end of period	$1.60	$1.77	$1.51	$1.45	$1.48	$1.43	$1.20	$1.07	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	12	12	52	52	52	52	64	64	64	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.72	$1.32	$1.35	$1.40	$1.48	$1.23	$1.03	$1.21	$1.00	—
Accumulation unit value at end of period	$1.40	$1.72	$1.32	$1.35	$1.40	$1.48	$1.23	$1.03	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	2	3	3	3	10	10	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	2,734	3,793	4,065	4,123	4,009	4,508	6,544	5,782	4,585	—
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	1,215	1,579	1,852	2,119	2,191	2,213	2,592	2,613	2,906	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.02	$1.01	$1.04	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.05	$1.09	$1.02	$1.01	$1.04	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	918	916	562	507	320	225	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.06	$1.04	$1.07	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.16	$1.06	$1.04	$1.07	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,505	712	471	348	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.29	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.29	$1.12	$1.10	$1.15	$1.11	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	857	1,163	893	909	873	398	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.16	$1.14	$1.18	$1.15	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.31	$1.16	$1.14	$1.18	$1.15	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,274	1,100	1,309	1,461	1,264	832	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	119

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.40	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	10,706	11,316	12,575	12,928	12,404	12,890	10,380	9,526	4,427	—
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09	$1.00	—
Accumulation unit value at end of period	$1.41	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09	—
Number of accumulation units outstanding at end of period (000 omitted)	425	416	422	615	874	1,531	1,677	2,110	2,833	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.50	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	1,617	1,782	1,979	2,112	2,714	2,264	2,826	3,020	416	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11	$1.00	—
Accumulation unit value at end of period	$1.50	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	308	371	1,013	1,109	1,112	1,029	815	1,028	1,118	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07	$1.00	—
Accumulation unit value at end of period	$1.29	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	2,009	2,107	2,541	2,724	2,936	3,209	3,443	2,731	1,348	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07	$1.00	—
Accumulation unit value at end of period	$1.29	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	1,027	1,062	1,088	1,098	1,414	1,491	1,737	1,622	1,333	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.08	$1.07	$1.08	$1.04	$1.09	$1.06	$1.00	$1.00	—
Accumulation unit value at end of period	$1.08	$1.10	$1.08	$1.07	$1.08	$1.04	$1.09	$1.06	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$1.82	$1.74	$1.86	$1.90	$1.38	$1.26	$1.29	$1.00	—
Accumulation unit value at end of period	$2.00	$2.13	$1.82	$1.74	$1.86	$1.90	$1.38	$1.26	$1.29	—
Number of accumulation units outstanding at end of period (000 omitted)	4	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$1.90	$1.54	$1.72	$1.71	$1.29	$1.16	$1.23	$1.00	—
Accumulation unit value at end of period	$1.70	$2.00	$1.90	$1.54	$1.72	$1.71	$1.29	$1.16	$1.23	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (7/24/2006)
Accumulation unit value at beginning of period	$1.98	$1.88	$1.52	$1.70	$1.69	$1.27	$1.14	$1.21	$0.98	$0.73
Accumulation unit value at end of period	$1.69	$1.98	$1.88	$1.52	$1.70	$1.69	$1.27	$1.14	$1.21	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	1	6	6	251
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.00	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.11	$1.00	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	445	49	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.21	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.21	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	47	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.02	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	351	631	405	—	—	—	—	—	—	—
Wanger International (7/24/2006)
Accumulation unit value at beginning of period	$1.98	$1.51	$1.55	$1.57	$1.67	$1.38	$1.16	$1.37	$1.12	$0.76
Accumulation unit value at end of period	$1.60	$1.98	$1.51	$1.55	$1.57	$1.67	$1.38	$1.16	$1.37	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	18	17	17	17	16	17	8	65	61	163
Wanger USA (7/24/2006)
Accumulation unit value at beginning of period	$2.33	$1.98	$1.77	$1.80	$1.75	$1.32	$1.12	$1.18	$0.97	$0.69
Accumulation unit value at end of period	$2.27	$2.33	$1.98	$1.77	$1.80	$1.75	$1.32	$1.12	$1.18	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	6	10	10	14	60	67	78	19	27	102
Wells Fargo VT International Equity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$1.31	$1.07	$1.05	$1.04	$1.12	$0.95	$0.85	$0.99	$0.86	$0.76
Accumulation unit value at end of period	$1.07	$1.31	$1.07	$1.05	$1.04	$1.12	$0.95	$0.85	$0.99	$0.86
Number of accumulation units outstanding at end of period (000 omitted)	—	5	5	8	9	9	12	13	14	309

120	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010	2009
Wells Fargo VT Opportunity Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.37	$2.00	$1.81	$1.89	$1.74	$1.35	$1.18	$1.27	$1.04	$0.72
Accumulation unit value at end of period	$2.17	$2.37	$2.00	$1.81	$1.89	$1.74	$1.35	$1.18	$1.27	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	3	10	12	17	23	6	2
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/24/2006)
Accumulation unit value at beginning of period	$2.67	$2.15	$2.03	$2.12	$2.19	$1.48	$1.39	$1.48	$1.18	$0.79
Accumulation unit value at end of period	$2.67	$2.67	$2.15	$2.03	$2.12	$2.19	$1.48	$1.39	$1.48	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	17	17	17	17	17	6	7	11	11	5
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$0.91	$0.98	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	3	—	—	—	—	—	—

Variable account charges of 1.50% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.08	$1.06	$1.09	$1.06	$1.00
Accumulation unit value at end of period	$1.11	$1.22	$1.08	$1.06	$1.09	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.97	$1.52	$1.51	$1.38	$1.23	$1.00
Accumulation unit value at end of period	$1.99	$1.97	$1.52	$1.51	$1.38	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	3	3	1	1	3	1
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$0.72	$1.17	$1.06	$1.00
Accumulation unit value at end of period	$0.77	$0.97	$0.99	$0.72	$1.17	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	4	3	1	2	2	1
American Century VP Value, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.53	$1.43	$1.21	$1.28	$1.15	$1.00
Accumulation unit value at end of period	$1.37	$1.53	$1.43	$1.21	$1.28	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	17	24	30	20	32	14
BlackRock Global Allocation V.I. Fund (Class III) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$1.05	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.09	$1.20	$1.07	$1.05	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	9	10	9	11	4	1
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/29/2013)
Accumulation unit value at beginning of period	$1.43	$1.26	$1.21	$1.20	$1.11	$1.00
Accumulation unit value at end of period	$1.32	$1.43	$1.26	$1.21	$1.20	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	21	22	25	20	15	14
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.54	$0.71	$0.92	$1.00
Accumulation unit value at end of period	$0.50	$0.59	$0.59	$0.54	$0.71	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.74	$1.45	$1.36	$1.34	$1.21	$1.00
Accumulation unit value at end of period	$1.55	$1.74	$1.45	$1.36	$1.34	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1	1	2	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.74	$1.42	$1.34	$1.35	$1.19	$1.00
Accumulation unit value at end of period	$1.65	$1.74	$1.42	$1.34	$1.35	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	2	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.86	$0.89	$0.91	$0.94	$1.00
Accumulation unit value at end of period	$0.78	$0.86	$0.86	$0.89	$0.91	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	4	4	1	—	1	1
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.44	$1.28	$1.15	$1.20	$1.11	$1.00
Accumulation unit value at end of period	$1.34	$1.44	$1.28	$1.15	$1.20	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$0.96	$0.87	$0.90	$0.90	$1.00
Accumulation unit value at end of period	$0.96	$1.05	$0.96	$0.87	$0.90	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	121

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$0.86	$0.83	$0.93	$0.97	$1.00
Accumulation unit value at end of period	$0.96	$1.25	$0.86	$0.83	$0.93	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	8	2	2	1	7	3
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.82	$0.84	$0.91	$0.92	$1.00
Accumulation unit value at end of period	$0.79	$0.85	$0.82	$0.84	$0.91	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.95	$0.96	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.93	$0.93	$0.95	$0.96	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	163	108	94	24	9	236
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.10	$1.00	$1.03	$1.01	$1.00
Accumulation unit value at end of period	$1.09	$1.15	$1.10	$1.00	$1.03	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	24	24	9	8	9	9
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.97	$0.89	$0.91	$0.89	$1.00
Accumulation unit value at end of period	$0.96	$1.01	$0.97	$0.89	$0.91	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	—	—	3	1	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.01	$0.98	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$1.01	$1.03	$1.01	$0.98	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	3	16	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.78	$1.41	$1.42	$1.32	$1.18	$1.00
Accumulation unit value at end of period	$1.68	$1.78	$1.41	$1.42	$1.32	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	—	1	1
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/29/2013)
Accumulation unit value at beginning of period	$1.69	$1.42	$1.29	$1.30	$1.17	$1.00
Accumulation unit value at end of period	$1.59	$1.69	$1.42	$1.29	$1.30	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	40	34	38	31	12	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.94	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.97	$0.98	$0.98	$0.94	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	8	20	61	15	75	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.07	$0.98	$0.97	$0.98	$0.95	$1.00
Accumulation unit value at end of period	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.58	$1.31	$1.30	$1.25	$1.19	$1.00
Accumulation unit value at end of period	$1.48	$1.58	$1.31	$1.30	$1.25	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	4	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.40	$1.25	$1.33	$1.21	$1.00
Accumulation unit value at end of period	$1.33	$1.56	$1.40	$1.25	$1.33	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2	3	1	1	3	1
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$0.97	$1.05	$1.02	$1.13	$1.00
Accumulation unit value at end of period	$1.00	$1.22	$0.97	$1.05	$1.02	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.73	$1.45	$1.23	$1.32	$1.20	$1.00
Accumulation unit value at end of period	$1.49	$1.73	$1.45	$1.23	$1.32	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1	2	1	1	2	1
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.44	$1.29	$1.35	$1.29	$1.00
Accumulation unit value at end of period	$1.36	$1.59	$1.44	$1.29	$1.35	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	2	1
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.03	$0.96	$0.99	$0.97	$1.00
Accumulation unit value at end of period	$1.05	$1.07	$1.03	$0.96	$0.99	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	1	1

122	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.41	$1.29	$1.12	$1.22	$1.20	$1.00
Accumulation unit value at end of period	$1.19	$1.41	$1.29	$1.12	$1.22	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1	5	12	3	6	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.01	$1.01	$0.97	$1.00
Accumulation unit value at end of period	$1.03	$1.03	$1.01	$1.01	$1.01	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.00	$0.98	$1.00	$0.96	$1.00
Accumulation unit value at end of period	$1.00	$1.03	$1.00	$0.98	$1.00	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	20	20	20	20	5	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$0.96	$1.01	$1.04	$1.13	$1.00
Accumulation unit value at end of period	$0.95	$1.16	$0.96	$1.01	$1.04	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.98	$1.09	$1.11	$1.03	$1.00
Accumulation unit value at end of period	$0.87	$0.96	$0.98	$1.09	$1.11	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.01	$0.94	$0.97	$0.91	$1.00
Accumulation unit value at end of period	$0.99	$1.02	$1.01	$0.94	$0.97	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.04	$1.01	$1.03	$0.92	$1.00
Accumulation unit value at end of period	$1.00	$1.08	$1.04	$1.01	$1.03	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	2	7	11	4	5	1
CTIVP® – DFA International Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.02	$0.96	$1.05	$1.16	$1.00
Accumulation unit value at end of period	$1.02	$1.26	$1.02	$0.96	$1.05	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	2	1
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00
Accumulation unit value at end of period	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.92	$1.47	$1.41	$1.30	$1.17	$1.00
Accumulation unit value at end of period	$1.84	$1.92	$1.47	$1.41	$1.30	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	—	1	1
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.71	$1.33	$1.38	$1.32	$1.22	$1.00
Accumulation unit value at end of period	$1.66	$1.71	$1.33	$1.38	$1.32	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	10	8	—	—	1	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.32	$1.22	$1.23	$1.12	$1.00
Accumulation unit value at end of period	$1.41	$1.56	$1.32	$1.22	$1.23	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	5	5
CTIVP® – MFS® Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.61	$1.39	$1.24	$1.28	$1.18	$1.00
Accumulation unit value at end of period	$1.42	$1.61	$1.39	$1.24	$1.28	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	9	10	8	7	7	7
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.72	$1.32	$1.30	$1.24	$1.18	$1.00
Accumulation unit value at end of period	$1.74	$1.72	$1.32	$1.30	$1.24	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	1	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.01	$1.07	$1.11	$1.13	$1.00
Accumulation unit value at end of period	$1.01	$1.26	$1.01	$1.07	$1.11	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	1	6	6	3	3	1
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.43	$1.25	$1.11	$1.24	$1.14	$1.00
Accumulation unit value at end of period	$1.27	$1.43	$1.25	$1.11	$1.24	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	17	12	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	123

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.99	$0.98	$1.00	$0.97	$1.00
Accumulation unit value at end of period	$0.99	$1.00	$0.99	$0.98	$1.00	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.74	$1.53	$1.29	$1.31	$1.19	$1.00
Accumulation unit value at end of period	$1.54	$1.74	$1.53	$1.29	$1.31	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	3	1	1	1	2	1
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.94	$0.95	$0.96	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	1	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.47	$1.22	$1.19	$1.25	$1.16	$1.00
Accumulation unit value at end of period	$1.40	$1.47	$1.22	$1.19	$1.25	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	9	6	5	1
DWS Alternative Asset Allocation VIP, Class B (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$0.93	$0.89	$0.97	$0.96	$1.00
Accumulation unit value at end of period	$0.87	$0.98	$0.93	$0.89	$0.97	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	6	5	5	4	5	4
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.63	$1.36	$1.28	$1.30	$1.18	$1.00
Accumulation unit value at end of period	$1.50	$1.63	$1.36	$1.28	$1.30	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	40	44	67	42	45	16
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.62	$1.36	$1.24	$1.28	$1.22	$1.00
Accumulation unit value at end of period	$1.36	$1.62	$1.36	$1.24	$1.28	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	16	19	21	13	9	1
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.03	$0.96	$1.00	$0.98	$1.00
Accumulation unit value at end of period	$1.04	$1.09	$1.03	$0.96	$1.00	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	8	8	10	8	8	8
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.13	$1.01	$1.10	$1.07	$1.00
Accumulation unit value at end of period	$1.15	$1.22	$1.13	$1.01	$1.10	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1	56	—
Franklin Mutual Shares VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.38	$1.29	$1.13	$1.21	$1.15	$1.00
Accumulation unit value at end of period	$1.24	$1.38	$1.29	$1.13	$1.21	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	11	11	11	11	3	—
Franklin Small Cap Value VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.44	$1.13	$1.23	$1.25	$1.00
Accumulation unit value at end of period	$1.35	$1.57	$1.44	$1.13	$1.23	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	11	12	11	11	7	1
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.92	$0.89	$0.90	$0.96	$1.00	—
Accumulation unit value at end of period	$0.85	$0.92	$0.89	$0.90	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.05	$0.96	$1.02	$0.98	$1.00
Accumulation unit value at end of period	$1.05	$1.14	$1.05	$0.96	$1.02	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	8	7	6	5	5	3
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	5	5	19	13	12	5
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.00	$0.99	$1.01	$0.98	$1.00
Accumulation unit value at end of period	$0.99	$1.02	$1.00	$0.99	$1.01	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

124	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Janus Henderson VIT Research Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.70	$1.35	$1.37	$1.32	$1.19	$1.00
Accumulation unit value at end of period	$1.63	$1.70	$1.35	$1.37	$1.32	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	9	8	8	8	7	6
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.34	$1.13	$1.11	$1.13	$1.12	$1.00
Accumulation unit value at end of period	$1.23	$1.34	$1.13	$1.11	$1.13	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	—
MFS® Utilities Series – Service Class (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.08	$0.98	$1.17	$1.06	$1.00
Accumulation unit value at end of period	$1.21	$1.22	$1.08	$0.98	$1.17	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	5	9	10	6	7	5
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.41	$1.03	$1.15	$1.24	$1.24	$1.00
Accumulation unit value at end of period	$1.53	$1.41	$1.03	$1.15	$1.24	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	3	4	2	—	1	1
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.36	$1.26	$1.29	$1.19	$1.00
Accumulation unit value at end of period	$1.47	$1.59	$1.36	$1.26	$1.29	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	2	1
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.90	$0.92	$0.98	$1.00	—
Accumulation unit value at end of period	$0.87	$0.95	$0.90	$0.92	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	3	2	1	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.17	$1.19	$1.16	$1.16	$1.00
Accumulation unit value at end of period	$1.34	$1.57	$1.17	$1.19	$1.16	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	3	2
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.98	$0.94	$0.97	$0.97	$1.00
Accumulation unit value at end of period	$0.96	$1.02	$0.98	$0.94	$0.97	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	2	—	—	1	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.61	$1.43	$1.23	$1.33	$1.21	$1.00
Accumulation unit value at end of period	$1.42	$1.61	$1.43	$1.23	$1.33	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	12	9	—	1	1	1
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$0.96	$0.86	$0.96	$0.97	$1.00
Accumulation unit value at end of period	$1.00	$1.07	$0.96	$0.86	$0.96	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	1	1
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$0.94	$0.92	$0.93	$0.91	$1.00
Accumulation unit value at end of period	$0.98	$1.05	$0.94	$0.92	$0.93	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.98	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.99	$1.01	$0.98	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	6	3	2	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.92	$0.98	$0.98	$1.00
Accumulation unit value at end of period	$0.94	$0.94	$0.94	$0.92	$0.98	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	14	14	14	14	4	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00
Accumulation unit value at end of period	$0.70	$0.85	$0.77	$0.53	$0.71	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.38	$1.18	$1.13	$1.15	$1.11	$1.00
Accumulation unit value at end of period	$1.24	$1.38	$1.18	$1.13	$1.15	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	48	38	38	20	4	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	125

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.31	$1.01	$1.03	$1.06	$1.12	$1.00
Accumulation unit value at end of period	$1.06	$1.31	$1.01	$1.03	$1.06	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	2	1
Variable Portfolio – Conservative Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.03	$1.01	$1.02	$1.00	$1.00
Accumulation unit value at end of period	$1.04	$1.08	$1.03	$1.01	$1.02	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	6	42	40	38	120	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.02	$1.01	$1.03	$1.01	$1.00
Accumulation unit value at end of period	$1.04	$1.09	$1.02	$1.01	$1.03	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	79	73	67	61	8	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.05	$1.04	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.09	$1.15	$1.05	$1.04	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	48	45	42	38	6	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.29	$1.11	$1.09	$1.15	$1.11	$1.00
Accumulation unit value at end of period	$1.17	$1.29	$1.11	$1.09	$1.15	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	129	108	45	122	62	6
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.08	$1.06	$1.11	$1.07	$1.00
Accumulation unit value at end of period	$1.13	$1.22	$1.08	$1.06	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	193	193	226	488	118	—
Variable Portfolio – Moderate Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.10	$1.06	$1.09	$1.05	$1.00
Accumulation unit value at end of period	$1.14	$1.22	$1.10	$1.06	$1.09	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	324	330	274	273	131	60
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.30	$1.13	$1.09	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.19	$1.30	$1.13	$1.09	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	401	411	436	548	45	20
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.06	$1.04	$1.05	$1.02	$1.00
Accumulation unit value at end of period	$1.09	$1.15	$1.06	$1.04	$1.05	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	33	21	25	51	81	24
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.98	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.99	$1.01	$0.99	$0.98	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	20	20	20	20	5	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.39	$1.19	$1.13	$1.22	$1.24	$1.00
Accumulation unit value at end of period	$1.30	$1.39	$1.19	$1.13	$1.22	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.39	$1.32	$1.07	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$1.18	$1.39	$1.32	$1.07	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$1.11	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.20	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

126	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.34	$1.21	$1.27	$1.17	$1.00
Accumulation unit value at end of period	$1.45	$1.59	$1.34	$1.21	$1.27	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.64	$1.32	$1.25	$1.30	$1.35	$1.00
Accumulation unit value at end of period	$1.64	$1.64	$1.32	$1.25	$1.30	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	4	5	4	4	6	5
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$0.91	$0.98	$1.01	$1.00
Accumulation unit value at end of period	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	2	—

Variable account charges of 1.55% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.11	$1.21	$1.08	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.83	$2.18	$2.17	$1.98	$1.77	$1.31	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$2.85	$2.83	$2.18	$2.17	$1.98	$1.77	$1.31	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.97	$0.99	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$2.09	$1.76	$1.87	$1.68	$1.30	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$1.99	$2.23	$2.09	$1.76	$1.87	$1.68	$1.30	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.18	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$1.76	$1.68	$1.68	$1.55	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.84	$1.98	$1.76	$1.68	$1.68	$1.55	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.54	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.50	$0.59	$0.59	$0.54	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.73	$1.45	$1.36	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$1.55	$1.73	$1.45	$1.36	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.67	$2.19	$2.06	$2.08	$1.83	$1.39	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$2.53	$2.67	$2.19	$2.06	$2.08	$1.83	$1.39	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$1.82	$1.63	$1.70	$1.57	$1.26	$1.13	$1.20	$1.00
Accumulation unit value at end of period	$1.89	$2.04	$1.82	$1.63	$1.70	$1.57	$1.26	$1.13	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	2	5	4	3	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	127

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$0.96	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$1.05	$0.96	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.22	$1.00
Accumulation unit value at end of period	$1.07	$1.39	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	1	1	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.93	$1.01	$1.01	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.87	$0.94	$0.90	$0.93	$1.01	$1.01	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.89	$0.91	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$0.89	$0.91	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	4	4	4	4	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.45	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.43	$1.51	$1.45	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.48	$1.41	$1.30	$1.33	$1.30	$1.26	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.40	$1.48	$1.41	$1.30	$1.33	$1.30	$1.26	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.13	$1.10	$1.12	$1.08	$1.13	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.14	$1.16	$1.13	$1.10	$1.12	$1.08	$1.13	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	5	5	5	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.08	$2.09	$1.95	$1.74	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$2.47	$2.61	$2.08	$2.09	$1.95	$1.74	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$2.11	$1.92	$1.93	$1.73	$1.34	$1.18	$1.17	$1.00
Accumulation unit value at end of period	$2.36	$2.52	$2.11	$1.92	$1.93	$1.73	$1.34	$1.18	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.04	$1.00	$1.04	$1.06	$1.06	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.02	$1.04	$1.04	$1.00	$1.04	$1.06	$1.06	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	8	7	7	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.07	$0.98	$0.97	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$1.64	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$1.85	$1.98	$1.64	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$2.07	$1.85	$1.98	$1.79	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$1.97	$2.31	$2.07	$1.85	$1.98	$1.79	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	2	2	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.22	$1.32	$1.28	$1.43	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.25	$1.53	$1.22	$1.32	$1.28	$1.43	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.62	$2.21	$1.87	$2.01	$1.83	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.26	$2.62	$2.21	$1.87	$2.01	$1.83	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.37	$2.14	$1.92	$2.01	$1.93	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.03	$2.37	$2.14	$1.92	$2.01	$1.93	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

128	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.13	$1.08	$1.01	$1.04	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.10	$1.13	$1.08	$1.01	$1.04	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$2.03	$1.75	$1.91	$1.88	$1.42	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$1.86	$2.20	$2.03	$1.75	$1.91	$1.88	$1.42	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	1	1	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.00	$0.99	$1.00	$0.96	$0.99	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$1.02	$1.00	$0.99	$1.00	$0.96	$0.99	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.09	$1.07	$1.09	$1.04	$1.09	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.09	$1.12	$1.09	$1.07	$1.09	$1.04	$1.09	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	7	6	6	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.19	$1.46	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	2	2	2	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.98	$1.09	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.87	$0.95	$0.98	$1.09	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.17	$1.10	$1.13	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.16	$1.18	$1.17	$1.10	$1.13	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	9	7	8	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.62	$1.55	$1.51	$1.55	$1.38	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.50	$1.62	$1.55	$1.51	$1.55	$1.38	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	1	1	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$1.11	$1.04	$1.15	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.11	$1.37	$1.11	$1.04	$1.15	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$1.22	$1.00	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.74	$2.10	$2.02	$1.86	$1.68	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$2.63	$2.74	$2.10	$2.02	$1.86	$1.68	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$1.96	$2.04	$1.96	$1.80	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$2.45	$2.52	$1.96	$2.04	$1.96	$1.80	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	2	2	2	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.10	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$1.90	$2.10	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	2	3	3	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.36	$2.04	$1.82	$1.87	$1.72	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.08	$2.36	$2.04	$1.82	$1.87	$1.72	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.46	$1.89	$1.86	$1.77	$1.68	$1.30	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$2.48	$2.46	$1.89	$1.86	$1.77	$1.68	$1.30	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.57	$1.26	$1.33	$1.39	$1.41	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.25	$1.57	$1.26	$1.33	$1.39	$1.41	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	4	4	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	129

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$1.86	$2.09	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.02	$1.02	$1.03	$1.00	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$1.04	$1.02	$1.02	$1.03	$1.00	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.54	$2.23	$1.88	$1.91	$1.74	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.25	$2.54	$2.23	$1.88	$1.91	$1.74	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	2	2	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$1.79	$1.76	$1.84	$1.71	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.05	$2.16	$1.79	$1.76	$1.84	$1.71	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	2	2	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$0.96	$0.92	$1.00	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$0.90	$1.01	$0.96	$0.92	$1.00	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.34	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.15	$2.34	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	2	2	2	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$1.83	$1.66	$1.71	$1.64	$1.23	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$1.82	$2.17	$1.83	$1.66	$1.71	$1.64	$1.23	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$0.96	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.08	$1.02	$0.96	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.13	$1.00	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.22	$1.13	$1.00	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$1.74	$1.53	$1.63	$1.55	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.67	$1.86	$1.74	$1.53	$1.63	$1.55	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	2	2	1	—	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$2.23	$1.74	$1.91	$1.93	$1.44	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.09	$2.43	$2.23	$1.74	$1.91	$1.93	$1.44	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.05	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.14	$1.05	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

130	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.00	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.02	$1.00	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$1.84	$1.86	$1.80	$1.62	$1.27	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.21	$2.31	$1.84	$1.86	$1.80	$1.62	$1.27	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.34	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.34	$1.13	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$1.65	$1.51	$1.79	$1.62	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$1.84	$1.86	$1.65	$1.51	$1.79	$1.62	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$1.39	$1.54	$1.67	$1.66	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.06	$1.89	$1.39	$1.54	$1.67	$1.66	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.22	$1.91	$1.77	$1.81	$1.67	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.06	$2.22	$1.91	$1.77	$1.81	$1.67	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.87	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.60	$1.63	$1.60	$1.59	$1.27	$1.07	$1.18	$1.00
Accumulation unit value at end of period	$1.83	$2.15	$1.60	$1.63	$1.60	$1.59	$1.27	$1.07	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.98	$0.94	$0.97	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$1.02	$0.98	$0.94	$0.97	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$2.22	$1.92	$2.07	$1.89	$1.36	$1.18	$1.22	$1.00
Accumulation unit value at end of period	$2.19	$2.49	$2.22	$1.92	$2.07	$1.89	$1.36	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.30	$1.17	$1.05	$1.17	$1.19	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.21	$1.30	$1.17	$1.05	$1.17	$1.19	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	2	2	2	—	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.01	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.98	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.01	$0.98	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.93	$0.92	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.94	$0.93	$0.92	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.70	$0.84	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	131

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$1.56	$1.50	$1.53	$1.48	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.65	$1.83	$1.56	$1.50	$1.53	$1.48	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.71	$1.32	$1.35	$1.39	$1.47	$1.22	$1.02	$1.21	$1.00
Accumulation unit value at end of period	$1.39	$1.71	$1.32	$1.35	$1.39	$1.47	$1.22	$1.02	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	2	2	2	—
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	451	561	562	564	565	115	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$1.01	$1.03	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.08	$1.02	$1.01	$1.03	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.05	$1.04	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.15	$1.05	$1.04	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.29	$1.11	$1.09	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.29	$1.11	$1.09	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$1.15	$1.13	$1.18	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.20	$1.30	$1.15	$1.13	$1.18	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	683	691	695	1,110	938	949	383	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.36	$1.32	$1.35	$1.31	$1.19	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.41	$1.52	$1.36	$1.32	$1.35	$1.31	$1.19	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	419	601	1,006	672	968	991	1,006	801	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.67	$1.46	$1.41	$1.44	$1.39	$1.22	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.53	$1.67	$1.46	$1.41	$1.44	$1.39	$1.22	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	33	33	33	312	316	317	313	316	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$1.26	$1.23	$1.26	$1.22	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.29	$1.37	$1.26	$1.23	$1.26	$1.22	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	366	453	983	1,161	1,197	1,248	1,281	776	105
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.07	$1.07	$1.08	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.09	$1.07	$1.07	$1.08	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	7	6	6	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$1.81	$1.73	$1.86	$1.90	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$1.98	$2.12	$1.81	$1.73	$1.86	$1.90	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	1	1	1	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$1.89	$1.53	$1.71	$1.71	$1.29	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.69	$1.99	$1.89	$1.53	$1.71	$1.71	$1.29	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	2	3	3	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

132	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.27	$1.91	$1.73	$1.82	$1.67	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.08	$2.27	$1.91	$1.73	$1.82	$1.67	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.29	$1.85	$1.74	$1.82	$1.88	$1.27	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.28	$2.29	$1.85	$1.74	$1.82	$1.88	$1.27	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

Variable account charges of 1.60% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.21	$1.08	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.82	$2.18	$2.16	$1.98	$1.77	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.84	$2.82	$2.18	$2.16	$1.98	$1.77	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.96	$0.99	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.96	$0.99	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	6	—	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$2.22	$2.08	$1.76	$1.86	$1.68	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$1.99	$2.22	$2.08	$1.76	$1.86	$1.68	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	4	9	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.17	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26	26	26	26	26	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$1.75	$1.67	$1.67	$1.54	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.83	$1.98	$1.75	$1.67	$1.67	$1.54	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	12	12	2	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.73	$1.45	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$1.55	$1.73	$1.45	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.66	$2.18	$2.05	$2.07	$1.83	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$2.52	$2.66	$2.18	$2.05	$2.07	$1.83	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	9	9	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	133

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$1.81	$1.62	$1.70	$1.57	$1.26	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$1.88	$2.03	$1.81	$1.62	$1.70	$1.57	$1.26	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$1.05	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.38	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.07	$1.38	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	2	14	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.90	$0.93	$1.00	$1.01	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.87	$0.93	$0.90	$0.93	$1.00	$1.01	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	7	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.89	$0.90	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$0.89	$0.90	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	1	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.44	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.42	$1.50	$1.44	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.41	$1.29	$1.33	$1.30	$1.26	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.39	$1.47	$1.41	$1.29	$1.33	$1.30	$1.26	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.13	$1.10	$1.12	$1.08	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.13	$1.15	$1.13	$1.10	$1.12	$1.08	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	7	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.60	$2.07	$2.08	$1.94	$1.73	$1.35	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$2.45	$2.60	$2.07	$2.08	$1.94	$1.73	$1.35	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	8	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$2.10	$1.91	$1.93	$1.73	$1.34	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$2.35	$2.51	$2.10	$1.91	$1.93	$1.73	$1.34	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.03	$1.00	$1.04	$1.05	$1.06	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.02	$1.04	$1.03	$1.00	$1.04	$1.05	$1.06	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.07	$0.98	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.07	$0.98	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$1.63	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$1.84	$1.97	$1.63	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.30	$2.06	$1.84	$1.97	$1.79	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$1.96	$2.30	$2.06	$1.84	$1.97	$1.79	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.22	$1.32	$1.28	$1.42	$1.19	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.25	$1.52	$1.22	$1.32	$1.28	$1.42	$1.19	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.20	$1.87	$2.00	$1.83	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.25	$2.61	$2.20	$1.87	$2.00	$1.83	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

134	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.36	$2.14	$1.91	$2.01	$1.93	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.02	$2.36	$2.14	$1.91	$2.01	$1.93	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.12	$1.08	$1.01	$1.04	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.10	$1.12	$1.08	$1.01	$1.04	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$2.02	$1.75	$1.90	$1.88	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$1.85	$2.19	$2.02	$1.75	$1.90	$1.88	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.00	$0.99	$1.00	$0.96	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.01	$1.01	$1.00	$0.99	$1.00	$0.96	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.08	$1.06	$1.08	$1.04	$1.09	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.12	$1.08	$1.06	$1.08	$1.04	$1.09	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.45	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.19	$1.45	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.98	$1.09	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.86	$0.95	$0.98	$1.09	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.17	$1.09	$1.13	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.15	$1.18	$1.17	$1.09	$1.13	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.61	$1.55	$1.50	$1.54	$1.38	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.49	$1.61	$1.55	$1.50	$1.54	$1.38	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.36	$1.11	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.11	$1.36	$1.11	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.21	$1.00	$0.97	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$1.21	$1.00	$0.97	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.73	$2.09	$2.01	$1.86	$1.68	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$2.62	$2.73	$2.09	$2.01	$1.86	$1.68	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$1.95	$2.03	$1.95	$1.80	$1.34	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$2.44	$2.51	$1.95	$2.03	$1.95	$1.80	$1.34	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$1.89	$2.09	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.35	$2.03	$1.82	$1.86	$1.72	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.07	$2.35	$2.03	$1.82	$1.86	$1.72	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.45	$1.88	$1.85	$1.77	$1.68	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$2.47	$2.45	$1.88	$1.85	$1.77	$1.68	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	135

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.57	$1.26	$1.33	$1.38	$1.41	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.25	$1.57	$1.26	$1.33	$1.38	$1.41	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	1	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$1.86	$2.08	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.02	$1.01	$1.03	$1.00	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$1.03	$1.02	$1.01	$1.03	$1.00	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.53	$2.23	$1.88	$1.91	$1.73	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.24	$2.53	$2.23	$1.88	$1.91	$1.73	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.96	$0.96	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.94	$0.96	$0.96	$0.98	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.78	$1.75	$1.83	$1.71	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.04	$2.15	$1.78	$1.75	$1.83	$1.71	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$0.95	$0.92	$1.00	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$0.90	$1.00	$0.95	$0.92	$1.00	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.33	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.14	$2.33	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$1.82	$1.65	$1.71	$1.64	$1.22	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$1.81	$2.16	$1.82	$1.65	$1.71	$1.64	$1.22	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	1	5	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$0.96	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.08	$1.02	$0.96	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.13	$1.00	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.22	$1.13	$1.00	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$1.74	$1.52	$1.63	$1.54	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.66	$1.85	$1.74	$1.52	$1.63	$1.54	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.42	$2.22	$1.74	$1.90	$1.92	$1.44	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.08	$2.42	$2.22	$1.74	$1.90	$1.92	$1.44	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.05	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.14	$1.05	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$0.96	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.12	$0.96	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

136	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.00	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.01	$1.00	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.30	$1.83	$1.86	$1.79	$1.62	$1.26	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.20	$2.30	$1.83	$1.86	$1.79	$1.62	$1.26	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.33	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.33	$1.13	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$1.64	$1.50	$1.79	$1.62	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$1.84	$1.85	$1.64	$1.50	$1.79	$1.62	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$1.38	$1.54	$1.66	$1.66	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.05	$1.88	$1.38	$1.54	$1.66	$1.66	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$1.90	$1.76	$1.80	$1.66	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.05	$2.21	$1.90	$1.76	$1.80	$1.66	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.14	$1.60	$1.63	$1.59	$1.59	$1.27	$1.07	$1.18	$1.00
Accumulation unit value at end of period	$1.83	$2.14	$1.60	$1.63	$1.59	$1.59	$1.27	$1.07	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.98	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$1.02	$0.98	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	16	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.48	$2.21	$1.91	$2.07	$1.88	$1.36	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.18	$2.48	$2.21	$1.91	$2.07	$1.88	$1.36	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.30	$1.16	$1.05	$1.17	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.21	$1.30	$1.16	$1.05	$1.17	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.00	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.98	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.01	$0.98	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	1	1	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.93	$0.92	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.94	$0.93	$0.92	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	137

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.70	$0.84	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$1.56	$1.50	$1.53	$1.47	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.64	$1.82	$1.56	$1.50	$1.53	$1.47	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	82	82	77	76	76	76	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.70	$1.31	$1.34	$1.39	$1.47	$1.22	$1.02	$1.21	$1.00
Accumulation unit value at end of period	$1.38	$1.70	$1.31	$1.34	$1.39	$1.47	$1.22	$1.02	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.18	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	90	91	114	120	143	65
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.08	$1.02	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.05	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.15	$1.05	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	111	131	133	133	40	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.11	$1.09	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.28	$1.11	$1.09	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	23	24	24	24	25	38	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.08	$1.06	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.21	$1.08	$1.06	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	863	863	864	1,620	1,537	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.36	$1.32	$1.35	$1.30	$1.19	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.41	$1.51	$1.36	$1.32	$1.35	$1.30	$1.19	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	818	1,150	1,294	1,243	1,230	1,070	31	31	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.66	$1.45	$1.40	$1.44	$1.39	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.52	$1.66	$1.45	$1.40	$1.44	$1.39	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	46	63	41	39	—	—	—	—	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.36	$1.26	$1.23	$1.25	$1.22	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.29	$1.36	$1.26	$1.23	$1.25	$1.22	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	76	249	268	268	302	76	—	—	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.07	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.09	$1.07	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$1.81	$1.73	$1.85	$1.89	$1.37	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$1.97	$2.11	$1.81	$1.73	$1.85	$1.89	$1.37	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$1.88	$1.52	$1.71	$1.71	$1.29	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.68	$1.98	$1.88	$1.52	$1.71	$1.71	$1.29	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

138	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	790	790	790	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	36	13	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.26	$1.91	$1.73	$1.81	$1.67	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.07	$2.26	$1.91	$1.73	$1.81	$1.67	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$1.84	$1.73	$1.82	$1.88	$1.27	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.27	$2.28	$1.84	$1.73	$1.82	$1.88	$1.27	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	1	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.03	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.10	$1.03	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

Variable account charges of 1.65% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.07	$1.06	$1.09	$1.06	$1.00	—
Accumulation unit value at end of period	$1.10	$1.21	$1.07	$1.06	$1.09	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.11	$1.63	$1.62	$1.49	$1.33	$0.99	$1.00
Accumulation unit value at end of period	$2.13	$2.11	$1.63	$1.62	$1.49	$1.33	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.96	$0.99	$0.71	$1.17	$1.06	$1.00	—
Accumulation unit value at end of period	$0.77	$0.96	$0.99	$0.71	$1.17	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.67	$1.41	$1.49	$1.34	$1.04	$1.00
Accumulation unit value at end of period	$1.59	$1.78	$1.67	$1.41	$1.49	$1.34	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.28	$1.15	$1.12	$1.16	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.17	$1.28	$1.15	$1.12	$1.16	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.40	$1.34	$1.34	$1.24	$1.04	$1.00
Accumulation unit value at end of period	$1.46	$1.58	$1.40	$1.34	$1.34	$1.24	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—
Accumulation unit value at end of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.72	$1.44	$1.35	$1.34	$1.21	$1.00	—
Accumulation unit value at end of period	$1.54	$1.72	$1.44	$1.35	$1.34	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.88	$1.54	$1.45	$1.47	$1.30	$0.99	$1.00
Accumulation unit value at end of period	$1.78	$1.88	$1.54	$1.45	$1.47	$1.30	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	139

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—
Accumulation unit value at end of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.45	$1.30	$1.36	$1.26	$1.02	$1.00
Accumulation unit value at end of period	$1.51	$1.63	$1.45	$1.30	$1.36	$1.26	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$0.95	$0.87	$0.90	$0.90	$1.00	—
Accumulation unit value at end of period	$0.95	$1.05	$0.95	$0.87	$0.90	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$0.90	$0.87	$0.98	$1.02	$1.05	$1.00
Accumulation unit value at end of period	$1.00	$1.30	$0.90	$0.87	$0.98	$1.02	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.87	$0.84	$0.86	$0.93	$0.94	$1.04	$1.00
Accumulation unit value at end of period	$0.81	$0.87	$0.84	$0.86	$0.93	$0.94	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.91	$0.93	$0.94	$0.96	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.91	$0.91	$0.93	$0.94	$0.96	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.23	$1.12	$1.16	$1.14	$1.09	$1.00
Accumulation unit value at end of period	$1.21	$1.29	$1.23	$1.12	$1.16	$1.14	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.27	$1.21	$1.11	$1.14	$1.12	$1.09	$1.00
Accumulation unit value at end of period	$1.20	$1.27	$1.21	$1.11	$1.14	$1.12	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.05	$1.02	$1.04	$1.00	$1.04	$1.00
Accumulation unit value at end of period	$1.05	$1.07	$1.05	$1.02	$1.04	$1.00	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.94	$1.54	$1.55	$1.45	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$1.83	$1.94	$1.54	$1.55	$1.45	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.92	$1.61	$1.46	$1.48	$1.33	$1.02	$1.00
Accumulation unit value at end of period	$1.79	$1.92	$1.61	$1.46	$1.48	$1.33	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.00	$0.96	$1.01	$1.02	$1.02	$1.00
Accumulation unit value at end of period	$0.98	$1.00	$1.00	$0.96	$1.01	$1.02	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$0.99	$1.06	$0.97	$0.96	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.35	$1.34	$1.29	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$1.52	$1.62	$1.35	$1.34	$1.29	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.62	$1.45	$1.55	$1.41	$1.04	$1.00
Accumulation unit value at end of period	$1.54	$1.81	$1.62	$1.45	$1.55	$1.41	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.09	$1.18	$1.15	$1.28	$1.06	$1.00
Accumulation unit value at end of period	$1.12	$1.37	$1.09	$1.18	$1.15	$1.28	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

140	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.98	$1.67	$1.41	$1.52	$1.39	$1.02	$1.00
Accumulation unit value at end of period	$1.70	$1.98	$1.67	$1.41	$1.52	$1.39	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.64	$1.47	$1.54	$1.48	$1.02	$1.00
Accumulation unit value at end of period	$1.55	$1.81	$1.64	$1.47	$1.54	$1.48	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.11	$1.03	$1.07	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.13	$1.15	$1.11	$1.03	$1.07	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.46	$1.26	$1.37	$1.36	$1.02	$1.00
Accumulation unit value at end of period	$1.33	$1.58	$1.46	$1.26	$1.37	$1.36	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.00	$1.00	$1.00	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$1.02	$1.00	$1.00	$1.00	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.02	$1.00	$1.02	$0.98	$1.03	$1.00
Accumulation unit value at end of period	$1.02	$1.05	$1.02	$1.00	$1.02	$0.98	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.11	$1.17	$1.19	$1.30	$1.09	$1.00
Accumulation unit value at end of period	$1.09	$1.33	$1.11	$1.17	$1.19	$1.30	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.97	$1.09	$1.11	$1.02	$1.00	—
Accumulation unit value at end of period	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.07	$1.00	$1.03	$0.97	$1.04	$1.00
Accumulation unit value at end of period	$1.05	$1.07	$1.07	$1.00	$1.03	$0.97	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.30	$1.26	$1.29	$1.16	$1.14	$1.00
Accumulation unit value at end of period	$1.25	$1.35	$1.30	$1.26	$1.29	$1.16	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.10	$1.04	$1.14	$1.25	$1.06	$1.00
Accumulation unit value at end of period	$1.10	$1.35	$1.10	$1.04	$1.14	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.21	$0.99	$0.97	$1.03	$1.05	$1.00	—
Accumulation unit value at end of period	$1.00	$1.21	$0.99	$0.97	$1.03	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.01	$1.54	$1.48	$1.37	$1.24	$0.97	$1.00
Accumulation unit value at end of period	$1.93	$2.01	$1.54	$1.48	$1.37	$1.24	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.77	$1.37	$1.43	$1.38	$1.27	$0.95	$1.00
Accumulation unit value at end of period	$1.72	$1.77	$1.37	$1.43	$1.38	$1.27	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.73	$1.46	$1.36	$1.37	$1.25	$0.99	$1.00
Accumulation unit value at end of period	$1.56	$1.73	$1.46	$1.36	$1.37	$1.25	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.87	$1.62	$1.45	$1.49	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.65	$1.87	$1.62	$1.45	$1.49	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	141

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.37	$1.35	$1.29	$1.22	$0.95	$1.00
Accumulation unit value at end of period	$1.79	$1.78	$1.37	$1.35	$1.29	$1.22	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.10	$1.16	$1.21	$1.23	$1.06	$1.00
Accumulation unit value at end of period	$1.09	$1.37	$1.10	$1.16	$1.21	$1.23	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.43	$1.27	$1.42	$1.31	$1.05	$1.00
Accumulation unit value at end of period	$1.45	$1.63	$1.43	$1.27	$1.42	$1.31	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$0.98	$0.97	$0.99	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$0.98	$0.99	$0.98	$0.97	$0.99	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.02	$1.78	$1.50	$1.53	$1.39	$1.04	$1.00
Accumulation unit value at end of period	$1.79	$2.02	$1.78	$1.50	$1.53	$1.39	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.93	$0.95	$0.95	$0.97	$0.98	$1.00	$1.00
Accumulation unit value at end of period	$0.93	$0.93	$0.95	$0.95	$0.97	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.59	$1.32	$1.29	$1.36	$1.26	$1.01	$1.00
Accumulation unit value at end of period	$1.51	$1.59	$1.32	$1.29	$1.36	$1.26	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.50	$1.42	$1.43	$1.31	$1.01	$1.00
Accumulation unit value at end of period	$1.65	$1.80	$1.50	$1.42	$1.43	$1.31	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.77	$1.49	$1.36	$1.40	$1.34	$1.01	$1.00
Accumulation unit value at end of period	$1.49	$1.77	$1.49	$1.36	$1.40	$1.34	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$0.96	$0.99	$0.98	$1.00	—
Accumulation unit value at end of period	$1.03	$1.08	$1.02	$0.96	$0.99	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.12	$1.00	$1.10	$1.06	$1.00	—
Accumulation unit value at end of period	$1.14	$1.21	$1.12	$1.00	$1.10	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.49	$1.30	$1.39	$1.32	$1.05	$1.00
Accumulation unit value at end of period	$1.42	$1.58	$1.49	$1.30	$1.39	$1.32	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.65	$1.29	$1.41	$1.43	$1.07	$1.00
Accumulation unit value at end of period	$1.54	$1.80	$1.65	$1.29	$1.41	$1.43	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.92	$0.89	$0.90	$0.96	$1.00	—	—
Accumulation unit value at end of period	$0.84	$0.92	$0.89	$0.90	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.05	$0.96	$1.02	$0.98	$1.00	—
Accumulation unit value at end of period	$1.04	$1.13	$1.05	$0.96	$1.02	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

142	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$0.96	$1.00	$1.11	$1.20	$1.00	—
Accumulation unit value at end of period	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.00	$0.99	$1.01	$0.98	$1.00	—
Accumulation unit value at end of period	$0.98	$1.01	$1.00	$0.99	$1.01	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.82	$1.45	$1.47	$1.43	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$1.74	$1.82	$1.45	$1.47	$1.43	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.33	$1.12	$1.11	$1.13	$1.12	$1.00	—
Accumulation unit value at end of period	$1.22	$1.33	$1.12	$1.11	$1.13	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.45	$1.28	$1.17	$1.40	$1.27	$1.07	$1.00
Accumulation unit value at end of period	$1.43	$1.45	$1.28	$1.17	$1.40	$1.27	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.42	$1.04	$1.16	$1.25	$1.25	$0.93	$1.00
Accumulation unit value at end of period	$1.54	$1.42	$1.04	$1.16	$1.25	$1.25	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.55	$1.44	$1.47	$1.36	$1.00	$1.00
Accumulation unit value at end of period	$1.66	$1.80	$1.55	$1.44	$1.47	$1.36	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.92	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.90	$0.92	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.35	$1.38	$1.35	$1.35	$1.08	$1.00
Accumulation unit value at end of period	$1.55	$1.81	$1.35	$1.38	$1.35	$1.35	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.97	$0.93	$0.97	$0.96	$1.00	—
Accumulation unit value at end of period	$0.95	$1.02	$0.97	$0.93	$0.97	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.87	$1.67	$1.44	$1.56	$1.42	$1.03	$1.00
Accumulation unit value at end of period	$1.65	$1.87	$1.67	$1.44	$1.56	$1.42	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.16	$1.04	$0.93	$1.04	$1.06	$1.07	$1.00
Accumulation unit value at end of period	$1.07	$1.16	$1.04	$0.93	$1.04	$1.06	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	22	22	22	22	22	22	22
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00
Accumulation unit value at end of period	$1.00	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.98	$0.97	$0.98	$0.96	$1.00	—
Accumulation unit value at end of period	$0.98	$1.01	$0.98	$0.97	$0.98	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	143

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.92	$0.98	$0.97	$1.00	—
Accumulation unit value at end of period	$0.94	$0.93	$0.93	$0.92	$0.98	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.77	$0.53	$0.70	$0.76	$1.00	—
Accumulation unit value at end of period	$0.70	$0.84	$0.77	$0.53	$0.70	$0.76	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.28	$1.23	$1.26	$1.22	$1.02	$1.00
Accumulation unit value at end of period	$1.35	$1.50	$1.28	$1.23	$1.26	$1.22	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.14	$1.17	$1.21	$1.28	$1.06	$1.00
Accumulation unit value at end of period	$1.20	$1.48	$1.14	$1.17	$1.21	$1.28	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.07	$1.05	$1.07	$1.04	$1.02	$1.00
Accumulation unit value at end of period	$1.08	$1.13	$1.07	$1.05	$1.07	$1.04	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	93
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$1.00	$1.03	$1.00	$1.00	—
Accumulation unit value at end of period	$1.03	$1.08	$1.02	$1.00	$1.03	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.05	$1.03	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.08	$1.15	$1.05	$1.03	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.11	$1.09	$1.15	$1.11	$1.00	—
Accumulation unit value at end of period	$1.16	$1.28	$1.11	$1.09	$1.15	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	$1.00
Accumulation unit value at end of period	$1.20	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	727	737	746	756	765	774	782
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.17	$1.14	$1.16	$1.13	$1.03	$1.00
Accumulation unit value at end of period	$1.21	$1.31	$1.17	$1.14	$1.16	$1.13	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	93
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.40	$1.22	$1.18	$1.21	$1.17	$1.02	$1.00
Accumulation unit value at end of period	$1.28	$1.40	$1.22	$1.18	$1.21	$1.17	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.12	$1.09	$1.11	$1.08	$1.02	$1.00
Accumulation unit value at end of period	$1.14	$1.21	$1.12	$1.09	$1.11	$1.08	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	356	356	356	356	356	356	356
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.00	$1.02	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.01	$1.03	$1.01	$1.00	$1.02	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.27	$1.21	$1.30	$1.33	$0.97	$1.00
Accumulation unit value at end of period	$1.39	$1.48	$1.27	$1.21	$1.30	$1.33	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

144	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.50	$1.22	$1.36	$1.36	$1.03	$1.00
Accumulation unit value at end of period	$1.34	$1.58	$1.50	$1.22	$1.36	$1.36	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.20	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.15	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.48	$1.34	$1.41	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$1.61	$1.76	$1.48	$1.34	$1.41	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.67	$1.35	$1.27	$1.33	$1.38	$0.93	$1.00
Accumulation unit value at end of period	$1.66	$1.67	$1.35	$1.27	$1.33	$1.38	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—
Accumulation unit value at end of period	$1.03	$1.09	$1.02	$0.90	$0.98	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

Variable account charges of 1.70% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$1.05	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.20	$1.07	$1.05	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.80	$2.16	$2.15	$1.97	$1.76	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.82	$2.80	$2.16	$2.15	$1.97	$1.76	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.96	$0.98	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.76	$0.96	$0.98	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$2.07	$1.75	$1.85	$1.67	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$1.97	$2.21	$2.07	$1.75	$1.85	$1.67	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.28	$1.15	$1.12	$1.15	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.16	$1.28	$1.15	$1.12	$1.15	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	9	9	9	9	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$1.74	$1.66	$1.66	$1.54	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.81	$1.96	$1.74	$1.66	$1.66	$1.54	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	48	48	6	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.72	$1.44	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$1.54	$1.72	$1.44	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	4	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	145

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.64	$2.16	$2.04	$2.06	$1.82	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$2.49	$2.64	$2.16	$2.04	$2.06	$1.82	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$1.80	$1.61	$1.69	$1.56	$1.26	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$1.86	$2.02	$1.80	$1.61	$1.69	$1.56	$1.26	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$1.04	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$0.95	$0.92	$1.03	$1.08	$1.11	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.06	$1.37	$0.95	$0.92	$1.03	$1.08	$1.11	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.89	$0.92	$1.00	$1.01	$1.11	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.86	$0.93	$0.89	$0.92	$1.00	$1.01	$1.11	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.88	$0.90	$0.91	$0.93	$0.94	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.88	$0.88	$0.90	$0.91	$0.93	$0.94	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	16	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.43	$1.30	$1.34	$1.32	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.41	$1.49	$1.43	$1.30	$1.34	$1.32	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	21	21	—	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.40	$1.28	$1.32	$1.30	$1.26	$1.11	$1.07	$1.00
Accumulation unit value at end of period	$1.38	$1.46	$1.40	$1.28	$1.32	$1.30	$1.26	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.12	$1.09	$1.11	$1.08	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.12	$1.14	$1.12	$1.09	$1.11	$1.08	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.58	$2.05	$2.07	$1.93	$1.73	$1.35	$1.14	$1.20	$1.00
Accumulation unit value at end of period	$2.43	$2.58	$2.05	$2.07	$1.93	$1.73	$1.35	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$2.09	$1.90	$1.92	$1.73	$1.33	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$2.33	$2.49	$2.09	$1.90	$1.92	$1.73	$1.33	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.03	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.01	$1.03	$1.03	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	26	21	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.06	$0.97	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$1.62	$1.62	$1.56	$1.48	$1.15	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$1.83	$1.96	$1.62	$1.62	$1.56	$1.48	$1.15	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$2.05	$1.83	$1.96	$1.78	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$1.94	$2.28	$2.05	$1.83	$1.96	$1.78	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

146	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.21	$1.31	$1.27	$1.42	$1.18	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.24	$1.51	$1.21	$1.31	$1.27	$1.42	$1.18	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$2.18	$1.86	$1.99	$1.82	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.23	$2.59	$2.18	$1.86	$1.99	$1.82	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.34	$2.12	$1.90	$2.00	$1.92	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.00	$2.34	$2.12	$1.90	$2.00	$1.92	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.12	$1.07	$1.00	$1.04	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.09	$1.12	$1.07	$1.00	$1.04	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	27	27	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$2.01	$1.74	$1.89	$1.87	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$1.84	$2.18	$2.01	$1.74	$1.89	$1.87	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.99	$0.99	$0.95	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.00	$1.01	$0.99	$0.99	$0.99	$0.95	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.08	$1.06	$1.08	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.11	$1.08	$1.06	$1.08	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$1.20	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.18	$1.44	$1.20	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.97	$1.09	$1.11	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.16	$1.09	$1.12	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.14	$1.17	$1.16	$1.09	$1.12	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	12	12	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.60	$1.54	$1.49	$1.54	$1.37	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.48	$1.60	$1.54	$1.49	$1.54	$1.37	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.35	$1.10	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.10	$1.35	$1.10	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.21	$0.99	$0.97	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$1.21	$0.99	$0.97	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.71	$2.08	$2.00	$1.85	$1.67	$1.31	$1.17	$1.21	$1.00
Accumulation unit value at end of period	$2.60	$2.71	$2.08	$2.00	$1.85	$1.67	$1.31	$1.17	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$1.94	$2.02	$1.94	$1.79	$1.34	$1.20	$1.23	$1.00
Accumulation unit value at end of period	$2.42	$2.49	$1.94	$2.02	$1.94	$1.79	$1.34	$1.20	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$1.76	$1.63	$1.65	$1.51	$1.19	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$1.87	$2.07	$1.76	$1.63	$1.65	$1.51	$1.19	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	147

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.33	$2.02	$1.81	$1.86	$1.71	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.06	$2.33	$2.02	$1.81	$1.86	$1.71	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$1.87	$1.84	$1.76	$1.67	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$2.45	$2.43	$1.87	$1.84	$1.76	$1.67	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.55	$1.25	$1.32	$1.38	$1.40	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.24	$1.55	$1.25	$1.32	$1.38	$1.40	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$1.81	$1.62	$1.80	$1.67	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$1.84	$2.07	$1.81	$1.62	$1.80	$1.67	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.01	$1.01	$1.02	$0.99	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.01	$1.03	$1.01	$1.01	$1.02	$0.99	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$2.21	$1.87	$1.90	$1.73	$1.29	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.22	$2.51	$2.21	$1.87	$1.90	$1.73	$1.29	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	2	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.95	$0.96	$0.97	$0.98	$1.01	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.01	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	27	27	27	27	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$1.77	$1.74	$1.82	$1.70	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.02	$2.13	$1.77	$1.74	$1.82	$1.70	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	$1.00	—	—
Accumulation unit value at end of period	$0.89	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$1.94	$1.83	$1.85	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.12	$2.31	$1.94	$1.83	$1.85	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	8	13	15	15	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$1.81	$1.65	$1.70	$1.63	$1.22	$1.08	$1.24	$1.00
Accumulation unit value at end of period	$1.80	$2.15	$1.81	$1.65	$1.70	$1.63	$1.22	$1.08	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	3	7	8	8	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$0.96	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.08	$1.02	$0.96	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	13	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.12	$1.00	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.21	$1.12	$1.00	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	24	24	24	24	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.73	$1.51	$1.62	$1.54	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.64	$1.84	$1.73	$1.51	$1.62	$1.54	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.40	$2.21	$1.73	$1.90	$1.92	$1.43	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.06	$2.40	$2.21	$1.73	$1.90	$1.92	$1.43	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	3	6	7	7	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

148	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.05	$0.95	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.13	$1.05	$0.95	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$0.96	$1.00	$1.11	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$1.01	$0.99	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	31	26	26	26	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$1.82	$1.85	$1.79	$1.61	$1.26	$1.08	$1.17	$1.00
Accumulation unit value at end of period	$2.18	$2.28	$1.82	$1.85	$1.79	$1.61	$1.26	$1.08	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.33	$1.12	$1.10	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.33	$1.12	$1.10	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.63	$1.49	$1.78	$1.61	$1.36	$1.22	$1.17	$1.00
Accumulation unit value at end of period	$1.82	$1.84	$1.63	$1.49	$1.78	$1.61	$1.36	$1.22	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$1.37	$1.53	$1.66	$1.65	$1.22	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.03	$1.87	$1.37	$1.53	$1.66	$1.65	$1.22	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$1.89	$1.75	$1.80	$1.66	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.03	$2.20	$1.89	$1.75	$1.80	$1.66	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$1.59	$1.62	$1.59	$1.58	$1.27	$1.06	$1.18	$1.00
Accumulation unit value at end of period	$1.81	$2.13	$1.59	$1.62	$1.59	$1.58	$1.27	$1.06	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	27	27	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (7/19/2010)
Accumulation unit value at beginning of period	$2.46	$2.20	$1.90	$2.06	$1.88	$1.36	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.17	$2.46	$2.20	$1.90	$2.06	$1.88	$1.36	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.15	$1.04	$1.16	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.20	$1.29	$1.15	$1.04	$1.16	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.00	$1.07	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	149

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.97	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$1.00	$0.97	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	29	14	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.92	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.92	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	36	31	28	28	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.76	$0.53	$0.70	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.69	$0.84	$0.76	$0.53	$0.70	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$1.55	$1.49	$1.52	$1.47	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.63	$1.81	$1.55	$1.49	$1.52	$1.47	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	14	14	14	14	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.69	$1.30	$1.34	$1.38	$1.46	$1.22	$1.02	$1.20	$1.00
Accumulation unit value at end of period	$1.37	$1.69	$1.30	$1.34	$1.38	$1.46	$1.22	$1.02	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.16	$1.14	$1.16	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.17	$1.23	$1.16	$1.14	$1.16	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	50	—	—	18	20	22	24	24	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.08	$1.02	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	134	151	187	134	96	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.05	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.14	$1.05	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.11	$1.09	$1.14	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.28	$1.11	$1.09	$1.14	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.19	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	433	433	565	477	107	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.35	$1.31	$1.34	$1.30	$1.19	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.40	$1.50	$1.35	$1.31	$1.34	$1.30	$1.19	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	356	399	399	372	163	77	15	16	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.65	$1.44	$1.39	$1.43	$1.38	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.51	$1.65	$1.44	$1.39	$1.43	$1.38	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	20	73	73	73	73	—	—	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.35	$1.25	$1.22	$1.25	$1.21	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.28	$1.35	$1.25	$1.22	$1.25	$1.21	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	92	120	120	120	120	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.06	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.06	$1.08	$1.06	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

150	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.80	$1.72	$1.84	$1.88	$1.37	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$1.96	$2.09	$1.80	$1.72	$1.84	$1.88	$1.37	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$1.87	$1.52	$1.70	$1.70	$1.28	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.67	$1.96	$1.87	$1.52	$1.70	$1.70	$1.28	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.25	$1.90	$1.72	$1.80	$1.66	$1.29	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.05	$2.25	$1.90	$1.72	$1.80	$1.66	$1.29	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.26	$1.83	$1.73	$1.81	$1.87	$1.27	$1.20	$1.27	$1.00
Accumulation unit value at end of period	$2.25	$2.26	$1.83	$1.73	$1.81	$1.87	$1.27	$1.20	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$1.09	$1.02	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—

Variable account charges of 1.75% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$1.05	$1.09	$1.06	$1.00
Accumulation unit value at end of period	$1.09	$1.20	$1.07	$1.05	$1.09	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.95	$1.51	$1.50	$1.38	$1.23	$1.00
Accumulation unit value at end of period	$1.96	$1.95	$1.51	$1.50	$1.38	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.96	$0.98	$0.71	$1.16	$1.06	$1.00
Accumulation unit value at end of period	$0.76	$0.96	$0.98	$0.71	$1.16	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
American Century VP Value, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.51	$1.42	$1.20	$1.27	$1.14	$1.00
Accumulation unit value at end of period	$1.35	$1.51	$1.42	$1.20	$1.27	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/29/2013)
Accumulation unit value at beginning of period	$1.19	$1.06	$1.04	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.08	$1.19	$1.06	$1.04	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/29/2013)
Accumulation unit value at beginning of period	$1.41	$1.25	$1.20	$1.20	$1.11	$1.00
Accumulation unit value at end of period	$1.30	$1.41	$1.25	$1.20	$1.20	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00
Accumulation unit value at end of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	151

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.72	$1.44	$1.35	$1.34	$1.21	$1.00
Accumulation unit value at end of period	$1.53	$1.72	$1.44	$1.35	$1.34	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.72	$1.41	$1.33	$1.35	$1.19	$1.00
Accumulation unit value at end of period	$1.62	$1.72	$1.41	$1.33	$1.35	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.85	$0.89	$0.91	$0.94	$1.00
Accumulation unit value at end of period	$0.77	$0.85	$0.85	$0.89	$0.91	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.43	$1.27	$1.14	$1.20	$1.11	$1.00
Accumulation unit value at end of period	$1.32	$1.43	$1.27	$1.14	$1.20	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.95	$0.87	$0.90	$0.90	$1.00
Accumulation unit value at end of period	$0.95	$1.04	$0.95	$0.87	$0.90	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$0.85	$0.83	$0.93	$0.97	$1.00
Accumulation unit value at end of period	$0.95	$1.23	$0.85	$0.83	$0.93	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.81	$0.84	$0.91	$0.92	$1.00
Accumulation unit value at end of period	$0.78	$0.84	$0.81	$0.84	$0.91	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$0.94	$0.95	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.92	$0.92	$0.94	$0.95	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	4	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.09	$1.00	$1.03	$1.01	$1.00
Accumulation unit value at end of period	$1.08	$1.14	$1.09	$1.00	$1.03	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.96	$0.88	$0.91	$0.89	$1.00
Accumulation unit value at end of period	$0.95	$1.00	$0.96	$0.88	$0.91	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.00	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$1.00	$1.01	$1.00	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.75	$1.40	$1.41	$1.32	$1.18	$1.00
Accumulation unit value at end of period	$1.65	$1.75	$1.40	$1.41	$1.32	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/29/2013)
Accumulation unit value at beginning of period	$1.67	$1.41	$1.28	$1.29	$1.16	$1.00
Accumulation unit value at end of period	$1.57	$1.67	$1.41	$1.28	$1.29	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.97	$0.94	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.95	$0.97	$0.97	$0.94	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00
Accumulation unit value at end of period	$0.98	$1.06	$0.97	$0.96	$0.98	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.29	$1.29	$1.25	$1.18	$1.00
Accumulation unit value at end of period	$1.46	$1.56	$1.29	$1.29	$1.25	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

152	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.54	$1.39	$1.24	$1.33	$1.21	$1.00
Accumulation unit value at end of period	$1.31	$1.54	$1.39	$1.24	$1.33	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$0.96	$1.05	$1.01	$1.13	$1.00
Accumulation unit value at end of period	$0.98	$1.20	$0.96	$1.05	$1.01	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.70	$1.44	$1.22	$1.31	$1.20	$1.00
Accumulation unit value at end of period	$1.47	$1.70	$1.44	$1.22	$1.31	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.43	$1.28	$1.34	$1.29	$1.00
Accumulation unit value at end of period	$1.34	$1.57	$1.43	$1.28	$1.34	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.02	$0.95	$0.99	$0.97	$1.00
Accumulation unit value at end of period	$1.04	$1.06	$1.02	$0.95	$0.99	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.39	$1.28	$1.11	$1.21	$1.20	$1.00
Accumulation unit value at end of period	$1.17	$1.39	$1.28	$1.11	$1.21	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.01	$1.00	$1.00	$0.97	$1.00
Accumulation unit value at end of period	$1.02	$1.02	$1.01	$1.00	$1.00	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$0.99	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.99	$1.02	$0.99	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$0.96	$1.01	$1.03	$1.13	$1.00
Accumulation unit value at end of period	$0.94	$1.15	$0.96	$1.01	$1.03	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	3	2	1	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.97	$1.09	$1.11	$1.02	$1.00
Accumulation unit value at end of period	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.00	$0.94	$0.97	$0.91	$1.00
Accumulation unit value at end of period	$0.98	$1.00	$1.00	$0.94	$0.97	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.03	$1.00	$1.03	$0.92	$1.00
Accumulation unit value at end of period	$0.99	$1.07	$1.03	$1.00	$1.03	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.01	$0.95	$1.05	$1.16	$1.00
Accumulation unit value at end of period	$1.01	$1.24	$1.01	$0.95	$1.05	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.20	$0.99	$0.97	$1.03	$1.05	$1.00
Accumulation unit value at end of period	$0.99	$1.20	$0.99	$0.97	$1.03	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.89	$1.45	$1.40	$1.29	$1.17	$1.00
Accumulation unit value at end of period	$1.81	$1.89	$1.45	$1.40	$1.29	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.69	$1.31	$1.37	$1.32	$1.22	$1.00
Accumulation unit value at end of period	$1.64	$1.69	$1.31	$1.37	$1.32	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	153

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.54	$1.30	$1.21	$1.23	$1.12	$1.00
Accumulation unit value at end of period	$1.39	$1.54	$1.30	$1.21	$1.23	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.38	$1.24	$1.27	$1.17	$1.00
Accumulation unit value at end of period	$1.40	$1.59	$1.38	$1.24	$1.27	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.70	$1.31	$1.29	$1.24	$1.17	$1.00
Accumulation unit value at end of period	$1.72	$1.70	$1.31	$1.29	$1.24	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.00	$1.06	$1.11	$1.13	$1.00
Accumulation unit value at end of period	$0.99	$1.25	$1.00	$1.06	$1.11	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.41	$1.24	$1.11	$1.23	$1.14	$1.00
Accumulation unit value at end of period	$1.26	$1.41	$1.24	$1.11	$1.23	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$0.98	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.97	$0.99	$0.98	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.72	$1.51	$1.28	$1.30	$1.18	$1.00
Accumulation unit value at end of period	$1.52	$1.72	$1.51	$1.28	$1.30	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00
Accumulation unit value at end of period	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	10	21	21	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.45	$1.20	$1.19	$1.24	$1.16	$1.00
Accumulation unit value at end of period	$1.38	$1.45	$1.20	$1.19	$1.24	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	2	1	1	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.92	$0.89	$0.97	$0.95	$1.00
Accumulation unit value at end of period	$0.86	$0.96	$0.92	$0.89	$0.97	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.61	$1.35	$1.28	$1.29	$1.18	$1.00
Accumulation unit value at end of period	$1.48	$1.61	$1.35	$1.28	$1.29	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	2	1	1	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.60	$1.35	$1.23	$1.27	$1.22	$1.00
Accumulation unit value at end of period	$1.34	$1.60	$1.35	$1.23	$1.27	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	2	1	1	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.02	$0.96	$0.99	$0.98	$1.00
Accumulation unit value at end of period	$1.02	$1.07	$1.02	$0.96	$0.99	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.12	$1.00	$1.09	$1.06	$1.00
Accumulation unit value at end of period	$1.13	$1.21	$1.12	$1.00	$1.09	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.28	$1.12	$1.20	$1.14	$1.00
Accumulation unit value at end of period	$1.22	$1.36	$1.28	$1.12	$1.20	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	2	1	1	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.43	$1.12	$1.23	$1.24	$1.00
Accumulation unit value at end of period	$1.33	$1.56	$1.43	$1.12	$1.23	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	2	1	1	—	—	—

154	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.92	$0.89	$0.90	$0.96	$1.00	—
Accumulation unit value at end of period	$0.84	$0.92	$0.89	$0.90	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.04	$0.95	$1.02	$0.98	$1.00
Accumulation unit value at end of period	$1.03	$1.13	$1.04	$0.95	$1.02	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$0.96	$1.00	$1.11	$1.20	$1.00
Accumulation unit value at end of period	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.99	$1.01	$0.98	$1.00
Accumulation unit value at end of period	$0.98	$1.01	$0.99	$0.99	$1.01	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.68	$1.34	$1.36	$1.32	$1.19	$1.00
Accumulation unit value at end of period	$1.60	$1.68	$1.34	$1.36	$1.32	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.33	$1.12	$1.10	$1.13	$1.12	$1.00
Accumulation unit value at end of period	$1.22	$1.33	$1.12	$1.10	$1.13	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
MFS® Utilities Series – Service Class (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$0.98	$1.17	$1.06	$1.00
Accumulation unit value at end of period	$1.19	$1.20	$1.07	$0.98	$1.17	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.39	$1.02	$1.14	$1.24	$1.23	$1.00
Accumulation unit value at end of period	$1.51	$1.39	$1.02	$1.14	$1.24	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.35	$1.25	$1.28	$1.19	$1.00
Accumulation unit value at end of period	$1.45	$1.57	$1.35	$1.25	$1.28	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.89	$0.92	$0.98	$1.00	—
Accumulation unit value at end of period	$0.86	$0.94	$0.89	$0.92	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.55	$1.16	$1.18	$1.16	$1.16	$1.00
Accumulation unit value at end of period	$1.32	$1.55	$1.16	$1.18	$1.16	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00
Accumulation unit value at end of period	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.42	$1.23	$1.33	$1.21	$1.00
Accumulation unit value at end of period	$1.40	$1.59	$1.42	$1.23	$1.33	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2	1	1	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$0.95	$0.85	$0.96	$0.97	$1.00
Accumulation unit value at end of period	$0.98	$1.06	$0.95	$0.85	$0.96	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	155

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.93	$0.91	$0.93	$0.90	$1.00
Accumulation unit value at end of period	$0.97	$1.04	$0.93	$0.91	$0.93	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.97	$0.96	$0.98	$0.96	$1.00
Accumulation unit value at end of period	$0.98	$1.00	$0.97	$0.96	$0.98	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.92	$0.97	$0.97	$1.00
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.92	$0.97	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.76	$0.52	$0.70	$0.76	$1.00
Accumulation unit value at end of period	$0.69	$0.84	$0.76	$0.52	$0.70	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.17	$1.12	$1.15	$1.11	$1.00
Accumulation unit value at end of period	$1.22	$1.36	$1.17	$1.12	$1.15	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.29	$1.00	$1.02	$1.06	$1.12	$1.00
Accumulation unit value at end of period	$1.05	$1.29	$1.00	$1.02	$1.06	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	2	2	1	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.02	$1.00	$1.02	$0.99	$1.00
Accumulation unit value at end of period	$1.02	$1.07	$1.02	$1.00	$1.02	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.03	$1.07	$1.01	$1.00	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.04	$1.03	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.07	$1.14	$1.04	$1.03	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.10	$1.09	$1.14	$1.11	$1.00
Accumulation unit value at end of period	$1.16	$1.27	$1.10	$1.09	$1.14	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.07	$1.06	$1.10	$1.07	$1.00
Accumulation unit value at end of period	$1.12	$1.21	$1.07	$1.06	$1.10	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.09	$1.06	$1.08	$1.05	$1.00
Accumulation unit value at end of period	$1.12	$1.21	$1.09	$1.06	$1.08	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.12	$1.09	$1.11	$1.08	$1.00
Accumulation unit value at end of period	$1.17	$1.28	$1.12	$1.09	$1.11	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.05	$1.03	$1.05	$1.02	$1.00
Accumulation unit value at end of period	$1.07	$1.14	$1.05	$1.03	$1.05	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

156	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.98	$0.98	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.98	$1.00	$0.98	$0.98	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.37	$1.18	$1.13	$1.21	$1.24	$1.00
Accumulation unit value at end of period	$1.28	$1.37	$1.18	$1.13	$1.21	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.37	$1.31	$1.06	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$1.16	$1.37	$1.31	$1.06	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.20	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.15	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.33	$1.20	$1.26	$1.17	$1.00
Accumulation unit value at end of period	$1.43	$1.57	$1.33	$1.20	$1.26	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.62	$1.31	$1.24	$1.30	$1.35	$1.00
Accumulation unit value at end of period	$1.62	$1.62	$1.31	$1.24	$1.30	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00
Accumulation unit value at end of period	$1.02	$1.09	$1.02	$0.90	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

Variable account charges of 1.80% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$1.05	$1.08	$1.06	$1.00	—
Accumulation unit value at end of period	$1.09	$1.20	$1.07	$1.05	$1.08	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.10	$1.62	$1.61	$1.48	$1.32	$0.98	$1.00
Accumulation unit value at end of period	$2.11	$2.10	$1.62	$1.61	$1.48	$1.32	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.96	$0.98	$0.71	$1.16	$1.06	$1.00	—
Accumulation unit value at end of period	$0.76	$0.96	$0.98	$0.71	$1.16	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.65	$1.40	$1.49	$1.34	$1.04	$1.00
Accumulation unit value at end of period	$1.57	$1.76	$1.65	$1.40	$1.49	$1.34	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.27	$1.14	$1.12	$1.15	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.16	$1.27	$1.14	$1.12	$1.15	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.39	$1.33	$1.33	$1.23	$1.03	$1.00
Accumulation unit value at end of period	$1.45	$1.57	$1.39	$1.33	$1.33	$1.23	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	157

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—
Accumulation unit value at end of period	$0.49	$0.59	$0.59	$0.53	$0.71	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.71	$1.43	$1.35	$1.34	$1.21	$1.00	—
Accumulation unit value at end of period	$1.53	$1.71	$1.43	$1.35	$1.34	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.87	$1.53	$1.45	$1.46	$1.29	$0.99	$1.00
Accumulation unit value at end of period	$1.76	$1.87	$1.53	$1.45	$1.46	$1.29	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.85	$0.88	$0.91	$0.94	$1.00	—
Accumulation unit value at end of period	$0.76	$0.85	$0.85	$0.88	$0.91	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.44	$1.30	$1.36	$1.26	$1.01	$1.00
Accumulation unit value at end of period	$1.49	$1.62	$1.44	$1.30	$1.36	$1.26	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.95	$0.87	$0.90	$0.90	$1.00	—
Accumulation unit value at end of period	$0.94	$1.04	$0.95	$0.87	$0.90	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$0.89	$0.87	$0.97	$1.02	$1.05	$1.00
Accumulation unit value at end of period	$0.99	$1.29	$0.89	$0.87	$0.97	$1.02	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.86	$0.83	$0.86	$0.93	$0.94	$1.04	$1.00
Accumulation unit value at end of period	$0.80	$0.86	$0.83	$0.86	$0.93	$0.94	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.90	$0.92	$0.94	$0.95	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.90	$0.90	$0.92	$0.94	$0.95	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.27	$1.22	$1.11	$1.15	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.20	$1.27	$1.22	$1.11	$1.15	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.26	$1.20	$1.11	$1.14	$1.12	$1.09	$1.00
Accumulation unit value at end of period	$1.19	$1.26	$1.20	$1.11	$1.14	$1.12	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.04	$1.01	$1.03	$1.00	$1.04	$1.00
Accumulation unit value at end of period	$1.04	$1.06	$1.04	$1.01	$1.03	$1.00	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.92	$1.53	$1.54	$1.44	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$1.81	$1.92	$1.53	$1.54	$1.44	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.90	$1.59	$1.46	$1.47	$1.32	$1.02	$1.00
Accumulation unit value at end of period	$1.78	$1.90	$1.59	$1.46	$1.47	$1.32	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$0.99	$0.96	$1.00	$1.02	$1.02	$1.00
Accumulation unit value at end of period	$0.97	$0.99	$0.99	$0.96	$1.00	$1.02	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$0.98	$1.06	$0.97	$0.96	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

158	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.61	$1.34	$1.33	$1.29	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$1.50	$1.61	$1.34	$1.33	$1.29	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.79	$1.61	$1.44	$1.54	$1.40	$1.04	$1.00
Accumulation unit value at end of period	$1.52	$1.79	$1.61	$1.44	$1.54	$1.40	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.08	$1.18	$1.14	$1.27	$1.06	$1.00
Accumulation unit value at end of period	$1.11	$1.35	$1.08	$1.18	$1.14	$1.27	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.96	$1.65	$1.41	$1.51	$1.38	$1.02	$1.00
Accumulation unit value at end of period	$1.69	$1.96	$1.65	$1.41	$1.51	$1.38	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.79	$1.63	$1.46	$1.54	$1.48	$1.01	$1.00
Accumulation unit value at end of period	$1.53	$1.79	$1.63	$1.46	$1.54	$1.48	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.14	$1.10	$1.03	$1.07	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.12	$1.14	$1.10	$1.03	$1.07	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.45	$1.26	$1.37	$1.35	$1.02	$1.00
Accumulation unit value at end of period	$1.32	$1.57	$1.45	$1.26	$1.37	$1.35	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.00	$0.99	$1.00	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.01	$1.01	$1.00	$0.99	$1.00	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.01	$1.00	$1.02	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.01	$1.04	$1.01	$1.00	$1.02	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.10	$1.16	$1.19	$1.30	$1.09	$1.00
Accumulation unit value at end of period	$1.08	$1.32	$1.10	$1.16	$1.19	$1.30	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.97	$1.09	$1.11	$1.02	$1.00	—
Accumulation unit value at end of period	$0.85	$0.94	$0.97	$1.09	$1.11	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.06	$0.99	$1.03	$0.97	$1.04	$1.00
Accumulation unit value at end of period	$1.04	$1.06	$1.06	$0.99	$1.03	$0.97	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.29	$1.25	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.24	$1.34	$1.29	$1.25	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.34	$1.09	$1.03	$1.13	$1.25	$1.06	$1.00
Accumulation unit value at end of period	$1.09	$1.34	$1.09	$1.03	$1.13	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.20	$0.99	$0.97	$1.02	$1.05	$1.00	—
Accumulation unit value at end of period	$0.99	$1.20	$0.99	$0.97	$1.02	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.99	$1.53	$1.48	$1.36	$1.23	$0.97	$1.00
Accumulation unit value at end of period	$1.91	$1.99	$1.53	$1.48	$1.36	$1.23	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	159

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.75	$1.36	$1.43	$1.37	$1.27	$0.95	$1.00
Accumulation unit value at end of period	$1.70	$1.75	$1.36	$1.43	$1.37	$1.27	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.71	$1.45	$1.35	$1.37	$1.25	$0.99	$1.00
Accumulation unit value at end of period	$1.54	$1.71	$1.45	$1.35	$1.37	$1.25	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.61	$1.44	$1.48	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.63	$1.85	$1.61	$1.44	$1.48	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.36	$1.34	$1.28	$1.22	$0.95	$1.00
Accumulation unit value at end of period	$1.78	$1.76	$1.36	$1.34	$1.28	$1.22	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.36	$1.09	$1.16	$1.21	$1.23	$1.05	$1.00
Accumulation unit value at end of period	$1.08	$1.36	$1.09	$1.16	$1.21	$1.23	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.42	$1.27	$1.41	$1.31	$1.04	$1.00
Accumulation unit value at end of period	$1.44	$1.62	$1.42	$1.27	$1.41	$1.31	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$0.97	$0.97	$0.99	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$0.97	$0.99	$0.97	$0.97	$0.99	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.00	$1.77	$1.49	$1.52	$1.38	$1.04	$1.00
Accumulation unit value at end of period	$1.77	$2.00	$1.77	$1.49	$1.52	$1.38	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.95	$0.97	$0.98	$1.00	$1.00
Accumulation unit value at end of period	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.31	$1.29	$1.35	$1.26	$1.01	$1.00
Accumulation unit value at end of period	$1.49	$1.58	$1.31	$1.29	$1.35	$1.26	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$0.94	$0.92	$1.00	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.88	$0.99	$0.94	$0.92	$1.00	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.49	$1.41	$1.43	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$1.63	$1.78	$1.49	$1.41	$1.43	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.48	$1.35	$1.40	$1.34	$1.01	$1.00
Accumulation unit value at end of period	$1.47	$1.76	$1.48	$1.35	$1.40	$1.34	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.01	$0.96	$0.99	$0.98	$1.00	—
Accumulation unit value at end of period	$1.02	$1.07	$1.01	$0.96	$0.99	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.12	$1.00	$1.09	$1.06	$1.00	—
Accumulation unit value at end of period	$1.13	$1.20	$1.12	$1.00	$1.09	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.48	$1.29	$1.39	$1.32	$1.05	$1.00
Accumulation unit value at end of period	$1.40	$1.57	$1.48	$1.29	$1.39	$1.32	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

160	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.64	$1.28	$1.41	$1.43	$1.07	$1.00
Accumulation unit value at end of period	$1.52	$1.78	$1.64	$1.28	$1.41	$1.43	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.91	$0.89	$0.90	$0.96	$1.00	—	—
Accumulation unit value at end of period	$0.83	$0.91	$0.89	$0.90	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.04	$0.95	$1.01	$0.98	$1.00	—
Accumulation unit value at end of period	$1.03	$1.13	$1.04	$0.95	$1.01	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$0.96	$1.00	$1.11	$1.19	$1.00	—
Accumulation unit value at end of period	$1.03	$1.11	$0.96	$1.00	$1.11	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.99	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$0.97	$1.01	$0.99	$0.99	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.44	$1.47	$1.42	$1.28	$1.00	$1.00
Accumulation unit value at end of period	$1.73	$1.81	$1.44	$1.47	$1.42	$1.28	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.32	$1.12	$1.10	$1.13	$1.12	$1.00	—
Accumulation unit value at end of period	$1.21	$1.32	$1.12	$1.10	$1.13	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.43	$1.27	$1.17	$1.39	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.42	$1.43	$1.27	$1.17	$1.39	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.40	$1.03	$1.15	$1.25	$1.25	$0.92	$1.00
Accumulation unit value at end of period	$1.53	$1.40	$1.03	$1.15	$1.25	$1.25	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.54	$1.43	$1.46	$1.35	$1.00	$1.00
Accumulation unit value at end of period	$1.65	$1.78	$1.54	$1.43	$1.46	$1.35	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.94	$0.89	$0.92	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.86	$0.94	$0.89	$0.92	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.34	$1.37	$1.35	$1.34	$1.08	$1.00
Accumulation unit value at end of period	$1.53	$1.80	$1.34	$1.37	$1.35	$1.34	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00	—
Accumulation unit value at end of period	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.66	$1.43	$1.55	$1.42	$1.03	$1.00
Accumulation unit value at end of period	$1.63	$1.85	$1.66	$1.43	$1.55	$1.42	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	161

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.03	$0.93	$1.04	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.06	$1.15	$1.03	$0.93	$1.04	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$0.95	$0.93	$0.95	$0.93	$1.03	$1.00
Accumulation unit value at end of period	$0.99	$1.07	$0.95	$0.93	$0.95	$0.93	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.97	$0.96	$0.98	$0.96	$1.00	—
Accumulation unit value at end of period	$0.97	$1.00	$0.97	$0.96	$0.98	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.92	$0.97	$0.97	$1.00	—
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.92	$0.97	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.83	$0.76	$0.52	$0.70	$0.76	$1.00	—
Accumulation unit value at end of period	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.49	$1.27	$1.22	$1.26	$1.21	$1.02	$1.00
Accumulation unit value at end of period	$1.34	$1.49	$1.27	$1.22	$1.26	$1.21	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.47	$1.13	$1.16	$1.20	$1.27	$1.06	$1.00
Accumulation unit value at end of period	$1.19	$1.47	$1.13	$1.16	$1.20	$1.27	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.12	$1.06	$1.04	$1.06	$1.04	$1.02	$1.00
Accumulation unit value at end of period	$1.06	$1.12	$1.06	$1.04	$1.06	$1.04	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00	—
Accumulation unit value at end of period	$1.03	$1.07	$1.01	$1.00	$1.03	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.04	$1.03	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.07	$1.14	$1.04	$1.03	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.10	$1.09	$1.14	$1.11	$1.00	—
Accumulation unit value at end of period	$1.15	$1.27	$1.10	$1.09	$1.14	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.28	$1.14	$1.12	$1.17	$1.14	$1.02	$1.00
Accumulation unit value at end of period	$1.18	$1.28	$1.14	$1.12	$1.17	$1.14	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.16	$1.13	$1.16	$1.12	$1.03	$1.00
Accumulation unit value at end of period	$1.20	$1.29	$1.16	$1.13	$1.16	$1.12	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.39	$1.21	$1.17	$1.20	$1.17	$1.02	$1.00
Accumulation unit value at end of period	$1.27	$1.39	$1.21	$1.17	$1.20	$1.17	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

162	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.11	$1.09	$1.11	$1.08	$1.02	$1.00
Accumulation unit value at end of period	$1.13	$1.20	$1.11	$1.09	$1.11	$1.08	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	88	88	88	88	88	88	88
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.00	$1.00	$1.01	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.00	$1.02	$1.00	$1.00	$1.01	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.47	$1.26	$1.21	$1.30	$1.33	$0.97	$1.00
Accumulation unit value at end of period	$1.37	$1.47	$1.26	$1.21	$1.30	$1.33	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.49	$1.21	$1.36	$1.36	$1.03	$1.00
Accumulation unit value at end of period	$1.32	$1.56	$1.49	$1.21	$1.36	$1.36	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.06	$1.10	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.13	$1.20	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.09	$1.15	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.74	$1.47	$1.34	$1.40	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$1.59	$1.74	$1.47	$1.34	$1.40	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.65	$1.34	$1.26	$1.32	$1.37	$0.93	$1.00
Accumulation unit value at end of period	$1.64	$1.65	$1.34	$1.26	$1.32	$1.37	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—
Accumulation unit value at end of period	$1.02	$1.09	$1.02	$0.90	$0.98	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—

Variable account charges of 1.85% of the daily net assets of the variable account.

Year ended December 31,	2018	2017	2016	2015	2014	2013
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$1.05	$1.08	$1.06	$1.00
Accumulation unit value at end of period	$1.09	$1.20	$1.07	$1.05	$1.08	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.94	$1.50	$1.49	$1.37	$1.23	$1.00
Accumulation unit value at end of period	$1.95	$1.94	$1.50	$1.49	$1.37	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.95	$0.98	$0.71	$1.16	$1.06	$1.00
Accumulation unit value at end of period	$0.76	$0.95	$0.98	$0.71	$1.16	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
American Century VP Value, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.50	$1.41	$1.19	$1.27	$1.14	$1.00
Accumulation unit value at end of period	$1.34	$1.50	$1.41	$1.19	$1.27	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.06	$1.04	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.07	$1.18	$1.06	$1.04	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	163

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/29/2013)
Accumulation unit value at beginning of period	$1.40	$1.25	$1.19	$1.20	$1.11	$1.00
Accumulation unit value at end of period	$1.30	$1.40	$1.25	$1.19	$1.20	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.58	$0.59	$0.53	$0.71	$0.92	$1.00
Accumulation unit value at end of period	$0.49	$0.58	$0.59	$0.53	$0.71	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.71	$1.43	$1.35	$1.33	$1.20	$1.00
Accumulation unit value at end of period	$1.52	$1.71	$1.43	$1.35	$1.33	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.71	$1.40	$1.33	$1.34	$1.19	$1.00
Accumulation unit value at end of period	$1.61	$1.71	$1.40	$1.33	$1.34	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.84	$0.88	$0.91	$0.94	$1.00
Accumulation unit value at end of period	$0.76	$0.85	$0.84	$0.88	$0.91	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.42	$1.27	$1.14	$1.19	$1.11	$1.00
Accumulation unit value at end of period	$1.31	$1.42	$1.27	$1.14	$1.19	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.94	$0.87	$0.89	$0.90	$1.00
Accumulation unit value at end of period	$0.94	$1.04	$0.94	$0.87	$0.89	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$0.85	$0.83	$0.93	$0.97	$1.00
Accumulation unit value at end of period	$0.94	$1.23	$0.85	$0.83	$0.93	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.84	$0.81	$0.83	$0.91	$0.92	$1.00
Accumulation unit value at end of period	$0.78	$0.84	$0.81	$0.83	$0.91	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$0.93	$0.95	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.91	$0.92	$0.93	$0.95	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.09	$0.99	$1.03	$1.01	$1.00
Accumulation unit value at end of period	$1.07	$1.14	$1.09	$0.99	$1.03	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.96	$0.88	$0.91	$0.89	$1.00
Accumulation unit value at end of period	$0.94	$1.00	$0.96	$0.88	$0.91	$0.89
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.97	$0.99	$0.95	$1.00
Accumulation unit value at end of period	$0.99	$1.01	$0.99	$0.97	$0.99	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.75	$1.39	$1.40	$1.31	$1.17	$1.00
Accumulation unit value at end of period	$1.64	$1.75	$1.39	$1.40	$1.31	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/29/2013)
Accumulation unit value at beginning of period	$1.67	$1.40	$1.28	$1.29	$1.16	$1.00
Accumulation unit value at end of period	$1.56	$1.67	$1.40	$1.28	$1.29	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.97	$0.93	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.95	$0.96	$0.97	$0.93	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

164	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.05	$0.97	$0.96	$0.98	$0.95	$1.00
Accumulation unit value at end of period	$0.98	$1.05	$0.97	$0.96	$0.98	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.55	$1.29	$1.29	$1.24	$1.18	$1.00
Accumulation unit value at end of period	$1.45	$1.55	$1.29	$1.29	$1.24	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.54	$1.38	$1.24	$1.33	$1.21	$1.00
Accumulation unit value at end of period	$1.30	$1.54	$1.38	$1.24	$1.33	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$0.96	$1.04	$1.01	$1.13	$1.00
Accumulation unit value at end of period	$0.98	$1.20	$0.96	$1.04	$1.01	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.70	$1.43	$1.22	$1.31	$1.20	$1.00
Accumulation unit value at end of period	$1.46	$1.70	$1.43	$1.22	$1.31	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.42	$1.27	$1.34	$1.29	$1.00
Accumulation unit value at end of period	$1.34	$1.56	$1.42	$1.27	$1.34	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.02	$0.95	$0.99	$0.97	$1.00
Accumulation unit value at end of period	$1.03	$1.06	$1.02	$0.95	$0.99	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.38	$1.28	$1.11	$1.21	$1.20	$1.00
Accumulation unit value at end of period	$1.17	$1.38	$1.28	$1.11	$1.21	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.00	$1.00	$1.00	$0.97	$1.00
Accumulation unit value at end of period	$1.01	$1.01	$1.00	$1.00	$1.00	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.99	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.98	$1.01	$0.99	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$0.95	$1.00	$1.03	$1.13	$1.00
Accumulation unit value at end of period	$0.93	$1.14	$0.95	$1.00	$1.03	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.97	$1.08	$1.11	$1.02	$1.00
Accumulation unit value at end of period	$0.85	$0.94	$0.97	$1.08	$1.11	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.99	$0.93	$0.97	$0.91	$1.00
Accumulation unit value at end of period	$0.97	$1.00	$0.99	$0.93	$0.97	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.03	$1.00	$1.03	$0.92	$1.00
Accumulation unit value at end of period	$0.98	$1.06	$1.03	$1.00	$1.03	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.01	$0.95	$1.05	$1.15	$1.00
Accumulation unit value at end of period	$1.00	$1.24	$1.01	$0.95	$1.05	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.20	$0.99	$0.97	$1.02	$1.04	$1.00
Accumulation unit value at end of period	$0.98	$1.20	$0.99	$0.97	$1.02	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	165

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.88	$1.45	$1.40	$1.29	$1.17	$1.00
Accumulation unit value at end of period	$1.80	$1.88	$1.45	$1.40	$1.29	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.68	$1.31	$1.37	$1.32	$1.22	$1.00
Accumulation unit value at end of period	$1.63	$1.68	$1.31	$1.37	$1.32	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.53	$1.30	$1.21	$1.23	$1.12	$1.00
Accumulation unit value at end of period	$1.38	$1.53	$1.30	$1.21	$1.23	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.58	$1.38	$1.23	$1.27	$1.17	$1.00
Accumulation unit value at end of period	$1.40	$1.58	$1.38	$1.23	$1.27	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.69	$1.30	$1.29	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$1.71	$1.69	$1.30	$1.29	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Oppenheimer International Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.00	$1.06	$1.11	$1.13	$1.00
Accumulation unit value at end of period	$0.99	$1.24	$1.00	$1.06	$1.11	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.41	$1.24	$1.10	$1.23	$1.14	$1.00
Accumulation unit value at end of period	$1.25	$1.41	$1.24	$1.10	$1.23	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$0.97	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.97	$0.99	$0.97	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.71	$1.51	$1.28	$1.30	$1.18	$1.00
Accumulation unit value at end of period	$1.51	$1.71	$1.51	$1.28	$1.30	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.95	$0.97	$0.98	$1.00
Accumulation unit value at end of period	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.45	$1.20	$1.18	$1.24	$1.16	$1.00
Accumulation unit value at end of period	$1.37	$1.45	$1.20	$1.18	$1.24	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.91	$0.89	$0.97	$0.95	$1.00
Accumulation unit value at end of period	$0.85	$0.96	$0.91	$0.89	$0.97	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Fidelity® VIP Contrafund® Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.61	$1.35	$1.27	$1.29	$1.18	$1.00
Accumulation unit value at end of period	$1.47	$1.61	$1.35	$1.27	$1.29	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.34	$1.22	$1.27	$1.22	$1.00
Accumulation unit value at end of period	$1.33	$1.59	$1.34	$1.22	$1.27	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.01	$0.95	$0.99	$0.98	$1.00
Accumulation unit value at end of period	$1.02	$1.07	$1.01	$0.95	$0.99	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.12	$1.00	$1.09	$1.06	$1.00
Accumulation unit value at end of period	$1.13	$1.20	$1.12	$1.00	$1.09	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

166	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Franklin Mutual Shares VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.28	$1.12	$1.20	$1.14	$1.00
Accumulation unit value at end of period	$1.21	$1.36	$1.28	$1.12	$1.20	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.55	$1.43	$1.11	$1.23	$1.24	$1.00
Accumulation unit value at end of period	$1.32	$1.55	$1.43	$1.11	$1.23	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.91	$0.88	$0.90	$0.96	$1.00	—
Accumulation unit value at end of period	$0.83	$0.91	$0.88	$0.90	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.04	$0.95	$1.01	$0.98	$1.00
Accumulation unit value at end of period	$1.03	$1.12	$1.04	$0.95	$1.01	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$0.96	$1.00	$1.11	$1.19	$1.00
Accumulation unit value at end of period	$1.03	$1.11	$0.96	$1.00	$1.11	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.99	$0.98	$1.00	$0.98	$1.00
Accumulation unit value at end of period	$0.97	$1.00	$0.99	$0.98	$1.00	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.67	$1.33	$1.35	$1.31	$1.19	$1.00
Accumulation unit value at end of period	$1.59	$1.67	$1.33	$1.35	$1.31	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.32	$1.11	$1.10	$1.12	$1.12	$1.00
Accumulation unit value at end of period	$1.21	$1.32	$1.11	$1.10	$1.12	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
MFS® Utilities Series – Service Class (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.06	$0.98	$1.17	$1.06	$1.00
Accumulation unit value at end of period	$1.18	$1.20	$1.06	$0.98	$1.17	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.39	$1.02	$1.14	$1.23	$1.23	$1.00
Accumulation unit value at end of period	$1.50	$1.39	$1.02	$1.14	$1.23	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.35	$1.25	$1.28	$1.18	$1.00
Accumulation unit value at end of period	$1.44	$1.56	$1.35	$1.25	$1.28	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.93	$0.89	$0.91	$0.98	$1.00	—
Accumulation unit value at end of period	$0.85	$0.93	$0.89	$0.91	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Oppenheimer Global Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.54	$1.15	$1.18	$1.16	$1.15	$1.00
Accumulation unit value at end of period	$1.31	$1.54	$1.15	$1.18	$1.16	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
*Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
Oppenheimer Global Strategic Income Fund/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00
Accumulation unit value at end of period	$0.94	$1.01	$0.97	$0.93	$0.97	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
*Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	167

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Oppenheimer Main Street Small Cap Fund®/VA, Service Shares* (4/29/2013)
Accumulation unit value at beginning of period	$1.58	$1.41	$1.22	$1.33	$1.21	$1.00
Accumulation unit value at end of period	$1.39	$1.58	$1.41	$1.22	$1.33	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
*Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
PIMCO VIT All Asset Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$0.94	$0.85	$0.96	$0.97	$1.00
Accumulation unit value at end of period	$0.98	$1.05	$0.94	$0.85	$0.96	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$0.93	$0.91	$0.93	$0.90	$1.00
Accumulation unit value at end of period	$0.96	$1.04	$0.93	$0.91	$0.93	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.97	$0.96	$0.98	$0.95	$1.00
Accumulation unit value at end of period	$0.97	$1.00	$0.97	$0.96	$0.98	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$0.92	$0.91	$0.97	$0.97	$1.00
Accumulation unit value at end of period	$0.92	$0.92	$0.92	$0.91	$0.97	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.83	$0.76	$0.52	$0.70	$0.76	$1.00
Accumulation unit value at end of period	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.16	$1.12	$1.15	$1.11	$1.00
Accumulation unit value at end of period	$1.22	$1.36	$1.16	$1.12	$1.15	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	72	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.29	$0.99	$1.02	$1.06	$1.12	$1.00
Accumulation unit value at end of period	$1.04	$1.29	$0.99	$1.02	$1.06	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Conservative Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.01	$1.00	$1.02	$0.99	$1.00
Accumulation unit value at end of period	$1.02	$1.07	$1.01	$1.00	$1.02	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.96	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.04	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$1.04	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$1.07	$1.01	$1.00	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.04	$1.03	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.07	$1.13	$1.04	$1.03	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	167	103	124	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.10	$1.08	$1.14	$1.11	$1.00
Accumulation unit value at end of period	$1.15	$1.27	$1.10	$1.08	$1.14	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.07	$1.05	$1.10	$1.07	$1.00
Accumulation unit value at end of period	$1.11	$1.20	$1.07	$1.05	$1.10	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

168	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2018	2017	2016	2015	2014	2013
Variable Portfolio – Moderate Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.08	$1.05	$1.08	$1.05	$1.00
Accumulation unit value at end of period	$1.11	$1.20	$1.08	$1.05	$1.08	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	25	219	221	191	82	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.12	$1.08	$1.11	$1.08	$1.00
Accumulation unit value at end of period	$1.17	$1.28	$1.12	$1.08	$1.11	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	76	76	76	76	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.05	$1.03	$1.05	$1.02	$1.00
Accumulation unit value at end of period	$1.06	$1.13	$1.05	$1.03	$1.05	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	64	81	89	—	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$0.98	$0.97	$0.99	$0.96	$1.00
Accumulation unit value at end of period	$0.97	$0.99	$0.98	$0.97	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.36	$1.17	$1.12	$1.21	$1.24	$1.00
Accumulation unit value at end of period	$1.27	$1.36	$1.17	$1.12	$1.21	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.37	$1.30	$1.06	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$1.16	$1.37	$1.30	$1.06	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$1.10	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.20	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.20	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$1.15	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.32	$1.20	$1.26	$1.16	$1.00
Accumulation unit value at end of period	$1.43	$1.56	$1.32	$1.20	$1.26	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.62	$1.31	$1.24	$1.30	$1.35	$1.00
Accumulation unit value at end of period	$1.61	$1.62	$1.31	$1.24	$1.30	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.02	$0.90	$0.97	$1.01	$1.00
Accumulation unit value at end of period	$1.02	$1.08	$1.02	$0.90	$0.97	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	169

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK AND

CONTRACT OWNERS OF RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Opinions on the Financial Statements

We have audited the accompanying statements of assets and liabilities of each of the divisions of RiverSource of New York Variable Annuity Account, as indicated in Note 1, sponsored by RiverSource Life Insurance Co. of New York as of December 31, 2018, and the related statements of operations and of changes in net assets for each of the periods indicated in Note 1, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of each of the divisions of RiverSource of New York Variable Annuity Account as of December 31, 2018, and the results of each of their operations and the changes in each of their net assets for each of the periods indicated in Note 1, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinions

These financial statements are the responsibility of the RiverSource Life Insurance Co. of New York management. Our responsibility is to express an opinion on the financial statements of each of the divisions in the RiverSource of New York Variable Annuity Account based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to each of the divisions in the RiverSource of New York Variable Annuity Account in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our procedures included confirmation of investments owned as of December 31, 2018 by correspondence with the transfer agent and investee mutual funds. We believe that our audits provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 19, 2019

We have served as the auditor of one or more of the divisions in RiverSource of New York Variable Annuity Account since 2010.

170	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Assets
Investments, at fair value(1),(2)	$723,537	$522,011	$4,450,294	$4,474,765	$2,359,987
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	119	80	99	4,116	90
Receivable for share redemptions	691	400	4,309	3,688	2,291
Total assets	724,347	522,491	4,454,702	4,482,569	2,362,368

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	691	400	3,321	3,359	2,165
Contract terminations	—	—	988	329	126
Payable for investments purchased	119	80	99	4,116	90
Total liabilities	810	480	4,408	7,804	2,381
Net assets applicable to contracts in accumulation period	722,303	521,678	4,449,902	4,463,478	2,319,384
Net assets applicable to contracts in payment period	—	—	—	11,287	38,366
Net assets applicable to seed money	1,234	333	392	—	2,237
Total net assets	$723,537	$522,011	$4,450,294	$4,474,765	$2,359,987
(1) Investment shares	61,213	19,826	162,776	364,098	48,252
(2) Investments, at cost	$751,622	$360,734	$4,044,479	$5,557,489	$2,322,255

December 31, 2018 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Assets
Investments, at fair value(1),(2)	$1,618,432	$240,438	$839,612	$2,381,782	$1,752,457
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	103	—	193	1,426	181
Receivable for share redemptions	1,394	177	607	2,734	1,414
Total assets	1,619,929	240,615	840,412	2,385,942	1,754,052

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	1,394	177	607	1,926	1,396
Contract terminations	—	—	—	808	18
Payable for investments purchased	103	—	193	1,426	181
Total liabilities	1,497	177	800	4,160	1,595
Net assets applicable to contracts in accumulation period	1,617,485	240,438	836,527	2,381,642	1,752,165
Net assets applicable to contracts in payment period	—	—	2,976	—	—
Net assets applicable to seed money	947	—	109	140	292
Total net assets	$1,618,432	$240,438	$839,612	$2,381,782	$1,752,457
(1) Investment shares	213,796	25,203	88,102	130,010	102,603
(2) Investments, at cost	$1,945,579	$218,105	$771,923	$2,176,824	$1,461,213
See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	171

Statements of Assets and Liabilities

December 31, 2018 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
Assets
Investments, at fair value(1),(2)	$639,276	$10,346,068	$3,465,682	$647,307	$548,379
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	—	1,237	896	51	1,565
Receivable for share redemptions	456	33,844	13,262	456	446
Total assets	639,732	10,381,149	3,479,840	647,814	550,390

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	456	8,430	3,065	456	446
Contract terminations	—	25,414	10,197	—	—
Payable for investments purchased	—	1,237	896	51	1,565
Total liabilities	456	35,081	14,158	507	2,011
Net assets applicable to contracts in accumulation period	639,276	10,316,812	3,465,185	647,222	548,166
Net assets applicable to contracts in payment period	—	28,336	—	—	—
Net assets applicable to seed money	—	920	497	85	213
Total net assets	$639,276	$10,346,068	$3,465,682	$647,307	$548,379
(1) Investment shares	63,864	1,032,542	267,620	333,663	22,964
(2) Investments, at cost	$475,229	$8,155,041	$3,877,182	$642,355	$488,197

December 31, 2018 (continued)	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
Assets
Investments, at fair value(1),(2)	$29,852,755	$394,464	$2,986,739	$907,907	$17,146,583
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	25,713	132	1,295	—	323
Receivable for share redemptions	27,602	352	3,375	844	16,226
Total assets	29,906,070	394,948	2,991,409	908,751	17,163,132

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	27,195	352	2,813	844	15,959
Contract terminations	407	—	562	—	267
Payable for investments purchased	25,713	132	1,295	—	323
Total liabilities	53,315	484	4,670	844	16,549
Net assets applicable to contracts in accumulation period	29,677,163	392,856	2,986,505	907,254	17,024,026
Net assets applicable to contracts in payment period	175,392	—	—	—	122,157
Net assets applicable to seed money	200	1,608	234	653	400
Total net assets	$29,852,755	$394,464	$2,986,739	$907,907	$17,146,583
(1) Investment shares	1,182,756	76,595	150,998	19,780	369,857
(2) Investments, at cost	$26,331,593	$471,354	$2,815,428	$798,627	$9,011,048

See accompanying notes to financial statements.

172	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
Assets
Investments, at fair value(1),(2)	$164,126	$1,617,387	$21,438,031	$764,159	$1,628,278
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	—	436	1,370	202	915
Receivable for share redemptions	260	1,516	18,544	703	1,502
Total assets	164,386	1,619,339	21,457,945	765,064	1,630,695

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	174	1,516	17,838	635	1,502
Contract terminations	86	—	706	68	—
Payable for investments purchased	—	436	1,370	202	915
Total liabilities	260	1,952	19,914	905	2,417
Net assets applicable to contracts in accumulation period	163,858	1,617,084	21,257,936	763,194	1,627,740
Net assets applicable to contracts in payment period	—	—	180,095	—	—
Net assets applicable to seed money	268	303	—	965	538
Total net assets	$164,126	$1,617,387	$21,438,031	$764,159	$1,628,278
(1) Investment shares	18,930	69,356	909,162	84,907	100,140
(2) Investments, at cost	$178,434	$1,397,323	$11,642,790	$823,041	$1,720,416

December 31, 2018 (continued)	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
Assets
Investments, at fair value(1),(2)	$7,015,733	$350,756	$4,203,806	$7,086,647	$10,664,758
Dividends receivable	—	—	—	1,069	1,721
Accounts receivable from RiverSource Life of NY for contract purchase payments	880	10	—	5,386	571
Receivable for share redemptions	6,229	308	6,266	6,173	8,666
Total assets	7,022,842	351,074	4,210,072	7,099,275	10,675,716

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	5,968	308	3,407	5,983	8,662
Contract terminations	261	—	2,859	190	4
Payable for investments purchased	880	10	—	5,386	571
Total liabilities	7,109	318	6,266	11,559	9,237
Net assets applicable to contracts in accumulation period	6,970,589	349,990	4,195,925	7,066,129	10,646,429
Net assets applicable to contracts in payment period	45,144	—	7,880	—	18,029
Net assets applicable to seed money	—	766	1	21,587	2,021
Total net assets	$7,015,733	$350,756	$4,203,806	$7,087,716	$10,666,479
(1) Investment shares	429,622	43,357	515,172	7,086,647	10,664,758
(2) Investments, at cost	$6,110,652	$444,947	$5,443,595	$7,086,643	$10,664,553

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	173

Statements of Assets and Liabilities

December 31, 2018 (continued)	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
Assets
Investments, at fair value(1),(2)	$1,847,169	$7,840,784	$2,530,816	$6,178,382	$2,104,128
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	75	244	486	24	11
Receivable for share redemptions	1,782	8,240	2,258	8,041	2,190
Total assets	1,849,026	7,849,268	2,533,560	6,186,447	2,106,329

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	1,726	6,710	2,258	4,953	1,919
Contract terminations	56	1,530	—	3,088	271
Payable for investments purchased	75	244	486	24	11
Total liabilities	1,857	8,484	2,744	8,065	2,201
Net assets applicable to contracts in accumulation period	1,846,404	7,796,677	2,529,968	6,158,836	2,103,564
Net assets applicable to contracts in payment period	—	44,105	—	19,546	—
Net assets applicable to seed money	765	2	848	—	564
Total net assets	$1,847,169	$7,840,784	$2,530,816	$6,178,382	$2,104,128
(1) Investment shares	300,353	1,266,686	368,387	888,976	209,575
(2) Investments, at cost	$2,036,596	$8,504,433	$2,890,704	$7,588,842	$2,170,912

December 31, 2018 (continued)	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
Assets
Investments, at fair value(1),(2)	$17,104,457	$1,378,670	$3,507,320	$23,996,757	$2,989,967
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	143	120	77	7,688	5
Receivable for share redemptions	53,255	1,225	2,795	75,316	2,494
Total assets	17,157,855	1,380,015	3,510,192	24,079,761	2,992,466

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	14,071	1,225	2,647	20,294	2,490
Contract terminations	39,184	—	148	55,022	4
Payable for investments purchased	143	120	77	7,688	5
Total liabilities	53,398	1,345	2,872	83,004	2,499
Net assets applicable to contracts in accumulation period	17,020,487	1,378,457	3,507,163	23,996,554	2,989,095
Net assets applicable to contracts in payment period	83,969	—	—	—	—
Net assets applicable to seed money	1	213	157	203	872
Total net assets	$17,104,457	$1,378,670	$3,507,320	$23,996,757	$2,989,967
(1) Investment shares	1,695,189	87,479	220,033	1,225,575	323,589
(2) Investments, at cost	$17,760,040	$1,203,199	$2,000,423	$19,854,415	$3,093,073

See accompanying notes to financial statements.

174	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
Assets
Investments, at fair value(1),(2)	$534,803	$403,559	$3,050,084	$927,117	$1,725,140
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	—	9	660	112	498
Receivable for share redemptions	453	400	2,923	881	1,368
Total assets	535,256	403,968	3,053,667	928,110	1,727,006

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	453	400	2,923	881	1,368
Contract terminations	—	—	—	—	—
Payable for investments purchased	—	9	660	112	498
Total liabilities	453	409	3,583	993	1,866
Net assets applicable to contracts in accumulation period	533,726	403,261	3,025,680	926,872	1,725,119
Net assets applicable to contracts in payment period	—	—	24,028	—	—
Net assets applicable to seed money	1,077	298	376	245	21
Total net assets	$534,803	$403,559	$3,050,084	$927,117	$1,725,140
(1) Investment shares	56,834	16,773	125,518	47,963	88,423
(2) Investments, at cost	$569,445	$379,472	$1,709,434	$892,421	$1,126,627

December 31, 2018 (continued)	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
Assets
Investments, at fair value(1),(2)	$501,981	$3,722,278	$314,281	$782,179	$440,124
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	10	965	32	12	—
Receivable for share redemptions	476	3,433	306	650	408
Total assets	502,467	3,726,676	314,619	782,841	440,532

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	473	3,430	306	646	408
Contract terminations	3	3	—	4	—
Payable for investments purchased	10	965	32	12	—
Total liabilities	486	4,398	338	662	408
Net assets applicable to contracts in accumulation period	501,135	3,692,387	313,981	781,907	439,810
Net assets applicable to contracts in payment period	—	29,891	—	—	—
Net assets applicable to seed money	846	—	300	272	314
Total net assets	$501,981	$3,722,278	$314,281	$782,179	$440,124
(1) Investment shares	39,620	292,632	14,700	36,229	21,150
(2) Investments, at cost	$536,227	$3,627,795	$290,246	$601,308	$419,250

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	175

Statements of Assets and Liabilities

December 31, 2018 (continued)	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
Assets
Investments, at fair value(1),(2)	$1,455,367	$2,017,899	$487,048	$557,406	$3,341,739
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	335	56	142	—	59
Receivable for share redemptions	1,094	1,889	469	484	7,370
Total assets	1,456,796	2,019,844	487,659	557,890	3,349,168

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	1,094	1,889	466	484	2,510
Contract terminations	—	—	3	—	4,860
Payable for investments purchased	335	56	142	—	59
Total liabilities	1,429	1,945	611	484	7,429
Net assets applicable to contracts in accumulation period	1,454,090	2,017,201	486,812	556,530	3,331,195
Net assets applicable to contracts in payment period	973	—	—	—	10,543
Net assets applicable to seed money	304	698	236	876	1
Total net assets	$1,455,367	$2,017,899	$487,048	$557,406	$3,341,739
(1) Investment shares	69,171	507,010	25,144	54,648	326,661
(2) Investments, at cost	$923,323	$2,270,403	$466,891	$564,256	$3,370,388

December 31, 2018 (continued)	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
Assets
Investments, at fair value(1),(2)	$642,320	$622,891	$298,863	$508,995	$1,550,721
Dividends receivable	1,637	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	931	—	446	12	—
Receivable for share redemptions	488	617	268	428	1,322
Total assets	645,376	623,508	299,577	509,435	1,552,043

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	489	617	268	428	1,322
Contract terminations	—	—	—	—	—
Payable for investments purchased	2,567	—	446	12	—
Total liabilities	3,056	617	714	440	1,322
Net assets applicable to contracts in accumulation period	642,320	622,086	297,965	508,061	1,549,910
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	—	805	898	934	811
Total net assets	$642,320	$622,891	$298,863	$508,995	$1,550,721
(1) Investment shares	185,107	58,708	31,002	71,288	292,589
(2) Investments, at cost	$1,217,664	$638,812	$348,792	$602,881	$1,714,393

See accompanying notes to financial statements.

176	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
Assets
Investments, at fair value(1),(2)	$4,817,019	$840,005	$967,945	$1,007,434	$5,808,133
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	2	197	570	68	1,206
Receivable for share redemptions	6,262	773	847	897	5,766
Total assets	4,823,283	840,975	969,362	1,008,399	5,815,105

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	3,765	773	847	897	4,483
Contract terminations	2,497	—	—	—	1,283
Payable for investments purchased	2	197	570	68	1,206
Total liabilities	6,264	970	1,417	965	6,972
Net assets applicable to contracts in accumulation period	4,816,934	839,252	967,222	1,006,366	5,808,133
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	85	753	723	1,068	—
Total net assets	$4,817,019	$840,005	$967,945	$1,007,434	$5,808,133
(1) Investment shares	893,696	106,465	105,786	102,904	203,794
(2) Investments, at cost	$6,232,497	$997,852	$1,088,121	$1,112,483	$4,310,671

December 31, 2018 (continued)	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
Assets
Investments, at fair value(1),(2)	$1,098,198	$407,602	$259,212	$1,479,117	$2,625,192
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	359	118	14	858	939
Receivable for share redemptions	1,063	384	252	1,178	2,470
Total assets	1,099,620	408,104	259,478	1,481,153	2,628,601

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	1,063	384	252	1,157	2,470
Contract terminations	—	—	—	21	—
Payable for investments purchased	359	118	14	858	939
Total liabilities	1,422	502	266	2,036	3,409
Net assets applicable to contracts in accumulation period	1,097,757	407,261	258,956	1,479,071	2,624,962
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	441	341	256	46	230
Total net assets	$1,098,198	$407,602	$259,212	$1,479,117	$2,625,192
(1) Investment shares	39,362	15,854	14,034	79,309	119,381
(2) Investments, at cost	$1,031,917	$347,765	$179,241	$782,365	$2,362,375

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	177

Statements of Assets and Liabilities

December 31, 2018 (continued)	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
Assets
Investments, at fair value(1),(2)	$423,292	$1,678,296	$1,738,349	$379,069	$2,425,456
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	—	1,855	6,009	—	3,390
Receivable for share redemptions	398	1,557	1,557	337	2,168
Total assets	423,690	1,681,708	1,745,915	379,406	2,431,014

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	396	1,557	1,557	337	2,168
Contract terminations	2	—	—	—	—
Payable for investments purchased	—	1,855	6,009	—	3,390
Total liabilities	398	3,412	7,566	337	5,558
Net assets applicable to contracts in accumulation period	422,774	1,677,533	1,738,100	378,305	2,425,202
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	518	763	249	764	254
Total net assets	$423,292	$1,678,296	$1,738,349	$379,069	$2,425,456
(1) Investment shares	15,466	178,163	85,844	36,625	104,726
(2) Investments, at cost	$299,728	$2,073,912	$1,697,310	$380,552	$2,379,844

December 31, 2018 (continued)	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
Assets
Investments, at fair value(1),(2)	$843,214	$2,370,327	$770,803	$77,265	$621,366
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	639	18	23	942	54
Receivable for share redemptions	677	2,036	689	67	584
Total assets	844,530	2,372,381	771,515	78,274	622,004

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	673	2,018	686	67	584
Contract terminations	4	18	3	—	—
Payable for investments purchased	639	18	23	942	54
Total liabilities	1,316	2,054	712	1,009	638
Net assets applicable to contracts in accumulation period	837,461	2,369,439	770,548	77,186	620,532
Net assets applicable to contracts in payment period	5,452	—	—	—	—
Net assets applicable to seed money	301	888	255	79	834
Total net assets	$843,214	$2,370,327	$770,803	$77,265	$621,366
(1) Investment shares	36,004	237,270	34,831	4,378	51,395
(2) Investments, at cost	$666,838	$2,389,424	$632,434	$80,978	$687,551

See accompanying notes to financial statements.

178	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
Assets
Investments, at fair value(1),(2)	$6,701,065	$25,491,607	$969,120	$6,615,367	$1,603,574
Dividends receivable	25,295	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	613	12,244	—	1,147	160
Receivable for share redemptions	6,296	22,383	716	5,011	1,207
Total assets	6,733,269	25,526,234	969,836	6,621,525	1,604,941

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	5,478	21,467	716	5,011	1,207
Contract terminations	818	916	—	—	—
Payable for investments purchased	25,908	12,244	—	1,147	160
Total liabilities	32,204	34,627	716	6,158	1,367
Net assets applicable to contracts in accumulation period	6,694,587	25,464,389	969,120	6,576,327	1,603,574
Net assets applicable to contracts in payment period	6,478	25,969	—	38,740	—
Net assets applicable to seed money	—	1,249	—	300	—
Total net assets	$6,701,065	$25,491,607	$969,120	$6,615,367	$1,603,574
(1) Investment shares	751,240	814,168	50,449	349,280	53,631
(2) Investments, at cost	$6,969,501	$24,915,449	$761,800	$5,256,862	$1,556,628

December 31, 2018 (continued)	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
Assets
Investments, at fair value(1),(2)	$20,328,422	$235,255	$2,354,107	$4,187,199	$3,502,419
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	12,936	—	281	578	110
Receivable for share redemptions	16,261	173	1,832	4,264	4,027
Total assets	20,357,619	235,428	2,356,220	4,192,041	3,506,556

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	16,250	173	1,813	3,679	2,637
Contract terminations	11	—	19	585	1,390
Payable for investments purchased	12,936	—	281	578	110
Total liabilities	29,197	173	2,113	4,842	4,137
Net assets applicable to contracts in accumulation period	20,307,738	235,255	2,353,033	4,186,575	3,450,103
Net assets applicable to contracts in payment period	19,691	—	994	—	52,316
Net assets applicable to seed money	993	—	80	624	—
Total net assets	$20,328,422	$235,255	$2,354,107	$4,187,199	$3,502,419
(1) Investment shares	695,702	12,349	124,227	393,164	233,495
(2) Investments, at cost	$21,559,942	$222,194	$2,274,207	$4,448,039	$3,920,444

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	179

Statements of Assets and Liabilities

December 31, 2018 (continued)	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
Assets
Investments, at fair value(1),(2)	$2,239,287	$8,470,223	$7,234,598	$5,944,090	$200,025
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	465	3,762	1,828	369	—
Receivable for share redemptions	2,061	7,965	5,973	4,544	180
Total assets	2,241,813	8,481,950	7,242,399	5,949,003	200,205

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	2,061	7,087	5,970	4,492	180
Contract terminations	—	878	3	52	—
Payable for investments purchased	465	3,762	1,828	369	—
Total liabilities	2,526	11,727	7,801	4,913	180
Net assets applicable to contracts in accumulation period	2,238,447	8,469,295	7,233,548	5,907,736	199,001
Net assets applicable to contracts in payment period	—	—	—	36,354	—
Net assets applicable to seed money	840	928	1,050	—	1,024
Total net assets	$2,239,287	$8,470,223	$7,234,598	$5,944,090	$200,025
(1) Investment shares	151,919	486,794	495,520	461,140	23,560
(2) Investments, at cost	$2,384,541	$9,125,219	$8,666,221	$6,899,087	$220,285

December 31, 2018 (continued)	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
Assets
Investments, at fair value(1),(2)	$336,089	$3,841,115	$284,520	$1,828,559	$648,376
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	—	1,952	100	3,429	—
Receivable for share redemptions	265	2,995	214	1,501	800
Total assets	336,354	3,846,062	284,834	1,833,489	649,176

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	265	2,943	214	1,442	581
Contract terminations	—	52	—	59	219
Payable for investments purchased	—	1,952	100	3,429	—
Total liabilities	265	4,947	314	4,930	800
Net assets applicable to contracts in accumulation period	336,089	3,841,115	284,520	1,827,263	647,503
Net assets applicable to contracts in payment period	—	—	—	473	—
Net assets applicable to seed money	—	—	—	823	873
Total net assets	$336,089	$3,841,115	$284,520	$1,828,559	$648,376
(1) Investment shares	32,410	255,563	4,978	33,307	69,419
(2) Investments, at cost	$385,804	$3,837,114	$229,613	$1,475,896	$764,652

See accompanying notes to financial statements.

180	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
Assets
Investments, at fair value(1),(2)	$4,539,620	$5,399,218	$839,935	$782,762	$1,401,525
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	2,378	358	—	878	294
Receivable for share redemptions	4,469	5,777	2,171	638	1,255
Total assets	4,546,467	5,405,353	842,106	784,278	1,403,074

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	3,522	5,777	659	620	1,107
Contract terminations	947	—	1,512	18	148
Payable for investments purchased	2,378	358	—	878	294
Total liabilities	6,847	6,135	2,171	1,516	1,549
Net assets applicable to contracts in accumulation period	4,539,437	5,369,815	839,935	782,762	1,381,215
Net assets applicable to contracts in payment period	—	29,403	—	—	20,310
Net assets applicable to seed money	183	—	—	—	—
Total net assets	$4,539,620	$5,399,218	$839,935	$782,762	$1,401,525
(1) Investment shares	282,666	174,506	35,440	33,252	63,303
(2) Investments, at cost	$4,187,902	$4,803,012	$748,350	$697,558	$1,546,606

December 31, 2018 (continued)	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
Assets
Investments, at fair value(1),(2)	$2,908,906	$587,821	$459,531	$995,365	$419,752
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	484	187	82	526	8
Receivable for share redemptions	2,325	420	379	726	403
Total assets	2,911,715	588,428	459,992	996,617	420,163

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	2,272	420	376	708	374
Contract terminations	53	—	3	18	29
Payable for investments purchased	484	187	82	526	8
Total liabilities	2,809	607	461	1,252	411
Net assets applicable to contracts in accumulation period	2,880,349	587,821	459,315	995,365	418,973
Net assets applicable to contracts in payment period	28,408	—	—	—	—
Net assets applicable to seed money	149	—	216	—	779
Total net assets	$2,908,906	$587,821	$459,531	$995,365	$419,752
(1) Investment shares	89,477	123,233	98,401	45,409	50,623
(2) Investments, at cost	$2,823,038	$599,153	$469,292	$816,264	$519,166

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	181

Statements of Assets and Liabilities

December 31, 2018 (continued)	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv
Assets
Investments, at fair value(1),(2)	$3,078,762	$739,671	$744,917	$794,042	$957,733
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	145	—	21	1	133
Receivable for share redemptions	2,954	538	1,365	537	695
Total assets	3,081,861	740,209	746,303	794,580	958,561

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	2,952	538	665	537	694
Contract terminations	2	—	700	—	1
Payable for investments purchased	145	—	21	1	133
Total liabilities	3,099	538	1,386	538	828
Net assets applicable to contracts in accumulation period	3,076,673	739,671	744,023	794,042	957,733
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	2,089	—	894	—	—
Total net assets	$3,078,762	$739,671	$744,917	$794,042	$957,733
(1) Investment shares	86,506	11,743	60,909	70,960	37,353
(2) Investments, at cost	$3,235,132	$495,720	$783,722	$465,845	$1,292,483

December 31, 2018 (continued)	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl
Assets
Investments, at fair value(1),(2)	$2,749,146	$288,541	$2,996,597	$1,519,153	$4,919,892
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	734	5	472	273	121
Receivable for share redemptions	2,258	259	2,428	1,057	5,414
Total assets	2,752,138	288,805	2,999,497	1,520,483	4,925,427

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	2,230	259	2,297	1,057	3,963
Contract terminations	28	—	131	—	1,451
Payable for investments purchased	734	5	472	273	121
Total liabilities	2,992	264	2,900	1,330	5,535
Net assets applicable to contracts in accumulation period	2,747,238	287,258	2,996,597	1,519,153	4,910,577
Net assets applicable to contracts in payment period	—	—	—	—	8,059
Net assets applicable to seed money	1,908	1,283	—	—	1,256
Total net assets	$2,749,146	$288,541	$2,996,597	$1,519,153	$4,919,892
(1) Investment shares	83,637	24,853	172,416	95,484	170,474
(2) Investments, at cost	$2,317,672	$303,951	$3,002,111	$1,506,247	$4,659,355

See accompanying notes to financial statements.

182	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	MS VIF Global Real Est, Cl II	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S
Assets
Investments, at fair value(1),(2)	$1,157,510	$1,583,792	$661,436	$600,576	$144,489
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	121	83	579	—	—
Receivable for share redemptions	938	2,004	519	585	128
Total assets	1,158,569	1,585,879	662,534	601,161	144,617

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	898	1,329	519	585	128
Contract terminations	40	675	—	—	—
Payable for investments purchased	121	83	579	—	—
Total liabilities	1,059	2,087	1,098	585	128
Net assets applicable to contracts in accumulation period	1,157,510	1,582,559	661,324	599,036	143,304
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	—	1,233	112	1,540	1,185
Total net assets	$1,157,510	$1,583,792	$661,436	$600,576	$144,489
(1) Investment shares	117,276	151,995	58,534	26,353	16,144
(2) Investments, at cost	$1,097,480	$1,739,404	$633,807	$552,684	$153,856

December 31, 2018 (continued)	Oppen Global VA, Serv	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl
Assets
Investments, at fair value(1),(2)	$5,852,906	$11,113,552	$243,550	$3,256,903	$4,512,671
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	3,394	56	324	3,732	29
Receivable for share redemptions	5,054	13,988	202	2,770	6,429
Total assets	5,861,354	11,127,596	244,076	3,263,405	4,519,129

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	5,051	8,955	198	2,770	3,684
Contract terminations	3	5,033	4	—	2,745
Payable for investments purchased	3,394	56	324	3,732	29
Total liabilities	8,448	14,044	526	6,502	6,458
Net assets applicable to contracts in accumulation period	5,851,436	11,096,048	243,428	3,255,436	4,511,942
Net assets applicable to contracts in payment period	—	16,844	—	—	—
Net assets applicable to seed money	1,470	660	122	1,467	729
Total net assets	$5,852,906	$11,113,552	$243,550	$3,256,903	$4,512,671
(1) Investment shares	155,953	2,315,323	9,187	162,601	449,022
(2) Investments, at cost	$5,786,903	$12,223,125	$276,353	$3,668,381	$4,875,701
See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	183

Statements of Assets and Liabilities

December 31, 2018 (continued)	PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA
Assets
Investments, at fair value(1),(2)	$160,572	$1,857,952	$1,051,568	$496,403	$5,139,173
Dividends receivable	—	4,763	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	152	7	106	53	792
Receivable for share redemptions	137	7,797	892	347	5,479
Total assets	160,861	1,870,519	1,052,566	496,803	5,145,444

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	137	1,675	791	344	5,479
Contract terminations	—	6,122	101	3	—
Payable for investments purchased	152	4,770	106	53	792
Total liabilities	289	12,567	998	400	6,271
Net assets applicable to contracts in accumulation period	159,264	1,834,792	1,051,568	492,839	5,127,457
Net assets applicable to contracts in payment period	—	—	—	3,450	11,716
Net assets applicable to seed money	1,308	23,160	—	114	—
Total net assets	$160,572	$1,857,952	$1,051,568	$496,403	$5,139,173
(1) Investment shares	14,611	177,285	78,242	40,789	149,874
(2) Investments, at cost	$181,406	$1,919,526	$1,149,067	$525,419	$4,100,776

December 31, 2018 (continued)	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S
Assets
Investments, at fair value(1),(2)	$750,249	$236,778	$1,550,120	$443,815	$562,366
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	159	—	322	270	215
Receivable for share redemptions	536	182	3,235	348	504
Total assets	750,944	236,960	1,553,677	444,433	563,085

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	536	182	1,357	348	504
Contract terminations	—	—	1,878	—	—
Payable for investments purchased	159	—	322	270	215
Total liabilities	695	182	3,557	618	719
Net assets applicable to contracts in accumulation period	750,064	236,778	1,549,125	443,815	561,097
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	185	—	995	—	1,269
Total net assets	$750,249	$236,778	$1,550,120	$443,815	$562,366
(1) Investment shares	22,449	26,397	92,105	30,714	90,413
(2) Investments, at cost	$630,868	$260,701	$1,578,483	$526,180	$645,270

See accompanying notes to financial statements.

184	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	VP Aggr, Cl 2	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4
Assets
Investments, at fair value(1),(2)	$43,028,105	$42,066,559	$1,247,523	$30,493,694	$30,595,283
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	9,191	28,126	701	20,980	—
Receivable for share redemptions	35,913	40,905	1,153	27,623	36,747
Total assets	43,073,209	42,135,590	1,249,377	30,542,297	30,632,030

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	35,913	33,387	1,153	27,623	25,944
Contract terminations	—	7,518	—	—	10,803
Payable for investments purchased	9,191	28,126	701	20,980	—
Total liabilities	45,104	69,031	1,854	48,603	36,747
Net assets applicable to contracts in accumulation period	43,027,933	42,066,559	1,246,708	30,493,175	30,595,208
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	172	—	815	519	75
Total net assets	$43,028,105	$42,066,559	$1,247,523	$30,493,694	$30,595,283
(1) Investment shares	2,375,931	2,320,274	280,974	2,260,467	2,267,997
(2) Investments, at cost	$32,502,496	$28,109,114	$1,867,744	$27,173,047	$25,968,276

December 31, 2018 (continued)	VP Man Risk, Cl 2	VP Man Risk US, Cl 2	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2
Assets
Investments, at fair value(1),(2)	$4,290,574	$7,917,723	$32,610,331	$81,398,300	$494,859,366
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	—	28	—	—	1,600
Receivable for share redemptions	3,519	6,771	39,800	77,191	652,374
Total assets	4,294,093	7,924,522	32,650,131	81,475,491	495,513,340

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	3,511	6,771	29,437	73,078	422,840
Contract terminations	8	—	10,363	4,113	229,534
Payable for investments purchased	—	28	—	—	1,600
Total liabilities	3,519	6,799	39,800	77,191	653,974
Net assets applicable to contracts in accumulation period	4,290,254	7,917,364	32,610,113	81,398,106	494,859,219
Net assets applicable to contracts in payment period	—	—	—	—	—
Net assets applicable to seed money	320	359	218	194	147
Total net assets	$4,290,574	$7,917,723	$32,610,331	$81,398,300	$494,859,366
(1) Investment shares	436,034	783,933	2,878,229	6,904,012	39,119,317
(2) Investments, at cost	$4,504,281	$8,223,949	$31,477,980	$77,283,364	$455,802,733

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	185

Statements of Assets and Liabilities

December 31, 2018 (continued)	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4
Assets
Investments, at fair value(1),(2)	$907,187,494	$408,203,747	$487,285,631	$183,224,240	$153,087,004
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	153,798	4,722	962	14,408	9,030
Receivable for share redemptions	826,401	389,219	685,139	159,307	122,373
Total assets	908,167,693	408,597,688	487,971,732	183,397,955	153,218,407

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	798,511	356,914	396,356	155,570	122,125
Contract terminations	27,890	32,305	288,783	3,737	248
Payable for investments purchased	153,798	4,722	962	14,408	9,030
Total liabilities	980,199	393,941	686,101	173,715	131,403
Net assets applicable to contracts in accumulation period	907,187,431	407,987,719	487,285,631	183,046,086	153,087,004
Net assets applicable to contracts in payment period	—	215,911	—	177,964	—
Net assets applicable to seed money	63	117	—	190	—
Total net assets	$907,187,494	$408,203,747	$487,285,631	$183,224,240	$153,087,004
(1) Investment shares	67,903,256	25,624,843	30,550,823	10,746,290	8,968,190
(2) Investments, at cost	$801,616,805	$321,598,673	$333,478,731	$141,309,088	$101,327,489

December 31, 2018 (continued)	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Assets
Investments, at fair value(1),(2)	$78,451,396	$89,481,187	$600,780	$1,111,395	$562,848
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	1,300	—	—	—	104
Receivable for share redemptions	86,927	85,811	582	1,047	490
Total assets	78,539,623	89,566,998	601,362	1,112,442	563,442

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	69,009	74,124	582	1,047	490
Contract terminations	17,918	11,687	—	—	—
Payable for investments purchased	1,300	—	—	—	104
Total liabilities	88,227	85,811	582	1,047	594
Net assets applicable to contracts in accumulation period	78,303,130	89,481,166	599,987	1,111,138	562,470
Net assets applicable to contracts in payment period	148,076	—	—	—	—
Net assets applicable to seed money	190	21	793	257	378
Total net assets	$78,451,396	$89,481,187	$600,780	$1,111,395	$562,848
(1) Investment shares	5,355,044	6,095,449	57,381	54,267	23,739
(2) Investments, at cost	$65,053,015	$67,273,268	$622,580	$1,079,041	$551,041

See accompanying notes to financial statements.

186	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Assets and Liabilities

December 31, 2018 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Assets
Investments, at fair value(1),(2)	$3,528,926	$10,259,345	$85,131,640	$65,581,997	$7,597,166
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	1,288	93	9,659	2,201	3,129
Receivable for share redemptions	2,690	8,861	71,923	56,841	6,294
Total assets	3,532,904	10,268,299	85,213,222	65,641,039	7,606,589

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	2,663	8,861	71,923	56,721	5,803
Contract terminations	27	—	—	120	491
Payable for investments purchased	1,288	93	9,659	2,201	3,129
Total liabilities	3,978	8,954	81,582	59,042	9,423
Net assets applicable to contracts in accumulation period	3,528,898	10,259,045	85,131,343	65,581,741	7,587,721
Net assets applicable to contracts in payment period	—	—	—	—	9,445
Net assets applicable to seed money	28	300	297	256	—
Total net assets	$3,528,926	$10,259,345	$85,131,640	$65,581,997	$7,597,166
(1) Investment shares	147,284	935,218	7,226,795	5,762,917	342,215
(2) Investments, at cost	$2,184,202	$10,282,010	$85,169,332	$65,285,273	$9,452,765

December 31, 2018 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Assets
Investments, at fair value(1),(2)	$12,028,234	$1,939,482	$1,624,665	$2,308,254	$3,464,291
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	2,727	—	728	745	1,562
Receivable for share redemptions	9,800	1,490	1,244	1,842	2,899
Total assets	12,040,761	1,940,972	1,626,637	2,310,841	3,468,752

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	9,082	1,387	1,243	1,746	2,899
Contract terminations	718	103	1	96	—
Payable for investments purchased	2,727	—	728	745	1,562
Total liabilities	12,527	1,490	1,972	2,587	4,461
Net assets applicable to contracts in accumulation period	12,003,411	1,939,482	1,608,062	2,240,073	3,463,074
Net assets applicable to contracts in payment period	24,823	—	16,537	66,731	—
Net assets applicable to seed money	—	—	66	1,450	1,217
Total net assets	$12,028,234	$1,939,482	$1,624,665	$2,308,254	$3,464,291
(1) Investment shares	581,074	105,292	562,168	101,018	368,934
(2) Investments, at cost	$16,086,739	$1,606,967	$2,372,917	$2,153,808	$3,351,905

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	187

Statement of Assets and Liabilities

December 31, 2018 (continued)	WA Var Global Hi Yd Bond, Cl II
Assets
Investments, at fair value(1),(2)	$352,008
Dividends receivable	—
Accounts receivable from RiverSource Life of NY for contract purchase payments	50
Receivable for share redemptions	545
Total assets	352,603

Liabilities
Payable to RiverSource Life of NY for:
Mortality and expense risk fee	305
Contract terminations	240
Payable for investments purchased	50
Total liabilities	595
Net assets applicable to contracts in accumulation period	351,063
Net assets applicable to contracts in payment period	—
Net assets applicable to seed money	945
Total net assets	$352,008
(1) Investment shares	51,388
(2) Investments, at cost	$394,229

See accompanying notes to financial statements.

188	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Operations

Year ended December 31, 2018	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Investment income
Dividend income	$10,781	$—	$38,326	$62,638	$—
Variable account expenses	7,545	6,652	44,995	51,466	26,428
Investment income (loss) — net	3,236	(6,652)	(6,669)	11,172	(26,428)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	12,169	316,266	714,643	1,196,862	515,793
Cost of investments sold	11,602	189,576	555,837	1,197,912	431,197
Net realized gain (loss) on sales of investments	567	126,690	158,806	(1,050)	84,596
Distributions from capital gains	860	—	582,592	—	284,859
Net change in unrealized appreciation or depreciation of investments	(67,673)	(185,142)	(1,038,263)	(1,436,879)	(318,891)
Net gain (loss) on investments	(66,246)	(58,452)	(296,865)	(1,437,929)	50,564
Net increase (decrease) in net assets resulting from operations	$(63,010)	$(65,104)	$(303,534)	$(1,426,757)	$24,136

Year ended December 31, 2018 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Investment income
Dividend income	$34,470	$3,795	$11,958	$39,128	$2,261
Variable account expenses	19,289	2,563	9,045	29,704	18,790
Investment income (loss) — net	15,181	1,232	2,913	9,424	(16,529)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	490,914	27,501	232,489	1,085,481	777,507
Cost of investments sold	467,801	22,049	169,672	837,613	538,705
Net realized gain (loss) on sales of investments	23,113	5,452	62,817	247,868	238,802
Distributions from capital gains	—	19,623	70,510	206,236	201,871
Net change in unrealized appreciation or depreciation of investments	(438,474)	(72,874)	(291,356)	(847,749)	(409,998)
Net gain (loss) on investments	(415,361)	(47,799)	(158,029)	(393,645)	30,675
Net increase (decrease) in net assets resulting from operations	$(400,180)	$(46,567)	$(155,116)	$(384,221)	$14,146

Year ended December 31, 2018 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
Investment income
Dividend income	$12,654	$186,464	$32,821	$12,364	$—
Variable account expenses	6,473	118,105	40,256	5,884	6,816
Investment income (loss) — net	6,181	68,359	(7,435)	6,480	(6,816)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	157,528	2,879,917	1,000,324	101,055	275,551
Cost of investments sold	104,034	1,938,901	1,001,655	85,110	196,323
Net realized gain (loss) on sales of investments	53,494	941,016	(1,331)	15,945	79,228
Distributions from capital gains	49	815	166,973	63,981	67,228
Net change in unrealized appreciation or depreciation of investments	(130,517)	(2,147,848)	(489,066)	(108,223)	(113,743)
Net gain (loss) on investments	(76,974)	(1,206,017)	(323,424)	(28,297)	32,713
Net increase (decrease) in net assets resulting from operations	$(70,793)	$(1,137,658)	$(330,859)	$(21,817)	$25,897

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	189

Statements of Operations

Year ended December 31, 2018 (continued)	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	326,150	4,007	33,809	8,582	214,248
Investment income (loss) — net	(326,150)	(4,007)	(33,809)	(8,582)	(214,248)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	3,247,477	49,479	369,343	43,655	2,616,887
Cost of investments sold	2,532,045	49,574	302,896	32,799	1,242,176
Net realized gain (loss) on sales of investments	715,432	(95)	66,447	10,856	1,374,711
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,565,369)	(66,960)	(371,798)	(61,015)	(1,942,932)
Net gain (loss) on investments	(1,849,937)	(67,055)	(305,351)	(50,159)	(568,221)
Net increase (decrease) in net assets resulting from operations	$(2,176,087)	$(71,062)	$(339,160)	$(58,741)	$(782,469)

Year ended December 31, 2018 (continued)	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
Investment income
Dividend income	$—	$—	$—	$32,503	$4,516
Variable account expenses	2,187	18,370	242,515	7,208	19,397
Investment income (loss) — net	(2,187)	(18,370)	(242,515)	25,295	(14,881)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	12,822	245,007	4,584,614	133,149	458,292
Cost of investments sold	13,324	191,304	2,361,685	139,354	370,119
Net realized gain (loss) on sales of investments	(502)	53,703	2,222,929	(6,205)	88,173
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(15,351)	(156,599)	(3,520,530)	(83,146)	(514,961)
Net gain (loss) on investments	(15,853)	(102,896)	(1,297,601)	(89,351)	(426,788)
Net increase (decrease) in net assets resulting from operations	$(18,040)	$(121,266)	$(1,540,116)	$(64,056)	$(441,669)

Year ended December 31, 2018 (continued)	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
Investment income
Dividend income	$39,125	$14,110	$229,622	$69,167	$154,185
Variable account expenses	86,258	3,607	47,748	53,601	111,398
Investment income (loss) — net	(47,133)	10,503	181,874	15,566	42,787

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,710,527	21,498	1,589,627	2,501,590	4,758,443
Cost of investments sold	1,237,419	26,019	2,004,242	2,501,587	4,758,378
Net realized gain (loss) on sales of investments	473,108	(4,521)	(414,615)	3	65
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,481,594)	(29,618)	(87,695)	(2)	(64)
Net gain (loss) on investments	(2,008,486)	(34,139)	(502,310)	1	1
Net increase (decrease) in net assets resulting from operations	$(2,055,619)	$(23,636)	$(320,436)	$15,567	$42,788

See accompanying notes to financial statements.

190	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Operations

Year ended December 31, 2018 (continued)	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
Investment income
Dividend income	$105,584	$510,756	$121,794	$375,708	$42,427
Variable account expenses	21,218	92,936	25,644	72,572	21,915
Investment income (loss) — net	84,366	417,820	96,150	303,136	20,512

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	307,393	2,836,651	215,104	2,460,150	285,033
Cost of investments sold	316,299	2,877,402	237,512	2,868,408	293,075
Net realized gain (loss) on sales of investments	(8,906)	(40,751)	(22,408)	(408,258)	(8,042)
Distributions from capital gains	—	—	—	—	14,685
Net change in unrealized appreciation or depreciation of investments	(173,549)	(822,245)	(195,152)	(232,534)	(44,781)
Net gain (loss) on investments	(182,455)	(862,996)	(217,560)	(640,792)	(38,138)
Net increase (decrease) in net assets resulting from operations	$(98,089)	$(445,176)	$(121,410)	$(337,656)	$(17,626)

Year ended December 31, 2018 (continued)	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
Investment income
Dividend income	$423,387	$—	$—	$—	$54,091
Variable account expenses	186,198	15,585	36,792	246,448	31,287
Investment income (loss) — net	237,189	(15,585)	(36,792)	(246,448)	22,804

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	5,352,478	146,285	726,358	4,202,060	944,817
Cost of investments sold	5,539,036	110,900	367,443	3,030,192	976,330
Net realized gain (loss) on sales of investments	(186,558)	35,385	358,915	1,171,868	(31,513)
Distributions from capital gains	138,547	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(379,809)	(99,625)	(484,622)	(2,485,344)	(25,491)
Net gain (loss) on investments	(427,820)	(64,240)	(125,707)	(1,313,476)	(57,004)
Net increase (decrease) in net assets resulting from operations	$(190,631)	$(79,825)	$(162,499)	$(1,559,924)	$(34,200)

Year ended December 31, 2018 (continued)	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
Investment income
Dividend income	$18,121	$—	$—	$—	$—
Variable account expenses	6,267	4,877	40,901	10,995	21,591
Investment income (loss) — net	11,854	(4,877)	(40,901)	(10,995)	(21,591)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	337,270	88,398	572,244	103,719	751,780
Cost of investments sold	345,703	70,065	280,348	81,907	416,765
Net realized gain (loss) on sales of investments	(8,433)	18,333	291,896	21,812	335,015
Distributions from capital gains	17,324	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(71,479)	(44,063)	(416,899)	(166,019)	(605,952)
Net gain (loss) on investments	(62,588)	(25,730)	(125,003)	(144,207)	(270,937)
Net increase (decrease) in net assets resulting from operations	$(50,734)	$(30,607)	$(165,904)	$(155,202)	$(292,528)

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	191

Statements of Operations

Year ended December 31, 2018 (continued)	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
Investment income
Dividend income	$17,209	$127,352	$—	$—	$—
Variable account expenses	7,003	51,019	3,243	9,314	5,231
Investment income (loss) — net	10,206	76,333	(3,243)	(9,314)	(5,231)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	158,077	879,475	50,714	319,288	74,795
Cost of investments sold	146,653	726,506	42,389	208,330	55,903
Net realized gain (loss) on sales of investments	11,424	152,969	8,325	110,958	18,892
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(136,694)	(1,052,708)	(50,015)	(226,932)	(84,391)
Net gain (loss) on investments	(125,270)	(899,739)	(41,690)	(115,974)	(65,499)
Net increase (decrease) in net assets resulting from operations	$(115,064)	$(823,406)	$(44,933)	$(125,288)	$(70,730)

Year ended December 31, 2018 (continued)	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
Investment income
Dividend income	$—	$59,827	$—	$13,639	$95,128
Variable account expenses	15,736	20,241	6,023	5,304	30,779
Investment income (loss) — net	(15,736)	39,586	(6,023)	8,335	64,349

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	235,017	136,237	54,434	95,149	549,429
Cost of investments sold	128,686	147,945	41,676	97,554	558,348
Net realized gain (loss) on sales of investments	106,331	(11,708)	12,758	(2,405)	(8,919)
Distributions from capital gains	—	—	—	454	3,026
Net change in unrealized appreciation or depreciation of investments	(314,584)	(58,913)	(97,039)	(2,804)	(35,744)
Net gain (loss) on investments	(208,253)	(70,621)	(84,281)	(4,755)	(41,637)
Net increase (decrease) in net assets resulting from operations	$(223,989)	$(31,035)	$(90,304)	$3,580	$22,712

Year ended December 31, 2018 (continued)	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
Investment income
Dividend income	$19,746	$14,698	$7,248	$—	$—
Variable account expenses	6,788	6,839	3,823	5,628	13,740
Investment income (loss) — net	12,958	7,859	3,425	(5,628)	(13,740)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	161,947	46,908	66,540	224,946	110,854
Cost of investments sold	274,577	47,584	67,500	255,234	123,595
Net realized gain (loss) on sales of investments	(112,630)	(676)	(960)	(30,288)	(12,741)
Distributions from capital gains	—	3,494	914	—	9,003
Net change in unrealized appreciation or depreciation of investments	6,064	(25,340)	(68,465)	(20,474)	(6,819)
Net gain (loss) on investments	(106,566)	(22,522)	(68,511)	(50,762)	(10,557)
Net increase (decrease) in net assets resulting from operations	$(93,608)	$(14,663)	$(65,086)	$(56,390)	$(24,297)

See accompanying notes to financial statements.

192	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Operations

Year ended December 31, 2018 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
Investment income
Dividend income	$—	$15,340	$27,192	$20,350	$—
Variable account expenses	51,601	9,351	10,796	10,494	62,562
Investment income (loss) — net	(51,601)	5,989	16,396	9,856	(62,562)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	2,034,308	155,928	203,805	97,400	1,520,496
Cost of investments sold	2,633,557	180,119	190,937	88,345	1,040,978
Net realized gain (loss) on sales of investments	(599,249)	(24,191)	12,868	9,055	479,518
Distributions from capital gains	33,332	7,397	4,740	3,293	—
Net change in unrealized appreciation or depreciation of investments	534,462	(48,802)	(241,657)	(218,404)	(550,125)
Net gain (loss) on investments	(31,455)	(65,596)	(224,049)	(206,056)	(70,607)
Net increase (decrease) in net assets resulting from operations	$(83,056)	$(59,607)	$(207,653)	$(196,200)	$(133,169)

Year ended December 31, 2018 (continued)	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	9,490	4,475	3,425	16,478	31,001
Investment income (loss) — net	(9,490)	(4,475)	(3,425)	(16,478)	(31,001)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	79,676	49,268	53,022	423,547	190,806
Cost of investments sold	56,801	35,732	33,474	195,762	152,599
Net realized gain (loss) on sales of investments	22,875	13,536	19,548	227,785	38,207
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(96,228)	(24,292)	(42,570)	(343,471)	(327,106)
Net gain (loss) on investments	(73,353)	(10,756)	(23,022)	(115,686)	(288,899)
Net increase (decrease) in net assets resulting from operations	$(82,843)	$(15,231)	$(26,447)	$(132,164)	$(319,900)

Year ended December 31, 2018 (continued)	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
Investment income
Dividend income	$—	$17,711	$—	$5,800	$—
Variable account expenses	4,855	21,937	16,596	3,640	25,343
Investment income (loss) — net	(4,855)	(4,226)	(16,596)	2,160	(25,343)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	86,793	638,850	155,761	82,723	159,424
Cost of investments sold	45,932	632,375	129,974	84,454	137,764
Net realized gain (loss) on sales of investments	40,861	6,475	25,787	(1,731)	21,660
Distributions from capital gains	—	76,938	—	569	—
Net change in unrealized appreciation or depreciation of investments	(36,270)	(482,866)	(203,831)	(5,029)	(299,634)
Net gain (loss) on investments	4,591	(399,453)	(178,044)	(6,191)	(277,974)
Net increase (decrease) in net assets resulting from operations	$(264)	$(403,679)	$(194,640)	$(4,031)	$(303,317)

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	193

Statements of Operations

Year ended December 31, 2018 (continued)	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
Investment income
Dividend income	$—	$22,981	$—	$1,039	$12,467
Variable account expenses	8,872	23,108	9,530	1,118	7,422
Investment income (loss) — net	(8,872)	(127)	(9,530)	(79)	5,045

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	232,763	1,040,630	99,662	50,733	97,626
Cost of investments sold	162,314	1,055,043	74,267	46,668	103,061
Net realized gain (loss) on sales of investments	70,449	(14,413)	25,395	4,065	(5,435)
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(169,553)	9,970	(49,545)	(23,309)	(72,031)
Net gain (loss) on investments	(99,104)	(4,443)	(24,150)	(19,244)	(77,466)
Net increase (decrease) in net assets resulting from operations	$(107,976)	$(4,570)	$(33,680)	$(19,323)	$(72,421)

Year ended December 31, 2018 (continued)	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
Investment income
Dividend income	$257,946	$124,931	$2,836	$15,051	$11,003
Variable account expenses	65,375	278,656	9,813	68,497	17,615
Investment income (loss) — net	192,571	(153,725)	(6,977)	(53,446)	(6,612)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,186,967	4,586,710	119,499	910,492	233,914
Cost of investments sold	1,185,124	3,866,358	85,343	629,559	193,968
Net realized gain (loss) on sales of investments	1,843	720,352	34,156	280,933	39,946
Distributions from capital gains	—	2,432,255	66,811	457,036	177,358
Net change in unrealized appreciation or depreciation of investments	(266,423)	(5,093,964)	(201,574)	(1,403,501)	(503,579)
Net gain (loss) on investments	(264,580)	(1,941,357)	(100,607)	(665,532)	(286,275)
Net increase (decrease) in net assets resulting from operations	$(72,009)	$(2,095,082)	$(107,584)	$(718,978)	$(292,887)

Year ended December 31, 2018 (continued)	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
Investment income
Dividend income	$99,592	$4,015	$36,436	$153,828	$111,941
Variable account expenses	229,257	2,441	27,697	38,025	36,918
Investment income (loss) — net	(129,665)	1,574	8,739	115,803	75,023

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	3,964,326	49,949	910,042	592,834	1,114,689
Cost of investments sold	3,394,985	39,581	758,221	595,281	1,157,067
Net realized gain (loss) on sales of investments	569,341	10,368	151,821	(2,447)	(42,378)
Distributions from capital gains	2,171,291	—	—	7,191	—
Net change in unrealized appreciation or depreciation of investments	(6,322,027)	(56,172)	(632,245)	(270,541)	(341,869)
Net gain (loss) on investments	(3,581,395)	(45,804)	(480,424)	(265,797)	(384,247)
Net increase (decrease) in net assets resulting from operations	$(3,711,060)	$(44,230)	$(471,685)	$(149,994)	$(309,224)

See accompanying notes to financial statements.

194	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Operations

Year ended December 31, 2018 (continued)	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
Investment income
Dividend income	$112,466	$227,904	$75,114	$91,491	$4,731
Variable account expenses	25,527	89,809	81,037	63,444	1,940
Investment income (loss) — net	86,939	138,095	(5,923)	28,047	2,791

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	210,060	1,448,200	1,259,338	1,298,482	28,376
Cost of investments sold	207,991	1,330,295	1,200,807	1,185,432	29,573
Net realized gain (loss) on sales of investments	2,069	117,905	58,531	113,050	(1,197)
Distributions from capital gains	—	354,874	1,279,214	829,722	—
Net change in unrealized appreciation or depreciation of investments	(214,923)	(1,542,962)	(2,472,764)	(1,726,479)	(17,110)
Net gain (loss) on investments	(212,854)	(1,070,183)	(1,135,019)	(783,707)	(18,307)
Net increase (decrease) in net assets resulting from operations	$(125,915)	$(932,088)	$(1,140,942)	$(755,660)	$(15,516)

Year ended December 31, 2018 (continued)	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
Investment income
Dividend income	$1,870	$53,474	$—	$—	$9,047
Variable account expenses	3,655	40,932	2,888	21,240	7,398
Investment income (loss) — net	(1,785)	12,542	(2,888)	(21,240)	1,649

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	9,568	1,103,149	17,201	673,866	164,037
Cost of investments sold	7,941	783,974	11,088	430,755	171,515
Net realized gain (loss) on sales of investments	1,627	319,175	6,113	243,111	(7,478)
Distributions from capital gains	56,047	626,591	20,265	139,287	62,729
Net change in unrealized appreciation or depreciation of investments	(90,555)	(1,212,152)	(36,124)	(403,013)	(112,517)
Net gain (loss) on investments	(32,881)	(266,386)	(9,746)	(20,615)	(57,266)
Net increase (decrease) in net assets resulting from operations	$(34,666)	$(253,844)	$(12,634)	$(41,855)	$(55,617)

Year ended December 31, 2018 (continued)	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
Investment income
Dividend income	$77,803	$55,776	$23,172	$20,025	$—
Variable account expenses	51,046	79,564	9,302	9,832	15,671
Investment income (loss) — net	26,757	(23,788)	13,870	10,193	(15,671)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,356,521	677,598	336,807	458,201	695,836
Cost of investments sold	943,938	500,024	269,613	357,266	647,471
Net realized gain (loss) on sales of investments	412,583	177,574	67,194	100,935	48,365
Distributions from capital gains	535,144	399,470	33,271	32,130	208,953
Net change in unrealized appreciation or depreciation of investments	(1,647,903)	(1,183,998)	(195,197)	(222,553)	(228,158)
Net gain (loss) on investments	(700,176)	(606,954)	(94,732)	(89,488)	29,160
Net increase (decrease) in net assets resulting from operations	$(673,419)	$(630,742)	$(80,862)	$(79,295)	$13,489

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	195

Statements of Operations

Year ended December 31, 2018 (continued)	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
Investment income
Dividend income	$62,198	$—	$—	$—	$8,454
Variable account expenses	32,692	6,123	6,115	9,547	4,269
Investment income (loss) — net	29,506	(6,123)	(6,115)	(9,547)	4,185

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	780,054	110,816	282,272	242,030	105,526
Cost of investments sold	656,392	94,760	222,200	164,651	120,117
Net realized gain (loss) on sales of investments	123,662	16,056	60,072	77,379	(14,591)
Distributions from capital gains	24,397	79,023	62,624	48,788	18,655
Net change in unrealized appreciation or depreciation of investments	(756,531)	(123,952)	(134,009)	(122,068)	(33,301)
Net gain (loss) on investments	(608,472)	(28,873)	(11,313)	4,099	(29,237)
Net increase (decrease) in net assets resulting from operations	$(578,966)	$(34,996)	$(17,428)	$(5,448)	$(25,052)

Year ended December 31, 2018 (continued)	Janus Henderson VIT Bal, Serv(1)	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv
Investment income
Dividend income	$17,949	$981	$19,862	$—	$19,902
Variable account expenses	13,002	7,887	7,998	7,572	10,265
Investment income (loss) — net	4,947	(6,906)	11,864	(7,572)	9,637

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	146,000	214,139	214,101	178,033	239,612
Cost of investments sold	148,504	129,224	222,426	94,667	279,761
Net realized gain (loss) on sales of investments	(2,504)	84,915	(8,325)	83,366	(40,149)
Distributions from capital gains	430	45,520	—	39,798	—
Net change in unrealized appreciation or depreciation of investments	(156,370)	(123,716)	(23,629)	(103,664)	(152,697)
Net gain (loss) on investments	(158,444)	6,719	(31,954)	19,500	(192,846)
Net increase (decrease) in net assets resulting from operations	$(153,497)	$(187)	$(20,090)	$11,928	$(183,209)

(1) For the period April 27, 2018 (commencement of operations) to December 31, 2018.

Year ended December 31, 2018 (continued)	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl
Investment income
Dividend income	$11,418	$4,069	$11,481	$—	$43,247
Variable account expenses	30,462	3,703	31,252	14,431	54,290
Investment income (loss) — net	(19,044)	366	(19,771)	(14,431)	(11,043)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	857,621	122,293	849,514	284,314	1,911,518
Cost of investments sold	599,351	112,437	765,057	220,409	1,779,810
Net realized gain (loss) on sales of investments	258,270	9,856	84,457	63,905	131,708
Distributions from capital gains	157,678	18,387	202,902	249,606	19,771
Net change in unrealized appreciation or depreciation of investments	(470,419)	(52,795)	(238,112)	(328,858)	(120,158)
Net gain (loss) on investments	(54,471)	(24,552)	49,247	(15,347)	31,321
Net increase (decrease) in net assets resulting from operations	$(73,515)	$(24,186)	$29,476	$(29,778)	$20,278
See accompanying notes to financial statements.

196	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Operations

Year ended December 31, 2018 (continued)	MS VIF Global Real Est, Cl II	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S
Investment income
Dividend income	$43,800	$—	$1,218	$1,564	$—
Variable account expenses	12,908	16,154	7,119	8,478	1,450
Investment income (loss) — net	30,892	(16,154)	(5,901)	(6,914)	(1,450)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	506,738	484,787	154,250	200,875	20,107
Cost of investments sold	442,481	438,728	121,673	157,716	20,215
Net realized gain (loss) on sales of investments	64,257	46,059	32,577	43,159	(108)
Distributions from capital gains	—	346,933	—	40,692	4,537
Net change in unrealized appreciation or depreciation of investments	(222,097)	(253,971)	(167,195)	(122,902)	(14,724)
Net gain (loss) on investments	(157,840)	139,021	(134,618)	(39,051)	(10,295)
Net increase (decrease) in net assets resulting from operations	$(126,948)	$122,867	$(140,519)	$(45,965)	$(11,745)

Year ended December 31, 2018 (continued)	Oppen Global VA, Serv	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl
Investment income
Dividend income	$53,975	$591,465	$4,024	$2,343	$153,341
Variable account expenses	69,854	123,912	4,231	39,139	49,044
Investment income (loss) — net	(15,879)	467,553	(207)	(36,796)	104,297

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,634,208	3,487,001	357,566	943,570	1,136,825
Cost of investments sold	1,283,881	3,664,095	351,636	834,249	1,163,389
Net realized gain (loss) on sales of investments	350,327	(177,094)	5,930	109,321	(26,564)
Distributions from capital gains	503,417	—	39,210	511,314	—
Net change in unrealized appreciation or depreciation of investments	(1,803,145)	(1,009,349)	(66,275)	(979,401)	(404,146)
Net gain (loss) on investments	(949,401)	(1,186,443)	(21,135)	(358,766)	(430,710)
Net increase (decrease) in net assets resulting from operations	$(965,280)	$(718,890)	$(21,342)	$(395,562)	$(326,413)

Year ended December 31, 2018 (continued)	PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA
Investment income
Dividend income	$2,230	$37,089	$11,677	$8,911	$844
Variable account expenses	1,411	16,193	10,413	5,108	73,353
Investment income (loss) — net	819	20,896	1,264	3,803	(72,509)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	39,444	164,784	254,537	95,047	617,100
Cost of investments sold	37,507	168,362	247,851	84,803	431,273
Net realized gain (loss) on sales of investments	1,937	(3,578)	6,686	10,244	185,827
Distributions from capital gains	13,394	22,198	194,526	—	709,776
Net change in unrealized appreciation or depreciation of investments	(27,101)	(56,303)	(212,822)	(138,415)	(928,209)
Net gain (loss) on investments	(11,770)	(37,683)	(11,610)	(128,171)	(32,606)
Net increase (decrease) in net assets resulting from operations	$(10,951)	$(16,787)	$(10,346)	$(124,368)	$(105,115)

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	197

Statements of Operations

Year ended December 31, 2018 (continued)	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S
Investment income
Dividend income	$—	$—	$—	$10,838	$15,051
Variable account expenses	6,628	2,607	16,388	5,117	5,445
Investment income (loss) — net	(6,628)	(2,607)	(16,388)	5,721	9,606

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	147,407	47,504	347,606	76,391	89,589
Cost of investments sold	100,182	43,049	357,467	78,941	91,913
Net realized gain (loss) on sales of investments	47,225	4,455	(9,861)	(2,550)	(2,324)
Distributions from capital gains	87,455	12,550	—	—	—
Net change in unrealized appreciation or depreciation of investments	(147,380)	(37,937)	40,488	(128,046)	(104,170)
Net gain (loss) on investments	(12,700)	(20,932)	30,627	(130,596)	(106,494)
Net increase (decrease) in net assets resulting from operations	$(19,328)	$(23,539)	$14,239	$(124,875)	$(96,888)

Year ended December 31, 2018 (continued)	VP Aggr, Cl 2	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4
Investment income
Dividend income	$—	$—	$25,806	$—	$—
Variable account expenses	484,339	473,351	14,950	385,729	358,019
Investment income (loss) — net	(484,339)	(473,351)	10,856	(385,729)	(358,019)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	9,268,358	11,891,746	157,809	11,781,655	13,229,764
Cost of investments sold	6,231,950	7,186,148	197,948	10,549,143	10,964,139
Net realized gain (loss) on sales of investments	3,036,408	4,705,598	(40,139)	1,232,512	2,265,625
Distributions from capital gains	—	—	85,273	—	—
Net change in unrealized appreciation or depreciation of investments	(7,075,792)	(8,520,875)	(331,161)	(2,236,397)	(3,265,928)
Net gain (loss) on investments	(4,039,384)	(3,815,277)	(286,027)	(1,003,885)	(1,000,303)
Net increase (decrease) in net assets resulting from operations	$(4,523,723)	$(4,288,628)	$(275,171)	$(1,389,614)	$(1,358,322)

Year ended December 31, 2018 (continued)	VP Man Risk, Cl 2	VP Man Risk US, Cl 2	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	25,376	41,047	369,723	891,140	5,316,673
Investment income (loss) — net	(25,376)	(41,047)	(369,723)	(891,140)	(5,316,673)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	380,604	192,162	13,183,605	13,017,717	34,682,789
Cost of investments sold	382,491	192,884	12,645,359	11,798,390	28,893,856
Net realized gain (loss) on sales of investments	(1,887)	(722)	538,246	1,219,327	5,788,933
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(230,840)	(341,877)	(1,365,311)	(4,883,655)	(47,539,880)
Net gain (loss) on investments	(232,727)	(342,599)	(827,065)	(3,664,328)	(41,750,947)
Net increase (decrease) in net assets resulting from operations	$(258,103)	$(383,646)	$(1,196,788)	$(4,555,468)	$(47,067,620)

See accompanying notes to financial statements.

198	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Operations

Year ended December 31, 2018 (continued)	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	10,064,752	4,590,164	5,379,802	2,079,775	1,700,493
Investment income (loss) — net	(10,064,752)	(4,590,164)	(5,379,802)	(2,079,775)	(1,700,493)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	63,613,298	57,348,275	111,360,849	37,165,919	43,413,467
Cost of investments sold	53,004,333	42,479,315	71,871,622	26,127,610	26,476,540
Net realized gain (loss) on sales of investments	10,608,965	14,868,960	39,489,227	11,038,309	16,936,927
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(67,508,291)	(39,105,295)	(68,555,735)	(24,881,281)	(28,501,903)
Net gain (loss) on investments	(56,899,326)	(24,236,335)	(29,066,508)	(13,842,972)	(11,564,976)
Net increase (decrease) in net assets resulting from operations	$(66,964,078)	$(28,826,499)	$(34,446,310)	$(15,922,747)	$(13,265,469)

Year ended December 31, 2018 (continued)	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Investment income
Dividend income	$—	$—	$13,858	$—	$—
Variable account expenses	898,445	995,215	6,795	12,438	5,920
Investment income (loss) — net	(898,445)	(995,215)	7,063	(12,438)	(5,920)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	15,828,865	25,186,467	29,905	154,958	37,641
Cost of investments sold	12,639,960	18,126,854	30,899	120,557	31,302
Net realized gain (loss) on sales of investments	3,188,905	7,059,613	(994)	34,401	6,339
Distributions from capital gains	—	—	7,326	—	—
Net change in unrealized appreciation or depreciation of investments	(6,614,285)	(10,945,874)	(21,964)	(113,980)	(96,049)
Net gain (loss) on investments	(3,425,380)	(3,886,261)	(15,632)	(79,579)	(89,710)
Net increase (decrease) in net assets resulting from operations	$(4,323,825)	$(4,881,476)	$(8,569)	$(92,017)	$(95,630)

Year ended December 31, 2018 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Investment income
Dividend income	$—	$—	$—	$—	$200,368
Variable account expenses	39,343	79,787	638,949	539,387	87,829
Investment income (loss) — net	(39,343)	(79,787)	(638,949)	(539,387)	112,539

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,093,686	1,686,657	3,791,607	2,502,969	2,115,001
Cost of investments sold	554,797	1,638,464	3,497,876	2,316,260	2,108,488
Net realized gain (loss) on sales of investments	538,889	48,193	293,731	186,709	6,513
Distributions from capital gains	—	—	—	—	1,121,809
Net change in unrealized appreciation or depreciation of investments	(1,071,776)	(317,380)	(4,541,419)	(2,686,185)	(2,993,818)
Net gain (loss) on investments	(532,887)	(269,187)	(4,247,688)	(2,499,476)	(1,865,496)
Net increase (decrease) in net assets resulting from operations	$(572,230)	$(348,974)	$(4,886,637)	$(3,038,863)	$(1,752,957)

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	199

Statements of Operations

Year ended December 31, 2018 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Investment income
Dividend income	$13,465	$20,355	$224,045	$4,852	$—
Variable account expenses	134,548	17,342	17,802	23,706	38,725
Investment income (loss) — net	(121,083)	3,013	206,243	(18,854)	(38,725)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	3,863,417	158,418	407,910	439,867	757,307
Cost of investments sold	4,202,067	116,908	416,858	340,135	571,407
Net realized gain (loss) on sales of investments	(338,650)	41,510	(8,948)	99,732	185,900
Distributions from capital gains	3,532,955	134,700	462,229	244,257	359,947
Net change in unrealized appreciation or depreciation of investments	(3,021,150)	(254,487)	(1,017,130)	(505,085)	(502,716)
Net gain (loss) on investments	173,155	(78,277)	(563,849)	(161,096)	43,131
Net increase (decrease) in net assets resulting from operations	$52,072	$(75,264)	$(357,606)	$(179,950)	$4,406

Year ended December 31, 2018 (continued)					WA Var Global Hi Yd Bond, Cl II
Investment income
Dividend income					$17,898
Variable account expenses					3,818
Investment income (loss) — net					14,080

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales					61,239
Cost of investments sold					63,256
Net realized gain (loss) on sales of investments					(2,017)
Distributions from capital gains					—
Net change in unrealized appreciation or depreciation of investments					(31,390)
Net gain (loss) on investments					(33,407)
Net increase (decrease) in net assets resulting from operations					$(19,327)

See accompanying notes to financial statements.

200	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Operations
Investment income (loss) — net	$3,236	$(6,652)	$(6,669)	$11,172	$(26,428)
Net realized gain (loss) on sales of investments	567	126,690	158,806	(1,050)	84,596
Distributions from capital gains	860	—	582,592	—	284,859
Net change in unrealized appreciation or depreciation of investments	(67,673)	(185,142)	(1,038,263)	(1,436,879)	(318,891)
Net increase (decrease) in net assets resulting from operations	(63,010)	(65,104)	(303,534)	(1,426,757)	24,136

Contract transactions
Contract purchase payments	200,631	7,736	37,403	120,435	215,898
Net transfers(1)	8,421	(110,864)	(182,543)	(26,785)	174,913
Transfers for policy loans	—	101	7,306	7,852	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	(2,283)	(6,987)
Contract charges	(128)	(893)	(2,986)	(7,928)	(781)
Contract terminations:
Surrender benefits	(850)	(110,585)	(398,040)	(889,917)	(206,330)
Death benefits	—	(59,197)	(36,200)	(45,476)	(98,671)
Increase (decrease) from contract transactions	208,074	(273,702)	(575,060)	(844,102)	78,042
Net assets at beginning of year	578,473	860,817	5,328,888	6,745,624	2,257,809
Net assets at end of year	$723,537	$522,011	$4,450,294	$4,474,765	$2,359,987

Accumulation unit activity
Units outstanding at beginning of year	466,718	445,700	2,221,743	3,861,591	790,901
Contract purchase payments	164,156	4,002	15,207	80,649	70,374
Net transfers(1)	6,816	(58,059)	(72,700)	(43,079)	58,594
Transfers for policy loans	—	52	2,927	4,837	—
Contract charges	(109)	(463)	(1,225)	(4,739)	(270)
Contract terminations:
Surrender benefits	(698)	(56,197)	(168,009)	(576,533)	(66,568)
Death benefits	—	(30,733)	(14,301)	(23,207)	(32,727)
Units outstanding at end of year	636,883	304,302	1,983,642	3,299,519	820,304

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	201

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Operations
Investment income (loss) — net	$15,181	$1,232	$2,913	$9,424	$(16,529)
Net realized gain (loss) on sales of investments	23,113	5,452	62,817	247,868	238,802
Distributions from capital gains	—	19,623	70,510	206,236	201,871
Net change in unrealized appreciation or depreciation of investments	(438,474)	(72,874)	(291,356)	(847,749)	(409,998)
Net increase (decrease) in net assets resulting from operations	(400,180)	(46,567)	(155,116)	(384,221)	14,146

Contract transactions
Contract purchase payments	60,728	2,474	12,644	48,784	7,463
Net transfers(1)	(34,432)	(4,364)	(68,266)	(220,211)	286,292
Transfers for policy loans	(497)	350	897	4,118	648
Adjustments to net assets allocated to contracts in payment period	—	—	(197)	—	—
Contract charges	(785)	(91)	(586)	(1,578)	(2,250)
Contract terminations:
Surrender benefits	(146,284)	(15,513)	(114,607)	(765,771)	(495,790)
Death benefits	(36,950)	(2,422)	(3,703)	(30,614)	(74,990)
Increase (decrease) from contract transactions	(158,220)	(19,566)	(173,818)	(965,272)	(278,627)
Net assets at beginning of year	2,176,832	306,571	1,168,546	3,731,275	2,016,938
Net assets at end of year	$1,618,432	$240,438	$839,612	$2,381,782	$1,752,457

Accumulation unit activity
Units outstanding at beginning of year	2,188,915	216,310	578,304	1,454,869	772,155
Contract purchase payments	65,704	1,707	6,120	18,744	2,642
Net transfers(1)	(25,046)	(3,055)	(30,101)	(97,050)	97,367
Transfers for policy loans	(550)	248	450	1,933	223
Contract charges	(842)	(69)	(287)	(642)	(767)
Contract terminations:
Surrender benefits	(153,409)	(11,337)	(55,110)	(293,752)	(172,573)
Death benefits	(41,839)	(1,748)	(1,935)	(12,738)	(24,960)
Units outstanding at end of year	2,032,933	202,056	497,441	1,071,364	674,087

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

202	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
Operations
Investment income (loss) — net	$6,181	$68,359	$(7,435)	$6,480	$(6,816)
Net realized gain (loss) on sales of investments	53,494	941,016	(1,331)	15,945	79,228
Distributions from capital gains	49	815	166,973	63,981	67,228
Net change in unrealized appreciation or depreciation of investments	(130,517)	(2,147,848)	(489,066)	(108,223)	(113,743)
Net increase (decrease) in net assets resulting from operations	(70,793)	(1,137,658)	(330,859)	(21,817)	25,897

Contract transactions
Contract purchase payments	10,483	328,894	393,502	6,048	18,419
Net transfers(1)	11,921	(382,134)	(324,399)	116	(11,190)
Transfers for policy loans	142	5,224	—	896	2,319
Adjustments to net assets allocated to contracts in payment period	—	(1,919)	—	—	—
Contract charges	(358)	(5,689)	(1,674)	(659)	(389)
Contract terminations:
Surrender benefits	(145,594)	(1,890,603)	(343,969)	(67,557)	(194,390)
Death benefits	—	(226,282)	(35,241)	—	(8,941)
Increase (decrease) from contract transactions	(123,406)	(2,172,509)	(311,781)	(61,156)	(194,172)
Net assets at beginning of year	833,475	13,656,235	4,108,322	730,280	716,654
Net assets at end of year	$639,276	$10,346,068	$3,465,682	$647,307	$548,379

Accumulation unit activity
Units outstanding at beginning of year	229,168	5,345,730	3,083,760	421,032	313,537
Contract purchase payments	2,875	131,285	298,600	3,454	7,193
Net transfers(1)	3,291	(143,299)	(248,190)	(453)	(7,106)
Transfers for policy loans	38	2,207	—	509	894
Contract charges	(99)	(2,180)	(1,284)	(376)	(154)
Contract terminations:
Surrender benefits	(40,014)	(752,504)	(258,305)	(37,609)	(76,427)
Death benefits	—	(79,113)	(27,714)	—	(3,915)
Units outstanding at end of year	195,259	4,502,126	2,846,867	386,557	234,022

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	203

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
Operations
Investment income (loss) — net	$(326,150)	$(4,007)	$(33,809)	$(8,582)	$(214,248)
Net realized gain (loss) on sales of investments	715,432	(95)	66,447	10,856	1,374,711
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,565,369)	(66,960)	(371,798)	(61,015)	(1,942,932)
Net increase (decrease) in net assets resulting from operations	(2,176,087)	(71,062)	(339,160)	(58,741)	(782,469)

Contract transactions
Contract purchase payments	3,040,369	15,482	505,247	117,801	228,580
Net transfers(1)	2,390,715	149,184	156,270	182,874	(200,921)
Transfers for policy loans	(12,534)	—	(645)	(11,431)	31,727
Adjustments to net assets allocated to contracts in payment period	(23,352)	—	—	—	(27,567)
Contract charges	(10,464)	(38)	(606)	(62)	(21,444)
Contract terminations:
Surrender benefits	(1,951,090)	(501)	(145,571)	(4,585)	(1,802,095)
Death benefits	(131,476)	—	(13,871)	(11,469)	(163,848)
Increase (decrease) from contract transactions	3,302,168	164,127	500,824	273,128	(1,955,568)
Net assets at beginning of year	28,726,674	301,399	2,825,075	693,520	19,884,620
Net assets at end of year	$29,852,755	$394,464	$2,986,739	$907,907	$17,146,583

Accumulation unit activity
Units outstanding at beginning of year	13,512,077	493,531	1,593,607	251,516	8,458,912
Contract purchase payments	1,584,213	26,156	288,749	40,300	96,274
Net transfers(1)	1,232,841	243,053	85,619	63,810	(64,748)
Transfers for policy loans	(7,473)	—	(353)	(4,131)	12,893
Contract charges	(4,978)	(65)	(345)	(22)	(9,565)
Contract terminations:
Surrender benefits	(884,279)	(833)	(80,772)	(1,677)	(807,624)
Death benefits	(64,013)	—	(8,646)	(3,964)	(68,289)
Units outstanding at end of year	15,368,388	761,842	1,877,859	345,832	7,617,853

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

204	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
Operations
Investment income (loss) — net	$(2,187)	$(18,370)	$(242,515)	$25,295	$(14,881)
Net realized gain (loss) on sales of investments	(502)	53,703	2,222,929	(6,205)	88,173
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(15,351)	(156,599)	(3,520,530)	(83,146)	(514,961)
Net increase (decrease) in net assets resulting from operations	(18,040)	(121,266)	(1,540,116)	(64,056)	(441,669)

Contract transactions
Contract purchase payments	11,360	316,543	323,198	90,799	459,360
Net transfers(1)	(2,755)	(162,084)	(988,018)	219,802	(132,020)
Transfers for policy loans	—	428	4,834	7	—
Adjustments to net assets allocated to contracts in payment period	—	—	(23,276)	—	—
Contract charges	(20)	(271)	(18,299)	(270)	(200)
Contract terminations:
Surrender benefits	(1,068)	(63,174)	(2,841,963)	(37,397)	(62,548)
Death benefits	—	(297)	(381,362)	(10,404)	(23,137)
Increase (decrease) from contract transactions	7,517	91,145	(3,924,886)	262,537	241,455
Net assets at beginning of year	174,649	1,647,508	26,903,033	565,678	1,828,492
Net assets at end of year	$164,126	$1,617,387	$21,438,031	$764,159	$1,628,278

Accumulation unit activity
Units outstanding at beginning of year	199,367	780,228	9,883,145	523,241	1,276,296
Contract purchase payments	13,029	151,592	116,010	87,464	342,763
Net transfers(1)	(3,248)	(77,398)	(389,154)	206,801	(91,829)
Transfers for policy loans	—	202	2,119	6	—
Contract charges	(25)	(135)	(7,220)	(263)	(165)
Contract terminations:
Surrender benefits	(1,263)	(29,476)	(1,082,178)	(36,623)	(46,394)
Death benefits	—	(144)	(144,396)	(9,809)	(17,058)
Units outstanding at end of year	207,860	824,869	8,378,326	770,817	1,463,613

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	205

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
Operations
Investment income (loss) — net	$(47,133)	$10,503	$181,874	$15,566	$42,787
Net realized gain (loss) on sales of investments	473,108	(4,521)	(414,615)	3	65
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,481,594)	(29,618)	(87,695)	(2)	(64)
Net increase (decrease) in net assets resulting from operations	(2,055,619)	(23,636)	(320,436)	15,567	42,788

Contract transactions
Contract purchase payments	106,455	49,371	34,385	383,530	193,219
Net transfers(1)	448,970	(1,095)	(158,331)	2,874,457	223,098
Transfers for policy loans	(832)	—	6,606	(1,615)	13,889
Adjustments to net assets allocated to contracts in payment period	(2,368)	—	(341)	—	(1,304)
Contract charges	(9,315)	(44)	(8,602)	(306)	(13,137)
Contract terminations:
Surrender benefits	(1,067,424)	(12,415)	(1,094,357)	(180,976)	(2,048,001)
Death benefits	(116,038)	(279)	(104,263)	(535,138)	(198,506)
Increase (decrease) from contract transactions	(640,552)	35,538	(1,324,903)	2,539,952	(1,830,742)
Net assets at beginning of year	9,711,904	338,854	5,849,145	4,532,197	12,454,433
Net assets at end of year	$7,015,733	$350,756	$4,203,806	$7,087,716	$10,666,479

Accumulation unit activity
Units outstanding at beginning of year	3,525,472	346,620	3,857,850	4,843,062	12,019,198
Contract purchase payments	43,735	52,424	22,582	410,979	187,538
Net transfers(1)	202,010	(1,280)	(116,771)	3,097,355	192,175
Transfers for policy loans	(948)	—	4,158	(1,729)	12,463
Contract charges	(3,601)	(54)	(6,066)	(343)	(12,908)
Contract terminations:
Surrender benefits	(420,900)	(13,280)	(763,830)	(194,147)	(1,989,306)
Death benefits	(53,627)	(286)	(78,821)	(573,703)	(192,708)
Units outstanding at end of year	3,292,141	384,144	2,919,102	7,581,474	10,216,452

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

206	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
Operations
Investment income (loss) — net	$84,366	$417,820	$96,150	$303,136	$20,512
Net realized gain (loss) on sales of investments	(8,906)	(40,751)	(22,408)	(408,258)	(8,042)
Distributions from capital gains	—	—	—	—	14,685
Net change in unrealized appreciation or depreciation of investments	(173,549)	(822,245)	(195,152)	(232,534)	(44,781)
Net increase (decrease) in net assets resulting from operations	(98,089)	(445,176)	(121,410)	(337,656)	(17,626)

Contract transactions
Contract purchase payments	242,492	63,974	632,813	53,739	188,283
Net transfers(1)	(167,252)	(650,094)	45,791	(395,959)	76,766
Transfers for policy loans	—	7,035	(6,876)	2,507	943
Adjustments to net assets allocated to contracts in payment period	—	(6,415)	—	(1,753)	—
Contract charges	(129)	(5,637)	(370)	(12,544)	(155)
Contract terminations:
Surrender benefits	(61,946)	(1,685,482)	(73,434)	(1,669,035)	(146,921)
Death benefits	(6,205)	(154,748)	(30,699)	(91,334)	(869)
Increase (decrease) from contract transactions	6,960	(2,431,367)	567,225	(2,114,379)	118,047
Net assets at beginning of year	1,938,298	10,717,327	2,085,001	8,630,417	2,003,707
Net assets at end of year	$1,847,169	$7,840,784	$2,530,816	$6,178,382	$2,104,128

Accumulation unit activity
Units outstanding at beginning of year	1,247,332	4,130,408	1,360,985	4,239,551	1,675,428
Contract purchase payments	157,371	26,629	418,066	26,527	159,085
Net transfers(1)	(109,211)	(265,224)	31,801	(195,732)	64,122
Transfers for policy loans	—	2,755	(4,525)	1,286	859
Contract charges	(99)	(2,243)	(254)	(6,226)	(154)
Contract terminations:
Surrender benefits	(40,535)	(668,757)	(48,584)	(845,101)	(124,092)
Death benefits	(4,095)	(64,081)	(20,100)	(46,304)	(736)
Units outstanding at end of year	1,250,763	3,159,487	1,737,389	3,174,001	1,774,512

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	207

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
Operations
Investment income (loss) — net	$237,189	$(15,585)	$(36,792)	$(246,448)	$22,804
Net realized gain (loss) on sales of investments	(186,558)	35,385	358,915	1,171,868	(31,513)
Distributions from capital gains	138,547	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(379,809)	(99,625)	(484,622)	(2,485,344)	(25,491)
Net increase (decrease) in net assets resulting from operations	(190,631)	(79,825)	(162,499)	(1,559,924)	(34,200)

Contract transactions
Contract purchase payments	161,594	173,249	29,275	4,892,130	247,004
Net transfers(1)	(709,960)	(8,812)	(12,174)	(355,173)	(3,016)
Transfers for policy loans	15,444	428	1,553	(12,784)	187
Adjustments to net assets allocated to contracts in payment period	(15,504)	—	—	—	—
Contract charges	(27,957)	(158)	(4,532)	(5,460)	(1,301)
Contract terminations:
Surrender benefits	(3,383,445)	(52,427)	(389,097)	(1,810,124)	(482,322)
Death benefits	(508,272)	(12,926)	(61,481)	(189,125)	(65,252)
Increase (decrease) from contract transactions	(4,468,100)	99,354	(436,456)	2,519,464	(304,700)
Net assets at beginning of year	21,763,188	1,359,141	4,106,275	23,037,217	3,328,867
Net assets at end of year	$17,104,457	$1,378,670	$3,507,320	$23,996,757	$2,989,967

Accumulation unit activity
Units outstanding at beginning of year	12,656,280	502,702	2,969,321	10,369,869	3,111,285
Contract purchase payments	93,141	60,561	21,109	2,196,225	230,036
Net transfers(1)	(423,310)	(2,800)	(6,109)	(296,906)	2,787
Transfers for policy loans	8,687	149	1,146	(6,785)	193
Contract charges	(17,121)	(58)	(2,998)	(2,485)	(1,263)
Contract terminations:
Surrender benefits	(2,015,907)	(18,716)	(263,562)	(793,661)	(463,083)
Death benefits	(299,442)	(4,531)	(44,241)	(75,434)	(60,764)
Units outstanding at end of year	10,002,328	537,307	2,674,666	11,390,823	2,819,191

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

208	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
Operations
Investment income (loss) — net	$11,854	$(4,877)	$(40,901)	$(10,995)	$(21,591)
Net realized gain (loss) on sales of investments	(8,433)	18,333	291,896	21,812	335,015
Distributions from capital gains	17,324	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(71,479)	(44,063)	(416,899)	(166,019)	(605,952)
Net increase (decrease) in net assets resulting from operations	(50,734)	(30,607)	(165,904)	(155,202)	(292,528)

Contract transactions
Contract purchase payments	26,839	94,907	43,127	141,060	30,947
Net transfers(1)	(124,589)	(25,642)	(56,509)	(34,075)	(174,601)
Transfers for policy loans	294	—	3,404	—	(4,653)
Adjustments to net assets allocated to contracts in payment period	—	—	(2,822)	—	—
Contract charges	(181)	(52)	(1,562)	(42)	(1,759)
Contract terminations:
Surrender benefits	(60,161)	(18,009)	(341,876)	(14,221)	(505,109)
Death benefits	(95,961)	(16,320)	(88,506)	(13,978)	(12,316)
Increase (decrease) from contract transactions	(253,759)	34,884	(444,744)	78,744	(667,491)
Net assets at beginning of year	839,296	399,282	3,660,732	1,003,575	2,685,159
Net assets at end of year	$534,803	$403,559	$3,050,084	$927,117	$1,725,140

Accumulation unit activity
Units outstanding at beginning of year	763,677	195,567	1,761,218	421,047	1,094,593
Contract purchase payments	26,036	43,620	19,304	61,250	12,942
Net transfers(1)	(118,894)	(12,316)	(27,368)	(14,815)	(73,870)
Transfers for policy loans	279	—	1,701	—	(1,810)
Contract charges	(176)	(26)	(705)	(22)	(734)
Contract terminations:
Surrender benefits	(57,864)	(8,474)	(154,582)	(6,410)	(208,986)
Death benefits	(93,420)	(7,517)	(38,056)	(5,953)	(4,924)
Units outstanding at end of year	519,638	210,854	1,561,512	455,097	817,211

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	209

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
Operations
Investment income (loss) — net	$10,206	$76,333	$(3,243)	$(9,314)	$(5,231)
Net realized gain (loss) on sales of investments	11,424	152,969	8,325	110,958	18,892
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(136,694)	(1,052,708)	(50,015)	(226,932)	(84,391)
Net increase (decrease) in net assets resulting from operations	(115,064)	(823,406)	(44,933)	(125,288)	(70,730)

Contract transactions
Contract purchase payments	15,767	62,252	74,826	10,252	105,426
Net transfers(1)	9,508	(218,363)	38,868	(104,555)	(23,527)
Transfers for policy loans	—	8,277	—	742	—
Adjustments to net assets allocated to contracts in payment period	—	(5,313)	—	—	—
Contract charges	(66)	(2,460)	(23)	(411)	(29)
Contract terminations:
Surrender benefits	(87,211)	(449,394)	(9,634)	(96,483)	(11,112)
Death benefits	(7,252)	(138,271)	(5,612)	—	(13,628)
Increase (decrease) from contract transactions	(69,254)	(743,272)	98,425	(190,455)	57,130
Net assets at beginning of year	686,299	5,288,956	260,789	1,097,922	453,724
Net assets at end of year	$501,981	$3,722,278	$314,281	$782,179	$440,124

Accumulation unit activity
Units outstanding at beginning of year	433,718	3,240,690	97,039	446,825	185,459
Contract purchase payments	10,463	40,914	28,025	4,359	42,295
Net transfers(1)	2,558	(113,768)	15,180	(42,663)	(9,262)
Transfers for policy loans	—	5,631	—	317	—
Contract charges	(50)	(1,633)	(12)	(171)	(12)
Contract terminations:
Surrender benefits	(56,202)	(299,068)	(3,873)	(39,403)	(4,419)
Death benefits	(4,502)	(92,956)	(2,101)	—	(5,474)
Units outstanding at end of year	385,985	2,779,810	134,258	369,264	208,587

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

210	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
Operations
Investment income (loss) — net	$(15,736)	$39,586	$(6,023)	$8,335	$64,349
Net realized gain (loss) on sales of investments	106,331	(11,708)	12,758	(2,405)	(8,919)
Distributions from capital gains	—	—	—	454	3,026
Net change in unrealized appreciation or depreciation of investments	(314,584)	(58,913)	(97,039)	(2,804)	(35,744)
Net increase (decrease) in net assets resulting from operations	(223,989)	(31,035)	(90,304)	3,580	22,712

Contract transactions
Contract purchase payments	17,081	295,709	93,969	18,223	42,514
Net transfers(1)	(34,348)	114,415	31,364	16,293	(94,369)
Transfers for policy loans	1,343	—	641	—	4,417
Adjustments to net assets allocated to contracts in payment period	(357)	—	—	—	(3,631)
Contract charges	(1,183)	(149)	(91)	(27)	(2,510)
Contract terminations:
Surrender benefits	(163,217)	(16,648)	(28,482)	(19,127)	(294,979)
Death benefits	(13,470)	(13,854)	—	—	(54,541)
Increase (decrease) from contract transactions	(194,151)	379,473	97,401	15,362	(403,099)
Net assets at beginning of year	1,873,507	1,669,461	479,951	538,464	3,722,126
Net assets at end of year	$1,455,367	$2,017,899	$487,048	$557,406	$3,341,739

Accumulation unit activity
Units outstanding at beginning of year	658,321	1,435,462	212,659	508,474	2,815,106
Contract purchase payments	5,729	258,817	41,067	17,330	31,269
Net transfers(1)	(12,307)	98,346	12,790	16,339	(78,302)
Transfers for policy loans	496	—	277	—	3,409
Contract charges	(410)	(130)	(50)	(33)	(1,955)
Contract terminations:
Surrender benefits	(60,220)	(14,503)	(13,604)	(18,252)	(224,298)
Death benefits	(4,506)	(12,199)	—	—	(40,659)
Units outstanding at end of year	587,103	1,765,793	253,139	523,858	2,504,570

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	211

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
Operations
Investment income (loss) — net	$12,958	$7,859	$3,425	$(5,628)	$(13,740)
Net realized gain (loss) on sales of investments	(112,630)	(676)	(960)	(30,288)	(12,741)
Distributions from capital gains	—	3,494	914	—	9,003
Net change in unrealized appreciation or depreciation of investments	6,064	(25,340)	(68,465)	(20,474)	(6,819)
Net increase (decrease) in net assets resulting from operations	(93,608)	(14,663)	(65,086)	(56,390)	(24,297)

Contract transactions
Contract purchase payments	16,561	98,940	37,398	36,374	118,367
Net transfers(1)	21,404	1,757	(16,744)	(5,108)	435,985
Transfers for policy loans	420	—	—	515	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(587)	(25)	(72)	(47)	(50)
Contract terminations:
Surrender benefits	(100,982)	(8,963)	(16,828)	(32,659)	(57,890)
Death benefits	(6,267)	(868)	(18,128)	(2,479)	(8,463)
Increase (decrease) from contract transactions	(69,451)	90,841	(14,374)	(3,404)	487,949
Net assets at beginning of year	805,379	546,713	378,323	568,789	1,087,069
Net assets at end of year	$642,320	$622,891	$298,863	$508,995	$1,550,721

Accumulation unit activity
Units outstanding at beginning of year	1,542,973	475,012	250,626	579,346	884,791
Contract purchase payments	32,189	86,802	25,952	40,323	96,973
Net transfers(1)	40,096	1,651	(11,697)	(14,632)	354,993
Transfers for policy loans	697	—	—	546	—
Contract charges	(1,174)	(25)	(54)	(51)	(45)
Contract terminations:
Surrender benefits	(197,933)	(7,937)	(11,772)	(34,865)	(47,658)
Death benefits	(12,053)	(763)	(12,776)	(2,509)	(7,034)
Units outstanding at end of year	1,404,795	554,740	240,279	568,158	1,282,020

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

212	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
Operations
Investment income (loss) — net	$(51,601)	$5,989	$16,396	$9,856	$(62,562)
Net realized gain (loss) on sales of investments	(599,249)	(24,191)	12,868	9,055	479,518
Distributions from capital gains	33,332	7,397	4,740	3,293	—
Net change in unrealized appreciation or depreciation of investments	534,462	(48,802)	(241,657)	(218,404)	(550,125)
Net increase (decrease) in net assets resulting from operations	(83,056)	(59,607)	(207,653)	(196,200)	(133,169)

Contract transactions
Contract purchase payments	20,780	109,499	219,057	263,559	69,601
Net transfers(1)	49,805	(56,313)	2,800	132,837	(387,462)
Transfers for policy loans	736	—	(604)	621	(8,589)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(15,404)	(98)	(87)	(130)	(8,101)
Contract terminations:
Surrender benefits	(1,391,569)	(27,412)	(52,451)	(21,935)	(915,617)
Death benefits	(123,652)	(225)	(8,808)	(28,765)	(47,139)
Increase (decrease) from contract transactions	(1,459,304)	25,451	159,907	346,187	(1,297,307)
Net assets at beginning of year	6,359,379	874,161	1,015,691	857,447	7,238,609
Net assets at end of year	$4,817,019	$840,005	$967,945	$1,007,434	$5,808,133

Accumulation unit activity
Units outstanding at beginning of year	4,345,624	525,434	714,472	686,699	5,191,942
Contract purchase payments	14,145	68,437	160,268	217,427	48,358
Net transfers(1)	30,711	(36,111)	2,664	112,018	(260,472)
Transfers for policy loans	515	—	(502)	508	(5,869)
Contract charges	(10,604)	(68)	(68)	(114)	(5,614)
Contract terminations:
Surrender benefits	(956,618)	(18,462)	(37,607)	(17,857)	(627,957)
Death benefits	(86,465)	(148)	(6,003)	(23,076)	(33,182)
Units outstanding at end of year	3,337,308	539,082	833,224	975,605	4,307,206

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	213

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
Operations
Investment income (loss) — net	$(9,490)	$(4,475)	$(3,425)	$(16,478)	$(31,001)
Net realized gain (loss) on sales of investments	22,875	13,536	19,548	227,785	38,207
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(96,228)	(24,292)	(42,570)	(343,471)	(327,106)
Net increase (decrease) in net assets resulting from operations	(82,843)	(15,231)	(26,447)	(132,164)	(319,900)

Contract transactions
Contract purchase payments	93,677	146,342	7,942	11,460	253,099
Net transfers(1)	473,203	(12,800)	(3,235)	(177,909)	46,569
Transfers for policy loans	—	—	—	502	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(92)	(47)	(45)	(5,056)	(222)
Contract terminations:
Surrender benefits	(20,526)	(9,287)	(30,919)	(174,898)	(36,661)
Death benefits	(37,168)	(348)	(13,684)	(21,008)	(14,635)
Increase (decrease) from contract transactions	509,094	123,860	(39,941)	(366,909)	248,150
Net assets at beginning of year	671,947	298,973	325,600	1,978,190	2,696,942
Net assets at end of year	$1,098,198	$407,602	$259,212	$1,479,117	$2,625,192

Accumulation unit activity
Units outstanding at beginning of year	237,305	119,040	151,387	1,048,155	1,110,489
Contract purchase payments	31,796	53,829	3,662	5,938	108,094
Net transfers(1)	156,000	(2,863)	(1,462)	(89,617)	20,850
Transfers for policy loans	—	—	—	258	—
Contract charges	(32)	(17)	(22)	(2,649)	(101)
Contract terminations:
Surrender benefits	(7,114)	(3,479)	(14,120)	(90,252)	(15,802)
Death benefits	(12,856)	(132)	(6,307)	(11,364)	(6,092)
Units outstanding at end of year	405,099	166,378	133,138	860,469	1,217,438

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

214	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
Operations
Investment income (loss) — net	$(4,855)	$(4,226)	$(16,596)	$2,160	$(25,343)
Net realized gain (loss) on sales of investments	40,861	6,475	25,787	(1,731)	21,660
Distributions from capital gains	—	76,938	—	569	—
Net change in unrealized appreciation or depreciation of investments	(36,270)	(482,866)	(203,831)	(5,029)	(299,634)
Net increase (decrease) in net assets resulting from operations	(264)	(403,679)	(194,640)	(4,031)	(303,317)

Contract transactions
Contract purchase payments	39,883	289,010	611,077	22,482	691,913
Net transfers(1)	37,741	(212,654)	56,877	(1,796)	98,420
Transfers for policy loans	—	—	—	—	(5,823)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(44)	(151)	(46)	(38)	(504)
Contract terminations:
Surrender benefits	(44,729)	(108,772)	(85,866)	(3,148)	(48,504)
Death benefits	—	(97,436)	(13,309)	(1,112)	(21,449)
Increase (decrease) from contract transactions	32,851	(130,003)	568,733	16,388	714,053
Net assets at beginning of year	390,705	2,211,978	1,364,256	366,712	2,014,720
Net assets at end of year	$423,292	$1,678,296	$1,738,349	$379,069	$2,425,456

Accumulation unit activity
Units outstanding at beginning of year	153,562	1,357,008	632,102	341,475	766,488
Contract purchase payments	14,104	179,462	287,401	21,308	261,097
Net transfers(1)	12,270	(115,209)	27,834	(3,142)	38,553
Transfers for policy loans	—	—	—	—	(2,094)
Contract charges	(21)	(112)	(23)	(36)	(198)
Contract terminations:
Surrender benefits	(16,242)	(72,011)	(39,685)	(3,003)	(18,093)
Death benefits	—	(60,036)	(6,299)	(1,055)	(8,166)
Units outstanding at end of year	163,673	1,289,102	901,330	355,547	1,037,587

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	215

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
Operations
Investment income (loss) — net	$(8,872)	$(127)	$(9,530)	$(79)	$5,045
Net realized gain (loss) on sales of investments	70,449	(14,413)	25,395	4,065	(5,435)
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(169,553)	9,970	(49,545)	(23,309)	(72,031)
Net increase (decrease) in net assets resulting from operations	(107,976)	(4,570)	(33,680)	(19,323)	(72,421)

Contract transactions
Contract purchase payments	15,466	347,111	20,037	8,786	61,803
Net transfers(1)	76,845	(229,029)	(47,780)	8,434	(6,718)
Transfers for policy loans	(2,157)	(2,178)	(690)	—	446
Adjustments to net assets allocated to contracts in payment period	(1,228)	—	—	—	—
Contract charges	(689)	(2,477)	(64)	(172)	(73)
Contract terminations:
Surrender benefits	(116,301)	(424,482)	(24,813)	(36,033)	(28,929)
Death benefits	(1,489)	(4,183)	(301)	—	(16,095)
Increase (decrease) from contract transactions	(29,553)	(315,238)	(53,611)	(18,985)	10,434
Net assets at beginning of year	980,743	2,690,135	858,094	115,573	683,353
Net assets at end of year	$843,214	$2,370,327	$770,803	$77,265	$621,366

Accumulation unit activity
Units outstanding at beginning of year	356,570	2,725,722	384,326	82,763	661,124
Contract purchase payments	5,755	359,529	8,477	6,671	62,062
Net transfers(1)	26,810	(238,465)	(20,282)	6,315	(7,537)
Transfers for policy loans	(822)	(2,210)	(297)	—	450
Contract charges	(255)	(2,541)	(29)	(129)	(75)
Contract terminations:
Surrender benefits	(42,061)	(431,360)	(9,966)	(28,478)	(29,580)
Death benefits	(513)	(4,326)	(134)	—	(15,974)
Units outstanding at end of year	345,484	2,406,349	362,095	67,142	670,470

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

216	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
Operations
Investment income (loss) — net	$192,571	$(153,725)	$(6,977)	$(53,446)	$(6,612)
Net realized gain (loss) on sales of investments	1,843	720,352	34,156	280,933	39,946
Distributions from capital gains	—	2,432,255	66,811	457,036	177,358
Net change in unrealized appreciation or depreciation of investments	(266,423)	(5,093,964)	(201,574)	(1,403,501)	(503,579)
Net increase (decrease) in net assets resulting from operations	(72,009)	(2,095,082)	(107,584)	(718,978)	(292,887)

Contract transactions
Contract purchase payments	48,084	3,323,352	6,353	59,932	13,629
Net transfers(1)	1,158,597	(22,674)	272	(201,477)	(29,019)
Transfers for policy loans	(3,566)	(2,955)	2,228	12,150	63
Adjustments to net assets allocated to contracts in payment period	(575)	(8,556)	—	(6,305)	—
Contract charges	(6,186)	(12,614)	(393)	(4,594)	(770)
Contract terminations:
Surrender benefits	(838,974)	(2,985,767)	(99,534)	(616,606)	(188,072)
Death benefits	(123,061)	(286,162)	—	(30,677)	—
Increase (decrease) from contract transactions	234,319	4,624	(91,074)	(787,577)	(204,169)
Net assets at beginning of year	6,538,755	27,582,065	1,167,778	8,121,922	2,100,630
Net assets at end of year	$6,701,065	$25,491,607	$969,120	$6,615,367	$1,603,574

Accumulation unit activity
Units outstanding at beginning of year	4,717,968	12,377,587	529,348	3,139,133	490,296
Contract purchase payments	34,128	1,452,506	2,951	23,014	3,132
Net transfers(1)	836,147	(20,390)	123	(75,121)	(7,237)
Transfers for policy loans	(2,503)	(1,300)	982	4,768	14
Contract charges	(4,403)	(5,522)	(176)	(1,768)	(176)
Contract terminations:
Surrender benefits	(593,616)	(1,286,498)	(45,916)	(237,762)	(43,208)
Death benefits	(89,721)	(126,754)	—	(12,202)	—
Units outstanding at end of year	4,898,000	12,389,629	487,312	2,840,062	442,821

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	217

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
Operations
Investment income (loss) — net	$(129,665)	$1,574	$8,739	$115,803	$75,023
Net realized gain (loss) on sales of investments	569,341	10,368	151,821	(2,447)	(42,378)
Distributions from capital gains	2,171,291	—	—	7,191	—
Net change in unrealized appreciation or depreciation of investments	(6,322,027)	(56,172)	(632,245)	(270,541)	(341,869)
Net increase (decrease) in net assets resulting from operations	(3,711,060)	(44,230)	(471,685)	(149,994)	(309,224)

Contract transactions
Contract purchase payments	1,893,294	2,950	48,110	674,338	47,628
Net transfers(1)	(222,830)	(1,088)	(100,042)	1,196,973	(373,126)
Transfers for policy loans	11,165	—	6,307	(2,751)	6,423
Adjustments to net assets allocated to contracts in payment period	(2,391)	—	(254)	—	(863)
Contract charges	(16,587)	(82)	(1,676)	(801)	(3,491)
Contract terminations:
Surrender benefits	(2,787,041)	(34,941)	(535,361)	(210,483)	(570,418)
Death benefits	(211,885)	—	(26,289)	(34,929)	(52,612)
Increase (decrease) from contract transactions	(1,336,275)	(33,161)	(609,205)	1,622,347	(946,459)
Net assets at beginning of year	25,375,757	312,646	3,434,997	2,714,846	4,758,102
Net assets at end of year	$20,328,422	$235,255	$2,354,107	$4,187,199	$3,502,419

Accumulation unit activity
Units outstanding at beginning of year	7,145,579	193,086	1,804,946	2,443,086	2,442,277
Contract purchase payments	617,061	1,867	26,667	615,666	25,362
Net transfers(1)	(38,722)	(1,119)	(54,216)	1,086,659	(181,608)
Transfers for policy loans	2,054	—	2,248	(2,499)	2,762
Contract charges	(4,489)	(54)	(924)	(737)	(1,867)
Contract terminations:
Surrender benefits	(765,314)	(21,833)	(298,501)	(189,744)	(339,058)
Death benefits	(53,237)	—	(12,915)	(31,746)	(26,545)
Units outstanding at end of year	6,902,932	171,947	1,467,305	3,920,685	1,921,323

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

218	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
Operations
Investment income (loss) — net	$86,939	$138,095	$(5,923)	$28,047	$2,791
Net realized gain (loss) on sales of investments	2,069	117,905	58,531	113,050	(1,197)
Distributions from capital gains	—	354,874	1,279,214	829,722	—
Net change in unrealized appreciation or depreciation of investments	(214,923)	(1,542,962)	(2,472,764)	(1,726,479)	(17,110)
Net increase (decrease) in net assets resulting from operations	(125,915)	(932,088)	(1,140,942)	(755,660)	(15,516)

Contract transactions
Contract purchase payments	155,580	627,807	817,715	53,875	33,133
Net transfers(1)	22,816	559,529	(8,668)	(291,145)	19,776
Transfers for policy loans	180	2,407	2,214	1,658	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	(2,569)	—
Contract charges	(460)	(4,882)	(3,514)	(7,246)	(67)
Contract terminations:
Surrender benefits	(79,633)	(939,679)	(892,875)	(811,383)	(6,779)
Death benefits	(8,316)	(103,746)	(153,493)	(124,686)	(8,050)
Increase (decrease) from contract transactions	90,167	141,436	(238,621)	(1,181,496)	38,013
Net assets at beginning of year	2,275,035	9,260,875	8,614,161	7,881,246	177,528
Net assets at end of year	$2,239,287	$8,470,223	$7,234,598	$5,944,090	$200,025

Accumulation unit activity
Units outstanding at beginning of year	1,825,999	4,477,293	2,619,122	1,796,105	188,315
Contract purchase payments	125,434	323,838	273,904	12,257	36,828
Net transfers(1)	17,898	328,707	848	(68,797)	21,897
Transfers for policy loans	144	905	654	425	—
Contract charges	(372)	(2,386)	(1,004)	(1,688)	(75)
Contract terminations:
Surrender benefits	(63,402)	(451,182)	(288,482)	(180,209)	(7,431)
Death benefits	(6,728)	(54,221)	(42,650)	(27,842)	(8,939)
Units outstanding at end of year	1,898,973	4,622,954	2,562,392	1,530,251	230,595

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	219

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
Operations
Investment income (loss) — net	$(1,785)	$12,542	$(2,888)	$(21,240)	$1,649
Net realized gain (loss) on sales of investments	1,627	319,175	6,113	243,111	(7,478)
Distributions from capital gains	56,047	626,591	20,265	139,287	62,729
Net change in unrealized appreciation or depreciation of investments	(90,555)	(1,212,152)	(36,124)	(403,013)	(112,517)
Net increase (decrease) in net assets resulting from operations	(34,666)	(253,844)	(12,634)	(41,855)	(55,617)

Contract transactions
Contract purchase payments	819	44,836	5,370	15,219	32,910
Net transfers(1)	(895)	9,200	(416)	(146,540)	(27,887)
Transfers for policy loans	71	236	—	858	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	(658)	—
Contract charges	(79)	(8,541)	(132)	(8,202)	(173)
Contract terminations:
Surrender benefits	(5,050)	(720,087)	(14,249)	(450,096)	(60,828)
Death benefits	—	(84,079)	—	(13,729)	(2,015)
Increase (decrease) from contract transactions	(5,134)	(758,435)	(9,427)	(603,148)	(57,993)
Net assets at beginning of year	375,889	4,853,394	306,581	2,473,562	761,986
Net assets at end of year	$336,089	$3,841,115	$284,520	$1,828,559	$648,376

Accumulation unit activity
Units outstanding at beginning of year	125,149	2,166,231	159,107	1,302,703	652,598
Contract purchase payments	252	19,792	2,596	7,684	28,302
Net transfers(1)	(289)	(1,527)	(195)	(69,941)	(24,604)
Transfers for policy loans	21	104	—	420	—
Contract charges	(24)	(3,534)	(65)	(3,995)	(155)
Contract terminations:
Surrender benefits	(1,512)	(311,325)	(6,878)	(217,373)	(52,808)
Death benefits	—	(35,979)	—	(7,154)	(1,723)
Units outstanding at end of year	123,597	1,833,762	154,565	1,012,344	601,610

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

220	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
Operations
Investment income (loss) — net	$26,757	$(23,788)	$13,870	$10,193	$(15,671)
Net realized gain (loss) on sales of investments	412,583	177,574	67,194	100,935	48,365
Distributions from capital gains	535,144	399,470	33,271	32,130	208,953
Net change in unrealized appreciation or depreciation of investments	(1,647,903)	(1,183,998)	(195,197)	(222,553)	(228,158)
Net increase (decrease) in net assets resulting from operations	(673,419)	(630,742)	(80,862)	(79,295)	13,489

Contract transactions
Contract purchase payments	49,375	43,769	8,522	10,059	21,368
Net transfers(1)	(144,849)	(60,504)	(84,878)	(67,651)	(43,297)
Transfers for policy loans	1,300	9,920	55	(12,016)	(1,241)
Adjustments to net assets allocated to contracts in payment period	—	(4,472)	—	—	(3,649)
Contract charges	(14,216)	(3,053)	(446)	(1,080)	(1,515)
Contract terminations:
Surrender benefits	(936,489)	(495,300)	(183,434)	(237,356)	(363,851)
Death benefits	(59,680)	(70,961)	(7,084)	(56,641)	(110,223)
Increase (decrease) from contract transactions	(1,104,559)	(580,601)	(267,265)	(364,685)	(502,408)
Net assets at beginning of year	6,317,598	6,610,561	1,188,062	1,226,742	1,890,444
Net assets at end of year	$4,539,620	$5,399,218	$839,935	$782,762	$1,401,525

Accumulation unit activity
Units outstanding at beginning of year	2,794,644	2,072,766	611,563	644,258	835,240
Contract purchase payments	22,032	13,850	4,433	5,415	9,149
Net transfers(1)	(60,879)	(18,767)	(43,796)	(36,903)	(19,376)
Transfers for policy loans	691	3,113	29	(6,252)	(480)
Contract charges	(6,314)	(962)	(236)	(582)	(650)
Contract terminations:
Surrender benefits	(403,850)	(154,871)	(95,043)	(125,900)	(156,359)
Death benefits	(27,353)	(22,612)	(4,156)	(30,509)	(48,387)
Units outstanding at end of year	2,318,971	1,892,517	472,794	449,527	619,137

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	221

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
Operations
Investment income (loss) — net	$29,506	$(6,123)	$(6,115)	$(9,547)	$4,185
Net realized gain (loss) on sales of investments	123,662	16,056	60,072	77,379	(14,591)
Distributions from capital gains	24,397	79,023	62,624	48,788	18,655
Net change in unrealized appreciation or depreciation of investments	(756,531)	(123,952)	(134,009)	(122,068)	(33,301)
Net increase (decrease) in net assets resulting from operations	(578,966)	(34,996)	(17,428)	(5,448)	(25,052)

Contract transactions
Contract purchase payments	57,770	5,464	7,489	8,346	55,361
Net transfers(1)	(86,744)	(29,095)	9,373	46,062	28,096
Transfers for policy loans	163	—	55	3,016	—
Adjustments to net assets allocated to contracts in payment period	(5,556)	—	—	—	—
Contract charges	(3,285)	(350)	(402)	(2,059)	(239)
Contract terminations:
Surrender benefits	(464,739)	(54,088)	(245,319)	(109,543)	(34,607)
Death benefits	(6,713)	(8,534)	(13,068)	(44,855)	(15,390)
Increase (decrease) from contract transactions	(509,104)	(86,603)	(241,872)	(99,033)	33,221
Net assets at beginning of year	3,996,976	709,420	718,831	1,099,846	411,583
Net assets at end of year	$2,908,906	$587,821	$459,531	$995,365	$419,752

Accumulation unit activity
Units outstanding at beginning of year	2,140,244	409,808	422,703	601,618	356,813
Contract purchase payments	33,158	3,009	4,229	4,273	48,329
Net transfers(1)	(49,703)	(16,733)	5,095	23,948	25,663
Transfers for policy loans	(39)	—	30	1,549	—
Contract charges	(1,943)	(189)	(224)	(951)	(205)
Contract terminations:
Surrender benefits	(264,407)	(28,700)	(134,503)	(54,836)	(29,153)
Death benefits	(3,659)	(4,707)	(7,288)	(23,738)	(13,092)
Units outstanding at end of year	1,853,651	362,488	290,042	551,863	388,355

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

222	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Janus Henderson VIT Bal, Serv(2)	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv
Operations
Investment income (loss) — net	$4,947	$(6,906)	$11,864	$(7,572)	$9,637
Net realized gain (loss) on sales of investments	(2,504)	84,915	(8,325)	83,366	(40,149)
Distributions from capital gains	430	45,520	—	39,798	—
Net change in unrealized appreciation or depreciation of investments	(156,370)	(123,716)	(23,629)	(103,664)	(152,697)
Net increase (decrease) in net assets resulting from operations	(153,497)	(187)	(20,090)	11,928	(183,209)

Contract transactions
Contract purchase payments	883,507	5,461	55,567	5,573	21,000
Net transfers(1)	2,436,602	(60,359)	(48,793)	8,851	(37,381)
Transfers for policy loans	42	408	(13)	—	2,489
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(177)	(248)	(136)	(243)	(479)
Contract terminations:
Surrender benefits	(87,715)	(133,110)	(132,252)	(107,198)	(166,432)
Death benefits	—	—	—	(43,222)	(22,692)
Increase (decrease) from contract transactions	3,232,259	(187,848)	(125,627)	(136,239)	(203,495)
Net assets at beginning of year	—	927,706	890,634	918,353	1,344,437
Net assets at end of year	$3,078,762	$739,671	$744,917	$794,042	$957,733

Accumulation unit activity
Units outstanding at beginning of year	—	560,177	853,118	600,058	848,347
Contract purchase payments	847,026	3,191	54,428	3,547	13,803
Net transfers(1)	2,348,913	(35,751)	(47,287)	5,146	(23,985)
Transfers for policy loans	41	227	(13)	—	1,611
Contract charges	(173)	(144)	(137)	(146)	(308)
Contract terminations:
Surrender benefits	(85,304)	(74,265)	(128,640)	(65,372)	(110,424)
Death benefits	—	—	—	(26,397)	(14,965)
Units outstanding at end of year	3,110,503	453,435	731,469	516,836	714,079

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

(2)	For the period April 27, 2018 (commencement of operations) to December 31, 2018.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	223

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl
Operations
Investment income (loss) — net	$(19,044)	$366	$(19,771)	$(14,431)	$(11,043)
Net realized gain (loss) on sales of investments	258,270	9,856	84,457	63,905	131,708
Distributions from capital gains	157,678	18,387	202,902	249,606	19,771
Net change in unrealized appreciation or depreciation of investments	(470,419)	(52,795)	(238,112)	(328,858)	(120,158)
Net increase (decrease) in net assets resulting from operations	(73,515)	(24,186)	29,476	(29,778)	20,278

Contract transactions
Contract purchase payments	193,832	29,986	37,326	25,522	103,760
Net transfers(1)	(208,551)	(99,146)	(37,445)	33,536	(830,545)
Transfers for policy loans	(1,861)	—	3,219	1,249	(1,518)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	(2,114)
Contract charges	(5,503)	(325)	(1,858)	(993)	(3,889)
Contract terminations:
Surrender benefits	(507,873)	(14,377)	(652,727)	(187,999)	(623,803)
Death benefits	(28,819)	—	(39,650)	(19,873)	(101,400)
Increase (decrease) from contract transactions	(558,775)	(83,862)	(691,135)	(148,558)	(1,459,509)
Net assets at beginning of year	3,381,436	396,589	3,658,256	1,697,489	6,359,123
Net assets at end of year	$2,749,146	$288,541	$2,996,597	$1,519,153	$4,919,892

Accumulation unit activity
Units outstanding at beginning of year	1,700,745	288,129	2,811,197	752,097	2,274,992
Contract purchase payments	94,900	21,946	27,404	10,856	38,697
Net transfers(1)	(98,971)	(72,399)	(27,487)	12,272	(374,022)
Transfers for policy loans	(1,077)	—	2,318	510	(740)
Contract charges	(2,653)	(238)	(1,353)	(406)	(1,327)
Contract terminations:
Surrender benefits	(240,175)	(10,472)	(471,689)	(77,158)	(207,354)
Death benefits	(14,584)	—	(29,795)	(9,115)	(43,146)
Units outstanding at end of year	1,438,185	226,966	2,310,595	689,056	1,687,100

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

224	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	MS VIF Global Real Est, Cl II	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S
Operations
Investment income (loss) — net	$30,892	$(16,154)	$(5,901)	$(6,914)	$(1,450)
Net realized gain (loss) on sales of investments	64,257	46,059	32,577	43,159	(108)
Distributions from capital gains	—	346,933	—	40,692	4,537
Net change in unrealized appreciation or depreciation of investments	(222,097)	(253,971)	(167,195)	(122,902)	(14,724)
Net increase (decrease) in net assets resulting from operations	(126,948)	122,867	(140,519)	(45,965)	(11,745)

Contract transactions
Contract purchase payments	16,731	226,748	11,625	176,973	22,983
Net transfers(1)	(176,713)	125,033	50,162	(95,079)	13,377
Transfers for policy loans	(2,164)	399	241	—	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(1,568)	(949)	(1,241)	(162)	(19)
Contract terminations:
Surrender benefits	(245,420)	(224,935)	(100,486)	(93,308)	(1,091)
Death benefits	(30,993)	(77,334)	(4,279)	—	(13,516)
Increase (decrease) from contract transactions	(440,127)	48,962	(43,978)	(11,576)	21,734
Net assets at beginning of year	1,724,585	1,411,963	845,933	658,117	134,500
Net assets at end of year	$1,157,510	$1,583,792	$661,436	$600,576	$144,489

Accumulation unit activity
Units outstanding at beginning of year	1,149,163	660,549	628,403	287,242	138,511
Contract purchase payments	11,410	91,546	8,519	76,928	24,514
Net transfers(1)	(121,510)	50,888	41,379	(40,074)	14,020
Transfers for policy loans	(1,501)	150	172	—	—
Contract charges	(1,079)	(384)	(974)	(69)	(20)
Contract terminations:
Surrender benefits	(166,466)	(91,079)	(78,922)	(40,459)	(1,115)
Death benefits	(22,190)	(28,531)	(3,167)	—	(14,386)
Units outstanding at end of year	847,827	683,139	595,410	283,568	161,524

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	225

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Oppen Global VA, Serv	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl
Operations
Investment income (loss) — net	$(15,879)	$467,553	$(207)	$(36,796)	$104,297
Net realized gain (loss) on sales of investments	350,327	(177,094)	5,930	109,321	(26,564)
Distributions from capital gains	503,417	—	39,210	511,314	—
Net change in unrealized appreciation or depreciation of investments	(1,803,145)	(1,009,349)	(66,275)	(979,401)	(404,146)
Net increase (decrease) in net assets resulting from operations	(965,280)	(718,890)	(21,342)	(395,562)	(326,413)

Contract transactions
Contract purchase payments	817,718	142,253	2,407	286,310	138,735
Net transfers(1)	213,756	(555,087)	6,367	32,027	(153,934)
Transfers for policy loans	(407)	3,773	—	(7,769)	(6,125)
Adjustments to net assets allocated to contracts in payment period	—	(1,930)	—	—	—
Contract charges	(1,478)	(16,763)	(186)	(1,180)	(6,079)
Contract terminations:
Surrender benefits	(1,183,026)	(2,381,216)	(329,248)	(572,357)	(625,591)
Death benefits	(83,227)	(140,072)	(18,551)	(100,888)	(67,155)
Increase (decrease) from contract transactions	(236,664)	(2,949,042)	(339,211)	(363,857)	(720,149)
Net assets at beginning of year	7,054,850	14,781,484	604,103	4,016,322	5,559,233
Net assets at end of year	$5,852,906	$11,113,552	$243,550	$3,256,903	$4,512,671

Accumulation unit activity
Units outstanding at beginning of year	2,939,047	9,372,081	558,143	1,554,859	3,469,416
Contract purchase payments	362,316	99,289	2,220	110,161	89,539
Net transfers(1)	84,358	(371,252)	6,292	15,981	(98,539)
Transfers for policy loans	(319)	2,421	—	(2,997)	(4,017)
Contract charges	(617)	(10,798)	(172)	(444)	(3,889)
Contract terminations:
Surrender benefits	(479,528)	(1,540,553)	(301,938)	(207,642)	(398,688)
Death benefits	(36,000)	(90,900)	(17,386)	(36,195)	(43,527)
Units outstanding at end of year	2,869,257	7,460,288	247,159	1,433,723	3,010,295

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

226	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA
Operations
Investment income (loss) — net	$819	$20,896	$1,264	$3,803	$(72,509)
Net realized gain (loss) on sales of investments	1,937	(3,578)	6,686	10,244	185,827
Distributions from capital gains	13,394	22,198	194,526	—	709,776
Net change in unrealized appreciation or depreciation of investments	(27,101)	(56,303)	(212,822)	(138,415)	(928,209)
Net increase (decrease) in net assets resulting from operations	(10,951)	(16,787)	(10,346)	(124,368)	(105,115)

Contract transactions
Contract purchase payments	22,498	268,896	6,010	7,210	29,690
Net transfers(1)	29,274	448,913	(6,703)	(2,226)	(62,216)
Transfers for policy loans	—	719	879	119	8,484
Adjustments to net assets allocated to contracts in payment period	—	—	—	(313)	(3,180)
Contract charges	(54)	(380)	(1,108)	(493)	(3,666)
Contract terminations:
Surrender benefits	(1,541)	(88,171)	(144,269)	(76,178)	(395,613)
Death benefits	—	—	(14,822)	(2,046)	(58,657)
Increase (decrease) from contract transactions	50,177	629,977	(160,013)	(73,927)	(485,158)
Net assets at beginning of year	121,346	1,244,762	1,221,927	694,698	5,729,446
Net assets at end of year	$160,572	$1,857,952	$1,051,568	$496,403	$5,139,173

Accumulation unit activity
Units outstanding at beginning of year	107,624	1,181,583	463,360	367,362	1,922,212
Contract purchase payments	20,172	266,838	2,215	3,984	9,468
Net transfers(1)	26,376	442,570	(2,770)	(1,220)	(20,175)
Transfers for policy loans	—	711	324	67	2,676
Contract charges	(49)	(379)	(397)	(274)	(1,159)
Contract terminations:
Surrender benefits	(1,409)	(85,920)	(52,784)	(41,300)	(125,433)
Death benefits	—	—	(5,470)	(1,075)	(18,322)
Units outstanding at end of year	152,714	1,805,403	404,478	327,544	1,769,267

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	227

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S
Operations
Investment income (loss) — net	$(6,628)	$(2,607)	$(16,388)	$5,721	$9,606
Net realized gain (loss) on sales of investments	47,225	4,455	(9,861)	(2,550)	(2,324)
Distributions from capital gains	87,455	12,550	—	—	—
Net change in unrealized appreciation or depreciation of investments	(147,380)	(37,937)	40,488	(128,046)	(104,170)
Net increase (decrease) in net assets resulting from operations	(19,328)	(23,539)	14,239	(124,875)	(96,888)

Contract transactions
Contract purchase payments	10,281	2,568	154,185	7,182	111,931
Net transfers(1)	150,806	(5,989)	(22,995)	(24,368)	63,460
Transfers for policy loans	4,346	—	162	—	280
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(503)	(143)	(713)	(254)	(140)
Contract terminations:
Surrender benefits	(115,330)	(33,935)	(154,219)	(25,782)	(39,141)
Death benefits	(2,081)	—	(44,518)	(2,950)	(2,148)
Increase (decrease) from contract transactions	47,519	(37,499)	(68,098)	(46,172)	134,242
Net assets at beginning of year	722,058	297,816	1,603,979	614,862	525,012
Net assets at end of year	$750,249	$236,778	$1,550,120	$443,815	$562,366

Accumulation unit activity
Units outstanding at beginning of year	283,442	91,815	1,668,885	218,332	604,909
Contract purchase payments	3,945	754	159,865	2,618	139,238
Net transfers(1)	56,481	(1,568)	(23,697)	(10,107)	81,847
Transfers for policy loans	1,594	—	170	—	360
Contract charges	(187)	(44)	(750)	(92)	(187)
Contract terminations:
Surrender benefits	(42,104)	(9,902)	(159,869)	(9,674)	(44,486)
Death benefits	(768)	—	(45,982)	(1,083)	(2,646)
Units outstanding at end of year	302,403	81,055	1,598,622	199,994	779,035

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

228	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Aggr, Cl 2	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4
Operations
Investment income (loss) — net	$(484,339)	$(473,351)	$10,856	$(385,729)	$(358,019)
Net realized gain (loss) on sales of investments	3,036,408	4,705,598	(40,139)	1,232,512	2,265,625
Distributions from capital gains	—	—	85,273	—	—
Net change in unrealized appreciation or depreciation of investments	(7,075,792)	(8,520,875)	(331,161)	(2,236,397)	(3,265,928)
Net increase (decrease) in net assets resulting from operations	(4,523,723)	(4,288,628)	(275,171)	(1,389,614)	(1,358,322)

Contract transactions
Contract purchase payments	1,540,451	870,921	216,043	1,278,285	67,099
Net transfers(1)	(3,247,902)	(3,051,790)	4,346	(140,198)	(748,361)
Transfers for policy loans	23,334	(14,564)	—	8,460	(10,239)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(230,000)	(330,810)	(163)	(251,043)	(214,641)
Contract terminations:
Surrender benefits	(3,407,904)	(6,631,696)	(42,236)	(4,995,122)	(8,371,084)
Death benefits	(189,736)	(491,205)	(273)	(2,156,825)	(1,113,102)
Increase (decrease) from contract transactions	(5,511,757)	(9,649,144)	177,717	(6,256,443)	(10,390,328)
Net assets at beginning of year	53,063,585	56,004,331	1,344,977	38,139,751	42,343,933
Net assets at end of year	$43,028,105	$42,066,559	$1,247,523	$30,493,694	$30,595,283

Accumulation unit activity
Units outstanding at beginning of year	28,834,355	30,329,085	761,355	29,849,988	32,894,001
Contract purchase payments	844,157	474,347	123,522	1,022,124	52,874
Net transfers(1)	(1,771,226)	(1,613,250)	6,436	(184,713)	(563,176)
Transfers for policy loans	13,181	(7,513)	—	6,673	(7,893)
Contract charges	(126,146)	(180,631)	(99)	(200,093)	(169,023)
Contract terminations:
Surrender benefits	(1,853,300)	(3,566,125)	(26,246)	(3,949,722)	(6,581,322)
Death benefits	(99,437)	(274,404)	(154)	(1,766,554)	(892,665)
Units outstanding at end of year	25,841,584	25,161,509	864,814	24,777,703	24,732,796

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	229

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Man Risk, Cl 2	VP Man Risk US, Cl 2	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2
Operations
Investment income (loss) — net	$(25,376)	$(41,047)	$(369,723)	$(891,140)	$(5,316,673)
Net realized gain (loss) on sales of investments	(1,887)	(722)	538,246	1,219,327	5,788,933
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(230,840)	(341,877)	(1,365,311)	(4,883,655)	(47,539,880)
Net increase (decrease) in net assets resulting from operations	(258,103)	(383,646)	(1,196,788)	(4,555,468)	(47,067,620)

Contract transactions
Contract purchase payments	3,423,940	3,968,560	2,709,366	10,247,753	50,619,377
Net transfers(1)	426,036	2,872,206	6,149,172	(1,724,545)	1,795,353
Transfers for policy loans	—	—	—	—	(12,122)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(11,708)	(23,019)	(380,573)	(847,284)	(5,731,533)
Contract terminations:
Surrender benefits	(10,176)	(21,491)	(5,777,992)	(3,306,332)	(19,823,517)
Death benefits	—	(22,310)	(815,587)	(1,181,083)	(2,647,204)
Increase (decrease) from contract transactions	3,828,092	6,773,946	1,884,386	3,188,509	24,200,354
Net assets at beginning of year	720,585	1,527,423	31,922,733	82,765,259	517,726,632
Net assets at end of year	$4,290,574	$7,917,723	$32,610,331	$81,398,300	$494,859,366

Accumulation unit activity
Units outstanding at beginning of year	695,987	1,464,321	28,772,968	70,376,417	398,166,166
Contract purchase payments	3,339,930	3,780,901	2,473,600	8,782,043	38,443,882
Net transfers(1)	405,708	2,771,166	5,644,538	(1,484,369)	1,027,638
Transfers for policy loans	—	—	—	—	(7,402)
Contract charges	(11,333)	(22,176)	(348,475)	(728,296)	(4,426,578)
Contract terminations:
Surrender benefits	(9,897)	(20,557)	(5,289,759)	(2,852,517)	(15,560,371)
Death benefits	—	(21,838)	(751,024)	(1,019,902)	(2,108,785)
Units outstanding at end of year	4,420,395	7,951,817	30,501,848	73,073,376	415,534,550

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

230	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4
Operations
Investment income (loss) — net	$(10,064,752)	$(4,590,164)	$(5,379,802)	$(2,079,775)	$(1,700,493)
Net realized gain (loss) on sales of investments	10,608,965	14,868,960	39,489,227	11,038,309	16,936,927
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(67,508,291)	(39,105,295)	(68,555,735)	(24,881,281)	(28,501,903)
Net increase (decrease) in net assets resulting from operations	(66,964,078)	(28,826,499)	(34,446,310)	(15,922,747)	(13,265,469)

Contract transactions
Contract purchase payments	74,829,971	12,032,814	1,562,694	9,291,981	1,643,497
Net transfers(1)	(7,335,238)	14,048,792	409,007	(7,370,585)	(7,508,089)
Transfers for policy loans	15,992	(88,349)	(4,783)	(57,402)	59,774
Adjustments to net assets allocated to contracts in payment period	—	(30,389)	—	(27,570)	—
Contract charges	(10,956,674)	(3,603,240)	(3,798,991)	(1,429,422)	(1,097,229)
Contract terminations:
Surrender benefits	(32,533,308)	(42,235,013)	(88,763,792)	(19,096,521)	(29,706,810)
Death benefits	(5,046,636)	(3,613,275)	(6,701,057)	(1,969,598)	(1,769,949)
Increase (decrease) from contract transactions	18,974,107	(23,488,660)	(97,296,922)	(20,659,117)	(38,378,806)
Net assets at beginning of year	955,177,465	460,518,906	619,028,863	219,806,104	204,731,279
Net assets at end of year	$907,187,494	$408,203,747	$487,285,631	$183,224,240	$153,087,004

Accumulation unit activity
Units outstanding at beginning of year	734,385,632	295,267,169	394,228,396	129,246,952	119,707,299
Contract purchase payments	57,875,031	7,846,407	999,810	5,512,477	966,198
Net transfers(1)	(6,332,585)	8,980,362	233,039	(4,380,376)	(4,367,501)
Transfers for policy loans	12,192	(55,941)	(3,438)	(34,554)	35,011
Contract charges	(8,482,665)	(2,336,369)	(2,441,463)	(844,858)	(644,427)
Contract terminations:
Surrender benefits	(25,893,772)	(27,295,756)	(56,915,238)	(11,234,887)	(17,390,472)
Death benefits	(3,878,524)	(2,382,371)	(4,292,371)	(1,166,308)	(1,065,390)
Units outstanding at end of year	747,685,309	280,023,501	331,808,735	117,098,446	97,240,718

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	231

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Operations
Investment income (loss) — net	$(898,445)	$(995,215)	$7,063	$(12,438)	$(5,920)
Net realized gain (loss) on sales of investments	3,188,905	7,059,613	(994)	34,401	6,339
Distributions from capital gains	—	—	7,326	—	—
Net change in unrealized appreciation or depreciation of investments	(6,614,285)	(10,945,874)	(21,964)	(113,980)	(96,049)
Net increase (decrease) in net assets resulting from operations	(4,323,825)	(4,881,476)	(8,569)	(92,017)	(95,630)

Contract transactions
Contract purchase payments	2,605,669	625,496	20,643	388,907	175,614
Net transfers(1)	(1,132,503)	(1,717,150)	1,660	(23,652)	20,169
Transfers for policy loans	11,491	12,893	—	(683)	—
Adjustments to net assets allocated to contracts in payment period	(24,526)	—	—	—	—
Contract charges	(601,099)	(611,320)	(28)	(63)	(42)
Contract terminations:
Surrender benefits	(8,560,797)	(16,855,516)	(9,621)	(32,856)	(13,232)
Death benefits	(822,462)	(1,764,018)	(1,323)	(18,556)	(272)
Increase (decrease) from contract transactions	(8,524,227)	(20,309,615)	11,331	313,097	182,237
Net assets at beginning of year	91,299,448	114,672,278	598,018	890,315	476,241
Net assets at end of year	$78,451,396	$89,481,187	$600,780	$1,111,395	$562,848

Accumulation unit activity
Units outstanding at beginning of year	64,661,353	80,729,371	531,962	408,798	230,704
Contract purchase payments	1,895,502	443,660	19,050	163,808	85,671
Net transfers(1)	(814,859)	(1,246,160)	1,541	(8,245)	9,668
Transfers for policy loans	8,023	9,076	—	(299)	—
Contract charges	(431,570)	(435,760)	(25)	(30)	(22)
Contract terminations:
Surrender benefits	(6,164,997)	(11,932,475)	(8,743)	(13,696)	(6,783)
Death benefits	(594,297)	(1,256,301)	(1,190)	(7,949)	(137)
Units outstanding at end of year	58,559,155	66,311,411	542,595	542,387	319,101

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

232	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Operations
Investment income (loss) — net	$(39,343)	$(79,787)	$(638,949)	$(539,387)	$112,539
Net realized gain (loss) on sales of investments	538,889	48,193	293,731	186,709	6,513
Distributions from capital gains	—	—	—	—	1,121,809
Net change in unrealized appreciation or depreciation of investments	(1,071,776)	(317,380)	(4,541,419)	(2,686,185)	(2,993,818)
Net increase (decrease) in net assets resulting from operations	(572,230)	(348,974)	(4,886,637)	(3,038,863)	(1,752,957)

Contract transactions
Contract purchase payments	40,598	4,319,285	30,666,194	20,334,032	109,051
Net transfers(1)	(238,133)	1,428,830	14,289,691	10,621,573	(246,974)
Transfers for policy loans	(1,533)	—	—	—	(5,403)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	(1,064)
Contract charges	(8,981)	(60,331)	(636,851)	(476,819)	(10,168)
Contract terminations:
Surrender benefits	(641,541)	(80,660)	(1,077,022)	(606,203)	(1,336,934)
Death benefits	(63,240)	—	(97,316)	—	(159,700)
Increase (decrease) from contract transactions	(912,830)	5,607,124	43,144,696	29,872,583	(1,651,192)
Net assets at beginning of year	5,013,986	5,001,195	46,873,581	38,748,277	11,001,315
Net assets at end of year	$3,528,926	$10,259,345	$85,131,640	$65,581,997	$7,597,166

Accumulation unit activity
Units outstanding at beginning of year	1,582,085	4,497,385	38,686,387	33,345,523	4,065,673
Contract purchase payments	13,823	3,877,203	24,988,342	17,405,287	42,065
Net transfers(1)	(75,378)	1,322,582	11,678,006	9,167,909	(106,580)
Transfers for policy loans	(338)	—	—	—	(2,407)
Contract charges	(2,946)	(54,576)	(520,531)	(409,689)	(3,831)
Contract terminations:
Surrender benefits	(192,687)	(72,627)	(874,951)	(518,812)	(525,803)
Death benefits	(19,272)	—	(80,603)	—	(68,894)
Units outstanding at end of year	1,305,287	9,569,967	73,876,650	58,990,218	3,400,223

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	233

Statements of Changes in Net Assets

Year ended December 31, 2018 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Operations
Investment income (loss) — net	$(121,083)	$3,013	$206,243	$(18,854)	$(38,725)
Net realized gain (loss) on sales of investments	(338,650)	41,510	(8,948)	99,732	185,900
Distributions from capital gains	3,532,955	134,700	462,229	244,257	359,947
Net change in unrealized appreciation or depreciation of investments	(3,021,150)	(254,487)	(1,017,130)	(505,085)	(502,716)
Net increase (decrease) in net assets resulting from operations	52,072	(75,264)	(357,606)	(179,950)	4,406

Contract transactions
Contract purchase payments	135,129	39,496	17,397	29,153	271,608
Net transfers(1)	(825,306)	84,692	(6,409)	56,545	235,153
Transfers for policy loans	3,594	13,363	975	—	1,641
Adjustments to net assets allocated to contracts in payment period	(1,696)	—	(1,225)	(6,057)	—
Contract charges	(12,896)	(1,486)	(2,761)	(1,224)	(1,580)
Contract terminations:
Surrender benefits	(2,668,793)	(87,963)	(223,772)	(330,573)	(522,776)
Death benefits	(110,470)	—	(34,209)	(6,506)	(71,758)
Increase (decrease) from contract transactions	(3,480,438)	48,102	(250,004)	(258,662)	(87,712)
Net assets at beginning of year	15,456,600	1,966,644	2,232,275	2,746,866	3,547,597
Net assets at end of year	$12,028,234	$1,939,482	$1,624,665	$2,308,254	$3,464,291

Accumulation unit activity
Units outstanding at beginning of year	4,358,636	801,681	1,395,551	944,537	1,248,618
Contract purchase payments	34,159	15,769	11,086	10,783	82,986
Net transfers(1)	(237,993)	37,382	246	20,284	67,827
Transfers for policy loans	414	5,400	669	—	529
Contract charges	(3,303)	(596)	(1,900)	(432)	(499)
Contract terminations:
Surrender benefits	(730,062)	(36,068)	(149,184)	(108,699)	(162,844)
Death benefits	(33,452)	—	(20,430)	(2,517)	(23,009)
Units outstanding at end of year	3,388,399	823,568	1,236,038	863,956	1,213,608

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

234	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	WA Var Global Hi Yd Bond, Cl II
Operations
Investment income (loss) — net	$14,080
Net realized gain (loss) on sales of investments	(2,017)
Distributions from capital gains	—
Net change in unrealized appreciation or depreciation of investments	(31,390)
Net increase (decrease) in net assets resulting from operations	(19,327)

Contract transactions
Contract purchase payments	13,486
Net transfers(1)	11,212
Transfers for policy loans	7
Adjustments to net assets allocated to contracts in payment period	—
Contract charges	(32)
Contract terminations:
Surrender benefits	(42,682)
Death benefits	(6,069)
Increase (decrease) from contract transactions	(24,078)
Net assets at beginning of year	395,413
Net assets at end of year	$352,008

Accumulation unit activity
Units outstanding at beginning of year	350,059
Contract purchase payments	12,332
Net transfers(1)	10,233
Transfers for policy loans	6
Contract charges	(29)
Contract terminations:
Surrender benefits	(38,474)
Death benefits	(5,505)
Units outstanding at end of year	328,622

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	235

Statements of Changes in Net Assets

Year ended December 31, 2017	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Operations
Investment income (loss) — net	$3,142	$(5,953)	$20,350	$66,366	$(21,237)
Net realized gain (loss) on sales of investments	1,466	138,980	250,134	(15,856)	118,626
Distributions from capital gains	—	—	451,333	—	124,970
Net change in unrealized appreciation or depreciation of investments	47,896	149,092	107,994	1,452,977	290,340
Net increase (decrease) in net assets resulting from operations	52,504	282,119	829,811	1,503,487	512,699

Contract transactions
Contract purchase payments	190,456	8,381	39,874	141,240	268,657
Net transfers(1)	(2,837)	(109,256)	187,721	(486,102)	362,054
Transfers for policy loans	—	(139)	6,369	(684)	2
Adjustments to net assets allocated to contracts in payment period	—	—	—	(2,343)	(6,067)
Contract charges	(59)	(1,205)	(3,188)	(9,466)	(664)
Contract terminations:
Surrender benefits	(7,416)	(232,155)	(661,606)	(1,043,877)	(491,423)
Death benefits	(684)	(35,747)	(5,949)	(110,095)	—
Increase (decrease) from contract transactions	179,460	(370,121)	(436,779)	(1,511,327)	132,559
Net assets at beginning of year	346,509	948,819	4,935,856	6,753,464	1,612,551
Net assets at end of year	$578,473	$860,817	$5,328,888	$6,745,624	$2,257,809

Accumulation unit activity
Units outstanding at beginning of year	314,587	663,095	2,408,243	4,875,255	733,509
Contract purchase payments	161,214	4,897	17,789	93,268	102,117
Net transfers(1)	(2,331)	(64,905)	101,711	(311,532)	143,418
Transfers for policy loans	—	(99)	2,840	(3,735)	1
Contract charges	(51)	(696)	(1,463)	(5,557)	(269)
Contract terminations:
Surrender benefits	(6,136)	(134,490)	(304,569)	(704,065)	(187,875)
Death benefits	(565)	(22,102)	(2,808)	(82,043)	—
Units outstanding at end of year	466,718	445,700	2,221,743	3,861,591	790,901

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

236	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Operations
Investment income (loss) — net	$20,339	$137	$(1,295)	$18,493	$(16,974)
Net realized gain (loss) on sales of investments	46,014	24,352	57,719	448,101	410,776
Distributions from capital gains	—	—	—	86,267	124,223
Net change in unrealized appreciation or depreciation of investments	(121,905)	59,049	236,332	(138,563)	138,012
Net increase (decrease) in net assets resulting from operations	(55,552)	83,538	292,756	414,298	656,037

Contract transactions
Contract purchase payments	121,274	1,240	18,884	72,768	14,475
Net transfers(1)	(139,669)	298	(28,241)	(69,657)	(305,513)
Transfers for policy loans	(1,047)	341	(1,681)	5,533	(337)
Adjustments to net assets allocated to contracts in payment period	—	—	(183)	—	—
Contract charges	(1,053)	(110)	(592)	(2,175)	(3,329)
Contract terminations:
Surrender benefits	(395,453)	(82,052)	(171,267)	(1,236,434)	(748,728)
Death benefits	(17,184)	(4,714)	(6,412)	(36,005)	(12,839)
Increase (decrease) from contract transactions	(433,132)	(84,997)	(189,492)	(1,265,970)	(1,056,271)
Net assets at beginning of year	2,665,516	308,030	1,065,282	4,582,947	2,417,172
Net assets at end of year	$2,176,832	$306,571	$1,168,546	$3,731,275	$2,016,938

Accumulation unit activity
Units outstanding at beginning of year	2,632,421	282,421	685,492	1,953,810	1,207,389
Contract purchase payments	121,695	970	10,043	28,953	6,127
Net transfers(1)	(147,950)	530	(16,452)	(21,534)	(107,500)
Transfers for policy loans	(1,023)	261	(911)	2,540	(187)
Contract charges	(1,052)	(83)	(333)	(908)	(1,372)
Contract terminations:
Surrender benefits	(397,934)	(64,292)	(96,406)	(493,739)	(327,186)
Death benefits	(17,242)	(3,497)	(3,129)	(14,253)	(5,116)
Units outstanding at end of year	2,188,915	216,310	578,304	1,454,869	772,155

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	237

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
Operations
Investment income (loss) — net	$7,436	$78,168	$10,285	$8,084	$(9,413)
Net realized gain (loss) on sales of investments	107,270	1,335,027	(15,178)	61,074	134,837
Distributions from capital gains	—	—	46,864	7,959	17,809
Net change in unrealized appreciation or depreciation of investments	(48,845)	(398,182)	433,127	17,035	68,522
Net increase (decrease) in net assets resulting from operations	65,861	1,015,013	475,098	94,152	211,755

Contract transactions
Contract purchase payments	10,409	738,969	429,610	6,740	17,041
Net transfers(1)	5,059	(1,062,730)	(135,012)	(6,596)	(114,354)
Transfers for policy loans	182	(3,025)	29	1,154	2,201
Adjustments to net assets allocated to contracts in payment period	—	(1,867)	—	—	—
Contract charges	(353)	(6,708)	(2,129)	(802)	(482)
Contract terminations:
Surrender benefits	(309,803)	(2,542,424)	(592,043)	(477,877)	(527,201)
Death benefits	—	(188,678)	(48,261)	—	—
Increase (decrease) from contract transactions	(294,506)	(3,066,463)	(347,806)	(477,381)	(622,795)
Net assets at beginning of year	1,062,120	15,707,685	3,981,030	1,113,509	1,127,694
Net assets at end of year	$833,475	$13,656,235	$4,108,322	$730,280	$716,654

Accumulation unit activity
Units outstanding at beginning of year	315,940	6,580,532	3,362,486	717,294	605,160
Contract purchase payments	2,978	335,567	336,060	4,125	8,335
Net transfers(1)	1,427	(430,067)	(108,601)	(3,556)	(54,160)
Transfers for policy loans	52	(1,830)	24	702	1,068
Contract charges	(103)	(2,729)	(1,678)	(489)	(235)
Contract terminations:
Surrender benefits	(91,126)	(1,062,589)	(466,303)	(297,044)	(246,631)
Death benefits	—	(73,154)	(38,228)	—	—
Units outstanding at end of year	229,168	5,345,730	3,083,760	421,032	313,537

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

238	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
Operations
Investment income (loss) — net	$(259,500)	$15,584	$(23,466)	$(6,665)	$(209,226)
Net realized gain (loss) on sales of investments	767,777	(9,798)	54,469	17,901	1,497,660
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	2,456,376	(3,402)	372,422	115,279	2,677,708
Net increase (decrease) in net assets resulting from operations	2,964,653	2,384	403,425	126,515	3,966,142

Contract transactions
Contract purchase payments	6,036,102	20,544	429,127	81,762	204,390
Net transfers(1)	4,348,387	87,383	460,057	(93,485)	(645,899)
Transfers for policy loans	983	—	914	—	35,504
Adjustments to net assets allocated to contracts in payment period	(126,752)	—	—	—	(27,181)
Contract charges	(10,466)	(58)	(496)	(26)	(24,372)
Contract terminations:
Surrender benefits	(2,518,900)	(69,667)	(183,305)	(4,899)	(2,104,190)
Death benefits	(184,996)	—	(15,637)	25	(336,850)
Increase (decrease) from contract transactions	7,544,358	38,202	690,660	(16,623)	(2,898,598)
Net assets at beginning of year	18,217,663	260,813	1,730,990	583,628	18,817,076
Net assets at end of year	$28,726,674	$301,399	$2,825,075	$693,520	$19,884,620

Accumulation unit activity
Units outstanding at beginning of year	9,177,709	429,079	1,171,940	259,803	9,846,669
Contract purchase payments	3,250,358	34,508	260,718	33,041	103,001
Net transfers(1)	2,409,283	149,459	284,903	(39,462)	(341,566)
Transfers for policy loans	(684)	—	561	—	16,457
Contract charges	(5,125)	(97)	(305)	(12)	(12,500)
Contract terminations:
Surrender benefits	(1,237,586)	(119,418)	(114,710)	(1,854)	(998,649)
Death benefits	(81,878)	—	(9,500)	—	(154,500)
Units outstanding at end of year	13,512,077	493,531	1,593,607	251,516	8,458,912

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	239

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
Operations
Investment income (loss) — net	$(1,686)	$(15,563)	$(271,256)	$18,372	$(15,523)
Net realized gain (loss) on sales of investments	(376)	52,716	2,978,823	5,066	27,884
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	2,859	141,409	723,946	29,343	486,410
Net increase (decrease) in net assets resulting from operations	797	178,562	3,431,513	52,781	498,771

Contract transactions
Contract purchase payments	106,153	196,096	356,200	66,796	391,191
Net transfers(1)	7,846	(37,521)	(900,185)	70,776	100,673
Transfers for policy loans	—	417	(193)	25	—
Adjustments to net assets allocated to contracts in payment period	—	—	(27,110)	—	—
Contract charges	(20)	(284)	(20,933)	(252)	(142)
Contract terminations:
Surrender benefits	(15,227)	(65,284)	(4,806,059)	(84,577)	(81,444)
Death benefits	—	—	(399,980)	(4,345)	(24,105)
Increase (decrease) from contract transactions	98,752	93,424	(5,798,260)	48,423	386,173
Net assets at beginning of year	75,100	1,375,522	29,269,780	464,474	943,548
Net assets at end of year	$174,649	$1,647,508	$26,903,033	$565,678	$1,828,492

Accumulation unit activity
Units outstanding at beginning of year	86,353	733,541	12,215,202	474,604	955,715
Contract purchase payments	121,497	100,416	137,676	63,750	311,832
Net transfers(1)	8,689	(20,536)	(346,254)	69,205	91,819
Transfers for policy loans	—	213	(1,182)	23	—
Contract charges	(23)	(143)	(8,972)	(240)	(117)
Contract terminations:
Surrender benefits	(17,149)	(33,263)	(1,946,557)	(79,964)	(62,670)
Death benefits	—	—	(166,768)	(4,137)	(20,283)
Units outstanding at end of year	199,367	780,228	9,883,145	523,241	1,276,296

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

240	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
Operations
Investment income (loss) — net	$(86,090)	$(3,195)	$(61,425)	$(41,227)	$(77,892)
Net realized gain (loss) on sales of investments	699,661	(7,358)	(359,856)	1	219
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	2,894,597	24,571	724,099	—	(218)
Net increase (decrease) in net assets resulting from operations	3,508,168	14,018	302,818	(41,226)	(77,891)

Contract transactions
Contract purchase payments	108,070	33,577	47,141	286,918	313,068
Net transfers(1)	(451,741)	3,358	(154,689)	(407,366)	5,814,272
Transfers for policy loans	12,887	—	3,737	—	8,773
Adjustments to net assets allocated to contracts in payment period	(2,744)	—	(880)	—	(1,354)
Contract charges	(11,892)	(43)	(10,236)	(279)	(9,719)
Contract terminations:
Surrender benefits	(1,445,852)	(9,728)	(911,693)	(235,191)	(5,347,462)
Death benefits	(94,575)	(5,245)	(125,711)	—	(53,721)
Increase (decrease) from contract transactions	(1,885,847)	21,919	(1,152,331)	(355,918)	723,857
Net assets at beginning of year	8,089,583	302,917	6,698,658	4,929,341	11,808,467
Net assets at end of year	$9,711,904	$338,854	$5,849,145	$4,532,197	$12,454,433

Accumulation unit activity
Units outstanding at beginning of year	4,305,002	324,244	4,629,846	5,223,067	11,192,362
Contract purchase payments	48,584	34,845	30,740	308,262	297,398
Net transfers(1)	(196,609)	3,329	(107,750)	(441,290)	5,578,751
Transfers for policy loans	6,438	—	1,978	—	7,671
Contract charges	(4,912)	(45)	(6,959)	(300)	(9,324)
Contract terminations:
Surrender benefits	(588,128)	(10,209)	(600,263)	(246,677)	(4,999,184)
Death benefits	(44,903)	(5,544)	(89,742)	—	(48,476)
Units outstanding at end of year	3,525,472	346,620	3,857,850	4,843,062	12,019,198

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	241

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
Operations
Investment income (loss) — net	$65,393	$527,731	$77,988	$467,132	$24,785
Net realized gain (loss) on sales of investments	(1,345)	82,677	(22,409)	(348,167)	(2,908)
Distributions from capital gains	—	—	—	—	14,194
Net change in unrealized appreciation or depreciation of investments	2,251	36,388	11,902	382,941	893
Net increase (decrease) in net assets resulting from operations	66,299	646,796	67,481	501,906	36,964

Contract transactions
Contract purchase payments	721,267	84,699	721,414	102,851	514,326
Net transfers(1)	6,088	260,209	292,578	(278,463)	137,533
Transfers for policy loans	—	(1,598)	(3,001)	1,754	(27,486)
Adjustments to net assets allocated to contracts in payment period	—	(7,358)	—	(1,828)	—
Contract charges	(139)	(7,342)	(292)	(14,763)	(202)
Contract terminations:
Surrender benefits	(23,191)	(2,618,670)	(33,370)	(1,622,425)	(85,867)
Death benefits	(3,958)	(119,610)	(6,128)	(154,248)	(14,249)
Increase (decrease) from contract transactions	700,067	(2,409,670)	971,201	(1,967,122)	524,055
Net assets at beginning of year	1,171,932	12,480,201	1,046,319	10,095,633	1,442,688
Net assets at end of year	$1,938,298	$10,717,327	$2,085,001	$8,630,417	$2,003,707

Accumulation unit activity
Units outstanding at beginning of year	786,988	5,085,662	716,931	5,229,001	1,235,680
Contract purchase payments	470,764	33,838	475,157	50,075	431,080
Net transfers(1)	7,629	120,383	197,131	(137,849)	117,198
Transfers for policy loans	—	(554)	(2,042)	917	(23,058)
Contract charges	(94)	(2,926)	(193)	(7,309)	(169)
Contract terminations:
Surrender benefits	(15,373)	(1,060,337)	(21,917)	(816,654)	(73,140)
Death benefits	(2,582)	(45,658)	(4,082)	(78,630)	(12,163)
Units outstanding at end of year	1,247,332	4,130,408	1,360,985	4,239,551	1,675,428

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

242	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
Operations
Investment income (loss) — net	$412,150	$(11,787)	$(37,740)	$(186,995)	$31,710
Net realized gain (loss) on sales of investments	(58,424)	42,129	597,148	558,746	(16,151)
Distributions from capital gains	203,506	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	117,027	215,577	465,308	3,118,570	3,781
Net increase (decrease) in net assets resulting from operations	674,259	245,919	1,024,716	3,490,321	19,340

Contract transactions
Contract purchase payments	201,082	446,541	86,478	4,171,998	174,325
Net transfers(1)	(868,985)	105,920	(374,084)	3,073,561	1,259,354
Transfers for policy loans	12,611	417	10,054	1,784	(3,291)
Adjustments to net assets allocated to contracts in payment period	(20,050)	—	—	—	—
Contract charges	(33,351)	(112)	(4,849)	(4,583)	(1,268)
Contract terminations:
Surrender benefits	(3,975,543)	(25,792)	(907,470)	(1,354,134)	(504,526)
Death benefits	(314,288)	(105,903)	(22,294)	(51,542)	(89,833)
Increase (decrease) from contract transactions	(4,998,524)	421,071	(1,212,165)	5,837,084	834,761
Net assets at beginning of year	26,087,453	692,151	4,293,724	13,709,812	2,474,766
Net assets at end of year	$21,763,188	$1,359,141	$4,106,275	$23,037,217	$3,328,867

Accumulation unit activity
Units outstanding at beginning of year	15,587,625	323,908	3,814,854	7,361,721	2,328,592
Contract purchase payments	116,310	189,052	80,416	2,104,511	161,780
Net transfers(1)	(500,208)	43,404	(309,529)	1,607,168	1,180,853
Transfers for policy loans	6,913	169	9,013	243	(3,385)
Contract charges	(20,039)	(46)	(3,657)	(2,304)	(1,198)
Contract terminations:
Surrender benefits	(2,342,988)	(10,243)	(605,248)	(675,776)	(472,523)
Death benefits	(191,333)	(43,542)	(16,528)	(25,694)	(82,834)
Units outstanding at end of year	12,656,280	502,702	2,969,321	10,369,869	3,111,285

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	243

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
Operations
Investment income (loss) — net	$18,950	$(3,644)	$(40,587)	$(9,195)	$(25,408)
Net realized gain (loss) on sales of investments	2,312	8,281	279,507	13,325	290,064
Distributions from capital gains	3,312	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	52,508	54,454	456,794	97,355	57,067
Net increase (decrease) in net assets resulting from operations	77,082	59,091	695,714	101,485	321,723

Contract transactions
Contract purchase payments	40,223	125,278	45,761	272,267	39,815
Net transfers(1)	10,770	(25,339)	(4,002)	38,891	(81,918)
Transfers for policy loans	344	—	5,748	—	(1,378)
Adjustments to net assets allocated to contracts in payment period	—	—	(3,315)	—	—
Contract charges	(268)	(52)	(1,752)	(60)	(2,417)
Contract terminations:
Surrender benefits	(69,693)	(6,571)	(465,488)	(24,481)	(482,141)
Death benefits	(21,381)	(11,523)	(72,692)	(38,710)	(21,515)
Increase (decrease) from contract transactions	(40,005)	81,793	(495,740)	247,907	(549,554)
Net assets at beginning of year	802,219	258,398	3,460,758	654,183	2,912,990
Net assets at end of year	$839,296	$399,282	$3,660,732	$1,003,575	$2,685,159

Accumulation unit activity
Units outstanding at beginning of year	802,241	153,677	2,023,495	306,366	1,332,416
Contract purchase payments	37,853	65,227	23,692	125,285	16,968
Net transfers(1)	8,954	(13,453)	(7,288)	18,113	(35,054)
Transfers for policy loans	323	—	3,173	—	(667)
Contract charges	(254)	(29)	(887)	(28)	(1,057)
Contract terminations:
Surrender benefits	(65,194)	(3,642)	(241,670)	(11,026)	(206,861)
Death benefits	(20,246)	(6,213)	(39,297)	(17,663)	(11,152)
Units outstanding at end of year	763,677	195,567	1,761,218	421,047	1,094,593

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

244	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
Operations
Investment income (loss) — net	$4,223	$47,753	$(2,566)	$(9,858)	$(4,160)
Net realized gain (loss) on sales of investments	8,315	165,632	14,556	124,891	5,034
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	121,790	1,004,226	29,807	70,397	40,366
Net increase (decrease) in net assets resulting from operations	134,328	1,217,611	41,797	185,430	41,240

Contract transactions
Contract purchase payments	52,901	87,780	49,175	18,391	78,045
Net transfers(1)	(33,150)	(188,801)	(17,922)	202,443	12,667
Transfers for policy loans	—	5,511	—	721	—
Adjustments to net assets allocated to contracts in payment period	—	(6,098)	—	—	—
Contract charges	(52)	(3,190)	(29)	(539)	(30)
Contract terminations:
Surrender benefits	(29,974)	(821,661)	(2,175)	(271,223)	(7,867)
Death benefits	—	(40,042)	(21,767)	(4,150)	—
Increase (decrease) from contract transactions	(10,275)	(966,501)	7,282	(54,357)	82,815
Net assets at beginning of year	562,246	5,037,846	211,710	966,849	329,669
Net assets at end of year	$686,299	$5,288,956	$260,789	$1,097,922	$453,724

Accumulation unit activity
Units outstanding at beginning of year	444,745	3,892,274	93,555	468,272	149,291
Contract purchase payments	36,581	63,410	20,532	8,652	34,047
Net transfers(1)	(26,797)	(135,227)	(6,949)	95,636	5,506
Transfers for policy loans	—	4,135	—	337	—
Contract charges	(37)	(2,252)	(12)	(247)	(13)
Contract terminations:
Surrender benefits	(20,774)	(556,909)	(916)	(123,951)	(3,372)
Death benefits	—	(24,741)	(9,171)	(1,874)	—
Units outstanding at end of year	433,718	3,240,690	97,039	446,825	185,459

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	245

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
Operations
Investment income (loss) — net	$(17,917)	$21,791	$(4,986)	$7,360	$78,409
Net realized gain (loss) on sales of investments	193,444	(28,792)	29,395	(466)	5,625
Distributions from capital gains	—	—	—	315	2,785
Net change in unrealized appreciation or depreciation of investments	38,247	59,101	17,934	1,635	11,594
Net increase (decrease) in net assets resulting from operations	213,774	52,100	42,343	8,844	98,413

Contract transactions
Contract purchase payments	21,073	551,650	63,082	110,974	46,059
Net transfers(1)	(42,429)	276,106	(58,363)	(9,730)	(140,376)
Transfers for policy loans	1,729	—	626	—	1,855
Adjustments to net assets allocated to contracts in payment period	(741)	—	—	—	(6,126)
Contract charges	(1,255)	(86)	(51)	(21)	(2,841)
Contract terminations:
Surrender benefits	(375,014)	(17,130)	(48,944)	(8,999)	(643,787)
Death benefits	(13,189)	(69,805)	—	—	(127,698)
Increase (decrease) from contract transactions	(409,826)	740,735	(43,650)	92,224	(872,914)
Net assets at beginning of year	2,069,559	876,626	481,258	437,396	4,496,627
Net assets at end of year	$1,873,507	$1,669,461	$479,951	$538,464	$3,722,126

Accumulation unit activity
Units outstanding at beginning of year	826,269	786,110	234,472	420,370	3,479,686
Contract purchase payments	7,631	484,150	30,068	105,696	34,102
Net transfers(1)	(18,679)	241,284	(27,837)	(8,994)	(108,284)
Transfers for policy loans	676	—	292	—	1,159
Contract charges	(478)	(75)	(25)	(20)	(2,194)
Contract terminations:
Surrender benefits	(152,293)	(14,609)	(24,311)	(8,578)	(494,180)
Death benefits	(4,805)	(61,398)	—	—	(95,183)
Units outstanding at end of year	658,321	1,435,462	212,659	508,474	2,815,106

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

246	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
Operations
Investment income (loss) — net	$67,662	$4,935	$2,015	$(3,377)	$13,003
Net realized gain (loss) on sales of investments	(135,633)	641	(7,098)	(29,709)	(20,786)
Distributions from capital gains	—	3,288	—	—	9,038
Net change in unrealized appreciation or depreciation of investments	70,906	8,989	71,672	23,913	12,140
Net increase (decrease) in net assets resulting from operations	2,935	17,853	66,589	(9,173)	13,395

Contract transactions
Contract purchase payments	20,169	75,150	52,711	19,276	104,548
Net transfers(1)	5,062	(39,512)	(80,389)	167,338	307,404
Transfers for policy loans	(38)	—	—	500	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(701)	(25)	(97)	(75)	(60)
Contract terminations:
Surrender benefits	(112,667)	(7,736)	(34,765)	(40,798)	(9,711)
Death benefits	(5,494)	(3,194)	(1,642)	(19,825)	(27,188)
Increase (decrease) from contract transactions	(93,669)	24,683	(64,182)	126,416	374,993
Net assets at beginning of year	896,113	504,177	375,916	451,546	698,681
Net assets at end of year	$805,379	$546,713	$378,323	$568,789	$1,087,069

Accumulation unit activity
Units outstanding at beginning of year	1,727,107	452,439	300,137	451,304	576,782
Contract purchase payments	39,828	65,955	35,811	20,075	86,941
Net transfers(1)	11,141	(33,768)	(59,236)	170,734	251,676
Transfers for policy loans	(2)	—	—	514	—
Contract charges	(1,397)	(21)	(72)	(78)	(49)
Contract terminations:
Surrender benefits	(222,691)	(6,730)	(24,800)	(42,492)	(7,924)
Death benefits	(11,013)	(2,863)	(1,214)	(20,711)	(22,635)
Units outstanding at end of year	1,542,973	475,012	250,626	579,346	884,791

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	247

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
Operations
Investment income (loss) — net	$94,164	$6,837	$7,467	$897	$(73,642)
Net realized gain (loss) on sales of investments	(558,715)	(37,646)	4,244	9,627	649,056
Distributions from capital gains	59,159	26,614	—	—	—
Net change in unrealized appreciation or depreciation of investments	509,297	44,295	163,766	115,123	1,653,727
Net increase (decrease) in net assets resulting from operations	103,905	40,100	175,477	125,647	2,229,141

Contract transactions
Contract purchase payments	28,996	100,026	176,626	218,675	99,896
Net transfers(1)	257,735	(74,343)	92,823	162,772	(1,179,535)
Transfers for policy loans	28	—	—	434	2,635
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(18,791)	(120)	(70)	(87)	(9,755)
Contract terminations:
Surrender benefits	(1,273,094)	(60,408)	(40,598)	(49,320)	(1,631,444)
Death benefits	(104,503)	(1,439)	(3,440)	—	(65,910)
Increase (decrease) from contract transactions	(1,109,629)	(36,284)	225,341	332,474	(2,784,113)
Net assets at beginning of year	7,365,103	870,345	614,873	399,326	7,793,581
Net assets at end of year	$6,359,379	$874,161	$1,015,691	$857,447	$7,238,609

Accumulation unit activity
Units outstanding at beginning of year	5,109,306	548,222	534,611	391,297	7,369,564
Contract purchase payments	19,889	61,546	137,049	187,909	81,051
Net transfers(1)	179,239	(44,734)	76,610	150,311	(909,896)
Transfers for policy loans	16	—	—	378	1,973
Contract charges	(12,961)	(77)	(55)	(75)	(7,854)
Contract terminations:
Surrender benefits	(876,814)	(38,604)	(30,850)	(43,121)	(1,288,528)
Death benefits	(73,051)	(919)	(2,893)	—	(54,368)
Units outstanding at end of year	4,345,624	525,434	714,472	686,699	5,191,942

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

248	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
Operations
Investment income (loss) — net	$(5,409)	$(3,110)	$(3,421)	$(19,234)	$(25,652)
Net realized gain (loss) on sales of investments	7,534	3,812	10,699	323,206	55,531
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	118,179	64,434	46,024	66,196	314,228
Net increase (decrease) in net assets resulting from operations	120,304	65,136	53,302	370,168	344,107

Contract transactions
Contract purchase payments	187,855	19,014	7,372	14,638	487,747
Net transfers(1)	70,949	14,136	(14,396)	(229,468)	(27,475)
Transfers for policy loans	—	—	—	(415)	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(42)	(26)	(41)	(6,581)	(207)
Contract terminations:
Surrender benefits	(3,095)	(3,169)	(1,885)	(362,595)	(45,182)
Death benefits	—	—	(17,446)	(45,204)	(117,300)
Increase (decrease) from contract transactions	255,667	29,955	(26,396)	(629,625)	297,583
Net assets at beginning of year	295,976	203,882	298,694	2,237,647	2,055,252
Net assets at end of year	$671,947	$298,973	$325,600	$1,978,190	$2,696,942

Accumulation unit activity
Units outstanding at beginning of year	137,327	102,786	164,815	1,411,460	980,897
Contract purchase payments	72,760	9,161	3,643	8,448	214,260
Net transfers(1)	28,375	8,330	(7,364)	(134,413)	(12,067)
Transfers for policy loans	—	—	—	(255)	—
Contract charges	(17)	(12)	(21)	(3,784)	(94)
Contract terminations:
Surrender benefits	(1,140)	(1,225)	(932)	(206,642)	(19,210)
Death benefits	—	—	(8,754)	(26,659)	(53,297)
Units outstanding at end of year	237,305	119,040	151,387	1,048,155	1,110,489

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	249

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
Operations
Investment income (loss) — net	$(3,624)	$(10,742)	$(10,955)	$1,007	$(15,583)
Net realized gain (loss) on sales of investments	6,181	(7,555)	18,565	343	42,054
Distributions from capital gains	—	167,725	—	1,181	—
Net change in unrealized appreciation or depreciation of investments	87,153	276,317	142,180	4,017	170,721
Net increase (decrease) in net assets resulting from operations	89,710	425,745	149,790	6,548	197,192

Contract transactions
Contract purchase payments	31,371	332,789	658,989	67,976	665,278
Net transfers(1)	(6,292)	(119,146)	(19,181)	(13,200)	539,094
Transfers for policy loans	—	—	—	—	(2,012)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(32)	(123)	(12)	(26)	(294)
Contract terminations:
Surrender benefits	(5,570)	(118,927)	(12,643)	(6,036)	(140,387)
Death benefits	—	(36,092)	(443)	(1,031)	—
Increase (decrease) from contract transactions	19,477	58,501	626,710	47,683	1,061,679
Net assets at beginning of year	281,518	1,727,732	587,756	312,481	755,849
Net assets at end of year	$390,705	$2,211,978	$1,364,256	$366,712	$2,014,720

Accumulation unit activity
Units outstanding at beginning of year	144,384	1,324,496	309,772	296,883	329,795
Contract purchase payments	13,996	222,431	337,718	63,500	270,014
Net transfers(1)	(2,369)	(87,004)	(8,837)	(12,303)	225,082
Transfers for policy loans	—	—	—	—	(798)
Contract charges	(15)	(83)	(6)	(25)	(119)
Contract terminations:
Surrender benefits	(2,434)	(78,339)	(6,329)	(5,592)	(57,486)
Death benefits	—	(24,493)	(216)	(988)	—
Units outstanding at end of year	153,562	1,357,008	632,102	341,475	766,488

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

250	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
Operations
Investment income (loss) — net	$(8,989)	$(6,795)	$(7,759)	$(85)	$5,999
Net realized gain (loss) on sales of investments	106,543	(5,645)	19,306	6,467	(3,557)
Distributions from capital gains	—	159	—	—	—
Net change in unrealized appreciation or depreciation of investments	36,443	(2,355)	128,974	24,928	35,383
Net increase (decrease) in net assets resulting from operations	133,997	(14,636)	140,521	31,310	37,825

Contract transactions
Contract purchase payments	14,313	110,922	228,482	9,687	55,914
Net transfers(1)	80,483	55,652	(51,174)	(38,605)	38,652
Transfers for policy loans	597	(7,414)	—	—	434
Adjustments to net assets allocated to contracts in payment period	(1,182)	—	—	—	—
Contract charges	(659)	(2,967)	(49)	(117)	(176)
Contract terminations:
Surrender benefits	(220,075)	(281,801)	(26,806)	(12,196)	(108,229)
Death benefits	(571)	(135,137)	—	(7,917)	(2,401)
Increase (decrease) from contract transactions	(127,094)	(260,745)	150,453	(49,148)	(15,806)
Net assets at beginning of year	973,840	2,965,516	567,120	133,411	661,334
Net assets at end of year	$980,743	$2,690,135	$858,094	$115,573	$683,353

Accumulation unit activity
Units outstanding at beginning of year	406,303	2,991,418	311,375	119,879	675,552
Contract purchase payments	5,724	111,725	116,333	7,861	55,577
Net transfers(1)	33,251	53,504	(25,366)	(28,999)	38,766
Transfers for policy loans	241	(7,445)	—	—	425
Contract charges	(259)	(2,974)	(24)	(95)	(175)
Contract terminations:
Surrender benefits	(88,455)	(284,253)	(17,992)	(9,395)	(106,570)
Death benefits	(235)	(136,253)	—	(6,488)	(2,451)
Units outstanding at end of year	356,570	2,725,722	384,326	82,763	661,124

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	251

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
Operations
Investment income (loss) — net	$165,679	$(55,858)	$3,313	$11,548	$(5,702)
Net realized gain (loss) on sales of investments	3,160	1,338,890	45,631	484,250	98,851
Distributions from capital gains	—	1,474,660	27,769	203,830	102,878
Net change in unrealized appreciation or depreciation of investments	7,336	2,291,541	91,697	477,723	184,982
Net increase (decrease) in net assets resulting from operations	176,175	5,049,233	168,410	1,177,351	381,009

Contract transactions
Contract purchase payments	73,043	2,667,562	4,171	75,655	12,593
Net transfers(1)	(235,520)	(1,320,985)	(5,720)	(208,457)	(123,937)
Transfers for policy loans	2,208	(11,168)	1,707	7,829	2,220
Adjustments to net assets allocated to contracts in payment period	(587)	(10,946)	—	(5,983)	—
Contract charges	(6,890)	(15,102)	(429)	(4,790)	(916)
Contract terminations:
Surrender benefits	(1,198,164)	(3,921,066)	(115,093)	(1,233,192)	(374,906)
Death benefits	(145,894)	(101,174)	(14,564)	(75,305)	(5,129)
Increase (decrease) from contract transactions	(1,511,804)	(2,712,879)	(129,928)	(1,444,243)	(490,075)
Net assets at beginning of year	7,874,384	25,245,711	1,129,296	8,388,814	2,209,696
Net assets at end of year	$6,538,755	$27,582,065	$1,167,778	$8,121,922	$2,100,630

Accumulation unit activity
Units outstanding at beginning of year	5,824,033	13,607,070	592,507	3,750,383	616,550
Contract purchase payments	53,622	1,300,601	2,042	31,916	3,190
Net transfers(1)	(183,224)	(569,351)	(2,667)	(89,926)	(32,268)
Transfers for policy loans	1,584	(4,866)	824	3,309	572
Contract charges	(5,021)	(7,261)	(211)	(2,036)	(237)
Contract terminations:
Surrender benefits	(866,876)	(1,899,801)	(56,307)	(521,181)	(96,144)
Death benefits	(106,150)	(48,805)	(6,840)	(33,332)	(1,367)
Units outstanding at end of year	4,717,968	12,377,587	529,348	3,139,133	490,296

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

252	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
Operations
Investment income (loss) — net	$(105,261)	$1,312	$8,603	$57,596	$125,205
Net realized gain (loss) on sales of investments	730,305	3,711	145,014	8,382	(49,666)
Distributions from capital gains	1,128,466	271	3,058	13,726	—
Net change in unrealized appreciation or depreciation of investments	2,568,502	66,219	706,933	48,498	405,982
Net increase (decrease) in net assets resulting from operations	4,322,012	71,513	863,608	128,202	481,521

Contract transactions
Contract purchase payments	1,905,907	3,137	55,887	537,691	65,664
Net transfers(1)	(559,804)	6,120	(36,173)	457,271	(218,440)
Transfers for policy loans	8,292	2,449	(2,226)	1,090	5,984
Adjustments to net assets allocated to contracts in payment period	(2,258)	—	(248)	—	(881)
Contract charges	(19,006)	(107)	(2,039)	(587)	(4,550)
Contract terminations:
Surrender benefits	(3,169,819)	(24,364)	(683,921)	(276,666)	(1,090,177)
Death benefits	(148,829)	(4,918)	(21,343)	(19,980)	(59,873)
Increase (decrease) from contract transactions	(1,985,517)	(17,683)	(690,063)	698,819	(1,302,273)
Net assets at beginning of year	23,039,262	258,816	3,261,452	1,887,825	5,578,854
Net assets at end of year	$25,375,757	$312,646	$3,434,997	$2,714,846	$4,758,102

Accumulation unit activity
Units outstanding at beginning of year	7,631,340	206,062	2,234,929	1,805,160	3,202,463
Contract purchase payments	720,143	2,104	34,223	491,889	34,921
Net transfers(1)	(208,388)	4,163	(56,414)	420,838	(103,288)
Transfers for policy loans	1,205	1,693	(669)	996	2,431
Contract charges	(5,821)	(73)	(1,213)	(538)	(2,506)
Contract terminations:
Surrender benefits	(947,018)	(17,352)	(392,903)	(256,824)	(657,452)
Death benefits	(45,882)	(3,511)	(13,007)	(18,435)	(34,292)
Units outstanding at end of year	7,145,579	193,086	1,804,946	2,443,086	2,442,277

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	253

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
Operations
Investment income (loss) — net	$62,012	$120,235	$(35,864)	$(15,044)	$1,928
Net realized gain (loss) on sales of investments	1,288	357,081	148,239	175,208	6
Distributions from capital gains	—	390,733	594,807	425,727	—
Net change in unrealized appreciation or depreciation of investments	97,225	(147,073)	57,376	194,565	3,236
Net increase (decrease) in net assets resulting from operations	160,525	720,976	764,558	780,456	5,170

Contract transactions
Contract purchase payments	521,872	634,387	750,264	65,930	16,519
Net transfers(1)	127,608	(778,120)	385,324	(409,332)	42,939
Transfers for policy loans	—	(1,251)	(2,621)	(288)	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	(2,972)	—
Contract charges	(436)	(5,482)	(3,569)	(8,094)	(75)
Contract terminations:
Surrender benefits	(164,252)	(1,660,504)	(1,451,135)	(1,109,142)	(5,708)
Death benefits	(12,160)	(186,558)	(71,030)	(41,336)	—
Increase (decrease) from contract transactions	472,632	(1,997,528)	(392,767)	(1,505,234)	53,675
Net assets at beginning of year	1,641,878	10,537,427	8,242,370	8,606,024	118,683
Net assets at end of year	$2,275,035	$9,260,875	$8,614,161	$7,881,246	$177,528

Accumulation unit activity
Units outstanding at beginning of year	1,427,310	5,369,380	2,702,168	2,154,865	130,496
Contract purchase payments	437,813	348,321	292,303	15,703	17,632
Net transfers(1)	107,853	(349,993)	132,514	(99,687)	46,252
Transfers for policy loans	—	(1,286)	(1,242)	(22)	—
Contract charges	(362)	(2,743)	(1,103)	(1,961)	(82)
Contract terminations:
Surrender benefits	(136,343)	(786,288)	(486,172)	(262,365)	(5,983)
Death benefits	(10,272)	(100,098)	(19,346)	(10,428)	—
Units outstanding at end of year	1,825,999	4,477,293	2,619,122	1,796,105	188,315

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

254	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
Operations
Investment income (loss) — net	$(1,387)	$19,783	$(2,319)	$(22,849)	$20,535
Net realized gain (loss) on sales of investments	4,966	480,719	4,859	241,134	1,208
Distributions from capital gains	40,510	497,596	22,546	194,846	40,043
Net change in unrealized appreciation or depreciation of investments	(7,516)	29,213	39,256	165,989	(1,863)
Net increase (decrease) in net assets resulting from operations	36,573	1,027,311	64,342	579,120	59,923

Contract transactions
Contract purchase payments	1,219	56,248	5,410	5,562	29,312
Net transfers(1)	797	(197,564)	(2,310)	(21,473)	90,884
Transfers for policy loans	91	628	—	834	—
Adjustments to net assets allocated to contracts in payment period	—	(421)	—	(595)	—
Contract charges	(81)	(9,830)	(127)	(9,737)	(194)
Contract terminations:
Surrender benefits	(21,272)	(1,104,908)	(9,127)	(424,726)	(75,015)
Death benefits	(3,595)	(46,483)	(3,170)	(32,774)	(14,882)
Increase (decrease) from contract transactions	(22,841)	(1,302,330)	(9,324)	(482,909)	30,105
Net assets at beginning of year	362,157	5,128,413	251,563	2,377,351	671,958
Net assets at end of year	$375,889	$4,853,394	$306,581	$2,473,562	$761,986

Accumulation unit activity
Units outstanding at beginning of year	133,320	2,816,123	164,785	1,575,603	625,194
Contract purchase payments	432	27,813	3,047	2,998	26,812
Net transfers(1)	363	(99,149)	(1,444)	(12,644)	80,324
Transfers for policy loans	32	320	—	470	—
Contract charges	(28)	(4,544)	(72)	(5,260)	(175)
Contract terminations:
Surrender benefits	(7,650)	(553,716)	(5,326)	(238,741)	(66,138)
Death benefits	(1,320)	(20,616)	(1,883)	(19,723)	(13,419)
Units outstanding at end of year	125,149	2,166,231	159,107	1,302,703	652,598

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	255

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
Operations
Investment income (loss) — net	$64,540	$(14,862)	$8,694	$6,015	$(18,773)
Net realized gain (loss) on sales of investments	464,296	285,523	105,654	106,687	53,403
Distributions from capital gains	263,902	353,677	41,349	42,268	111,058
Net change in unrealized appreciation or depreciation of investments	163,535	132,361	(61,962)	(64,728)	175,547
Net increase (decrease) in net assets resulting from operations	956,273	756,699	93,735	90,242	321,235

Contract transactions
Contract purchase payments	51,449	43,956	20,947	11,668	20,954
Net transfers(1)	(380,750)	(141,686)	(116,914)	(43,181)	(119,516)
Transfers for policy loans	6,757	11,130	227	425	1,195
Adjustments to net assets allocated to contracts in payment period	—	(104,741)	—	—	(3,589)
Contract charges	(17,186)	(3,580)	(589)	(1,201)	(1,863)
Contract terminations:
Surrender benefits	(808,557)	(672,157)	(177,558)	(181,997)	(614,457)
Death benefits	(57,741)	(74,866)	(11,478)	(20,275)	(27,162)
Increase (decrease) from contract transactions	(1,206,028)	(941,944)	(285,365)	(234,561)	(744,438)
Net assets at beginning of year	6,567,353	6,795,806	1,379,692	1,371,061	2,313,647
Net assets at end of year	$6,317,598	$6,610,561	$1,188,062	$1,226,742	$1,890,444

Accumulation unit activity
Units outstanding at beginning of year	3,386,218	2,349,390	763,750	772,616	1,172,184
Contract purchase payments	25,100	14,584	11,185	6,372	9,518
Net transfers(1)	(185,876)	(46,925)	(62,417)	(23,851)	(55,445)
Transfers for policy loans	3,386	3,843	121	233	547
Contract charges	(8,159)	(1,190)	(314)	(657)	(848)
Contract terminations:
Surrender benefits	(395,921)	(222,525)	(94,622)	(99,211)	(278,072)
Death benefits	(30,104)	(24,411)	(6,140)	(11,244)	(12,644)
Units outstanding at end of year	2,794,644	2,072,766	611,563	644,258	835,240

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

256	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
Operations
Investment income (loss) — net	$12,256	$(5,757)	$(7,263)	$(9,358)	$1,721
Net realized gain (loss) on sales of investments	298,273	11,842	52,916	80,264	(67,113)
Distributions from capital gains	—	41,429	44,773	56,853	—
Net change in unrealized appreciation or depreciation of investments	559,942	84,162	59,367	196,490	138,564
Net increase (decrease) in net assets resulting from operations	870,471	131,676	149,793	324,249	73,172

Contract transactions
Contract purchase payments	70,542	5,675	12,567	7,571	9,491
Net transfers(1)	(300,445)	4,636	20,857	(53,144)	(134,428)
Transfers for policy loans	748	—	54	2,736	—
Adjustments to net assets allocated to contracts in payment period	(5,621)	—	—	—	—
Contract charges	(4,142)	(359)	(420)	(2,043)	(276)
Contract terminations:
Surrender benefits	(843,853)	(67,154)	(279,613)	(207,605)	(103,138)
Death benefits	(70,618)	(17,817)	(10,124)	(3,672)	(490)
Increase (decrease) from contract transactions	(1,153,389)	(75,019)	(256,679)	(256,157)	(228,841)
Net assets at beginning of year	4,279,894	652,763	825,717	1,031,754	567,252
Net assets at end of year	$3,996,976	$709,420	$718,831	$1,099,846	$411,583

Accumulation unit activity
Units outstanding at beginning of year	2,802,102	457,775	587,367	758,165	574,932
Contract purchase payments	42,232	3,540	7,729	4,695	9,345
Net transfers(1)	(168,199)	2,490	14,251	(32,249)	(129,813)
Transfers for policy loans	443	—	34	1,726	—
Contract charges	(2,478)	(224)	(269)	(1,123)	(258)
Contract terminations:
Surrender benefits	(490,386)	(42,557)	(180,208)	(128,135)	(96,954)
Death benefits	(43,470)	(11,216)	(6,201)	(1,461)	(439)
Units outstanding at end of year	2,140,244	409,808	422,703	601,618	356,813

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	257

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Res, Serv
Operations
Investment income (loss) — net	$(6,223)	$13,112	$(6,917)	$9,584	$(24,348)
Net realized gain (loss) on sales of investments	27,724	(3,743)	65,931	(83,570)	261,800
Distributions from capital gains	57,327	—	53,456	—	34,700
Net change in unrealized appreciation or depreciation of investments	120,896	10,559	191,053	422,349	549,382
Net increase (decrease) in net assets resulting from operations	199,724	19,928	303,523	348,363	821,534

Contract transactions
Contract purchase payments	3,310	47,085	1,753	26,960	249,646
Net transfers(1)	(1,247)	(11,464)	(37,047)	(70,454)	(483,643)
Transfers for policy loans	2,973	—	—	2,152	1,108
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(254)	(260)	(221)	(589)	(6,800)
Contract terminations:
Surrender benefits	(53,893)	(86,956)	(95,700)	(231,383)	(549,883)
Death benefits	(3,383)	(8,628)	—	(17,415)	(94,542)
Increase (decrease) from contract transactions	(52,494)	(60,223)	(131,215)	(290,729)	(884,114)
Net assets at beginning of year	780,476	930,929	746,045	1,286,803	3,444,016
Net assets at end of year	$927,706	$890,634	$918,353	$1,344,437	$3,381,436

Accumulation unit activity
Units outstanding at beginning of year	593,924	911,562	702,470	1,057,548	2,186,109
Contract purchase payments	2,198	45,177	1,342	18,539	140,856
Net transfers(1)	(1,288)	(11,333)	(32,162)	(50,432)	(267,369)
Transfers for policy loans	2,016	—	—	1,522	615
Contract charges	(168)	(250)	(171)	(417)	(3,746)
Contract terminations:
Surrender benefits	(34,501)	(83,787)	(71,421)	(165,362)	(301,993)
Death benefits	(2,004)	(8,251)	—	(13,051)	(53,727)
Units outstanding at end of year	560,177	853,118	600,058	848,347	1,700,745

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

258	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl	MS VIF Global Real Est, Cl II
Operations
Investment income (loss) — net	$(4,932)	$(17,583)	$(13,705)	$207,619	$30,014
Net realized gain (loss) on sales of investments	23,774	207	37,119	100,010	112,591
Distributions from capital gains	21,509	188,702	33,309	—	—
Net change in unrealized appreciation or depreciation of investments	48,290	691,078	314,592	504,513	18,581
Net increase (decrease) in net assets resulting from operations	88,641	862,404	371,315	812,142	161,186

Contract transactions
Contract purchase payments	20,914	45,399	25,070	276,111	24,377
Net transfers(1)	6,878	(184,641)	(32,708)	238,569	(290,928)
Transfers for policy loans	—	4,968	6,302	(1,581)	1,017
Adjustments to net assets allocated to contracts in payment period	—	—	—	(2,112)	—
Contract charges	(349)	(1,921)	(1,070)	(4,515)	(2,235)
Contract terminations:
Surrender benefits	(142,140)	(444,458)	(268,393)	(909,687)	(443,028)
Death benefits	(111,373)	(21,550)	—	(112,019)	(22,313)
Increase (decrease) from contract transactions	(226,070)	(602,203)	(270,799)	(515,234)	(733,110)
Net assets at beginning of year	534,018	3,398,055	1,596,973	6,062,215	2,296,509
Net assets at end of year	$396,589	$3,658,256	$1,697,489	$6,359,123	$1,724,585

Accumulation unit activity
Units outstanding at beginning of year	462,838	3,315,059	879,867	2,387,102	1,661,526
Contract purchase payments	16,371	38,997	12,355	118,209	16,957
Net transfers(1)	6,101	(143,639)	(15,165)	145,189	(201,859)
Transfers for policy loans	—	4,121	3,245	(549)	691
Contract charges	(280)	(1,645)	(521)	(1,622)	(1,562)
Contract terminations:
Surrender benefits	(107,613)	(383,439)	(127,684)	(328,847)	(310,900)
Death benefits	(89,288)	(18,257)	—	(44,490)	(15,690)
Units outstanding at end of year	288,129	2,811,197	752,097	2,274,992	1,149,163

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	259

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S	Oppen Global VA, Serv
Operations
Investment income (loss) — net	$(13,326)	$(3,296)	$(4,013)	$(1,068)	$(16,694)
Net realized gain (loss) on sales of investments	(13,819)	90,282	57,280	(255)	243,640
Distributions from capital gains	—	—	23,357	—	—
Net change in unrealized appreciation or depreciation of investments	451,647	153,013	18,860	7,191	1,607,158
Net increase (decrease) in net assets resulting from operations	424,502	239,999	95,484	5,868	1,834,104

Contract transactions
Contract purchase payments	114,002	11,443	86,682	16,994	1,008,098
Net transfers(1)	(201,692)	(153,799)	(87,601)	16,628	(213,750)
Transfers for policy loans	175	(161)	—	—	1,700
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(918)	(1,730)	(212)	(12)	(1,673)
Contract terminations:
Surrender benefits	(122,869)	(357,637)	(145,593)	(215)	(850,278)
Death benefits	(499)	(17,347)	—	—	(40,011)
Increase (decrease) from contract transactions	(211,801)	(519,231)	(146,724)	33,395	(95,914)
Net assets at beginning of year	1,199,262	1,125,165	709,357	95,237	5,316,660
Net assets at end of year	$1,411,963	$845,933	$658,117	$134,500	$7,054,850

Accumulation unit activity
Units outstanding at beginning of year	763,767	1,040,704	361,030	103,050	2,966,570
Contract purchase payments	58,492	9,102	41,400	17,902	504,802
Net transfers(1)	(98,436)	(132,952)	(43,905)	17,572	(100,756)
Transfers for policy loans	59	(171)	—	—	689
Contract charges	(473)	(1,373)	(100)	(13)	(786)
Contract terminations:
Surrender benefits	(62,637)	(273,455)	(71,183)	—	(413,809)
Death benefits	(223)	(13,452)	—	—	(17,663)
Units outstanding at end of year	660,549	628,403	287,242	138,511	2,939,047

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

260	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv(2)	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl	PIMCO VIT Glb MA Man Alloc, Adv Cl
Operations
Investment income (loss) — net	$166,178	$2,967	$(12,469)	$206,428	$1,283
Net realized gain (loss) on sales of investments	(82,755)	3,582	118,254	(24,673)	644
Distributions from capital gains	—	11,680	209,161	—	—
Net change in unrealized appreciation or depreciation of investments	719,153	33,472	150,123	561,051	9,828
Net increase (decrease) in net assets resulting from operations	802,576	51,701	465,069	742,806	11,755

Contract transactions
Contract purchase payments	484,407	3,876	404,150	148,737	29,299
Net transfers(1)	(587,735)	713,831	121,684	(514,753)	32,443
Transfers for policy loans	(7,571)	—	(12)	(317)	—
Adjustments to net assets allocated to contracts in payment period	(2,020)	—	—	—	—
Contract charges	(19,907)	(110)	(1,196)	(7,664)	(64)
Contract terminations:
Surrender benefits	(2,609,303)	(150,911)	(621,603)	(1,421,637)	(21,139)
Death benefits	(188,838)	(14,284)	(18,479)	(74,246)	—
Increase (decrease) from contract transactions	(2,930,967)	552,402	(115,456)	(1,869,880)	40,539
Net assets at beginning of year	16,909,875	—	3,666,709	6,686,307	69,052
Net assets at end of year	$14,781,484	$604,103	$4,016,322	$5,559,233	$121,346

Accumulation unit activity
Units outstanding at beginning of year	11,151,491	—	1,597,340	4,684,268	68,518
Contract purchase payments	389,627	3,545	170,776	98,371	27,444
Net transfers(1)	(375,348)	713,366	52,896	(334,996)	31,398
Transfers for policy loans	(4,734)	—	(96)	(226)	—
Contract charges	(12,611)	(107)	(488)	(4,982)	(61)
Contract terminations:
Surrender benefits	(1,655,111)	(145,017)	(257,825)	(923,142)	(19,675)
Death benefits	(121,233)	(13,644)	(7,744)	(49,877)	—
Units outstanding at end of year	9,372,081	558,143	1,554,859	3,469,416	107,624

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

(2)	For the period April 28, 2017 (commencement of operations) to December 31, 2017.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	261

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA	Put VT Sus Leaders, Cl IB
Operations
Investment income (loss) — net	$7,740	$(4,420)	$9,443	$(23,113)	$(1,190)
Net realized gain (loss) on sales of investments	(484)	44,880	6,564	262,408	80,432
Distributions from capital gains	—	129,965	—	378,348	55,502
Net change in unrealized appreciation or depreciation of investments	20,436	30,918	134,452	736,947	48,699
Net increase (decrease) in net assets resulting from operations	27,692	201,343	150,459	1,354,590	183,443

Contract transactions
Contract purchase payments	308,390	8,866	12,502	36,589	17,148
Net transfers(1)	236,727	(15,683)	(41,452)	(79,915)	(12,987)
Transfers for policy loans	352	(224)	115	8,929	2,185
Adjustments to net assets allocated to contracts in payment period	—	—	(310)	(2,569)	—
Contract charges	(365)	(1,050)	(581)	(4,113)	(639)
Contract terminations:
Surrender benefits	(36,892)	(389,246)	(41,965)	(665,256)	(118,706)
Death benefits	—	(17,568)	(411)	(64,497)	(31,284)
Increase (decrease) from contract transactions	508,212	(414,905)	(72,102)	(770,832)	(144,283)
Net assets at beginning of year	708,858	1,435,489	616,341	5,145,688	682,898
Net assets at end of year	$1,244,762	$1,221,927	$694,698	$5,729,446	$722,058

Accumulation unit activity
Units outstanding at beginning of year	677,165	622,377	409,193	2,213,224	343,601
Contract purchase payments	299,895	3,368	7,226	13,639	7,437
Net transfers(1)	230,289	(6,084)	(23,359)	(34,269)	(3,799)
Transfers for policy loans	346	(73)	68	3,641	920
Contract charges	(358)	(403)	(341)	(1,546)	(279)
Contract terminations:
Surrender benefits	(25,754)	(149,015)	(25,158)	(249,125)	(51,409)
Death benefits	—	(6,810)	(267)	(23,352)	(13,029)
Units outstanding at end of year	1,181,583	463,360	367,362	1,922,212	283,442

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

262	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S	VP Aggr, Cl 2
Operations
Investment income (loss) — net	$(861)	$(15,719)	$(559)	$14,198	$(499,694)
Net realized gain (loss) on sales of investments	8,768	(11,852)	6,375	7,826	2,768,077
Distributions from capital gains	30,736	4,671	—	—	—
Net change in unrealized appreciation or depreciation of investments	(26,921)	32,600	77,662	18,711	6,119,156
Net increase (decrease) in net assets resulting from operations	11,722	9,700	83,478	40,735	8,387,539

Contract transactions
Contract purchase payments	2,755	177,535	6,160	40,032	2,255,569
Net transfers(1)	(59,647)	151,914	(77,159)	202,824	(5,212,990)
Transfers for policy loans	2,506	106	—	237	(42,781)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(143)	(730)	(358)	(162)	(270,087)
Contract terminations:
Surrender benefits	(28,104)	(165,277)	(169,699)	(107,246)	(2,369,958)
Death benefits	—	(17,828)	(5,805)	(11,716)	(368,298)
Increase (decrease) from contract transactions	(82,633)	145,720	(246,861)	123,969	(6,008,545)
Net assets at beginning of year	368,727	1,448,559	778,245	360,308	50,684,591
Net assets at end of year	$297,816	$1,603,979	$614,862	$525,012	$53,063,585

Accumulation unit activity
Units outstanding at beginning of year	118,145	1,519,904	310,530	459,225	32,439,041
Contract purchase payments	858	182,357	2,238	46,459	1,332,310
Net transfers(1)	(19,041)	154,492	(28,913)	235,435	(3,124,721)
Transfers for policy loans	794	109	—	276	(26,022)
Contract charges	(46)	(755)	(135)	(184)	(157,877)
Contract terminations:
Surrender benefits	(8,895)	(169,243)	(63,222)	(121,845)	(1,391,651)
Death benefits	—	(17,979)	(2,166)	(14,457)	(236,725)
Units outstanding at end of year	91,815	1,668,885	218,332	604,909	28,834,355

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	263

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4	VP Man Risk, Cl 2(2)
Operations
Investment income (loss) — net	$(522,722)	$(2,739)	$(414,327)	$(469,662)	$(1,299)
Net realized gain (loss) on sales of investments	4,761,432	(46,025)	1,701,349	3,100,312	36
Distributions from capital gains	—	97,312	—	—	—
Net change in unrealized appreciation or depreciation of investments	4,956,847	231,309	1,108,860	337,336	17,133
Net increase (decrease) in net assets resulting from operations	9,195,557	279,857	2,395,882	2,967,986	15,870

Contract transactions
Contract purchase payments	947,185	242,575	2,264,610	314,544	317,680
Net transfers(1)	641,013	80,091	(1,763,446)	(7,936,615)	387,551
Transfers for policy loans	(32,222)	—	913	13,886	—
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(369,097)	(112)	(290,472)	(282,994)	(392)
Contract terminations:
Surrender benefits	(9,346,090)	(53,111)	(5,276,450)	(8,195,342)	(124)
Death benefits	(466,112)	(26,975)	(831,977)	(1,019,125)	—
Increase (decrease) from contract transactions	(8,625,323)	242,468	(5,896,822)	(17,105,646)	704,715
Net assets at beginning of year	55,434,097	822,652	41,640,691	56,481,593	—
Net assets at end of year	$56,004,331	$1,344,977	$38,139,751	$42,343,933	$720,585

Accumulation unit activity
Units outstanding at beginning of year	35,344,478	606,056	34,599,691	46,586,946	—
Contract purchase payments	554,950	152,107	1,819,633	250,846	313,497
Net transfers(1)	375,376	52,488	(1,429,812)	(6,352,708)	382,873
Transfers for policy loans	(18,951)	—	775	10,943	—
Contract charges	(217,798)	(73)	(233,044)	(226,280)	(383)
Contract terminations:
Surrender benefits	(5,424,637)	(32,096)	(4,236,005)	(6,540,862)	—
Death benefits	(284,333)	(17,127)	(671,250)	(834,884)	—
Units outstanding at end of year	30,329,085	761,355	29,849,988	32,894,001	695,987

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

(2)	For the period September 18, 2017 (commencement of operations) to December 31, 2017.

See accompanying notes to financial statements.

264	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	VP Man Risk US, Cl 2(2)	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2	VP Man Vol Mod Gro, Cl 2
Operations
Investment income (loss) — net	$(2,446)	$(338,625)	$(787,955)	$(4,708,901)	$(9,133,864)
Net realized gain (loss) on sales of investments	52	355,557	617,406	3,637,606	7,665,135
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	35,651	2,088,699	7,227,384	71,872,295	110,322,185
Net increase (decrease) in net assets resulting from operations	33,257	2,105,631	7,056,835	70,801,000	108,853,456

Contract transactions
Contract purchase payments	1,426,756	2,465,357	10,818,334	40,257,246	72,121,230
Net transfers(1)	67,827	(3,090,287)	1,391,009	5,431,506	1,500,040
Transfers for policy loans	—	—	—	(9,598)	(17,329)
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(313)	(339,337)	(713,215)	(4,945,245)	(9,885,266)
Contract terminations:
Surrender benefits	(104)	(1,325,842)	(2,329,062)	(16,709,499)	(29,596,358)
Death benefits	—	(519,302)	(1,306,068)	(1,854,327)	(5,892,903)
Increase (decrease) from contract transactions	1,494,166	(2,809,411)	7,860,998	22,170,083	28,229,414
Net assets at beginning of year	—	32,626,513	67,847,426	424,755,549	818,094,595
Net assets at end of year	$1,527,423	$31,922,733	$82,765,259	$517,726,632	$955,177,465

Accumulation unit activity
Units outstanding at beginning of year	—	31,385,372	63,521,126	380,944,097	711,883,470
Contract purchase payments	1,397,942	2,294,129	9,518,496	32,744,406	58,361,826
Net transfers(1)	66,683	(2,877,819)	1,203,845	4,327,343	1,320,942
Transfers for policy loans	—	—	—	(8,465)	(14,554)
Contract charges	(304)	(314,296)	(632,949)	(4,070,170)	(8,025,976)
Contract terminations:
Surrender benefits	—	(1,234,013)	(2,074,706)	(14,271,066)	(24,408,878)
Death benefits	—	(480,405)	(1,159,395)	(1,499,979)	(4,731,198)
Units outstanding at end of year	1,464,321	28,772,968	70,376,417	398,166,166	734,385,632

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

(2)	For the period September 18, 2017 (commencement of operations) to December 31, 2017.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	265

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4	VP Mod Conserv, Cl 2
Operations
Investment income (loss) — net	$(4,610,216)	$(6,060,835)	$(2,124,815)	$(1,990,053)	$(945,841)
Net realized gain (loss) on sales of investments	12,524,755	39,957,161	10,389,805	18,578,290	3,194,500
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	42,989,776	39,430,834	21,754,465	13,490,728	5,493,104
Net increase (decrease) in net assets resulting from operations	50,904,315	73,327,160	30,019,455	30,078,965	7,741,763

Contract transactions
Contract purchase payments	13,460,215	1,646,906	9,316,362	1,936,384	3,032,395
Net transfers(1)	9,217,689	5,675,997	(8,143,950)	(9,533,473)	1,883,676
Transfers for policy loans	42,238	(28,681)	(36,286)	(3,695)	(928)
Adjustments to net assets allocated to contracts in payment period	69,805	—	163,652	—	(25,437)
Contract charges	(3,538,611)	(4,179,147)	(1,589,759)	(1,242,980)	(641,501)
Contract terminations:
Surrender benefits	(34,120,920)	(98,351,316)	(19,427,286)	(34,206,309)	(8,588,323)
Death benefits	(5,074,895)	(8,287,063)	(841,287)	(1,520,481)	(1,442,863)
Increase (decrease) from contract transactions	(19,944,479)	(103,523,304)	(20,558,554)	(44,570,554)	(5,782,981)
Net assets at beginning of year	429,559,070	649,225,007	210,345,203	219,222,868	89,340,666
Net assets at end of year	$460,518,906	$619,028,863	$219,806,104	$204,731,279	$91,299,448

Accumulation unit activity
Units outstanding at beginning of year	308,714,441	463,580,469	142,284,710	147,586,664	68,910,170
Contract purchase payments	9,152,196	1,107,618	5,887,353	1,213,925	2,253,161
Net transfers(1)	6,223,970	3,766,807	(5,212,625)	(5,935,766)	1,373,296
Transfers for policy loans	29,187	(17,842)	(22,220)	(2,826)	(674)
Contract charges	(2,387,660)	(2,812,251)	(1,002,063)	(779,054)	(471,706)
Contract terminations:
Surrender benefits	(23,007,695)	(65,809,911)	(12,127,558)	(21,432,217)	(6,316,657)
Death benefits	(3,457,270)	(5,586,494)	(560,645)	(943,427)	(1,086,237)
Units outstanding at end of year	295,267,169	394,228,396	129,246,952	119,707,299	64,661,353

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

266	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2	VP Ptnrs Sm Cap Val, Cl 3
Operations
Investment income (loss) — net	$(1,157,673)	$6,108	$(7,466)	$(4,369)	$(45,525)
Net realized gain (loss) on sales of investments	7,035,912	(716)	3,877	9,449	537,451
Distributions from capital gains	—	481	—	—	—
Net change in unrealized appreciation or depreciation of investments	4,344,228	5,333	114,211	21,879	(204,975)
Net increase (decrease) in net assets resulting from operations	10,222,467	11,206	110,622	26,959	286,951

Contract transactions
Contract purchase payments	266,209	162,637	359,522	72,039	43,815
Net transfers(1)	456,556	(48,981)	3,936	(7,052)	(297,487)
Transfers for policy loans	(24,373)	—	—	—	4,150
Adjustments to net assets allocated to contracts in payment period	—	—	—	—	—
Contract charges	(710,800)	(38)	(53)	(46)	(10,737)
Contract terminations:
Surrender benefits	(18,185,301)	(12,407)	(12,594)	(19,425)	(618,473)
Death benefits	(3,014,446)	(51,144)	—	—	(71,701)
Increase (decrease) from contract transactions	(21,212,155)	50,067	350,811	45,516	(950,433)
Net assets at beginning of year	125,661,966	536,745	428,882	403,766	5,677,468
Net assets at end of year	$114,672,278	$598,018	$890,315	$476,241	$5,013,986

Accumulation unit activity
Units outstanding at beginning of year	96,287,219	486,224	231,439	206,371	1,919,646
Contract purchase payments	194,299	145,954	181,836	37,598	15,545
Net transfers(1)	314,410	(42,952)	1,883	(3,360)	(111,069)
Transfers for policy loans	(17,855)	—	—	—	1,280
Contract charges	(520,348)	(34)	(27)	(24)	(3,717)
Contract terminations:
Surrender benefits	(13,325,304)	(11,114)	(6,333)	(9,881)	(211,872)
Death benefits	(2,203,050)	(46,116)	—	—	(27,728)
Units outstanding at end of year	80,729,371	531,962	408,798	230,704	1,582,085

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	267

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl	Wanger USA
Operations
Investment income (loss) — net	$(27,941)	$(281,927)	$(223,801)	$31,722	$(142,749)
Net realized gain (loss) on sales of investments	2,055	67,797	36,752	37,309	(439,118)
Distributions from capital gains	—	—	—	79,842	2,576,558
Net change in unrealized appreciation or depreciation of investments	295,635	4,511,897	2,984,916	2,786,181	729,441
Net increase (decrease) in net assets resulting from operations	269,749	4,297,767	2,797,867	2,935,054	2,724,132

Contract transactions
Contract purchase payments	3,199,248	22,412,105	22,792,897	138,750	167,271
Net transfers(1)	1,354,677	13,828,913	8,859,491	168	(533,435)
Transfers for policy loans	—	—	—	4,550	(10,647)
Adjustments to net assets allocated to contracts in payment period	—	—	—	(1,026)	(1,486)
Contract charges	(9,418)	(182,691)	(122,424)	(12,223)	(13,908)
Contract terminations:
Surrender benefits	(17,443)	(612,461)	(444,521)	(1,646,425)	(3,042,742)
Death benefits	—	—	(160,024)	(127,168)	(150,510)
Increase (decrease) from contract transactions	4,527,064	35,445,866	30,925,419	(1,643,374)	(3,585,457)
Net assets at beginning of year	204,382	7,129,948	5,024,991	9,709,635	16,317,925
Net assets at end of year	$5,001,195	$46,873,581	$38,748,277	$11,001,315	$15,456,600

Accumulation unit activity
Units outstanding at beginning of year	203,110	6,900,547	4,930,384	4,693,110	5,526,116
Contract purchase payments	3,039,961	19,985,547	20,795,132	59,006	50,128
Net transfers(1)	1,279,160	12,514,019	8,284,020	27,199	(181,160)
Transfers for policy loans	—	—	—	1,809	(3,340)
Contract charges	(8,793)	(159,978)	(110,715)	(4,869)	(4,264)
Contract terminations:
Surrender benefits	(16,053)	(553,748)	(407,537)	(654,686)	(982,927)
Death benefits	—	—	(145,761)	(55,896)	(45,917)
Units outstanding at end of year	4,497,385	38,686,387	33,345,523	4,065,673	4,358,636

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

268	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Statements of Changes in Net Assets

Year ended December 31, 2017 (continued)	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2	WA Var Global Hi Yd Bond, Cl II
Operations
Investment income (loss) — net	$(1,923)	$38,941	$(6,867)	$(32,976)	$15,390
Net realized gain (loss) on sales of investments	88,664	25,878	170,560	86,936	(915)
Distributions from capital gains	80,617	—	221,981	101,387	—
Net change in unrealized appreciation or depreciation of investments	40,983	373,459	112,175	583,319	11,041
Net increase (decrease) in net assets resulting from operations	208,341	438,278	497,849	738,666	25,516

Contract transactions
Contract purchase payments	40,969	17,724	24,672	291,405	30,124
Net transfers(1)	(58,995)	66,822	(59,956)	15,508	85,925
Transfers for policy loans	8,974	1,823	1	916	25
Adjustments to net assets allocated to contracts in payment period	—	(1,206)	(5,659)	—	—
Contract charges	(1,311)	(3,389)	(1,471)	(1,581)	(36)
Contract terminations:
Surrender benefits	(183,976)	(316,708)	(589,274)	(493,568)	(45,850)
Death benefits	(26,371)	(22,486)	(497)	(31,240)	—
Increase (decrease) from contract transactions	(220,710)	(257,420)	(632,184)	(218,560)	70,188
Net assets at beginning of year	1,979,013	2,051,417	2,881,201	3,027,491	299,709
Net assets at end of year	$1,966,644	$2,232,275	$2,746,866	$3,547,597	$395,413

Accumulation unit activity
Units outstanding at beginning of year	900,461	1,557,421	1,178,087	1,325,718	284,203
Contract purchase payments	17,517	11,518	10,003	118,545	27,386
Net transfers(1)	(26,860)	60,275	(21,382)	11,249	80,102
Transfers for policy loans	3,921	1,213	—	366	22
Contract charges	(562)	(2,442)	(564)	(624)	(32)
Contract terminations:
Surrender benefits	(80,926)	(216,340)	(221,420)	(193,991)	(41,622)
Death benefits	(11,870)	(16,094)	(187)	(12,645)	—
Units outstanding at end of year	801,681	1,395,551	944,537	1,248,618	350,059

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life of NY’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	269

Notes to Financial Statements

1.  ORGANIZATION

RiverSource of New York Variable Annuity Account (the Account) was established under New York law as a segregated asset account of RiverSource Life Insurance Co. of New York (RiverSource Life of NY). The Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the 1940 Act) and exists in accordance with the rules and regulations of the New York State Department of Financial Services.

The Account is used as a funding vehicle for individual variable annuity contracts issued by RiverSource Life of NY. The following is a list of each variable annuity product funded through the Account.

RiverSource® Retirement Advisor Variable Annuity (RAVA)*

RiverSource® Retirement Advisor Advantage Variable Annuity (RAVA Advantage)*

RiverSource® Retirement Advisor Select Variable Annuity (RAVA Select)*

RiverSource® Retirement Advisor Advantage Plus Variable Annuity (RAVA Advantage Plus)

RiverSource® Retirement Advisor Select Plus Variable Annuity (RAVA Select Plus)

RiverSource® Retirement Advisor 4 Advantage® Variable Annuity (RAVA 4 Advantage)

RiverSource® Retirement Advisor 4 Select® Variable Annuity (RAVA 4 Select)

RiverSource® Retirement Advisor 4 Access® Variable Annuity (RAVA 4 Access)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RiverSource® RAVA 5 Select® Variable Annuity (RAVA 5 Select) (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RiverSource® RAVA 5 Access® Variable Annuity (RAVA 5 Access) (Offered for contract applications signed on or afer April 30, 2012 but prior to April 29, 2013)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed prior to April 30, 2012)

RiverSource® RAVA 5 Select® Variable Annuity (RAVA 5 Select) (Offered for contract applications signed prior to April 30, 2012)

RiverSource® RAVA 5 Access® Variable Annuity (RAVA 5 Access) (Offered for contract applications signed prior to April 30, 2012)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed on or after April 29, 2013)

RiverSource® RAVA 5 Select® Variable Annuity (RAVA 5 Select) (Offered for contract applications signed on or after April 29, 2013)

RiverSource® RAVA 5 Access® Variable Annuity (RAVA 5 Access) (Offered for contract applications signed on or after April 29, 2013)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed on or after April 29, 2019)

RiverSource® RAVA 5 ChoiceSM Variable Annuity (RAVA 5 Choice)

RiverSource® Flexible Portfolio Annuity (FPA)*

*

New contracts are no longer being issued for this product. As a result, an annual contract prospectus and statement of additional information are no longer distributed. An annual report for this product is distributed to all current contract holders.

The Account is comprised of various divisions. Each division invests exclusively in shares of the following funds or portfolios (collectively, the Funds), which are registered under the 1940 Act as open-end management investment companies. The name of each Fund and the corresponding division name are provided below. Each division is comprised of subaccounts. Individual variable annuity accounts invest in subaccounts. For each division, the financial statements are comprised of a statement of assets and liabilities as of December 31, 2018, a related statement of operations for the year then ended and statements of changes in net assets for each of the two years in the period then ended, all presented to reflect a full twelve month period except as noted below.

Division	Fund
AB VPS Dyn Asset Alloc, Cl B	AB VPS Dynamic Asset Allocation Portfolio (Class B)
AB VPS Global Thematic Gro, Cl B	AB VPS Global Thematic Growth Portfolio (Class B)
AB VPS Gro & Inc, Cl B	AB VPS Growth and Income Portfolio (Class B)
AB VPS Intl Val, Cl B	AB VPS International Value Portfolio (Class B)
AB VPS Lg Cap Gro, Cl B	AB VPS Large Cap Growth Portfolio (Class B)
ALPS Alerian Engy Infr, Class III	ALPS/Alerian Energy Infrastructure Portfolio: Class III
AC VP Intl, Cl I	American Century VP International, Class I
AC VP Intl, Cl II	American Century VP International, Class II

270	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Division	Fund
AC VP Mid Cap Val, Cl II	American Century VP Mid Cap Value, Class II
AC VP Ultra, Cl II	American Century VP Ultra®, Class II
AC VP Val, Cl I	American Century VP Value, Class I
AC VP Val, Cl II	American Century VP Value, Class II
BlackRock Global Alloc, Cl III	BlackRock Global Allocation V.I. Fund (Class III)
Calvert VP SRI Bal, Cl I	Calvert VP SRI Balanced Portfolio – Class I
CB Var Sm Cap Gro, Cl I	ClearBridge Variable Small Cap Growth Portfolio – Class I
Col VP Bal, Cl 3	Columbia Variable Portfolio – Balanced Fund (Class 3)
Col VP Commodity Strategy, Cl 2	Columbia Variable Portfolio – Commodity Strategy Fund (Class 2)
Col VP Contrarian Core, Cl 2	Columbia Variable Portfolio – Contrarian Core Fund (Class 2)
Col VP Disciplined Core, Cl 2	Columbia Variable Portfolio – Disciplined Core Fund (Class 2)
Col VP Disciplined Core, Cl 3	Columbia Variable Portfolio – Disciplined Core Fund (Class 3)
Col VP Div Abs Return, Cl 2	Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)
Col VP Divd Opp, Cl 2	Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2)
Col VP Divd Opp, Cl 3	Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3)
Col VP Emerg Mkts Bond, Cl 2	Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2)
Col VP Emer Mkts, Cl 2	Columbia Variable Portfolio – Emerging Markets Fund (Class 2)
Col VP Emer Mkts, Cl 3	Columbia Variable Portfolio – Emerging Markets Fund (Class 3)
Col VP Global Strategic Inc, Cl 2	Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (previously Columbia Variable Portfolio – Global Bond Fund (Class 2))
Col VP Global Strategic Inc, Cl 3	Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (previously Columbia Variable Portfolio – Global Bond Fund (Class 3))
Col VP Govt Money Mkt, Cl 2	Columbia Variable Portfolio – Government Money Market Fund (Class 2)
Col VP Govt Money Mkt, Cl 3	Columbia Variable Portfolio – Government Money Market Fund (Class 3)
Col VP Hi Yield Bond, Cl 2	Columbia Variable Portfolio – High Yield Bond Fund (Class 2)
Col VP Hi Yield Bond, Cl 3	Columbia Variable Portfolio – High Yield Bond Fund (Class 3)
Col VP Inc Opp, Cl 2	Columbia Variable Portfolio – Income Opportunities Fund (Class 2)
Col VP Inc Opp, Cl 3	Columbia Variable Portfolio – Income Opportunities Fund (Class 3)
Col VP Inter Bond, Cl 2	Columbia Variable Portfolio – Intermediate Bond Fund (Class 2)
Col VP Inter Bond, Cl 3	Columbia Variable Portfolio – Intermediate Bond Fund (Class 3)
Col VP Lg Cap Gro, Cl 2	Columbia Variable Portfolio – Large Cap Growth Fund (Class 2)
Col VP Lg Cap Gro, Cl 3	Columbia Variable Portfolio – Large Cap Growth Fund (Class 3)
Col VP Lg Cap Index, Cl 3	Columbia Variable Portfolio – Large Cap Index Fund (Class 3)
Col VP Limited Duration Cr, Cl 2	Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2)
Col VP Long Govt/Cr Bond, Cl 2	Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2)
Col VP Mid Cap Gro, Cl 2	Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2)
Col VP Mid Cap Gro, Cl 3	Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3)
Col VP Mid Cap Val, Cl 2	Columbia Variable Portfolio – Mid Cap Value Fund (Class 2) (effective on or about May 1, 2019, this Fund will be renamed to Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2))
Col VP Mid Cap Val, Cl 3	Columbia Variable Portfolio – Mid Cap Value Fund (Class 3) (effective on or about May 1, 2019, this Fund will be renamed to Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3))
Col VP Overseas Core, Cl 2	Columbia Variable Portfolio – Overseas Core Fund (Class 2)
Col VP Overseas Core, Cl 3	Columbia Variable Portfolio – Overseas Core Fund (Class 3)
Col VP Select Lg Cap Val, Cl 2	Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2) (effective on or about May 1, 2019, this Fund will be renamed to Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2))
Col VP Select Lg Cap Val, Cl 3	Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3) (effective on or about May 1, 2019, this Fund will be renamed to Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3))
Col VP Select Sm Cap Val, Cl 2

Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2)
(effective on or about May 1, 2019, this Fund will be renamed to Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2))

Col VP Select Sm Cap Val, Cl 3

Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3)
(effective on or about May 1, 2019, this Fund will be renamed to Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3))

Col VP Strategic Inc, Cl 2	Columbia Variable Portfolio – Strategic Income Fund (Class 2)
Col VP US Eq, Cl 2	Columbia Variable Portfolio – U.S. Equities Fund (Class 2)
Col VP US Govt Mtge, Cl 2	Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2)
Col VP US Govt Mtge, Cl 3	Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3)
CS Commodity Return	Credit Suisse Trust – Commodity Return Strategy Portfolio
CTIVP AC Div Bond, Cl 2	CTIVP® – American Century Diversified Bond Fund (Class 2)

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	271

Division	Fund
CTIVP AQR Intl Core Eq, Cl 2	CTIVP® – AQR International Core Equity Fund (Class 2) (previously CTIVPSM – Pyramis® International Equity Fund (Class 2))
CTIVP AQR Man Fut Strategy, Cl 2	CTIVP® – AQR Managed Futures Strategy Fund (Class 2)
CTIVP BR Gl Infl Prot Sec, Cl 2	CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2)
CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3)
CTIVP CenterSquare Real Est, Cl 2	CTIVP® – CenterSquare Real Estate Fund (Class 2)
CTIVP DFA Intl Val, Cl 2	CTIVP® – DFA International Value Fund (Class 2)
CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP® – Lazard International Equity Advantage Fund (Class 2)
CTIVP Loomis Sayles Gro, Cl 1	CTIVP® – Loomis Sayles Growth Fund (Class 1)
CTIVP Loomis Sayles Gro, Cl 2	CTIVP® – Loomis Sayles Growth Fund (Class 2)
CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2)
CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2)
CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3)
CTIVP MFS Val, Cl 2	CTIVP® – MFS® Value Fund (Class 2)
CTIVP MS Adv, Cl 2	CTIVP® – Morgan Stanley Advantage Fund (Class 2)
CTIVP Oppen Intl Gro, Cl 2	CTIVP® – Oppenheimer International Growth Fund (Class 2)
CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2)
CTIVP TCW Core Plus Bond, Cl 2	CTIVP® – TCW Core Plus Bond Fund (Class 2)
CTIVP Vty Sycamore Estb Val, Cl 2	CTIVP® – Victory Sycamore Established Value Fund (Class 2)
CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP® – Victory Sycamore Established Value Fund (Class 3)
CTIVP WF Short Duration Govt, Cl 2	CTIVP® – Wells Fargo Short Duration Government Fund (Class 2)
CTIVP Westfield Mid Cap Gro, Cl 2	CTIVP® – Westfield Mid Cap Growth Fund (Class 2)
Drey VIF Intl Eq, Serv	Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares
DWS Alt Asset Alloc VIP, Cl B	DWS Alternative Asset Allocation VIP, Class B (previously Deutsche Alternative Asset Allocation VIP, Class B)
EV VT Floating-Rate Inc, Init Cl	Eaton Vance VT Floating-Rate Income Fund – Initial Class
Fid VIP Contrafund, Serv Cl 2	Fidelity® VIP Contrafund® Portfolio Service Class 2
Fid VIP Gro & Inc, Serv Cl	Fidelity® VIP Growth & Income Portfolio Service Class
Fid VIP Gro & Inc, Serv Cl 2	Fidelity® VIP Growth & Income Portfolio Service Class 2
Fid VIP Mid Cap, Serv Cl	Fidelity® VIP Mid Cap Portfolio Service Class
Fid VIP Mid Cap, Serv Cl 2	Fidelity® VIP Mid Cap Portfolio Service Class 2
Fid VIP Overseas, Serv Cl	Fidelity® VIP Overseas Portfolio Service Class
Fid VIP Overseas, Serv Cl 2	Fidelity® VIP Overseas Portfolio Service Class 2
Fid VIP Strategic Inc, Serv Cl 2	Fidelity® VIP Strategic Income Portfolio Service Class 2
Frank Global Real Est, Cl 2	Franklin Global Real Estate VIP Fund – Class 2
Frank Inc, Cl 2	Franklin Income VIP Fund – Class 2
Frank Mutual Shares, Cl 2	Franklin Mutual Shares VIP Fund – Class 2
Frank Sm Cap Val, Cl 2	Franklin Small Cap Value VIP Fund – Class 2
GS VIT Mid Cap Val, Inst	Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares
GS VIT Multi-Strategy Alt, Advisor	Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares
GS VIT Sm Cap Eq Insights, Inst	Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares
GS VIT U.S. Eq Insights, Inst	Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares
Invesco VI Am Fran, Ser I	Invesco V.I. American Franchise Fund, Series I Shares
Invesco VI Am Fran, Ser II	Invesco V.I. American Franchise Fund, Series II Shares
Invesco VI Bal Risk Alloc, Ser II	Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares
Invesco VI Comstock, Ser II	Invesco V.I. Comstock Fund, Series II Shares
Invesco VI Core Eq, Ser I	Invesco V.I. Core Equity Fund, Series I Shares
Invesco VI Div Divd, Ser I	Invesco V.I. Diversified Dividend Fund, Series I Shares
Invesco VI Div Divd, Ser II	Invesco V.I. Diversified Dividend Fund, Series II Shares
Invesco VI Hlth, Ser II	Invesco V.I. Health Care Fund, Series II Shares
Invesco VI Intl Gro, Ser II	Invesco V.I. International Growth Fund, Series II Shares
Invesco VI Mid Cap Gro, Ser I	Invesco V.I. Mid Cap Growth Fund, Series I Shares
Invesco VI Mid Cap Gro, Ser II	Invesco V.I. Mid Cap Growth Fund, Series II Shares
Invesco VI Tech, Ser I	Invesco V.I. Technology Fund, Series I Shares
Ivy VIP Asset Strategy	Ivy VIP Asset Strategy, Class II
Janus Henderson VIT Bal, Serv	Janus Henderson VIT Balanced Portfolio: Service Shares(1),(2)
Janus Henderson VIT Enter, Serv	Janus Henderson VIT Enterprise Portfolio: Service Shares
Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Flexible Bond Portfolio: Service Shares
Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Global Technology Portfolio: Service Shares

272	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Division	Fund
Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Overseas Portfolio: Service Shares
Janus Henderson VIT Res, Serv	Janus Henderson VIT Research Portfolio: Service Shares
Lazard Ret Global Dyn MA, Serv	Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares
MFS Mass Inv Gro Stock, Serv Cl	MFS® Massachusetts Investors Growth Stock Portfolio – Service Class
MFS New Dis, Serv Cl	MFS® New Discovery Series – Service Class
MFS Utilities, Serv Cl	MFS® Utilities Series – Service Class
MS VIF Global Real Est, Cl II	Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares
MS VIF Mid Cap Gro, Cl II	Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares (effective on or about April 30, 2019, this Fund will be renamed to Morgan Stanley VIF Discovery Portfolio, Class II Shares)
NB AMT Intl Eq, Cl S	Neuberger Berman AMT International Equity Portfolio (Class S)
NB AMT Sus Eq, Cl S	Neuberger Berman AMT Sustainable Equity Portfolio (Class S)
NB AMT US Eq Index PW Strat, Cl S	Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S)
Oppen Global VA, Serv	Oppenheimer Global Fund/VA, Service Shares(3)
Oppen Global Strategic Inc VA, Srv	Oppenheimer Global Strategic Income Fund/VA, Service Shares(4)
Oppen Main St VA, Serv	Oppenheimer Main Street Fund®/VA, Service Shares(5),(6),(7)
Oppen Main St Sm Cap VA, Serv	Oppenheimer Main Street Small Cap Fund®/VA, Service Shares(8)
PIMCO VIT All Asset, Advisor Cl	PIMCO VIT All Asset Portfolio, Advisor Class
PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class
PIMCO VIT Tot Return, Advisor Cl	PIMCO VIT Total Return Portfolio, Advisor Class
Put VT Global Hlth Care, Cl IB	Putnam VT Global Health Care Fund – Class IB Shares
Put VT Intl Eq, Cl IB	Putnam VT International Equity Fund – Class IB Shares
Put VT Sus Leaders, Cl IA	Putnam VT Sustainable Leaders Fund – Class IA Shares
Put VT Sus Leaders, Cl IB	Putnam VT Sustainable Leaders Fund – Class IB Shares
Royce Micro-Cap, Invest Cl	Royce Capital Fund – Micro-Cap Portfolio, Investment Class
Temp Global Bond, Cl 2	Templeton Global Bond VIP Fund – Class 2
Third Ave Val	Third Avenue Value Portfolio
VanEck VIP Global Gold, Cl S	VanEck VIP Global Gold Fund (Class S Shares)
VP Aggr, Cl 2	Variable Portfolio – Aggressive Portfolio (Class 2)
VP Aggr, Cl 4	Variable Portfolio – Aggressive Portfolio (Class 4)
VP Col Wanger Intl Eq, Cl 2	Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)
VP Conserv, Cl 2	Variable Portfolio – Conservative Portfolio (Class 2)
VP Conserv, Cl 4	Variable Portfolio – Conservative Portfolio (Class 4)
VP Man Risk, Cl 2	Variable Portfolio – Managed Risk Fund (Class 2)(9)
VP Man Risk US, Cl 2	Variable Portfolio – Managed Risk U.S. Fund (Class 2)(9)
VP Man Vol Conserv, Cl 2	Variable Portfolio – Managed Volatility Conservative Fund (Class 2)
VP Man Vol Conserv Gro, Cl 2	Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2)
VP Man Vol Gro, Cl 2	Variable Portfolio – Managed Volatility Growth Fund (Class 2)
VP Man Vol Mod Gro, Cl 2	Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2)
VP Mod, Cl 2	Variable Portfolio – Moderate Portfolio (Class 2)
VP Mod, Cl 4	Variable Portfolio – Moderate Portfolio (Class 4)
VP Mod Aggr, Cl 2	Variable Portfolio – Moderately Aggressive Portfolio (Class 2)
VP Mod Aggr, Cl 4	Variable Portfolio – Moderately Aggressive Portfolio (Class 4)
VP Mod Conserv, Cl 2	Variable Portfolio – Moderately Conservative Portfolio (Class 2)
VP Mod Conserv, Cl 4	Variable Portfolio – Moderately Conservative Portfolio (Class 4)
VP Ptnrs Core Bond, Cl 2	Variable Portfolio – Partners Core Bond Fund (Class 2)
VP Ptnrs Sm Cap Gro, Cl 2	Variable Portfolio – Partners Small Cap Growth Fund (Class 2)
VP Ptnrs Sm Cap Val, Cl 2	Variable Portfolio – Partners Small Cap Value Fund (Class 2)
VP Ptnrs Sm Cap Val, Cl 3	Variable Portfolio – Partners Small Cap Value Fund (Class 3)
VP US Flex Conserv Gro, Cl 2	Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2)
VP US Flex Gro, Cl 2	Variable Portfolio – U.S. Flexible Growth Fund (Class 2)
VP US Flex Mod Gro, Cl 2	Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2)
Wanger Intl	Wanger International
Wanger USA	Wanger USA
WF VT Index Asset Alloc, Cl 2	Wells Fargo VT Index Asset Allocation Fund – Class 2
WF VT Intl Eq, Cl 2	Wells Fargo VT International Equity Fund – Class 2
WF VT Opp, Cl 2	Wells Fargo VT Opportunity Fund – Class 2
WF VT Sm Cap Gro, Cl 2	Wells Fargo VT Small Cap Growth Fund – Class 2
WA Var Global Hi Yd Bond, Cl II	Western Asset Variable Global High Yield Bond Portfolio – Class II

(1)	Janus Henderson Global Allocation Portfolio – Moderate: Service Shares merged into Janus Henderson VIT Balanced Portfolio: Service Shares on April 27, 2018.
(2)	For the period April 27, 2018 (commencement of operations) to December 31, 2018.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	273

(3)	Oppenheimer Global Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Fund, Series II Shares on or about May 24, 2019.
(4)	Oppenheimer Global Strategic Income Fund/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares on or about May 24, 2019.
(5)	Oppenheimer Equity Income Fund/VA, Service Shares merged into Oppenheimer Main Street Fund®/VA, Service Shares on April 28, 2017.
(6)	For the period April 28, 2017 (commencement of operations) to December 31, 2017.
(7)	Oppenheimer Main Street Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Fund, Series II Shares on or about May 24, 2019.
(8)	Oppenheimer Main Street Small Cap Fund®/VA, Service Shares is scheduled to merge into Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares on or about May 24, 2019.
(9)	For the period September 18, 2017 (commencement of operations) to December 31, 2017.

The assets of each division of the Account are not chargeable with liabilities arising out of the business conducted by any other segregated asset account or by RiverSource Life of NY.

RiverSource Life of NY serves as issuer of the contracts.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments in the Funds

Investment transactions are accounted for on the date the shares are purchased and sold. Realized gains and losses on the sales of investments are computed using the average cost method. Income from dividends and gains from realized capital gain distributions are reinvested in additional shares of the Funds and are recorded as income by the divisions on the ex-dividend date.

Unrealized appreciation or depreciation of investments in the accompanying financial statements represents the division’s share of the Funds’ undistributed net investment income, undistributed realized gain or loss and the unrealized appreciation or depreciation on their investment securities.

The Account categorizes its fair value measurements according to a three-level hierarchy. This hierarchy prioritizes the inputs used by the Account to value investment securities. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1 – Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2 – Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The Funds in the Accounts have been measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and are therefore not categorized in the fair value hierarchy. There were no transfers between levels in the period ended December 31, 2018.

Variable Payout

Net assets allocated to contracts in the payout period are periodically compared to a computation which uses the Annuity 2000 Basic Mortality Table and which assumes future mortality improvement. The assumed investment return is 3.5% or 5% based on the annuitant’s election, or as regulated by the laws of the respective states. The mortality risk is fully borne by RiverSource Life of NY and may result in additional amounts being transferred into the variable annuity account by RiverSource Life of NY to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the insurance company.

Federal Income Taxes

RiverSource Life of NY is taxed as a life insurance company. The Account is treated as part of RiverSource Life of NY for federal income tax purposes. Under existing federal income tax law, no income taxes are payable with respect to any investment income of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes. RiverSource Life of NY will review periodically the status of this policy. In the event of changes in the tax law, a charge may be made in future years for any federal income taxes that would be attributable to the contracts.

Subsequent Events

Management has evaluated Account related events and transactions that occurred through the date the financial statements were issued. Management noted there were no items requiring adjustments or additional disclosures in the Account’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

274	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Recent Accounting Pronouncement

Accounting Standards Update 2018-13 Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2018-13 Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. ASU No. 2018-13, in addition to other modifications and additions, removes the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for the timing of transfers between levels. The standard is effective for annual periods beginning after December 15, 2019 and interim periods within those fiscal years. At this time, management is evaluating the implication of this guidance and the impact it will have on the financial statement disclosures, if any.

3.  VARIABLE ACCOUNT EXPENSES

RiverSource Life of NY deducts a daily mortality and expense risk fee equal, on an annual basis, to the following percent of the average daily net assets of each subaccount.

Product	Mortality and expense risk fee
RAVA	0.75% to 0.95% (depending on the contract selected)
RAVA Advantage	0.75% to 0.95% (depending on the contract selected)
RAVA Select	1.00% to 1.20% (depending on the contract selected)
RAVA Advantage Plus	0.55% to 0.95% (depending on the contract selected)
RAVA Select Plus	0.75% to 1.20% (depending on the contract selected)
RAVA 4 Advantage	0.85% to 1.05% (depending on the contract selected)
RAVA 4 Select	1.10% to 1.30% (depending on the contract selected)
RAVA 4 Access	1.25% to 1.45% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)	0.95% to 1.40% (depending on the contract selected)
RAVA 5 Select (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)	1.30% to 1.65% (depending on the contract selected)
RAVA 5 Access (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)	1.45% to 1.80% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed prior to April 30, 2012)	0.85% to 1.30% (depending on the contract selected)
RAVA 5 Select (Offered for contract applications signed prior to April 30, 2012)	1.20% to 1.55% (depending on the contract selected)
RAVA 5 Access (Offered for contract applications signed prior to April 30, 2012)	1.35% to 1.70% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed on or after April 29, 2013)	0.95% to 1.45% (depending on the contract selected)
RAVA 5 Select (Offered for contract applications signed on or after April 29, 2013)	0.95% to 1.70% (depending on the contract selected)
RAVA 5 Access (Offered for contract applications signed on or after April 29, 2013)	0.95% to 1.85% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed on or after April 29, 2019)	0.95% to 1.45% (depending on the contract selected)
RAVA 5 Choice	0.95% to 1.55% (depending on the contract selected)
FPA	1.25%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	275

4.  CONTRACT CHARGES

RiverSource Life of NY deducts a contract administrative charge of $30 per year on the contract anniversary. This charge reimburses RiverSource Life of NY for expenses incurred in establishing and maintaining the annuity records. Certain products may waive this charge based upon the underlying contract value.

Optional riders are available on certain products and if selected, the related fees are deducted annually from the contract value on the contract anniversary. Additional information can be found in the applicable product’s prospectus.

5.  SURRENDER CHARGES

RiverSource Life of NY may assess a surrender charge to help it recover certain expenses related to the sale of the annuity. When applicable, a surrender charge will apply for a maximum number of years, as depicted in the surrender charge schedule included in the product’s prospectus. Such charges are not treated as a separate expense of the divisions as they are ultimately deducted from contract surrender benefits paid by RiverSource Life of NY. Charges by RiverSource Life of NY for surrenders are not identified on an individual division basis.

6.  RELATED PARTY TRANSACTIONS

RiverSource Life of NY is a wholly-owned subsidiary of RiverSource Life Insurance Company, which is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial).

The following table reflects fees paid by certain affiliated funds to Ameriprise Financial and its affiliates. Additional details about these asset based charges can be found in the respective Fund’s annual report or prospectus.

Fee Agreement:	Fees Paid To:
Management Agreement	Columbia Management Investment Advisers, LLC
Shareholder Services Agreement	Columbia Management Investment Services Corp.
Plan and Agreement of Distribution	Columbia Management Investment Distributors, Inc.
Investment Advisory Agreement	Columbia Wanger Asset Management, LLC
Administrative Services Agreement	Columbia Wanger Asset Management, LLC

7.  INVESTMENT TRANSACTIONS

The divisions’ purchases of Funds’ shares, including reinvestment of dividend distributions, for the year ended December 31, 2018 were as follows:

Division	Purchases
AB VPS Dyn Asset Alloc, Cl B	$224,339
AB VPS Global Thematic Gro, Cl B	35,912
AB VPS Gro & Inc, Cl B	715,506
AB VPS Intl Val, Cl B	363,932
AB VPS Lg Cap Gro, Cl B	852,266
ALPS Alerian Engy Infr, Class III	347,875
AC VP Intl, Cl I	28,790
AC VP Intl, Cl II	132,094
AC VP Mid Cap Val, Cl II	335,869
AC VP Ultra, Cl II	684,222
AC VP Val, Cl I	40,352
AC VP Val, Cl II	776,582
BlackRock Global Alloc, Cl III	848,081
Calvert VP SRI Bal, Cl I	110,360
CB Var Sm Cap Gro, Cl I	141,791
Col VP Bal, Cl 3	6,223,495
Col VP Commodity Strategy, Cl 2	209,599
Col VP Contrarian Core, Cl 2	836,358
Col VP Disciplined Core, Cl 2	308,201
Col VP Disciplined Core, Cl 3	447,071
Col VP Div Abs Return, Cl 2	18,152
Col VP Divd Opp, Cl 2	317,782
Col VP Divd Opp, Cl 3	417,213
Col VP Emerg Mkts Bond, Cl 2	420,981
Col VP Emer Mkts, Cl 2	684,866
Col VP Emer Mkts, Cl 3	1,022,842

Division	Purchases
Col VP Global Strategic Inc, Cl 2	$67,539
Col VP Global Strategic Inc, Cl 3	446,598
Col VP Govt Money Mkt, Cl 2	5,056,110
Col VP Govt Money Mkt, Cl 3	2,969,007
Col VP Hi Yield Bond, Cl 2	398,719
Col VP Hi Yield Bond, Cl 3	823,104
Col VP Inc Opp, Cl 2	878,479
Col VP Inc Opp, Cl 3	648,907
Col VP Inter Bond, Cl 2	438,277
Col VP Inter Bond, Cl 3	1,260,114
Col VP Lg Cap Gro, Cl 2	230,054
Col VP Lg Cap Gro, Cl 3	253,110
Col VP Lg Cap Index, Cl 3	6,475,076
Col VP Limited Duration Cr, Cl 2	662,921
Col VP Long Govt/Cr Bond, Cl 2	112,689
Col VP Mid Cap Gro, Cl 2	118,405
Col VP Mid Cap Gro, Cl 3	86,599
Col VP Mid Cap Val, Cl 2	171,468
Col VP Mid Cap Val, Cl 3	62,698
Col VP Overseas Core, Cl 2	99,029
Col VP Overseas Core, Cl 3	212,536
Col VP Select Lg Cap Val, Cl 2	145,896
Col VP Select Lg Cap Val, Cl 3	119,519
Col VP Select Sm Cap Val, Cl 2	126,694
Col VP Select Sm Cap Val, Cl 3	25,130
Col VP Strategic Inc, Cl 2	555,296

276	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Division	Purchases
Col VP US Eq, Cl 2	$145,812
Col VP US Govt Mtge, Cl 2	119,300
Col VP US Govt Mtge, Cl 3	213,705
CS Commodity Return	105,454
CTIVP AC Div Bond, Cl 2	149,102
CTIVP AQR Intl Core Eq, Cl 2	56,505
CTIVP AQR Man Fut Strategy, Cl 2	215,914
CTIVP BR Gl Infl Prot Sec, Cl 2	594,066
CTIVP BR Gl Infl Prot Sec, Cl 3	556,735
CTIVP CenterSquare Real Est, Cl 2	194,765
CTIVP DFA Intl Val, Cl 2	384,848
CTIVP Lazard Intl Eq Adv, Cl 2	456,736
CTIVP Loomis Sayles Gro, Cl 1	160,627
CTIVP Loomis Sayles Gro, Cl 2	579,280
CTIVP LA Capital Lg Cap Gro, Cl 2	168,653
CTIVP MFS Blend Res Core Eq, Cl 2	9,656
CTIVP MFS Blend Res Core Eq, Cl 3	40,160
CTIVP MFS Val, Cl 2	407,955
CTIVP MS Adv, Cl 2	114,789
CTIVP Oppen Intl Gro, Cl 2	581,559
CTIVP T Rowe Price LgCap Val, Cl 2	707,898
CTIVP TCW Core Plus Bond, Cl 2	101,840
CTIVP Vty Sycamore Estb Val, Cl 2	848,134
CTIVP Vty Sycamore Estb Val, Cl 3	194,338
CTIVP WF Short Duration Govt, Cl 2	725,265
CTIVP Westfield Mid Cap Gro, Cl 2	36,521
Drey VIF Intl Eq, Serv	31,669
DWS Alt Asset Alloc VIP, Cl B	113,105
EV VT Floating-Rate Inc, Init Cl	1,613,857
Fid VIP Contrafund, Serv Cl 2	6,869,864
Fid VIP Gro & Inc, Serv Cl	88,259
Fid VIP Gro & Inc, Serv Cl 2	526,505
Fid VIP Mid Cap, Serv Cl	200,491
Fid VIP Mid Cap, Serv Cl 2	4,669,677
Fid VIP Overseas, Serv Cl	18,362
Fid VIP Overseas, Serv Cl 2	309,576
Fid VIP Strategic Inc, Serv Cl 2	2,338,175
Frank Global Real Est, Cl 2	243,253
Frank Inc, Cl 2	387,166
Frank Mutual Shares, Cl 2	2,082,605
Frank Sm Cap Val, Cl 2	2,294,008
GS VIT Mid Cap Val, Inst	974,755
GS VIT Multi-Strategy Alt, Advisor	69,180
GS VIT Sm Cap Eq Insights, Inst	58,696
GS VIT U.S. Eq Insights, Inst	983,847
Invesco VI Am Fran, Ser I	25,151
Invesco VI Am Fran, Ser II	188,765
Invesco VI Bal Risk Alloc, Ser II	170,422
Invesco VI Comstock, Ser II	813,863
Invesco VI Core Eq, Ser I	472,679
Invesco VI Div Divd, Ser I	116,683
Invesco VI Div Divd, Ser II	135,839
Invesco VI Hlth, Ser II	386,710
Invesco VI Intl Gro, Ser II	324,853
Invesco VI Mid Cap Gro, Ser I	97,113
Invesco VI Mid Cap Gro, Ser II	96,909
Invesco VI Tech, Ser I	182,238
Ivy VIP Asset Strategy	161,587
Janus Henderson VIT Bal, Serv	3,383,636

Division	Purchases
Janus Henderson VIT Enter, Serv	$64,905
Janus Henderson VIT Flex Bd, Serv	100,338
Janus Henderson VIT Gbl Tech, Serv	74,020
Janus Henderson VIT Overseas, Serv	45,754
Janus Henderson VIT Res, Serv	437,480
Lazard Ret Global Dyn MA, Serv	57,184
MFS Mass Inv Gro Stock, Serv Cl	341,510
MFS New Dis, Serv Cl	370,931
MFS Utilities, Serv Cl	460,737
MS VIF Global Real Est, Cl II	97,503
MS VIF Mid Cap Gro, Cl II	864,528
NB AMT Intl Eq, Cl S	104,371
NB AMT Sus Eq, Cl S	223,077
NB AMT US Eq Index PW Strat, Cl S	44,928
Oppen Global VA, Serv	1,885,082
Oppen Global Strategic Inc VA, Srv	1,005,512
Oppen Main St VA, Serv	57,358
Oppen Main St Sm Cap VA, Serv	1,054,231
PIMCO VIT All Asset, Advisor Cl	520,973
PIMCO VIT Glb MA Man Alloc, Adv Cl	103,834
PIMCO VIT Tot Return, Advisor Cl	837,855
Put VT Global Hlth Care, Cl IB	290,314
Put VT Intl Eq, Cl IB	24,923
Put VT Sus Leaders, Cl IA	769,209
Put VT Sus Leaders, Cl IB	275,753
Royce Micro-Cap, Invest Cl	19,948
Temp Global Bond, Cl 2	263,120
Third Ave Val	35,940
VanEck VIP Global Gold, Cl S	233,437
VP Aggr, Cl 2	3,272,262
VP Aggr, Cl 4	1,769,251
VP Col Wanger Intl Eq, Cl 2	431,655
VP Conserv, Cl 2	5,139,483
VP Conserv, Cl 4	2,481,417
VP Man Risk, Cl 2	4,183,320
VP Man Risk US, Cl 2	6,925,061
VP Man Vol Conserv, Cl 2	14,698,268
VP Man Vol Conserv Gro, Cl 2	15,315,086
VP Man Vol Gro, Cl 2	53,566,470
VP Man Vol Mod Gro, Cl 2	72,522,653
VP Mod, Cl 2	29,269,451
VP Mod, Cl 4	8,684,125
VP Mod Aggr, Cl 2	14,427,027
VP Mod Aggr, Cl 4	3,334,168
VP Mod Conserv, Cl 2	6,406,193
VP Mod Conserv, Cl 4	3,881,637
VP Ptnrs Core Bond, Cl 2	55,625
VP Ptnrs Sm Cap Gro, Cl 2	455,617
VP Ptnrs Sm Cap Val, Cl 2	213,958
VP Ptnrs Sm Cap Val, Cl 3	141,513
VP US Flex Conserv Gro, Cl 2	7,213,994
VP US Flex Gro, Cl 2	46,297,354
VP US Flex Mod Gro, Cl 2	31,836,165
Wanger Intl	1,698,157
Wanger USA	3,794,851
WF VT Index Asset Alloc, Cl 2	344,233
WF VT Intl Eq, Cl 2	826,378
WF VT Opp, Cl 2	406,608
WF VT Sm Cap Gro, Cl 2	990,817
WA Var Global Hi Yd Bond, Cl II	51,241

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	277

8.  ACCUMULATION UNIT VALUES, UNITS OUTSTANDING AND NET ASSETS

The following is a summary of accumulation unit values at December 31, 2018:

Subaccount	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
0.55%	$1.17	$1.71	$2.28	$1.10	$—
0.75%	1.16	1.66	2.31	1.65	—
0.85%	1.15	1.78	2.06	0.79	2.85
0.95%	1.15	1.62	2.23	1.59	3.00
1.00%	1.14	1.61	2.82	1.76	—
1.05%	1.14	1.74	2.00	0.77	2.78
1.10%	1.14	1.73	1.99	0.77	2.76
1.15%	1.13	—	—	—	2.20
1.20%	1.13	1.57	2.73	1.70	2.94
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.13	1.69	1.96	0.75	2.71
1.30%	1.12	1.68	1.94	0.75	2.69
1.35%	1.12	—	—	—	2.90
1.40%	1.12	—	—	—	2.16
1.45%	1.11	1.65	1.91	0.74	2.64
1.50%	1.11	—	—	—	1.99
1.55%	1.11	—	—	—	2.85
1.60%	1.10	—	—	—	2.84
1.65%	1.10	—	—	—	2.13
1.70%	1.10	—	—	—	2.82
1.75%	1.09	—	—	—	1.96
1.80%	1.09	—	—	—	2.11
1.85%	1.09	—	—	—	1.95

Subaccount	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
0.55%	$0.82	$—	$1.76	$2.02	$2.60
0.75%	0.81	1.22	1.66	1.98	2.53
0.85%	0.80	—	—	2.44	2.75
0.95%	0.80	1.17	1.61	1.93	2.46
1.00%	0.80	—	2.13	1.92	2.45
1.05%	0.79	—	—	2.38	2.68
1.10%	0.79	—	—	2.37	2.66
1.15%	0.79	—	—	—	—
1.20%	0.79	—	2.05	1.87	2.38
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	0.78	—	—	2.32	2.62
1.30%	0.78	—	—	2.31	2.60
1.35%	0.78	—	—	—	—
1.40%	0.78	—	—	—	—
1.45%	0.78	—	—	2.27	2.55
1.50%	0.77	—	—	—	—
1.55%	0.77	—	—	—	—
1.60%	0.77	—	—	—	—
1.65%	0.77	—	—	—	—
1.70%	0.76	—	—	—	—
1.75%	0.76	—	—	—	—
1.80%	0.76	—	—	—	—
1.85%	0.76	—	—	—	—

278	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
0.55%	$—	$2.18	$1.26	$1.85	$2.45
0.75%	3.32	2.66	1.24	1.68	2.40
0.85%	—	1.93	1.23	—	2.37
0.95%	3.20	2.56	1.22	1.62	2.34
1.00%	—	2.81	1.22	2.06	2.33
1.05%	—	1.88	1.22	—	2.31
1.10%	—	1.87	1.21	—	2.30
1.15%	—	1.64	1.21	—	—
1.20%	—	2.72	1.20	1.99	2.27
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	1.83	1.20	—	2.26
1.30%	—	1.82	1.20	—	2.25
1.35%	—	2.03	1.19	—	—
1.40%	—	1.61	1.19	—	—
1.45%	—	1.79	1.18	—	2.21
1.50%	—	1.37	1.09	—	—
1.55%	—	1.99	1.18	—	—
1.60%	—	1.99	1.17	—	—
1.65%	—	1.59	1.17	—	—
1.70%	—	1.97	1.16	—	—
1.75%	—	1.35	1.08	—	—
1.80%	—	1.57	1.16	—	—
1.85%	—	1.34	1.07	—	—

Subaccount	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
0.55%	$2.05	$0.53	$1.64	$—	$2.43
0.75%	1.84	0.52	1.62	—	1.70
0.85%	1.84	0.52	1.61	2.68	2.18
0.95%	1.78	0.52	1.60	2.66	1.64
1.00%	2.34	0.52	1.60	—	2.74
1.05%	1.79	0.52	1.59	2.63	2.12
1.10%	1.78	0.51	1.59	2.62	2.11
1.15%	1.51	0.51	1.59	1.84	—
1.20%	2.27	0.51	1.58	2.60	2.66
1.25%	—	—	—	—	—
1.25%	1.75	—	—	—	2.07
1.25%	—	—	—	—	—
1.25%	2.72	—	—	—	2.71
1.25%	—	0.51	1.58	—	—
1.30%	1.74	0.51	1.57	2.58	2.06
1.35%	1.87	0.51	1.57	2.57	—
1.40%	1.49	0.51	1.56	1.81	—
1.45%	1.71	0.50	1.56	2.55	2.02
1.50%	1.32	0.50	1.55	1.65	—
1.55%	1.84	0.50	1.55	2.53	—
1.60%	1.83	0.50	1.55	2.52	—
1.65%	1.46	0.50	1.54	1.78	—
1.70%	1.81	0.50	1.54	2.49	—
1.75%	1.30	0.50	1.53	1.62	—
1.80%	1.45	0.49	1.53	1.76	—
1.85%	1.30	0.49	1.52	1.61	—

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	279

Subaccount	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
0.55%	$0.82	$—	$2.26	$1.01	$—
0.75%	0.81	—	2.80	1.00	—
0.85%	0.81	2.00	1.76	1.00	1.14
0.95%	0.80	1.99	2.70	0.99	1.13
1.00%	0.80	—	3.30	0.99	—
1.05%	0.80	1.97	1.72	0.99	1.12
1.10%	0.80	1.96	1.71	0.98	1.11
1.15%	0.79	1.56	—	0.98	1.04
1.20%	0.79	1.94	3.19	0.98	1.10
1.25%	—	—	2.58	—	—
1.25%	—	—	1.68	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	0.79	—	—	0.97	—
1.30%	0.79	1.93	1.67	0.97	1.09
1.35%	0.78	1.92	—	0.97	1.09
1.40%	0.78	1.53	—	0.97	1.02
1.45%	0.78	1.90	1.64	0.96	1.08
1.50%	0.78	1.34	—	0.96	0.96
1.55%	0.77	1.89	—	0.96	1.07
1.60%	0.77	1.88	—	0.96	1.07
1.65%	0.77	1.51	—	0.95	1.00
1.70%	0.77	1.86	—	0.95	1.06
1.75%	0.77	1.32	—	0.95	0.95
1.80%	0.76	1.49	—	0.94	0.99
1.85%	0.76	1.31	—	0.94	0.94

Subaccount	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
0.55%	$2.41	$—	$1.19	$—	$1.09
0.75%	3.02	—	1.65	—	1.10
0.85%	1.57	0.93	1.14	0.94	1.00
0.95%	2.91	0.92	1.59	0.94	1.06
1.00%	3.60	—	1.37	—	1.01
1.05%	1.53	0.91	1.12	0.93	0.98
1.10%	1.52	0.91	1.11	0.92	0.97
1.15%	—	0.83	—	0.94	—
1.20%	3.49	0.90	1.33	0.92	0.98
1.25%	1.95	—	—	—	—
1.25%	1.49	—	1.09	—	0.95
1.25%	—	—	—	—	—
1.25%	—	—	1.55	—	1.17
1.25%	—	—	—	—	—
1.30%	1.48	0.89	1.08	0.91	0.95
1.35%	—	0.89	—	0.91	—
1.40%	—	0.82	—	0.92	—
1.45%	1.46	0.88	1.06	0.90	0.93
1.50%	—	0.79	—	0.93	—
1.55%	—	0.87	—	0.89	—
1.60%	—	0.87	—	0.89	—
1.65%	—	0.81	—	0.91	—
1.70%	—	0.86	—	0.88	—
1.75%	—	0.78	—	0.92	—
1.80%	—	0.80	—	0.90	—
1.85%	—	0.78	—	0.91	—

280	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
0.55%	$—	$2.19	$—	$2.08	$—
0.75%	—	2.60	—	2.02	—
0.85%	1.52	1.95	1.48	1.91	1.21
0.95%	1.50	2.51	1.47	1.97	1.20
1.00%	—	2.86	—	1.95	—
1.05%	1.49	1.90	1.46	1.86	1.19
1.10%	1.48	1.89	1.45	1.85	1.18
1.15%	1.25	—	1.24	—	1.09
1.20%	1.47	2.76	1.44	1.90	1.17
1.25%	—	—	—	—	—
1.25%	—	1.86	—	—	—
1.25%	—	—	—	—	—
1.25%	—	2.59	—	—	—
1.25%	—	—	—	1.82	—
1.30%	1.46	1.85	1.43	1.81	1.16
1.35%	1.45	—	1.42	—	1.16
1.40%	1.23	—	1.22	—	1.07
1.45%	1.44	1.81	1.41	1.77	1.15
1.50%	1.09	—	0.96	—	1.01
1.55%	1.43	—	1.40	—	1.14
1.60%	1.42	—	1.39	—	1.13
1.65%	1.21	—	1.20	—	1.05
1.70%	1.41	—	1.38	—	1.12
1.75%	1.08	—	0.95	—	1.00
1.80%	1.20	—	1.19	—	1.04
1.85%	1.07	—	0.94	—	0.99

Subaccount	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
0.55%	$1.56	$—	$2.49	$2.48	$0.97
0.75%	1.85	—	1.18	2.01	0.96
0.85%	1.47	2.62	2.25	2.25	1.09
0.95%	1.79	2.59	1.13	1.94	1.08
1.00%	1.59	—	2.74	2.99	0.95
1.05%	1.43	2.57	2.19	2.19	1.07
1.10%	1.42	2.56	2.18	2.18	1.06
1.15%	—	1.89	—	1.85	1.02
1.20%	1.54	2.54	2.65	2.89	1.05
1.25%	—	—	—	—	—
1.25%	1.40	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.91	—	—	—	—
1.25%	—	—	2.14	2.14	0.94
1.30%	1.39	2.52	2.13	2.13	1.04
1.35%	—	2.51	—	2.40	1.04
1.40%	—	1.86	—	1.82	1.00
1.45%	1.36	2.48	2.09	2.09	1.03
1.50%	—	1.68	—	1.59	0.97
1.55%	—	2.47	—	2.36	1.02
1.60%	—	2.45	—	2.35	1.02
1.65%	—	1.83	—	1.79	0.98
1.70%	—	2.43	—	2.33	1.01
1.75%	—	1.65	—	1.57	0.95
1.80%	—	1.81	—	1.78	0.97
1.85%	—	1.64	—	1.56	0.95

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	281

Subaccount	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
0.55%	$1.05	$—	$2.30	$—	$2.13
0.75%	1.04	—	2.41	—	2.32
0.85%	1.04	1.97	2.21	2.09	1.89
0.95%	1.03	1.95	2.32	2.07	2.26
1.00%	1.03	—	2.67	—	2.24
1.05%	1.02	1.93	2.15	2.05	1.84
1.10%	1.02	1.93	2.14	2.04	1.83
1.15%	1.02	1.57	—	1.59	—
1.20%	1.02	1.91	2.59	2.02	2.18
1.25%	—	—	—	—	—
1.25%	—	—	2.10	—	—
1.25%	—	—	1.78	—	—
1.25%	—	—	—	—	—
1.25%	1.01	—	—	—	1.80
1.30%	1.01	1.89	2.09	2.01	1.79
1.35%	1.01	1.88	—	2.00	—
1.40%	1.00	1.54	—	1.56	—
1.45%	1.00	1.87	2.05	1.98	1.75
1.50%	1.00	1.48	—	1.33	—
1.55%	1.00	1.85	—	1.97	—
1.60%	0.99	1.84	—	1.96	—
1.65%	0.99	1.52	—	1.54	—
1.70%	0.99	1.83	—	1.94	—
1.75%	0.98	1.46	—	1.31	—
1.80%	0.98	1.50	—	1.52	—
1.85%	0.98	1.45	—	1.30	—

Subaccount	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
0.55%	$—	$1.63	$—	$2.35	$—
0.75%	—	1.15	—	2.28	—
0.85%	1.33	1.24	2.40	2.06	2.15
0.95%	1.32	1.11	2.38	2.22	2.14
1.00%	—	2.08	—	2.20	—
1.05%	1.31	1.21	2.36	2.01	2.12
1.10%	1.30	1.20	2.35	2.00	2.11
1.15%	1.16	—	1.76	—	1.60
1.20%	1.29	2.02	2.33	2.14	2.09
1.25%	—	—	—	—	—
1.25%	—	1.18	—	—	—
1.25%	—	—	—	—	—
1.25%	—	1.47	—	—	—
1.25%	—	—	—	1.96	—
1.30%	1.28	1.17	2.31	1.95	2.07
1.35%	1.27	—	2.30	—	2.07
1.40%	1.14	—	1.73	—	1.58
1.45%	1.26	1.15	2.28	1.91	2.05
1.50%	1.00	—	1.49	—	1.36
1.55%	1.25	—	2.26	—	2.03
1.60%	1.25	—	2.25	—	2.02
1.65%	1.12	—	1.70	—	1.55
1.70%	1.24	—	2.23	—	2.00
1.75%	0.98	—	1.47	—	1.34
1.80%	1.11	—	1.69	—	1.53
1.85%	0.98	—	1.46	—	1.34

282	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
0.55%	$2.15	$—	$—	$—	$1.28
0.75%	2.51	—	—	—	1.42
0.85%	1.97	1.17	1.97	1.08	1.20
0.95%	2.42	1.16	1.96	1.07	1.37
1.00%	3.25	—	—	—	1.20
1.05%	1.92	1.15	1.94	1.06	1.17
1.10%	1.91	1.14	1.93	1.06	1.16
1.15%	—	1.17	1.38	1.05	—
1.20%	3.15	1.13	1.91	1.05	1.16
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.87	—	—	—	1.14
1.30%	1.86	1.12	1.90	1.04	1.13
1.35%	—	1.12	1.89	1.03	—
1.40%	—	1.15	1.36	1.03	—
1.45%	1.82	1.11	1.87	1.03	1.11
1.50%	—	1.05	1.19	1.03	—
1.55%	—	1.10	1.86	1.02	—
1.60%	—	1.10	1.85	1.01	—
1.65%	—	1.13	1.33	1.02	—
1.70%	—	1.09	1.84	1.00	—
1.75%	—	1.04	1.17	1.02	—
1.80%	—	1.12	1.32	1.01	—
1.85%	—	1.03	1.17	1.01	—

Subaccount	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
0.55%	$0.47	$—	$—	$0.92	$—
0.75%	0.46	—	—	0.91	—
0.85%	0.46	1.15	1.27	0.90	1.23
0.95%	0.45	1.14	1.26	0.90	1.21
1.00%	0.45	—	—	0.89	—
1.05%	0.45	1.13	1.24	0.89	1.20
1.10%	0.45	1.13	1.24	0.89	1.20
1.15%	—	1.05	1.13	0.89	1.08
1.20%	0.44	1.12	1.23	0.88	1.19
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	0.44	—	—	0.88	—
1.30%	0.44	1.11	1.22	0.88	1.18
1.35%	—	1.11	1.21	0.88	1.17
1.40%	—	1.04	1.11	0.87	1.07
1.45%	0.43	1.10	1.20	0.87	1.16
1.50%	—	1.00	0.95	0.87	0.99
1.55%	—	1.09	1.19	0.87	1.16
1.60%	—	1.08	1.19	0.86	1.15
1.65%	—	1.02	1.09	0.86	1.05
1.70%	—	1.07	1.18	0.86	1.14
1.75%	—	0.99	0.94	0.86	0.98
1.80%	—	1.01	1.08	0.85	1.04
1.85%	—	0.98	0.93	0.85	0.97

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	283

Subaccount	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
0.55%	$1.53	$—	$—	$1.06	$1.36
0.75%	1.49	—	—	1.05	1.35
0.85%	1.43	1.59	1.18	1.04	1.35
0.95%	1.45	1.58	1.17	1.04	1.35
1.00%	1.44	—	—	1.03	1.35
1.05%	1.40	1.56	1.16	1.03	1.34
1.10%	1.39	1.56	1.15	1.03	1.34
1.15%	—	1.29	1.14	1.03	—
1.20%	1.40	1.54	1.14	1.02	1.34
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.36	—	—	1.02	1.34
1.30%	1.35	1.53	1.13	1.02	1.33
1.35%	—	1.52	1.13	1.01	—
1.40%	—	1.27	1.12	1.01	—
1.45%	1.33	1.51	1.12	1.01	1.33
1.50%	—	1.00	1.02	1.01	—
1.55%	—	1.50	1.11	1.00	—
1.60%	—	1.49	1.11	1.00	—
1.65%	—	1.25	1.10	1.00	—
1.70%	—	1.48	1.10	0.99	—
1.75%	—	0.99	1.01	0.99	—
1.80%	—	1.24	1.09	0.99	—
1.85%	—	0.98	1.00	0.98	—

Subaccount	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
0.55%	$—	$—	$—	$1.77	$—
0.75%	—	—	—	1.73	—
0.85%	2.79	2.60	2.01	1.76	2.21
0.95%	2.77	2.58	1.99	1.69	2.19
1.00%	—	—	—	1.68	—
1.05%	2.74	2.55	1.98	1.72	2.17
1.10%	2.73	2.54	1.97	1.71	2.16
1.15%	1.99	1.78	1.61	—	1.71
1.20%	2.71	2.52	1.95	1.63	2.15
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	1.67	—
1.30%	2.68	2.50	1.93	1.66	2.13
1.35%	2.67	2.49	1.93	—	2.12
1.40%	1.96	1.75	1.58	—	1.68
1.45%	2.65	2.47	1.91	1.63	2.10
1.50%	1.84	1.66	1.41	—	1.42
1.55%	2.63	2.45	1.90	—	2.08
1.60%	2.62	2.44	1.89	—	2.07
1.65%	1.93	1.72	1.56	—	1.65
1.70%	2.60	2.42	1.87	—	2.06
1.75%	1.81	1.64	1.39	—	1.40
1.80%	1.91	1.70	1.54	—	1.63
1.85%	1.80	1.63	1.38	—	1.40

284	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
0.55%	$—	$—	$—	$—	$—
0.75%	—	—	—	—	—
0.85%	2.63	1.33	1.98	1.08	2.38
0.95%	2.61	1.32	1.96	1.07	2.36
1.00%	—	—	—	—	—
1.05%	2.59	1.31	1.94	1.06	2.34
1.10%	2.58	1.30	1.94	1.06	2.33
1.15%	1.85	1.13	1.50	1.01	1.85
1.20%	2.55	1.29	1.92	1.05	2.31
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.30%	2.53	1.28	1.90	1.04	2.29
1.35%	2.52	1.27	1.90	1.04	2.29
1.40%	1.82	1.11	1.48	0.99	1.82
1.45%	2.50	1.26	1.88	1.03	2.27
1.50%	1.74	1.01	1.27	0.99	1.54
1.55%	2.48	1.25	1.86	1.02	2.25
1.60%	2.47	1.25	1.86	1.02	2.24
1.65%	1.79	1.09	1.45	0.98	1.79
1.70%	2.45	1.24	1.84	1.01	2.22
1.75%	1.72	0.99	1.26	0.97	1.52
1.80%	1.78	1.08	1.44	0.97	1.77
1.85%	1.71	0.99	1.25	0.97	1.51

Subaccount	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
0.55%	$2.63	$1.00	$—	$—	$0.96
0.75%	2.56	0.99	—	—	0.95
0.85%	2.38	1.00	2.17	1.18	0.94
0.95%	2.49	0.99	2.15	—	0.94
1.00%	2.47	0.98	—	—	0.93
1.05%	2.32	0.98	2.14	1.15	0.93
1.10%	2.30	0.98	2.13	1.14	0.93
1.15%	—	0.96	1.56	—	0.92
1.20%	2.40	0.97	2.11	—	0.92
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	2.26	0.97	—	1.12	0.92
1.30%	2.25	0.96	2.09	1.11	0.91
1.35%	—	0.96	2.08	—	0.91
1.40%	—	0.94	1.53	—	0.91
1.45%	2.20	0.95	2.06	1.09	0.90
1.50%	—	0.94	1.40	—	0.87
1.55%	—	0.94	2.05	—	0.90
1.60%	—	0.94	2.04	—	0.90
1.65%	—	0.93	1.51	—	0.89
1.70%	—	0.93	2.02	—	0.89
1.75%	—	0.93	1.38	—	0.86
1.80%	—	0.92	1.49	—	0.88
1.85%	—	0.92	1.37	—	0.85

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	285

Subaccount	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
0.55%	$1.44	$2.09	$—	$2.25	$—
0.75%	1.41	2.04	2.03	2.30	3.71
0.85%	1.38	2.18	—	—	—
0.95%	1.37	1.99	1.96	2.22	3.57
1.00%	1.36	1.97	—	2.59	—
1.05%	1.35	2.12	—	—	—
1.10%	1.34	2.11	—	—	—
1.15%	—	1.71	—	—	—
1.20%	1.33	1.92	—	2.50	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.31	2.07	—	—	—
1.30%	1.31	2.06	—	—	—
1.35%	—	2.19	—	—	—
1.40%	—	1.68	—	—	—
1.45%	1.28	2.02	—	—	—
1.50%	—	1.50	—	—	—
1.55%	—	2.15	—	—	—
1.60%	—	2.14	—	—	—
1.65%	—	1.65	—	—	—
1.70%	—	2.12	—	—	—
1.75%	—	1.48	—	—	—
1.80%	—	1.63	—	—	—
1.85%	—	1.47	—	—	—

Subaccount	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
0.55%	$2.70	$—	$1.63	$1.10	$1.29
0.75%	3.92	1.40	1.80	1.09	2.36
0.85%	2.11	—	1.26	1.08	1.07
0.95%	3.79	1.35	1.74	1.07	2.28
1.00%	4.05	—	2.19	1.07	2.05
1.05%	2.05	—	1.23	1.07	1.04
1.10%	2.04	—	1.22	1.06	1.04
1.15%	1.54	—	—	1.06	—
1.20%	3.92	—	2.12	1.06	1.99
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	2.00	—	1.20	1.05	1.02
1.30%	1.99	—	1.19	1.05	1.01
1.35%	1.85	—	—	1.05	—
1.40%	1.51	—	—	1.05	—
1.45%	1.95	—	1.17	1.04	0.99
1.50%	1.36	—	—	1.04	—
1.55%	1.82	—	—	1.04	—
1.60%	1.81	—	—	1.03	—
1.65%	1.49	—	—	1.03	—
1.70%	1.80	—	—	1.03	—
1.75%	1.34	—	—	1.02	—
1.80%	1.47	—	—	1.02	—
1.85%	1.33	—	—	1.02	—

286	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
0.55%	$1.22	$1.94	$2.41	$2.36	$0.88
0.75%	1.20	2.13	4.00	4.08	0.88
0.85%	1.19	1.58	2.03	—	0.87
0.95%	1.19	2.06	3.86	3.94	0.87
1.00%	1.18	2.40	3.48	3.29	0.87
1.05%	1.18	1.54	1.98	—	0.86
1.10%	1.18	1.53	1.96	—	0.86
1.15%	1.17	1.46	1.59	—	0.86
1.20%	1.17	2.33	3.37	3.18	0.86
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.17	1.51	1.93	—	0.86
1.30%	1.16	1.50	1.92	—	0.85
1.35%	1.16	1.69	2.12	—	0.85
1.40%	1.16	1.44	1.57	—	0.85
1.45%	1.15	1.47	1.88	—	0.85
1.50%	1.15	1.24	1.35	—	0.85
1.55%	1.15	1.67	2.09	—	0.84
1.60%	1.14	1.66	2.08	—	0.84
1.65%	1.14	1.42	1.54	—	0.84
1.70%	1.14	1.64	2.06	—	0.84
1.75%	1.13	1.22	1.33	—	0.84
1.80%	1.13	1.40	1.52	—	0.83
1.85%	1.13	1.21	1.32	—	0.83

Subaccount	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
0.55%	$—	$2.39	$—	$1.85	$1.11
0.75%	2.81	2.03	1.86	1.83	1.09
0.85%	—	2.12	—	1.81	1.09
0.95%	2.71	1.96	1.83	1.80	1.08
1.00%	—	2.99	—	1.80	1.08
1.05%	—	2.07	—	1.79	1.08
1.10%	—	2.06	—	1.78	1.07
1.15%	—	—	—	—	1.07
1.20%	—	2.90	—	1.77	1.07
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	2.02	—	1.77	1.06
1.30%	—	2.01	—	1.76	1.06
1.35%	—	—	—	—	1.06
1.40%	—	—	—	—	1.05
1.45%	—	1.97	—	1.74	1.05
1.50%	—	—	—	—	1.05
1.55%	—	—	—	—	1.05
1.60%	—	—	—	—	1.04
1.65%	—	—	—	—	1.04
1.70%	—	—	—	—	1.04
1.75%	—	—	—	—	1.03
1.80%	—	—	—	—	1.03
1.85%	—	—	—	—	1.03

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	287

Subaccount	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
0.55%	$2.09	$—	$1.83	$—	$2.26
0.75%	2.04	—	1.80	—	2.20
0.85%	1.85	—	—	1.75	2.29
0.95%	1.98	—	1.77	—	2.14
1.00%	1.97	—	1.76	—	2.13
1.05%	1.81	—	—	1.73	2.24
1.10%	1.80	—	—	1.72	2.22
1.15%	—	—	—	—	—
1.20%	1.91	—	1.74	—	2.08
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.76	2.84	—	1.70	2.18
1.30%	1.75	—	—	1.69	2.17
1.35%	—	—	—	—	—
1.40%	—	—	—	—	—
1.45%	1.72	—	—	1.67	2.13
1.50%	—	—	—	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—

Subaccount	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
0.55%	$1.72	$—	$1.63	$2.58	$1.11
0.75%	1.68	1.63	1.61	1.74	1.10
0.85%	1.46	—	1.60	—	1.09
0.95%	1.63	1.61	1.59	1.68	1.08
1.00%	1.62	1.60	1.58	3.21	1.08
1.05%	1.42	—	1.57	—	1.08
1.10%	1.41	—	1.57	—	1.08
1.15%	—	—	—	—	1.07
1.20%	1.58	1.58	1.56	3.11	1.07
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.39	—	1.55	—	1.07
1.30%	1.38	—	1.55	—	1.06
1.35%	—	—	—	—	1.06
1.40%	—	—	—	—	1.06
1.45%	1.35	—	1.53	—	1.05
1.50%	—	—	—	—	1.05
1.55%	—	—	—	—	1.05
1.60%	—	—	—	—	1.05
1.65%	—	—	—	—	1.04
1.70%	—	—	—	—	1.04
1.75%	—	—	—	—	1.04
1.80%	—	—	—	—	1.03
1.85%	—	—	—	—	1.03

288	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv
0.55%	$0.99	$—	$1.05	$—	$—
0.75%	0.99	1.66	1.03	1.51	1.33
0.85%	0.99	—	1.03	—	—
0.95%	0.99	1.60	1.02	1.46	1.28
1.00%	0.99	—	1.02	5.22	2.57
1.05%	0.99	—	1.02	—	—
1.10%	0.99	—	1.01	—	—
1.15%	0.99	—	1.01	—	—
1.20%	0.99	—	1.01	5.05	2.48
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	0.99	—	1.01	—	—
1.30%	0.99	—	1.00	—	—
1.35%	0.99	—	1.00	—	—
1.40%	0.99	—	1.00	—	—
1.45%	0.99	—	0.99	—	—
1.50%	0.99	—	0.99	—	—
1.55%	0.99	—	0.99	—	—
1.60%	0.99	—	0.99	—	—
1.65%	0.99	—	0.98	—	—
1.70%	0.99	—	0.98	—	—
1.75%	0.99	—	0.98	—	—
1.80%	0.98	—	0.97	—	—
1.85%	0.98	—	0.97	—	—

Subaccount	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl
0.55%	$2.00	$1.30	$1.31	$2.93	$3.20
0.75%	1.95	1.29	1.30	2.19	3.47
0.85%	1.93	1.28	1.30	—	2.33
0.95%	1.91	1.27	1.29	2.11	3.35
1.00%	1.89	1.27	1.29	3.49	4.87
1.05%	1.88	1.27	1.29	—	2.27
1.10%	1.87	1.26	1.29	—	2.26
1.15%	1.80	1.26	—	—	1.48
1.20%	1.85	1.26	1.28	3.38	4.83
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.84	1.25	1.28	—	2.21
1.30%	1.83	1.25	1.28	—	2.20
1.35%	2.25	1.24	—	—	1.88
1.40%	1.77	1.24	—	—	1.46
1.45%	1.80	1.24	1.27	—	2.16
1.50%	1.63	1.23	—	—	1.21
1.55%	2.21	1.23	—	—	1.84
1.60%	2.20	1.23	—	—	1.84
1.65%	1.74	1.22	—	—	1.43
1.70%	2.18	1.22	—	—	1.82
1.75%	1.60	1.22	—	—	1.19
1.80%	1.73	1.21	—	—	1.42
1.85%	1.59	1.21	—	—	1.18

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	289

Subaccount	MS VIF Global Real Est, Cl II	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S
0.55%	$1.41	$2.33	$1.10	$—	$0.91
0.75%	1.38	2.27	1.08	—	0.90
0.85%	1.39	2.60	1.21	2.18	0.89
0.95%	1.34	2.21	1.05	2.16	0.89
1.00%	1.34	2.20	1.04	—	0.89
1.05%	1.35	2.54	1.18	2.12	0.89
1.10%	1.35	2.52	1.17	2.11	0.88
1.15%	—	1.59	—	1.72	0.88
1.20%	1.30	2.14	1.02	2.12	0.88
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.32	2.48	1.15	2.07	0.88
1.30%	1.31	2.46	1.14	2.06	0.88
1.35%	—	2.09	—	2.09	0.87
1.40%	—	1.57	—	1.69	0.87
1.45%	1.29	2.41	1.12	2.02	0.87
1.50%	—	1.53	—	1.47	0.87
1.55%	—	2.06	—	2.06	0.87
1.60%	—	2.05	—	2.05	0.86
1.65%	—	1.54	—	1.66	0.86
1.70%	—	2.03	—	2.03	0.86
1.75%	—	1.51	—	1.45	0.86
1.80%	—	1.53	—	1.65	0.86
1.85%	—	1.50	—	1.44	0.85

Subaccount	Oppen Global VA, Serv	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl
0.55%	$2.37	$1.62	$—	$2.55	$1.58
0.75%	2.31	1.57	—	2.48	1.54
0.85%	1.91	1.49	0.99	2.17	1.53
0.95%	2.24	1.53	—	2.41	1.50
1.00%	2.23	1.52	—	2.39	1.49
1.05%	1.86	1.45	0.98	2.12	1.49
1.10%	1.85	1.44	0.98	2.11	1.48
1.15%	1.60	0.98	—	1.70	1.11
1.20%	2.17	1.47	—	2.33	1.45
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.82	1.42	0.98	2.07	1.45
1.30%	1.80	1.41	0.98	2.06	1.44
1.35%	1.86	0.97	—	2.23	1.23
1.40%	1.57	0.97	—	1.67	1.09
1.45%	1.77	1.38	0.98	2.02	1.42
1.50%	1.34	0.96	—	1.42	1.00
1.55%	1.83	0.96	—	2.19	1.21
1.60%	1.83	0.96	—	2.18	1.21
1.65%	1.55	0.95	—	1.65	1.07
1.70%	1.81	0.95	—	2.17	1.20
1.75%	1.32	0.95	—	1.40	0.98
1.80%	1.53	0.95	—	1.63	1.06
1.85%	1.31	0.94	—	1.39	0.98

290	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA
0.55%	$1.07	$1.05	$2.85	$1.41	$—
0.75%	1.06	1.04	2.59	1.50	—
0.85%	1.05	1.03	—	—	—
0.95%	1.05	1.02	2.50	1.45	—
1.00%	1.04	1.02	3.04	1.82	—
1.05%	1.04	1.02	—	—	—
1.10%	1.04	1.01	—	—	—
1.15%	1.03	1.01	—	—	—
1.20%	1.03	1.01	2.95	1.76	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.03	1.01	—	—	2.90
1.30%	1.02	1.00	—	—	—
1.35%	1.02	1.00	—	—	—
1.40%	1.02	1.00	—	—	—
1.45%	1.01	0.99	—	—	—
1.50%	0.98	0.99	—	—	—
1.55%	1.01	0.99	—	—	—
1.60%	1.00	0.99	—	—	—
1.65%	1.00	0.98	—	—	—
1.70%	1.00	0.98	—	—	—
1.75%	0.97	0.98	—	—	—
1.80%	0.99	0.97	—	—	—
1.85%	0.96	0.97	—	—	—

Subaccount	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S
0.55%	$2.54	$—	$1.00	$—	$0.74
0.75%	2.50	3.00	0.98	2.28	0.73
0.85%	—	—	0.98	—	0.73
0.95%	2.46	2.89	0.97	2.20	0.72
1.00%	2.45	—	0.97	—	0.72
1.05%	—	—	0.97	—	0.72
1.10%	—	—	0.97	—	0.72
1.15%	—	—	0.96	—	0.72
1.20%	2.41	—	0.96	—	0.71
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	0.96	—	0.71
1.30%	—	—	0.95	—	0.71
1.35%	—	—	0.95	—	0.71
1.40%	—	—	0.95	—	0.71
1.45%	—	—	0.95	—	0.70
1.50%	—	—	0.94	—	0.70
1.55%	—	—	0.94	—	0.70
1.60%	—	—	0.94	—	0.70
1.65%	—	—	0.94	—	0.70
1.70%	—	—	0.93	—	0.69
1.75%	—	—	0.93	—	0.69
1.80%	—	—	0.93	—	0.69
1.85%	—	—	0.92	—	0.69

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	291

Subaccount	VP Aggr, Cl 2	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4
0.55%	$1.73	$1.73	$—	$1.29	$1.29
0.75%	1.70	1.70	—	1.26	1.26
0.85%	1.68	1.68	1.47	1.25	1.25
0.95%	1.67	1.67	1.46	1.24	1.24
1.00%	1.66	1.66	—	1.24	1.24
1.05%	1.65	1.65	1.45	1.23	1.23
1.10%	1.65	1.65	1.44	1.23	1.23
1.15%	1.40	—	1.24	1.11	—
1.20%	1.63	1.63	1.43	1.22	1.22
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.62	1.63	—	1.21	1.21
1.30%	1.62	1.62	1.42	1.20	1.20
1.35%	1.68	—	1.41	1.21	—
1.40%	1.37	—	1.22	1.09	—
1.45%	1.60	1.60	1.40	1.19	1.19
1.50%	1.24	—	1.06	1.04	—
1.55%	1.65	—	1.39	1.19	—
1.60%	1.64	—	1.38	1.18	—
1.65%	1.35	—	1.20	1.08	—
1.70%	1.63	—	1.37	1.17	—
1.75%	1.22	—	1.05	1.02	—
1.80%	1.34	—	1.19	1.06	—
1.85%	1.22	—	1.04	1.02	—

Subaccount	VP Man Risk, Cl 2	VP Man Risk US, Cl 2	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2
0.55%	$0.98	$1.00	$1.09	$1.11	$1.14
0.75%	0.97	1.00	1.08	1.10	1.13
0.85%	0.97	1.00	1.07	1.09	1.12
0.95%	0.97	1.00	1.08	1.12	1.21
1.00%	0.97	1.00	1.06	1.08	1.11
1.05%	0.97	1.00	1.07	1.12	1.20
1.10%	0.97	0.99	1.07	1.11	1.20
1.15%	0.97	0.99	1.06	1.11	1.20
1.20%	0.97	0.99	1.06	1.11	1.19
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	0.97	0.99	1.00	1.00	1.00
1.30%	0.97	0.99	1.05	1.10	1.18
1.35%	0.97	0.99	1.05	1.10	1.18
1.40%	0.97	0.99	1.05	1.09	1.18
1.45%	0.96	0.99	1.05	1.09	1.17
1.50%	0.96	0.99	1.04	1.09	1.17
1.55%	0.96	0.99	1.04	1.08	1.17
1.60%	0.96	0.99	1.04	1.08	1.16
1.65%	0.96	0.99	1.03	1.08	1.16
1.70%	0.96	0.99	1.03	1.08	1.16
1.75%	0.96	0.99	1.03	1.07	1.16
1.80%	0.96	0.99	1.03	1.07	1.15
1.85%	0.96	0.99	1.02	1.07	1.15

292	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4
0.55%	$1.13	$1.52	$1.52	$1.63	$1.63
0.75%	1.12	1.49	1.49	1.60	1.60
0.85%	1.11	1.48	1.48	1.58	1.59
0.95%	1.25	1.47	1.47	1.57	1.57
1.00%	1.10	1.46	1.46	1.56	1.57
1.05%	1.24	1.45	1.46	1.56	1.56
1.10%	1.16	1.45	1.45	1.55	1.55
1.15%	1.24	1.25	—	1.32	—
1.20%	1.23	1.43	1.44	1.54	1.54
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.00	1.43	1.43	1.53	1.53
1.30%	1.22	1.42	1.42	1.52	1.52
1.35%	1.14	1.44	—	1.55	—
1.40%	1.22	1.23	—	1.30	—
1.45%	1.21	1.40	1.41	1.50	1.50
1.50%	1.13	1.14	—	1.19	—
1.55%	1.20	1.41	—	1.53	—
1.60%	1.12	1.41	—	1.52	—
1.65%	1.20	1.21	—	1.28	—
1.70%	1.19	1.40	—	1.51	—
1.75%	1.12	1.12	—	1.17	—
1.80%	1.18	1.20	—	1.27	—
1.85%	1.11	1.11	—	1.17	—

Subaccount	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
0.55%	$1.40	$1.40	$—	$—	$—
0.75%	1.37	1.37	—	—	—
0.85%	1.36	1.36	1.14	2.10	1.79
0.95%	1.35	1.35	1.13	2.08	1.77
1.00%	1.34	1.35	—	—	—
1.05%	1.34	1.34	1.12	2.07	1.76
1.10%	1.33	1.33	1.11	2.06	1.75
1.15%	1.18	—	1.04	1.43	1.38
1.20%	1.32	1.32	1.10	2.04	1.74
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.31	1.32	—	—	—
1.30%	1.31	1.31	1.09	2.02	1.72
1.35%	1.31	—	1.09	2.01	1.72
1.40%	1.16	—	1.02	1.41	1.36
1.45%	1.29	1.29	1.08	2.00	1.70
1.50%	1.09	—	0.99	1.30	1.18
1.55%	1.29	—	1.07	1.98	1.69
1.60%	1.29	—	1.07	1.97	1.68
1.65%	1.14	—	1.01	1.39	1.34
1.70%	1.28	—	1.06	1.96	1.67
1.75%	1.07	—	0.98	1.28	1.16
1.80%	1.13	—	1.00	1.37	1.32
1.85%	1.06	—	0.97	1.27	1.16

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	293

Subaccount	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
0.55%	$2.15	$1.00	$1.02	$1.01	$2.60
0.75%	3.03	1.00	1.01	1.01	2.40
0.85%	1.82	1.08	1.16	1.12	1.73
0.95%	2.93	1.07	1.15	1.11	2.31
1.00%	3.11	1.00	1.01	1.00	4.37
1.05%	1.77	1.07	1.15	1.11	1.68
1.10%	1.76	1.07	1.15	1.11	1.67
1.15%	—	1.07	1.15	1.11	—
1.20%	3.01	1.07	1.15	1.11	4.23
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1.73	0.99	1.01	1.00	1.64
1.30%	1.72	1.07	1.15	1.11	1.63
1.35%	—	1.07	1.14	1.11	—
1.40%	—	1.06	1.14	1.10	—
1.45%	1.69	1.06	1.14	1.10	1.60
1.50%	—	1.06	1.14	1.10	—
1.55%	—	1.06	1.14	1.10	—
1.60%	—	1.06	1.14	1.10	—
1.65%	—	1.06	1.14	1.10	—
1.70%	—	1.06	1.14	1.10	—
1.75%	—	1.06	1.13	1.10	—
1.80%	—	1.06	1.13	1.09	—
1.85%	—	1.05	1.13	1.09	—

Subaccount	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
0.55%	$2.79	$—	$1.51	$2.60	$3.14
0.75%	4.07	2.35	1.47	2.78	2.82
0.85%	2.44	—	1.15	2.34	2.87
0.95%	3.92	2.27	1.43	2.69	2.72
1.00%	4.15	2.60	1.42	3.50	4.50
1.05%	2.38	—	1.12	2.28	2.80
1.10%	2.37	—	1.11	2.27	2.79
1.15%	—	—	—	1.66	1.72
1.20%	4.02	2.50	1.38	3.39	4.35
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	2.32	—	1.09	2.23	2.73
1.30%	2.31	—	1.09	2.21	2.72
1.35%	—	—	—	2.11	2.32
1.40%	—	—	—	1.63	1.69
1.45%	2.27	—	1.07	2.17	2.67
1.50%	—	—	—	1.45	1.64
1.55%	—	—	—	2.08	2.28
1.60%	—	—	—	2.07	2.27
1.65%	—	—	—	1.61	1.66
1.70%	—	—	—	2.05	2.25
1.75%	—	—	—	1.43	1.62
1.80%	—	—	—	1.59	1.64
1.85%	—	—	—	1.43	1.61

294	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	WA Var Global Hi Yd Bond, Cl II
0.55%	$1.10
0.75%	1.08
0.85%	1.08
0.95%	1.07
1.00%	1.07
1.05%	1.07
1.10%	1.06
1.15%	1.06
1.20%	1.06
1.25%	—
1.25%	—
1.25%	—
1.25%	—
1.25%	1.05
1.30%	1.05
1.35%	1.05
1.40%	1.05
1.45%	1.04
1.50%	1.04
1.55%	1.04
1.60%	1.03
1.65%	1.03
1.70%	1.03
1.75%	1.02
1.80%	1.02
1.85%	1.02

The following is a summary of units outstanding at December 31, 2018:

Subaccount	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
0.55%	—	—	—	3,775	—
0.75%	5,586	73,881	912,401	1,228,053	—
0.85%	8,948	109,160	156,493	615,706	120,867
0.95%	98,579	44,341	608,836	655,391	185,603
1.00%	—	1,935	34,160	192,926	—
1.05%	18,357	61,071	151,362	266,927	123,699
1.10%	328,015	5,733	19,754	121,203	113,602
1.15%	—	—	—	—	19,725
1.20%	55,455	—	41,635	111,876	64,758
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	4,934	127	20,066	2,130
1.30%	—	3,247	40,614	83,266	105,452
1.35%	121,943	—	—	—	68,250
1.40%	—	—	—	—	—
1.45%	—	—	18,260	330	12,560
1.50%	—	—	—	—	2,637
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	1,021
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	636,883	304,302	1,983,642	3,299,519	820,304

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	295

Subaccount	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
0.55%	1,656	—	—	70	—
0.75%	249,843	84,950	281,418	171,581	167,067
0.85%	365,013	—	—	329,142	98,010
0.95%	562,980	117,106	173,108	167,661	100,240
1.00%	45,221	—	32,915	67,797	30,022
1.05%	191,126	—	—	218,326	245,141
1.10%	163,927	—	—	49,944	4,079
1.15%	—	—	—	—	—
1.20%	105,574	—	10,000	17,980	21,804
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	5,165	—	—	4,026	783
1.30%	122,204	—	—	28,816	—
1.35%	216,569	—	—	—	—
1.40%	—	—	—	—	—
1.45%	122	—	—	16,021	6,941
1.50%	3,533	—	—	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	2,032,933	202,056	497,441	1,071,364	674,087

Subaccount	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
0.55%	—	12,850	12,926	—	—
0.75%	113,056	875,828	429,693	252,399	45,220
0.85%	—	738,073	171,954	—	91,731
0.95%	82,203	1,220,750	623,826	116,774	666
1.00%	—	151,875	101,926	9,990	3,870
1.05%	—	567,230	319,021	—	54,311
1.10%	—	321,886	568,676	—	19,411
1.15%	—	—	1,983	—	—
1.20%	—	194,383	206,441	7,394	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	16,505	2,799	—	3,077
1.30%	—	169,553	191,149	—	10,536
1.35%	—	149,230	153,944	—	—
1.40%	—	—	7,324	—	—
1.45%	—	62,674	19,504	—	5,200
1.50%	—	16,519	9,482	—	—
1.55%	—	—	—	—	—
1.60%	—	4,770	26,219	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	195,259	4,502,126	2,846,867	386,557	234,022

296	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
0.55%	5,053	—	—	—	2,302
0.75%	1,460,666	12,638	100,765	—	2,340,579
0.85%	1,121,454	51,273	123,097	—	63,204
0.95%	4,711,896	363,295	385,760	141,999	1,046,441
1.00%	522,788	—	29,214	—	149,260
1.05%	718,470	33,490	103,830	3,268	93,116
1.10%	1,844,558	153,015	465,998	53,606	55,520
1.15%	253,251	—	—	537	—
1.20%	733,647	—	248,867	108,238	99,097
1.25%	—	—	—	—	—
1.25%	7,045	—	—	—	1,059
1.25%	—	—	—	—	—
1.25%	1,604,558	—	—	—	3,742,491
1.25%	—	—	3,179	—	—
1.30%	527,986	128,790	34,844	—	24,784
1.35%	1,415,910	15,163	345,469	34,849	—
1.40%	—	—	—	—	—
1.45%	361,257	4,178	35,353	3,335	—
1.50%	20,554	—	1,483	—	—
1.55%	—	—	—	—	—
1.60%	11,509	—	—	—	—
1.65%	—	—	—	—	—
1.70%	47,786	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	15,368,388	761,842	1,877,859	345,832	7,617,853

Subaccount	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
0.55%	—	—	5,040	—	—
0.75%	8,362	—	2,538,002	96,201	—
0.85%	2,220	45,877	943,251	80,413	37,932
0.95%	19,756	224,176	1,482,417	327,518	562,576
1.00%	10,600	—	409,881	46,917	—
1.05%	—	79,125	555,876	37,331	40,439
1.10%	—	224,580	83,185	85,979	433,347
1.15%	—	—	—	—	15,670
1.20%	27,188	74,780	235,196	79,848	128,541
1.25%	—	—	1,895,135	—	—
1.25%	—	—	26,418	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	9,507	—	—	4,523	—
1.30%	28,154	22,547	183,778	4,306	77,914
1.35%	88,868	149,652	—	2,702	118,165
1.40%	—	—	—	—	—
1.45%	—	4,132	20,147	5,079	37,208
1.50%	4,436	—	—	—	7,597
1.55%	—	—	—	—	—
1.60%	8,769	—	—	—	4,224
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	207,860	824,869	8,378,326	770,817	1,463,613

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	297

Subaccount	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
0.55%	5,943	—	5,139	—	191,566
0.75%	521,940	—	771,757	—	1,801,679
0.85%	594,933	133,751	400,462	303,176	1,376,110
0.95%	343,059	91,155	641,375	5,075,428	2,116,972
1.00%	79,859	—	159,360	—	219,046
1.05%	574,210	1,048	328,294	166,645	2,857,411
1.10%	140,293	43,691	28,450	1,111,612	226,945
1.15%	—	—	—	—	—
1.20%	52,302	33,710	168,156	239,328	334,036
1.25%	931,854	—	—	—	—
1.25%	21,235	—	11,159	—	12,499
1.25%	—	—	—	—	—
1.25%	—	—	322,616	—	1,064,646
1.25%	—	—	—	—	—
1.30%	20,744	32,898	81,401	253,842	12,430
1.35%	—	41,884	—	241,138	—
1.40%	—	3,484	—	—	—
1.45%	5,769	2,523	933	8,667	3,112
1.50%	—	—	—	163,155	—
1.55%	—	—	—	—	—
1.60%	—	—	—	1,976	—
1.65%	—	—	—	—	—
1.70%	—	—	—	15,674	—
1.75%	—	—	—	833	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	3,292,141	384,144	2,919,102	7,581,474	10,216,452

Subaccount	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
0.55%	—	616	—	4,672	—
0.75%	—	761,228	—	746,112	—
0.85%	165,220	334,161	73,676	648,749	120,877
0.95%	322,226	749,311	832,187	683,055	579,504
1.00%	—	153,075	—	215,607	—
1.05%	79,016	128,124	56,556	430,996	156,673
1.10%	292,428	37,912	473,866	51,779	402,650
1.15%	701	—	7,740	—	—
1.20%	87,908	119,126	31,615	251,780	234,916
1.25%	—	—	—	—	—
1.25%	—	1,352	—	—	—
1.25%	—	—	—	—	—
1.25%	—	783,461	—	—	—
1.25%	—	—	—	40,735	—
1.30%	9,727	83,751	43,948	84,266	142,162
1.35%	211,290	—	192,805	—	111,404
1.40%	—	—	3,487	—	6,877
1.45%	37,548	7,370	21,509	16,250	9,490
1.50%	23,586	—	—	—	2,971
1.55%	—	—	—	—	—
1.60%	—	—	—	—	6,988
1.65%	—	—	—	—	—
1.70%	21,113	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	1,250,763	3,159,487	1,737,389	3,174,001	1,774,512

298	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
0.55%	2,168	—	2,640	7,283	—
0.75%	2,650,126	—	1,389,987	1,607,987	296,607
0.85%	1,291,561	8,797	115,844	676,199	779,174
0.95%	2,440,000	299,899	946,472	5,236,291	888,827
1.00%	426,189	—	72,144	355,556	11,257
1.05%	997,179	42,752	80,793	433,703	302,654
1.10%	82,779	85,988	11,642	1,819,410	145,131
1.15%	—	5,254	—	—	—
1.20%	447,666	28,863	24,887	469,129	182,955
1.25%	—	—	—	—	—
1.25%	59,123	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1,205,931	—	—	—	—
1.25%	—	—	6,590	8,557	—
1.30%	335,911	12,567	23,667	298,373	18,077
1.35%	—	43,789	—	380,216	153,779
1.40%	—	—	—	—	—
1.45%	63,695	9,398	—	58,369	6,808
1.50%	—	—	—	39,750	8,344
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	25,578
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	10,002,328	537,307	2,674,666	11,390,823	2,819,191

Subaccount	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
0.55%	—	—	—	—	174
0.75%	15,856	—	201,486	—	215,886
0.85%	103,471	3,475	20,533	28,981	143,821
0.95%	145,783	44,995	129,354	153,653	189,022
1.00%	81,408	—	12,646	—	59,939
1.05%	44,404	873	45,076	4,009	110,339
1.10%	69,291	60,414	13,197	113,502	29,917
1.15%	—	—	—	—	—
1.20%	32,839	12,884	4,133	24,706	30,848
1.25%	—	—	—	—	—
1.25%	—	—	572	—	—
1.25%	—	—	1,134,010	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	2,767
1.30%	—	42,531	—	26,920	34,498
1.35%	22,022	43,947	—	94,054	—
1.40%	—	—	—	—	—
1.45%	4,564	703	505	7,162	—
1.50%	—	1,032	—	2,110	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	519,638	210,854	1,561,512	455,097	817,211

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	299

Subaccount	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
0.55%	—	3,532	—	45	—
0.75%	—	464,926	—	48,887	—
0.85%	30,355	274,363	—	87,644	2,247
0.95%	128,989	381,843	38,297	65,567	85,681
1.00%	—	45,311	—	42,025	—
1.05%	9,460	183,177	—	38,491	5,725
1.10%	85,922	144,768	40,953	45,860	40,488
1.15%	9,923	—	—	—	—
1.20%	22,104	37,130	28,334	15,091	34,081
1.25%	—	—	—	—	—
1.25%	—	7,247	—	—	—
1.25%	—	—	—	—	—
1.25%	—	1,207,212	—	—	—
1.25%	—	—	—	412	—
1.30%	8,796	29,995	8,927	14,845	3,751
1.35%	88,007	—	17,096	—	35,710
1.40%	—	—	—	—	—
1.45%	1,579	306	—	10,397	513
1.50%	850	—	651	—	391
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	385,985	2,779,810	134,258	369,264	208,587

Subaccount	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
0.55%	—	—	—	—	6,899
0.75%	247,715	—	—	—	944,251
0.85%	32,175	76,387	26,852	64,395	283,829
0.95%	209,043	588,820	80,810	224,409	804,056
1.00%	43,258	—	—	—	126,885
1.05%	22,385	183,168	1,876	29,800	220,709
1.10%	8,025	355,717	40,450	65,515	9,159
1.15%	—	26,991	—	—	—
1.20%	15,297	115,702	23,411	117,304	42,756
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	4,719	—	—	—	14,826
1.30%	4,486	97,765	11,020	8,917	45,687
1.35%	—	209,840	54,829	8,850	—
1.40%	—	—	—	—	—
1.45%	—	84,479	11,718	4,668	5,513
1.50%	—	—	724	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	26,924	—	—	—
1.75%	—	—	1,449	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	587,103	1,765,793	253,139	523,858	2,504,570

300	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
0.55%	11,947	—	—	—	—
0.75%	444,467	—	—	37,757	—
0.85%	402,598	71,147	65	79,718	81,656
0.95%	205,491	104,258	135,410	174,992	904,979
1.00%	81,837	—	—	36,275	—
1.05%	153,651	3,251	45,972	70,561	57,736
1.10%	24,497	78,231	4,117	88,620	68,913
1.15%	—	—	3,479	—	—
1.20%	44,845	37,921	6,722	67,516	58,774
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	4,130	—	—	12,237	—
1.30%	15,194	92,007	21,368	—	35,287
1.35%	—	147,567	16,552	482	55,602
1.40%	—	—	—	—	3,405
1.45%	16,138	—	4,038	—	3,904
1.50%	—	20,358	—	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	11,764
1.75%	—	—	2,556	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	1,404,795	554,740	240,279	568,158	1,282,020

Subaccount	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
0.55%	—	—	—	—	20,373
0.75%	952,509	—	—	47,022	1,067,866
0.85%	664,770	32,511	77,369	115,336	1,150,003
0.95%	796,409	248,760	445,326	417,639	851,038
1.00%	198,178	—	—	—	246,493
1.05%	432,270	29,133	36,156	45,691	650,129
1.10%	25,117	68,255	129,642	58,723	113,350
1.15%	—	—	7,559	—	—
1.20%	183,376	48,658	28,986	58,107	130,001
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	156	—	—	—	230
1.30%	81,704	55,003	44,290	122,436	70,972
1.35%	—	48,006	30,774	110,651	—
1.40%	—	3,611	—	—	—
1.45%	2,819	3,217	32,070	—	6,751
1.50%	—	1,928	1,052	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	3,337,308	539,082	833,224	975,605	4,307,206

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	301

Subaccount	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
0.55%	—	—	—	—	—
0.75%	—	—	—	225,325	—
0.85%	4,594	12,728	2,386	235,191	48,755
0.95%	94,396	65,949	41,034	105,482	339,010
1.00%	—	—	—	59,049	—
1.05%	11,340	440	8,755	145,718	45,169
1.10%	39,368	14,284	9,577	13,030	282,798
1.15%	4,883	5,529	—	—	3,605
1.20%	170,316	9,559	28,389	60,094	319,609
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.30%	14,568	10,969	34,945	15,892	45,270
1.35%	58,016	32,807	3,521	—	121,772
1.40%	—	3,897	—	—	—
1.45%	7,618	—	—	688	1,300
1.50%	—	10,216	4,531	—	9,067
1.55%	—	—	—	—	—
1.60%	—	—	—	—	1,083
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	405,099	166,378	133,138	860,469	1,217,438

Subaccount	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
0.55%	—	—	—	—	—
0.75%	—	—	—	—	—
0.85%	7,936	31,913	1,314	39,862	25,911
0.95%	80,582	400,495	489,351	133,401	520,786
1.00%	—	—	—	—	—
1.05%	—	129,938	892	30,150	16,282
1.10%	19,523	338,071	141,042	92,872	253,988
1.15%	—	3,436	—	—	5,100
1.20%	31,467	148,265	76,880	6,964	71,951
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.30%	7,644	146,213	81,326	5,115	78,409
1.35%	16,389	75,155	79,444	38,861	51,767
1.40%	—	—	—	—	3,741
1.45%	—	13,269	13,950	8,322	6,945
1.50%	132	773	17,131	—	2,707
1.55%	—	—	—	—	—
1.60%	—	1,574	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	163,673	1,289,102	901,330	355,547	1,037,587

302	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
0.55%	—	—	—	—	—
0.75%	72,941	236,826	—	—	39,256
0.85%	92,063	542,841	15,523	18,260	27,939
0.95%	68,632	830,151	197,888	—	157,429
1.00%	15,378	16,409	—	—	928
1.05%	53,958	115,624	19,678	11,656	74,172
1.10%	3,499	119,264	55,570	31,546	159,633
1.15%	—	—	—	—	—
1.20%	16,371	252,402	24,389	—	25,109
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	7,680	—	—	580	532
1.30%	13,611	248,903	16,862	5,100	41,507
1.35%	—	16,639	21,252	—	138,382
1.40%	—	—	3,686	—	—
1.45%	1,351	—	5,208	—	—
1.50%	—	—	—	—	5,583
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	27,290	—	—	—
1.75%	—	—	2,039	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	345,484	2,406,349	362,095	67,142	670,470

Subaccount	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
0.55%	5,839	—	—	—	—
0.75%	1,183,441	1,900,566	220,782	1,271,256	164,262
0.85%	668,991	1,616,379	—	—	—
0.95%	903,233	3,696,925	266,530	1,038,101	278,559
1.00%	213,710	463,313	—	317,205	—
1.05%	1,064,408	1,267,196	—	—	—
1.10%	119,273	1,555,438	—	—	—
1.15%	—	17,104	—	—	—
1.20%	337,916	635,700	—	213,500	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	148,583	88,689	—	—	—
1.30%	186,355	544,767	—	—	—
1.35%	—	488,162	—	—	—
1.40%	—	3,740	—	—	—
1.45%	66,251	60,073	—	—	—
1.50%	—	40,343	—	—	—
1.55%	—	—	—	—	—
1.60%	—	1,093	—	—	—
1.65%	—	—	—	—	—
1.70%	—	8,292	—	—	—
1.75%	—	1,849	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	4,898,000	12,389,629	487,312	2,840,062	442,821

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	303

Subaccount	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
0.55%	19,003	—	—	—	7,262
0.75%	1,591,629	74,685	415,298	183,159	603,128
0.85%	1,029,867	—	352,734	264,070	425,156
0.95%	1,348,614	97,262	371,677	1,782,934	400,419
1.00%	235,812	—	72,766	802	81,868
1.05%	749,232	—	128,270	162,320	268,687
1.10%	1,168,556	—	22,914	745,674	27,957
1.15%	5,829	—	—	24,583	—
1.20%	205,016	—	49,753	201,016	67,113
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	34,354	—	28,292	6,227	3,386
1.30%	198,364	—	18,395	200,378	30,819
1.35%	251,294	—	—	234,320	—
1.40%	—	—	—	—	—
1.45%	42,138	—	7,206	94,310	5,528
1.50%	16,155	—	—	8,148	—
1.55%	—	—	—	—	—
1.60%	2,449	—	—	—	—
1.65%	—	—	—	—	—
1.70%	2,729	—	—	12,744	—
1.75%	1,891	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	6,902,932	171,947	1,467,305	3,920,685	1,921,323

Subaccount	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
0.55%	—	17,196	—	829	—
0.75%	107,348	837,765	386,480	706,944	21,754
0.85%	139,602	526,099	376,752	—	2,106
0.95%	672,745	1,007,354	577,473	512,154	52,122
1.00%	14,832	233,508	61,364	153,150	7,394
1.05%	142,018	442,131	268,164	—	27,703
1.10%	227,363	717,671	542,600	—	63,089
1.15%	—	—	—	—	—
1.20%	51,598	167,211	144,550	157,174	25,613
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	11,356	21,112	4,283	—	13,736
1.30%	94,738	568,718	72,822	—	17,078
1.35%	344,005	48,291	73,050	—	—
1.40%	—	3,697	3,926	—	—
1.45%	68,939	17,353	33,747	—	—
1.50%	—	11,466	11,374	—	—
1.55%	—	—	—	—	—
1.60%	—	1,243	1,051	—	—
1.65%	—	—	—	—	—
1.70%	24,429	—	2,796	—	—
1.75%	—	2,139	1,960	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	1,898,973	4,622,954	2,562,392	1,530,251	230,595

304	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
0.55%	—	6,003	—	—	2,910
0.75%	15,874	742,397	50,848	337,730	3,127
0.85%	—	206,102	—	27,862	76,128
0.95%	107,723	468,407	103,717	327,884	248,226
1.00%	—	64,957	—	97,754	41,489
1.05%	—	143,311	—	90,040	7,754
1.10%	—	76,313	—	26,471	75,024
1.15%	—	—	—	—	—
1.20%	—	69,131	—	101,629	7,408
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	55,440	—	—	1,189
1.30%	—	868	—	—	82,845
1.35%	—	—	—	—	47,782
1.40%	—	—	—	—	—
1.45%	—	833	—	2,974	—
1.50%	—	—	—	—	7,728
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	123,597	1,833,762	154,565	1,012,344	601,610

Subaccount	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
0.55%	—	—	6,706	—	10,191
0.75%	885,845	—	189,842	—	142,915
0.85%	261,360	—	—	297,709	184,104
0.95%	487,951	—	158,277	—	66,059
1.00%	221,348	—	31,033	—	9,073
1.05%	144,691	—	—	115,999	155,806
1.10%	50,240	—	—	15,526	31,026
1.15%	—	—	—	—	—
1.20%	195,668	—	86,936	—	3,450
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	4,902	1,892,517	—	7,162	2,041
1.30%	61,004	—	—	12,544	12,945
1.35%	—	—	—	—	—
1.40%	—	—	—	—	—
1.45%	5,962	—	—	587	1,527
1.50%	—	—	—	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	2,318,971	1,892,517	472,794	449,527	619,137

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	305

Subaccount	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
0.55%	—	—	—	20,626	—
0.75%	436,333	206,174	32,118	288,891	14,488
0.85%	417,012	—	100,246	—	43,218
0.95%	465,943	150,106	17,437	221,823	112,123
1.00%	61,175	3,023	15,776	8,364	27,479
1.05%	326,053	—	75,076	—	15,737
1.10%	41,527	—	11,793	—	101,981
1.15%	—	—	—	—	1,976
1.20%	53,184	3,185	17,553	12,159	19,298
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	21,439	—	5,380	—	15,163
1.30%	27,511	—	14,663	—	—
1.35%	—	—	—	—	7,053
1.40%	—	—	—	—	—
1.45%	3,474	—	—	—	24,375
1.50%	—	—	—	—	5,464
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	1,853,651	362,488	290,042	551,863	388,355

Subaccount	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv
0.55%	—	—	—	—	—
0.75%	191,660	219,229	41,726	416,097	384,360
0.85%	11,211	—	14,804	—	—
0.95%	336,341	234,206	308,988	95,922	308,924
1.00%	14,339	—	5,116	3,597	19,472
1.05%	193,347	—	78,038	—	—
1.10%	492,484	—	177,272	—	—
1.15%	387,787	—	—	—	—
1.20%	122,883	—	1,801	1,220	1,323
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	2,397	—	—
1.30%	192,010	—	14,364	—	—
1.35%	1,113,453	—	55,820	—	—
1.40%	3,773	—	—	—	—
1.45%	36,265	—	—	—	—
1.50%	12,708	—	—	—	—
1.55%	—	—	—	—	—
1.60%	2,242	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	31,143	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	3,110,503	453,435	731,469	516,836	714,079

306	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl
0.55%	—	—	12,002	8,016	10,286
0.75%	266,632	23,073	766,451	462,779	320,076
0.85%	355,890	8,961	376,175	—	278,618
0.95%	219,126	20,904	644,929	201,406	454,281
1.00%	76,740	47,245	98,273	10,713	37,180
1.05%	209,831	19,767	253,417	—	191,221
1.10%	216,422	61,008	47,437	—	107,522
1.15%	—	—	—	—	—
1.20%	35,337	11,971	52,275	6,142	56,717
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	183	655	12,729	—	2,246
1.30%	19,184	—	34,553	—	87,428
1.35%	19,919	32,778	—	—	110,821
1.40%	—	—	—	—	3,639
1.45%	10,031	—	12,354	—	21,574
1.50%	8,890	604	—	—	5,491
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	1,438,185	226,966	2,310,595	689,056	1,687,100

Subaccount	MS VIF Global Real Est, Cl II	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S
0.55%	10,552	7,363	—	—	—
0.75%	205,391	119,665	194,187	—	3,188
0.85%	271,219	61,785	112,310	55,583	33,131
0.95%	150,587	244,320	101,106	12,201	72,729
1.00%	37,286	3,626	16,242	—	—
1.05%	89,602	35,977	67,108	66,921	2,739
1.10%	21,566	77,658	37,365	53,927	13,622
1.15%	—	—	—	—	—
1.20%	32,668	28,396	46,380	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	3,869	629	3,934	151	—
1.30%	20,441	50,578	8,403	85,209	—
1.35%	—	50,587	—	5,277	33,575
1.40%	—	—	—	—	—
1.45%	4,646	—	8,375	4,299	—
1.50%	—	2,555	—	—	2,540
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	847,827	683,139	595,410	283,568	161,524

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	307

Subaccount	Oppen Global VA, Serv	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl
0.55%	—	14,231	—	506	7,108
0.75%	363,909	1,979,512	—	153,334	591,496
0.85%	310,620	1,124,678	134,022	167,387	611,031
0.95%	687,558	1,523,177	—	449,817	658,120
1.00%	65,879	402,384	—	39,805	97,520
1.05%	122,615	1,012,221	104,585	205,039	366,425
1.10%	782,401	266,412	2,220	193,730	286,776
1.15%	4,610	26,104	—	2,787	—
1.20%	214,871	492,748	—	93,502	185,442
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	22,165	28,448	1,517	1,036	17,344
1.30%	91,315	288,066	—	17,462	123,120
1.35%	176,440	280,233	—	78,856	4,810
1.40%	3,841	—	—	3,808	—
1.45%	20,364	22,074	4,815	13,264	38,876
1.50%	1,035	—	—	11,503	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	22,227
1.70%	1,634	—	—	—	—
1.75%	—	—	—	1,887	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	2,869,257	7,460,288	247,159	1,433,723	3,010,295

Subaccount	PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA
0.55%	—	—	32	—	—
0.75%	—	78,736	188,951	234,184	—
0.85%	32,290	109,506	—	—	—
0.95%	93,885	781,319	166,508	75,419	—
1.00%	—	45,206	27,085	15,907	—
1.05%	—	47,078	—	—	—
1.10%	—	240,877	—	—	—
1.15%	—	—	—	—	—
1.20%	—	220,870	21,902	2,034	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	3,968	—	—	1,769,267
1.30%	4,908	122,898	—	—	—
1.35%	10,642	56,818	—	—	—
1.40%	—	—	—	—	—
1.45%	10,989	67,041	—	—	—
1.50%	—	—	—	—	—
1.55%	—	—	—	—	—
1.60%	—	2,009	—	—	—
1.65%	—	—	—	—	—
1.70%	—	29,077	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	152,714	1,805,403	404,478	327,544	1,769,267

308	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S
0.55%	—	—	—	—	1,738
0.75%	166,645	21,175	88,931	53,911	50,774
0.85%	—	—	171,141	—	121,595
0.95%	131,124	59,880	661,939	146,083	173,940
1.00%	833	—	12,299	—	42,651
1.05%	—	—	224,706	—	64,882
1.10%	—	—	145,346	—	53,765
1.15%	—	—	—	—	—
1.20%	3,801	—	60,043	—	30,374
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	4,208	—	5,022
1.30%	—	—	56,393	—	117,307
1.35%	—	—	93,776	—	109,130
1.40%	—	—	—	—	—
1.45%	—	—	29,616	—	7,760
1.50%	—	—	13,908	—	97
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	36,316	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	302,403	81,055	1,598,622	199,994	779,035

Subaccount	VP Aggr, Cl 2	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4
0.55%	2,337	568,914	—	12,088	—
0.75%	2,686,085	2,776,573	—	715,613	2,080,059
0.85%	9,692,105	10,914,476	63,918	6,072,925	8,818,236
0.95%	5,160,830	1,496,161	332,824	5,381,862	1,182,835
1.00%	416,441	273,051	—	329,745	527,342
1.05%	589,144	4,751,955	17,306	1,139,290	5,507,448
1.10%	3,182,128	2,739,165	140,591	3,844,579	2,693,690
1.15%	—	—	9,343	16,677	—
1.20%	1,416,316	167,092	182,731	2,933,780	553,168
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	10,561	83,714	—	8,170	220,042
1.30%	778,247	1,378,466	39,630	1,005,109	1,934,506
1.35%	803,512	—	72,663	527,662	—
1.40%	—	—	—	—	—
1.45%	902,327	11,942	2,352	2,733,565	1,215,470
1.50%	47,719	—	1,124	6,269	—
1.55%	—	—	—	—	—
1.60%	81,929	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	50,369	—
1.75%	—	—	2,332	—	—
1.80%	—	—	—	—	—
1.85%	71,903	—	—	—	—
Total	25,841,584	25,161,509	864,814	24,777,703	24,732,796

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	309

Subaccount	VP Man Risk, Cl 2	VP Man Risk US, Cl 2	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2
0.55%	—	—	—	—	446,877
0.75%	—	—	115,853	432,905	7,313,013
0.85%	7,321	—	752,138	2,508,700	55,493,379
0.95%	3,509,060	4,439,768	15,376,467	35,423,592	198,177,418
1.00%	—	—	40,969	199,650	1,114,680
1.05%	74,265	28,512	373,924	1,859,332	25,124,652
1.10%	694,703	3,009,299	6,588,092	18,290,340	89,768,174
1.15%	—	—	—	148,007	1,008,215
1.20%	—	159,205	2,521,293	2,671,142	14,972,554
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	11,994
1.30%	55,619	—	2,025,085	3,077,125	9,066,242
1.35%	79,427	315,033	1,577,027	6,798,840	11,949,142
1.40%	—	—	—	—	78,889
1.45%	—	—	917,806	1,504,893	856,772
1.50%	—	—	78,961	47,542	129,215
1.55%	—	—	—	—	—
1.60%	—	—	—	111,308	23,334
1.65%	—	—	—	—	—
1.70%	—	—	134,233	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	4,420,395	7,951,817	30,501,848	73,073,376	415,534,550

Subaccount	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4
0.55%	323,358	—	426,881	—	10,636
0.75%	4,984,527	9,237,820	27,728,152	5,124,457	10,051,046
0.85%	37,948,924	70,594,839	150,159,862	38,248,197	46,311,974
0.95%	326,083,494	78,902,507	18,835,202	27,728,641	7,219,771
1.00%	639,083	1,692,870	8,408,329	790,315	2,299,448
1.05%	88,701,916	16,389,020	64,676,331	5,231,817	17,449,756
1.10%	198,720,003	22,149,133	35,562,791	14,527,061	9,057,932
1.15%	5,438,845	239,178	—	—	—
1.20%	29,770,253	49,719,089	3,832,636	16,081,806	644,012
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	8,266	52,113	659,905	159,855	508,222
1.30%	31,031,029	10,827,771	21,093,242	4,516,280	3,380,097
1.35%	19,105,612	7,570,700	—	2,593,120	—
1.40%	757,568	—	—	—	—
1.45%	1,273,674	10,706,123	425,404	1,616,760	307,824
1.50%	193,081	323,849	—	401,266	—
1.55%	682,866	419,183	—	32,736	—
1.60%	862,957	817,931	—	46,135	—
1.65%	726,945	—	—	—	—
1.70%	432,908	356,400	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	24,975	—	—	—
Total	747,685,309	280,023,501	331,808,735	117,098,446	97,240,718

310	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
0.55%	744,094	—	—	—	—
0.75%	1,944,175	5,283,776	—	—	—
0.85%	11,972,198	26,236,366	1,134	1,153	38,874
0.95%	16,811,796	4,984,922	201,808	82,811	126,839
1.00%	232,145	634,227	—	—	—
1.05%	3,553,432	15,270,527	9,631	16,641	2,976
1.10%	5,651,711	7,494,853	39,541	332,703	137,558
1.15%	275,601	—	—	—	—
1.20%	8,768,142	934,411	116,199	21,485	2,735
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	19,112	197,891	—	—	—
1.30%	3,316,431	4,247,550	43,110	44,041	1,499
1.35%	2,342,491	—	110,751	34,901	7,432
1.40%	—	—	—	—	—
1.45%	2,008,730	1,026,888	—	3,832	—
1.50%	33,416	—	20,421	4,118	1,188
1.55%	365,546	—	—	—	—
1.60%	76,260	—	—	—	—
1.65%	356,125	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	702	—
1.80%	87,750	—	—	—	—
1.85%	—	—	—	—	—
Total	58,559,155	66,311,411	542,595	542,387	319,101

Subaccount	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
0.55%	2,926	—	—	—	8,116
0.75%	538,963	12,198	11,578	282,921	1,258,249
0.85%	179,940	9,327	2,635,001	1,108,390	536,267
0.95%	280,299	5,028,373	42,729,314	28,875,163	819,354
1.00%	90,919	—	—	300,276	113,795
1.05%	91,153	556,333	2,790,426	1,798,016	360,763
1.10%	30,630	2,225,401	20,581,461	21,925,474	109,647
1.15%	—	27,768	206,123	160,698	—
1.20%	69,966	221,459	2,184,627	1,240,658	49,802
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	412	—	—	—	7,666
1.30%	20,079	487,696	712,355	1,520,666	119,025
1.35%	—	556,131	1,235,640	1,391,134	—
1.40%	—	—	—	—	—
1.45%	—	445,281	—	350,591	17,539
1.50%	—	—	—	—	—
1.55%	—	—	—	—	—
1.60%	—	—	790,125	36,231	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	1,305,287	9,569,967	73,876,650	58,990,218	3,400,223

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	311

Subaccount	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
0.55%	24,091	—	5,493	49	—
0.75%	1,248,902	491,926	325,549	230,997	239,515
0.85%	546,133	—	304,588	134,426	139,810
0.95%	865,874	244,255	199,630	250,671	324,710
1.00%	156,173	73,425	93,475	35,420	24,829
1.05%	285,354	—	249,789	141,631	89,725
1.10%	51,207	—	9,011	23,551	237,214
1.15%	—	—	—	5,880	—
1.20%	109,691	13,962	33,573	6,640	47,977
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	11,268	—	5,978	1,958	6,237
1.30%	83,673	—	8,952	25,993	21,478
1.35%	—	—	—	6,065	58,868
1.40%	—	—	—	—	—
1.45%	6,033	—	—	—	16,680
1.50%	—	—	—	675	4,215
1.55%	—	—	—	—	—
1.60%	—	—	—	—	2,350
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	3,388,399	823,568	1,236,038	863,956	1,213,608

Subaccount					WA Var Global Hi Yd Bond, Cl II
0.55%					—
0.75%					31,607
0.85%					18,940
0.95%					117,867
1.00%					13,906
1.05%					41,830
1.10%					58,477
1.15%					—
1.20%					19,975
1.25%					—
1.25%					—
1.25%					—
1.25%					—
1.25%					2,494
1.30%					1,595
1.35%					10,449
1.40%					—
1.45%					4,662
1.50%					6,820
1.55%					—
1.60%					—
1.65%					—
1.70%					—
1.75%					—
1.80%					—
1.85%					—
Total					328,622

312	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

The following is a summary of net assets at December 31, 2018:

Subaccount	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
0.55%	$87	$100	$201	$4,152	$—
0.75%	6,474	122,941	2,104,793	2,029,502	—
0.85%	10,308	194,300	321,633	487,759	344,279
0.95%	112,925	71,574	1,356,478	1,043,810	556,795
1.00%	85	3,112	96,407	339,264	—
1.05%	20,906	106,040	303,441	208,718	377,334
1.10%	372,548	9,892	39,359	93,248	313,442
1.15%	84	—	—	—	43,406
1.20%	62,619	112	113,788	190,554	190,181
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	84	8,355	439	15,109	5,769
1.30%	84	5,464	78,927	62,406	288,236
1.35%	136,522	—	—	—	197,884
1.40%	83	—	—	—	282
1.45%	82	121	34,828	243	33,178
1.50%	82	—	—	—	5,243
1.55%	81	—	—	—	272
1.60%	81	—	—	—	271
1.65%	81	—	—	—	277
1.70%	81	—	—	—	269
1.75%	80	—	—	—	2,299
1.80%	80	—	—	—	275
1.85%	80	—	—	—	295
Total	$723,537	$522,011	$4,450,294	$4,474,765	$2,359,987

Subaccount	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
0.55%	$1,352	$—	$109	$282	$183
0.75%	201,737	103,165	467,968	339,057	422,703
0.85%	293,044	—	—	804,208	269,410
0.95%	449,281	137,273	280,798	323,598	246,809
1.00%	35,998	—	70,258	130,207	73,457
1.05%	151,714	—	—	520,302	657,188
1.10%	129,756	—	—	118,132	10,868
1.15%	62	—	—	—	—
1.20%	83,090	—	20,479	33,742	51,977
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	4,053	—	—	9,359	2,048
1.30%	95,632	—	—	66,569	109
1.35%	168,997	—	—	—	—
1.40%	89	—	—	—	—
1.45%	96	—	—	36,326	17,705
1.50%	2,793	—	—	—	—
1.55%	89	—	—	—	—
1.60%	72	—	—	—	—
1.65%	116	—	—	—	—
1.70%	116	—	—	—	—
1.75%	115	—	—	—	—
1.80%	115	—	—	—	—
1.85%	115	—	—	—	—
Total	$1,618,432	$240,438	$839,612	$2,381,782	$1,752,457

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	313

Subaccount	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	Calvert VP SRI Bal, Cl I	CB Var Sm Cap Gro, Cl I
0.55%	$—	$28,001	$16,252	$85	$109
0.75%	375,803	2,354,271	533,034	423,163	108,352
0.85%	—	1,421,723	211,868	—	217,178
0.95%	263,473	3,131,102	763,535	188,787	1,559
1.00%	—	427,672	124,329	20,548	9,005
1.05%	—	1,065,992	387,895	—	125,378
1.10%	—	601,033	689,119	—	44,594
1.15%	—	67	2,396	—	—
1.20%	—	529,608	248,503	14,724	104
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	30,243	3,358	—	6,952
1.30%	—	308,819	228,561	—	23,669
1.35%	—	302,644	183,453	—	—
1.40%	—	124	8,699	—	—
1.45%	—	112,028	23,089	—	11,479
1.50%	—	22,543	10,368	—	—
1.55%	—	144	89	—	—
1.60%	—	9,469	30,726	—	—
1.65%	—	122	89	—	—
1.70%	—	142	70	—	—
1.75%	—	101	81	—	—
1.80%	—	120	88	—	—
1.85%	—	100	80	—	—
Total	$639,276	$10,346,068	$3,465,682	$647,307	$548,379

Subaccount	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2	Col VP Disciplined Core, Cl 3
0.55%	$10,357	$65	$21	$—	$5,592
0.75%	2,690,364	6,728	163,458	—	3,988,326
0.85%	2,061,709	26,735	198,571	59	137,594
0.95%	8,378,657	188,344	618,773	377,361	1,734,474
1.00%	1,225,197	101	46,722	—	409,394
1.05%	1,342,465	17,262	165,558	8,609	229,690
1.10%	3,287,266	78,658	741,301	140,671	117,145
1.15%	383,149	100	21	1,045	—
1.20%	1,664,272	100	393,430	281,599	264,301
1.25%	—	—	—	—	—
1.25%	12,317	—	—	—	2,396
1.25%	—	—	—	—	—
1.25%	4,474,987	—	—	—	10,202,313
1.25%	—	100	5,012	—	—
1.30%	924,743	65,442	54,770	60	55,161
1.35%	2,645,939	7,745	541,513	89,528	—
1.40%	46	99	22	54	—
1.45%	616,209	2,205	55,093	8,495	197
1.50%	27,179	99	2,320	55	—
1.55%	31	99	22	47	—
1.60%	21,054	99	22	57	—
1.65%	31	97	22	57	—
1.70%	86,688	97	22	57	—
1.75%	51	97	22	51	—
1.80%	22	96	22	52	—
1.85%	22	96	22	50	—
Total	$29,852,755	$394,464	$2,986,739	$907,907	$17,146,583

314	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2	Col VP Emer Mkts, Cl 2
0.55%	$20	$—	$11,415	$85	$—
0.75%	6,783	—	7,125,603	96,468	—
0.85%	1,812	91,855	1,664,405	80,190	43,089
0.95%	15,840	445,279	4,041,342	324,699	633,734
1.00%	8,476	—	1,351,664	46,385	—
1.05%	19	155,765	960,778	36,796	45,159
1.10%	20	440,280	142,627	84,519	481,945
1.15%	20	32	—	74	16,259
1.20%	21,491	145,360	750,841	78,031	141,733
1.25%	—	—	4,995,016	—	—
1.25%	—	—	44,355	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	7,492	—	—	4,482	—
1.30%	22,124	43,452	306,921	4,258	85,169
1.35%	69,640	287,227	—	2,619	128,668
1.40%	20	32	—	74	81
1.45%	20	7,864	43,064	4,893	40,169
1.50%	3,456	30	—	74	7,313
1.55%	20	31	—	74	79
1.60%	6,773	50	—	73	4,503
1.65%	20	45	—	73	79
1.70%	20	22	—	73	77
1.75%	20	21	—	73	71
1.80%	20	21	—	73	79
1.85%	20	21	—	73	71
Total	$164,126	$1,617,387	$21,438,031	$764,159	$1,628,278

Subaccount	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2	Col VP Govt Money Mkt, Cl 3
0.55%	$14,318	$—	$6,094	$—	$209,947
0.75%	1,584,205	—	1,270,837	—	1,980,929
0.85%	933,756	123,854	458,056	286,452	1,380,306
0.95%	998,333	83,692	1,019,306	4,752,578	2,250,073
1.00%	287,557	—	218,144	—	221,033
1.05%	878,888	1,020	366,514	154,673	2,795,646
1.10%	213,396	39,613	31,462	1,027,955	220,587
1.15%	—	63	—	2,055	—
1.20%	182,487	30,304	223,059	221,186	326,758
1.25%	1,852,004	—	—	—	—
1.25%	31,693	—	12,153	—	11,903
1.25%	—	—	—	—	—
1.25%	—	—	509,114	—	1,254,640
1.25%	—	—	—	—	—
1.30%	30,700	29,322	88,075	230,742	11,761
1.35%	—	37,176	—	218,284	—
1.40%	—	2,920	—	1,988	—
1.45%	8,396	2,287	992	9,763	2,896
1.50%	—	60	—	151,957	—
1.55%	—	67	—	1,998	—
1.60%	—	68	—	3,662	—
1.65%	—	62	—	1,998	—
1.70%	—	67	—	15,759	—
1.75%	—	60	—	2,694	—
1.80%	—	61	—	1,991	—
1.85%	—	60	—	1,981	—
Total	$7,015,733	$350,756	$4,203,806	$7,087,716	$10,666,479

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	315

Subaccount	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3	Col VP Inter Bond, Cl 2
0.55%	$—	$1,347	$—	$9,733	$—
0.75%	—	1,979,584	—	1,529,455	—
0.85%	250,298	652,716	109,142	1,240,639	146,168
0.95%	483,988	1,888,727	1,223,603	1,344,322	694,853
1.00%	—	437,976	—	421,167	—
1.05%	117,659	244,177	82,542	803,569	186,228
1.10%	433,758	71,745	688,212	96,023	476,720
1.15%	975	—	9,581	—	84
1.20%	129,274	329,414	45,551	478,180	275,769
1.25%	—	—	—	—	—
1.25%	—	2,511	—	—	—
1.25%	—	—	—	—	—
1.25%	—	2,064,527	—	—	—
1.25%	—	—	—	74,101	—
1.30%	14,190	154,704	62,707	152,319	165,497
1.35%	306,810	—	274,075	—	129,133
1.40%	95	—	4,335	—	7,352
1.45%	54,040	13,356	30,313	28,874	10,906
1.50%	25,749	—	83	—	3,007
1.55%	112	—	109	—	78
1.60%	110	—	108	—	7,930
1.65%	94	—	92	—	82
1.70%	29,758	—	106	—	88
1.75%	83	—	83	—	76
1.80%	94	—	92	—	81
1.85%	82	—	82	—	76
Total	$1,847,169	$7,840,784	$2,530,816	$6,178,382	$2,104,128

Subaccount	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3	Col VP Limited Duration Cr, Cl 2
0.55%	$3,377	$—	$6,564	$18,043	$77
0.75%	4,929,978	—	1,636,385	3,229,559	285,424
0.85%	1,898,777	23,000	260,334	1,521,059	846,105
0.95%	4,361,567	777,488	1,073,830	10,141,693	956,865
1.00%	676,267	—	197,391	1,061,927	10,812
1.05%	1,429,331	109,892	176,860	951,283	323,016
1.10%	118,028	220,140	25,371	3,966,803	154,290
1.15%	—	9,940	—	23	79
1.20%	687,495	73,267	66,011	1,356,383	192,826
1.25%	—	—	—	—	—
1.25%	82,661	—	—	—	—
1.25%	—	—	—	—	—
1.25%	2,350,436	—	—	—	—
1.25%	—	—	14,094	18,308	75
1.30%	466,677	31,625	50,323	634,171	18,897
1.35%	—	109,748	—	912,352	160,047
1.40%	—	24	—	23	78
1.45%	99,863	23,354	157	121,804	7,020
1.50%	—	22	—	63,164	8,060
1.55%	—	26	—	24	76
1.60%	—	23	—	23	81
1.65%	—	24	—	23	78
1.70%	—	26	—	23	25,831
1.75%	—	24	—	23	76
1.80%	—	23	—	23	78
1.85%	—	24	—	23	76
Total	$17,104,457	$1,378,670	$3,507,320	$23,996,757	$2,989,967

316	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Mid Cap Val, Cl 2	Col VP Mid Cap Val, Cl 3
0.55%	$80	$—	$121	$—	$372
0.75%	16,513	—	492,083	—	500,637
0.85%	107,174	6,830	45,273	60,409	271,807
0.95%	150,136	87,718	300,849	317,612	426,245
1.00%	83,614	—	33,788	—	134,230
1.05%	45,463	1,733	96,980	8,236	203,450
1.10%	70,753	116,300	28,220	231,683	54,675
1.15%	78	22	—	45	—
1.20%	33,335	24,590	10,698	49,999	67,180
1.25%	—	—	—	—	—
1.25%	—	—	1,201	—	—
1.25%	—	—	2,039,582	—	—
1.25%	—	—	—	—	—
1.25%	77	—	—	—	4,970
1.30%	78	80,473	97	54,008	61,554
1.35%	22,168	82,823	—	187,948	—
1.40%	77	22	—	19	—
1.45%	4,645	1,333	1,192	14,187	20
1.50%	77	1,540	—	2,807	—
1.55%	77	22	—	20	—
1.60%	77	22	—	20	—
1.65%	77	22	—	44	—
1.70%	76	22	—	20	—
1.75%	76	33	—	20	—
1.80%	76	22	—	20	—
1.85%	76	32	—	20	—
Total	$534,803	$403,559	$3,050,084	$927,117	$1,725,140

Subaccount	Col VP Overseas Core, Cl 2	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Sm Cap Val, Cl 2
0.55%	$—	$5,758	$—	$229	$—
0.75%	—	542,697	—	111,647	—
0.85%	40,379	339,364	23	180,802	4,841
0.95%	170,121	428,342	91,039	145,509	183,035
1.00%	—	94,397	—	92,613	—
1.05%	12,373	221,226	23	77,479	12,125
1.10%	111,936	173,647	96,151	91,742	85,423
1.15%	11,463	—	21	—	45
1.20%	28,542	74,921	65,930	32,329	71,276
1.25%	—	—	—	—	—
1.25%	—	8,530	—	—	—
1.25%	—	—	—	—	—
1.25%	—	1,793,825	—	—	—
1.25%	—	—	—	959	—
1.30%	11,264	35,091	20,600	28,958	7,777
1.35%	112,211	—	39,289	—	73,746
1.40%	87	—	49	—	41
1.45%	2,089	4,480	20	19,912	1,071
1.50%	924	—	982	—	549
1.55%	92	—	22	—	21
1.60%	92	—	22	—	21
1.65%	86	—	22	—	20
1.70%	91	—	22	—	21
1.75%	73	—	22	—	42
1.80%	85	—	22	—	41
1.85%	73	—	22	—	29
Total	$501,981	$3,722,278	$314,281	$782,179	$440,124

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	317

Subaccount	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2	Col VP US Govt Mtge, Cl 3
0.55%	$168	$—	$—	$—	$8,800
0.75%	621,317	—	—	—	1,338,388
0.85%	63,149	88,977	52,962	69,484	340,169
0.95%	506,294	680,645	158,148	240,128	1,099,014
1.00%	140,767	—	—	—	151,321
1.05%	42,934	210,039	3,657	31,610	258,469
1.10%	15,293	406,511	78,118	69,228	10,665
1.15%	—	31,450	19	81	—
1.20%	48,136	131,165	44,828	122,877	49,453
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	8,824	—	—	—	16,919
1.30%	8,349	109,962	20,924	9,260	51,885
1.35%	—	235,131	103,666	9,156	—
1.40%	—	90	23	80	—
1.45%	136	93,951	21,963	4,867	16,656
1.50%	—	81	861	80	—
1.55%	—	95	20	80	—
1.60%	—	94	20	80	—
1.65%	—	89	41	79	—
1.70%	—	29,370	20	80	—
1.75%	—	80	1,718	79	—
1.80%	—	89	40	79	—
1.85%	—	80	20	78	—
Total	$1,455,367	$2,017,899	$487,048	$557,406	$3,341,739

Subaccount	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 2
0.55%	$5,644	$—	$—	$68	$—
0.75%	204,910	—	—	34,244	—
0.85%	187,156	82,144	173	71,899	100,031
0.95%	92,310	119,352	169,989	156,901	1,099,308
1.00%	36,560	—	—	32,437	—
1.05%	69,705	3,692	57,221	62,902	69,525
1.10%	11,042	88,434	5,104	78,786	82,663
1.15%	—	81	4,011	66	82
1.20%	19,544	42,496	8,262	59,683	69,898
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	1,826	—	—	10,786	—
1.30%	6,663	102,239	26,039	66	41,606
1.35%	—	163,330	20,084	489	65,295
1.40%	—	80	84	66	3,709
1.45%	6,960	85	4,858	79	4,635
1.50%	—	20,399	71	66	76
1.55%	—	78	87	66	80
1.60%	—	85	87	66	90
1.65%	—	79	83	65	81
1.70%	—	85	86	65	13,412
1.75%	—	77	2,471	65	75
1.80%	—	79	83	65	80
1.85%	—	76	70	65	75
Total	$642,320	$622,891	$298,863	$508,995	$1,550,721

318	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP Loomis Sayles Gro, Cl 1
0.55%	$83	$—	$—	$80	$27,741
0.75%	1,417,729	—	—	49,323	1,446,147
0.85%	952,247	51,674	91,231	120,326	1,553,172
0.95%	1,152,374	392,102	520,632	433,209	1,146,287
1.00%	284,624	—	—	78	331,550
1.05%	603,962	45,522	41,902	47,115	873,299
1.10%	34,900	106,221	149,663	60,380	152,051
1.15%	—	96	8,587	78	—
1.20%	256,326	75,077	33,176	59,409	173,918
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	214	—	—	77	308
1.30%	110,812	84,137	50,257	124,434	94,690
1.35%	—	73,138	34,775	112,169	—
1.40%	—	4,587	88	76	—
1.45%	3,748	4,859	35,924	76	8,970
1.50%	—	1,935	1,151	76	—
1.55%	—	108	79	76	—
1.60%	—	108	79	76	—
1.65%	—	93	87	76	—
1.70%	—	105	78	75	—
1.75%	—	75	75	75	—
1.80%	—	93	86	75	—
1.85%	—	75	75	75	—
Total	$4,817,019	$840,005	$967,945	$1,007,434	$5,808,133

Subaccount	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 2	CTIVP MFS Blend Res Core Eq, Cl 3	CTIVP MFS Val, Cl 2
0.55%	$—	$—	$—	$23	$—
0.75%	—	—	—	389,900	—
0.85%	12,812	33,067	4,795	413,797	107,760
0.95%	261,063	169,895	81,805	177,862	742,948
1.00%	—	—	—	99,159	—
1.05%	31,120	1,149	17,305	250,251	98,140
1.10%	107,512	36,338	18,854	22,221	612,020
1.15%	9,779	9,854	22	—	6,155
1.20%	461,140	24,111	55,406	98,321	685,756
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	22	—
1.30%	39,102	27,427	67,628	26,435	96,303
1.35%	155,118	81,709	6,829	—	257,988
1.40%	37	6,805	21	—	22
1.45%	20,193	26	22	1,126	2,753
1.50%	34	16,967	6,375	—	12,915
1.55%	28	26	22	—	22
1.60%	28	26	21	—	2,267
1.65%	56	54	21	—	40
1.70%	28	26	22	—	22
1.75%	56	35	22	—	30
1.80%	36	53	21	—	21
1.85%	56	34	21	—	30
Total	$1,098,198	$407,602	$259,212	$1,479,117	$2,625,192

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	319

Subaccount	CTIVP MS Adv, Cl 2	CTIVP Oppen Intl Gro, Cl 2	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2
0.55%	$—	$—	$—	$—	$—
0.75%	—	—	—	—	—
0.85%	20,877	42,411	2,599	43,142	61,790
0.95%	210,271	527,870	959,600	143,159	1,231,310
1.00%	—	—	—	—	—
1.05%	27	169,768	1,776	32,080	38,165
1.10%	50,305	439,998	273,115	98,414	593,013
1.15%	57	3,966	21	77	9,415
1.20%	80,389	191,306	147,594	7,317	166,548
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.30%	19,360	187,046	154,789	5,327	179,939
1.35%	41,341	95,755	150,609	40,309	118,322
1.40%	27	84	21	76	6,792
1.45%	27	16,758	26,240	8,556	15,738
1.50%	285	778	21,839	75	4,184
1.55%	50	94	21	79	23
1.60%	27	2,056	21	79	23
1.65%	60	83	21	75	44
1.70%	26	91	21	79	22
1.75%	55	75	21	75	49
1.80%	53	82	20	75	30
1.85%	55	75	21	75	49
Total	$423,292	$1,678,296	$1,738,349	$379,069	$2,425,456

Subaccount	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2	CTIVP Westfield Mid Cap Gro, Cl 2	Drey VIF Intl Eq, Serv	DWS Alt Asset Alloc VIP, Cl B
0.55%	$139	$75	$—	$—	$70
0.75%	186,730	234,480	—	—	37,202
0.85%	218,778	542,146	33,729	21,488	26,299
0.95%	176,159	821,814	426,395	—	147,195
1.00%	37,976	16,062	—	—	865
1.05%	125,000	113,455	42,033	13,409	68,885
1.10%	8,055	116,587	118,217	35,965	147,767
1.15%	—	74	23	—	72
1.20%	39,304	244,568	51,443	—	23,088
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	17,362	74	—	649	560
1.30%	30,571	239,044	35,267	5,675	37,910
1.35%	—	15,932	44,260	—	125,973
1.40%	—	73	5,646	—	71
1.45%	3,140	75	10,752	79	70
1.50%	—	73	55	—	4,862
1.55%	—	75	23	—	70
1.60%	—	75	23	—	70
1.65%	—	73	49	—	69
1.70%	—	25,351	23	—	69
1.75%	—	75	2,819	—	65
1.80%	—	73	23	—	69
1.85%	—	73	23	—	65
Total	$843,214	$2,370,327	$770,803	$77,265	$621,366

320	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl
0.55%	$8,424	$133	$—	$300	$—
0.75%	1,671,225	3,872,357	447,861	2,947,013	608,448
0.85%	924,502	3,520,314	—	—	—
0.95%	1,238,753	7,348,176	521,259	2,312,775	995,126
1.00%	291,174	914,375	—	820,547	—
1.05%	1,434,796	2,699,042	—	—	—
1.10%	159,538	3,284,123	—	—	—
1.15%	—	29,167	—	—	—
1.20%	448,901	1,223,527	—	534,732	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	195,352	183,745	—	—	—
1.30%	243,442	1,121,947	—	—	—
1.35%	—	1,067,472	—	—	—
1.40%	—	6,270	—	—	—
1.45%	84,958	136,557	—	—	—
1.50%	—	60,605	—	—	—
1.55%	—	205	—	—	—
1.60%	—	2,543	—	—	—
1.65%	—	170	—	—	—
1.70%	—	17,604	—	—	—
1.75%	—	2,923	—	—	—
1.80%	—	168	—	—	—
1.85%	—	184	—	—	—
Total	$6,701,065	$25,491,607	$969,120	$6,615,367	$1,603,574

Subaccount	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2
0.55%	$51,311	$—	$80	$82	$9,347
0.75%	6,261,363	104,248	747,143	198,859	1,462,832
0.85%	2,169,117	—	445,110	284,992	454,361
0.95%	5,107,171	131,007	646,625	1,913,440	925,774
1.00%	955,143	—	159,363	857	167,797
1.05%	1,539,143	—	157,941	173,206	279,997
1.10%	2,385,969	—	28,039	793,457	28,963
1.15%	8,953	—	—	26,076	—
1.20%	803,737	—	105,480	212,654	133,296
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	68,761	—	33,982	6,569	3,439
1.30%	395,352	—	21,902	210,762	31,132
1.35%	465,194	—	—	245,775	—
1.40%	156	—	—	79	—
1.45%	82,396	—	8,442	98,354	5,481
1.50%	21,940	—	—	8,474	—
1.55%	131	—	—	78	—
1.60%	4,440	—	—	78	—
1.65%	153	—	—	78	—
1.70%	4,906	—	—	13,098	—
1.75%	2,734	—	—	77	—
1.80%	152	—	—	77	—
1.85%	200	—	—	77	—
Total	$20,328,422	$235,255	$2,354,107	$4,187,199	$3,502,419

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	321

Subaccount	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor
0.55%	$84	$33,435	$134	$1,955	$66
0.75%	128,996	1,783,961	1,546,859	2,920,646	19,102
0.85%	166,743	832,674	763,409	—	1,900
0.95%	799,021	2,071,504	2,228,632	2,017,775	45,200
1.00%	17,567	560,781	213,438	503,145	6,461
1.05%	167,716	682,821	530,258	—	23,912
1.10%	267,746	1,100,931	1,065,913	—	54,334
1.15%	87	112	124	—	64
1.20%	60,414	388,833	486,755	500,569	21,960
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	13,259	31,786	8,256	—	11,749
1.30%	110,290	851,121	139,536	—	14,577
1.35%	399,344	81,779	154,969	—	71
1.40%	86	5,325	6,145	—	63
1.45%	79,556	25,488	63,466	—	63
1.50%	77	14,185	15,361	—	63
1.55%	85	121	143	—	63
1.60%	85	2,182	2,325	—	63
1.65%	84	108	120	—	63
1.70%	27,795	119	5,759	—	63
1.75%	84	2,730	2,744	—	63
1.80%	84	107	119	—	63
1.85%	84	120	133	—	62
Total	$2,239,287	$8,470,223	$7,234,598	$5,944,090	$200,025

Subaccount	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst	Invesco VI Am Fran, Ser I	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II
0.55%	$—	$14,318	$—	$272	$3,224
0.75%	44,533	1,508,966	94,443	617,187	3,424
0.85%	—	436,921	—	50,539	82,871
0.95%	291,556	918,008	190,077	590,796	268,665
1.00%	—	194,278	—	175,569	44,779
1.05%	—	296,389	—	161,160	8,345
1.10%	—	156,877	—	47,221	80,506
1.15%	—	—	—	—	83
1.20%	—	200,104	—	180,081	7,904
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	111,871	—	293	1,345
1.30%	—	1,740	—	259	87,876
1.35%	—	—	—	—	50,539
1.40%	—	—	—	—	79
1.45%	—	1,643	—	5,182	79
1.50%	—	—	—	—	8,105
1.55%	—	—	—	—	79
1.60%	—	—	—	—	79
1.65%	—	—	—	—	79
1.70%	—	—	—	—	79
1.75%	—	—	—	—	79
1.80%	—	—	—	—	79
1.85%	—	—	—	—	78
Total	$336,089	$3,841,115	$284,520	$1,828,559	$648,376

322	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II
0.55%	$183	$—	$12,249	$—	$22,989
0.75%	1,803,778	—	341,479	—	314,316
0.85%	483,973	—	—	521,568	422,543
0.95%	965,541	—	280,381	—	141,767
1.00%	434,693	—	54,760	—	19,322
1.05%	261,411	—	—	200,151	366,522
1.10%	90,198	—	—	26,667	68,939
1.15%	—	—	—	—	—
1.20%	374,166	—	151,066	—	7,169
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	8,638	5,399,218	—	12,163	4,455
1.30%	106,792	—	—	21,230	30,252
1.35%	—	—	—	—	—
1.40%	—	—	—	—	—
1.45%	10,247	—	—	983	3,251
1.50%	—	—	—	—	—
1.55%	—	—	—	—	—
1.60%	—	—	—	—	—
1.65%	—	—	—	—	—
1.70%	—	—	—	—	—
1.75%	—	—	—	—	—
1.80%	—	—	—	—	—
1.85%	—	—	—	—	—
Total	$4,539,620	$5,399,218	$839,935	$782,762	$1,401,525

Subaccount	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy
0.55%	$149	$—	$125	$53,231	$68
0.75%	732,381	336,237	51,595	503,804	15,924
0.85%	608,210	—	159,944	—	47,221
0.95%	761,303	241,689	27,642	373,624	121,623
1.00%	99,442	4,852	24,926	26,873	29,722
1.05%	488,874	—	118,221	—	16,973
1.10%	58,764	—	18,508	—	109,676
1.15%	—	—	—	—	2,120
1.20%	83,982	5,043	27,426	37,833	20,635
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	29,767	—	8,347	—	16,169
1.30%	41,331	—	22,706	—	97
1.35%	—	—	—	—	7,477
1.40%	—	—	—	—	78
1.45%	4,703	—	91	—	25,693
1.50%	—	—	—	—	5,741
1.55%	—	—	—	—	77
1.60%	—	—	—	—	77
1.65%	—	—	—	—	77
1.70%	—	—	—	—	76
1.75%	—	—	—	—	76
1.80%	—	—	—	—	76
1.85%	—	—	—	—	76
Total	$2,908,906	$587,821	$459,531	$995,365	$419,752

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	323

Subaccount	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv
0.55%	$150	$—	$79	$—	$—
0.75%	190,125	364,369	43,188	629,243	509,586
0.85%	11,264	—	15,232	—	—
0.95%	333,192	375,302	316,161	139,854	394,846
1.00%	14,350	—	5,221	18,778	50,020
1.05%	191,409	—	79,393	—	—
1.10%	487,380	—	179,838	—	—
1.15%	383,789	—	76	—	—
1.20%	121,527	—	1,817	6,167	3,281
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	149	—	2,486	—	—
1.30%	189,912	—	14,407	—	—
1.35%	1,100,041	—	55,827	—	—
1.40%	3,876	—	75	—	—
1.45%	35,951	—	75	—	—
1.50%	12,542	—	75	—	—
1.55%	149	—	74	—	—
1.60%	2,211	—	74	—	—
1.65%	149	—	74	—	—
1.70%	149	—	30,527	—	—
1.75%	149	—	73	—	—
1.80%	149	—	73	—	—
1.85%	149	—	72	—	—
Total	$3,078,762	$739,671	$744,917	$794,042	$957,733

Subaccount	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl
0.55%	$151	$95	$15,770	$23,489	$32,924
0.75%	520,098	29,718	999,518	1,012,825	1,111,265
0.85%	685,818	11,478	488,682	—	647,909
0.95%	417,275	26,618	834,725	424,726	1,526,716
1.00%	145,259	59,996	126,955	37,378	181,098
1.05%	395,421	25,028	326,771	—	438,639
1.10%	405,322	77,026	61,031	—	242,453
1.15%	186	93	—	—	150
1.20%	65,427	15,030	67,026	20,735	273,763
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	337	912	16,290	—	4,972
1.30%	35,091	92	44,137	—	192,165
1.35%	44,720	40,800	—	—	208,200
1.40%	182	92	—	—	5,306
1.45%	18,027	92	15,692	—	46,591
1.50%	14,446	836	—	—	6,635
1.55%	212	91	—	—	176
1.60%	211	91	—	—	176
1.65%	179	91	—	—	144
1.70%	210	91	—	—	174
1.75%	199	91	—	—	147
1.80%	177	90	—	—	143
1.85%	198	90	—	—	146
Total	$2,749,146	$288,541	$2,996,597	$1,519,153	$4,919,892

324	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	MS VIF Global Real Est, Cl II	MS VIF Mid Cap Gro, Cl II	NB AMT Intl Eq, Cl S	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S
0.55%	$14,908	$17,150	$112	$—	$68
0.75%	283,062	271,815	208,951	—	2,932
0.85%	376,722	160,979	135,743	121,066	29,636
0.95%	202,298	540,913	106,058	26,400	64,763
1.00%	49,782	7,977	16,916	—	67
1.05%	121,281	91,299	79,148	142,182	2,494
1.10%	28,966	195,766	43,781	113,865	12,048
1.15%	—	125	—	133	66
1.20%	42,495	60,913	47,203	94	70
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	5,111	1,555	4,523	465	66
1.30%	26,899	124,448	9,603	175,483	66
1.35%	—	105,825	—	11,038	29,358
1.40%	—	123	—	131	65
1.45%	5,986	83	9,398	8,692	65
1.50%	—	3,919	—	110	2,270
1.55%	—	147	—	150	65
1.60%	—	146	—	148	65
1.65%	—	121	—	128	65
1.70%	—	145	—	148	65
1.75%	—	112	—	108	65
1.80%	—	120	—	127	65
1.85%	—	111	—	108	65
Total	$1,157,510	$1,583,792	$661,436	$600,576	$144,489

Subaccount	Oppen Global VA, Serv	Oppen Global Strategic Inc VA, Srv	Oppen Main St VA, Serv	Oppen Main St Sm Cap VA, Serv	PIMCO VIT All Asset, Advisor Cl
0.55%	$161	$22,956	$—	$1,480	$11,212
0.75%	840,134	3,107,914	—	380,148	909,796
0.85%	592,782	1,674,836	132,222	363,973	932,163
0.95%	1,542,854	2,336,285	—	1,083,572	986,507
1.00%	146,772	609,865	—	95,216	145,451
1.05%	228,580	1,476,489	102,836	434,646	545,375
1.10%	1,447,030	384,174	2,181	408,408	424,065
1.15%	7,368	25,640	—	4,876	77
1.20%	465,460	726,375	—	217,408	269,371
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	40,235	40,248	1,486	2,293	25,126
1.30%	164,737	405,433	122	35,902	177,935
1.35%	329,045	272,134	—	175,935	5,924
1.40%	6,038	73	—	6,369	82
1.45%	36,056	30,543	4,703	26,766	55,132
1.50%	1,386	73	—	16,284	74
1.55%	175	73	—	154	90
1.60%	175	77	—	154	90
1.65%	200	73	—	128	23,885
1.70%	3,132	72	—	152	90
1.75%	194	73	—	2,774	73
1.80%	198	73	—	126	80
1.85%	194	73	—	139	73
Total	$5,852,906	$11,113,552	$243,550	$3,256,903	$4,512,671

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	325

Subaccount	PIMCO VIT Glb MA Man Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA
0.55%	$87	$2,167	$91	$115	$—
0.75%	80	81,526	488,550	351,073	—
0.85%	34,022	112,743	—	—	—
0.95%	98,254	799,828	415,936	112,681	—
1.00%	80	46,141	82,444	28,948	—
1.05%	80	47,917	—	—	—
1.10%	79	242,466	—	—	—
1.15%	78	2,147	—	—	—
1.20%	78	222,861	64,547	3,586	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	78	6,129	—	—	5,139,173
1.30%	5,019	123,302	—	—	—
1.35%	10,844	56,840	—	—	—
1.40%	77	2,117	—	—	—
1.45%	11,123	66,684	—	—	—
1.50%	73	2,105	—	—	—
1.55%	76	2,099	—	—	—
1.60%	76	4,074	—	—	—
1.65%	76	2,087	—	—	—
1.70%	75	28,510	—	—	—
1.75%	71	2,075	—	—	—
1.80%	75	2,070	—	—	—
1.85%	71	2,064	—	—	—
Total	$160,572	$1,857,952	$1,051,568	$496,403	$5,139,173

Subaccount	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S
0.55%	$185	$—	$76	$—	$1,346
0.75%	416,523	63,523	87,584	122,766	37,235
0.85%	—	—	167,582	—	88,662
0.95%	322,352	173,255	644,469	321,049	126,111
1.00%	2,036	—	12,016	—	30,835
1.05%	—	—	217,523	—	46,773
1.10%	—	—	140,302	—	38,645
1.15%	—	—	96	—	112
1.20%	9,153	—	57,627	—	21,710
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	4,123	—	3,691
1.30%	—	—	53,826	—	83,378
1.35%	—	—	89,233	—	77,344
1.40%	—	—	95	—	112
1.45%	—	—	28,021	—	5,468
1.50%	—	—	13,121	—	178
1.55%	—	—	94	—	110
1.60%	—	—	93	—	110
1.65%	—	—	93	—	110
1.70%	—	—	33,868	—	109
1.75%	—	—	93	—	109
1.80%	—	—	93	—	109
1.85%	—	—	92	—	109
Total	$750,249	$236,778	$1,550,120	$443,815	$562,366

326	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	VP Aggr, Cl 2	VP Aggr, Cl 4	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4
0.55%	$4,024	$983,232	$—	$15,544	$75
0.75%	4,556,243	4,715,223	—	904,501	2,627,916
0.85%	16,305,112	18,382,674	94,146	7,610,401	11,051,289
0.95%	8,605,090	2,497,326	486,140	6,684,214	1,469,011
1.00%	691,429	453,780	—	407,752	652,149
1.05%	973,950	7,861,456	25,059	1,402,528	6,779,075
1.10%	5,237,474	4,513,214	202,779	4,712,998	3,302,426
1.15%	21	—	11,595	18,552	—
1.20%	2,310,755	272,959	261,276	3,565,173	672,383
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	17,146	136,136	—	9,873	266,040
1.30%	1,258,620	2,231,455	56,182	1,210,374	2,329,696
1.35%	1,346,751	—	102,595	636,310	—
1.40%	21	—	92	22	—
1.45%	1,440,072	19,104	3,296	3,249,490	1,445,223
1.50%	59,285	—	1,275	6,500	—
1.55%	22	—	103	312	—
1.60%	134,434	—	102	20	—
1.65%	21	—	91	20	—
1.70%	25	—	101	58,986	—
1.75%	21	—	2,523	41	—
1.80%	21	—	90	42	—
1.85%	87,568	—	78	41	—
Total	$43,028,105	$42,066,559	$1,247,523	$30,493,694	$30,595,283

Subaccount	VP Man Risk, Cl 2	VP Man Risk US, Cl 2	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2
0.55%	$20	$20	$22	$28	$508,785
0.75%	20	20	124,917	475,348	8,240,149
0.85%	7,118	19	806,668	2,740,507	62,220,328
0.95%	3,407,368	4,424,968	16,551,610	39,759,518	239,620,772
1.00%	20	20	43,609	216,455	1,240,183
1.05%	72,019	28,400	400,213	2,075,020	30,201,233
1.10%	673,259	2,993,492	7,031,492	20,355,558	107,623,082
1.15%	20	20	22	164,207	1,205,023
1.20%	20	158,161	2,675,327	2,955,316	17,845,366
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	20	20	21	20	11,985
1.30%	53,763	20	2,136,253	3,384,486	10,742,854
1.35%	76,727	312,363	1,659,215	7,458,344	14,121,168
1.40%	20	20	22	21	92,965
1.45%	20	20	960,020	1,641,263	1,006,749
1.50%	20	20	82,372	51,712	151,409
1.55%	20	20	22	21	21
1.60%	20	20	22	120,372	27,185
1.65%	20	20	22	21	21
1.70%	20	20	138,416	21	22
1.75%	20	20	22	21	22
1.80%	20	20	22	20	22
1.85%	20	20	22	21	22
Total	$4,290,574	$7,917,723	$32,610,331	$81,398,300	$494,859,366

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	327

Subaccount	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4
0.55%	$365,471	$21	$649,059	$42	$17,293
0.75%	5,575,586	13,783,663	41,425,813	8,183,866	16,070,391
0.85%	42,237,338	104,538,582	222,490,294	60,580,008	73,437,649
0.95%	408,777,953	115,790,765	27,657,565	43,626,750	11,346,532
1.00%	705,648	2,472,764	12,298,089	1,235,379	3,599,253
1.05%	110,432,738	23,822,876	94,130,705	8,139,871	27,180,071
1.10%	230,013,681	32,065,355	51,550,809	22,510,283	14,052,171
1.15%	6,726,414	299,878	—	22	—
1.20%	36,696,066	71,364,121	5,506,105	24,729,875	990,651
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	8,284	74,447	944,006	244,420	778,120
1.30%	37,987,200	15,446,333	30,035,227	6,921,770	5,151,428
1.35%	21,798,750	10,879,022	—	4,025,004	—
1.40%	921,450	35	—	20	—
1.45%	1,543,950	15,029,660	597,959	2,429,511	463,445
1.50%	218,423	368,213	—	477,224	—
1.55%	822,258	592,100	—	49,980	—
1.60%	970,670	1,150,811	—	70,107	—
1.65%	869,527	21	—	22	—
1.70%	516,024	497,188	—	21	—
1.75%	21	21	—	21	—
1.80%	21	21	—	22	—
1.85%	21	27,850	—	22	—
Total	$907,187,494	$408,203,747	$487,285,631	$183,224,240	$153,087,004

Subaccount	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
0.55%	$1,039,125	$21	$—	$—	$—
0.75%	2,667,938	7,265,014	—	—	—
0.85%	16,293,308	35,780,173	1,290	2,445	69,570
0.95%	22,824,472	6,737,169	227,558	172,590	225,115
1.00%	311,696	853,441	—	—	—
1.05%	4,750,258	20,454,839	10,765	34,381	5,238
1.10%	7,524,827	9,999,398	44,019	684,625	241,056
1.15%	324,898	—	80	22	28
1.20%	11,570,312	1,235,871	128,256	43,833	4,754
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	25,087	260,526	—	—	—
1.30%	4,337,638	5,566,331	47,167	89,075	2,599
1.35%	3,077,022	—	120,709	70,308	12,750
1.40%	128	—	79	47	28
1.45%	2,593,248	1,328,404	83	7,676	44
1.50%	36,293	—	20,224	5,349	1,430
1.55%	472,394	—	77	22	43
1.60%	98,095	—	83	22	43
1.65%	405,646	—	78	22	28
1.70%	20	—	82	22	27
1.75%	21	—	76	912	28
1.80%	98,948	—	78	22	40
1.85%	22	—	76	22	27
Total	$78,451,396	$89,481,187	$600,780	$1,111,395	$562,848

328	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

Subaccount	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
0.55%	$6,296	$20	$20	$20	$21,122
0.75%	1,632,518	12,234	11,755	285,217	3,024,144
0.85%	326,697	10,045	3,047,495	1,238,361	925,762
0.95%	819,791	5,403,876	49,310,951	32,191,298	1,892,631
1.00%	282,611	20	20	301,743	496,901
1.05%	161,193	596,581	3,213,264	2,000,181	607,475
1.10%	53,921	2,383,870	23,674,918	24,364,422	183,626
1.15%	—	29,735	236,864	178,374	—
1.20%	210,681	236,711	2,507,498	1,375,675	210,561
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	714	20	20	20	12,578
1.30%	34,476	520,156	815,867	1,682,502	194,272
1.35%	—	592,506	1,413,675	1,537,537	—
1.40%	—	22	23	22	—
1.45%	28	473,373	20	386,644	28,094
1.50%	—	22	23	22	—
1.55%	—	22	23	22	—
1.60%	—	22	899,093	39,827	—
1.65%	—	22	23	22	—
1.70%	—	22	22	22	—
1.75%	—	22	22	22	—
1.80%	—	22	22	22	—
1.85%	—	22	22	22	—
Total	$3,528,926	$10,259,345	$85,131,640	$65,581,997	$7,597,166

Subaccount	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
0.55%	$67,154	$—	$8,316	$324	$137
0.75%	5,093,610	1,158,341	495,605	709,956	675,461
0.85%	1,333,593	—	349,819	314,395	402,081
0.95%	3,410,335	555,165	285,611	674,102	884,193
1.00%	648,418	191,055	132,774	123,842	111,625
1.05%	679,691	—	279,828	323,120	251,454
1.10%	121,214	—	10,030	53,389	660,720
1.15%	—	—	—	9,764	134
1.20%	441,123	34,921	46,361	22,477	208,802
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	—	—	—	—	—
1.25%	26,177	—	6,531	4,356	17,047
1.30%	193,248	—	9,723	57,489	58,370
1.35%	—	—	—	12,807	136,585
1.40%	—	—	—	126	131
1.45%	13,671	—	67	119	44,490
1.50%	—	—	—	1,090	6,908
1.55%	—	—	—	146	158
1.60%	—	—	—	146	5,338
1.65%	—	—	—	124	128
1.70%	—	—	—	145	157
1.75%	—	—	—	107	123
1.80%	—	—	—	123	127
1.85%	—	—	—	107	122
Total	$12,028,234	$1,939,482	$1,624,665	$2,308,254	$3,464,291

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	329

Subaccount	WA Var Global Hi Yd Bond, Cl II
0.55%	$82
0.75%	34,283
0.85%	20,427
0.95%	126,389
1.00%	14,870
1.05%	44,603
1.10%	62,172
1.15%	79
1.20%	21,115
1.25%	—
1.25%	—
1.25%	—
1.25%	—
1.25%	2,708
1.30%	1,755
1.35%	10,951
1.40%	79
1.45%	4,859
1.50%	7,087
1.55%	79
1.60%	79
1.65%	79
1.70%	78
1.75%	78
1.80%	78
1.85%	78
Total	$352,008

9.  FINANCIAL HIGHLIGHTS

The table below shows certain financial information regarding the divisions.

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
AB VPS Dyn Asset Alloc, Cl B
2018	637	$1.17	to	$1.09	$724	1.61%	0.55%	to	1.85%	(7.85%)	to	(9.05%)
2017	467	$1.27	to	$1.20	$578	1.83%	0.55%	to	1.85%	13.71%	to	12.24%
2016	315	$1.12	to	$1.07	$347	0.59%	0.55%	to	1.85%	2.80%	to	1.48%
2015	297	$1.09	to	$1.05	$321	0.87%	0.55%	to	1.85%	(1.85%)	to	(3.11%)
2014	47	$1.11	to	$1.08	$54	0.43%	0.55%	to	1.85%	3.64%	to	2.29%
AB VPS Global Thematic Gro, Cl B
2018	304	$1.71	to	$1.65	$522	—	0.55%	to	1.45%	(10.48%)	to	(11.29%)
2017	446	$1.91	to	$1.86	$861	0.28%	0.55%	to	1.45%	35.55%	to	34.35%
2016	663	$1.41	to	$1.39	$949	—	0.55%	to	1.45%	(1.42%)	to	(2.30%)
2015	853	$1.43	to	$1.42	$1,244	—	0.55%	to	1.45%	2.08%	to	1.17%
2014	935	$1.40	to	$1.40	$1,343	—	0.55%	to	1.45%	4.23%	to	3.30%
AB VPS Gro & Inc, Cl B
2018	1,984	$2.28	to	$1.91	$4,450	0.74%	0.55%	to	1.45%	(6.37%)	to	(7.21%)
2017	2,222	$2.43	to	$2.06	$5,329	1.28%	0.55%	to	1.45%	17.95%	to	16.89%
2016	2,408	$2.06	to	$1.76	$4,936	0.79%	0.55%	to	1.45%	10.46%	to	9.48%
2015	3,011	$1.87	to	$1.61	$5,616	1.20%	0.55%	to	1.45%	0.87%	to	(0.03%)
2014	3,737	$1.85	to	$1.61	$6,938	1.10%	0.55%	to	1.45%	8.69%	to	7.72%

330	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
AB VPS Intl Val, Cl B
2018	3,300	$1.10	to	$0.74	$4,475	1.06%	0.55%	to	1.45%	(23.40%)	to	(24.09%)
2017	3,862	$1.44	to	$0.97	$6,746	1.83%	0.55%	to	1.45%	24.41%	to	23.30%
2016	4,875	$1.15	to	$0.79	$6,753	1.02%	0.55%	to	1.45%	(1.34%)	to	(2.22%)
2015	5,809	$1.17	to	$0.80	$8,303	2.11%	0.55%	to	1.45%	1.84%	to	0.93%
2014	6,655	$1.15	to	$0.80	$9,495	3.29%	0.55%	to	1.45%	(6.97%)	to	(7.81%)
AB VPS Lg Cap Gro, Cl B
2018	820	$2.85	to	$1.95	$2,360	—	0.85%	to	1.85%	1.45%	to	0.44%
2017	791	$2.81	to	$1.94	$2,258	—	0.85%	to	1.85%	30.56%	to	29.27%
2016	734	$2.15	to	$1.50	$1,613	—	0.85%	to	1.85%	1.49%	to	0.48%
2015	616	$2.12	to	$1.49	$1,305	—	0.85%	to	1.85%	9.92%	to	8.82%
2014	458	$1.93	to	$1.37	$883	—	0.85%	to	1.85%	12.88%	to	11.75%
ALPS Alerian Engy Infr, Class III
2018	2,033	$0.82	to	$0.76	$1,618	1.75%	0.55%	to	1.85%	(19.40%)	to	(20.45%)
2017	2,189	$1.01	to	$0.95	$2,177	1.78%	0.55%	to	1.85%	(1.38%)	to	(2.65%)
2016	2,632	$1.03	to	$0.98	$2,666	2.43%	0.55%	to	1.85%	40.03%	to	38.22%
2015	1,451	$0.73	to	$0.71	$1,053	0.84%	0.55%	to	1.85%	(38.26%)	to	(39.07%)
2014	1,154	$1.19	to	$1.16	$1,362	0.18%	0.55%	to	1.85%	11.30%	to	9.86%
AC VP Intl, Cl I
2018	202	$1.22	to	$1.17	$240	1.27%	0.75%	to	0.95%	(15.86%)	to	(16.03%)
2017	216	$1.45	to	$1.40	$307	0.91%	0.75%	to	0.95%	30.23%	to	29.97%
2016	282	$1.11	to	$1.07	$308	1.07%	0.75%	to	0.95%	(6.20%)	to	(6.39%)
2015	315	$1.18	to	$1.15	$367	0.38%	0.75%	to	0.95%	0.00%	to	(0.19%)
2014	382	$1.18	to	$1.15	$445	1.72%	0.75%	to	0.95%	(6.21%)	to	(6.40%)
AC VP Intl, Cl II
2018	497	$1.76	to	$2.05	$840	1.13%	0.55%	to	1.20%	(15.76%)	to	(16.31%)
2017	578	$2.08	to	$2.45	$1,169	0.75%	0.55%	to	1.20%	30.22%	to	29.38%
2016	685	$1.60	to	$1.89	$1,065	0.96%	0.55%	to	1.20%	(6.07%)	to	(6.68%)
2015	894	$1.70	to	$2.03	$1,476	0.22%	0.55%	to	1.20%	(0.05%)	to	(0.69%)
2014	1,044	$1.70	to	$2.04	$1,718	1.56%	0.55%	to	1.20%	(6.17%)	to	(6.78%)
AC VP Mid Cap Val, Cl II
2018	1,071	$2.02	to	$2.27	$2,382	1.23%	0.55%	to	1.45%	(13.44%)	to	(14.22%)
2017	1,455	$2.34	to	$2.64	$3,731	1.37%	0.55%	to	1.45%	10.86%	to	9.87%
2016	1,954	$2.11	to	$2.41	$4,583	1.54%	0.55%	to	1.45%	22.05%	to	20.96%
2015	2,380	$1.73	to	$1.99	$4,591	1.50%	0.55%	to	1.45%	(2.12%)	to	(3.00%)
2014	2,646	$1.76	to	$2.05	$5,191	1.04%	0.55%	to	1.45%	15.60%	to	14.57%
AC VP Ultra, Cl II
2018	674	$2.60	to	$2.55	$1,752	0.11%	0.55%	to	1.45%	0.05%	to	(0.86%)
2017	772	$2.60	to	$2.57	$2,017	0.25%	0.55%	to	1.45%	31.28%	to	30.11%
2016	1,207	$1.98	to	$1.98	$2,417	0.19%	0.55%	to	1.45%	3.78%	to	2.86%
2015	1,269	$1.91	to	$1.92	$2,444	0.30%	0.55%	to	1.45%	5.47%	to	4.52%
2014	1,745	$1.81	to	$1.84	$3,211	0.23%	0.55%	to	1.45%	9.23%	to	8.25%
AC VP Val, Cl I
2018	195	$3.32	to	$3.20	$639	1.62%	0.75%	to	0.95%	(9.83%)	to	(10.01%)
2017	229	$3.69	to	$3.56	$833	1.61%	0.75%	to	0.95%	7.94%	to	7.72%
2016	316	$3.41	to	$3.31	$1,062	1.73%	0.75%	to	0.95%	19.58%	to	19.34%
2015	378	$2.86	to	$2.77	$1,064	2.12%	0.75%	to	0.95%	(4.60%)	to	(4.79%)
2014	431	$2.99	to	$2.91	$1,273	1.54%	0.75%	to	0.95%	12.23%	to	12.01%
AC VP Val, Cl II
2018	4,502	$2.18	to	$1.34	$10,346	1.49%	0.55%	to	1.85%	(9.78%)	to	(10.95%)
2017	5,346	$2.42	to	$1.50	$13,656	1.47%	0.55%	to	1.85%	7.98%	to	6.59%
2016	6,581	$2.24	to	$1.41	$15,708	1.58%	0.55%	to	1.85%	19.62%	to	18.07%
2015	7,631	$1.87	to	$1.19	$15,370	1.98%	0.55%	to	1.85%	(4.55%)	to	(5.78%)
2014	8,157	$1.96	to	$1.27	$17,466	1.39%	0.55%	to	1.85%	12.27%	to	10.83%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	331

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
BlackRock Global Alloc, Cl III
2018	2,847	$1.26	to	$1.07	$3,466	0.83%	0.55%	to	1.85%	(8.09%)	to	(9.29%)
2017	3,084	$1.37	to	$1.18	$4,108	1.27%	0.55%	to	1.85%	13.09%	to	11.63%
2016	3,362	$1.21	to	$1.06	$3,981	1.07%	0.55%	to	1.85%	3.24%	to	1.91%
2015	5,408	$1.17	to	$1.04	$6,240	1.16%	0.55%	to	1.85%	(1.54%)	to	(2.82%)
2014	4,077	$1.19	to	$1.07	$4,794	2.56%	0.55%	to	1.85%	1.37%	to	0.06%
Calvert VP SRI Bal, Cl I
2018	387	$1.85	to	$1.99	$647	1.73%	0.55%	to	1.20%	(3.21%)	to	(3.84%)
2017	421	$1.91	to	$2.07	$730	1.74%	0.55%	to	1.20%	11.38%	to	10.66%
2016	717	$1.71	to	$1.87	$1,114	1.52%	0.55%	to	1.20%	7.26%	to	6.57%
2015	962	$1.60	to	$1.76	$1,401	0.11%	0.55%	to	1.20%	(2.72%)	to	(3.36%)
2014	1,025	$1.64	to	$1.82	$1,539	1.50%	0.55%	to	1.20%	9.06%	to	8.35%
CB Var Sm Cap Gro, Cl I
2018	234	$2.45	to	$2.21	$548	—	0.55%	to	1.45%	2.87%	to	1.94%
2017	314	$2.38	to	$2.17	$717	—	0.55%	to	1.45%	23.59%	to	22.48%
2016	605	$1.93	to	$1.77	$1,128	—	0.55%	to	1.45%	5.22%	to	4.28%
2015	758	$1.83	to	$1.70	$1,347	—	0.55%	to	1.45%	(4.90%)	to	(5.75%)
2014	881	$1.93	to	$1.80	$1,651	—	0.55%	to	1.45%	3.51%	to	2.58%
Col VP Bal, Cl 3
2018	15,368	$2.05	to	$1.30	$29,853	—	0.55%	to	1.85%	(6.41%)	to	(7.63%)
2017	13,512	$2.19	to	$1.40	$28,727	—	0.55%	to	1.85%	13.89%	to	12.42%
2016	9,178	$1.92	to	$1.25	$18,218	—	0.55%	to	1.85%	5.82%	to	4.46%
2015	7,199	$1.82	to	$1.19	$13,912	—	0.55%	to	1.85%	1.15%	to	(0.16%)
2014	5,950	$1.80	to	$1.20	$11,885	—	0.55%	to	1.85%	9.52%	to	8.11%
Col VP Commodity Strategy, Cl 2
2018	762	$0.53	to	$0.49	$394	—	0.55%	to	1.85%	(14.64%)	to	(15.75%)
2017	494	$0.62	to	$0.58	$301	6.37%	0.55%	to	1.85%	1.15%	to	(0.15%)
2016	429	$0.61	to	$0.59	$261	—	0.55%	to	1.85%	11.75%	to	10.31%
2015	102	$0.55	to	$0.53	$57	—	0.55%	to	1.85%	(24.19%)	to	(25.17%)
2014	205	$0.73	to	$0.71	$148	—	0.55%	to	1.85%	(21.89%)	to	(22.90%)
Col VP Contrarian Core, Cl 2
2018	1,878	$1.64	to	$1.52	$2,987	—	0.55%	to	1.85%	(9.64%)	to	(10.82%)
2017	1,594	$1.82	to	$1.71	$2,825	—	0.55%	to	1.85%	20.82%	to	19.26%
2016	1,172	$1.50	to	$1.43	$1,731	—	0.55%	to	1.85%	7.82%	to	6.42%
2015	745	$1.39	to	$1.35	$1,027	—	0.55%	to	1.85%	2.17%	to	0.85%
2014	408	$1.36	to	$1.33	$552	—	0.55%	to	1.85%	12.22%	to	10.76%
Col VP Disciplined Core, Cl 2
2018	346	$2.68	to	$1.61	$908	—	0.85%	to	1.85%	(4.67%)	to	(5.63%)
2017	252	$2.81	to	$1.71	$694	—	0.85%	to	1.85%	23.02%	to	21.80%
2016	260	$2.29	to	$1.40	$584	—	0.85%	to	1.85%	6.91%	to	5.84%
2015	242	$2.14	to	$1.33	$512	—	0.85%	to	1.85%	(0.23%)	to	(1.23%)
2014	113	$2.14	to	$1.34	$241	—	0.85%	to	1.85%	14.12%	to	12.97%
Col VP Disciplined Core, Cl 3
2018	7,618	$2.43	to	$2.02	$17,147	—	0.55%	to	1.45%	(4.27%)	to	(5.13%)
2017	8,459	$2.54	to	$2.13	$19,885	—	0.55%	to	1.45%	23.54%	to	22.44%
2016	9,847	$2.05	to	$1.74	$18,817	—	0.55%	to	1.45%	7.35%	to	6.38%
2015	11,735	$1.91	to	$1.63	$20,572	—	0.55%	to	1.45%	0.20%	to	(0.70%)
2014	12,870	$1.91	to	$1.65	$22,468	—	0.55%	to	1.45%	14.59%	to	13.56%
Col VP Div Abs Return, Cl 2
2018	208	$0.82	to	$0.76	$164	—	0.55%	to	1.85%	(9.24%)	to	(10.42%)
2017	199	$0.90	to	$0.85	$175	—	0.55%	to	1.85%	2.03%	to	0.71%
2016	86	$0.89	to	$0.84	$75	—	0.55%	to	1.85%	(3.16%)	to	(4.42%)
2015	104	$0.91	to	$0.88	$94	—	0.55%	to	1.85%	(1.38%)	to	(2.65%)
2014	151	$0.93	to	$0.91	$139	—	0.55%	to	1.85%	(2.48%)	to	(3.74%)

332	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Divd Opp, Cl 2
2018	825	$2.00	to	$1.31	$1,617	—	0.85%	to	1.85%	(6.81%)	to	(7.74%)
2017	780	$2.15	to	$1.42	$1,648	—	0.85%	to	1.85%	13.16%	to	12.04%
2016	734	$1.90	to	$1.27	$1,376	—	0.85%	to	1.85%	12.45%	to	11.33%
2015	661	$1.69	to	$1.14	$1,105	—	0.85%	to	1.85%	(3.71%)	to	(4.67%)
2014	517	$1.75	to	$1.19	$900	—	0.85%	to	1.85%	8.86%	to	7.77%
Col VP Divd Opp, Cl 3
2018	8,378	$2.26	to	$1.64	$21,438	—	0.55%	to	1.45%	(6.39%)	to	(7.23%)
2017	9,883	$2.42	to	$1.76	$26,903	—	0.55%	to	1.45%	13.65%	to	12.64%
2016	12,215	$2.13	to	$1.57	$29,270	—	0.55%	to	1.45%	12.90%	to	11.88%
2015	14,185	$1.88	to	$1.40	$30,245	—	0.55%	to	1.45%	(3.30%)	to	(4.17%)
2014	16,773	$1.95	to	$1.46	$37,084	—	0.55%	to	1.45%	9.30%	to	8.32%
Col VP Emerg Mkts Bond, Cl 2
2018	771	$1.01	to	$0.94	$764	4.39%	0.55%	to	1.85%	(7.90%)	to	(9.09%)
2017	523	$1.10	to	$1.04	$566	4.38%	0.55%	to	1.85%	11.08%	to	9.64%
2016	475	$0.99	to	$0.94	$464	2.36%	0.55%	to	1.85%	10.46%	to	9.03%
2015	332	$0.90	to	$0.87	$296	1.62%	0.55%	to	1.85%	(1.86%)	to	(3.13%)
2014	353	$0.92	to	$0.89	$322	5.51%	0.55%	to	1.85%	0.88%	to	(0.43%)
Col VP Emer Mkts, Cl 2
2018	1,464	$1.14	to	$0.94	$1,628	0.25%	0.85%	to	1.85%	(22.33%)	to	(23.11%)
2017	1,276	$1.46	to	$1.23	$1,828	0.02%	0.85%	to	1.85%	45.65%	to	44.20%
2016	956	$1.00	to	$0.85	$944	0.07%	0.85%	to	1.85%	3.93%	to	2.89%
2015	698	$0.97	to	$0.83	$666	0.11%	0.85%	to	1.85%	(9.83%)	to	(10.73%)
2014	704	$1.07	to	$0.93	$747	0.17%	0.85%	to	1.85%	(3.22%)	to	(4.19%)
Col VP Emer Mkts, Cl 3
2018	3,292	$2.41	to	$1.46	$7,016	0.45%	0.55%	to	1.45%	(22.01%)	to	(22.71%)
2017	3,525	$3.09	to	$1.88	$9,712	0.09%	0.55%	to	1.45%	46.25%	to	44.95%
2016	4,305	$2.11	to	$1.30	$8,090	0.11%	0.55%	to	1.45%	4.39%	to	3.46%
2015	4,709	$2.02	to	$1.26	$8,778	0.12%	0.55%	to	1.45%	(9.50%)	to	(10.31%)
2014	5,482	$2.24	to	$1.40	$11,282	0.24%	0.55%	to	1.45%	(2.81%)	to	(3.68%)
Col VP Global Strategic Inc, Cl 2
2018	384	$0.93	to	$0.78	$351	4.02%	0.85%	to	1.85%	(6.31%)	to	(7.26%)
2017	347	$0.99	to	$0.84	$339	—	0.85%	to	1.85%	4.80%	to	3.76%
2016	324	$0.94	to	$0.81	$303	—	0.85%	to	1.85%	(2.18%)	to	(3.16%)
2015	307	$0.96	to	$0.83	$294	—	0.85%	to	1.85%	(7.01%)	to	(7.93%)
2014	301	$1.04	to	$0.91	$310	—	0.85%	to	1.85%	(0.25%)	to	(1.26%)
Col VP Global Strategic Inc, Cl 3
2018	2,919	$1.19	to	$1.06	$4,204	4.59%	0.55%	to	1.45%	(5.86%)	to	(6.71%)
2017	3,858	$1.26	to	$1.14	$5,849	—	0.55%	to	1.45%	5.19%	to	4.25%
2016	4,630	$1.20	to	$1.09	$6,699	—	0.55%	to	1.45%	(1.77%)	to	(2.65%)
2015	5,683	$1.22	to	$1.12	$8,499	—	0.55%	to	1.45%	(6.69%)	to	(7.53%)
2014	6,530	$1.31	to	$1.21	$10,537	—	0.55%	to	1.45%	0.24%	to	(0.66%)
Col VP Govt Money Mkt, Cl 2
2018	7,581	$0.94	to	$0.91	$7,088	1.29%	0.85%	to	1.85%	0.40%	to	(0.60%)
2017	4,843	$0.94	to	$0.92	$4,532	0.17%	0.85%	to	1.85%	(0.67%)	to	(1.66%)
2016	5,223	$0.95	to	$0.93	$4,929	0.01%	0.85%	to	1.85%	(0.84%)	to	(1.84%)
2015	3,748	$0.96	to	$0.95	$3,580	0.01%	0.85%	to	1.85%	(0.83%)	to	(1.85%)
2014	1,137	$0.96	to	$0.97	$1,108	0.01%	0.85%	to	1.85%	(0.82%)	to	(1.85%)
Col VP Govt Money Mkt, Cl 3
2018	10,216	$1.09	to	$0.93	$10,666	1.35%	0.55%	to	1.45%	0.83%	to	(0.08%)
2017	12,019	$1.08	to	$0.93	$12,454	0.30%	0.55%	to	1.45%	(0.24%)	to	(1.14%)
2016	11,192	$1.08	to	$0.94	$11,808	0.01%	0.55%	to	1.45%	(0.54%)	to	(1.44%)
2015	13,090	$1.08	to	$0.96	$13,887	0.01%	0.55%	to	1.45%	(0.53%)	to	(1.43%)
2014	11,623	$1.09	to	$0.97	$12,673	0.01%	0.55%	to	1.45%	(0.53%)	to	(1.44%)

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	333

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Hi Yield Bond, Cl 2
2018	1,251	$1.52	to	$1.07	$1,847	5.47%	0.85%	to	1.85%	(4.81%)	to	(5.77%)
2017	1,247	$1.59	to	$1.14	$1,938	5.37%	0.85%	to	1.85%	5.28%	to	4.23%
2016	787	$1.51	to	$1.09	$1,172	5.82%	0.85%	to	1.85%	10.71%	to	9.60%
2015	543	$1.37	to	$0.99	$733	5.55%	0.85%	to	1.85%	(2.24%)	to	(3.22%)
2014	611	$1.40	to	$1.03	$846	6.42%	0.85%	to	1.85%	2.64%	to	1.61%
Col VP Hi Yield Bond, Cl 3
2018	3,159	$2.19	to	$1.81	$7,841	5.44%	0.55%	to	1.45%	(4.53%)	to	(5.39%)
2017	4,130	$2.29	to	$1.91	$10,717	5.40%	0.55%	to	1.45%	5.83%	to	4.88%
2016	5,086	$2.16	to	$1.83	$12,480	5.97%	0.55%	to	1.45%	11.11%	to	10.11%
2015	6,051	$1.95	to	$1.66	$13,457	5.97%	0.55%	to	1.45%	(1.68%)	to	(2.56%)
2014	7,056	$1.98	to	$1.70	$16,079	6.14%	0.55%	to	1.45%	3.05%	to	2.12%
Col VP Inc Opp, Cl 2
2018	1,737	$1.48	to	$0.94	$2,531	4.98%	0.85%	to	1.85%	(4.72%)	to	(5.68%)
2017	1,361	$1.56	to	$1.00	$2,085	5.97%	0.85%	to	1.85%	5.30%	to	4.25%
2016	717	$1.48	to	$0.96	$1,046	5.30%	0.85%	to	1.85%	9.87%	to	8.76%
2015	4,149	$0.91	to	$0.88	$5,064	9.26%	0.55%	to	1.85%	(1.75%)	to	(3.02%)
2014	4,508	$0.93	to	$0.91	$5,584	—	0.55%	to	1.85%	3.11%	to	1.77%
Col VP Inc Opp, Cl 3
2018	3,174	$2.08	to	$1.77	$6,178	4.91%	0.55%	to	1.45%	(4.39%)	to	(5.25%)
2017	4,240	$2.18	to	$1.87	$8,630	6.00%	0.55%	to	1.45%	5.80%	to	4.86%
2016	5,229	$2.06	to	$1.79	$10,096	12.41%	0.55%	to	1.45%	10.25%	to	9.26%
2015	3,718	$1.87	to	$1.63	$6,584	9.19%	0.55%	to	1.45%	(1.56%)	to	(2.45%)
2014	4,680	$1.90	to	$1.67	$8,440	—	0.55%	to	1.45%	3.20%	to	2.27%
Col VP Inter Bond, Cl 2
2018	1,775	$1.21	to	$0.99	$2,104	2.09%	0.85%	to	1.85%	(0.71%)	to	(1.70%)
2017	1,675	$1.22	to	$1.01	$2,004	2.58%	0.85%	to	1.85%	2.74%	to	1.72%
2016	1,236	$1.19	to	$0.99	$1,443	1.48%	0.85%	to	1.85%	3.55%	to	2.53%
2015	908	$1.15	to	$0.97	$1,027	1.07%	0.85%	to	1.85%	(0.89%)	to	(1.89%)
2014	608	$1.16	to	$0.99	$695	2.40%	0.85%	to	1.85%	4.32%	to	3.26%
Col VP Inter Bond, Cl 3
2018	10,002	$1.56	to	$1.36	$17,104	2.19%	0.55%	to	1.45%	(0.29%)	to	(1.19%)
2017	12,656	$1.56	to	$1.38	$21,763	2.67%	0.55%	to	1.45%	3.17%	to	2.24%
2016	15,588	$1.51	to	$1.35	$26,087	1.65%	0.55%	to	1.45%	3.97%	to	3.03%
2015	17,809	$1.46	to	$1.31	$28,925	1.32%	0.55%	to	1.45%	(0.38%)	to	(1.28%)
2014	20,327	$1.46	to	$1.33	$33,316	2.62%	0.55%	to	1.45%	4.74%	to	3.80%
Col VP Lg Cap Gro, Cl 2
2018	537	$2.62	to	$1.64	$1,379	—	0.85%	to	1.85%	(4.95%)	to	(5.90%)
2017	503	$2.75	to	$1.75	$1,359	—	0.85%	to	1.85%	26.76%	to	25.50%
2016	324	$2.17	to	$1.39	$692	—	0.85%	to	1.85%	0.17%	to	(0.83%)
2015	302	$2.17	to	$1.40	$646	—	0.85%	to	1.85%	7.89%	to	6.80%
2014	249	$2.01	to	$1.31	$493	—	0.85%	to	1.85%	12.96%	to	11.83%
Col VP Lg Cap Gro, Cl 3
2018	2,675	$2.49	to	$2.09	$3,507	—	0.55%	to	1.45%	(4.62%)	to	(5.48%)
2017	2,969	$2.61	to	$2.21	$4,106	—	0.55%	to	1.45%	27.25%	to	26.11%
2016	3,815	$2.05	to	$1.75	$4,294	—	0.55%	to	1.45%	0.62%	to	(0.29%)
2015	4,927	$2.04	to	$1.76	$5,446	—	0.55%	to	1.45%	8.40%	to	7.42%
2014	4,923	$1.88	to	$1.63	$5,034	—	0.55%	to	1.45%	13.41%	to	12.39%
Col VP Lg Cap Index, Cl 3
2018	11,391	$2.48	to	$1.56	$23,997	—	0.55%	to	1.85%	(5.34%)	to	(6.57%)
2017	10,370	$2.62	to	$1.67	$23,037	—	0.55%	to	1.85%	20.62%	to	19.07%
2016	7,362	$2.17	to	$1.40	$13,710	—	0.55%	to	1.85%	10.90%	to	9.46%
2015	6,084	$1.96	to	$1.28	$10,222	—	0.55%	to	1.85%	0.31%	to	(0.99%)
2014	5,751	$1.95	to	$1.29	$9,593	—	0.55%	to	1.85%	12.59%	to	11.13%

334	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Limited Duration Cr, Cl 2
2018	2,819	$0.97	to	$0.95	$2,990	1.68%	0.55%	to	1.85%	(0.57%)		to	(1.86%)
2017	3,111	$0.98	to	$0.96	$3,329	2.09%	0.55%	to	1.85%	1.24%		to	(0.06%)
2016	2,329	$0.96	to	$0.97	$2,475	3.44%	0.55%	to	1.85%	4.71%		to	3.34%
2015	1,573	$0.92	to	$0.93	$1,603	4.64%	0.55%	to	1.85%	(3.01%)		to	(4.29%)
2014	4,302	$0.95	to	$0.98	$4,497	0.66%	0.55%	to	1.85%	(1.74	%)(5)	to	(1.53%)
Col VP Long Govt/Cr Bond, Cl 2
2018	520	$1.05	to	$0.98	$535	2.84%	0.55%	to	1.85%	(5.89%)		to	(7.13%)
2017	764	$1.12	to	$1.05	$839	3.33%	0.55%	to	1.85%	10.40%		to	8.97%
2016	802	$1.01	to	$0.97	$802	1.70%	0.55%	to	1.85%	2.22%		to	0.89%
2015	499	$0.99	to	$0.96	$490	1.90%	0.55%	to	1.85%	(0.77%)		to	(2.05%)
2014	259	$1.00	to	$0.98	$259	0.13%	0.55%	to	1.85%	4.67%		to	3.32%
Col VP Mid Cap Gro, Cl 2
2018	211	$1.97	to	$1.45	$404	—	0.85%	to	1.85%	(5.79%)		to	(6.73%)
2017	196	$2.09	to	$1.55	$399	—	0.85%	to	1.85%	21.64%		to	20.43%
2016	154	$1.72	to	$1.29	$258	—	0.85%	to	1.85%	1.17%		to	0.16%
2015	124	$1.70	to	$1.29	$208	—	0.85%	to	1.85%	4.48%		to	3.43%
2014	93	$1.62	to	$1.24	$148	—	0.85%	to	1.85%	6.24%		to	5.17%
Col VP Mid Cap Gro, Cl 3
2018	1,562	$2.30	to	$2.05	$3,050	—	0.55%	to	1.45%	(5.38%)		to	(6.23%)
2017	1,761	$2.43	to	$2.18	$3,661	—	0.55%	to	1.45%	22.12%		to	21.03%
2016	2,023	$1.99	to	$1.80	$3,461	—	0.55%	to	1.45%	1.60%		to	0.69%
2015	2,309	$1.96	to	$1.79	$3,938	—	0.55%	to	1.45%	4.92%		to	3.97%
2014	2,436	$1.86	to	$1.72	$3,987	—	0.55%	to	1.45%	6.69%		to	5.73%
Col VP Mid Cap Val, Cl 2
2018	455	$2.09	to	$1.30	$927	—	0.85%	to	1.85%	(14.25%)		to	(15.11%)
2017	421	$2.43	to	$1.54	$1,004	—	0.85%	to	1.85%	12.32%		to	11.21%
2016	306	$2.16	to	$1.38	$654	—	0.85%	to	1.85%	12.89%		to	11.76%
2015	294	$1.92	to	$1.24	$557	—	0.85%	to	1.85%	(5.89%)		to	(6.84%)
2014	272	$2.04	to	$1.33	$547	—	0.85%	to	1.85%	11.15%		to	10.04%
Col VP Mid Cap Val, Cl 3
2018	817	$2.13	to	$1.75	$1,725	—	0.55%	to	1.45%	(13.88%)		to	(14.66%)
2017	1,095	$2.47	to	$2.05	$2,685	—	0.55%	to	1.45%	12.77%		to	11.76%
2016	1,332	$2.19	to	$1.84	$2,913	—	0.55%	to	1.45%	13.38%		to	12.36%
2015	1,743	$1.93	to	$1.64	$3,389	—	0.55%	to	1.45%	(5.48%)		to	(6.33%)
2014	2,261	$2.05	to	$1.75	$4,638	—	0.55%	to	1.45%	11.56%		to	10.55%
Col VP Overseas Core, Cl 2
2018	386	$1.33	to	$0.98	$502	2.66%	0.85%	to	1.85%	(17.52%)		to	(18.36%)
2017	434	$1.61	to	$1.20	$686	1.80%	0.85%	to	1.85%	26.11%		to	24.85%
2016	445	$1.28	to	$0.96	$562	1.49%	0.85%	to	1.85%	(7.06%)		to	(8.00%)
2015	203	$1.38	to	$1.04	$277	0.77%	0.85%	to	1.85%	4.06%		to	3.01%
2014	102	$1.32	to	$1.01	$136	1.55%	0.85%	to	1.85%	(9.49%)		to	(10.40%)
Col VP Overseas Core, Cl 3
2018	2,780	$1.63	to	$1.15	$3,722	2.69%	0.55%	to	1.45%	(17.16%)		to	(17.91%)
2017	3,241	$1.97	to	$1.40	$5,289	1.99%	0.55%	to	1.45%	26.67%		to	25.54%
2016	3,892	$1.55	to	$1.11	$5,038	1.55%	0.55%	to	1.45%	(6.62%)		to	(7.46%)
2015	3,361	$1.66	to	$1.20	$4,782	0.92%	0.55%	to	1.45%	4.46%		to	3.52%
2014	3,848	$1.59	to	$1.16	$5,252	1.79%	0.55%	to	1.45%	(9.06%)		to	(9.88%)
Col VP Select Lg Cap Val, Cl 2
2018	134	$2.40	to	$1.46	$314	—	0.85%	to	1.85%	(13.19%)		to	(14.06%)
2017	97	$2.76	to	$1.70	$261	—	0.85%	to	1.85%	19.69%		to	18.51%
2016	94	$2.31	to	$1.43	$212	—	0.85%	to	1.85%	18.63%		to	17.44%
2015	122	$1.95	to	$1.22	$234	—	0.85%	to	1.85%	(5.96%)		to	(6.90%)
2014	132	$2.07	to	$1.31	$268	—	0.85%	to	1.85%	10.29%		to	9.19%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	335

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Select Lg Cap Val, Cl 3
2018	369	$2.35	to	$1.91	$782	—	0.55%	to	1.45%	(12.79%)	to	(13.58%)
2017	447	$2.69	to	$2.22	$1,098	—	0.55%	to	1.45%	20.14%	to	19.07%
2016	468	$2.24	to	$1.86	$967	—	0.55%	to	1.45%	19.16%	to	18.09%
2015	613	$1.88	to	$1.58	$1,074	—	0.55%	to	1.45%	(5.55%)	to	(6.40%)
2014	700	$1.99	to	$1.68	$1,309	—	0.55%	to	1.45%	10.77%	to	9.77%
Col VP Select Sm Cap Val, Cl 2
2018	209	$2.15	to	$1.34	$440	—	0.85%	to	1.85%	(13.56%)	to	(14.43%)
2017	185	$2.49	to	$1.56	$454	—	0.85%	to	1.85%	11.12%	to	10.02%
2016	149	$2.24	to	$1.42	$330	—	0.85%	to	1.85%	12.70%	to	11.58%
2015	96	$1.99	to	$1.27	$188	—	0.85%	to	1.85%	(4.12%)	to	(5.08%)
2014	99	$2.08	to	$1.34	$203	—	0.85%	to	1.85%	4.89%	to	3.85%
Col VP Select Sm Cap Val, Cl 3
2018	587	$2.15	to	$1.82	$1,455	—	0.55%	to	1.45%	(13.18%)	to	(13.96%)
2017	658	$2.48	to	$2.12	$1,874	—	0.55%	to	1.45%	11.58%	to	10.59%
2016	826	$2.22	to	$1.92	$2,070	—	0.55%	to	1.45%	13.21%	to	12.19%
2015	988	$1.96	to	$1.71	$2,198	—	0.55%	to	1.45%	(3.76%)	to	(4.63%)
2014	1,170	$2.04	to	$1.79	$2,683	—	0.55%	to	1.45%	5.40%	to	4.45%
Col VP Strategic Inc, Cl 2
2018	1,766	$1.17	to	$1.03	$2,018	3.28%	0.85%	to	1.85%	(1.48%)	to	(2.48%)
2017	1,435	$1.18	to	$1.06	$1,669	2.88%	0.85%	to	1.85%	5.01%	to	3.96%
2016	786	$1.13	to	$1.02	$877	10.79%	0.85%	to	1.85%	8.13%	to	7.05%
2015	452	$1.04	to	$0.95	$467	36.34%	0.85%	to	1.85%	(2.75%)	to	(3.73%)
2014	429	$1.07	to	$0.99	$457	2.77%	0.85%	to	1.85%	2.54%	to	1.51%
Col VP US Eq, Cl 2
2018	253	$1.97	to	$1.17	$487	—	0.85%	to	1.85%	(14.95%)	to	(15.80%)
2017	213	$2.32	to	$1.38	$480	—	0.85%	to	1.85%	9.43%	to	8.34%
2016	234	$2.12	to	$1.28	$481	—	0.85%	to	1.85%	16.33%	to	15.17%
2015	217	$1.82	to	$1.11	$390	—	0.85%	to	1.85%	(7.37%)	to	(8.30%)
2014	185	$1.97	to	$1.21	$357	—	0.85%	to	1.85%	2.17%	to	1.14%
Col VP US Govt Mtge, Cl 2
2018	524	$1.08	to	$1.01	$557	2.64%	0.85%	to	1.85%	0.73%	to	(0.28%)
2017	508	$1.07	to	$1.01	$538	2.48%	0.85%	to	1.85%	2.12%	to	1.10%
2016	420	$1.05	to	$1.00	$437	2.52%	0.85%	to	1.85%	1.59%	to	0.57%
2015	306	$1.03	to	$1.00	$315	2.73%	0.85%	to	1.85%	0.34%	to	(0.67%)
2014	230	$1.03	to	$1.00	$237	1.57%	0.85%	to	1.85%	4.68%	to	3.62%
Col VP US Govt Mtge, Cl 3
2018	2,505	$1.28	to	$1.11	$3,342	2.74%	0.55%	to	1.45%	1.16%	to	0.24%
2017	2,815	$1.26	to	$1.11	$3,722	2.80%	0.55%	to	1.45%	2.65%	to	1.73%
2016	3,480	$1.23	to	$1.09	$4,497	2.70%	0.55%	to	1.45%	2.02%	to	1.10%
2015	4,002	$1.20	to	$1.08	$5,092	2.77%	0.55%	to	1.45%	0.66%	to	(0.25%)
2014	5,322	$1.20	to	$1.08	$6,779	1.78%	0.55%	to	1.45%	5.20%	to	4.26%
CS Commodity Return
2018	1,405	$0.47	to	$0.43	$642	2.57%	0.55%	to	1.45%	(12.14%)	to	(12.94%)
2017	1,543	$0.54	to	$0.50	$805	9.10%	0.55%	to	1.45%	0.96%	to	0.06%
2016	1,727	$0.53	to	$0.50	$896	—	0.55%	to	1.45%	11.41%	to	10.41%
2015	1,833	$0.48	to	$0.45	$856	—	0.55%	to	1.45%	(25.51%)	to	(26.18%)
2014	2,285	$0.64	to	$0.61	$1,436	—	0.55%	to	1.45%	(17.47%)	to	(18.21%)
CTIVP AC Div Bond, Cl 2
2018	555	$1.15	to	$0.98	$623	2.46%	0.85%	to	1.85%	(2.15%)	to	(3.14%)
2017	475	$1.18	to	$1.01	$547	2.05%	0.85%	to	1.85%	3.77%	to	2.73%
2016	452	$1.14	to	$0.99	$504	1.49%	0.85%	to	1.85%	2.55%	to	1.51%
2015	441	$1.11	to	$0.97	$480	2.16%	0.85%	to	1.85%	(1.04%)	to	(2.03%)
2014	384	$1.12	to	$0.99	$426	1.15%	0.85%	to	1.85%	4.92%	to	3.87%

336	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
CTIVP AQR Intl Core Eq, Cl 2
2018	240	$1.27	to	$0.93	$299	2.00%	0.85%	to	1.85%	(17.39%)		to	(18.22%)
2017	251	$1.53	to	$1.14	$378	1.65%	0.85%	to	1.85%	21.12%		to	19.91%
2016	300	$1.27	to	$0.95	$376	2.13%	0.85%	to	1.85%	(4.25%)		to	(5.21%)
2015	288	$1.32	to	$1.00	$378	1.18%	0.85%	to	1.85%	(1.44%)		to	(2.43%)
2014	202	$1.34	to	$1.03	$269	1.43%	0.85%	to	1.85%	(7.80%)		to	(8.71%)
CTIVP AQR Man Fut Strategy, Cl 2
2018	568	$0.92	to	$0.85	$509	—	0.55%	to	1.85%	(8.26%)		to	(9.45%)
2017	579	$1.00	to	$0.94	$569	0.34%	0.55%	to	1.85%	(1.50%)		to	(2.76%)
2016	451	$1.02	to	$0.97	$452	5.64%	0.55%	to	1.85%	(9.58%)		to	(10.75%)
2015	369	$1.12	to	$1.08	$410	16.50%	0.55%	to	1.85%	(0.63%)		to	(1.93%)
2014	286	$1.13	to	$1.11	$322	1.46%	0.55%	to	1.85%	9.40%		to	7.99%
CTIVP BR Gl Infl Prot Sec, Cl 2
2018	1,282	$1.23	to	$0.97	$1,551	—	0.85%	to	1.85%	(1.55%)		to	(2.54%)
2017	885	$1.24	to	$1.00	$1,087	2.39%	0.85%	to	1.85%	1.60%		to	0.59%
2016	577	$1.23	to	$0.99	$699	—	0.85%	to	1.85%	7.50%		to	6.43%
2015	461	$1.14	to	$0.93	$521	37.89%	0.85%	to	1.85%	(2.47%)		to	(3.45%)
2014	362	$1.17	to	$0.97	$420	—	0.85%	to	1.85%	7.50%		to	6.42%
CTIVP BR Gl Infl Prot Sec, Cl 3
2018	3,337	$1.53	to	$1.33	$4,817	—	0.55%	to	1.45%	(1.06%)		to	(1.95%)
2017	4,346	$1.55	to	$1.36	$6,359	2.29%	0.55%	to	1.45%	1.98%		to	1.07%
2016	5,109	$1.52	to	$1.34	$7,365	—	0.55%	to	1.45%	7.90%		to	6.94%
2015	6,372	$1.41	to	$1.25	$8,552	37.00%	0.55%	to	1.45%	(2.03%)		to	(2.91%)
2014	7,141	$1.44	to	$1.29	$9,824	—	0.55%	to	1.45%	8.00%		to	7.03%
CTIVP CenterSquare Real Est, Cl 2
2018	539	$1.59	to	$0.98	$840	1.77%	0.85%	to	1.85%	(6.65%)		to	(7.59%)
2017	525	$1.70	to	$1.06	$874	1.88%	0.85%	to	1.85%	4.85%		to	3.80%
2016	548	$1.62	to	$1.03	$870	1.49%	0.85%	to	1.85%	3.88%		to	2.84%
2015	454	$1.56	to	$1.00	$699	6.51%	0.85%	to	1.85%	(2.05%)		to	(3.04%)
2014	407	$1.60	to	$1.03	$641	1.81%	0.85%	to	1.85%	12.85%		to	11.73%
CTIVP DFA Intl Val, Cl 2
2018	833	$1.18	to	$1.00	$968	2.59%	0.85%	to	1.85%	(18.18%)		to	(18.99%)
2017	714	$1.44	to	$1.24	$1,016	1.95%	0.85%	to	1.85%	23.97%		to	22.75%
2016	535	$1.16	to	$1.01	$615	2.58%	0.85%	to	1.85%	7.17%		to	6.10%
2015	442	$1.08	to	$0.95	$475	1.98%	0.85%	to	1.85%	(8.34%)		to	(9.26%)
2014	307	$1.18	to	$1.05	$362	2.10%	0.85%	to	1.85%	(8.48%)		to	(9.40%)
CTIVP Lazard Intl Eq Adv, Cl 2
2018	976	$1.06	to	$0.98	$1,007	2.00%	0.55%	to	1.85%	(16.68%)		to	(17.77%)
2017	687	$1.27	to	$1.20	$857	1.14%	0.55%	to	1.85%	22.97%		to	21.38%
2016	391	$1.04	to	$0.99	$399	2.02%	0.55%	to	1.85%	3.31%		to	1.96%
2015	130	$1.00	to	$0.97	$130	2.87%	0.55%	to	1.85%	(4.23%)		to	(5.48%)
2014	78	$1.05	to	$1.02	$83	2.57%	0.55%	to	1.85%	(0.74%)		to	(2.03%)
CTIVP Loomis Sayles Gro, Cl 1
2018	4,307	$1.36	to	$1.33	$5,808	—	0.55%	to	1.45%	(2.93%)		to	(3.81%)
2017	5,192	$1.40	to	$1.38	$7,239	—	0.55%	to	1.45%	32.30%		to	31.12%
2016	7,370	$1.06	to	$1.05	$7,794	—	0.55%	to	1.45%	5.14	%(7)	to	4.51	%(7)
CTIVP Loomis Sayles Gro, Cl 2
2018	405	$2.79	to	$1.80	$1,098	—	0.85%	to	1.85%	(3.48%)		to	(4.45%)
2017	237	$2.89	to	$1.88	$672	—	0.85%	to	1.85%	31.57%		to	30.26%
2016	137	$2.20	to	$1.45	$296	—	0.85%	to	1.85%	4.68%		to	3.64%
2015	76	$2.10	to	$1.40	$158	—	0.85%	to	1.85%	9.37%		to	8.27%
2014	70	$1.92	to	$1.29	$133	—	0.85%	to	1.85%	11.41%		to	10.29%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	337

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
CTIVP LA Capital Lg Cap Gro, Cl 2
2018	166	$2.60	to	$1.63	$408	—	0.85%	to	1.85%	(2.11%)	to	(3.09%)
2017	119	$2.65	to	$1.68	$299	—	0.85%	to	1.85%	29.69%	to	28.40%
2016	103	$2.05	to	$1.31	$204	—	0.85%	to	1.85%	(3.41%)	to	(4.38%)
2015	57	$2.12	to	$1.37	$117	—	0.85%	to	1.85%	4.96%	to	3.91%
2014	38	$2.02	to	$1.32	$74	—	0.85%	to	1.85%	9.23%	to	8.13%
CTIVP MFS Blend Res Core Eq, Cl 2
2018	133	$2.01	to	$1.38	$259	—	0.85%	to	1.85%	(8.98%)	to	(9.89%)
2017	151	$2.21	to	$1.53	$326	—	0.85%	to	1.85%	19.11%	to	17.93%
2016	165	$1.86	to	$1.30	$299	—	0.85%	to	1.85%	8.63%	to	7.54%
2015	170	$1.71	to	$1.21	$284	—	0.85%	to	1.85%	(0.52%)	to	(1.52%)
2014	142	$1.72	to	$1.23	$239	—	0.85%	to	1.85%	10.63%	to	9.52%
CTIVP MFS Blend Res Core Eq, Cl 3
2018	860	$1.77	to	$1.63	$1,479	—	0.55%	to	1.45%	(8.59%)	to	(9.41%)
2017	1,048	$1.94	to	$1.80	$1,978	—	0.55%	to	1.45%	19.62%	to	18.55%
2016	1,411	$1.62	to	$1.52	$2,238	—	0.55%	to	1.45%	9.09%	to	8.11%
2015	1,758	$1.49	to	$1.41	$2,564	—	0.55%	to	1.45%	(0.09%)	to	(0.99%)
2014	2,188	$1.49	to	$1.42	$3,206	—	0.55%	to	1.45%	11.14%	to	10.14%
CTIVP MFS Val, Cl 2
2018	1,217	$2.21	to	$1.40	$2,625	—	0.85%	to	1.85%	(11.01%)	to	(11.90%)
2017	1,110	$2.48	to	$1.58	$2,697	—	0.85%	to	1.85%	16.35%	to	15.19%
2016	981	$2.14	to	$1.38	$2,055	—	0.85%	to	1.85%	12.77%	to	11.64%
2015	736	$1.89	to	$1.23	$1,370	—	0.85%	to	1.85%	(1.81%)	to	(2.79%)
2014	561	$1.93	to	$1.27	$1,064	—	0.85%	to	1.85%	9.17%	to	8.07%
CTIVP MS Adv, Cl 2
2018	164	$2.63	to	$1.71	$423	—	0.85%	to	1.85%	1.75%	to	0.73%
2017	154	$2.59	to	$1.69	$391	—	0.85%	to	1.85%	31.11%	to	29.81%
2016	144	$1.97	to	$1.30	$282	—	0.85%	to	1.85%	2.20%	to	1.18%
2015	129	$1.93	to	$1.29	$246	—	0.85%	to	1.85%	5.52%	to	4.46%
2014	120	$1.83	to	$1.23	$219	—	0.85%	to	1.85%	6.14%	to	5.08%
CTIVP Oppen Intl Gro, Cl 2
2018	1,289	$1.33	to	$0.99	$1,678	0.87%	0.85%	to	1.85%	(19.79%)	to	(20.59%)
2017	1,357	$1.66	to	$1.24	$2,212	0.51%	0.85%	to	1.85%	25.50%	to	24.25%
2016	1,324	$1.32	to	$1.00	$1,728	1.17%	0.85%	to	1.85%	(4.47%)	to	(5.43%)
2015	1,096	$1.38	to	$1.06	$1,502	1.23%	0.85%	to	1.85%	(3.36%)	to	(4.32%)
2014	452	$1.43	to	$1.11	$642	1.53%	0.85%	to	1.85%	(0.93%)	to	(1.91%)
CTIVP T Rowe Price LgCap Val, Cl 2
2018	901	$1.98	to	$1.25	$1,738	—	0.85%	to	1.85%	(10.29%)	to	(11.19%)
2017	632	$2.20	to	$1.41	$1,364	—	0.85%	to	1.85%	14.98%	to	13.84%
2016	310	$1.92	to	$1.24	$588	—	0.85%	to	1.85%	13.11%	to	11.98%
2015	222	$1.70	to	$1.10	$372	—	0.85%	to	1.85%	(9.21%)	to	(10.12%)
2014	345	$1.87	to	$1.23	$641	—	0.85%	to	1.85%	8.62%	to	7.53%
CTIVP TCW Core Plus Bond, Cl 2
2018	356	$1.08	to	$0.97	$379	1.69%	0.85%	to	1.85%	(0.95%)	to	(1.94%)
2017	341	$1.09	to	$0.99	$367	1.41%	0.85%	to	1.85%	2.28%	to	1.25%
2016	297	$1.07	to	$0.97	$312	0.91%	0.85%	to	1.85%	1.31%	to	0.30%
2015	311	$1.05	to	$0.97	$326	0.61%	0.85%	to	1.85%	(0.90%)	to	(1.90%)
2014	140	$1.06	to	$0.99	$149	0.38%	0.85%	to	1.85%	3.93%	to	2.89%
CTIVP Vty Sycamore Estb Val, Cl 2
2018	1,038	$2.38	to	$1.51	$2,425	—	0.85%	to	1.85%	(10.96%)	to	(11.85%)
2017	766	$2.68	to	$1.71	$2,015	—	0.85%	to	1.85%	14.57%	to	13.44%
2016	330	$2.34	to	$1.51	$756	—	0.85%	to	1.85%	19.50%	to	18.31%
2015	204	$1.96	to	$1.28	$391	—	0.85%	to	1.85%	(0.84%)	to	(1.84%)
2014	157	$1.97	to	$1.30	$303	—	0.85%	to	1.85%	10.96%	to	9.85%

338	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
CTIVP Vty Sycamore Estb Val, Cl 3
2018	345	$2.63	to	$2.20	$843	—	0.55%	to	1.45%	(10.59%)		to	(11.40%)
2017	357	$2.94	to	$2.49	$981	—	0.55%	to	1.45%	15.09%		to	14.07%
2016	406	$2.56	to	$2.18	$974	—	0.55%	to	1.45%	19.97%		to	18.90%
2015	370	$2.13	to	$1.83	$739	—	0.55%	to	1.45%	(0.39%)		to	(1.29%)
2014	367	$2.14	to	$1.86	$740	—	0.55%	to	1.45%	11.41%		to	10.41%
CTIVP WF Short Duration Govt, Cl 2
2018	2,406	$1.00	to	$0.92	$2,370	0.97%	0.55%	to	1.85%	0.25%		to	(1.06%)
2017	2,726	$1.00	to	$0.93	$2,690	0.73%	0.55%	to	1.85%	(0.11%)		to	(1.41%)
2016	2,991	$1.00	to	$0.94	$2,966	0.66%	0.55%	to	1.85%	0.23%		to	(1.08%)
2015	1,960	$1.00	to	$0.95	$1,952	0.81%	0.55%	to	1.85%	(0.47%)		to	(1.77%)
2014	1,052	$1.00	to	$0.97	$1,058	0.12%	0.55%	to	1.85%	(0.08	%)(5)	to	(1.15%)
CTIVP Westfield Mid Cap Gro, Cl 2
2018	362	$2.17	to	$1.37	$771	—	0.85%	to	1.85%	(4.44%)		to	(5.39%)
2017	384	$2.27	to	$1.45	$858	—	0.85%	to	1.85%	21.62%		to	20.41%
2016	311	$1.87	to	$1.20	$567	—	0.85%	to	1.85%	2.55%		to	1.53%
2015	312	$1.82	to	$1.18	$558	—	0.85%	to	1.85%	(3.82%)		to	(4.78%)
2014	195	$1.90	to	$1.24	$361	—	0.85%	to	1.85%	8.14%		to	7.06%
Drey VIF Intl Eq, Serv
2018	67	$1.18	to	$1.09	$77	0.91%	0.85%	to	1.45%	(16.62%)		to	(17.12%)
2017	83	$1.41	to	$1.32	$116	0.88%	0.85%	to	1.45%	25.94%		to	25.19%
2016	120	$1.12	to	$1.05	$133	0.69%	0.85%	to	1.45%	(6.62%)		to	(7.17%)
2015	168	$1.20	to	$1.13	$200	3.29%	0.85%	to	1.45%	0.31%		to	(0.29%)
2014	284	$1.20	to	$1.14	$337	2.06%	0.85%	to	1.45%	(3.72%)		to	(4.29%)
DWS Alt Asset Alloc VIP, Cl B
2018	670	$0.96	to	$0.85	$621	1.84%	0.55%	to	1.85%	(9.85%)		to	(11.02%)
2017	661	$1.07	to	$0.96	$683	1.98%	0.55%	to	1.85%	6.43%		to	5.05%
2016	676	$1.00	to	$0.91	$661	2.16%	0.55%	to	1.85%	4.42%		to	3.08%
2015	825	$0.96	to	$0.89	$778	2.76%	0.55%	to	1.85%	(7.05%)		to	(8.26%)
2014	873	$1.03	to	$0.97	$889	1.51%	0.55%	to	1.85%	2.67%		to	1.34%
EV VT Floating-Rate Inc, Init Cl
2018	4,898	$1.44	to	$1.28	$6,701	3.75%	0.55%	to	1.45%	(0.63%)		to	(1.52%)
2017	4,718	$1.45	to	$1.30	$6,539	3.26%	0.55%	to	1.45%	2.85%		to	1.93%
2016	5,824	$1.41	to	$1.28	$7,874	3.49%	0.55%	to	1.45%	8.35%		to	7.38%
2015	6,828	$1.30	to	$1.19	$8,550	3.34%	0.55%	to	1.45%	(1.54%)		to	(2.42%)
2014	8,585	$1.32	to	$1.22	$10,958	3.15%	0.55%	to	1.45%	0.02%		to	(0.87%)
Fid VIP Contrafund, Serv Cl 2
2018	12,390	$2.09	to	$1.47	$25,492	0.44%	0.55%	to	1.85%	(7.15%)		to	(8.36%)
2017	12,378	$2.25	to	$1.61	$27,582	0.76%	0.55%	to	1.85%	20.92%		to	19.37%
2016	13,607	$1.86	to	$1.35	$25,246	0.60%	0.55%	to	1.85%	7.14%		to	5.76%
2015	15,536	$1.74	to	$1.27	$27,019	0.77%	0.55%	to	1.85%	(0.13%)		to	(1.43%)
2014	16,882	$1.74	to	$1.29	$29,544	0.73%	0.55%	to	1.85%	11.04%		to	9.61%
Fid VIP Gro & Inc, Serv Cl
2018	487	$2.03	to	$1.96	$969	0.25%	0.75%	to	0.95%	(9.76%)		to	(9.94%)
2017	529	$2.25	to	$2.17	$1,168	1.15%	0.75%	to	0.95%	15.90%		to	15.67%
2016	593	$1.94	to	$1.88	$1,129	1.58%	0.75%	to	0.95%	15.08%		to	14.85%
2015	719	$1.69	to	$1.63	$1,190	1.85%	0.75%	to	0.95%	(3.08%)		to	(3.27%)
2014	852	$1.74	to	$1.69	$1,457	1.65%	0.75%	to	0.95%	9.56%		to	9.34%
Fid VIP Gro & Inc, Serv Cl 2
2018	2,840	$2.25	to	$2.50	$6,615	0.19%	0.55%	to	1.20%	(9.69%)		to	(10.28%)
2017	3,139	$2.49	to	$2.79	$8,122	1.03%	0.55%	to	1.20%	15.98%		to	15.22%
2016	3,750	$2.15	to	$2.42	$8,389	1.56%	0.55%	to	1.20%	15.18%		to	14.43%
2015	4,191	$1.87	to	$2.12	$8,172	1.81%	0.55%	to	1.20%	(3.07%)		to	(3.70%)
2014	4,689	$1.93	to	$2.20	$9,437	1.53%	0.55%	to	1.20%	9.62%		to	8.91%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	339

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Fid VIP Mid Cap, Serv Cl
2018	443	$3.71	to	$3.57	$1,604	0.54%	0.75%	to	0.95%	(15.28%)	to	(15.45%)
2017	490	$4.37	to	$4.23	$2,101	0.60%	0.75%	to	0.95%	19.80%	to	19.57%
2016	617	$3.65	to	$3.53	$2,210	0.39%	0.75%	to	0.95%	11.28%	to	11.06%
2015	801	$3.28	to	$3.18	$2,581	0.39%	0.75%	to	0.95%	(2.24%)	to	(2.43%)
2014	890	$3.36	to	$3.26	$2,940	0.15%	0.75%	to	0.95%	5.40%	to	5.19%
Fid VIP Mid Cap, Serv Cl 2
2018	6,903	$2.70	to	$1.33	$20,328	0.40%	0.55%	to	1.85%	(15.24%)	to	(16.34%)
2017	7,146	$3.19	to	$1.59	$25,376	0.48%	0.55%	to	1.85%	19.88%	to	18.33%
2016	7,631	$2.66	to	$1.34	$23,039	0.31%	0.55%	to	1.85%	11.31%	to	9.87%
2015	8,651	$2.39	to	$1.22	$24,031	0.24%	0.55%	to	1.85%	(2.17%)	to	(3.43%)
2014	9,899	$2.44	to	$1.27	$28,316	0.02%	0.55%	to	1.85%	5.45%	to	4.09%
Fid VIP Overseas, Serv Cl
2018	172	$1.40	to	$1.35	$235	1.42%	0.75%	to	0.95%	(15.52%)	to	(15.69%)
2017	193	$1.66	to	$1.60	$313	1.34%	0.75%	to	0.95%	29.13%	to	28.88%
2016	206	$1.28	to	$1.24	$259	1.36%	0.75%	to	0.95%	(5.83%)	to	(6.02%)
2015	235	$1.36	to	$1.32	$313	1.21%	0.75%	to	0.95%	2.72%	to	2.51%
2014	261	$1.33	to	$1.29	$339	1.07%	0.75%	to	0.95%	(8.85%)	to	(9.03%)
Fid VIP Overseas, Serv Cl 2
2018	1,467	$1.63	to	$1.17	$2,354	1.18%	0.55%	to	1.45%	(15.53%)	to	(16.29%)
2017	1,805	$1.93	to	$1.40	$3,435	1.16%	0.55%	to	1.45%	29.28%	to	28.12%
2016	2,235	$1.50	to	$1.09	$3,261	1.16%	0.55%	to	1.45%	(5.79%)	to	(6.63%)
2015	2,705	$1.59	to	$1.17	$4,237	1.07%	0.55%	to	1.45%	2.73%	to	1.81%
2014	3,236	$1.55	to	$1.15	$4,899	1.07%	0.55%	to	1.45%	(8.80%)	to	(9.62%)
Fid VIP Strategic Inc, Serv Cl 2
2018	3,921	$1.10	to	$1.02	$4,187	4.18%	0.55%	to	1.85%	(3.37%)	to	(4.62%)
2017	2,443	$1.14	to	$1.07	$2,715	3.69%	0.55%	to	1.85%	6.96%	to	5.59%
2016	1,805	$1.06	to	$1.01	$1,888	3.91%	0.55%	to	1.85%	7.42%	to	6.04%
2015	1,412	$0.99	to	$0.95	$1,381	2.81%	0.55%	to	1.85%	(2.48%)	to	(3.74%)
2014	1,697	$1.01	to	$0.99	$1,711	1.50%	0.55%	to	1.85%	2.80%	to	1.48%
Frank Global Real Est, Cl 2
2018	1,921	$1.29	to	$0.99	$3,502	2.67%	0.55%	to	1.45%	(7.29%)	to	(8.12%)
2017	2,442	$1.39	to	$1.08	$4,758	3.25%	0.55%	to	1.45%	9.87%	to	8.89%
2016	3,202	$1.26	to	$0.99	$5,579	1.19%	0.55%	to	1.45%	(0.01%)	to	(0.90%)
2015	3,633	$1.26	to	$1.00	$6,437	3.25%	0.55%	to	1.45%	0.02%	to	(0.88%)
2014	4,367	$1.26	to	$1.01	$7,744	0.45%	0.55%	to	1.45%	14.38%	to	13.36%
Frank Inc, Cl 2
2018	1,899	$1.22	to	$1.13	$2,239	4.76%	0.55%	to	1.85%	(4.83%)	to	(6.07%)
2017	1,826	$1.28	to	$1.20	$2,275	4.17%	0.55%	to	1.85%	9.08%	to	7.67%
2016	1,427	$1.17	to	$1.12	$1,642	4.95%	0.55%	to	1.85%	13.40%	to	11.94%
2015	1,493	$1.03	to	$1.00	$1,523	5.94%	0.55%	to	1.85%	(7.56%)	to	(8.76%)
2014	3,660	$1.12	to	$1.09	$4,064	4.92%	0.55%	to	1.85%	4.04%	to	2.70%
Frank Mutual Shares, Cl 2
2018	4,623	$1.94	to	$1.21	$8,470	2.44%	0.55%	to	1.85%	(9.57%)	to	(10.74%)
2017	4,477	$2.15	to	$1.36	$9,261	2.15%	0.55%	to	1.85%	7.75%	to	6.37%
2016	5,369	$2.00	to	$1.28	$10,537	1.98%	0.55%	to	1.85%	15.42%	to	13.94%
2015	5,900	$1.73	to	$1.12	$10,106	3.03%	0.55%	to	1.85%	(5.46%)	to	(6.68%)
2014	6,426	$1.83	to	$1.20	$11,757	2.00%	0.55%	to	1.85%	6.53%	to	5.17%
Frank Sm Cap Val, Cl 2
2018	2,562	$2.41	to	$1.32	$7,235	0.89%	0.55%	to	1.85%	(13.36%)	to	(14.48%)
2017	2,619	$2.78	to	$1.55	$8,614	0.52%	0.55%	to	1.85%	10.05%	to	8.63%
2016	2,702	$2.52	to	$1.43	$8,242	0.82%	0.55%	to	1.85%	29.48%	to	27.81%
2015	3,132	$1.95	to	$1.11	$7,393	0.63%	0.55%	to	1.85%	(7.90%)	to	(9.09%)
2014	3,860	$2.12	to	$1.23	$9,945	0.62%	0.55%	to	1.85%	0.02%	to	(1.27%)

340	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
GS VIT Mid Cap Val, Inst
2018	1,530	$2.36	to	$3.18	$5,944	1.26%	0.55%	to	1.20%	(10.95%)		to	(11.53%)
2017	1,796	$2.65	to	$3.60	$7,881	0.69%	0.55%	to	1.20%	10.46%		to	9.75%
2016	2,155	$2.40	to	$3.28	$8,606	1.29%	0.55%	to	1.20%	12.91%		to	12.18%
2015	2,678	$2.12	to	$2.92	$9,503	0.38%	0.55%	to	1.20%	(9.59%)		to	(10.17%)
2014	3,041	$2.35	to	$3.25	$11,998	0.96%	0.55%	to	1.20%	12.95%		to	12.22%
GS VIT Multi-Strategy Alt, Advisor
2018	231	$0.88	to	$0.83	$200	2.63%	0.55%	to	1.85%	(7.61%)		to	(8.81%)
2017	188	$0.96	to	$0.91	$178	2.50%	0.55%	to	1.85%	4.56%		to	3.22%
2016	130	$0.91	to	$0.88	$119	0.77%	0.55%	to	1.85%	(0.27%)		to	(1.57%)
2015	109	$0.92	to	$0.90	$100	2.90%	0.55%	to	1.85%	(5.40%)		to	(6.63%)
2014	29	$0.97	to	$0.96	$30	3.38%	0.55%	to	1.85%	(3.09	%)(5)	to	(3.73	%)(5)
GS VIT Sm Cap Eq Insights, Inst
2018	124	$2.81	to	$2.71	$336	0.47%	0.75%	to	0.95%	(9.31%)		to	(9.49%)
2017	125	$3.09	to	$2.99	$376	0.55%	0.75%	to	0.95%	10.73%		to	10.51%
2016	133	$2.79	to	$2.71	$362	1.18%	0.75%	to	0.95%	22.28%		to	22.04%
2015	143	$2.29	to	$2.22	$320	0.27%	0.75%	to	0.95%	(2.66%)		to	(2.85%)
2014	158	$2.35	to	$2.28	$362	0.77%	0.75%	to	0.95%	6.13%		to	5.92%
GS VIT U.S. Eq Insights, Inst
2018	1,834	$2.39	to	$1.97	$3,841	1.16%	0.55%	to	1.45%	(6.71%)		to	(7.55%)
2017	2,166	$2.56	to	$2.13	$4,853	1.29%	0.55%	to	1.45%	23.39%		to	22.29%
2016	2,816	$2.07	to	$1.74	$5,128	1.19%	0.55%	to	1.45%	10.13%		to	9.14%
2015	3,667	$1.88	to	$1.60	$6,079	1.30%	0.55%	to	1.45%	(0.56%)		to	(1.45%)
2014	4,225	$1.89	to	$1.62	$7,072	1.40%	0.55%	to	1.45%	15.73%		to	14.69%
Invesco VI Am Fran, Ser I
2018	155	$1.86	to	$1.83	$285	—	0.75%	to	0.95%	(4.35%)		to	(4.54%)
2017	159	$1.94	to	$1.92	$307	0.08%	0.75%	to	0.95%	26.39%		to	26.14%
2016	165	$1.54	to	$1.52	$252	—	0.75%	to	0.95%	1.51%		to	1.30%
2015	222	$1.51	to	$1.50	$334	—	0.75%	to	0.95%	4.22%		to	4.01%
2014	216	$1.45	to	$1.44	$313	0.04%	0.75%	to	0.95%	7.63%		to	7.41%
Invesco VI Am Fran, Ser II
2018	1,012	$1.85	to	$1.74	$1,829	—	0.55%	to	1.45%	(4.42%)		to	(5.28%)
2017	1,303	$1.94	to	$1.84	$2,474	—	0.55%	to	1.45%	26.33%		to	25.21%
2016	1,576	$1.53	to	$1.47	$2,377	—	0.55%	to	1.45%	1.46%		to	0.55%
2015	2,109	$1.51	to	$1.46	$3,147	—	0.55%	to	1.45%	4.17%		to	3.24%
2014	2,522	$1.45	to	$1.42	$3,626	—	0.55%	to	1.45%	7.58%		to	6.61%
Invesco VI Bal Risk Alloc, Ser II
2018	602	$1.11	to	$1.03	$648	1.28%	0.55%	to	1.85%	(7.23%)		to	(8.44%)
2017	653	$1.19	to	$1.12	$762	3.95%	0.55%	to	1.85%	9.23%		to	7.82%
2016	625	$1.09	to	$1.04	$672	0.20%	0.55%	to	1.85%	10.91%		to	9.48%
2015	568	$0.99	to	$0.95	$552	3.77%	0.55%	to	1.85%	(4.92%)		to	(6.16%)
2014	639	$1.04	to	$1.01	$657	—	0.55%	to	1.85%	5.13%		to	3.77%
Invesco VI Comstock, Ser II
2018	2,319	$2.09	to	$1.72	$4,540	1.37%	0.55%	to	1.45%	(12.85%)		to	(13.64%)
2017	2,795	$2.40	to	$1.99	$6,318	1.94%	0.55%	to	1.45%	16.93%		to	15.89%
2016	3,386	$2.06	to	$1.72	$6,567	1.28%	0.55%	to	1.45%	16.35%		to	15.31%
2015	4,437	$1.77	to	$1.49	$7,438	1.65%	0.55%	to	1.45%	(6.71%)		to	(7.55%)
2014	5,030	$1.89	to	$1.61	$9,076	1.03%	0.55%	to	1.45%	8.50%		to	7.53%
Invesco VI Core Eq, Ser I
2018	1,893	$2.84	to	$2.84	$5,399	0.88%	1.25%	to	1.25%	(10.53%)		to	(10.53%)
2017	2,073	$3.17	to	$3.17	$6,611	1.04%	1.25%	to	1.25%	11.77%		to	11.77%
2016	2,349	$2.84	to	$2.84	$6,796	0.75%	1.25%	to	1.25%	8.90%		to	8.90%
2015	2,602	$2.61	to	$2.61	$6,901	1.11%	1.25%	to	1.25%	(6.94%)		to	(6.94%)
2014	2,966	$2.80	to	$2.80	$8,441	0.84%	1.25%	to	1.25%	6.80%		to	6.80%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	341

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Invesco VI Div Divd, Ser I
2018	473	$1.83	to	$1.74	$840	2.25%	0.55%	to	1.20%	(8.08%)		to	(8.68%)
2017	612	$1.99	to	$1.90	$1,188	1.56%	0.55%	to	1.20%	7.98%		to	7.28%
2016	764	$1.84	to	$1.77	$1,380	1.42%	0.55%	to	1.20%	14.18%		to	13.45%
2015	593	$1.61	to	$1.56	$940	1.64%	0.55%	to	1.20%	1.51%		to	0.85%
2014	734	$1.59	to	$1.55	$1,151	1.65%	0.55%	to	1.20%	12.21%		to	11.48%
Invesco VI Div Divd, Ser II
2018	450	$1.75	to	$1.67	$783	1.91%	0.85%	to	1.45%	(8.60%)		to	(9.15%)
2017	644	$1.92	to	$1.84	$1,227	1.42%	0.85%	to	1.45%	7.43%		to	6.79%
2016	773	$1.78	to	$1.72	$1,371	1.21%	0.85%	to	1.45%	13.57%		to	12.89%
2015	744	$1.57	to	$1.53	$1,164	1.45%	0.85%	to	1.45%	0.96%		to	0.35%
2014	814	$1.56	to	$1.52	$1,261	1.45%	0.85%	to	1.45%	11.58%		to	10.91%
Invesco VI Hlth, Ser II
2018	619	$2.26	to	$2.13	$1,402	—	0.55%	to	1.45%	0.06%		to	(0.84%)
2017	835	$2.25	to	$2.15	$1,890	0.08%	0.55%	to	1.45%	14.92%		to	13.89%
2016	1,172	$1.96	to	$1.88	$2,314	—	0.55%	to	1.45%	(12.17%)		to	(12.95%)
2015	1,513	$2.23	to	$2.17	$3,377	—	0.55%	to	1.45%	2.32%		to	1.41%
2014	1,611	$2.18	to	$2.14	$3,523	—	0.55%	to	1.45%	18.72%		to	17.66%
Invesco VI Intl Gro, Ser II
2018	1,854	$1.72	to	$1.35	$2,909	1.74%	0.55%	to	1.45%	(15.67%)		to	(16.43%)
2017	2,140	$2.04	to	$1.62	$3,997	1.20%	0.55%	to	1.45%	22.06%		to	20.97%
2016	2,802	$1.67	to	$1.34	$4,280	1.14%	0.55%	to	1.45%	(1.24%)		to	(2.12%)
2015	3,147	$1.69	to	$1.37	$4,847	1.36%	0.55%	to	1.45%	(3.15%)		to	(4.02%)
2014	2,846	$1.75	to	$1.43	$4,566	1.39%	0.55%	to	1.45%	(0.46%)		to	(1.35%)
Invesco VI Mid Cap Gro, Ser I
2018	362	$1.63	to	$1.58	$588	—	0.75%	to	1.20%	(6.29%)		to	(6.72%)
2017	410	$1.74	to	$1.70	$709	—	0.75%	to	1.20%	21.58%		to	21.03%
2016	458	$1.43	to	$1.40	$653	—	0.75%	to	1.20%	0.01%		to	(0.44%)
2015	315	$1.43	to	$1.41	$449	—	0.75%	to	1.20%	0.45%		to	0.00%
2014	336	$1.43	to	$1.41	$478	—	0.75%	to	1.20%	7.23%		to	6.75%
Invesco VI Mid Cap Gro, Ser II
2018	290	$1.63	to	$1.53	$460	—	0.55%	to	1.45%	(6.39%)		to	(7.24%)
2017	423	$1.74	to	$1.65	$719	—	0.55%	to	1.45%	21.47%		to	20.38%
2016	587	$1.43	to	$1.37	$826	—	0.55%	to	1.45%	0.02%		to	(0.87%)
2015	977	$1.43	to	$1.38	$1,381	—	0.55%	to	1.45%	0.49%		to	(0.41%)
2014	1,096	$1.42	to	$1.39	$1,546	—	0.55%	to	1.45%	7.10%		to	6.14%
Invesco VI Tech, Ser I
2018	552	$2.58	to	$3.11	$995	—	0.55%	to	1.20%	(1.00%)		to	(1.65%)
2017	602	$2.61	to	$3.16	$1,100	—	0.55%	to	1.20%	34.39%		to	33.52%
2016	758	$1.94	to	$2.37	$1,032	—	0.55%	to	1.20%	(1.30%)		to	(1.94%)
2015	1,018	$1.97	to	$2.42	$1,434	—	0.55%	to	1.20%	6.23%		to	5.54%
2014	1,107	$1.85	to	$2.29	$1,478	—	0.55%	to	1.20%	10.44%		to	9.73%
Ivy VIP Asset Strategy
2018	388	$1.11	to	$1.03	$420	2.13%	0.55%	to	1.85%	(5.97%)		to	(7.19%)
2017	357	$1.18	to	$1.11	$412	1.44%	0.55%	to	1.85%	17.63%		to	16.12%
2016	575	$1.00	to	$0.96	$567	0.59%	0.55%	to	1.85%	(3.10%)		to	(4.34%)
2015	934	$1.04	to	$1.00	$955	0.37%	0.55%	to	1.85%	(8.85%)		to	(10.03%)
2014	1,064	$1.14	to	$1.11	$1,200	0.50%	0.55%	to	1.85%	(5.78%)		to	(7.00%)
Janus Henderson VIT Bal, Serv
2018	3,111	$0.99	to	$0.98	$3,079	1.60%	0.55%	to	1.85%	(0.67	%)(11)	to	(1.54	%)(11)

342	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Janus Henderson VIT Enter, Serv
2018	453	$1.66	to	$1.60	$740	0.11%	0.75%	to	0.95%	(1.41%)		to	(1.61%)
2017	560	$1.69	to	$1.63	$928	0.14%	0.75%	to	0.95%	26.14%		to	25.89%
2016	594	$1.34	to	$1.29	$780	0.02%	0.75%	to	0.95%	11.27%		to	11.05%
2015	651	$1.20	to	$1.16	$770	0.52%	0.75%	to	0.95%	2.99%		to	2.79%
2014	661	$1.17	to	$1.13	$767	0.03%	0.75%	to	0.95%	11.40%		to	11.18%
Janus Henderson VIT Flex Bd, Serv
2018	731	$1.05	to	$0.97	$745	2.60%	0.55%	to	1.85%	(1.83%)		to	(3.10%)
2017	853	$1.07	to	$1.00	$891	2.50%	0.55%	to	1.85%	2.78%		to	1.46%
2016	912	$1.04	to	$0.99	$931	2.47%	0.55%	to	1.85%	1.66%		to	0.35%
2015	766	$1.02	to	$0.98	$773	2.07%	0.55%	to	1.85%	(0.60%)		to	(1.90%)
2014	404	$1.03	to	$1.00	$413	3.32%	0.55%	to	1.85%	4.12%		to	2.77%
Janus Henderson VIT Gbl Tech, Serv
2018	517	$1.51	to	$5.05	$794	—	0.75%	to	1.20%	0.15%		to	(0.30%)
2017	600	$1.51	to	$5.07	$918	—	0.75%	to	1.20%	43.83%		to	43.19%
2016	702	$1.05	to	$3.54	$746	0.09%	0.75%	to	1.20%	13.01%		to	12.50%
2015	793	$0.93	to	$3.15	$744	—	0.75%	to	1.20%	3.86%		to	3.40%
2014	896	$0.89	to	$3.04	$807	—	0.75%	to	1.20%	8.53%		to	8.04%
Janus Henderson VIT Overseas, Serv
2018	714	$1.33	to	$2.48	$958	1.64%	0.75%	to	1.20%	(15.77%)		to	(16.15%)
2017	848	$1.58	to	$2.96	$1,344	1.58%	0.75%	to	1.20%	29.83%		to	29.25%
2016	1,058	$1.21	to	$2.29	$1,287	4.61%	0.75%	to	1.20%	(7.40%)		to	(7.82%)
2015	1,319	$1.31	to	$2.48	$1,733	0.50%	0.75%	to	1.20%	(9.48%)		to	(9.89%)
2014	1,513	$1.45	to	$2.75	$2,194	2.99%	0.75%	to	1.20%	(12.76%)		to	(13.15%)
Janus Henderson VIT Res, Serv
2018	1,438	$2.00	to	$1.59	$2,749	0.35%	0.55%	to	1.85%	(3.37%)		to	(4.63%)
2017	1,701	$2.07	to	$1.67	$3,381	0.24%	0.55%	to	1.85%	26.86%		to	25.22%
2016	2,186	$1.63	to	$1.33	$3,444	0.38%	0.55%	to	1.85%	(0.28%)		to	(1.56%)
2015	2,641	$1.63	to	$1.35	$4,186	0.45%	0.55%	to	1.85%	4.50%		to	3.15%
2014	3,139	$1.56	to	$1.31	$4,779	0.22%	0.55%	to	1.85%	12.11%		to	10.67%
Lazard Ret Global Dyn MA, Serv
2018	227	$1.30	to	$1.21	$289	1.13%	0.55%	to	1.85%	(7.09%)		to	(8.29%)
2017	288	$1.40	to	$1.32	$397	—	0.55%	to	1.85%	19.87%		to	18.34%
2016	463	$1.17	to	$1.11	$534	0.27%	0.55%	to	1.85%	2.73%		to	1.42%
2015	401	$1.14	to	$1.10	$452	—	0.55%	to	1.85%	(0.98%)		to	(2.27%)
2014	268	$1.15	to	$1.12	$307	0.91%	0.55%	to	1.85%	2.13%		to	0.82%
MFS Mass Inv Gro Stock, Serv Cl
2018	2,311	$1.31	to	$1.27	$2,997	0.33%	0.55%	to	1.45%	0.02%		to	(0.88%)
2017	2,811	$1.31	to	$1.28	$3,658	0.41%	0.55%	to	1.45%	27.40%		to	26.26%
2016	3,315	$1.03	to	$1.01	$3,398	0.38%	0.55%	to	1.45%	5.26%		to	4.32%
2015	4,107	$0.98	to	$0.97	$4,013	0.61%	0.55%	to	1.45%	(2.04	%)(6)	to	(2.71	%)(6)
MFS New Dis, Serv Cl
2018	689	$2.93	to	$3.38	$1,519	—	0.55%	to	1.20%	(2.26%)		to	(2.90%)
2017	752	$3.00	to	$3.48	$1,697	—	0.55%	to	1.20%	25.64%		to	24.83%
2016	880	$2.39	to	$2.79	$1,597	—	0.55%	to	1.20%	8.20%		to	7.50%
2015	1,097	$2.21	to	$2.59	$1,837	—	0.55%	to	1.20%	(2.68%)		to	(3.31%)
2014	1,303	$2.27	to	$2.68	$2,239	—	0.55%	to	1.20%	(8.00%)		to	(8.60%)
MFS Utilities, Serv Cl
2018	1,687	$3.20	to	$1.18	$4,920	0.77%	0.55%	to	1.85%	0.25%		to	(1.05%)
2017	2,275	$3.19	to	$1.20	$6,359	4.17%	0.55%	to	1.85%	13.87%		to	12.40%
2016	2,387	$2.80	to	$1.06	$6,062	3.61%	0.55%	to	1.85%	10.63%		to	9.21%
2015	2,862	$2.53	to	$0.98	$6,713	3.85%	0.55%	to	1.85%	(15.22%)		to	(16.31%)
2014	3,426	$2.99	to	$1.17	$9,594	1.90%	0.55%	to	1.85%	11.85%		to	10.41%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	343

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
MS VIF Global Real Est, Cl II
2018	848	$1.41	to	$1.29	$1,158	3.07%	0.55%	to	1.45%	(8.71%)		to	(9.53%)
2017	1,149	$1.55	to	$1.42	$1,725	2.41%	0.55%	to	1.45%	9.11%		to	8.13%
2016	1,662	$1.42	to	$1.32	$2,297	1.35%	0.55%	to	1.45%	2.56%		to	1.64%
2015	2,015	$1.38	to	$1.30	$2,726	2.22%	0.55%	to	1.45%	(1.96%)		to	(2.84%)
2014	2,084	$1.41	to	$1.33	$2,885	0.73%	0.55%	to	1.45%	13.23%		to	12.21%
MS VIF Mid Cap Gro, Cl II
2018	683	$2.33	to	$1.50	$1,584	—	0.55%	to	1.85%	9.92%		to	8.49%
2017	661	$2.12	to	$1.39	$1,412	—	0.55%	to	1.85%	37.84%		to	36.07%
2016	764	$1.54	to	$1.02	$1,199	—	0.55%	to	1.85%	(9.34%)		to	(10.51%)
2015	919	$1.70	to	$1.14	$1,600	—	0.55%	to	1.85%	(6.50%)		to	(7.72%)
2014	1,123	$1.81	to	$1.23	$2,123	—	0.55%	to	1.85%	1.28%		to	(0.02%)
NB AMT Intl Eq, Cl S
2018	595	$1.10	to	$1.12	$661	0.16%	0.55%	to	1.45%	(17.41%)		to	(18.15%)
2017	628	$1.34	to	$1.37	$846	0.58%	0.55%	to	1.45%	26.07%		to	24.94%
2016	1,041	$1.06	to	$1.10	$1,125	0.59%	0.55%	to	1.45%	(2.35%)		to	(3.23%)
2015	1,263	$1.09	to	$1.13	$1,393	0.99%	0.55%	to	1.45%	0.97%		to	0.07%
2014	1,117	$1.07	to	$1.13	$1,217	0.32%	0.55%	to	1.45%	(3.81%)		to	(4.67%)
NB AMT Sus Eq, Cl S
2018	284	$2.18	to	$1.44	$601	0.20%	0.85%	to	1.85%	(6.74%)		to	(7.67%)
2017	287	$2.34	to	$1.56	$658	0.36%	0.85%	to	1.85%	17.11%		to	15.95%
2016	361	$1.99	to	$1.35	$709	0.54%	0.85%	to	1.85%	8.72%		to	7.64%
2015	323	$1.83	to	$1.25	$585	0.31%	0.85%	to	1.85%	(1.43%)		to	(2.42%)
2014	361	$1.86	to	$1.28	$665	0.11%	0.85%	to	1.85%	9.18%		to	8.09%
NB AMT US Eq Index PW Strat, Cl S
2018	162	$0.91	to	$0.85	$144	—	0.55%	to	1.85%	(7.29%)		to	(8.50%)
2017	139	$0.98	to	$0.93	$134	—	0.55%	to	1.85%	6.10%		to	4.73%
2016	103	$0.92	to	$0.89	$95	—	0.55%	to	1.85%	(1.19%)		to	(2.46%)
2015	56	$0.93	to	$0.91	$53	—	0.55%	to	1.85%	(5.59%)		to	(6.80%)
2014	17	$0.99	to	$0.98	$19	—	0.55%	to	1.85%	(1.46	%)(5)	to	(2.11	%)(5)
Oppen Global VA, Serv
2018	2,869	$2.37	to	$1.31	$5,853	0.77%	0.55%	to	1.85%	(13.87%)		to	(14.99%)
2017	2,939	$2.76	to	$1.54	$7,055	0.73%	0.55%	to	1.85%	35.58%		to	33.83%
2016	2,967	$2.03	to	$1.15	$5,317	0.77%	0.55%	to	1.85%	(0.70%)		to	(1.98%)
2015	3,039	$2.05	to	$1.18	$5,555	1.07%	0.55%	to	1.85%	3.10%		to	1.77%
2014	3,516	$1.99	to	$1.16	$6,227	0.87%	0.55%	to	1.85%	1.50%		to	0.18%
Oppen Global Strategic Inc VA, Srv
2018	7,460	$1.62	to	$0.94	$11,114	4.53%	0.55%	to	1.85%	(5.06%)		to	(6.30%)
2017	9,372	$1.70	to	$1.01	$14,781	1.99%	0.55%	to	1.85%	5.46%		to	4.09%
2016	11,151	$1.61	to	$0.97	$16,910	4.67%	0.55%	to	1.85%	5.68%		to	4.31%
2015	13,716	$1.53	to	$0.93	$19,807	5.49%	0.55%	to	1.85%	(3.02%)		to	(4.28%)
2014	16,601	$1.57	to	$0.97	$24,846	3.98%	0.55%	to	1.85%	1.93%		to	0.61%
Oppen Main St VA, Serv
2018	247	$0.99	to	$0.98	$244	0.90%	0.85%	to	1.45%	(8.88%)		to	(9.43%)
2017	558	$1.08	to	$1.08	$604	1.61%	0.85%	to	1.45%	8.27	%(9)	to	7.84	%(9)
Oppen Main St Sm Cap VA, Serv
2018	1,434	$2.55	to	$1.39	$3,257	0.06%	0.55%	to	1.85%	(11.03%)		to	(12.19%)
2017	1,555	$2.87	to	$1.58	$4,016	0.65%	0.55%	to	1.85%	13.29%		to	11.83%
2016	1,597	$2.53	to	$1.41	$3,667	0.25%	0.55%	to	1.85%	17.03%		to	15.52%
2015	1,551	$2.16	to	$1.22	$3,061	0.62%	0.55%	to	1.85%	(6.61%)		to	(7.82%)
2014	1,419	$2.31	to	$1.33	$3,028	0.63%	0.55%	to	1.85%	11.04%		to	9.60%

344	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
PIMCO VIT All Asset, Advisor Cl
2018	3,010	$1.58	to	$0.98	$4,513	2.98%	0.55%	to	1.85%	(5.97%)	to	(7.20%)
2017	3,469	$1.68	to	$1.05	$5,559	4.23%	0.55%	to	1.85%	12.76%	to	11.31%
2016	4,684	$1.49	to	$0.94	$6,686	2.37%	0.55%	to	1.85%	12.29%	to	10.86%
2015	6,336	$1.33	to	$0.85	$8,092	2.98%	0.55%	to	1.85%	(9.69%)	to	(10.87%)
2014	8,381	$1.47	to	$0.96	$11,897	4.76%	0.55%	to	1.85%	(0.10%)	to	(1.38%)
PIMCO VIT Glb MA Man Alloc, Adv Cl
2018	153	$1.07	to	$0.96	$161	1.60%	0.55%	to	1.85%	(6.14%)	to	(7.35%)
2017	108	$1.15	to	$1.04	$121	2.27%	0.55%	to	1.85%	13.37%	to	11.92%
2016	69	$1.01	to	$0.93	$69	2.04%	0.55%	to	1.85%	3.35%	to	2.02%
2015	118	$0.98	to	$0.91	$115	1.77%	0.55%	to	1.85%	(0.81%)	to	(2.09%)
2014	108	$0.99	to	$0.93	$106	2.49%	0.55%	to	1.85%	4.00%	to	2.65%
PIMCO VIT Tot Return, Advisor Cl
2018	1,805	$1.05	to	$0.97	$1,858	2.47%	0.55%	to	1.85%	(1.18%)	to	(2.46%)
2017	1,182	$1.06	to	$1.00	$1,245	1.93%	0.55%	to	1.85%	4.24%	to	2.89%
2016	677	$1.02	to	$0.97	$709	1.97%	0.55%	to	1.85%	2.01%	to	0.70%
2015	439	$1.00	to	$0.96	$463	4.84%	0.55%	to	1.85%	(0.54%)	to	(1.83%)
2014	400	$1.00	to	$0.98	$436	2.50%	0.55%	to	1.85%	3.96%	to	2.61%
Put VT Global Hlth Care, Cl IB
2018	404	$2.85	to	$2.95	$1,052	0.98%	0.55%	to	1.20%	(1.14%)	to	(1.79%)
2017	463	$2.88	to	$3.00	$1,222	0.56%	0.55%	to	1.20%	14.67%	to	13.93%
2016	622	$2.51	to	$2.63	$1,435	—	0.55%	to	1.20%	(11.84%)	to	(12.41%)
2015	771	$2.85	to	$3.01	$2,025	7.92%	0.55%	to	1.20%	7.20%	to	6.50%
2014	753	$2.66	to	$2.82	$1,856	9.16%	0.55%	to	1.20%	26.94%	to	26.12%
Put VT Intl Eq, Cl IB
2018	328	$1.41	to	$1.76	$496	1.42%	0.55%	to	1.20%	(19.56%)	to	(20.08%)
2017	367	$1.75	to	$2.21	$695	2.24%	0.55%	to	1.20%	25.89%	to	25.07%
2016	409	$1.39	to	$1.76	$616	3.53%	0.55%	to	1.20%	(2.99%)	to	(3.61%)
2015	560	$1.44	to	$1.83	$872	1.20%	0.55%	to	1.20%	(0.41%)	to	(1.06%)
2014	627	$1.44	to	$1.85	$982	0.93%	0.55%	to	1.20%	(7.29%)	to	(7.89%)
Put VT Sus Leaders, Cl IA
2018	1,769	$2.90	to	$2.90	$5,139	0.01%	1.25%	to	1.25%	(2.52%)	to	(2.52%)
2017	1,922	$2.97	to	$2.97	$5,729	0.84%	1.25%	to	1.25%	27.95%	to	27.95%
2016	2,213	$2.32	to	$2.32	$5,146	0.98%	1.25%	to	1.25%	6.72%	to	6.72%
2015	2,479	$2.18	to	$2.18	$5,403	1.91%	1.25%	to	1.25%	(1.31%)	to	(1.31%)
2014	2,735	$2.21	to	$2.21	$6,040	0.52%	1.25%	to	1.25%	12.39%	to	12.39%
Put VT Sus Leaders, Cl IB
2018	302	$2.54	to	$2.41	$750	—	0.55%	to	1.20%	(2.07%)	to	(2.71%)
2017	283	$2.59	to	$2.48	$722	0.65%	0.55%	to	1.20%	28.51%	to	27.69%
2016	344	$2.02	to	$1.94	$683	0.69%	0.55%	to	1.20%	7.20%	to	6.51%
2015	403	$1.88	to	$1.82	$750	1.66%	0.55%	to	1.20%	(0.84%)	to	(1.48%)
2014	448	$1.90	to	$1.85	$841	0.31%	0.55%	to	1.20%	12.86%	to	12.13%
Royce Micro-Cap, Invest Cl
2018	81	$3.00	to	$2.89	$237	—	0.75%	to	0.95%	(9.73%)	to	(9.91%)
2017	92	$3.32	to	$3.21	$298	0.62%	0.75%	to	0.95%	4.40%	to	4.19%
2016	118	$3.18	to	$3.08	$369	0.62%	0.75%	to	0.95%	18.82%	to	18.58%
2015	175	$2.68	to	$2.60	$461	—	0.75%	to	0.95%	(13.11%)	to	(13.29%)
2014	189	$3.08	to	$3.00	$571	—	0.75%	to	0.95%	(4.30%)	to	(4.49%)
Temp Global Bond, Cl 2
2018	1,599	$1.00	to	$0.92	$1,550	—	0.55%	to	1.85%	1.38%	to	0.06%
2017	1,669	$0.98	to	$0.92	$1,604	—	0.55%	to	1.85%	1.36%	to	0.06%
2016	1,520	$0.97	to	$0.92	$1,449	—	0.55%	to	1.85%	2.38%	to	1.06%
2015	1,432	$0.95	to	$0.91	$1,340	8.05%	0.55%	to	1.85%	(4.83%)	to	(6.06%)
2014	997	$0.99	to	$0.97	$986	5.02%	0.55%	to	1.85%	1.27%	to	(0.03%)

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	345

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Third Ave Val
2018	200	$2.28	to	$2.20	$444	1.86%	0.75%	to	0.95%	(20.94%)		to	(21.10%)
2017	218	$2.88	to	$2.79	$615	0.81%	0.75%	to	0.95%	12.74%		to	12.52%
2016	311	$2.56	to	$2.48	$778	0.81%	0.75%	to	0.95%	11.39%		to	11.17%
2015	388	$2.30	to	$2.23	$875	3.34%	0.75%	to	0.95%	(9.57%)		to	(9.75%)
2014	471	$2.54	to	$2.47	$1,174	2.87%	0.75%	to	0.95%	3.60%		to	3.39%
VanEck VIP Global Gold, Cl S
2018	779	$0.74	to	$0.69	$562	2.89%	0.55%	to	1.85%	(16.16%)		to	(17.26%)
2017	605	$0.88	to	$0.83	$525	3.91%	0.55%	to	1.85%	11.02%		to	9.59%
2016	459	$0.80	to	$0.76	$360	0.38%	0.55%	to	1.85%	47.13%		to	45.23%
2015	368	$0.54	to	$0.52	$198	—	0.55%	to	1.85%	(24.57%)		to	(25.55%)
2014	178	$0.72	to	$0.70	$128	0.22%	0.55%	to	1.85%	(6.55%)		to	(7.76%)
VP Aggr, Cl 2
2018	25,842	$1.73	to	$1.22	$43,028	—	0.55%	to	1.85%	(9.09%)		to	(10.27%)
2017	28,834	$1.90	to	$1.36	$53,064	—	0.55%	to	1.85%	18.26%		to	16.74%
2016	32,439	$1.61	to	$1.16	$50,685	—	0.55%	to	1.85%	5.33%		to	3.97%
2015	35,217	$1.52	to	$1.12	$52,451	—	0.55%	to	1.85%	(1.30%)		to	(2.58%)
2014	34,995	$1.54	to	$1.15	$53,048	—	0.55%	to	1.85%	4.95%		to	3.59%
VP Aggr, Cl 4
2018	25,162	$1.73	to	$1.60	$42,067	—	0.55%	to	1.45%	(9.12%)		to	(9.94%)
2017	30,329	$1.90	to	$1.77	$56,004	—	0.55%	to	1.45%	18.22%		to	17.17%
2016	35,344	$1.61	to	$1.51	$55,434	—	0.55%	to	1.45%	5.39%		to	4.44%
2015	42,374	$1.53	to	$1.45	$63,267	—	0.55%	to	1.45%	(1.30%)		to	(2.19%)
2014	45,642	$1.55	to	$1.48	$69,334	—	0.55%	to	1.45%	4.94%		to	4.00%
VP Col Wanger Intl Eq, Cl 2
2018	865	$1.47	to	$1.04	$1,248	1.86%	0.85%	to	1.85%	(18.16%)		to	(18.98%)
2017	761	$1.80	to	$1.29	$1,345	0.83%	0.85%	to	1.85%	30.82%		to	29.51%
2016	606	$1.38	to	$0.99	$823	1.42%	0.85%	to	1.85%	(1.61%)		to	(2.59%)
2015	505	$1.40	to	$1.02	$699	1.41%	0.85%	to	1.85%	(2.47%)		to	(3.45%)
2014	427	$1.43	to	$1.06	$606	2.19%	0.85%	to	1.85%	(4.86%)		to	(5.82%)
VP Conserv, Cl 2
2018	24,778	$1.29	to	$1.02	$30,494	—	0.55%	to	1.85%	(3.49%)		to	(4.74%)
2017	29,850	$1.33	to	$1.07	$38,140	—	0.55%	to	1.85%	6.83%		to	5.45%
2016	34,600	$1.25	to	$1.01	$41,641	—	0.55%	to	1.85%	2.87%		to	1.54%
2015	30,670	$1.21	to	$1.00	$36,121	—	0.55%	to	1.85%	(0.71%)		to	(1.99%)
2014	32,887	$1.22	to	$1.02	$39,201	—	0.55%	to	1.85%	3.67%		to	2.33%
VP Conserv, Cl 4
2018	24,733	$1.29	to	$1.19	$30,595	—	0.55%	to	1.45%	(3.41%)		to	(4.29%)
2017	32,894	$1.33	to	$1.24	$42,344	—	0.55%	to	1.45%	6.75%		to	5.80%
2016	46,587	$1.25	to	$1.17	$56,482	—	0.55%	to	1.45%	2.87%		to	1.95%
2015	45,333	$1.21	to	$1.15	$53,654	—	0.55%	to	1.45%	(0.70%)		to	(1.60%)
2014	50,401	$1.22	to	$1.17	$60,308	—	0.55%	to	1.45%	3.76%		to	2.82%
VP Man Risk, Cl 2
2018	4,420	$0.98	to	$0.96	$4,291	—	0.55%	to	1.85%	(5.82%)		to	(7.04%)
2017	696	$1.04	to	$1.03	$721	—	0.55%	to	1.85%	3.53	%(10)	to	3.16	%(10)
VP Man Risk US, Cl 2
2018	7,952	$1.00	to	$0.99	$7,918	—	0.55%	to	1.85%	(4.07%)		to	(5.31%)
2017	1,464	$1.04	to	$1.04	$1,527	—	0.55%	to	1.85%	4.33	%(10)	to	3.95	%(10)
VP Man Vol Conserv, Cl 2
2018	30,502	$1.09	to	$1.02	$32,610	—	0.55%	to	1.85%	(3.12%)		to	(4.38%)
2017	28,773	$1.12	to	$1.07	$31,923	—	0.55%	to	1.85%	7.30%		to	5.91%
2016	31,385	$1.05	to	$1.01	$32,627	—	0.55%	to	1.85%	2.49%		to	1.17%
2015	16,694	$1.02	to	$1.00	$17,007	—	0.55%	to	1.85%	(1.68%)		to	(2.95%)
2014	6,922	$1.04	to	$1.03	$7,205	—	0.55%	to	1.85%	3.87%		to	2.52%

346	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
VP Man Vol Conserv Gro, Cl 2
2018	73,073	$1.11	to	$1.07	$81,398	—	0.55%	to	1.85%	(4.83%)	to	(6.07%)
2017	70,376	$1.17	to	$1.13	$82,765	—	0.55%	to	1.85%	10.58%	to	9.16%
2016	63,521	$1.05	to	$1.04	$67,847	—	0.55%	to	1.85%	2.60%	to	1.27%
2015	46,715	$1.03	to	$1.03	$48,852	—	0.55%	to	1.85%	(2.37%)	to	(3.63%)
2014	33,121	$1.05	to	$1.07	$35,605	—	0.55%	to	1.85%	4.12%	to	2.77%
VP Man Vol Gro, Cl 2
2018	415,535	$1.14	to	$1.15	$494,859	—	0.55%	to	1.85%	(8.24%)	to	(9.43%)
2017	398,166	$1.24	to	$1.27	$517,727	—	0.55%	to	1.85%	16.84%	to	15.33%
2016	380,944	$1.06	to	$1.10	$424,756	—	0.55%	to	1.85%	2.80%	to	1.47%
2015	343,123	$1.03	to	$1.08	$372,347	—	0.55%	to	1.85%	(3.87%)	to	(5.12%)
2014	257,166	$1.07	to	$1.14	$290,133	—	0.55%	to	1.85%	4.37%	to	3.01%
VP Man Vol Mod Gro, Cl 2
2018	747,685	$1.13	to	$1.11	$907,187	—	0.55%	to	1.85%	(6.37%)	to	(7.59%)
2017	734,386	$1.21	to	$1.20	$955,177	—	0.55%	to	1.85%	13.72%	to	12.25%
2016	711,883	$1.06	to	$1.07	$818,095	—	0.55%	to	1.85%	2.85%	to	1.52%
2015	647,141	$1.03	to	$1.05	$726,496	—	0.55%	to	1.85%	(3.05%)	to	(4.31%)
2014	548,588	$1.06	to	$1.10	$638,388	—	0.55%	to	1.85%	4.28%	to	2.93%
VP Mod, Cl 2
2018	280,024	$1.52	to	$1.11	$408,204	—	0.55%	to	1.85%	(6.09%)	to	(7.31%)
2017	295,267	$1.62	to	$1.20	$460,519	—	0.55%	to	1.85%	12.60%	to	11.15%
2016	308,714	$1.44	to	$1.08	$429,559	—	0.55%	to	1.85%	4.06%	to	2.72%
2015	318,583	$1.38	to	$1.05	$428,004	—	0.55%	to	1.85%	(1.10%)	to	(2.39%)
2014	322,932	$1.40	to	$1.08	$440,902	—	0.55%	to	1.85%	4.49%	to	3.13%
VP Mod, Cl 4
2018	331,809	$1.52	to	$1.41	$487,286	—	0.55%	to	1.45%	(6.09%)	to	(6.93%)
2017	394,228	$1.62	to	$1.51	$619,029	—	0.55%	to	1.45%	12.59%	to	11.58%
2016	463,580	$1.44	to	$1.35	$649,225	—	0.55%	to	1.45%	4.06%	to	3.12%
2015	526,898	$1.38	to	$1.31	$711,957	—	0.55%	to	1.45%	(1.10%)	to	(1.99%)
2014	575,830	$1.40	to	$1.34	$789,901	—	0.55%	to	1.45%	4.48%	to	3.54%
VP Mod Aggr, Cl 2
2018	117,098	$1.63	to	$1.17	$183,224	—	0.55%	to	1.85%	(7.55%)	to	(8.75%)
2017	129,247	$1.76	to	$1.28	$219,806	—	0.55%	to	1.85%	15.51%	to	14.03%
2016	142,285	$1.52	to	$1.12	$210,345	—	0.55%	to	1.85%	4.69%	to	3.34%
2015	151,586	$1.45	to	$1.08	$214,955	—	0.55%	to	1.85%	(1.27%)	to	(2.55%)
2014	149,301	$1.47	to	$1.11	$215,582	—	0.55%	to	1.85%	4.57%	to	3.22%
VP Mod Aggr, Cl 4
2018	97,241	$1.63	to	$1.50	$153,087	—	0.55%	to	1.45%	(7.59%)	to	(8.42%)
2017	119,707	$1.76	to	$1.64	$204,731	—	0.55%	to	1.45%	15.56%	to	14.52%
2016	147,587	$1.52	to	$1.43	$219,223	—	0.55%	to	1.45%	4.68%	to	3.75%
2015	175,613	$1.46	to	$1.38	$250,250	—	0.55%	to	1.45%	(1.34%)	to	(2.22%)
2014	197,395	$1.48	to	$1.41	$286,116	—	0.55%	to	1.45%	4.64%	to	3.69%
VP Mod Conserv, Cl 2
2018	58,559	$1.40	to	$1.06	$78,451	—	0.55%	to	1.85%	(4.65%)	to	(5.89%)
2017	64,661	$1.46	to	$1.13	$91,299	—	0.55%	to	1.85%	9.41%	to	8.00%
2016	68,910	$1.34	to	$1.05	$89,341	—	0.55%	to	1.85%	3.40%	to	2.06%
2015	75,500	$1.29	to	$1.03	$94,822	—	0.55%	to	1.85%	(0.77%)	to	(2.06%)
2014	81,668	$1.30	to	$1.05	$103,884	—	0.55%	to	1.85%	4.20%	to	2.85%
VP Mod Conserv, Cl 4
2018	66,311	$1.40	to	$1.29	$89,481	—	0.55%	to	1.45%	(4.58%)	to	(5.44%)
2017	80,729	$1.47	to	$1.37	$114,672	—	0.55%	to	1.45%	9.31%	to	8.34%
2016	96,287	$1.34	to	$1.26	$125,662	—	0.55%	to	1.45%	3.47%	to	2.54%
2015	113,383	$1.30	to	$1.23	$143,667	—	0.55%	to	1.45%	(0.84%)	to	(1.74%)
2014	129,152	$1.31	to	$1.25	$165,714	—	0.55%	to	1.45%	4.19%	to	3.25%

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	347

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
VP Ptnrs Core Bond, Cl 2
2018	543	$1.14	to	$0.97	$601	2.33%	0.85%	to	1.85%	(1.19%)		to	(2.18%)
2017	532	$1.15	to	$0.99	$598	2.22%	0.85%	to	1.85%	2.46%		to	1.46%
2016	486	$1.12	to	$0.98	$537	1.88%	0.85%	to	1.85%	1.37%		to	0.36%
2015	334	$1.11	to	$0.97	$364	1.71%	0.85%	to	1.85%	(0.31%)		to	(1.30%)
2014	253	$1.11	to	$0.99	$279	1.83%	0.85%	to	1.85%	4.22%		to	3.17%
VP Ptnrs Sm Cap Gro, Cl 2
2018	542	$2.10	to	$1.27	$1,111	—	0.85%	to	1.85%	(5.69%)		to	(6.63%)
2017	409	$2.23	to	$1.36	$890	—	0.85%	to	1.85%	17.49%		to	16.33%
2016	231	$1.90	to	$1.17	$429	—	0.85%	to	1.85%	5.49%		to	4.43%
2015	131	$1.80	to	$1.12	$231	—	0.85%	to	1.85%	(6.12%)		to	(7.06%)
2014	88	$1.92	to	$1.21	$165	—	0.85%	to	1.85%	(1.34%)		to	(2.32%)
VP Ptnrs Sm Cap Val, Cl 2
2018	319	$1.79	to	$1.16	$563	—	0.85%	to	1.85%	(14.45%)		to	(15.31%)
2017	231	$2.09	to	$1.37	$476	—	0.85%	to	1.85%	5.98%		to	4.93%
2016	206	$1.97	to	$1.30	$404	—	0.85%	to	1.85%	24.30%		to	23.06%
2015	120	$1.59	to	$1.06	$190	—	0.85%	to	1.85%	(10.21%)		to	(11.11%)
2014	103	$1.77	to	$1.19	$181	—	0.85%	to	1.85%	1.08%		to	0.06%
VP Ptnrs Sm Cap Val, Cl 3
2018	1,305	$2.15	to	$1.69	$3,529	—	0.55%	to	1.45%	(14.07%)		to	(14.85%)
2017	1,582	$2.50	to	$1.98	$5,014	—	0.55%	to	1.45%	6.44%		to	5.49%
2016	1,920	$2.35	to	$1.88	$5,677	—	0.55%	to	1.45%	24.85%		to	23.73%
2015	2,377	$1.88	to	$1.52	$5,705	—	0.55%	to	1.45%	(9.85%)		to	(10.66%)
2014	2,893	$2.09	to	$1.70	$7,653	—	0.55%	to	1.45%	1.50%		to	0.59%
VP US Flex Conserv Gro, Cl 2
2018	9,570	$1.00	to	$1.05	$10,259	—	0.55%	to	1.85%	(3.03%)		to	(4.29%)
2017	4,497	$1.04	to	$1.10	$5,001	—	0.55%	to	1.85%	3.43	%(10)	to	9.68%
2016	203	$1.01	to	$1.00	$204	—	0.85%	to	1.85%	0.79	%(8)	to	0.67	%(8)
VP US Flex Gro, Cl 2
2018	73,877	$1.02	to	$1.13	$85,132	—	0.55%	to	1.85%	(4.45%)		to	(5.69%)
2017	38,686	$1.06	to	$1.20	$46,874	—	0.55%	to	1.85%	6.17	%(10)	to	16.29%
2016	6,901	$1.03	to	$1.03	$7,130	—	0.85%	to	1.85%	2.16	%(8)	to	2.04	%(8)
VP US Flex Mod Gro, Cl 2
2018	58,990	$1.01	to	$1.09	$65,582	—	0.55%	to	1.85%	(3.77%)		to	(5.02%)
2017	33,346	$1.05	to	$1.15	$38,748	—	0.55%	to	1.85%	4.93	%(10)	to	13.08%
2016	4,930	$1.02	to	$1.02	$5,025	—	0.85%	to	1.85%	1.48	%(8)	to	1.36	%(8)
Wanger Intl
2018	3,400	$2.60	to	$1.60	$7,597	2.03%	0.55%	to	1.45%	(18.15%)		to	(18.89%)
2017	4,066	$3.18	to	$1.98	$11,001	1.20%	0.55%	to	1.45%	32.19%		to	31.01%
2016	4,693	$2.40	to	$1.51	$9,710	1.12%	0.55%	to	1.45%	(1.95%)		to	(2.83%)
2015	5,689	$2.45	to	$1.55	$12,162	1.42%	0.55%	to	1.45%	(0.45%)		to	(1.35%)
2014	6,700	$2.46	to	$1.57	$14,313	1.42%	0.55%	to	1.45%	(4.93%)		to	(5.78%)
Wanger USA
2018	3,388	$2.79	to	$2.27	$12,028	0.09%	0.55%	to	1.45%	(2.00%)		to	(2.89%)
2017	4,359	$2.84	to	$2.33	$15,457	—	0.55%	to	1.45%	18.93%		to	17.87%
2016	5,526	$2.39	to	$1.98	$16,318	—	0.55%	to	1.45%	13.07%		to	12.05%
2015	6,849	$2.12	to	$1.77	$17,962	0.00%	0.55%	to	1.45%	(1.15%)		to	(2.04%)
2014	7,890	$2.14	to	$1.80	$21,191	—	0.55%	to	1.45%	4.21%		to	3.27%
WF VT Index Asset Alloc, Cl 2
2018	824	$2.35	to	$2.50	$1,939	0.99%	0.75%	to	1.20%	(3.63%)		to	(4.07%)
2017	802	$2.44	to	$2.60	$1,967	0.74%	0.75%	to	1.20%	11.41%		to	10.91%
2016	900	$2.19	to	$2.35	$1,979	0.90%	0.75%	to	1.20%	6.87%		to	6.39%
2015	1,081	$2.05	to	$2.21	$2,222	1.03%	0.75%	to	1.20%	0.49%		to	0.04%
2014	1,157	$2.04	to	$2.20	$2,369	1.52%	0.75%	to	1.20%	17.18%		to	16.65%

348	∎ RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
WF VT Intl Eq, Cl 2
2018	1,236	$1.51	to	$1.07	$1,625	11.23%	0.55%	to	1.45%	(17.73%)	to	(18.48%)
2017	1,396	$1.84	to	$1.31	$2,232	2.78%	0.55%	to	1.45%	23.66%	to	22.55%
2016	1,557	$1.49	to	$1.07	$2,051	2.84%	0.55%	to	1.45%	2.73%	to	1.81%
2015	1,899	$1.45	to	$1.05	$2,450	3.96%	0.55%	to	1.45%	1.24%	to	0.33%
2014	1,951	$1.43	to	$1.04	$2,512	2.67%	0.55%	to	1.45%	(5.87%)	to	(6.72%)
WF VT Opp, Cl 2
2018	864	$2.60	to	$1.43	$2,308	0.19%	0.55%	to	1.85%	(7.66%)	to	(8.87%)
2017	945	$2.81	to	$1.56	$2,747	0.66%	0.55%	to	1.85%	19.78%	to	18.23%
2016	1,178	$2.35	to	$1.32	$2,881	2.05%	0.55%	to	1.85%	11.61%	to	10.17%
2015	1,495	$2.10	to	$1.20	$3,285	0.13%	0.55%	to	1.85%	(3.61%)	to	(4.87%)
2014	1,751	$2.18	to	$1.26	$3,992	0.06%	0.55%	to	1.85%	9.82%	to	8.40%
WF VT Sm Cap Gro, Cl 2
2018	1,214	$3.14	to	$1.61	$3,464	—	0.55%	to	1.85%	0.75%	to	(0.56%)
2017	1,249	$3.11	to	$1.62	$3,548	—	0.55%	to	1.85%	25.17%	to	23.56%
2016	1,326	$2.49	to	$1.31	$3,027	—	0.55%	to	1.85%	7.16%	to	5.78%
2015	1,507	$2.32	to	$1.24	$3,228	—	0.55%	to	1.85%	(3.41%)	to	(4.66%)
2014	1,715	$2.40	to	$1.30	$3,808	—	0.55%	to	1.85%	(2.42%)	to	(3.68%)
WA Var Global Hi Yd Bond, Cl II
2018	329	$1.10	to	$1.02	$352	4.73%	0.55%	to	1.85%	(4.70%)	to	(5.93%)
2017	350	$1.15	to	$1.08	$395	5.08%	0.55%	to	1.85%	7.83%	to	6.44%
2016	284	$1.07	to	$1.02	$300	5.73%	0.55%	to	1.85%	14.72%	to	13.25%
2015	272	$0.93	to	$0.90	$252	5.37%	0.55%	to	1.85%	(6.59%)	to	(7.80%)
2014	282	$1.00	to	$0.97	$281	10.65%	0.55%	to	1.85%	(2.04%)	to	(3.31%)

(1)	The accumulation unit values and total returns are based on the variable annuity contracts with the lowest and highest expense ratios.
(2)

These amounts represent the dividends, excluding distributions of capital gains, received by the division from the underlying fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude variable account expenses that result in direct reductions in the unit values. The recognition of investment income by the division is affected by the timing of the declaration of dividends by the underlying fund in which the division invests. These ratios are annualized for periods less than one year.

(3)

These ratios represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

(4)

These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. Although the total return is presented as a range of minimum to maximum values, based on the subaccounts representing the minimum and maximum expense ratio amounts, some individual subaccount total returns are not within the ranges presented due to the introduction of new subaccounts during the year and other market factors.

(5)	New subaccount operations commenced on June 30, 2014.
(6)	New subaccount operations commenced on March 27, 2015.
(7)	New subaccount operations commenced on April 29, 2016.
(8)	New subaccount operations commenced on November 14, 2016.
(9)	New subaccount operations commenced on April 28, 2017.
(10)	New subaccount operations commenced on September 18, 2017.
(11)	New subaccount operations commenced on April 27, 2018.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT ∎	349

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF

RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of RiverSource Life Insurance Co. of New York (the “Company”) as of December 31, 2018 and December 31, 2017, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for each of the three years in the period ended December 31, 2018, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and December 31, 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 18, 2019

We have served as the Company’s auditor since 2010.

RiverSource Life Insurance Co. of New York

BALANCE SHEETS

(in thousands, except share amounts)

December 31,	2018	2017
Assets
Investments:
Available-for-Sale securities, at fair value (amortized cost: 2018, $1,659,483; 2017, $1,704,001)	$1,692,449	$1,807,243
Commercial mortgage loans, at amortized cost (less allowance for loan losses: 2018 and 2017, $2,038)	154,957	149,365
Policy loans	49,778	48,656
Other investments	376	387
Total investments	1,897,560	2,005,651
Cash and cash equivalents	133,774	61,556
Reinsurance recoverables	170,053	145,410
Other receivables	7,351	8,391
Accrued investment income	14,879	16,682
Deferred acquisition costs	177,196	165,465
Other assets	102,368	128,352
Separate account assets	4,246,963	4,756,769
Total assets	$6,750,144	$7,288,276

Liabilities and Shareholder’s Equity
Liabilities:
Policyholder account balances, future policy benefits and claims	$1,967,505	$1,932,768
Other liabilities	131,699	157,688
Separate account liabilities	4,246,963	4,756,769
Total liabilities	6,346,167	6,847,225
Shareholder’s equity:
Common stock, $10 par value; 200,000 shares authorized, issued and outstanding	2,000	2,000
Additional paid-in capital	106,926	106,926
Retained earnings	295,481	291,562
Accumulated other comprehensive income (loss), net of tax	(430)	40,563
Total shareholder’s equity	403,977	441,051
Total liabilities and shareholder’s equity	$6,750,144	$7,288,276

See Notes to Financial Statements.

RiverSource Life Insurance Co. of New York

STATEMENTS OF INCOME

(in thousands)

Years ended December 31,	2018	2017(1)	2016(1)
Revenues
Premiums	$19,643	$23,515	$21,911
Net investment income	78,546	79,910	83,832
Policy and contract charges	125,492	115,511	117,888
Other revenues	23,584	22,921	22,278
Net realized investment gains (losses)	566	2,880	1,175
Total revenues	247,831	244,737	247,084

Benefits and expenses
Benefits, claims, losses and settlement expenses	85,677	56,168	91,572
Interest credited to fixed accounts	49,384	47,968	47,349
Amortization of deferred acquisition costs	14,679	13,693	15,710
Other insurance and operating expenses	38,316	40,274	38,069
Total benefits and expenses	188,056	158,103	192,700
Pretax income (loss)	59,775	86,634	54,384
Income tax provision (benefit)	7,856	18,962	10,412
Net income	$51,919	$67,672	$43,972

Supplemental Disclosures:
Total other-than-temporary impairment losses on securities	$—	$—	$(47)
Portion of loss recognized in other comprehensive income (before taxes)	—	—	27
Net impairment losses recognized in net realized investment gains (losses)	$—	$—	$(20)

(1)	Certain prior period amounts have been restated. See Note 1 for more information.

See Notes to Financial Statements.

RiverSource Life Insurance Co. of New York

STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

Years ended December 31,	2018	2017	2016

Net income	$51,919	$67,672	$43,972
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities	(40,993)	6,484	5,202
Total comprehensive income	$10,926	$74,156	$49,174

See Notes to Financial Statements.

RiverSource Life Insurance Co. of New York

STATEMENTS OF SHAREHOLDER’S EQUITY

(in thousands)

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances at January 1, 2016	$2,000	$106,915	$279,918	$28,877	$417,710
Comprehensive income:
Net income	—	—	43,972	—	43,972
Other comprehensive income (loss), net of tax	—	—	—	5,202	5,202

Total comprehensive income					49,174
Tax adjustment on share-based incentive compensation plan	—	11	—	—	11
Cash dividends to RiverSource Life Insurance Company	—	—	(50,000)	—	(50,000)

Balances at December 31, 2016	2,000	106,926	273,890	34,079	416,895
Comprehensive income:
Net income	—	—	67,672	—	67,672
Other comprehensive income (loss), net of tax	—	—	—	6,484	6,484

Total comprehensive income					74,156
Cash dividends to RiverSource Life Insurance Company	—	—	(50,000)	—	(50,000)

Balances at December 31, 2017	2,000	106,926	291,562	40,563	441,051
Comprehensive income:
Net income	—	—	51,919	—	51,919
Other comprehensive income (loss), net of tax	—	—	—	(40,993)	(40,993)

Total comprehensive income					10,926
Cash dividends to RiverSource Life Insurance Company	—	—	(48,000)	—	(48,000)
Balances at December 31, 2018	$2,000	$106,926	$295,481	$(430)	$403,977

See Notes to Financial Statements.

RiverSource Life Insurance Co. of New York

STATEMENTS OF CASH FLOWS

(in thousands)

Years ended December 31,	2018	2017	2016
Cash Flows from Operating Activities
Net income	$51,919	$67,672	$43,972
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion, net	2,269	3,759	3,982
Deferred income tax (benefit) expense	(460)	6,137	(4,851)
Contractholder and policyholder charges, non-cash	(24,570)	(24,038)	(22,842)
(Gain) loss from equity method investments	22	(35)	(16)
Net realized investment (gains) losses	(566)	(2,880)	(1,195)
Other-than-temporary impairments recognized in net realized investment gains (losses)	—	—	20
Changes in operating assets and liabilities:
Deferred acquisition costs	(5,545)	(4,467)	(2,793)
Policyholder account balances, future policy benefits and claims, net	65,075	(25,033)	18,532
Derivatives, net of collateral	25,342	32,903	5,391
Reinsurance recoverables	(22,732)	(5,850)	(13,988)
Other receivables	1,015	3,455	(1,410)
Accrued investment income	1,803	1,321	684
Other, net	965	(2,720)	23,066
Net cash provided by (used in) operating activities	94,537	50,224	48,552

Cash Flows from Investing Activities
Available-for-Sale securities:
Proceeds from sales	2,770	16,029	30,915
Maturities, sinking fund payments and calls	196,883	201,117	171,173
Purchases	(154,760)	(199,628)	(208,835)
Proceeds from maturities and repayments of commercial mortgage loans	22,264	12,454	21,962
Funding of commercial mortgage loans	(27,856)	(30,085)	(18,244)
Net proceeds from sales of other investments	—	37	—
Purchase of other investments	(11)	(10)	(5)
Change in policy loans, net	(1,122)	(1,233)	(683)
Cash paid for written options with deferred premiums	(11,626)	—	(1,253)
Cash received for written options with deferred premiums	5,928	—	8,652
Net cash provided by (used in) investing activities	32,470	(1,319)	3,682

Cash Flows from Financing Activities
Policyholder account balances:
Deposits and other additions	129,588	147,035	140,526
Net transfers from (to) separate accounts	(12,035)	(13,075)	(2,542)
Surrenders and other benefits	(115,859)	(113,885)	(118,428)
Proceeds from line of credit with Ameriprise Financial, Inc.	—	1,300	1,000
Repayments to line of credit with Ameriprise Financial, Inc.	—	(1,300)	(1,000)
Cash received for purchased options with deferred premiums	189	—	—
Cash paid for purchased options with deferred premiums	(8,672)	(10,134)	(12,892)
Cash dividends to RiverSource Life Insurance Company	(48,000)	(50,000)	(50,000)
Net cash provided by (used in) financing activities	(54,789)	(40,059)	(43,336)
Net increase (decrease) in cash and cash equivalents	72,218	8,846	8,898
Cash and cash equivalents at beginning of period	61,556	52,710	43,812
Cash and cash equivalents at end of period	$133,774	$61,556	$52,710

Supplemental Disclosures:
Income taxes paid (received), net	$9,749	$20,516	$(5,057)

See Notes to Financial Statements.

RiverSource Life Insurance Co. of New York

NOTES TO FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND BASIS OF PRESENTATION

RiverSource Life Insurance Co. of New York (the “Company”) is a stock life insurance company which is domiciled and holds a Certificate of Authority in the State of New York. The Company is a wholly owned subsidiary of RiverSource Life Insurance Company (“RiverSource Life”), which is domiciled in Minnesota. RiverSource Life is a wholly owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise Financial”). The Company issues insurance and annuity products to customers in the State of New York.

On January 1, 2018, the Company retrospectively adopted the new accounting standard for revenue recognition. See Note 3 and Note 4 for further information on the new accounting standard and the Company’s revenue from contracts with customers. The impact to the Statements of Income for the years ended December 31, 2017 and 2016 was an increase of $812 thousand and $803 thousand, respectively, to policy and contract charges and a decrease of $812 thousand and $803 thousand, respectively, to other revenues.

In 2017, the Company recorded the following out-of-period corrections:

•

a $0.8 million out-of-period correction related to a variable annuity model assumption that decreased amortization of deferred acquisition costs (“DAC”) by $0.7 million and decreased benefits, claims, losses and settlement expenses by $0.1 million.

•	a $0.9 million decrease to benefits, claims, losses and settlement expenses related to the reversal of loss recognition from the prior year.

•	a $1.0 million decrease to income tax provision for a reversal of a tax reserve.

In 2016, the Company recorded an out-of-period correction for a $1.2 million increase to benefits, claims, losses and settlement expenses related to the claim utilization factor on long term care (“LTC”) reserves.

The impact of these out-of-period corrections was not material to current or prior period financial statements.

The accompanying financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) which vary in certain respects from reporting practices prescribed or permitted by the New York State Department of Financial Services (“New York Department”) (the Company’s primary regulator) as described in Note 15.

The Company evaluated events or transactions that may have occurred after the balance sheet date for potential recognition or disclosure through the date the financial statements were issued. No subsequent events or transactions were identified.

The Company’s principal products are variable deferred annuities, universal life (“UL”) insurance, including indexed universal life (“IUL”) and variable universal life (“VUL”) insurance which are issued primarily to individuals. Waiver of premium and accidental death benefit riders are generally available with UL products, in addition to other benefit riders. Variable annuity contract purchasers can choose to add optional benefit riders to their contracts, such as guaranteed minimum death benefit (“GMDB”), guaranteed minimum withdrawal benefit (“GMWB”) and guaranteed minimum accumulation benefit (“GMAB”) riders.

The Company also offers immediate annuities, fixed deferred annuities, and traditional life and disability income (“DI”) insurance. The Company issues only non-participating life insurance policies which do not pay dividends to policyholders and contractholders.

Nearly all of the Company’s business is sold through the retail channel of Ameriprise Financial Services, Inc. (“AFSI”), a subsidiary of Ameriprise Financial. RiverSource Distributors, Inc., a subsidiary of Ameriprise Financial, serves as the principal underwriter and distributor of variable annuity and life insurance products issued by the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Amounts Based on Estimates and Assumptions

Accounting estimates are an integral part of the Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant are those that relate to investment securities valuation and recognition of other-than-temporary impairments, DAC and the corresponding recognition of DAC amortization, valuation of derivative instruments, future policy benefits and claims reserves and income taxes and the recognition of deferred tax assets and liabilities. These accounting estimates reflect the best judgment of management and actual results could differ.

Investments

Available-for-Sale Securities

Available-for-Sale securities are carried at fair value with unrealized gains (losses) recorded in accumulated other comprehensive income (“AOCI”), net of impacts to DAC, deferred sales inducement costs (“DSIC”), unearned revenue, benefit reserves, reinsurance recoverables and income taxes. Gains and losses are recognized on a trade date basis in the Statements of Income upon disposition of the securities.

RiverSource Life Insurance Co. of New York

When the fair value of an investment is less than its amortized cost, the Company assesses whether or not: (i) it has the intent to sell the security (made a decision to sell) or (ii) it is more likely than not that the Company will be required to sell the security before its anticipated recovery. If either of these conditions exist, an other-than-temporary impairment is considered to have occurred and the Company recognizes an other-than-temporary impairment for the difference between the investment’s amortized cost and its fair value through earnings. For securities that do not meet the above criteria and the Company does not expect to recover a security’s amortized cost, the security is also considered other-than-temporarily impaired. For these securities, the Company separates the total impairment into the credit loss component and the amount of the loss related to other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings.

The amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income (“OCI”), net of impacts to DAC, DSIC, unearned revenue, benefit reserves, reinsurance recoverables and income taxes. For Available-for-Sale securities that have recognized an other-than-temporary impairment through earnings, the difference between the amortized cost and the cash flows expected to be collected is accreted as interest income if through subsequent evaluation there is a sustained increase in the cash flow expected. Subsequent increases and decreases in the fair value of Available-for-Sale securities are included in OCI.

The Company provides a supplemental disclosure on the face of its Statements of Income that presents: (i) total other-than-temporary impairment losses recognized during the period and (ii) the portion of other-than-temporary impairment losses recognized in OCI. The sum of these amounts represents the credit-related portion of other-than-temporary impairments that were recognized in earnings during the period. The portion of other-than-temporary losses recognized in OCI includes: (i) the portion of other-than-temporary impairment losses related to factors other than credit recognized during the period and (ii) reclassifications of other-than-temporary impairment losses previously determined to be related to factors other than credit that are determined to be credit-related in the current period. The amount presented on the Statements of Income as the portion of other-than-temporary losses recognized in OCI excludes subsequent increases and decreases in the fair value of these securities.

For all securities that are considered temporarily impaired, the Company does not intend to sell these securities (has not made a decision to sell) and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. The Company believes that it will collect all principal and interest due on all investments that have amortized cost in excess of fair value that are considered only temporarily impaired.

Factors the Company considers in determining whether declines in the fair value of fixed maturity securities are other-than-temporary include: (i) the extent to which the market value is below amortized cost; (ii) fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer; and (iii) market events that could impact credit ratings, economic and business climate, litigation and government actions, and similar external business factors. In order to determine the amount of the credit loss component for corporate debt securities considered other-than-temporarily impaired, a best estimate of the present value of cash flows expected to be collected discounted at the security’s effective interest rate is compared to the amortized cost basis of the security. The significant inputs to cash flow projections consider potential debt restructuring terms, projected cash flows available to pay creditors and the Company’s position in the debtor’s overall capital structure.

For structured investments (e.g., residential mortgage backed securities, commercial mortgage backed securities and asset backed securities), the Company also considers factors such as overall deal structure and its position within the structure, quality of underlying collateral, delinquencies and defaults, loss severities, recoveries, prepayments and cumulative loss projections in assessing potential other-than-temporary impairments of these investments. Based upon these factors, securities that have indicators of potential other-than-temporary impairment are subject to detailed review by management. Securities for which declines are considered temporary continue to be monitored by management until management determines there is no current risk of an other-than-temporary impairment.

Financing Receivables

Commercial Mortgage Loans

Commercial mortgage loans, net reflect the Company’s interest in commercial mortgage loans and are stated at amortized cost, net of allowances for loan losses. Interest income is accrued on the unpaid principal balances of the loans as earned.

Policy Loans

Policy loans include life insurance policy and annuity loans and are reported at the unpaid principal balance, plus accrued interest. When originated, policy loan balances do not exceed the cash surrender value of the underlying products. As there is minimal risk of loss related to these loans, the Company does not record an allowance for loan losses for policy loans.

Nonaccrual Loans

Generally, loans are evaluated for or placed on nonaccrual status when either the collection of interest or principal has become 90 days past due or is otherwise considered doubtful of collection. When a loan is placed on nonaccrual status, unpaid accrued interest is reversed. Interest payments received on loans on nonaccrual status are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.

RiverSource Life Insurance Co. of New York

Commercial mortgage loans are evaluated for impairment when the loan is considered for nonaccrual status, restructured or foreclosure proceedings are initiated on the property. If it is determined that the fair value is less than the current loan balance, it is written down to fair value less estimated selling costs. Foreclosed property is recorded as real estate owned in other investments.

Allowance for Loan Losses

Management determines the adequacy of the allowance for loan losses based on the overall loan portfolio composition, recent and historical loss experience, and other pertinent factors, including when applicable, internal risk ratings, loan-to-value (“LTV”) ratios and occupancy rates, along with economic and market conditions. This evaluation is inherently subjective as it requires estimates, which may be susceptible to significant change.

The Company determines the amount of the allowance based on management’s assessment of relative risk characteristics of the loan portfolio. The allowance is recorded for homogeneous loan categories on a pool basis, based on an analysis of product mix and risk characteristics of the portfolio, including geographic concentration, bankruptcy experiences, and historical losses, adjusted for current trends and market conditions.

While the Company attributes portions of the allowance to specific loan pools as part of the allowance estimation process, the entire allowance is available to absorb losses inherent in the total loan portfolio. The allowance is increased through provisions charged to net realized investment gains (losses) and reduced/increased by net charge-offs/recoveries.

Impaired Loans

The Company considers a loan to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans may also include loans that have been modified in troubled debt restructurings as a concession to borrowers experiencing financial difficulties. Management evaluates for impairment all restructured loans and loans with higher impairment risk factors. Factors used by the Company to determine whether all amounts due on commercial mortgage loans will be collected, include but are not limited to, the financial condition of the borrower, performance of the underlying properties, collateral and/or guarantees on the loan, and the borrower’s estimated future ability to pay based on property type and geographic location. The impairment recognized is measured as the excess of the loan’s recorded investment over: (i) the present value of its expected principal and interest payments discounted at the loan’s effective interest rate; (ii) the fair value of collateral; or (iii) the loan’s observable market price.

Restructured Loans

A loan is classified as a restructured loan when the Company makes certain concessionary modifications to contractual terms for borrowers experiencing financial difficulties. When the interest rate, minimum payments and/or due dates have been modified in an attempt to make the loan more affordable to a borrower experiencing financial difficulties, the modification is considered a troubled debt restructuring. Generally, performance prior to the restructuring or significant events that coincide with the restructuring are considered in assessing whether the borrower can meet the new terms which may result in the loan being returned to accrual status at the time of the restructuring or after a performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains on nonaccrual status.

Cash and Cash Equivalents

Cash equivalents include highly liquid investments with original or remaining maturities at the time of purchase of 90 days or less.

Reinsurance

The Company cedes insurance risk to other insurers under reinsurance agreements. The Company evaluates the financial condition of its reinsurers prior to entering into new reinsurance contracts and on a periodic basis during the contract term.

Reinsurance premiums paid and benefits received are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Reinsurance premiums for traditional life, LTC and DI, net of the change in any prepaid reinsurance asset, are reported as a reduction of premiums. UL and VUL reinsurance premiums are reported as a reduction of policy and contract charges. In addition, for UL and VUL insurance policies, the net cost of reinsurance ceded, which represents the discounted amount of the expected cash flows between the reinsurer and the Company, is classified as an asset or contra asset and amortized over the estimated life of the policies in proportion to the estimated gross profits (“EGPs”) and is subject to retrospective adjustment in a manner similar to retrospective adjustment of DAC. The assumptions used to project the expected cash flows are consistent with those used for DAC valuation for the same contracts. Changes in the net cost of reinsurance are reflected as a component of policy and contract charges. Reinsurance recoveries are reported as components of benefits, claims, losses and settlement expenses.

Insurance liabilities are reported before the effects of reinsurance. Policyholder account balances, future policy benefits and claims recoverable under reinsurance contracts are recorded as reinsurance recoverables.

RiverSource Life Insurance Co. of New York

The Company also assumes life insurance and fixed annuity risk from other insurers in limited circumstances. Reinsurance premiums received and benefits paid are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Liabilities for assumed business are recorded within policyholder account balances, future policy benefits and claims.

See Note 9 for additional information on reinsurance.

Derivative Instruments and Hedging Activities

Freestanding derivative instruments are recorded at fair value and are reflected in other assets or other liabilities. The Company’s policy is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting hedge designation, if any. The Company primarily uses derivatives as economic hedges that are not designated as accounting hedges or do not qualify for hedge accounting treatment.

Derivative instruments that are entered into for hedging purposes are designated as such at the time the Company enters into the contract. For all derivative instruments that are designated for hedging activities, the Company documents all of the hedging relationships between the hedge instruments and the hedged items at the inception of the relationships. Management also documents its risk management objectives and strategies for entering into the hedge transactions. The Company assesses, at inception and on a quarterly basis, whether derivatives designated as hedges are highly effective in offsetting the fair value or cash flows of hedged items. If it is determined that a derivative is no longer highly effective as a hedge, the Company will discontinue the application of hedge accounting.

For derivative instruments that do not qualify for hedge accounting or are not designated as accounting hedges, changes in fair value are recognized in current period earnings. Changes in fair value of derivatives are presented in the Statements of Income based on the nature and use of the instrument. Changes in fair value of derivatives used as economic hedges are presented in the Statements of Income with the corresponding change in the hedged asset or liability.

The equity component of IUL obligations is considered an embedded derivative. Additionally, certain annuities contain GMAB and GMWB provisions. The GMAB and the non-life contingent benefits associated with GMWB provisions are also considered embedded derivatives.

See Note 12 for information regarding the Company’s fair value measurement of derivative instruments and Note 16 for the impact of derivatives on the Statements of Income.

Deferred Acquisition Costs

The Company incurs costs in connection with acquiring new and renewal insurance and annuity businesses. The portion of these costs which are incremental and direct to the acquisition of a new or renewal insurance policy or annuity contract are deferred. Significant costs capitalized include sales based compensation related to the acquisition of new and renewal insurance policies and annuity contracts, medical inspection costs for successful sales, and a portion of employee compensation and benefit costs based upon the amount of time spent on successful sales. Sales based compensation paid to AFSI advisors and employees and third-party distributors is capitalized. Employee compensation and benefits costs which are capitalized relate primarily to sales efforts, underwriting and processing. All other costs which are not incremental direct costs of acquiring an insurance policy or annuity contract are expensed as incurred. The DAC associated with insurance policies or annuity contracts that are significantly modified or internally replaced with another contract are accounted for as contract terminations. These transactions are anticipated in establishing amortization periods and other valuation assumptions.

The Company monitors other DAC amortization assumptions, such as persistency, mortality, morbidity, interest margin, variable annuity benefit utilization and maintenance expense levels each quarter and, when assessed independently, each could impact the Company’s DAC balances.

The analysis of DAC balances and the corresponding amortization is a dynamic process that considers all relevant factors and assumptions described previously. Unless the Company’s management identifies a significant deviation over the course of the quarterly monitoring, management reviews and updates these DAC amortization assumptions annually in the third quarter of each year.

Non-Traditional Long-Duration Products

For non-traditional long-duration products (including variable and fixed deferred annuity contracts, UL and VUL insurance products), DAC are amortized based on projections of EGPs over amortization periods equal to the approximate life of the business.

EGPs vary based on persistency rates (assumptions at which contractholders and policyholders are expected to surrender, make withdrawals from and make deposits to their contracts), mortality levels, client asset value growth rates (based on equity and bond market performance), variable annuity benefit utilization and interest margins (the spread between earned rates on invested assets and rates credited to contractholder and policyholder accounts) and are management’s best estimates. Management

RiverSource Life Insurance Co. of New York

regularly monitors financial market conditions and actual contractholder and policyholder behavior experience and compares them to its assumptions. These assumptions are updated whenever it appears that earlier estimates should be revised. When assumptions are changed, the percentage of EGPs used to amortize DAC might also change. A change in the required amortization percentage is applied retrospectively; an increase in amortization percentage will result in a decrease in the DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage will result in an increase in the DAC balance and a decrease in DAC amortization expense. The impact on results of operations of changing assumptions can be either positive or negative in any particular period and is reflected in the period in which such changes are made. At each balance sheet date, the DAC balance is adjusted for the effect that would result from the realization of unrealized gains (losses) on securities impacting EGPs, with the related change recognized through AOCI.

The client asset value growth rates are the rates at which variable annuity and VUL insurance contract values invested in separate accounts are assumed to appreciate in the future. The rates used vary by equity and fixed income investments. Management reviews and, where appropriate, adjusts its assumptions with respect to client asset value growth rates on a regular basis. The Company typically uses a five-year mean reversion process as a guideline in setting near-term equity fund growth rates based on a long-term view of financial market performance as well as recent actual performance. The suggested near-term equity fund growth rate is reviewed quarterly to ensure consistency with management’s assessment of anticipated equity market performance. DAC amortization expense recorded in a period when client asset value growth rates exceed management’s near-term estimate will typically be less than in a period when growth rates fall short of management’s near-term estimate.

Traditional Long-Duration Products

For traditional long-duration products (including traditional life and DI insurance products), DAC are generally amortized as a percentage of premiums over amortization periods equal to the premium paying period. The assumptions made in calculating the DAC balance and DAC amortization expense are consistent with those used in determining the liabilities.

For traditional life and DI insurance products, the assumptions provide for adverse deviations in experience and are revised only if management concludes experience will be so adverse that DAC are not recoverable. If management concludes that DAC are not recoverable, DAC are reduced to the amount that is recoverable based on best estimate assumptions and there is a corresponding expense recorded in the Statements of Income.

Deferred Sales Inducement Costs

Sales inducement costs consist of bonus interest credits and premium credits added to certain annuity contract and insurance policy values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. The amounts capitalized are amortized using the same methodology and assumptions used to amortize DAC. DSIC is recorded in other assets and amortization of DSIC is recorded in benefits, claims, losses and settlement expenses.

Separate Account Assets and Liabilities

Separate account assets and liabilities are primarily funds held for the benefit of variable annuity contractholders and variable life insurance policyholders, who have a contractual right to receive the benefits of their contract or policy and bear the related investment risk. Gains and losses on separate account assets accrue directly to the contractholder or policyholder and are not reported in the Company’s Statements of Income. Separate account assets are recorded at fair value. Changes in the fair value of separate account assets are offset by changes in the related separate account liabilities.

Policyholder Account Balances, Future Policy Benefits and Claims

The Company establishes reserves to cover the risks associated with non-traditional and traditional long-duration products. Reserves for non-traditional long-duration products include the liabilities related to guaranteed benefit provisions added to variable annuity contracts, variable and fixed annuity contracts and UL and VUL policies and the embedded derivatives related to variable annuity contracts and IUL insurance. Reserves for traditional long-duration products are established to provide adequately for future benefits and expenses for term life, whole life, DI and LTC insurance products.

Changes in future policy benefits and claims are reflected in earnings in the period adjustments are made. Where applicable, benefit amounts expected to be recoverable from reinsurance companies who share in the risk are separately recorded as reinsurance recoverables.

Non-Traditional Long-Duration Products

The liabilities for non-traditional long-duration products include fixed account values on variable and fixed annuities and UL and VUL policies, liabilities for guaranteed benefits associated with variable annuities and embedded derivatives for variable annuities and IUL products.

Liabilities for fixed account values on variable and fixed deferred annuities and UL and VUL policies are equal to accumulation values, which are the cumulative gross deposits and credited interest less withdrawals and various charges.

A portion of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or

RiverSource Life Insurance Co. of New York

secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. The liability for these future losses is determined by estimating the death benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). See Note 11 for information regarding the liability for contracts with secondary guarantees.

Liabilities for indexed accounts of IUL products are equal to the accumulation of host contract values covering guaranteed benefits and the fair value of embedded equity options.

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

If elected by the contract owner and after a stipulated waiting period from contract issuance, a guaranteed minimum income benefit (“GMIB”) guarantees a minimum lifetime annuity based on a specified rate of contract accumulation value growth and predetermined annuity purchase rates. The GMIB liability is determined each period by estimating the expected value of annuitization benefits in excess of the projected contract accumulation value at the date of annuitization and recognizing the excess over the estimated life based on expected assessments.

The liability for the life contingent benefits associated with GMWB provisions is determined by estimating the expected value of benefits that are contingent upon survival after the account value is equal to zero and recognizing the benefits over the estimated life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

In determining the liabilities for GMDB, GMIB and the life contingent benefits associated with GMWB, the Company projects these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency, benefit utilization and investment margins and are consistent with those used for DAC valuation for the same contracts. As with DAC, unless the Company’s management identifies a significant deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.

See Note 11 for information regarding variable annuity guarantees.

Liabilities for fixed annuities in a benefit or payout status utilize assumptions established as of the date the payout phase is initiated. The liabilities are based on future estimated payments using established industry mortality tables with modifications based on the Company’s experience, discounted with interest rates.

Embedded Derivatives

The fair value of embedded derivatives related to GMAB and the non-life contingent benefits associated with GMWB provisions and IUL fluctuate based on equity, interest rate and credit markets and the estimate of the Company’s nonperformance risk, which can cause these embedded derivatives to be either an asset or a liability. See Note 12 for information regarding the fair value measurement of embedded derivatives.

Traditional Long-Duration Products

The liabilities for traditional long-duration products include liabilities for unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that will become payable on term life, whole life, DI and LTC policies as claims are incurred in the future.

Liabilities for unpaid amounts on reported life insurance claims are equal to the death benefits payable under the policies.

Liabilities for unpaid amounts on reported DI and LTC claims include any periodic or other benefit amounts due and accrued, along with estimates of the present value of obligations for continuing benefit payments. These unpaid amounts are calculated using anticipated claim continuance rates based on established industry tables, adjusted as appropriate for the Company’s experience. The discount rates used to calculate present values are based on average interest rates earned on assets supporting the liability for unpaid amounts.

Liabilities for estimated benefits payable on claims that have been incurred but not yet reported are based on periodic analysis of the actual time lag between when a claim occurs and when it is reported.

Liabilities for estimates of benefits that will become payable on future claims on term life, whole life and DI insurance policies are based on the net level premium and LTC policies are based on a gross premium valuation reflecting management’s current best estimate assumptions. Both include anticipated premium payments, mortality and morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Anticipated mortality and morbidity rates are based on established industry mortality and morbidity tables, with modifications based on the Company’s experience. Anticipated premium payments and persistency rates vary by policy form, issue age, policy duration and certain other pricing factors.

RiverSource Life Insurance Co. of New York

For term life, whole life, DI and LTC policies, the Company utilizes best estimate assumptions as of the date the policy is issued with provisions for the risk of adverse deviation, as appropriate. After the liabilities are initially established, management performs premium deficiency tests using best estimate assumptions without provisions for adverse deviation annually in the third quarter of each year unless management identifies a material deviation over the course of quarterly monitoring. If the liabilities determined based on these best estimate assumptions are greater than the net reserves (i.e., GAAP reserves net of any DAC balance), the existing net reserves are adjusted by first reducing the DAC balance by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency is more than the DAC balance, then the net reserves are increased by the excess through a charge to current period earnings. If a premium deficiency is recognized, the assumptions as of the date of the loss recognition are locked in and used in subsequent periods. The assumptions for LTC insurance products are management’s best estimate as of the date of loss recognition and thus no longer provide for adverse deviations in experience.

See Note 10 for information regarding the liabilities for traditional long-duration products.

Unearned Revenue Liability

The Company’s UL and VUL policies require payment of fees or other policyholder assessments in advance for services to be provided in future periods. These charges are deferred as unearned revenue and amortized using EGPs, similar to DAC. The unearned revenue liability is recorded in other liabilities and the amortization is recorded in policy and contract charges.

Income Taxes

The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

The taxable income of the Company and its parent, RiverSource Life, is included in the consolidated federal income tax return of Ameriprise Financial. Ameriprise Financial provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded.

The Company’s provision for income taxes represents the net amount of income taxes that the Company expects to pay or to receive from various taxing jurisdictions in connection with its operations. The Company provides for income taxes based on amounts that the Company believes it will ultimately owe taking into account the recognition and measurement for uncertain tax positions. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items.

In connection with the provision for income taxes, the Financial Statements reflect certain amounts related to deferred tax assets and liabilities, which result from temporary differences between the assets and liabilities measured for financial statement purposes versus the assets and liabilities measured for tax return purposes.

The Company is required to establish a valuation allowance for any portion of its deferred tax assets that management believes will not be realized. Significant judgment is required in determining if a valuation allowance should be established and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business. Consideration is given to, among other things in making this determination: (i) future taxable income exclusive of reversing temporary differences and carryforwards; (ii) future reversals of existing taxable temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies. Management may need to identify and implement appropriate planning strategies to ensure its ability to realize deferred tax assets and reduce the likelihood of the establishment of a valuation allowance with respect to such assets. See Note 18 for additional information on the Company’s valuation allowance.

Changes in tax rates and tax law are accounted for in the period of enactment. Deferred tax assets and liabilities are adjusted for the effect of a change in tax laws or rates and the effect is included in net income. See Note 18 for further discussion on the enactment of the legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”) and the impact to the Company’s provision for income taxes for the year ended December 31, 2017.

Revenue Recognition

Premiums on traditional life, DI and LTC insurance products and immediate annuities with a life contingent feature are net of reinsurance ceded and are recognized as revenue when due.

Interest income is accrued as earned using the effective interest method, which makes an adjustment of the yield for security premiums and discounts on all performing fixed maturity securities classified as Available-for-Sale so that the related security or loan recognizes a constant rate of return on the outstanding balance throughout its term. When actual prepayments differ significantly from originally anticipated prepayments, the retrospective effective yield is recalculated to reflect actual payments to date and updated future payment assumptions and a catch-up adjustment is recorded in the current period. In addition, the new effective yield, which reflects anticipated future payments, is used prospectively.

Mortality and expense risk fees are based on a percentage of the fair value of assets held in the Company’s separate accounts and recognized when assessed. Variable annuity guaranteed benefit rider charges, cost of insurance charges on UL and VUL insurance and contract charges (net of reinsurance premiums and cost of reinsurance for UL insurance products) and surrender charges on annuities and UL and VUL insurance are recognized as revenue when assessed.

RiverSource Life Insurance Co. of New York

Realized gains and losses on the sale of securities are recognized using the specific identification method, on a trade date basis.

Fees received under marketing support and distribution services arrangements are recognized as revenue when earned.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

Adoption of New Accounting Standards

Revenue from Contracts with Customers

In May 2014, the Financial Accounting Standards Board (“FASB”) updated the accounting standards for revenue from contracts with customers. The update provides a five step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are in the scope of other standards). The standard also updates the accounting for certain costs associated with obtaining and fulfilling a customer contract and requires disclosure of quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard was effective for interim and annual periods beginning after December 15, 2017. The standard was permitted to be applied retrospectively for all periods presented or retrospectively with a cumulative-effect adjustment at the date of adoption. The Company adopted the revenue recognition guidance on a retrospective basis on January 1, 2018. The update does not apply to revenue associated with the manufacturing of insurance and annuity products or financial instruments as these revenues are in the scope of other standards. Therefore, the update did not have an impact on these revenues. The Company’s implementation efforts included the identification of revenue within the guidance and the review of the customer contracts to determine the Company’s performance obligation and the associated timing of each performance obligation. The adoption of the standard resulted in the reclassification of certain revenues within total revenues. See Note 4 for new disclosures on revenue from contracts with customers.

Financial Instruments — Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB updated the accounting standards on the recognition and measurement of financial instruments. The update requires entities to carry marketable equity securities, excluding investments in securities that qualify for the equity method of accounting, at fair value with changes in fair value reflected in net income each reporting period. The update affects other aspects of accounting for equity instruments, as well as the accounting for financial liabilities utilizing the fair value option. The update eliminates the requirement to disclose the methods and assumptions used to estimate the fair value of financial assets or liabilities held at cost on the balance sheet and requires entities to use the exit price notion when measuring the fair value of these financial instruments. The standard was effective for interim and annual periods beginning after December 15, 2017. The Company adopted the standard on January 1, 2018 using a modified retrospective approach. The adoption of the standard did not impact the Company’s financial condition or results of operations.

Fair Value Measurement — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB updated the accounting standards related to disclosures for fair value measurements. The update eliminates the following disclosures: 1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, 2) the policy of timing of transfers between levels of the fair value hierarchy, and 3) the valuation processes for Level 3 fair value measurements. The new disclosures include changes in unrealized gains and losses for the period included in OCI for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and the range and weighted average used to develop significant unobservable inputs and how the weighted average was calculated. The new disclosures are required on a prospective basis; all other provisions should be applied retrospectively. The update is effective for interim and annual periods beginning after December 15, 2019. Early adoption is permitted for the entire standard or only the provisions to eliminate or modify disclosure requirements. The Company early adopted the provisions of the standard to eliminate or modify disclosure requirements in the fourth quarter of 2018. The update does not have an impact on the Company’s financial condition or results of operations.

Future Adoption of New Accounting Standards

Leases — Recognition of Lease Assets and Liabilities on Balance Sheet

In February 2016, the FASB updated the accounting standards for leases. The update was issued to increase transparency and comparability for the accounting of lease transactions. The standard will require most lease transactions for lessees to be recorded on the balance sheet as lease assets and lease liabilities and both quantitative and qualitative disclosures about leasing arrangements. The standard is effective for interim and annual periods beginning after December 15, 2018 with early adoption permitted. Entities may elect to adopt the standard using a modified retrospective approach at either the beginning of the earliest period presented or as of the date of adoption. The Company adopted the standard using a modified retrospective approach as of January 1, 2019. The Company also elected the package of practical expedients permitted under the transition guidance within the accounting standard that allows entities to carryforward their historical lease classification and to not reassess contracts for embedded leases among other things. The adoption did not have a material impact on the Company’s financial condition or results of operations.

RiverSource Life Insurance Co. of New York

Income Statement — Reporting Comprehensive Income — Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

In February 2018, the FASB updated the accounting standards related to the presentation of tax effects stranded in AOCI. The update allows a reclassification from AOCI to retained earnings for tax effects stranded in AOCI resulting from the Tax Act. The update is optional and entities may elect not to reclassify the stranded tax effects. The update is effective for fiscal years beginning after December 15, 2018. Entities may elect to record the impacts either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. Early adoption is permitted in any period. The Company adopted the standard on January 1, 2019 and elected not to reclassify the stranded tax effects in AOCI. The stranded effects are released from AOCI when an entire portfolio of the type of item related to the stranded effect is liquidated, sold or extinguished (i.e., portfolio approach). As such, the update did not have an impact on the Company’s financial condition and results of operations.

Derivatives and Hedging — Targeted Improvements to Accounting for Hedging Activities

In August 2017, the FASB updated the accounting standards to amend the hedge accounting recognition and presentation requirements. The objectives of the update are to better align the financial reporting of hedging relationships to the economic results of an entity’s risk management activities and simplify the application of the hedge accounting guidance. The update also adds new disclosures and amends existing disclosure requirements. The standard is effective for interim and annual periods beginning after December 15, 2018, and should be applied on a modified retrospective basis. The Company adopted the standard on January 1, 2019. The adoption did not impact the Company’s financial condition or results of operations.

Receivables — Nonrefundable Fees and Other Costs — Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB updated the accounting standards to shorten the amortization period for certain purchased callable debt securities held at a premium. Under current guidance, premiums are generally amortized over the contractual life of the security. The amendments require the premium to be amortized to the earliest call date. The update applies to securities with explicit, non-contingent call features that are callable at fixed prices and on preset dates. The standard is effective for interim and annual periods beginning after December 15, 2018, and should be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted the standard on January 1, 2019. The adoption did not have a material impact on the Company’s financial condition or results of operations.

Financial Services — Insurance — Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB updated the accounting standard related to long-duration insurance contracts. The guidance revises key elements of the measurement models and disclosure requirements for long-duration insurance contracts issued by insurers and reinsurers.

The guidance establishes a significant new category of benefit features called market risk benefits that protect the contract holder from other-than-nominal capital market risk and expose the insurer to that risk. Insurers will have to measure market risk benefits at fair value. Market risk benefits include variable annuity guaranteed benefits (i.e. guaranteed minimum death, withdrawal, withdrawal for life, accumulation and income benefits). The portion of the change in fair value attributable to a change in the instrument-specific credit risk of market risk benefits in a liability position will be recorded in OCI.

Significant changes also relate to the measurement of the liability for future policy benefits for nonparticipating traditional long-duration insurance contracts and immediate annuities with a life contingent feature include the following:

•

Insurers will be required to review and update the cash flow assumptions used to measure the liability for future policy benefits rather than using assumptions locked in at contract inception. The review of assumptions to measure the liability for all future policy benefits will be required annually at the same time each year, or more frequently if suggested by experience. The effect of updating assumptions will be measured on a retrospective catch-up basis and presented separate from the ongoing policyholder benefit expense in the statement of operations in the period the update is made. This new unlocking process will be required for the Company’s term and whole life insurance, DI and LTC insurance and immediate annuities with a life contingent feature.

•

The discount rate used to measure the liability for future policy benefits will be standardized. The current requirement to use a discount rate reflecting expected investment yields will change to an upper-medium grade (low credit risk) fixed income corporate instrument yield (generally interpreted as an “A” rating) reflecting the duration characteristics of the liability. Entities will be required to update the discount rate at each reporting date with the effect of discount rate changes reflected in OCI.

•

The current premium deficiency test is being replaced with a net premium ratio cap of 100%. If the net premium ratio (i.e. the ratio of the present value of total expected benefits and related expenses to the present value of total expected premiums) exceeds 100%, insurers are required to recognize a loss in the statement of operations in the period. Contracts from different issue years will no longer be permitted to be grouped to determine contracts in a loss position.

RiverSource Life Insurance Co. of New York

In addition, the update requires DAC and DSIC relating to all long-duration contracts and most investment contracts to be amortized on a straight-line basis over the expected life of the contract independent of profit emergence. Under the new guidance, interest will not accrue to the deferred balance and DAC and DSIC will not be subject to an impairment test.

The update requires significant additional disclosures, including disaggregated rollforwards of the liability for future policy benefits, policyholder account balances, market risk benefits, DAC and DSIC, as well as qualitative and quantitative information about expected cash flows, estimates and assumptions. The update is effective for interim and annual periods beginning after December 15, 2020. The standard should be applied to the liability for future policy benefits and DAC and DSIC on a modified retrospective basis and applied to market risk benefits on a retrospective basis with the option to apply full retrospective transition if certain criteria are met. Early adoption is permitted. The Company is currently evaluating the impact of the standard on its financial condition, results of operations and disclosures.

Intangibles — Goodwill and Other — Internal-Use Software — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract

In August 2018, the FASB updated the accounting standards related to customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. The update requires implementation costs for a CCA to be evaluated for capitalization using the same approach as implementation costs associated with internal-use software. The update also addresses presentation, measurement and impairment of capitalized implementation costs in a CCA that is a service contract. The update requires new disclosures on the nature of hosting arrangements that are service contracts, significant judgements made when applying the guidance and quantitative disclosures, including amounts capitalized, amortized and impaired. The update is effective for interim and annual periods beginning after December 15, 2019, and can be applied either prospectively or retrospectively. Early adoption is permitted. The update is not expected to have a material impact on the Company’s financial condition or results of operations.

Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB updated the accounting standards related to accounting for credit losses on certain types of financial instruments. The update replaces the current incurred loss model for estimating credit losses with a new model that requires an entity to estimate the credit losses expected over the life of the asset. Generally, the initial estimate of the expected credit losses and subsequent changes in the estimate will be reported in current period earnings and recorded through an allowance for credit losses on the balance sheet. The current credit loss model for Available-for-Sale debt securities does not change; however, the credit loss calculation and subsequent recoveries are required to be recorded through an allowance. The standard is effective for interim and annual periods beginning after December 15, 2019. Early adoption will be permitted for interim and annual periods beginning after December 15, 2018. A modified retrospective cumulative adjustment to retained earnings should be recorded as of the first reporting period in which the guidance is effective for loans, receivables, and other financial instruments subject to the new expected credit loss model. Prospective adoption is required for establishing an allowance related to Available-for-Sale debt securities, certain beneficial interests, and financial assets purchased with a more-than-insignificant amount of credit deterioration since origination. The Company is currently evaluating the impact of the standard on its financial condition and results of operations.

4.  REVENUE FROM CONTRACTS WITH CUSTOMERS

On January 1, 2018, the Company adopted the new accounting standard for revenue from contracts with customers on a retrospective basis.

The following table presents disaggregated revenue from contracts with customers and a reconciliation to total revenues reported on the Statements of Income. Revenues related to manufacturing of insurance and annuity products or financial instruments are

RiverSource Life Insurance Co. of New York

not in the scope of this standard and are included in the table below under the heading Revenue from other sources. See Note 3 for additional information on the adoption of the new accounting standard.

	Years Ended December 31,
(in thousands)	2018	2017	2016
Policy and contract charges
Affiliated (from Columbia Management Investment Distributors, Inc.)	$9,976	$9,800	$9,275
Unaffiliated	786	812	803
Total	10,762	10,612	10,078
Other revenues
Administrative fees
Affiliated (from Columbia Management Investment Services, Corp.)	2,527	2,462	2,353
Unaffiliated	1,199	1,225	1,304
	3,726	3,687	3,657
Other fees
Affiliated (from Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Wanger Asset Management, LLC)	19,601	18,963	18,383
Unaffiliated	171	181	144
	19,772	19,144	18,527
Total	23,498	22,831	22,184
Total revenue from contracts with customers	34,260	33,443	32,262
Revenue from other sources(1)	213,571	211,294	214,822
Total revenues	$247,831	$244,737	$247,084

(1)	Revenues not included in the scope of the revenue from contracts with customers standard.

The following discussion describes the nature, timing, and uncertainty of revenues and cash flows arising from the Company’s contracts with customers.

Policy and contract charges

The Company earns revenue for providing distribution-related services to affiliated and unaffiliated mutual funds that are available as underlying investments in its variable annuity and variable life insurance products. The performance obligation is satisfied at the time the mutual fund is distributed. Revenue is recognized over the time the mutual fund is held in the variable product and is generally earned based on a fixed rate applied, as a percentage, to the net asset value of the fund. The revenue is not recognized at the time of sale because it is variably constrained due to factors outside the Company’s control, including market volatility and how long the fund(s) remain in the insurance policy or annuity contract. The revenue will not be recognized until it is probable that a significant reversal will not occur. These fees are accrued and collected on a monthly basis.

Other revenues

Administrative fees

The Company earns revenue for providing customer support, contract servicing and administrative services for affiliated and unaffiliated mutual funds that are available as underlying investments in its variable annuity and variable life insurance products. The transfer agent and administration revenue is earned daily based on a fixed rate applied, as a percentage, to assets under management. These performance obligations are considered a series of distinct services that are substantially the same and are satisfied each day over the contract term. These fees are accrued and collected on a monthly basis.

Other fees

The Company earns revenue for providing affiliated and unaffiliated partners an opportunity to educate the financial advisors of its affiliate, AFSI, that sell the Company’s products as well as product and marketing personnel to support the offer, sale and servicing of funds within the Company’s variable annuity and variable life insurance products. These payments allow the parties to train and support the advisors, explain the features of their products, and distribute marketing and educational materials. The affiliated revenue is earned based on a rate, updated at least annually, which is applied, as a percentage, to the market value of assets invested. The unaffiliated revenue is earned based on a fixed rate applied, as a percentage, to the market value of assets invested. These performance obligations are considered a series of distinct services that are substantially the same and are satisfied each day over the contract term. These fees are accrued and collected on a monthly basis.

Receivables

Receivables for revenue from contracts with customers are recognized when the performance obligation is satisfied and the Company has an unconditional right to the revenue. Receivables related to revenues from contracts with customers were $2.8 million and $3.1 million as of December 31, 2018 and 2017, respectively.

RiverSource Life Insurance Co. of New York

5.  VARIABLE INTEREST ENTITIES

The Company invests in structured investments which are considered variable interest entities for which it is not the sponsor. These structured investments typically invest in fixed income instruments and are managed by third parties and include asset backed securities, commercial and residential mortgage backed securities. The Company classifies these investments as Available-for-Sale securities. The Company has determined that it is not the primary beneficiary of these structures due to the size of the Company’s investment in the entities and position in the capital structure of these entities. The Company’s maximum exposure to loss as a result of its investment in these structured investments is limited to its amortized cost. The Company has no obligation to provide financial or other support to the structured investments beyond its investment nor has the Company provided any support to the structured investments. See Note 6 for additional information on these structured investments.

6.  INVESTMENTS

Available-for-Sale securities distributed by type were as follows:

	December 31, 2018
Description of Securities (in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Noncredit OTTI(1)

Corporate debt securities	$994,238	$39,735	$(17,207)	$1,016,766	$2
Residential mortgage backed securities	192,137	1,521	(3,356)	190,302	—
Commercial mortgage backed securities	297,080	819	(8,359)	289,540	—
State and municipal obligations	124,942	18,511	(242)	143,211	—
Asset backed securities	48,509	1,550	(233)	49,826	—
Foreign government bonds and obligations	2,327	242	(14)	2,555	—
U.S. government and agency obligations	250	—	(1)	249	—
Total	$1,659,483	$62,378	$(29,412)	$1,692,449	$2

	December 31, 2017
Description of Securities (in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Noncredit OTTI(1)

Corporate debt securities	$1,053,836	$77,636	$(1,970)	$1,129,502	$2
Residential mortgage backed securities	192,827	3,206	(1,422)	194,611	—
Commercial mortgage backed securities	281,713	2,975	(2,875)	281,813	—
State and municipal obligations	121,555	23,905	(131)	145,329	—
Asset backed securities	51,415	1,622	(90)	52,947	—
Foreign government bonds and obligations	2,405	387	(1)	2,791	—
U.S. government and agency obligations	250	—	—	250	—
Total	$1,704,001	$109,731	$(6,489)	$1,807,243	$2

(1)

Represents the amount of other-than-temporary impairment (“OTTI”) losses in AOCI. Amount includes unrealized gains and losses on impaired securities subsequent to the initial impairment measurement date. These amounts are included in gross unrealized gains and losses as of the end of the period.

As of December 31, 2018 and 2017, investment securities with a fair value of $74.8 million and $44.9 million, respectively, were pledged to meet contractual obligations under derivative contracts, of which $35.7 million and $22.2 million, respectively, may be sold, pledged or rehypothecated by the counterparty.

As of December 31, 2018 and 2017, fixed maturity securities comprised approximately 89% and 90%, respectively, of the Company’s total investments. Rating agency designations are based on the availability of ratings from Nationally Recognized Statistical Rating Organizations (“NRSROs”), including Moody’s Investors Service (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) and Fitch Ratings Ltd. (“Fitch”). The Company uses the median of available ratings from Moody’s, S&P and Fitch, or if fewer than three ratings are available, the lower rating is used. When ratings from Moody’s, S&P and Fitch are unavailable, the Company may utilize ratings from other NRSROs or rate the securities internally. As of December 31, 2018 and 2017, approximately $85.8 million and $106.1 million, respectively, of securities were internally rated by Columbia Management Investment Advisers, LLC (“CMIA”), an affiliate of the Company, using criteria similar to those used by NRSROs.

RiverSource Life Insurance Co. of New York

A summary of fixed maturity securities by rating was as follows:

	December 31, 2018			December 31, 2017
Ratings (in thousands, except percentages)	Amortized Cost	Fair Value	Percent of Total Fair Value	Amortized Cost	Fair Value	Percent of Total Fair Value
AAA	$499,675	$489,929	29%	$480,751	$482,335	27%
AA	82,837	97,519	6	92,839	114,135	6
A	228,798	249,267	15	296,099	331,093	18
BBB	790,976	801,038	47	765,947	809,787	45
Below investment grade	57,197	54,696	3	68,365	69,893	4
Total fixed maturities	$1,659,483	$1,692,449	100%	$1,704,001	$1,807,243	100%

As of December 31, 2018 and 2017, approximately 40% and 39%, respectively, of the securities rated AAA were GNMA, FNMA and FHLMC mortgage backed securities. No holdings of any other issuer were greater than 10% of total equity as of both December 31, 2018 and 2017.

The following tables provide information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2018
(in thousands, except number of securities)	Less than 12 months			12 months or more			Total
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Corporate debt securities	172	$445,249	$(10,422)	56	$138,422	$(6,785)	228	$583,671	$(17,207)
Residential mortgage backed securities	16	50,852	(576)	20	70,846	(2,780)	36	121,698	(3,356)
Commercial mortgage backed securities	39	108,449	(2,222)	49	125,810	(6,137)	88	234,259	(8,359)
State and municipal obligations	4	10,275	(60)	5	9,168	(182)	9	19,443	(242)
Asset backed securities	4	15,975	(146)	5	12,280	(87)	9	28,255	(233)
Foreign government bonds and obligations	1	96	(14)	—	—	—	1	96	(14)
U.S. government and agency obligations	1	249	(1)	—	—	—	1	249	(1)
Total	237	$631,145	$(13,441)	135	$356,526	$(15,971)	372	$987,671	$(29,412)

	December 31, 2017
(in thousands, except number of securities)	Less than 12 months			12 months or more			Total
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Corporate debt securities	49	$125,339	$(580)	19	$33,891	$(1,390)	68	$159,230	$(1,970)
Residential mortgage backed securities	11	42,991	(297)	9	42,099	(1,125)	20	85,090	(1,422)
Commercial mortgage backed securities	28	71,576	(640)	24	61,937	(2,235)	52	133,513	(2,875)
State and municipal obligations	4	4,839	(11)	1	4,380	(120)	5	9,219	(131)
Asset backed securities	7	16,846	(48)	2	2,345	(42)	9	19,191	(90)
Foreign government bonds and obligations	—	—	—	1	110	(1)	1	110	(1)
U.S. government and agency obligations	—	—	—	1	250	—	1	250	—
Total	99	$261,591	$(1,576)	57	$145,012	$(4,913)	156	$406,603	$(6,489)

As part of the Company’s ongoing monitoring process, management determined that the change in gross unrealized losses on its Available-for-Sale securities is attributable to a rise in interest rates as well as wider credit spreads.

The following table presents a rollforward of the cumulative amounts recognized in the Statements of Income for other-than-temporary impairments related to credit losses on Available-for-Sale securities for which a portion of the securities’ total other-than-temporary impairments was recognized in OCI:

	Years Ended December 31,
(in thousands)	2018	2017	2016
Beginning balance	$—	$721	$1,564
Credit losses for which an other-than-temporary impairment was previously recognized	—	—	20
Reductions for securities sold during the period (realized)	—	(721)	(863)
Ending balance	$—	$—	$721

RiverSource Life Insurance Co. of New York

Net realized gains and losses on Available-for-Sale securities, determined using the specific identification method, recognized in net realized investment gains (losses) were as follows:

	Years Ended December 31,
(in thousands)	2018	2017	2016
Gross realized investment gains	$965	$2,966	$2,624
Gross realized investment losses	(399)	(86)	(1,429)
Other-than-temporary impairments	—	—	(20)
Total	$566	$2,880	$1,175

Other-than-temporary impairments for the year ended December 31, 2016 primarily related to credit losses on corporate debt securities and non-agency residential mortgage backed securities.

See Note 17 for a rollforward of net unrealized investment gains (losses) included in AOCI.

Available-for-Sale securities by contractual maturity as of December 31, 2018 were as follows:

(in thousands)	Amortized Cost	Fair Value
Due within one year	$148,561	$149,003
Due after one year through five years	429,911	425,975
Due after five years through 10 years	298,397	295,673
Due after 10 years	244,888	292,130
	1,121,757	1,162,781
Residential mortgage backed securities	192,137	190,302
Commercial mortgage backed securities	297,080	289,540
Asset backed securities	48,509	49,826
Total	$1,659,483	$1,692,449

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage backed securities, commercial mortgage backed securities and asset backed securities are not due at a single maturity date. As such, these securities were not included in the maturities distribution.

The following is a summary of net investment income:

	Years Ended December 31,
(in thousands)	2018	2017	2016
Fixed maturities	$69,923	$72,714	$76,949
Commercial mortgage loans	7,039	6,387	6,452
Policy loans and other investments	3,412	2,705	2,388
	80,374	81,806	85,789
Less: investment expenses	1,828	1,896	1,957
Total	$78,546	$79,910	$83,832

7.  FINANCING RECEIVABLES

The Company’s financing receivables include commercial mortgage loans and policy loans.

Allowance for Loan Losses

Policy loans do not exceed the cash surrender value of the policy at origination. As there is minimal risk of loss related to policy loans, the Company does not record an allowance for loan losses for policy loans.

The following table presents a rollforward of the allowance for loan losses for commercial mortgage loans for the years ended and the ending balance of the allowance for loan losses by impairment method:

	December 31,
(in thousands)	2018	2017	2016
Beginning balance	$2,038	$2,038	$2,038
Charge-offs	—	—	—
Ending balance	$2,038	$2,038	$2,038

Collectively evaluated for impairment	$2,038	$2,038	$2,038

RiverSource Life Insurance Co. of New York

The recorded investment in financing receivables by impairment method for commercial mortgage loans was as follows:

	December 31,
(in thousands)	2018	2017
Individually evaluated for impairment	$—	$883
Collectively evaluated for impairment	156,995	150,520
Total	$156,995	$151,403

Credit Quality Information

All loans were considered to be performing as of both December 31, 2018 and 2017.

Commercial Mortgage Loans

The Company reviews the credit worthiness of the borrower and the performance of the underlying properties in order to determine the risk of loss on commercial mortgage loans. Based on this review, the commercial mortgage loans are assigned an internal risk rating, which management updates as necessary. Commercial mortgage loans which management has assigned its highest risk rating were nil and 1% of total commercial mortgage loans as of December 31, 2018 and 2017, respectively. Loans with the highest risk rating represent distressed loans which the Company has identified as impaired or expects to become delinquent or enter into foreclosure within the next six months. In addition, the Company reviews the concentrations of credit risk by region and property type.

Concentrations of credit risk of commercial mortgage loans by U.S. region were as follows:

	Loans		Percentage
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands)
Pacific	$41,492	$40,403	26%	27%
South Atlantic	31,023	35,229	20	23
Middle Atlantic	22,115	17,929	14	12
Mountain	19,665	17,250	13	11
West North Central	15,451	16,204	10	11
East North Central	11,697	9,229	7	6
East South Central	6,265	7,704	4	5
West South Central	7,973	5,883	5	4
New England	1,314	1,572	1	1

	156,995	151,403	100%	100%

Less: allowance for loan losses	2,038	2,038

Total	$154,957	$149,365

Concentrations of credit risk of commercial mortgage loans by property type were as follows:

	Loans		Percentage
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
	(in thousands)
Retail	$38,402	$43,650	24%	29%
Apartments	52,219	41,499	33	27
Industrial	33,902	32,519	22	22
Office	21,283	20,979	14	14
Mixed use	4,014	3,202	3	2
Other	7,175	9,554	4	6

	156,995	151,403	100%	100%

Less: allowance for loan losses	2,038	2,038

Total	$154,957	$149,365

8.  DEFERRED ACQUISITION COSTS AND DEFERRED SALES INDUCEMENT COSTS

In the third quarter of the year, management updated market-related inputs and implemented model changes related to the living benefit valuation. In addition, management conducted its annual review of life insurance and annuity valuation assumptions relative to current experience and management expectations including modeling changes. These aforementioned changes are collectively referred to as unlocking. The impact of unlocking to DAC for the year ended December 31, 2018 primarily reflected updated mortality assumptions on UL and VUL insurance products and lower surrender rate assumptions on variable annuities,

RiverSource Life Insurance Co. of New York

partially offset by an unfavorable impact from updates to assumptions on utilization of guaranteed withdrawal benefits. The impact of unlocking to DAC for the year ended December 31, 2017 primarily reflected improved persistency and mortality on UL and VUL insurance products and a correction related to a variable annuity model assumption partially offset by updates to market-related inputs to the living benefit valuation. The impact of unlocking to DAC for the year ended December 31, 2016 primarily reflected low interest rates that more than offset benefits from persistency on annuity contracts without living benefits. In addition, the Company’s review of its closed LTC business in 2016 resulted in loss recognition due to low interest rates and higher morbidity.

The balances of and changes in DAC were as follows:

(in thousands)	2018	2017	2016
Balance at January 1	$165,465	$161,813	$160,845
Capitalization of acquisition costs	20,224	18,160	18,503 (1)
Amortization, excluding the impact of valuation assumptions review	(16,747)	(14,002)	(14,565)
Amortization, impact of valuation assumptions review	2,068	309	(1,145)
Impact of change in net unrealized (gains) losses on securities	6,186	(815)	(1,825)
Balance at December 31	$177,196	$165,465	$161,813

(1)

Includes a $1.9 million benefit for the release of the deferred reinsurance liability in connection with the loss recognition on LTC business. The benefit was reported in other insurance and operating expenses on the Statements of Income.

The balances of and changes in DSIC, which is included in other assets, were as follows:

(in thousands)	2018	2017	2016
Balance at January 1	$13,028	$14,492	$15,973
Capitalization of sales inducement costs	147	255	305
Amortization, excluding the impact of valuation assumptions review	(2,136)	(2,080)	(2,035)
Amortization, impact of valuation assumptions review	(29)	19	400
Impact of change in net unrealized (gains) losses on securities	1,056	342	(151)
Balance at December 31	$12,066	$13,028	$14,492

9.  REINSURANCE

The Company reinsures a portion of the insurance risks associated with its traditional life, DI and LTC insurance products through reinsurance agreements with unaffiliated reinsurance companies. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

The Company generally reinsures 90% of the death benefit liability for new term life insurance policies beginning in 2002 and new individual UL and VUL insurance policies beginning in 2003. Policies issued prior to these dates are not subject to these same reinsurance levels.

However, for IUL policies issued after September 1, 2013 and VUL policies issued after January 1, 2014, the Company generally reinsures 50% of the death benefit liability.

The maximum amount of life insurance risk the Company will retain is $10 million on a single life and $10 million on any flexible premium survivorship life policy; however, reinsurance agreements are in place such that retaining more than $1.5 million of insurance risk on a single life or a flexible premium survivorship life policy is very unusual. Risk on UL and VUL policies is reinsured on a yearly renewable term basis. Risk on most term life policies starting in 2002 is reinsured on a coinsurance basis, a type of reinsurance in which the reinsurer participates proportionally in all material risks and premiums associated with a policy.

The Company also has life insurance and fixed annuity risk previously assumed under reinsurance arrangements with an unaffiliated insurance company.

As of December 31, 2002, the Company discontinued underwriting LTC insurance. For existing LTC policies, the Company has continued ceding 50% of the risk on a coinsurance basis to Genworth Life Insurance Company of New York (“Genworth”) and retains the remaining risk. This reinsurance arrangement applies for 1996 and later issues only. Under these agreements, the Company has the right, but never the obligation, to recapture some, or all, of the risk ceded to Genworth.

Generally, the Company retains at most $5,000 per month of risk per life on DI policies sold on policy forms introduced in 2010 and reinsures the remainder of the risk on a coinsurance basis with unaffiliated reinsurance companies. The Company retains all risk for new claims on DI contracts sold on other policy forms introduced prior to 2010. The Company also retains all risk on accidental death benefit claims and substantially all risk associated with waiver of premium provisions.

As of both December 31, 2018 and 2017, traditional life and UL insurance policies in force were $11.5 billion, of which $8.1 billion and $8.0 billion as of December 31, 2018 and 2017, respectively, were reinsured at the respective year ends.

RiverSource Life Insurance Co. of New York

The effect of reinsurance on premiums for traditional long-duration products was as follows:

	Years Ended December 31,
(in thousands)	2018	2017	2016
Direct premiums	$31,392	$35,307	$33,414
Reinsurance ceded	(11,749)	(11,792)	(11,503)
Net premiums	$19,643	$23,515	$21,911

Policy and contract charges are presented on the Statements of Income net of $7.5 million, $6.6 million and $6.2 million of reinsurance ceded for non-traditional long-duration products for the years ended December 31, 2018, 2017 and 2016, respectively.

The amount of claims recovered through reinsurance on all contracts was $12.0 million, $12.4 million and $16.0 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Reinsurance recoverables include approximately $129.7 million and $108.0 million related to LTC risk ceded to Genworth as of December 31, 2018 and 2017, respectively.

Policyholder account balances, future policy benefits and claims include $1.8 million and $2.0 million related to previously assumed reinsurance arrangements as of December 31, 2018 and 2017, respectively.

10.  POLICYHOLDER ACCOUNT BALANCES, FUTURE POLICY BENEFITS AND CLAIMS AND SEPARATE ACCOUNT LIABILITIES

Policyholder account balances, future policy benefits and claims consisted of the following:

	December 31,
(in thousands)	2018	2017
Policyholder account balances
Fixed annuities(1)	$841,716	$872,166
Variable annuity fixed sub-accounts	258,617	263,980
UL/VUL insurance	189,577	190,594
IUL insurance	87,791	64,847
Other life insurance	33,605	34,384
Total policyholder account balances	1,411,306	1,425,971
Future policy benefits
Variable annuity GMWB	25,740	7,117
Variable annuity GMAB(2)	(1,895)	(7,241)
Other annuity liabilities	1,050	4,766
Fixed annuity life contingent liabilities	86,453	89,886
Life and DI insurance	72,104	71,851
LTC insurance	315,653	286,622
UL/VUL and other life insurance additional liabilities	48,873	44,407
Total future policy benefits	547,978	497,408
Policy claims and other policyholders’ funds	8,221	9,389
Total policyholder account balances, future policy benefits and claims	$1,967,505	$1,932,768

(1)	Includes fixed deferred annuities and non-life contingent fixed payout annuities.
(2)	Includes the fair value of GMAB embedded derivatives that was a net asset as of both December 31, 2018 and 2017 reported as a contra liability.

Fixed Annuities

Fixed annuities include both deferred and payout contracts. Deferred contracts offer a guaranteed minimum rate of interest and security of the principal invested. Payout contracts guarantee a fixed income payment for life or the term of the contract. Liabilities for fixed annuities in a benefit or payout status are based on future estimated payments using established industry mortality tables and interest rates, ranging from 2.71% to 9.38% as of December 31, 2018, depending on year of issue, with an average rate of approximately 4.03%. The Company generally invests the proceeds from the annuity contracts in fixed rate securities.

Variable Annuities

Purchasers of variable annuities can select from a variety of investment options and can elect to allocate a portion to a fixed account. A vast majority of the premiums received for variable annuity contracts are held in separate accounts where the assets are held for the exclusive benefit of those contractholders.

Most of the variable annuity contracts currently issued by the Company contain one or more guaranteed benefits, including GMWB, GMAB and GMDB provisions. The Company previously offered contracts with GMIB provisions. See Note 2 and Note 11 for additional information regarding the Company’s variable annuity guarantees. The Company does not currently hedge

RiverSource Life Insurance Co. of New York

its risk under the GMDB and GMIB provisions. See Note 12 and Note 16 for additional information regarding the Company’s derivative instruments used to hedge risks related to GMWB and GMAB provisions.

Insurance Liabilities

UL/VUL is the largest group of insurance policies written by the Company. Purchasers of UL accumulate cash value that increases by a fixed interest rate. Purchasers of VUL can select from a variety of investment options and can elect to allocate a portion to a fixed account or a separate account. A vast majority of the premiums received for VUL policies are held in separate accounts where the assets are held for the exclusive benefit of those policyholders.

IUL is a universal life policy that includes an indexed account. The rate of credited interest above the minimum guarantee for funds allocated to the indexed account is linked to the performance of the specific index for the indexed account (subject to a cap and floor). The Company offers an S&P 500® Index account option and a blended multi-index account option comprised of the S&P 500 Index, the MSCI® EAFE Index and the MSCI EM Index. Both options offer two crediting durations, one-year and two-year. The policyholder may allocate all or a portion of the policy value to a fixed or any available indexed account. The portion of the policy allocated to the indexed account is accounted for as an embedded derivative at fair value. The Company hedges the interest credited rate including equity and interest rate risk related to the indexed account with derivative instruments. See Note 16 for additional information regarding the Company’s derivative instruments used to hedge the risk related to IUL.

The Company also offers term life insurance as well as DI products. The Company no longer offers standalone LTC products and whole life insurance but has in force policies from prior years.

Insurance liabilities include accumulation values, incurred but not reported claims, obligations for anticipated future claims and unpaid reported claims.

The liability for estimates of benefits that will become payable on future claims on term life, whole life and DI policies is based on the net level premium and LTC policies is based on a gross premium valuation reflecting management’s current best estimate assumptions. Both include the anticipated interest rates earned on assets supporting the liability. Anticipated interest rates for term and whole life ranged from 3% to 10% as of December 31, 2018. Anticipated interest rates for DI policies ranged from 4% to 7.5% as of December 31, 2018 and for LTC policies ranged from 5.9% to 6.8% as of December 31, 2018.

The liability for unpaid reported claims on DI and LTC policies includes an estimate of the present value of obligations for continuing benefit payments. The discount rates used to calculate present values are based on average interest rates earned on assets supporting the liability for unpaid amounts and were 4.5% and 6.2% for DI and LTC claims, respectively, as of December 31, 2018.

Portions of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the policy. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the policy. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

Separate Account Liabilities

Separate account liabilities consisted of the following:

	December 31,
(in thousands)	2018	2017
Variable annuity	$3,868,048	$4,324,729
VUL insurance	378,190	431,262
Other insurance	725	778
Total	$4,246,963	$4,756,769

11.  VARIABLE ANNUITY AND INSURANCE GUARANTEES

The majority of the variable annuity contracts offered by the Company contain GMDB provisions. The Company also offers variable annuities with GMWB and GMAB provisions. The Company previously offered contracts containing GMIB provisions. See Note 2 and Note 10 for additional information regarding the Company’s variable annuity guarantees.

The GMDB provisions provide a specified minimum return upon death of the contractholder. The death benefit payable is the greater of (i) the contract value less any purchase payment credits subject to recapture less a pro-rata portion of any rider fees, or (ii) the GMDB provisions specified in the contract. The Company has the following primary GMDB provisions:

•	Return of premium — provides purchase payments minus adjusted partial surrenders.

•

Reset — provides that the value resets to the account value every sixth contract anniversary minus adjusted partial surrenders. This provision was often provided in combination with the return of premium provision and is no longer offered.

•	Ratchet — provides that the value ratchets up to the maximum account value at specified anniversary intervals, plus subsequent purchase payments less adjusted partial surrenders.

RiverSource Life Insurance Co. of New York

The variable annuity contracts with GMWB riders typically have account values that are based on an underlying portfolio of mutual funds, the values of which fluctuate based on fund performance. At issue, the guaranteed amount is equal to the amount deposited but the guarantee may be increased annually to the account value (a “step-up”) in the case of favorable market performance or by a benefit credit if the contract includes this provision.

The Company has GMWB riders in force, which contain one or more of the following provisions:

•	Withdrawals at a specified rate per year until the amount withdrawn is equal to the guaranteed amount.

•	Withdrawals at a specified rate per year for the life of the contractholder (“GMWB for life”).

•	Withdrawals at a specified rate per year for joint contractholders while either is alive.

•	Withdrawals based on performance of the contract.

•	Withdrawals based on the age withdrawals begin.

•	Credits are applied annually for a specified number of years to increase the guaranteed amount as long as withdrawals have not been taken.

Variable annuity contractholders age 79 or younger at contract issue can also obtain a principal-back guarantee by purchasing the optional GMAB rider for an additional charge. The GMAB rider guarantees that, regardless of market performance at the end of the 10-year waiting period, the contract value will be no less than the original investment or a specified percentage of the highest anniversary value, adjusted for withdrawals. If the contract value is less than the guarantee at the end of the 10-year period, a lump sum will be added to the contract value to make the contract value equal to the guarantee value.

Certain UL policies offered by the Company provide secondary guarantee benefits. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

The following table provides information related to variable annuity guarantees for which the Company has established additional liabilities:

	December 31, 2018				December 31, 2017
Variable Annuity Guarantees by Benefit Type(1) (in thousands, except age)	Total Contract Value	Contract Value in Separate Accounts	Net Amount at Risk	Weighted Average Attained Age	Total Contract Value	Contract Value in Separate Accounts	Net Amount at Risk	Weighted Average Attained Age
GMDB:
Return of premium	$3,062,415	$2,978,772	$25,255	67	$3,340,210	$3,251,444	$367	66
Five/six-year reset	431,207	272,207	3,218	67	492,753	334,042	947	66
One-year ratchet	449,365	436,044	33,558	69	525,859	512,295	409	69
Five-year ratchet	154,088	150,031	3,816	67	190,808	186,691	83	66
Total — GMDB	$4,097,075	$3,837,054	$65,847	67	$4,549,630	$4,284,472	$1,806	66
GMIB	$11,458	$10,130	$157	69	$13,205	$12,210	$23	68
GMWB:
GMWB	$120,998	$120,625	$79	72	$157,478	$156,950	$5	71
GMWB for life	2,320,185	2,314,817	1,979	68	2,507,268	2,495,903	93	67
Total — GMWB	$2,441,183	$2,435,442	$2,058	68	$2,664,746	$2,652,853	$98	67
GMAB	$214,259	$214,006	$2,745	60	$258,510	$258,497	$11	59

(1)

Individual variable annuity contracts may have more than one guarantee and therefore may be included in more than one benefit type. Variable annuity contracts for which the death benefit equals the account value are not shown in this table.

The net amount at risk for GMDB and GMAB is defined as the current guaranteed benefit amount in excess of the current contract value. The net amount at risk for GMIB is defined as the greater of the present value of the minimum guaranteed annuity payments less the current contract value or zero. The net amount at risk for GMWB is defined as the greater of the present value of the minimum guaranteed withdrawal payments less the current contract value or zero.

The following table provides information related to insurance guarantees for which the Company has established additional liabilities:

	December 31, 2018		December 31, 2017
(in thousands, except age)	Net Amount at Risk	Weighted Average Attained Age	Net Amount at Risk	Weighted Average Attained Age
UL secondary guarantees	$454	66	$438	65

The net amount at risk for UL secondary guarantees is defined as the current guaranteed death benefit amount in excess of the current policyholder account balance.

RiverSource Life Insurance Co. of New York

Changes in additional liabilities (contra liabilities) for variable annuity and insurance guarantees were as follows:

(in thousands)	GMDB	GMIB	GMWB(1)	GMAB(1)	UL
Balance at January 1, 2016	$712	$383	$45,907	$(237)	$23,816
Incurred claims	275	8	(7,103)	(1,848)	8,949
Paid claims	(316)	—	—	—	(2,896)
Balance at December 31, 2016	671	391	38,804	(2,085)	29,869
Incurred claims	123	88	(31,687)	(5,156)	5,282
Paid claims	(2)	(200)	—	—	(478)
Balance at December 31, 2017	792	279	7,117	(7,241)	34,673
Incurred claims	154	27	18,623	5,356	12,164
Paid claims	(130)	—	—	(10)	(2,152)
Balance at December 31, 2018	$816	$306	$25,740	$(1,895)	$44,685

(1)	The incurred claims for GMWB and GMAB include the change in the fair value of the liabilities (contra liabilities) less paid claims.

The liabilities for guaranteed benefits are supported by general account assets.

The following table summarizes the distribution of separate account balances by asset type for variable annuity contracts providing guaranteed benefits:

	December 31,
(in thousands)	2018	2017
Mutual funds:
Equity	$2,258,196	$2,602,746
Bond	1,253,246	1,390,842
Other	337,842	306,879
Total mutual funds	$3,849,284	$4,300,467

No gains or losses were recognized on assets transferred to separate accounts for the years ended December 31, 2018, 2017 and 2016.

12.  FAIR VALUES OF ASSETS AND LIABILITIES

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price. The exit price assumes the asset or liability is not exchanged subject to a forced liquidation or distressed sale.

Valuation Hierarchy

The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1	Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2	Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

RiverSource Life Insurance Co. of New York

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis:

	December 31, 2018
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Available-for-Sale securities:
Corporate debt securities	$—	$907,943	$108,823	$1,016,766
Residential mortgage backed securities	—	190,252	50	190,302
Commercial mortgage backed securities	—	289,540	—	289,540
State and municipal obligations	—	143,211	—	143,211
Asset backed securities	—	49,826	—	49,826
Foreign government bonds and obligations	—	2,555	—	2,555
U.S. government and agency obligations	249	—	—	249
Total Available-for-Sale securities	249	1,583,327	108,873	1,692,449
Cash equivalents	—	131,454	—	131,454
Other assets:
Interest rate derivative contracts	—	27,177	—	27,177
Equity derivative contracts	67	41,618	—	41,685
Foreign exchange derivative contracts	—	1,582	—	1,582
Total other assets	67	70,377	—	70,444
Separate account assets at net asset value (“NAV”)				4,246,963	(1)
Total assets at fair value	$316	$1,785,158	$108,873	$6,141,310

Liabilities
Policyholder account balances, future policy benefits and claims:
IUL embedded derivatives	$—	$—	$31,504	$31,504
GMWB and GMAB embedded derivatives	—	—	9,642	9,642	(2)
Total policyholder account balances, future policy benefits and claims	—	—	41,146	41,146	(3)
Other liabilities:
Interest rate derivative contracts	—	12,979	—	12,979
Equity derivative contracts	2,668	50,399	—	53,067
Foreign exchange derivative contracts	130	517	—	647
Total other liabilities	2,798	63,895	—	66,693
Total liabilities at fair value	$2,798	$63,895	$41,146	$107,839

RiverSource Life Insurance Co. of New York

	December 31, 2017
(in thousands)	Level 1	Level 2	Level 3	Total
Assets
Available-for-Sale securities:
Corporate debt securities	$—	$1,002,822	$126,680	$1,129,502
Residential mortgage backed securities	—	194,402	209	194,611
Commercial mortgage backed securities	—	281,813	—	281,813
State and municipal obligations	—	145,329	—	145,329
Asset backed securities	—	52,947	—	52,947
Foreign government bonds and obligations	—	2,791	—	2,791
U.S. government and agency obligations	250	—	—	250
Total Available-for-Sale securities	250	1,680,104	126,889	1,807,243
Cash equivalents	—	61,085	—	61,085
Other assets:
Interest rate derivative contracts	—	21,685	—	21,685
Equity derivative contracts	6,252	74,511	—	80,763
Foreign exchange derivative contracts	20	866	—	886
Total other assets	6,272	97,062	—	103,334
Separate account assets at NAV				4,756,769	(1)
Total assets at fair value	$6,522	$1,838,251	$126,889	$6,728,431

Liabilities
Policyholder account balances, future policy benefits and claims:
IUL embedded derivatives	$—	$—	$26,582	$26,582
GMWB and GMAB embedded derivatives	—	—	(12,085)	(12,085	)(4)
Total policyholder account balances, future policy benefits and claims	—	—	14,497	14,497	(5)
Other liabilities:
Interest rate derivative contracts	—	3,705	—	3,705
Equity derivative contracts	1,341	92,773	—	94,114
Foreign exchange derivative contracts	7	704	—	711
Total other liabilities	1,348	97,182	—	98,530
Total liabilities at fair value	$1,348	$97,182	$14,497	$113,027

(1)

Amounts are comprised of certain financial instruments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient and have not been classified in the fair value hierarchy.

(2)

The fair value of the GMWB and GMAB embedded derivatives included $30.0 million of individual contracts in a liability position and $20.4 million of individual contracts in an asset position as of December 31, 2018.

(3)	The Company’s adjustment for nonperformance risk resulted in a $(37.7) million cumulative increase (decrease) to the embedded derivatives as of December 31, 2018.
(4)

The fair value of the GMWB and GMAB embedded derivatives included $20.3 million of individual contracts in a liability position and $32.4 million of individual contracts in an asset position as of December 31, 2017.

(5)	The Company’s adjustment for nonperformance risk resulted in a $(19.9) million cumulative increase (decrease) to the embedded derivatives as of December 31, 2017.

The following tables provide a summary of changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

	Available-for-Sale Securities				Policyholder Account Balances, Future Policy Benefits and Claims
(in thousands)	Corporate Debt Securities	Residential Mortgage Backed Securities	Total		IUL Embedded Derivatives	GMWB and GMAB Embedded Derivatives		Total
Balance, January 1, 2018	$126,680	$209	$126,889		$(26,582)	$12,085		$(14,497)
Total gains (losses) included in:
Net income	(105)	(1)	(106	)(1)	968 (4)	(3,023	)(5)	(2,055)
Other comprehensive income (loss)	(2,431)	4	(2,427)		—	—		—
Issues	—	—	—		(7,589)	(20,079)		(27,668)
Settlements	(15,321)	(162)	(15,483)		1,699	1,375		3,074
Transfers out of Level 3	—	—	—		—	—		—
Balance, December 31, 2018	$108,823	$50	$108,873		$(31,504)	$(9,642)		$(41,146)
Changes in unrealized gains (losses) relating to assets and liabilities held at December 31, 2018	$(13)	$(1)	$(14	)(1)	$968 (4)	$(2,071	)(5)	$(1,103)

RiverSource Life Insurance Co. of New York

	Available-for-Sale Securities					Policyholder Account Balances, Future Policy Benefits and Claims
(in thousands)	Corporate Debt Securities	Residential Mortgage Backed Securities	Commercial Mortgage Backed Securities	Total		IUL Embedded Derivatives		GMWB and GMAB Embedded Derivatives		Total
Balance, January 1, 2017	$144,018	$348	$—	$144,366		$(18,998)		$(25,889)		$(44,887)
Total gains (losses) included in:
Net income	(39)	(1)	—	(40	)(1)	(3,131	)(4)	55,963	(5)	52,832
Other comprehensive income (loss)	(610)	4	—	(606)		—		—		—
Purchases	11,014	—	3,151	14,165		—		—		—
Issues	—	—	—	—		(5,875)		(18,803)		(24,678)
Settlements	(27,703)	(142)	—	(27,845)		1,422		814		2,236
Transfers out of Level 3	—	—	(3,151)	(3,151)		—		—		—
Balance, December 31, 2017	$126,680	$209	$—	$126,889		$(26,582)		$12,085		$(14,497)
Changes in unrealized gains (losses) relating to assets and liabilities held at December 31, 2017	$(17)	$(1)	$—	$(18	)(1)	$(3,131	)(4)	$55,439	(5)	$52,308

	Available-for-Sale Securities					Policyholder Account Balances, Future Policy Benefits and Claims
(in thousands)	Corporate Debt Securities	Residential Mortgage Backed Securities	Asset Backed Securities	Total		IUL Embedded Derivatives		GMWB and GMAB Embedded Derivatives	Total
Balance, January 1, 2016	$148,163	$546	$6,026	$154,735		$(14,287)		$(40,343)	$(54,630)
Total gains (losses) included in:
Net income	(13)	(2)	(1)	(16	)(2)	(681	)(4)	31,132 (5)	30,451
Other comprehensive income (loss)	424	9	90	523		—		—	—
Purchases	6,147	—	—	6,147		—		—	—
Issues	—	—	—	—		(5,299)		(17,276)	(22,575)
Settlements	(10,703)	(205)	—	(10,908)		1,269		598	1,867
Transfers out of Level 3	—	—	(6,115)	(6,115)		—		—	—
Balance, December 31, 2016	$144,018	$348	$—	$144,366		$(18,998)		$(25,889)	$(44,887)
Changes in unrealized gains (losses) relating to assets and liabilities held at December 31, 2016	$(10)	$(2)	$—	$(12	)(3)	$(681	)(4)	$27,745 (5)	$27,064

(1)	Included in net investment income in the Statements of Income.
(2)	Represents a $12 million loss included in net investment income and a $4 million loss included in net realized gains (losses) in the Statements of Income.
(3)	Represents an $8 million loss included in net investment income and a $4 million loss included in net realized gains (losses) in the Statements of Income.
(4)	Included in interest credited to fixed accounts in the Statements of Income.
(5)	Included in benefits, claims, losses and settlement expenses in the Statements of Income.

The increase (decrease) to pretax income of the Company’s adjustment for nonperformance risk on the fair value of its embedded derivatives was $15.2 million, $(3.5) million and $4.5 million, net of DAC, DSIC, unearned revenue amortization and the reinsurance accrual, for the years ended December 31, 2018, 2017 and 2016, respectively.

Securities transferred from Level 3 primarily represent securities with fair values that are now obtained from a third-party pricing service with observable inputs. Securities transferred to Level 3 represent securities with fair values that are now based on a single non-binding broker quote.

The following tables provide a summary of the significant unobservable inputs used in the fair value measurements developed by the Company or reasonably available to the Company of Level 3 assets and liabilities:

	December 31, 2018
	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average
	(in thousands)
Corporate debt securities (private placements)	$108,791	Discounted cash flow	Yield/spread to U.S. Treasuries	1.0%	–	3.6%	1.5%
IUL embedded derivatives	$31,504	Discounted cash flow	Nonperformance risk(1)	119		bps
GMWB and GMAB embedded derivatives	$9,642	Discounted cash flow	Utilization of guaranteed withdrawals(2)	0.0%	–	36.0%
			Surrender rate	0.1%	–	73.4%
			Market volatility(3)	4.0%	–	16.1%
			Nonperformance risk(1)	119		bps

RiverSource Life Insurance Co. of New York

	December 31, 2017
	Fair Value	Valuation Technique	Unobservable Input	Range			Weighted Average
	(in thousands)
Corporate debt securities (private placements)	$126,593	Discounted cash flow	Yield/spread to U.S. Treasuries	0.7%	–	2.3%	1.1%
IUL embedded derivatives	$26,582	Discounted cash flow	Nonperformance risk(1)	71		bps
GMWB and GMAB embedded derivatives	$(12,085)	Discounted cash flow	Utilization of guaranteed withdrawals(2)	0.0%	–	42.0%
			Surrender rate	0.1%	–	74.7%
			Market volatility(3)	3.7%	–	16.1%
			Nonperformance risk(1)	71		bps

(1)	The nonperformance risk is the spread added to the observable interest rates used in the valuation of the embedded derivatives.
(2)	The utilization of guaranteed withdrawals represents the percentage of contractholders that will begin withdrawing in any given year.
(3)	Market volatility is implied volatility of fund of funds and managed volatility funds.

Level 3 measurements not included in the table above are obtained from non-binding broker quotes where unobservable inputs utilized in the fair value calculation are not reasonably available to the Company.

Uncertainty of Fair Value Measurements

Significant increases (decreases) in the yield/spread to U.S. Treasuries used in the fair value measurement of Level 3 corporate debt securities in isolation would have resulted in a significantly lower (higher) fair value measurement.

Significant increases (decreases) in nonperformance risk used in the fair value measurement of the IUL embedded derivatives in isolation would have resulted in a significantly lower (higher) fair value measurement.

Significant increases (decreases) in utilization and volatility used in the fair value measurement of the GMWB and GMAB embedded derivatives in isolation would have resulted in a significantly higher (lower) liability value. Significant increases (decreases) in nonperformance risk and surrender rate used in the fair value measurement of the GMWB and GMAB embedded derivatives in isolation would have resulted in a significantly lower (higher) liability value. Utilization of guaranteed withdrawals and surrender rates vary with the type of rider, the duration of the policy, the age of the contractholder, the distribution channel and whether the value of the guaranteed benefit exceeds the contract accumulation value.

Determination of Fair Value

The Company uses valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The Company’s market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company’s income approach uses valuation techniques to convert future projected cash flows to a single discounted present value amount. When applying either approach, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

Assets

Cash Equivalents

Cash equivalents include highly liquid investments with original or remaining maturities at the time of purchase of 90 days or less. The Company’s cash equivalents are classified as Level 2 and measured at amortized cost, which is a reasonable estimate of fair value because of the short time between the purchase of the instrument and its expected realization.

Available-for-Sale Securities

When available, the fair value of securities is based on quoted prices in active markets. If quoted prices are not available, fair values are obtained from third-party pricing services, non-binding broker quotes, or other model-based valuation techniques.

Level 1 securities primarily include U.S. Treasuries.

Level 2 securities primarily include corporate bonds, residential mortgage backed securities, commercial mortgage backed securities, state and municipal obligations, asset backed securities and foreign government securities. The fair value of these Level 2 securities is based on a market approach with prices obtained from third-party pricing services. Observable inputs used to value these securities can include, but are not limited to, reported trades, benchmark yields, issuer spreads and non-binding broker quotes.

Level 3 securities primarily include certain corporate bonds and non-agency residential mortgage backed securities. The fair value of corporate bonds and non-agency residential mortgage backed securities classified as Level 3 is typically based on a single non-binding broker quote. The underlying inputs used for some of the non-binding broker quotes are not readily available to the Company. The Company’s privately placed corporate bonds are typically based on a single non-binding broker quote.

In consideration of the above, management is responsible for the fair values recorded on the financial statements. Prices received from third-party pricing services are subjected to exception reporting that identifies investments with significant daily price

RiverSource Life Insurance Co. of New York

movements as well as no movements. The Company reviews the exception reporting and resolves the exceptions through reaffirmation of the price or recording an appropriate fair value estimate. The Company also performs subsequent transaction testing. The Company performs annual due diligence of third-party pricing services. The Company’s due diligence procedures include assessing the vendor’s valuation qualifications, control environment, analysis of asset-class specific valuation methodologies, and understanding of sources of market observable assumptions and unobservable assumptions, if any, employed in the valuation methodology. The Company also considers the results of its exception reporting controls and any resulting price challenges that arise.

Separate Account Assets

The fair value of assets held by separate accounts is determined by the NAV of the funds in which those separate accounts are invested. The NAV is used as a practical expedient for fair value and represents the exit price for the separate account. Separate account assets are excluded from classification in the fair value hierarchy.

Other Assets

Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The variation margin on futures contracts is also classified as Level 1. The fair value of derivatives that are traded in less active over-the-counter (“OTC”) markets is generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The counterparties’ nonperformance risk associated with uncollateralized derivative assets was immaterial as of December 31, 2018 and 2017. See Note 15 and Note 16 for further information on the credit risk of derivative instruments and related collateral.

Liabilities

Policyholder Account Balances, Future Policy Benefits and Claims

The Company values the embedded derivatives attributable to the provisions of certain variable annuity riders using internal valuation models. These models calculate fair value by discounting expected cash flows from benefits plus margins for profit, risk and expenses less embedded derivative fees. The projected cash flows used by these models include observable capital market assumptions and incorporate significant unobservable inputs related to contractholder behavior assumptions, implied volatility, and margins for risk, profit and expenses that the Company believes an exit market participant would expect. The fair value also reflects a current estimate of the Company’s nonperformance risk specific to these embedded derivatives. Given the significant unobservable inputs to this valuation, these measurements are classified as Level 3. The embedded derivatives attributable to these provisions are recorded in policyholder account balances, future policy benefits and claims.

The Company uses various Black-Scholes calculations to determine the fair value of the embedded derivatives associated with the provisions of its IUL products. The fair value of the IUL embedded derivatives includes significant observable interest rates, volatilities and equity index levels and the significant unobservable estimate of the Company’s nonperformance risk. Given the significance of the nonperformance risk assumption to the fair value, the IUL embedded derivatives are classified as Level 3. The embedded derivatives attributable to these provisions are recorded in policyholder account balances, future policy benefits and claims.

Other Liabilities

Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The variation margin on futures contracts is also classified as Level 1. The fair value of derivatives that are traded in less active OTC markets is generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The Company’s nonperformance risk associated with uncollateralized derivative liabilities was immaterial as of December 31, 2018 and 2017. See Note 15 and Note 16 for further information on the credit risk of derivative instruments and related collateral.

During the reporting periods, there were no material assets or liabilities measured at fair value on a nonrecurring basis.

RiverSource Life Insurance Co. of New York

The following tables provide the carrying value and the estimated fair value of financial instruments that are not reported at fair value.

	December 31, 2018
	Carrying Value	Fair Value
(in thousands)		Level 1	Level 2	Level 3	Total
Financial Assets
Commercial mortgage loans, net	$154,957	$—	$—	$154,256	$154,256
Policy loans	49,778	—	—	47,764	47,764

Financial Liabilities
Policyholder account balances, future policy benefits and claims	$844,758	$—	$—	$855,938	$855,938
Separate account liabilities at NAV	3,977				3,977	(1)

	December 31, 2017
	Carrying Value	Fair Value
(in thousands)		Level 1	Level 2	Level 3	Total
Financial Assets
Commercial mortgage loans, net	$149,365	$—	$—	$150,604	$150,604
Policy loans	48,656	—	—	46,976	46,976

Financial Liabilities
Policyholder account balances, future policy benefits and claims	$875,278	$—	$—	$933,998	$933,998
Separate account liabilities at NAV	4,565				4,565	(1)

(1)

Amounts are comprised of certain financial instruments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient and have not been classified in the fair value hierarchy.

See Note 7 for additional information on mortgage loans and policy loans.

Policyholder account balances, future policy benefit and claims includes fixed annuities in deferral status, non-life contingent fixed annuities in payout status and the fixed portion of a small number of variable annuity contracts classified as investment contracts. See Note 10 for additional information on these liabilities. Separate account liabilities relate to investment contracts.

13.  RELATED PARTY TRANSACTIONS

See Note 4 for information about revenues from contracts with customers earned by the Company from related party transactions with affiliates.

Charges by Ameriprise Financial and affiliated companies to the Company for use of joint facilities, technology support, marketing services and other services aggregated $26.4 million, $27.3 million and $26.8 million for the years ended December 31, 2018, 2017 and 2016, respectively. Certain of these costs are included in DAC. Expenses allocated to the Company may not be reflective of expenses that would have been incurred by the Company on a stand-alone basis.

During 2018, 2017 and 2016, the Company paid cash dividends or distributions of $48.0 million, $50.0 million and $50.0 million, respectively, to RiverSource Life. For dividend or other distributions from the Company, advance notification was provided to the New York Department prior to payments. See Note 14 for additional information.

The Company’s taxable income and its parent, RiverSource Life, is included in the consolidated federal income tax return of Ameriprise Financial. The net amount due from Ameriprise Financial for federal income taxes was $2.5 million and $1.5 million as of December 31, 2018 and 2017, respectively.

The Company, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender. The aggregate amount outstanding under the line of credit may not exceed the lesser of $25 million or 3% of the Company’s statutory admitted assets (excluding separate accounts) as of the prior year end. The interest rate for any borrowing is established by reference to LIBOR for U.S. dollar deposits with maturities comparable to the relevant interest period. Amounts borrowed may be repaid at any time with no prepayment penalty. There were no amounts outstanding on this line of credit as of both December 31, 2018 and 2017.

14.  STATUTORY ACCOUNTING PRINCIPLES AND REQUIREMENTS

The National Association of Insurance Commissioners (“NAIC”) defines Risk-Based Capital (“RBC”) requirements for insurance companies. The RBC requirements are used by the NAIC and state insurance regulators to identify companies that merit regulatory actions designed to protect policyholders. These requirements apply to the Company. The Company has met its minimum RBC requirements.

Insurance companies are required to prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of their respective states of domicile, which vary materially from GAAP. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative

RiverSource Life Insurance Co. of New York

rules. The State of New York has adopted the NAIC Accounting Practices and Procedures Manual as its prescribed basis of statutory accounting principles. In addition, New York has prescribed certain reserve requirements that differ from those required under NAIC statutory accounting principles. As of December 31, 2018 and 2017, application of these New York prescribed practices which deviate from the NAIC requirements resulted in a decrease to the Company’s statutory surplus of $42.7 million and $15.0 million, respectively. The Company’s RBC would not have triggered a regulatory event without the application of these prescribed practices.

The more significant differences between NAIC statutory accounting principles and GAAP include charging policy acquisition costs to expense as incurred, establishing annuity and insurance reserves using different actuarial methods and assumptions, valuing investments on a different basis and excluding certain assets from the balance sheet by charging them directly to surplus, such as a portion of the net deferred income tax assets.

State insurance statutes generally require insurance companies to provide notice to state regulators prior to payment of dividends or distributions and those dividends or distributions exceeding prescribed limitations are subject to potential disapproval. For the Company, dividends or distributions in a calendar year which exceed the greater of (i) 10% of statutory surplus as of the immediately preceding year-end, or (ii) statutory net gain from operations for the immediately preceding calendar year, not to exceed 30% of statutory surplus as of the immediately preceding year-end would require pre-notification to the New York Department and are subject to potential disapproval. Statutory net gain from operations was $43.9 million, $48.6 million and $64.2 million for the years ended December 31, 2018, 2017 and 2016, respectively.

Comparisons of net income and shareholder’s equity, as shown in the accompanying GAAP financial statements, to that determined using statutory accounting principles prescribed by the State of New York (“SAP”) are as follows:

Net Income

	Years Ended December 31,
(in thousands)	2018	2017	2016

Net income, per accompanying GAAP financial statements	$51,919	$67,672	$43,972
Net income, SAP basis(1)	31,206	1,741	30,696
Difference	$20,713	$65,931	$13,276

(1)

Results may be significantly impacted by changes in reserves for variable annuity guaranteed benefits, however, these impacts may be substantially offset by unrealized gains (losses) on derivatives which are not included in statutory income but are recorded directly to surplus.

Shareholder’s Equity

	December 31,
(in thousands)	2018	2017

Shareholder’s equity, per accompanying GAAP financial statements	$403,977	$441,051
Capital and surplus, SAP basis(1)	264,895	269,102
Difference	$139,082	$171,949

(1)	Includes unassigned surplus of $156.0 million and $160.2 million as of December 31, 2018 and 2017, respectively.

As of December 31, 2018 and 2017, bonds carried at $249 thousand and $250 thousand, respectively, were on deposit with the State of New York as required by law.

15.  OFFSETTING ASSETS AND LIABILITIES

Certain financial instruments and derivative instruments are eligible for offset in the Balance Sheets. The Company’s derivative instruments are subject to master netting and collateral arrangements and qualify for offset. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company’s policy is to recognize amounts subject to master netting arrangements on a gross basis in the Balance Sheets.

RiverSource Life Insurance Co. of New York

The following tables present the gross and net information about the Company’s assets subject to master netting arrangements:

	December 31, 2018
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheets	Amounts of Assets Presented in the Balance Sheets	Gross Amounts Not Offset in the Balance Sheets			Net Amount
(in thousands)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$67,827	$—	$67,827	$(33,932)	$(32,777)	$—	$1,118
OTC cleared	2,550	—	2,550	(1,681)	—	—	869
Exchange-traded	67	—	67	(67)	—	—	—
Total derivatives	$70,444	$—	$70,444	$(35,680)	$(32,777)	$—	$1,987

	December 31, 2017
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Balance Sheets	Amounts of Assets Presented in the Balance Sheets	Gross Amounts Not Offset in the Balance Sheets			Net Amount
(in thousands)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$101,453	$—	$101,453	$(70,050)	$(27,900)	$—	$3,503
OTC cleared	1,765	—	1,765	(1,259)	—	—	506
Exchange-traded	116	—	116	(66)	—	—	50
Total derivatives	$103,334	$—	$103,334	$(71,375)	$(27,900)	$—	$4,059

(1)	Represents the amount of assets that could be offset by liabilities with the same counterparty under master netting or similar arrangements that management elects not to offset on the Balance Sheets.

The following tables present the gross and net information about the Company’s liabilities subject to master netting arrangements:

	December 31, 2018
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Amounts of Liabilities Presented in the Balance Sheets	Gross Amounts Not Offset in the Balance Sheets			Net Amount
(in thousands)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$62,214	$—	$62,214	$(33,932)	$—	$(28,282)	$—
OTC cleared	1,681	—	1,681	(1,681)	—	—	—
Exchange-traded	2,798	—	2,798	(67)	—	—	2,731
Total derivatives	$66,693	$—	$66,693	$(35,680)	$—	$(28,282)	$2,731

	December 31, 2017
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Amounts of Liabilities Presented in the Balance Sheets	Gross Amounts Not Offset in the Balance Sheets			Net Amount
(in thousands)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$97,205	$—	$97,205	$(70,050)	$(1,043)	$(23,253)	$2,859
OTC cleared	1,259	—	1,259	(1,259)	—	—	—
Exchange-traded	66	—	66	(66)	—	—	—
Total derivatives	$98,530	$—	$98,530	$(71,375)	$(1,043)	$(23,253)	$2,859

(1)	Represents the amount of liabilities that could be offset by assets with the same counterparty under master netting or similar arrangements that management elects not to offset on the Balance Sheets.

In the tables above, the amount of assets or liabilities presented are offset first by financial instruments that have the right of offset under master netting or similar arrangements, then any remaining amount is reduced by the amount of cash and securities collateral. The actual collateral may be greater than amounts presented in the tables.

When the fair value of collateral accepted by the Company is less than the amount due to the Company, there is a risk of loss if the counterparty fails to perform or provide additional collateral. To mitigate this risk, the Company monitors collateral values

RiverSource Life Insurance Co. of New York

regularly and requires additional collateral when necessary. When the value of collateral pledged by the Company declines, it may be required to post additional collateral.

Freestanding derivative instruments are reflected in other assets and other liabilities. Cash collateral pledged by the Company is reflected in other assets and cash collateral accepted by the Company is reflected in other liabilities. See Note 16 for additional disclosures related to the Company’s derivative instruments.

16.  DERIVATIVES AND HEDGING ACTIVITIES

Derivative instruments enable the Company to manage its exposure to various market risks. The value of such instruments is derived from an underlying variable or multiple variables, including equity and interest rate indices or prices. The Company primarily enters into derivative agreements for risk management purposes related to the Company’s products and operations.

The Company’s freestanding derivative instruments are all subject to master netting arrangements. The Company’s policy on the recognition of derivatives on the Balance Sheets is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. See Note 15 for additional information regarding the estimated fair value of the Company’s freestanding derivatives after considering the effect of master netting arrangements and collateral.

The Company uses derivatives as economic hedges. The following table presents the notional value and gross fair value of derivative instruments, including embedded derivatives:

	December 31, 2018			December 31, 2017
	Notional	Gross Fair Value		Notional	Gross Fair Value
(in thousands)		Assets(1)	Liabilities(2)		Assets(1)	Liabilities(2)
Derivatives not designated as hedging instruments
Interest rate contracts	$2,967,661	$27,177	$12,979	$2,821,161	$21,685	$3,705
Equity contracts	1,575,154	41,685	53,067	2,370,910	80,763	94,114
Foreign exchange contracts	106,929	1,582	647	78,629	886	711
Total non-designated hedges	4,649,744	70,444	66,693	5,270,700	103,334	98,530
Embedded derivatives
GMWB and GMAB(3)	N/A	—	9,642	N/A	—	(12,085)
IUL	N/A	—	31,504	N/A	—	26,582
Total embedded derivatives	N/A	—	41,146	N/A	—	14,497
Total derivatives	$4,649,744	$70,444	$107,839	$5,270,700	$103,334	$113,027
N/A Not applicable.

(1)	The fair value of freestanding derivative assets is included in Other assets on the Balance Sheets.
(2)

The fair value of freestanding derivative liabilities is included in Other liabilities on the Balance Sheets. The fair value of GMWB and GMAB and IUL embedded derivatives is included in Policyholder account balances, future policy benefits and claims on the Balance Sheets.

(3)

The fair value of the GMWB and GMAB embedded derivatives as of December 31, 2018 included $30.0 million of individual contracts in a liability position and $20.4 million of individual contracts in an asset position. The fair value of the GMWB and GMAB embedded derivatives as of December 31, 2017 included $20.3 million of individual contracts in a liability position and $32.4 million of individual contracts in an asset position.

See Note 12 for additional information regarding the Company’s fair value measurement of derivative instruments.

As of both December 31, 2018 and 2017, investment securities with a fair value of nil were received as collateral to meet contractual obligations under derivative contracts, of which nil may be sold, pledged or rehypothecated by the Company. As of both December 31, 2018 and 2017, the Company had sold, pledged, or rehypothecated nil of these securities. In addition, as of both December 31, 2018 and 2017, non-cash collateral accepted was held in separate custodial accounts and was not included in the Company’s Balance Sheets.

RiverSource Life Insurance Co. of New York

Derivatives Not Designated as Hedges

The following table presents a summary of the impact of derivatives not designated as hedging instruments on the Statements of Income:

(in thousands)	Interest Credited to Fixed Accounts	Benefits, Claims, Losses and Settlement Expenses
Year Ended December 31, 2018
Interest rate contracts	$—	$(17,045)
Equity contracts	(2,092)	16,665
Foreign exchange contracts	—	1,612
GMWB and GMAB embedded derivatives	—	(21,738)
IUL embedded derivatives	2,667	—
Total gain (loss)	575	(20,506)
Year Ended December 31, 2017
Interest rate contracts	—	2,256
Equity contracts	2,754	(49,205)
Foreign exchange contracts	—	(3,256)
GMWB and GMAB embedded derivatives	—	37,974
IUL embedded derivatives	(1,709)	—
Total gain (loss)	1,045	(12,231)
Year Ended December 31, 2016
Interest rate contracts	—	3,659
Equity contracts	737	(52,593)
Foreign exchange contracts	—	1,121
GMWB and GMAB embedded derivatives	—	14,454
IUL embedded derivatives	588	—
Total gain (loss)	$1,325	$(33,359)

The Company holds derivative instruments that either do not qualify or are not designated for hedge accounting treatment. These derivative instruments are used as economic hedges of equity, interest rate, credit and foreign currency exchange rate risk related to various products and transactions of the Company.

Certain annuity contracts contain GMWB or GMAB provisions, which guarantee the right to make limited partial withdrawals each contract year regardless of the volatility inherent in the underlying investments or guarantee a minimum accumulation value of consideration received at the beginning of the contract period, after a specified holding period, respectively. The GMAB and non-life contingent GMWB provisions are considered embedded derivatives, which are bifurcated from their host contracts for valuation purposes and reported on the Balance Sheets at fair value with changes in fair value reported in earnings. The Company economically hedges the exposure related to GMAB and non-life contingent GMWB provisions primarily using options (equity index, interest rate swaptions, etc.), swaps (interest rate, total return, etc.) and futures.

The deferred premium associated with certain of the above options is paid or received semi-annually over the life of the option contract or at maturity. The following is a summary of the payments the Company is scheduled to make and receive for these options as of December 31, 2018:

(in thousands)	Premiums Payable	Premiums Receivable
2019	$17,559	$—
2020	7,824	—
2021	16,900	—
2022	1,390	—
2023	576	—
2024-2025	503	—
Total	$44,752	$—

Actual timing and payment amounts may differ due to future settlements, modifications or exercises of the contracts prior to the full premium being paid or received.

IUL products have returns tied to the performance of equity markets. As a result of fluctuations in equity markets, the obligation incurred by the Company related to IUL products will positively or negatively impact earnings over the life of these products. The equity component of the IUL product obligations are considered embedded derivatives, which are bifurcated from their host contracts for valuation purposes and reported on the Balance Sheets at fair value with changes in fair value reported in earnings.

RiverSource Life Insurance Co. of New York

As a means of economically hedging its obligations under the provisions of this product, the Company enters into index options and futures contracts.

Credit Risk

Credit risk associated with the Company’s derivatives is the risk that a derivative counterparty will not perform in accordance with the terms of the applicable derivative contract. To mitigate such risk, the Company has established guidelines and oversight of credit risk through a comprehensive enterprise risk management program that includes members of senior management. Key components of this program are to require preapproval of counterparties and the use of master netting and collateral arrangements whenever practical. See Note 15 for additional information on the Company’s credit exposure related to derivative assets.

Certain of the Company’s derivative contracts contain provisions that adjust the level of collateral the Company is required to post based on the Company’s financial strength rating (or based on the debt rating of RiverSource Life’s parent, Ameriprise Financial). Additionally, certain of the Company’s derivative contracts contain provisions that allow the counterparty to terminate the contract if the Company does not maintain a specific financial strength rating or Ameriprise Financial’s debt does not maintain a specific credit rating (generally an investment grade rating). If these termination provisions were to be triggered, the Company’s counterparty could require immediate settlement of any net liability position. As of December 31, 2018 and 2017, the aggregate fair value of derivative contracts in a net liability position containing such credit contingent provisions was $26.5 million and $26.9 million, respectively. The aggregate fair value of assets posted as collateral for such instruments as of December 31, 2018 and 2017 was $26.5 million and $24.3 million, respectively. If the credit contingent provisions of derivative contracts in a net liability position as of December 31, 2018 and 2017 were triggered, the aggregate fair value of additional assets that would be required to be posted as collateral or needed to settle the instruments immediately would have been nil and $2.6 million, respectively.

17.  SHAREHOLDER’S EQUITY

Other comprehensive income (loss) related to net unrealized gains (losses) on securities includes three components: (i) unrealized gains (losses) that arose from changes in the market value of securities that were held during the period; (ii) (gains) losses that were previously unrealized, but have been recognized in current period net income due to sales of Available-for-Sale securities and due to the reclassification of noncredit other-than-temporary impairment losses to credit losses; and (iii) other adjustments primarily consisting of changes in insurance and annuity asset and liability balances, such as DAC, DSIC, unearned revenue, benefit reserves and reinsurance recoverables, to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized as of the respective balance sheet dates.

The following table presents the amounts related to each component of unrealized gains (losses) on securities in OCI and AOCI:

(in thousands)	Pretax	Income Tax Benefit (Expense)	Net of Tax
Balance of AOCI at January 1, 2016			$28,877
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period(1)	$28,318	$(9,913)	18,405
Reclassification of net (gains) losses on securities included in net income(2)	(1,175)	411	(764)
Impact of other adjustments	(19,139)	6,700	(12,439)
Total other comprehensive income (loss)	8,004	(2,802)	5,202
Balance of AOCI at December 31, 2016			34,079	(3)
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period(1)	14,923	(4,333)	10,590
Reclassification of net (gains) losses on securities included in net income(2)	(2,880)	1,008	(1,872)
Impact of other adjustments	(2,735)	501	(2,234)
Total other comprehensive income (loss)	9,308	(2,824)	6,484
Balance of AOCI at December 31, 2017			40,563	(3)
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period(1)	(69,710)	14,639	(55,071)
Reclassification of net (gains) on securities losses included in net income(2)	(566)	119	(447)
Impact of other adjustments	18,386	(3,861)	14,525
Total other comprehensive income (loss)	$(51,890)	$10,897	(40,993)
Balance of AOCI at December 31, 2018			$(430	)(3)

(1)	Includes other-than-temporary impairment losses on Available-for-Sale securities related to factors other than credit that were recognized in other comprehensive income (loss) during the period.
(2)	Reclassification amounts are recorded in net realized investment gains (losses).
(3)

Includes $2 thousand, $1 thousand and $(238) thousand, respectively, of noncredit related impairments on securities and net unrealized gains (losses) on previously impaired securities as of December 31, 2018, 2017 and 2016, respectively.

RiverSource Life Insurance Co. of New York

18.  INCOME TAXES

The components of income tax provision were as follows:

	Years Ended December 31,
(in thousands)	2018	2017	2016
Current income tax
Federal	$8,301	$12,562	$15,083
State	15	263	180
Total current income tax	8,316	12,825	15,263
Deferred federal income tax	(460)	6,137	(4,851)
Total income tax provision	$7,856	$18,962	$10,412

On December 22, 2017, the Tax Act was signed into law. The provision for income taxes for the year ended December 31, 2017 included a benefit of $2.3 million due to the enactment of the Tax Act. The $2.3 million benefit included a $2.2 million benefit for the remeasurement of deferred tax assets and liabilities to the Tax Act’s statutory rate of 21% and a $129 thousand benefit for the remeasurement of tax contingencies, specifically state tax contingencies and interest accrued for tax contingencies. In 2018, the Company finalized its accounting related to the Tax Act and determined no adjustments were necessary.

The principal reasons that the aggregate income tax provision is different from that computed by using the U.S. statutory rate of 21% for 2018 and 35% for 2017 and 2016 were as follows:

	Years Ended December 31,
	2018	2017	2016
Tax at U.S. statutory rate	21.0%	35.0%	35.0%
Changes in taxes resulting from:
Dividend received deduction	(3.8)	(8.6)	(14.4)
Impact of Tax Act	—	(2.7)	—
Foreign tax credit, net of addback	(2.5)	(1.8)	(3.0)
Taxes applicable to prior years	(1.2)	—	—
Other	(0.4)	—	1.4
Income tax provision	13.1%	21.9%	19.0%

The decrease in the effective tax rate for the year ended December 31, 2018 compared to 2017 was primarily due to a lower statutory rate along with a decrease in pretax income and increased foreign tax credits offset by lower levels of dividend received deduction and a $2.3 million benefit in 2017 due to provisions of the Tax Act. The increase in the effective tax rate for the year ended December 31, 2017 compared to 2016 was primarily due to a lower dividend received deduction partially offset by a $2.3 million benefit in 2017 due to provisions of the Tax Act, including remeasurement of net deferred tax liabilities and remeasurement of tax contingencies.

Deferred income tax assets and liabilities result from temporary differences between the assets and liabilities measured for GAAP reporting versus income tax return purposes. Deferred income tax assets and liabilities are measured at the statutory rate of 21% as of both December 31, 2018 and 2017. The significant components of the Company’s deferred income tax assets and liabilities, which are included net within other assets or other liabilities on the Balance Sheets, were as follows:

	December 31,
(in thousands)	2018	2017
Deferred income tax assets
Liabilities for policyholder account balances, future policy benefits and claims	$35,063	$29,480
Investment related	4,377	8,727
Deferred compensation	—	652
Other	275	120
Gross deferred income tax assets	39,715	38,979
Deferred income tax liabilities
Deferred acquisition costs	27,598	26,734
Net unrealized gains on Available-for Sale securities	2,068	12,965
DSIC	2,464	2,888
Other	21	186
Gross deferred income tax liabilities	32,151	42,773
Net deferred income tax assets (liabilities)	$7,564	$(3,794)

RiverSource Life Insurance Co. of New York

Based on analysis of the Company’s tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income to enable the Company to utilize all of its deferred tax assets. Accordingly, no valuation allowance has been established as of both December 31, 2018 and 2017.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits was as follows:

(in thousands)	2018	2017	2016
Balance at January 1	$504	$3,048	$4,325
Additions based on tax positions related to the current year	55	186	197
Additions for tax positions of prior years	14	5	1,973
Reductions for tax positions of prior years	—	(2,735)	(3,447)
Balance at December 31	$573	$504	$3,048

If recognized, approximately $180 thousand, $166 thousand and $116 thousand, net of federal tax benefits, of unrecognized tax benefits as of December 31, 2018, 2017 and 2016, respectively, would affect the effective tax rate.

It is reasonably possible that the total amounts of unrecognized tax benefits will change in the next 12 months. Based on the current audit position of the Company, it is estimated that the total amount of gross unrecognized tax benefits may decrease by $500 thousand to $600 thousand in the next 12 months due to Internal Revenue Service (“IRS”) settlements and state exams.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the income tax provision. The Company recognized a net increase of $18 thousand and a net decrease of $417 thousand and $2.2 million in interest and penalties for the years ended December 31, 2018, 2017 and 2016, respectively. As of December 31, 2018 and 2017, the Company had a payable of $32 thousand and $14 thousand, respectively, related to accrued interest and penalties.

The Company files income tax returns, as part of its inclusion in the consolidated federal income tax returns of Ameriprise Financial in the U.S. federal jurisdiction and various state jurisdictions. In the first quarter of 2018, Ameriprise Financial received cash settlements for final resolution of the 2008 through 2010 IRS audits. In the third quarter of 2018, Ameriprise Financial reached an agreement with IRS appeals to resolve the 2012 and 2013 audits. Accordingly, Ameriprise Financial’s IRS audits are effectively settled through 2013. The IRS is currently auditing Ameriprise Financial’s U.S. income tax returns for 2014 and 2015. Ameriprise Financial’s or the Company’s state income tax returns are currently under examination by various jurisdictions for years ranging from 2009 through 2017.

19.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

Commitments

As of December 31, 2018 and 2017, the Company’s funding commitments for commercial mortgage loan commitments was $692 thousand and $2.8 million, respectively.

Guarantees

The Company’s annuity and life products all have minimum interest rate guarantees in their fixed accounts. As of December 31, 2018, these guarantees range from 1% to 5%.

Contingencies

The Company is required by law to be a member of the guaranty fund association in the State of New York. In the event of insolvency of one or more unaffiliated insurance companies, the Company could be adversely affected by the requirement to pay assessments to the guaranty fund association.

The Company projects its cost of future guaranty fund assessments based on estimates of insurance company insolvencies provided by the National Organization of Life and Health Insurance Guaranty Associations (“NOLHGA”) and the amount of its premiums written relative to the industry-wide premium in the State of New York. The Company accrues the estimated cost of future guaranty fund assessments when it is considered probable that an assessment will be imposed, the event obligating the Company to pay the assessment has occurred and the amount of the assessment can be reasonably estimated.

As of December 31, 2017, the Company had a $1.1 million liability for estimated guaranty fund assessments and a related $893 thousand premium tax asset associated with Executive Life Insurance Company of New York (“ELNY”). As of December 31, 2018, the Company does not expect to receive further assessments related to ELNY, so the reserve and related tax asset were reduced to nil.

Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. The Company has cooperated and will continue to cooperate with the applicable regulators.

The Company is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. The Company believes that it is not a party to, nor are any

RiverSource Life Insurance Co. of New York

of its properties the subject of, any pending legal, arbitration or regulatory investigation, examination or proceeding that is likely to have a material adverse effect on its financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of the Company or the insurance industry generally.

S-6343 CF (4/19)

PART C.

Item 24. Financial Statements and Exhibits

(a)	Financial statements included in Part B of this Registration Statement:

The audited financial statements of the RiverSource of New York Variable Annuity Account

Report of Independent Registered Public Accounting Firm dated April 19, 2019

Statements of Assets and Liabilities for the year ended Dec. 31, 2018

Statements of Operations for the year ended Dec. 31, 2018

Statements of Changes in Net Assets for the years ended Dec. 31, 2018 and 2017

Notes to Financial Statements

The audited financial statements of RiverSource Life Insurance Co. of New York

Report of Independent Registered Public Accounting Firm dated April 18, 2019

Balance Sheets as of Dec. 31, 2018 and 2017

Statements of Income for the years ended Dec. 31, 2018, 2017 and 2016

Statements of Comprehensive Income for the years ended Dec. 31, 2018, 2017 and 2016

Statements of Cash Flows for the years ended Dec. 31, 2018, 2017 and 2016

Statements of Shareholder’s Equity for the three years ended Dec. 31, 2018, 2017 and 2016

Notes to Financial Statements

(b)	Exhibits:

1.1

Consent in writing in Lieu of Meeting of IDS Life of New York establishing the IDS Life of New York Flexible Portfolio Annuity Account dated April 17, 1996, filed electronically as Exhibit 1 to Registrant’s Initial Registration Statement No. 333-03867 is incorporated by reference.

1.2

Consent in writing in Lieu of Meeting of IDS Life of New York establishing 105 additional subaccounts within the separate account dated November 19, 1999 filed electronically as Exhibit 1.2 to Registrant’s Initial Registration Statement No. 333-91691 filed on or about Nov. 29, 1999, is incorporated by reference.

1.3

Consent in writing in Lieu of Meeting of IDS Life of New York establishing 46 additional subaccounts within the separate account, dated Aug. 2, 2001, filed electronically as Exhibit 1.5 to Registrant’s Post-Effective Amendment No. 3 filed on or about Aug. 9, 2001, is incorporated by reference.

1.4

Consent in Writing in Lieu of a Meeting of the Board of Directors of IDS Life of New York establishing 112 additional subaccounts within the separate account, dated Oct. 28, 2002, filed electronically as Exhibit 1.7 to Registrant’s Post-Effective Amendment No. 6 filed on or about Sept. 6, 2002, is incorporated by reference.

2	Not applicable.

3.

Form of Principal Underwriter Agreement for RiverSource Life Insurance Co. of New York Variable Annuities and Variable Life Insurance filed electronically as Exhibit 3.1 to the Initial Registration Statement on Form N-4 for RiverSource of New York Variable Annuity Account 2 (previously ACL Variable Annuity Account 2), RiverSource Endeavor Select(SM) Variable Annuity, RiverSource Innovations(SM) Select Variable Annuity and RiverSource Innovations(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated by reference.

4.1

Form of Deferred Annuity Contract for RiverSource RAVA 5 Advantage Variable annuity(form 411380 NY) and data pages filed electronically as Exhibit 4.1 to Registrant’s Initial Registration Statement on Form N-4 No.333-186220 on or about Jan.25, 2013 is incorporated by reference.

4.2

Form of Traditional IRA or SEP-IRA Annuity Endorsement (form 139042) filed electronically as Exhibit 4.2 to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-91691 is incorporated herein by reference.

4.3

Form of Roth IRA Annuity Endorsement (form 139043) filed electronically as Exhibit 4.3 to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-91691 is incorporated herein by reference. 4.4 Form of SIMPLE IRA Annuity Endorsement (form 139044) filed electronically as Exhibit

4.4	to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-91691 is incorporated herein by reference.

4.5

Copy of Company name change endorsement (form 139491) for RiverSource Life Insurance Co. of New York filed electronically as Exhibit 4.16 to Registrant’s Post-Effective Amendment No. 22 to Registration Statement No. 333-91691, is incorporated by reference.

4.6

Form of Maximum Anniversary Value Death Benefit Rider (form 411278) filed electronically as Exhibit 4.22 to Registrant’s Post-Effective Amendment No.33 to Registration Statement No. 333-91691, is incorporated by reference.

4.7

Form of 5-Year Maximum Anniversary Value Death Benefit Rider filed electronically as Exhibit 4.23 to Registrant’s Post-Effective Amendment No.33 to Registration Statement No. 333-91691, is incorporated by reference.

4.8

Form of Return of Purchase Payment Death Benefit Rider (form 411277) filed electronically as Exhibit 4.24 to Registrant’s Post-Effective Amendment No.33 to Registration Statement No. 333-91691, is incorporated by reference.

4.9

Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider and data page filed electronically as Exhibit 4.13 to Registrant’s Pre-Effective Amendment No.1 to Registration Statement No. 333-179335, filed on or about April 20, 2012 is incorporated by reference.

4.10

Form of Guaranteed Lifetime Withdrawal Benefit Joint Life Rider and data page filed electronically as Exhibit 4.14 to Registrant’s Pre-Effective Amendment No.1 to Registration Statement No. 333-179335, filed on or about April 20, 2012 is incorporated by reference.

4.11

Form of Guaranteed Minimum Accumulation Benefit Rider (form 411385) and data pages filed electronically as Exhibit 4.21 to RiverSource Variable Account 10 Initial Registration Statement No. 811-07355, filed on or about Jan.25, 2013 is incorporated by reference.

4.12

Form of Guaranteed Lifetime Withdrawal Benefit Joint Life Rider SecureSource 4 NY Rider and data page are filed as Exhibit 4.13 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.13

Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource 4 NY Rider and data page are filed as Exhibit 4.14 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is herein incorporated by reference.

4.14

Form of Guaranteed Lifetime Withdrawal Benefit Joint Life Rider SecureSource 4 Plus NY Rider and data page are filed as Exhibit 4.15 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.15

Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource 4 Plus NY Rider and data page are filed as Exhibit 4.16 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.16

Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource Core Rider and data page are filed as Exhibit 4.17 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.17

Form of Guaranteed Lifetime Withdrawal Benefit Joint Life Rider SecureSource Core Rider and data page are filed as Exhibit 4.18 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.18

Form of Guaranteed Lifetime Withdrawal Benefit Single Life Rider SecureSource Core Plus Rider and data page are filed as Exhibit 4.19 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.19

Form of Guaranteed Lifetime Withdrawal Benefit Joint Life Rider SecureSource Core Plus Rider and data page are filed as Exhibit 4.20 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.20

Form of Guaranteed Minimum Death Benefit Rider Single Life Rider is filed as Exhibit 4.21 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

4.21

Form of Guaranteed Minimum Death Benefit Rider Joint Life Rider is filed as Exhibit 4.22 to Registrant’s Initial Registration Statement No. 333-229361, filed on or about Jan.25, 2019 is incorporated by reference.

5.	Form of Variable Annuity Application filed electronically as Exhibit 5 to Post-Effective Amendment No. 1 to Registration Statement No. 333-91691 is incorporated herein by reference.

6.1

Copy of Charter of RiverSource Life Insurance Co. of New York dated Dec.31, 2006, filed electronically as Exhibit 27(f)(1) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

6.2

Copy of Amended and Restated By-Laws of RiverSource Life Insurance Co. of New York filed electronically as Exhibit 27(f)(2) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

7.	Not applicable.

8.1

Copy of Amended and Restated Participation Agreement dated August 1, 2006, among American Centurion Life Assurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc., AllianceBernstein L.P. and AllianceBernstein Investments, Inc. filed electronically as Exhibit 27(h) (2) to Post-Effective Amendment No. 48 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.2

Copy of Amended and Restated Fund Participation Agreement dated June 1, 2006, by and among American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. and American Century Investment Services, Inc. filed electronically as Exhibit 27(h)(3) to Post-Effective Amendment No. 48 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.3

Copy of Fund Participation Agreement dated May 1, 2006 among American Centurion Life Assurance Company, IDS Life Insurance Company of New York, Columbia Funds Variable Insurance Trust I, Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. filed electronically as Exhibit 27(h) (13) to Post-Effective Amendment No. 48 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.4

Copy of Amended and Restated Fund Participation Agreement dated January 1, 2007, among Variable Insurance Products Funds, Fidelity Distributors Corporation and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.16 to RiverSource of New York Variable Annuity Account 2’s Post-Effective Amendment No. 3 to Registration Statement No. 333-139764 on or about April 24, 2008 is incorporated by reference herein.

8.5

Copy of Amended and Restated Participation Agreement by and between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., American Centurion Life Assurance Company, American Enterprise Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. (formerly American Express Financial Advisors Inc.), dated August 1, 2005 filed electronically as Exhibit 8.7 to Registrant’s Post-Effective Amendment No. 20 to Registration Statement No. 333-91691 is incorporated by reference.

8.6

Copy of Janus Aspen Series Amended and Restated Fund Participation Agreement dated September 1, 2006, by and among American Centurion Life Assurance Company, IDS Life Insurance Company of New York and Janus Aspen Series filed electronically as Exhibit 27(h)(9) to Post-Effective Amendment No. 48 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.7

Copy of Participation Agreement among MFS Variable Insurance Trust, American Centurion Life Assurance Company, IDS Life Insurance Company of New York and Massachusetts Financial Services Company, dated June 15, 2006 filed electronically as Exhibit 8.15 to Registrant’s Post-Effective Amendment No. 24 is incorporated by reference.

8.8

Copy of Participation Agreement dated March 1, 2006, among IDS Life Insurance Company of New York, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 22 to Registration Statement No. 333-91691 is incorporated by reference.

8.9

Copy of Participation Agreement dated January 1, 2007, by and among RiverSource Life Insurance Company, RiverSource Life Insurance Co. of New York and RiverSource Distributors, Inc. filed electronically as Exhibit 8.23 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.10

Copy of Fund Participation Agreement dated April 2, 2007, among RiverSource Life Insurance Co. of New York, Wanger Advisors Trust, Columbia Wanger Asset Management, L.P. and Columbia Management Distributors, Inc. filed electronically as Exhibit 8.22 to RiverSource of New York Variable Annuity Account 2’s Post-Effective Amendment No. 3 to Registration Statement No. 333-139764 on or about April 24, 2008 is incorporated by reference herein.

8.11

Copy of Participation Agreement by and among Wells Fargo Variable Trust and RiverSource Life Insurance Co. of New York and Wells Fargo Distributor, LLC dated Jan. 1, 2007 filed electronically as Exhibit 8.25 to Registrant’s Post-Effective Amendment No. 24 to Registration Statement No. 333-91691 is incorporated herein by reference.

8.12

Copy of Amended and Restated Fund Participation Agreement dated March 30, 2007, among Oppenheimer Variable Account funds, Oppenheimer Funds, Inc. and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.4 to RiverSource of New York Variable Annuity Account 2’s Post-Effective Amendment No. 3 to Registration Statement No. 333-139764 on or about April 24, 2008 is incorporated by reference herein.

8.13

Copy of Fund Participation Agreement dated April 30, 2012 by and among RiverSource Life Insurance Co. of New York, BlackRock Variable Series Funds, Inc. and BlackRock Investments filed electronically as Exhibit 8.14 to Registrant’s Post-Effective Amendment No. 1 to Registration Statement No. 333-179335 is incorporated herein by reference.

8.14

Copy of Fund Participation Agreement dated April 30, 2012 by and among RiverSource Life Insurance Co. of new York, RiverSource Distributors, Inc., DWS Variable Series I, DWS Variable Series II, DWS Investments VIT Funds DWS Investment Distributors, Inc. and Deutsche Investment Management Americas Inc. filed as Exhibit 8.15 to Registrant’s Post-Effective Amendment No. 1 to Registration Statement No. 333-179335 is incorporated herein by reference.

8.15

Copy of Fund Participation Agreement dated April 30, 2013, by and among ALPS Variable Investment Trust, ALPS Portfolio Solutions Distributor, Inc., and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.16 to Registrant’s Post-Effective amendment No.4 to Registration Statement No. 333-179395 is incorporated by reference herewith.

8.16

Copy of Fund Participation Agreement dated April 29, 2013, by and among Van Eck VIP Trust, Van Eck Securities Corporation, and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.17 to Registrant’s Post-Effective amendment No.4 to Registration Statement No. 333-179395 is incorporated by reference herewith.

8.17

Copy of Fund Participation Agreement dated April 29, 2013, by and among Ivy Funds Variable Insurance Portfolios, Waddell & Reed, Inc., and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.18 to Registrant’s Post-Effective amendment No.4 to Registration Statement No. 333-179395 is incorporated by reference herewith.

8.18

Copy of Amended and Restated Participation Agreement dated June 15, 2006, by and among American Centurion Life Assurance Company, IDS Life Insurance Company of New York, Goldman Sachs Variable Insurance Trust and Goldman, Sachs & Co. filed electronically as Exhibit 27 (h)(18) to Post-Effective Amendment No. 48 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.19

Copy of Amended and Restated Participation Agreement dated September 1, 2006, by and among IDS Life Insurance Company of New York, Legg Mason Partners Variable Portfolios I, Inc. (formerly Salomon Brothers Variable Series Fund, Inc.), Legg Mason Partners Variable Portfolios II, Inc. (formerly Greenwich Street Series Fund, formerly Smith Barney Series Fund, formerly Smith Barney Shearson Series Fund, formerly Shearson Series Fund), Legg Mason Partners Variable Portfolios III, Inc. (formerly Travelers Series Fund Inc., formerly Smith Barney Travelers Series Fund Inc.) and Legg Mason Investor Services, LLC filed electronically as Exhibit 8.14 to Post-Effective Amendment No. 22 to Registration Statement No. 333-91691 is incorporated by reference.

8.20

Copy of Amended and Restated Participation Agreement dated May 1, 2006, among The Universal Institutional Funds, Inc., Morgan Stanley Investment Management Inc., Morgan Stanley Distribution, Inc., American Centurion Life Assurance Company and IDS Life Insurance Company of New York filed electronically as Exhibit 8.21 to Post-Effective Amendment No. 22 to Registration Statement No. 333-91691 is incorporated by reference.

8.21

Copy of Participation Agreement dated Oct.6, 2006, by and among IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. and Lazard Asset Management Securities LLC and Lazard Retirement Series, Inc. filed electronically as Exhibit 8.26 to Registrant’s Post-Effective Amendment No. 24 to Registration Statement No. 333-91691 is incorporated herein by reference.

8.22

Copy of Participation Agreement dated Jan. 1, 2007, by and among RiverSource Life Insurance Co. of New York, RiverSource Distributors, Inc. and Lazard Asset Management Securities LLC and Lazard Retirement Series, Inc. filed electronically as Exhibit 8.27 to Registrant’s Post-Effective Amendment No. 24 to Registration Statement No. 333-91691 is incorporated herein by reference.

8.23

Copy of Participation Agreement between IDS Life Insurance Company and INVESCO Variable Investment Funds, Inc, and INVESCO Distributors, Inc., dated August 13, 2001 filed electronically as Exhibit 8.9 to Post-Effective Amendment No. 10 to Registration Statement No. 333-79311 is incorporated herein by reference.

9.	Opinion of counsel and consent to its use as the legality of the securities being registered is filed electronically herewith.

10.	Consent of Independent Registered Public Accounting Firm is filed electronically herewith.

11.	None.

12.	Not applicable.

13.

Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 31, 2019 filed as Exhibit 13 to Registrant’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-229361 is incorporated herein by reference.

14.	Not applicable.

Item 25. Directors and Officers of the Depositor

Directors and Officers of the Depositor RiverSource Life Insurance Co. of New York

Name	Principal Business Address*	Positions and Offices with Depositor
Gumer C. Alvero	1765 Ameriprise Financial Center Minneapolis, MN 55474	Chairman, and Executive Vice President - Annuities

Jean B. Keffler	1010 Swingley Rd. Livingston, MT 59047	Director

Michael H. Gilmore		Senior Vice President - Corporate Tax

Stephen P. Blaske		Senior Vice President and Chief Actuary

Mark Gorham		Director and Vice President - Insurance Product Development

Michael Madden		Director

Karen M. Bohn	6620 Iroquois Trail Edina, MN 55439	Director

Ronald L. Guzior	Sax/BST, LLC 26 Computer Drive West Albany, NY 12205	Director

Mark D. Scalersio		Director

James A. Brefeld, Jr.		Senior Vice President and Treasurer

Thomas R. Moore		Secretary

David K. Stewart		Senior Vice President and Controller

*	Unless otherwise noted, the business address is 70100 Ameriprise Financial Center, Minneapolis, MN 55474

Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

SUBSIDIARIES AND AFFILIATES OF AMERIPRISE FINANCIAL, INC.

Parent Company	Incorp State
Ameriprise Financial, Inc.	DE

Subsidiary Name	Incorp State
Ameriprise Advisor Capital, LLC	DE
Ameriprise Advisor Financing, LLC	DE
Ameriprise Capital Trust I	DE
Ameriprise Capital Trust II	DE
Ameriprise Capital Trust III	DE
Ameriprise Capital Trust IV	DE
Ameriprise Captive Insurance Company	VT
Ameriprise Certificate Company	DE
Investors Syndicate Development Corporation	NV
Ameriprise Holdings, Inc.	DE
201 Eleventh Street South, LLC	MN
Ameriprise India Partner, LLC	DE
Ameriprise India Private Limited	India
Ameriprise National Trust Bank	Federal
Ameriprise Trust Company	MN
AMPF Holding Corporation	MI
American Enterprise Investment Services Inc.[1]	MN
Ameriprise Advisory Management, LLC	DE
Ameriprise Financial Services, Inc.[1]	DE
AMPF Property Corporation	MI
AMPF Realty Corporation	MI
Investment Professionals, Inc.[1]	TX
Columbia Management Investment Advisers, LLC	MN
Advisory Capital Strategies Group Inc.	MN
Columbia Wanger Asset Management, LLC	DE
Emerging Global Advisors, LLC	DE
GA Legacy, LLC	DE
J. & W. Seligman & Co. Incorporated	DE

Columbia Management Investment Distributors, Inc.[1]	DE
Seligman Partners, LLC	DE
Lionstone Partners, LLC	TX
Cash Flow Asset Management GP, LLC	TX
Cash Flow Asset Management, L.P.[2]	TX
Lionstone Advisory Services, LLC	TX
Lionstone CFRE II Real Estate Advisory, LLC	DE
Lionstone Development Services, LLC	TX
LPL 1111 Broadway GP, LLC	TX
LPL 1111 Broadway, L.P.[3]	TX
RiverSource CDO Seed Investments, LLC	MN
Columbia Management Investment Services Corp.	MN
IDS Property Casualty Insurance Company	WI
Ameriprise Auto & Home Insurance Agency, Inc.	WI
Ameriprise Insurance Company	WI
RiverSource Distributors, Inc.[1]	DE
RiverSource Life Insurance Company	MN
RiverSource Life Insurance Co. of New York	NY
RiverSource NY REO, LLC	NY
RiverSource REO 1, LLC	MN
RiverSource Tax Advantaged Investments, Inc.	DE
AEXP Affordable Housing Portfolio, LLC	DE
Ameriprise International Holdings GmbH	Switzerland
Ameriprise Asset Management Holdings GmbH	Switzerland
Ameriprise Asset Management Holdings Singapore (Pte.) Ltd.	Singapore
Ameriprise Asset Management Holdings Hong Kong Limited	Hong Kong
Threadneedle Portfolio Services Hong Kong Limited	Hong Kong
Threadneedle Asset Management Malaysia Sdn Bhd.	Malaysia
Threadneedle Investments Singapore (Pte.) Ltd.	Singapore
Threadneedle Investments Taiwan Ltd.	Taiwan
Ameriprise Holdings Singapore (Pte.) Limited	Singapore
Threadneedle EMEA Holdings 1, LLC	MN
Threadneedle Asset Management Holdings Sàrl	Luxembourg
CTM Holdings Limited	Malta
Columbia Threadneedle Investments (ME) Limited	Dubai
TAM Investment Limited	England
Threadneedle International Investments GmbH	Switzerland
Threadneedle Management Luxembourg S.A.	Luxembourg
Threadneedle Holdings Limited	England
TAM UK Holdings Limited	England
Threadneedle Asset Management Holdings Limited	England
Columbia Threadneedle Foundation	England
TC Financing Limited	England
Threadneedle Asset Management Limited	England
Threadneedle Investment Services Limited	England
Threadneedle Asset Management (Nominees) Limited	England
ADT Nominees Limited	England
Convivo Asset Management Limited	England
Sackville TIPP Property (GP) Limited	England
Threadneedle Investment Advisors Limited	England
Threadneedle Portfolio Managers Limited	England
Threadneedle Asset Management Finance Limited	England
TMS Investment Limited	Jersey
Threadneedle International Fund Management Limited	England
Threadneedle International Limited	England
Threadneedle Investments Limited	England
Threadneedle Investments (Channel Islands) Limited	Jersey
Threadneedle Management Services Limited	England
Threadneedle Capital Management Limited	England
Threadneedle Pension Trustees Limited	England
Threadneedle Securities Limited	England
Threadneedle Navigator Isa Manager Limited	England

Threadneedle Pensions Limited	England
Sackville (TPEN)	England
Threadneedle Portfolio Services Limited	England
Threadneedle Portfolio Services AG	Switzerland
Threadneedle Unit Trust Manager Limited	England
Threadneedle Property Investments Limited	England
Sackville (CTESIF) GP Sàrl	Luxembourg
Sackville LCW (GP) Limited	England
Sackville LCW Sub LP 1 (GP) Limited	England
Sackville LCW Nominee 1 Limited	England
Sackville LCW Nominee 2 Limited	England
Sackville Property (GP) Limited	England
Sackville Property Hayes (Jersey GP) Limited	Jersey
Sackville UKPEC6 Hayes Nominee 1 Limited	Jersey
Sackville UKPEC6 Hayes Nominee 2 Limited	Jersey
Sackville Property St James (Jersey GP) Limited	Jersey
Sackville UKPEC9 St James Nominee 1 Limited	Jersey
Sackville UKPEC9 St James Nominee 2 Limited	Jersey
Sackville Property Tower (Jersey GP) Limited	Jersey
Sackville UKPEC7 Tower Nominee 1 Limited	Jersey
Sackville UKPEC7 Tower Nominee 2 Limited	Jersey
Sackville Property Victoria (Jersey GP) Limited	Jersey
Sackville UKPEC8 Victoria Nominee 1 Limited	Jersey
Sackville UKPEC8 Victoria Nominee 2 Limited	Jersey
Sackville SPF IV Property (GP) Limited	England
Sackville SPV IV (GP) No. 2 Limited	England
Sackville SPF IV Property Nominee (4) Limited	England
Sackville SPF IV (GP) No.3 Limited	England
Sackville Tandem Property (GP) Limited	England
Sackville TPEN Property (GP) Limited	England
Sackville TPEN Property Nominee (2) Limited	England
Sackville TPEN Property Nominee Limited	England
Sackville (TPEN)	England
Sackville TSP Property (GP) Limited	England
Sackville UK Property Select II (GP) Limited	England
Sackville UK Property Select II (GP) No.1 Limited	England
Sackville UK Property Select II Nominee (1) Limited	England Sackville
UK Property Select II (GP) No.2 Limited	England
Sackville UK Property Select II Nominee (2) Limited	England Sackville
UK Property Select II (GP) No.3 Limited	England
Sackville UK Property Select II Nominee (3) Limited	England Sackville
UKPEC1 Leeds (GP) Limited	England
Sackville UKPEC1 Leeds Nominee 1 Limited	England
Sackville UKPEC1 Leeds Nominee 2 Limited	England
Sackville UKPEC2 Galahad (GP) Limited	England
Sackville UKPEC3 Croxley (GP) Limited	England
Sackville UKPEC3 Croxley Nominee 1 Limited	England
Sackville UKPEC3 Croxley Nominee 2 Limited	England
Sackville UKPEC4 Brentford (GP) Limited	England
Sackville UKPEC4 Brentford Nominee 2 Limited	England
Threadneedle Property Execution 1 Limited	England
Threadneedle Property Execution 2 Limited	England
Threadneedle UK Property Equity Club PCC	Jersey

[1]	Registered Broker-Dealer.
[2]	This entity has two shareholders: Lionstone Partners, LLC (99%) and Cash Flow Asset Management GP, LLC (1%).
[3]	This entity has two shareholders: Lionstone Partners, LLC (99.9%) and LPL 1111 Broadway GP, LLC (0.1%).

Item 27. Number of Contract owners

As of March 31, 2019, there were 11,873 non-qualified contract owners and 23,134 qualified contract owners.

Item 28. Indemnification

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an “Enterprise”), and including appeals therein (any such action or process being hereinafter referred to as a “Proceeding”), by reason of the fact that such person, such person’s testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.

(a) RiverSource Distributors Inc. acts as principal underwriter for:

RiverSource Variable Annuity Account 1

RiverSource Variable Annuity Account

RiverSource Account F

RiverSource Variable Annuity Fund A

RiverSource Variable Annuity Fund B

RiverSource Variable Account 10

RiverSource Account SBS

RiverSource MVA Account

RiverSource Account MGA

RiverSource Account for Smith Barney

RiverSource Variable Life Separate Account

RiverSource Variable Life Account

RiverSource of New York Variable Annuity Account 1

RiverSource of New York Variable Annuity Account 2

RiverSource of New York Account 4

RiverSource of New York Account 7

RiverSource of New York Account 8

(b) As to each director, officer or partner of the principal underwriter:

Name and Principal Business Address*	Positions and Offices with Underwriter
Lynn Abbott	President

Gumer C. Alvero	Director and Vice President

James A. Brefeld, Jr.	Senior Vice President and Treasurer

Thomas R. Moore	Secretary

Mark D. Scalercio	Vice President

Jeffrey J. Scherman	Chief Financial Officer

John R. Woerner	Chairman of the Board and Chief Executive Officer

*	Business address is: 50611 Ameriprise Financial Center, Minneapolis, MN 55474

(c) RiverSource Distributors, Inc., the principal underwriter during Registrant’s last fiscal year, was paid the following commissions:

NAME OF PRINCIPAL UNDERWRITER	NET UNDERWRITING DISCOUNT AND COMMISSIONS	COMPENSATION ON REDEMPTION	BROKRAGE COMMISSIONS	COMPENSATION
RiverSource Distributors, Inc.	$ 27,593,528	None	None	None

Item 30. Location of Accounts and Records

RiverSource Life Insurance Co. of New York

20 Madison Avenue Extension

Albany, NY 12203

Item 31. Management Services

Not applicable.

Item 32. Undertakings

(a)

Registrant undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b)

Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(c)	Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

(d)

Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28, 1988).Further, Registrant represents that it has complied with the provisions of paragraphs (1)-(4) of that no-action letter.

(e)

The sponsoring insurance company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, RiverSource Life Insurance Co. of New York, on behalf of the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota, on the 22nd day of April 2019.

RIVERSOURCE OF NEW YORK VARIABLE ANNUITY ACCOUNT

By RiverSource Life Insurance Co. of New York
(Depositor)

By	/s/ Gumer C. Alvero**
Gumer C. Alvero**
Chairman of the Board, President and Chief Executive Officer

As required by the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities indicated on the 22nd day of April 2019.

SIGNATURE	TITLE

/s/ Gumer C. Alvero*	Chairman and Executive President Annuities
Gumer C. Alvero

/s/ Michael H. Gilmore*	Senior Vice President - Corporate Tax
Michael H. Gilmore

/s/ Jason J. Poor*	Director
Jason. J. Poor

/s/ Stephen P. Blaske*	Senior Vice President and Chief Actuary
Stephen P. Blaske

/s/ Mark Gorham*	Director, Vice President - Insurance Product Development
Mark Gorham

/s/ Michael Madden*	Director
Michael Madden

/s/ Karen M. Bohn*	Director
Karen M. Bohn

/s/ Ronald L. Guzior*	Director
Ronald L. Guzior

/s/ James A. Brefeld, Jr.*	Senior Vice President and Treasurer
James A. Brefeld, Jr.

/s/ Jean B. Keffeler*	Director
Jean B. Keffeler

/s/ Mark D. Scalercio*	Director
Mark. D. Scalercio

/s/ David K. Stewart *	Senior Vice President and Controller
David K. Stewart	(Principal Accounting Officer and Principal
Financial Officer)

*

Signed pursuant to Power of Attorney dated Jan.31, 2019 filed as Exhibit 13 to Registrant’s Pre-Effective Amendment No. 1 to Registration Statement No. 333-229361 is incorporated herein by reference, by:

/s/ Nicole D. Wood
Nicole D. Wood
Assistant General Counsel

CONTENTS OF PRE-EFFECTIVE AMENDMENT TO REGISTRATION STATEMENT

This Registration Statement is comprised of the following papers and documents:

The Cover Page.

PART A.

The prospectus for:

RiverSource RAVA 5 Choice Variable Annuity

PART B.

The combined Statement of Additional Information and Financial Statements for RiverSource of New York Variable Annuity Account Financial Statements.

Part C.

Other Information.

The signatures.

EXHIBIT INDEX

9.	Opinion of counsel and consent to its use as to the legality of the securities being registered

10.	Consent of Independent Registered Public Accounting Firm